As filed with the Securities and Exchange Commission on July 28, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HARBINGER GROUP INC.
(Exact name of Registrant as specified in its charter)

Delaware	3690	74-1339132
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

450 Park Avenue, 27th Floor
New York, NY 10022
(212) 906-8555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Francis T. McCarron
Executive Vice President and Chief Financial Officer
450 Park Avenue, 27th Floor
New York, NY 10022
(212) 906-8555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Jeffrey D. Marell, Esq.
Raphael M. Russo, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share	Offering Price(1)	Fee(2)
10.625% Senior Secured Notes Due 2015	$150,000,000	100%	$150,000,000	$17,415

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 27, 2011

PROSPECTUS
HARBINGER GROUP INC.
Exchange Offer for $150,000,000
10.625% Senior Secured Notes due 2015

The Notes

•	We are offering to issue $150,000,000 of 10.625% Senior Secured Notes due 2015, whose issuance is registered under the Securities Act of 1933, as amended, which we refer to as the “exchange notes,” in exchange for a like aggregate principal amount of 10.625% Senior Secured Notes due 2015, which were issued on June 28, 2011 and which we refer to as the “initial notes.” The exchange notes will be issued under the existing indenture governing the initial notes dated November 15, 2010, as amended by the supplemental indenture related thereto, dated June 22, 2011 and the second supplemental indenture related thereto, dated June 28, 2011. In addition to the $150,000,000 aggregate principal amount of Senior Secured Notes outstanding, there are $350,000,000 aggregate principal amount of 10.625% Senior Secured Notes due 2015 outstanding under the indenture, which we refer to as the “existing notes.”

•	The exchange notes and the existing notes will mature on November 15, 2015. We will pay interest on the exchange notes and the existing notes on each May 15 and November 15, beginning on November 15, 2011.

•	The exchange notes and the existing notes will be secured by a first priority lien on substantially all of our assets, including, without limitation, all equity interests of our direct subsidiaries owned by us and related assets, all cash and investment securities owned by us, and all general intangibles owned by us. The exchange notes and the existing notes will be our senior secured obligations and will rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the exchange notes and the existing notes, rank equally in right of payment to all of our existing and future unsubordinated debt, be effectively senior to all of our unsecured debt to the extent of the value of the collateral and be effectively subordinated to all liabilities of our subsidiaries, none of whom will initially guarantee the exchange notes.

Terms of the Exchange Offer

•	It will expire at 5:00 p.m., New York City time, on , 2011, unless we extend it.

•	If all the conditions to the exchange offer are satisfied, we will exchange all of the initial notes that are validly tendered and not withdrawn for exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of the exchange offer.

•	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes will be issued as part of the same class as the existing notes under the indenture, but their trading market is expected to be limited.

Before participating in the exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Broker-dealers who receive exchange notes pursuant to the exchange offer must acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes. Broker-dealers who acquired the initial notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

The date of this prospectus is          , 2011.

PROSPECTUS SUMMARY

The following summary highlights basic information about us and the exchange offer. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the offering, you should read this entire prospectus, including the sections entitled “Risk Factors” and the historical and pro forma financial statements and the accompanying notes to those statements of Harbinger Group Inc., Spectrum Brands Holdings, Inc. and Fidelity & Guarantee Life Holdings, Inc. Certain statements in this summary are forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

Unless otherwise indicated in this prospectus or the context requires otherwise, in this prospectus, references to the “Company,” “HGI,” “we,” “us” or “our” refers to Harbinger Group Inc. and, where applicable, its consolidated subsidiaries; “Harbinger Capital” refers to Harbinger Capital Partners LLC; “Harbinger Parties” refers, collectively, to Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd., “Russell Hobbs” refers to Russell Hobbs, Inc. and, where applicable, its consolidated subsidiaries; “Spectrum Brands Holdings” refers to Spectrum Brands Holdings, Inc. and, where applicable, its consolidated subsidiaries; “Spectrum Brands” refers to Spectrum Brands, Inc. and, where applicable, its consolidated subsidiaries; and “F&G Holdings” refers to Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.) and, where applicable, its consolidated subsidiaries.

References to the “indenture” or the “existing indenture” refer to the indenture dated as of November 15, 2010, between HGI and Wells Fargo Bank, National Association, as trustee, as amended by the supplemental indenture related thereto, dated June 22, 2011 and the second supplemental indenture related thereto, dated June 28, 2011.

The term “initial notes” refers to the 10.625% Senior Secured Notes due 2015 that were issued on June 28, 2011, in a private offering. The term “exchange notes” refers to the 10.625% Senior Secured Notes due 2015 offered with this prospectus. The term “existing notes” refers to the $350 million principal amount of 10.625% Senior Secured Notes due 2015 that were issued under the indenture prior to the offering of the initial notes. Unless the context otherwise requires, the term “notes” refers to the existing notes, the initial notes and the exchange notes, collectively, all of which constitute a single class of notes under the indenture.

In this prospectus, “on a pro forma basis,” unless otherwise stated, means the applicable information is presented on a pro forma basis, giving effect to (i) the full-period effect of the Spectrum Brands Acquisition (as defined below), including the related adjustments referred to in the introduction to the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” (ii) the Fidelity & Guaranty Acquisition (as defined below), (iii) the Preferred Stock Issuance (as defined below) and (iv) the issuance of the existing notes and the use of proceeds from such issuance. See “The Spectrum Brands Acquisition,” “The Fidelity & Guaranty Acquisition,” “The Preferred Stock Issuance” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus.

Our Company

We are a holding company that is majority owned by the Harbinger Parties. We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name Harbinger Group Inc. As of April 3, 2011, after giving effect to the issuance of the initial notes, the payment of periodic interest on the existing notes that was due on May 15, 2011, the Fidelity & Guaranty Acquisition and the Preferred Stock Issuance, but excluding cash, cash equivalents and short-term investments held by Harbinger F&G or Spectrum Brands Holdings, we would have had approximately $500 million in cash, cash equivalents and short-term investments, which includes $300 million that was subsequently transferred to our wholly-owned subsidiary, HGI Funding, LLC. Our common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG.” Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022.

We intend to make investments in companies that we consider to be undervalued or fairly valued with attractive assets or businesses. We intend to seek long-term investments that are able to generate high returns and significant cash flow to maximize long-term value for our stockholders. We are focused on obtaining controlling equity stakes in companies that operate across a diversified set of industries. We view the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition as the first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources. In addition to our intention to acquire controlling equity interests, we may also from time to time make investments in debt instruments and acquire minority equity interests in companies.

In pursuing our strategy, we utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York, and an affiliate of the Harbinger Parties. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge-fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Philip Falcone, who serves as Chairman of our Board of Directors (the “Board”) and Chief Executive Officer, has been the Chief Investment Officer of the Harbinger Capital affiliated funds since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. In addition to Mr. Falcone, Harbinger Capital employs a wide variety of professionals with expertise across various industries, including our targeted sectors.

Recent Developments

Existing Notes Offering

On November 15, 2010, we completed the offering of the existing notes. The net proceeds of that offering were held in a segregated escrow account until we completed the Spectrum Brands Acquisition, which is described further below. We used the net proceeds from the offering of the existing notes, together with other available funds, to pay the purchase price of the Fidelity & Guaranty Acquisition, which is described further below.

Acquisition of Controlling Interest in Spectrum Brands Holdings

On January 7, 2011, we completed the transactions contemplated by the Contribution and Exchange Agreement, dated as of September 10, 2010 and amended on November 5, 2010 (as amended, the “Exchange Agreement”), by and between us and the Harbinger Parties, pursuant to which we issued approximately 119.9 million shares of our common stock to the Harbinger Parties in exchange for approximately 27.8 million shares of Spectrum Brands Holdings’ common stock (the “Spectrum Brands Acquisition”). See “The Spectrum Brands Acquisition” for further information. As a result of the Spectrum Brands Acquisition, we own a controlling interest in Spectrum Brands Holdings, with a current market value of approximately $807 million (as of July 13, 2011) and the Harbinger Parties own approximately 93.3% of our issued and outstanding common stock (prior to giving effect to the conversion of the shares of our Series A Participating Convertible Preferred Stock (the “Preferred Stock”) that were issued in the Preferred Stock Issuance).

Acquisition of Harbinger F&G

On March 7, 2011, we entered into a Transfer Agreement (the “Transfer Agreement”) with Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”). Pursuant to the Transfer Agreement, on March 9, 2011, (i) we acquired from the Master Fund a 100% membership interest in Harbinger F&G, LLC (formerly, Harbinger OM, LLC, “Harbinger F&G”), and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco Ltd. (“FS Holdco”). In consideration for the interests in Harbinger F&G and FS Holdco, we agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Fidelity & Guaranty Acquisition (up to a maximum of $13.3 million) and to submit certain expenses of the Master Fund for reimbursement by OM Group (UK) Limited (“OM Group”) under the F&G Stock Purchase Agreement (as defined below). Following the consummation of the foregoing acquisitions, Harbinger F&G became our direct wholly-owned subsidiary, FS Holdco became the direct wholly-owned subsidiary of Harbinger F&G and Front Street Re, Ltd. (“Front Street”) became the indirectly wholly-owned subsidiary of Harbinger F&G.

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OM Group, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, in consideration for $350 million, which amount could be reduced by up to $50 million post-closing if certain regulatory approvals are not received (the “Fidelity & Guaranty Acquisition”). Fidelity & Guaranty Life Insurance Company (formerly, OM Financial Life Insurance Company, “FGL Insurance”) and Fidelity & Guaranty Life Insurance Company of New York (formerly, OM Financial Life Insurance Company of New York, “FGL NY Insurance”) are F&G Holdings’ principal insurance companies, and are wholly-owned subsidiaries of F&G Holdings. See “Business — F&G Holdings.”

Preferred Stock Issuance

On May 12, 2011, we entered into a Securities Purchase Agreement (“Preferred Stock Purchase Agreement”) with CF Turul LLC, an affiliate of Fortress Investment Group LLC (the “Fortress Purchaser”), Providence TMT Debt Opportunity Fund II, L.P., PECM Strategic Funding L.P., and Wilton Re Holdings Limited (together with the Fortress Purchaser, the “Preferred Stock Purchasers”) pursuant to which we sold to the Preferred Stock Purchasers an aggregate of 280,000 shares of Preferred Stock at a purchase price of $1,000 per share, resulting in aggregate gross proceeds to us of $280 million (the “Preferred Stock Issuance”).

Spectrum Brands Holdings

Spectrum Brands Holdings is a global branded consumer products company with leading market positions in seven major product categories: consumer batteries, pet supplies, home and garden control, electric shaving and grooming, electric personal care, portable lighting products and small appliances. Spectrum Brands Holdings is a leading worldwide marketer of alkaline, zinc carbon, hearing aid and rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances, aquariums and aquatic health supplies, specialty pet supplies, insecticides, repellants and herbicides.

Spectrum Brands Holdings manages its businesses in three vertically integrated, product-focused reporting segments:

•	Global Batteries & Appliances, which consists of its worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories;

•	Global Pet Supplies, which consists of its worldwide pet supplies business; and

•	Home and Garden Business, which consists of its home and garden and insect control business.

Spectrum Brands Holdings sells its products in approximately 130 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoys strong name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-l, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Spectrum Brands Holdings’ strategy is to provide quality and value to retailers and consumers worldwide. Most of its products are marketed on the basis of providing the same performance as its competitors for a lower price or better performance for the same price. Spectrum Brands Holdings’ goal is to provide the highest returns to its customers and retailers, and to offer superior merchandising and category management. Its promotional spending focus is on winning at the point of sale, rather than incurring significant advertising expenses. Spectrum Brands Holdings operates in several business categories in which it believes there are high barriers to entry. Spectrum Brands Holdings strives to achieve a low cost structure with a global shared services administrative structure, helping it to maintain attractive margins. This operating model, which Spectrum Brands Holdings refers to as the “Spectrum value model,” is what Spectrum Brands Holdings believes will drive returns for investors and customers.

Harbinger F&G

Harbinger F&G is the holding company for our recently acquired annuity and life insurance businesses and our proposed reinsurance business. F&G Holdings, through its insurance subsidiaries, is a provider of annuity and life insurance products in the U.S., with approximately 790,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations (“IMOs”) representing approximately 25,000 agents nationwide as of March 31, 2011. At April 3, 2011, the pro forma carrying value of F&G Holdings’ investment portfolio was approximately $17.5 billion.

Front Street, an indirect wholly owned subsidiary of Harbinger F&G, is a recently formed Bermuda-based reinsurer, which has not engaged in any significant business to date. As contemplated by the terms of the F&G Stock Purchase Agreement, on May 19, 2011, a special committee of our Board (the “Special Committee”), comprised of independent directors under the rules of the NYSE, unanimously recommended to the Board for approval, (i) a reinsurance agreement (the “Reinsurance Agreement”) to be entered into by Front Street and FGL Insurance, pursuant to which Front Street would reinsure up to $3 billion of insurance obligations under annuity contracts of FGL and (ii) an investment management agreement (the “Investment Management Agreement”) to be entered into by Front Street and Harbinger Capital Partners II LP (“HCP”), an affiliate of the Harbinger Parties, pursuant to which HCP would be appointed as the investment manager of up to $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets will be deposited in a reinsurance trust account for the benefit of FGL Insurance pursuant to a trust agreement (the “Trust Agreement”). On May 19, 2011, our Board approved the Reinsurance Agreement, the Investment Management Agreement and the Trust Agreement (collectively, such agreements and the transactions contemplated thereby, the “Front Street Reinsurance Transaction”).

The Reinsurance Agreement and the Trust Agreement and the transactions contemplated thereby are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration. The F&G Stock Purchase Agreement provides for up to a $50 million post-closing reduction in purchase price for the Fidelity & Guaranty Acquisition if, among other things, the Reinsurance Agreement, the Trust Agreement and the transactions contemplated thereby are not approved by the Maryland Insurance Administration or are approved subject to certain restrictions or conditions, including if HCP is not permitted to be appointed as the investment manager for $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement.

Corporate Structure

The following represents our current corporate structure.

(1)	Zap.Com Corporation, a 98% owned subsidiary of HGI and our other wholly-owned direct subsidiaries, each of which has no current operations, are not reflected in the structure chart above.

(2)	We formed HGI Funding, LLC in 2011 as a vehicle for managing a portion of our excess available cash while we search for acquisition opportunities.

Corporate Information

We are a Delaware corporation and the address of our principal executive office is 450 Park Avenue, 27th Floor, New York, New York 10022. Our telephone number is (212) 906-8555. Our website address is www.harbingergroupinc.com. Information contained on our website is not part of this prospectus.

Summary of the Exchange Offer

We are offering to issue $150,000,000 aggregate principal amount of our exchange notes in exchange for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them, and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will issue our exchange notes in exchange for a like aggregate principal amount of our initial notes.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011 (the “expiration date”), unless we decide to extend it.

Conditions to the Exchange Offer	We will complete the exchange offer only if:

• there is no change in the laws and regulations which would impair our ability to proceed with the exchange offer,

• there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) which permits resales of the exchange notes,

• there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

• there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer, and

• we obtain all the governmental approvals that we in our sole discretion deem necessary to complete the exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in the exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent (the “exchange agent”), at its address indicated under “The Exchange Offer — Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer — Procedures for Tendering Initial Notes — Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer — Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of the exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in the exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer — Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

U.S. Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “U.S. Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association, is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay all expenses related to the exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer — Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offer solely to satisfy certain of our obligations under the Registration Rights Agreement, dated as of June 28, 2011 (the “Registration Rights Agreement”), by and among HGI and Credit Suisse Securities (USA) LLC as initial purchaser, entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in the exchange offer:

• except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act of 1933, as amended (the “Securities Act”),

• you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

• the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

• because of any change in applicable law or in interpretations thereof by the SEC staff, HGI is not permitted to effect the exchange offer;

• the exchange offer is not consummated by the 240th day after the issue date of the initial notes (the “Issue Date”);

• any initial purchaser so requests with respect to initial notes held by it that are not eligible to be exchanged for exchange notes in the exchange offer; or

• any other holder is prohibited by law or SEC policy from participating in the exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradeable exchange notes on the date of the exchange and, in each case, such holder so requests.

In these cases, the Registration Rights Agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “— Obligations of Broker-Dealers” below.

To tender your initial notes in the exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

• you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title to those initial notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

• the exchange notes acquired by you are being acquired in the ordinary course of business,

• you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes,

• you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

• if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

• if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer — Procedure for Tendering Initial Notes — Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors — Risks Relating to the Exchange Offer — Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes. If you are a broker-dealer who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes. If you are a broker-dealer who acquired the initial notes directly from HGI in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

The following is a summary of the terms of this offering. For a more complete description of the notes as well as the definitions of certain capitalized terms used below, see “Description of Notes” in this prospectus.

Issuer	Harbinger Group Inc.

Exchange Notes	$150 million aggregate principal amount of 10.625% Senior Secured Notes due 2015. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our Registration Rights Agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity	November 15, 2015.

Interest	Interest will be payable in cash on May 15 and November 15 of each year, beginning November 15, 2011.

Optional Redemption	On or after May 15, 2013, we may redeem some or all of the notes at any time at the redemption prices set forth in “Description of Notes — Optional Redemption.” In addition, prior to May 15, 2013, we may redeem the notes at a redemption price equal to 100% of the principal amount of the notes plus a “make-whole” premium.

Before November 15, 2013, we may redeem up to 35% of the notes, with the proceeds of equity sales at a price of 110.625% of principal plus accrued interest, provided that at least 65% of the original aggregate principal amount of the notes issued under the indenture remains outstanding after the redemption, as further described in “Description of Notes — Optional Redemption.”

Change of Control	Upon a change of control (as defined under “Description of Notes”), we will be required to make an offer to purchase the notes. The purchase price will equal 101% of the principal amount of the notes on the date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the exchange notes). See “Risk Factors — We may be unable to repurchase the notes upon a change of control.”

Guarantors	Any subsidiary that guarantees our debt will guarantee the notes. You should not expect that any subsidiaries will guarantee the exchange notes.

Ranking	The notes will be our senior secured obligations and will:

• rank senior in right of payment to our future debt and other obligations that expressly provide for their subordination to the exchange notes;

• rank equally in right of payment to all of our existing and future unsubordinated debt and be effectively senior to all of our unsecured debt to the extent of the value of the collateral; and

• be effectively subordinated to all liabilities of our non-guarantor subsidiaries.

As of April 3, 2011, on a pro forma basis, we as a parent company on a standalone basis had no debt other than the notes. As of April 3, 2011, the total liabilities of Spectrum Brands Holdings were approximately $2.8 billion, including trade payables. As of March 31, 2011, the total liabilities of F&G Holdings were approximately $19.2 billion, which includes approximately $14.8 billion in annuity contractholder funds and approximately $3.8 billion in future policy benefits.

Collateral	Our obligations under the notes and the indenture are secured by a first priority lien on all of our assets (except for certain “Excluded Property” as defined under “Description of Notes”), including, without limitation:

• all equity interests of our direct subsidiaries;

• all cash and investment securities owned by us;

• all general intangibles owned by us; and

• any proceeds thereof (collectively, the “collateral”).

We will be able to incur additional debt in the future that could equally and ratably share in the collateral. The amount of such debt will be limited by the covenants described under “Description of Notes — Certain Covenants — Limitation on Debt and Disqualified Stock” and “Description of Notes — Certain Covenants — Limitation on Liens.” Under certain circumstances, the amount of such debt could be significant.

Qualified Reopening	We intend to treat the issuance of the initial notes as a “qualified reopening” of the issuance of the existing notes, which were issued with original issue discount (“OID”). Accordingly, for U.S. federal income tax purposes, the exchange notes will be treated as issued with OID and as having the same adjusted issue price as the existing notes. A United States Holder (as defined in “Certain U.S. Federal Income Tax Considerations”) that purchased the initial notes in excess of their principal amount will not be required to include OID in income. A United States Holder may elect to reduce the amount of stated interest required to be included in income each year by the amount of accrued amortizable bond premium allocable to that year with respect to such note. In addition, to the extent a portion of a United States Holder’s purchase price is allocable to “pre-issuance accrued interest,” a portion of the first stated interest payment equal to the amount of excluded pre-issuance accrued interest will be treated as a nontaxable return of such pre-issuance accrued interest to the United States Holder. See “Certain U.S. Federal Income Tax Considerations.”

Certain Covenants	The indenture contains covenants, subject to specified exceptions, limiting our ability and, in certain cases, our subsidiaries’ ability to:

• incur additional indebtedness;

• create liens or engage in sale and leaseback transactions;

• pay dividends or make distributions in respect of capital stock;

• make certain restricted payments;

• sell assets;

• engage in transactions with affiliates, except on an arms’-length basis; or

• consolidate or merge with, or sell substantially all of our assets to, another person.

We will also be required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios.

You should read “Description of Notes — Certain Covenants” for a description of these covenants.

Absence of a Public Market for the Exchange Notes	The exchange notes will be issued as part of the same class as the existing notes under the indenture, but the trading market for the notes is expected to be limited. We cannot assure you that a market for the notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors — Risks Relating to the Notes — An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.”

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company (“DTC”) with Wells Fargo Bank, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes — Book Entry; Delivery and Form — Exchange of Global Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by DTC with respect to its participants.

Risk Factors	Investing in the exchange notes involves substantial risks and uncertainties. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in any exchange notes.

RISK FACTORS

Before investing in the notes, you should carefully consider the risk factors discussed below. Any of these risk factors could materially and adversely affect our or our subsidiaries’ business, financial condition and results of operations and these risk factors are not the only risks that we or our subsidiaries may face. Additional risks and uncertainties not presently known to us or our subsidiaries or that are not currently believed to be material also may adversely affect us or our subsidiaries.

Risks Related to the Notes

We are a holding company and we are dependent upon dividends or distributions from our subsidiaries to fund payments on the notes, and our ability to receive funds from our subsidiaries will be dependent upon the profitability of our subsidiaries and restrictions imposed by law and contracts.

As a holding company, our only material assets are our cash on hand, the equity interests in our subsidiaries and other investments. As of April 3, 2011, after giving effect to the issuance of the initial notes, the payment of periodic interest on the existing notes that was due on May 15, 2011, the Fidelity & Guaranty Acquisition and the Preferred Stock Issuance, but excluding cash, equivalents and short-term investments held by Harbinger F&G or Spectrum Brands Holdings, we would have had approximately $500 million in cash, cash equivalents and short-term investments, which includes $300 million that was subsequently transferred to our wholly-owned subsidiary, HGI Funding, LLC. Our principal source of revenue and cash flow is distributions from our subsidiaries. Thus, our ability to service our debt, finance acquisitions and pay dividends to our stockholders in the future is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are and will be separate legal entities, and although they may be wholly-owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The ability of our subsidiaries to distribute cash to us will also be subject to, among other things, restrictions that are contained in our subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. To the extent the ability of our subsidiaries to distribute dividends or other payments to us could be limited in any way, this could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business.

As an example, Spectrum Brands Holdings is a holding company with limited business operations of its own and its main assets are the capital stock of its subsidiaries, principally Spectrum Brands. Spectrum Brands’ $300 million senior secured asset-based revolving credit facility due 2016 (the “Spectrum Brands ABL Facility”), its $617 million senior secured term facility due 2016 (the “Spectrum Brands Term Loan”), the indenture governing its 9.50% senior secured notes due 2018 (the “Spectrum Brands Senior Secured Notes”), the indenture governing its 12% Notes due 2019 (the “Spectrum Brands Senior Subordinated Toggle Notes” and, collectively, the “Spectrum loan agreements”) and other agreements substantially limit or prohibit certain payments of dividends or other distributions to Spectrum Brands Holdings.

Specifically, (i) each indenture of Spectrum Brands generally prohibits the payment of dividends to shareholders except out of a cumulative basket based on an amount equal to the excess of (a) 50% of the cumulative consolidated net income of Spectrum Brands plus (b) 100% of the aggregate cash proceeds from the sale of equity by Spectrum Brands (or less 100% of the net losses) plus (c) any repayments to Spectrum Brands of certain investments plus (d) in the case of the indenture governing the Spectrum Brands Senior Subordinated Toggle Notes (the “2019” Indenture), $50 million, subject to certain other tests and certain exceptions and (ii) each credit facility of Spectrum Brands generally prohibits the payment of dividends to shareholders except out of a cumulative basket amount limited to $40 million per year. We expect that future debt of Spectrum Brands and Spectrum Brands Holdings will contain similar restrictions and we do not expect to receive dividends from Spectrum Brands Holdings in fiscal 2011.

F&G Holdings is also a holding company with limited business operations of its own. Its main assets are the capital stock of its subsidiaries, which are principally regulated insurance companies, whose ability to pay dividends is limited by applicable insurance laws.

The notes are structurally subordinated to all liabilities of our subsidiaries and may be diluted by liens granted to secure future indebtedness.

The notes are our senior secured obligations, secured on a first-lien basis by a pledge of substantially all of our assets, including our equity interests in our directly held subsidiaries and all cash and investment securities owned by us. The notes are not, and are not expected to be, guaranteed by any of our current or future subsidiaries. As a result of our holding company structure, claims of creditors of our subsidiaries will generally have priority as to the assets of our subsidiaries over our claims and over claims of the holders of our indebtedness, including the notes. As of April 3, 2011, on a pro forma basis, the notes are structurally subordinated to approximately $21.9 billion in total liabilities, which is comprised of, among other things, $2.8 billion (including trade payables) of Spectrum Brands Holdings and annuity contractholder funds (approximately $14.8 billion) and future policy benefits (approximately $3.8 billion) arising from our insurance business.

The creditors of our subsidiaries have direct claims on the subsidiaries and their assets and the claims of holders of the notes are “structurally subordinated” to any existing and future liabilities of our subsidiaries. This means that the creditors of our subsidiaries have priority in their claims on the assets of the subsidiaries over our creditors, including the noteholders. All of our other consolidated liabilities, other than the notes, are obligations of our subsidiaries and are effectively senior to the notes.

As a result, upon any distribution to the creditors of any subsidiary in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders of the indebtedness of our subsidiaries will be entitled to be repaid in full from the proceeds of the assets securing such indebtedness, before any payment is made to holders of the notes from such proceeds. The indenture does not restrict the ability of our subsidiaries to incur additional indebtedness or grant liens secured by assets of our subsidiaries. Further, we may incur future indebtedness, some of which may be secured by liens on the collateral securing the notes, to the extent permitted by the indenture. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our senior secured indebtedness secured by the collateral, to the extent of the value of the collateral and potentially with all of our general creditors.

The ability of the collateral agent to foreclose on the equity of our subsidiaries may be limited.

The majority of the collateral for our obligations under the notes is a pledge of our equity interests in our current and future directly held subsidiaries. There can be no assurance of the collateral agent’s ability to liquidate in an orderly manner our equity interests in our directly held subsidiaries following its exercise of remedies with respect to the collateral. None of our directly held subsidiaries, other than Spectrum Brands Holdings, is publicly traded. If the collateral agent is required to exercise remedies and foreclose on the stock of Spectrum Brands Holdings pledged as collateral, it will have the right to require Spectrum Brands Holdings to file and have declared effective a shelf registration statement permitting resales of such stock. However, Spectrum Brands Holdings may not be able to cause such shelf registration statement to become effective or stay effective. The collateral agent’s ability to sell Spectrum Brands Holdings stock without a registration statement may be limited by the securities laws, because such stock is “control” stock that was issued in a private placement, and by the terms of the Spectrum Brands Holdings Stockholder Agreement (as described in “The Spectrum Brands Acquisition”).

As the indirect parent company of FGL Insurance and FGL NY Insurance, Harbinger F&G is subject to the insurance holding company laws of Maryland and New York. Most states, including Maryland and New York, have insurance laws that require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s holding company. As a result, the ability of the collateral agent to foreclose upon the equity of Harbinger F&G or dispose of such equity will be limited by applicable insurance laws.

The right and ability of the collateral agent to foreclose upon the equity of our subsidiaries upon the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against us or a subsidiary of ours prior to the collateral agent having foreclosed upon and sold the equity. Under applicable bankruptcy law, a secured creditor such as the collateral agent may be prohibited from foreclosing upon its security from a debtor in a bankruptcy case or from disposing of security repossessed from such debtor without bankruptcy court approval, which may not be given.

Moreover, the U.S. Bankruptcy Code (the “Bankruptcy Code”) may preclude the secured party from obtaining relief from the automatic stay in order to foreclose upon the equity if the debtor provides “adequate protection.” The meaning of the term adequate protection varies according to circumstances, but it is generally intended to protect the value of the secured creditor’s interest in the collateral from any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case and may include, if approved by the court, cash payments or the granting of additional security. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of its collateral if the value of the collateral exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral, the value of the collateral at the time of the bankruptcy filing, or whether or to what extent holders of the notes would be compensated for any delay in payment or diminution in the value of the collateral. The holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security. Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have an “undersecured claim,” which means that they would have a secured claim to the extent of the value of the collateral and an unsecured claim for the difference. Applicable federal bankruptcy laws do not permit the payment or accrual of post-petition interest, costs and attorneys’ fees for undersecured claims during the debtor’s bankruptcy case.

If any of our subsidiaries commenced, or had commenced against it, a bankruptcy proceeding (but we had not commenced a bankruptcy proceeding), the plan of reorganization of such subsidiary could result in the cancellation of our equity interests in such subsidiary and the issuance of the equity in the subsidiary to the creditors of such subsidiary in satisfaction of their claims. At any time, a majority of the assets of our directly held subsidiaries can be pledged to secure indebtedness or other obligations of the subsidiary. For example, Harbinger F&G and F&G Holdings have pledged to OM Group the shares of capital stock of F&G Holdings and FGL Insurance, to secure certain obligations under the F&G Stock Purchase Agreement. In addition, Spectrum Brands has pledged the stock of certain of its subsidiaries to secure the indebtedness under the Spectrum Brands Senior Secured Notes, the Spectrum Brands ABL Facility and the Spectrum Brands Term Loan. In a bankruptcy or liquidation, noteholders will only receive value from the equity interests pledged to secure the notes after payment of all debt obligations of our other subsidiaries that do not guarantee the notes.

As a result of the foregoing, the collateral agent’s ability to exercise remedies and foreclose on our equity interests in our directly held subsidiaries may be limited.

Foreclosure on the stock of our subsidiaries pledged as collateral could constitute a change of control under the agreements governing our subsidiaries’ debt or other obligations.

If the collateral agent were to exercise remedies and foreclose on a sufficient amount of the stock of Spectrum Brands Holdings pledged as collateral for the notes, the foreclosure could constitute a change of control under the agreements governing Spectrum Brands’ debt. Under the Spectrum Brands Term Loan and the Spectrum Brands ABL Facility, a change of control is an event of default and, if a change of control were to occur, Spectrum Brands would be required to get an amendment to these agreements to avoid a default. If

Spectrum Brands were unable to get such an amendment, the lenders could accelerate the maturity of each of the Spectrum Brands Term Loan and the Spectrum Brands ABL Facility. In addition, under the indentures governing Spectrum Brands Senior Secured Notes and Spectrum Brands Senior Subordinated Toggle Notes, upon a change of control Spectrum Brands is required to offer to repurchase such notes from the holders at a price equal to 101% of principal amount of the notes plus accrued interest. If Spectrum Brands were unable to make the change of control offer, it would be an event of default under the indentures that could allow holders of such notes to accelerate the maturity of those notes. In the event the lenders under the Spectrum loan agreements or holders of Spectrum Brands’ notes exercised remedies in connection with a default, their claims to Spectrum Brands’ assets would have priority over any claims of the holders of the notes.

Similarly, as described under “The Fidelity & Guaranty Acquisition — The Reserve Facility and the CARVM Facility,” if the collateral agent were to foreclose on a sufficient amount of the stock of Harbinger F&G and such foreclosure constitutes a Change of Control Transaction, OM Group’s obligation to provide the Reserve Facility and the CARVM Facility would terminate. If such event occurs, Harbinger F&G would be obligated to replace the Reserve Facility and the CARVM Facility. There can be no assurance that Harbinger F&G would be able to replace such facilities upon the occurrence of such an event. See “The Fidelity & Guarantee Acquisition — The Reserve Facility and the CARVM Facility.” Additionally, any foreclosure on a sufficient amount of the stock of Harbinger F&G could also constitute a change of control under applicable insurance regulatory laws.

Our current and future subsidiaries could also incur debt with similar features in the future.

Perfection of security interests in some of the collateral may not occur and, as such, holders of the notes may lose the benefit of such security interests to the extent a default should occur prior to such perfection or if such security interest is perfected during the period immediately preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor.

Under the terms of the indenture, if any collateral is not automatically subject to a perfected security interest, then, promptly after the acquisition of such collateral, we will be required to provide security over such collateral. However, perfection of such security interests may not occur immediately. If a default should occur prior to the perfection of such security interests, holders of the notes may not benefit from such security interests.

In addition, if perfection of such security interests were to occur during a period shortly preceding our bankruptcy or insolvency or the bankruptcy or insolvency of any guarantor, such security interests may be subject to categorization as a preference and holders of the notes may lose the benefit of such security interests. In addition, applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens in the collateral securing the notes may not be perfected with respect to the claims of the notes if the collateral agent is not able to take the actions necessary to perfect any of these liens. The trustee or the collateral agent may not monitor, or we may not inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent has an obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes and guarantees, if any, will be released automatically, including:

•	upon payment in full of the principal, interest and all other obligations on the notes or a discharge or defeasance thereof;

•	with respect to collateral held by a guarantor (if any), upon the release of such guarantor from its guarantee; and

•	a disposition of such collateral to any person other than to us or a guarantor in a transaction that is permitted by the indenture; provided that, except in the case of any disposition of cash equivalents in the ordinary course of business, upon such disposition and after giving effect thereto, no default shall have occurred and be continuing, and we would be in compliance with the covenants set forth under “Description of Notes — Certain Covenants — Maintenance of Liquidity,” and “Description of Notes — Maintenance of Collateral Coverage” (calculated as if the disposition date was a fiscal quarter-end).

See “Description of Notes — Security — Release of Liens.”

The value of collateral may not be sufficient to repay the notes in full.

The value of our collateral in the event of liquidation will depend on many factors. In particular, the equity interests of our subsidiaries that is pledged only has value to the extent that the assets of such subsidiaries are worth more than the liabilities of such subsidiaries (and, in a bankruptcy or liquidation, will only receive value after payment upon all such liabilities, including all debt of such subsidiaries). Consequently, liquidating the collateral may not produce proceeds in an amount sufficient to pay any amounts due on the notes. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, prevailing interest rates, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time and the timing and the manner of the sale. By its nature, the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish liens on the collateral such third parties could have rights and remedies with respect to the assets subject to such liens that, if exercised, could adversely affect the value of the collateral or the ability of the collateral agent or the holders of the notes to realize or foreclose on the collateral. We may also incur obligations which would be secured by the collateral, the effect of which would be to increase the amount of debt secured equally and ratably by the collateral. The ability of the holders to realize on the collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— The ability of the collateral agent to foreclose on the equity of our subsidiaries may be limited” above.

We will in most cases have control over the collateral.

So long as no event of default shall have occurred and be continuing, and subject to certain terms and conditions, we will be entitled to exercise any voting and other consensual rights pertaining to all equity interests in our subsidiaries pledged pursuant to the security and pledge agreement and to remain in possession and retain exclusive control over the collateral (other than as set forth in the security and pledge agreement) and to collect, invest and dispose of any income thereon.

We may and our subsidiaries may incur substantially more indebtedness. This could exacerbate the risks associated with our leverage.

Subject to the limitations set forth in the indenture, we and our subsidiaries may incur additional indebtedness (including additional first-lien obligations) in the future. If we incur any additional indebtedness that ranks equally with the notes, the holders of that indebtedness will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If we incur additional secured indebtedness, the holders of such indebtedness will share equally and ratably in the collateral. This may have the effect of reducing the amount of proceeds paid to holders of the notes. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face, including our possible inability to service our debt, could intensify.

We may be unable to repurchase the notes upon a change of control.

Under the indenture, each holder of notes may require us to repurchase all of such holder’s notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if certain “change of control” events occur. However, it is possible that we will not have sufficient funds when required under the indenture to make the required repurchase of the notes, especially because such events will likely be a change of control under our subsidiaries’ debt documents as well. If we fail to repurchase notes in that circumstance, we will be in default under the indenture. If we are required to repurchase a significant portion of the notes, we may require third party financing as such funds may otherwise only be available to us through a distribution by our subsidiaries to us. We cannot be sure that we would be able to obtain third party financing on acceptable terms, or at all, or obtain such funds through distributions from our subsidiaries.

An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.

There is only a limited trading market for the notes, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchaser has advised us that it intends to make a market in the notes, but the initial purchaser is not obligated to do so. The initial purchaser may discontinue any market making in the notes at any time, in its sole discretion. We therefore cannot assure you that:

•	a liquid market for the notes will develop;

•	you will be able to sell your notes; or

•	you will receive any specific price upon any sale of the notes.

We also cannot assure you as to the level of liquidity of the trading market for the notes, if one does develop. If a public market for the notes develops, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.

We intend to treat the issuance of the notes as a “qualified reopening” of the issuance of the existing notes.

We intend to treat the issuance of the notes as a “qualified reopening” of the issuance of the existing notes, which were issued with original issue discount (“OID”). Accordingly, for U.S. federal income tax purposes, the notes will be treated as issued with OID and as having the same adjusted issue price as the existing notes. A United States Holder (as defined in “Certain U.S. Federal Income Tax Considerations”) that purchases the notes in excess of their principal amount will not be required to include OID in income. A United States Holder may elect to reduce the amount of stated interest required to be included in income each year by the amount of accrued amortizable bond premium allocable to that year with respect to such note. In addition, to the extent a portion of a United States Holder’s purchase price is allocable to “pre-issuance accrued interest,” a portion of the first stated interest payment equal to the amount of excluded pre-issuance accrued interest will be treated as a nontaxable return of such pre-issuance accrued interest to the United States Holder. See “U.S. Federal Income Tax Considerations.”

If a bankruptcy petition were filed by or against us, holders of the notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes may be limited to an amount equal to the sum of:

•	the original issue price for the notes; and

•	that portion of the original issue discount, if any, that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Any original issue discount that was not amortized as of the date of the bankruptcy filing would constitute unmatured interest. Accordingly, holders of the notes under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture, even if sufficient funds are available.

Risks Related to HGI

We may not be successful in identifying any additional suitable acquisition or investment opportunities.

The successful implementation of our business strategy depends on our ability to identify and consummate suitable acquisitions or other investment opportunities. However, to date we have only identified a limited number of such opportunities. There is no assurance that we will be successful in identifying or consummating any additional suitable acquisitions and certain acquisition opportunities may be limited or prohibited by applicable regulatory regimes. Even if we do complete other acquisitions or investments, there is no assurance that we will be successful in enhancing our business or our financial condition. Acquisitions and investments may require a substantial amount of our management time and may be difficult for us to integrate, which could adversely affect management’s ability to identify and consummate other acquisition or investment opportunities. The failure to identify or successfully integrate future acquisitions and investment opportunities could have a material adverse affect on our results of operations and financial condition and our ability to service our debt.

Because we face significant competition for acquisition and investment opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy.

We expect to encounter intense competition for acquisition and investment opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may intend to acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities. We cannot assure you that any additional financing will be available to us on acceptable terms, if at all. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or investments could involve unknown risks that could harm our business and adversely affect our financial condition.

We expect to become a diversified holding company with interests in a variety of industries and market sectors. The Spectrum Brands Acquisition, the Fidelity & Guaranty Acquisition and future acquisitions that we consummate will involve unknown risks, some of which will be particular to the industry in which the acquisition target operates. Although we intend to conduct extensive business, financial and legal due diligence in connection with the evaluation of future acquisition and investment opportunities, there can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us. We may be unable to adequately address the financial, legal and operational risks raised by such acquisitions or investments, especially if we are unfamiliar with the industry in which we invest. The realization of any unknown risks could prevent or limit us from realizing the projected benefits of the acquisitions or investments, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt, including the notes, will be subject to the specific risks applicable to any company we acquire or in which we invest.

Any potential acquisition or investment in a foreign business or a company with significant foreign operations may subject us to additional risks.

Acquisitions or investments by us in a foreign business or other companies with significant foreign operations, such as Spectrum Brands Holdings, subjects us to risks inherent in business operations outside of the United States. These risks include, for example, currency fluctuations, complex foreign regulatory regimes, punitive tariffs, unstable local tax policies, trade embargoes, risks related to shipment of raw materials and finished goods across national borders, restrictions on the movement of funds across national borders and cultural and language differences. If realized, some of these risks may have a material adverse effect on our business, results of operations and liquidity, and can have an adverse effect on our ability to service our debt. For risks related to Spectrum Brands Holdings, see “— Risks Related to Spectrum Brands Holdings” below.

Our investments in any future joint investment could be adversely affected by our lack of sole decision-making authority, our reliance on a partner’s financial condition and disputes between us and our partners.

We may in the future co-invest with third parties through partnerships or joint investment in an investment or acquisition target or other entities. In such circumstances, we may not be in a position to exercise significant decision-making authority regarding a target business, partnership or other entity if we do not own a substantial majority of the equity interests of the target. These investments may involve risks not present were a third party not involved, including the possibility that partners might become insolvent or fail to fund their share of required capital contributions. In addition, partners may have economic or other business interests or goals that are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such partners may also seek similar acquisition targets as us and we may be in competition with them for such business combination targets. Disputes between us and partners may result in litigation or arbitration that would increase our costs and expenses and divert a substantial amount of our management’s time and effort away from our business. Consequently, actions by, or disputes with, partners might result in subjecting assets owned by the partnership to additional risk. We may also, in certain circumstances, be liable for the actions of our third-party partners. For example, in the future we may agree to guarantee indebtedness incurred by a partnership or other entity. Such a guarantee may be on a joint and several basis with our partner in which case we may be liable in the event such partner defaults on its guarantee obligation.

We could consume resources in researching acquisition or investment targets that are not consummated, which could materially adversely affect subsequent attempts to locate and acquire or invest in another business.

We anticipate that the investigation of each specific acquisition or investment target and the negotiation, drafting, and execution of relevant agreements, disclosure documents, and other instruments, with respect to the investment itself and any related financings, will require substantial management time and attention and substantial costs for financial advisors, accountants, attorneys and other advisors. If a decision is made not to consummate a specific acquisition, investment or financing, the costs incurred up to that point for the proposed transaction likely would not be recoverable. Furthermore, even if an agreement is reached relating to a specific acquisition, investment target or financing, we may fail to consummate the investment or acquisition for any number of reasons, including those beyond our control. Any such event could consume significant management time and result in a loss to us of the related costs incurred, which could adversely affect our financial position and our ability to consummate other acquisitions and investments.

Covenants in the indenture and the certificate of designations of our preferred stock limit, and other future financing agreements may limit, our ability to operate our business.

The indenture and the certificate of designations of our Preferred Stock contain, and any of our other future financing agreements may contain, covenants imposing operating and financial restrictions on our business. The indenture requires us to satisfy certain financial tests, including minimum liquidity and collateral coverage ratios. If we fail to meet or satisfy any of these covenants (after applicable cure periods), we would be in default and noteholders (through the trustee or collateral agent, as applicable) could elect to declare all amounts outstanding to be immediately due and payable, enforce their interests in the collateral pledged and restrict our ability to make additional borrowings. These agreements may also contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under the other agreements could also declare a default. The covenants and restrictions in the indenture, subject to specified exceptions, restrict our, and in certain cases, our subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	create liens or engage in sale and leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	make certain restricted payments;

•	sell assets;

•	engage in transactions with affiliates, except on an arms’-length basis; or

•	consolidate or merge with, or sell substantially all of our assets to, another person.

The terms of our Preferred Stock provide the holders of the Preferred Stock with consent and voting rights with respect to certain of the matters referred to above and certain corporate governance rights.

These restrictions may interfere with our ability to obtain financings or to engage in other business activities, which could have a material adverse effect on our business, financial condition, liquidity and results of operations. Moreover, a default under one of our financing agreements may cause a default on the debt and other financing arrangements of our subsidiaries.

Financing covenants could adversely affect our financial health and prevent us from fulfilling our obligations.

We have a significant amount of indebtedness. As of April 3, 2011, on a pro forma basis our total outstanding indebtedness (excluding the indebtedness of our subsidiaries, but including the initial notes) was $500 million. As of April 3, 2011, the total liabilities of Spectrum Brands Holdings were approximately $2.8 billion, including trade payables. As of March 31, 2011, the total liabilities of F&G Holdings were approximately $19.2 billion, including approximately $14.8 billion in annuity contractholder funds and approximately $3.8 billion in future policy benefits. Our and our directly held subsidiaries’ significant indebtedness and other financing arrangements could have material consequences. For example, they could:

•	make it difficult for us to satisfy our obligations with respect to the notes and any other outstanding future debt obligations;

•	increase our vulnerability to general adverse economic and industry conditions or a downturn in our business;

•	impair our ability to obtain additional financing in the future for working capital, investments, acquisitions and other general corporate purposes;

•	require us to dedicate a substantial portion of our cash flows to the payment to our financing sources, thereby reducing the availability of our cash flows to fund working capital, investments, acquisitions and other general corporate purposes; and

•	place us at a disadvantage compared to our competitors.

Any of these risks could impact our ability to fund our operations or limit our ability to expand our business, which could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our ability to make payments on our financial obligations will depend upon the future performance of our operating subsidiaries and their ability to generate cash flow in the future, which are subject to general economic, industry, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that we will generate sufficient cash flow from our operating subsidiaries, or that future borrowings will be available to us, in an amount sufficient to enable us to pay our financial obligations or to fund our other liquidity needs. If the cash flow from our operating subsidiaries is insufficient, we may take actions, such as delaying or reducing investments or acquisitions, attempting to restructure or refinance our financial obligations prior to maturity, selling assets or operations or seeking additional equity capital to supplement cash flow. However, we may be unable to take any of these actions on commercially reasonable terms, or at all.

Future financing activities may adversely affect our leverage and financial condition.

Subject to the limitations set forth in the indenture and the certificate of designations for our Preferred Stock, we and our subsidiaries may incur additional indebtedness and issue dividend-bearing redeemable equity interests. We expect to incur substantial additional financial obligations to enable us to consummate future acquisitions and investment opportunities. These obligations could result in:

•	default and foreclosure on our assets if our operating revenues after an investment or acquisition are insufficient to repay our financial obligations;

•	acceleration of our obligations to repay the financial obligations even if we make all required payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all amounts owed, if any, if such financial obligations are payable on demand;

•	our inability to obtain necessary additional financing if such financial obligations contain covenants restricting our ability to obtain such financing while the financial obligations remain outstanding;

•	our inability to pay dividends on our capital stock;

•	using a substantial portion of our cash flow to pay principal and interest or dividends on our financial obligations, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industries in which we operate;

•	an event of default that triggers a cross default with respect to other financial obligations, including the notes and our Preferred Stock;

•	increased vulnerability to adverse changes in general economic, industry, financial, competitive legislative, regulatory and other conditions and adverse changes in government regulation; and

•	limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors.

In addition to the Spectrum Brands Acquisition, we may make other significant investments in publicly traded companies. Changes in the market prices of the securities we own, particularly during times of volatility in security prices, can have a material impact on the value of our company portfolio.

In addition to the Spectrum Brands Acquisition, we may make other significant investments in publicly traded companies, both as long-term acquisition targets and as shorter-term investments. We will either consolidate our investments and subsidiaries or report such investments under the equity method of accounting. Changes in the market prices of the publicly traded securities of these entities could have a material impact on an investor’s perception of the aggregate value of our company portfolio and on the value of the assets we can pledge to creditors for debt financing, which in turn could adversely affect our ability to incur additional debt or finance future acquisitions.

We have incurred and expect to continue to incur substantial costs associated with the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition, which will reduce the amount of cash otherwise available for other corporate purposes, and such costs and the costs of future investments could adversely affect our financial results and liquidity may be adversely affected.

We have incurred and expect to continue to incur substantial costs in connection with the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition. These costs will reduce the amount of cash otherwise available to us for acquisitions and investments and other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. We may continue to incur additional material charges reflecting additional costs associated with our investments and the integration of our acquisitions in fiscal quarters subsequent to the quarter in which the relevant acquisition was consummated.

The pro forma financial statements presented are not necessarily indicative of our future financial condition or results of operations.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only and may not be indicative of our future financial condition or results of operations. The pro forma financial statements have been derived from the historical financial statements of our company and F&G Holdings, and many adjustments and assumptions have been made regarding Spectrum Brands Holdings (giving effect to the business combination of Spectrum Brands and Russell Hobbs (“SB/RH Merger”)), F&G Holdings and our company after giving effect to the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition and the issuance of our Preferred Stock, which have a conversion option that needs to be separately accounted for as a derivative liability at fair value with change in fair value reported in earnings. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by us in connection with the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition and by Spectrum Brands Holdings as a result of the SB/RH Merger. For example, the impact of any incremental costs incurred in integrating Spectrum Brands and Russell Hobbs and integrating our financial reporting requirements with Spectrum Brands Holdings and F&G Holdings is not reflected in the pro forma financial statements. As a result, our actual financial condition and results of operations following the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our future financial condition or results of operations. Any potential decline in our financial condition or results of operations could adversely affect our liquidity and ability to make interest or principal payments on the notes.

Our ability to dispose of equity interests we hold may be limited by restrictive stockholder agreements and by the federal securities laws.

When we acquire the equity interests of a company, our investment may be illiquid and, when we acquire less than 100% of the equity interests of a company, we may be subject to restrictive terms of agreements with other equityholders. For instance, our investment in Spectrum Brands Holdings is subject to the Spectrum Brands Holdings Stockholder Agreement, which may adversely affect our flexibility in managing our investment in Spectrum Brands Holdings. In addition, the shares of Spectrum Brands Holdings we received in the Spectrum Brands Acquisition and the shares of F&G Holdings we acquired in the Fidelity & Guaranty Acquisition are not registered under the Securities Act and are, and any other securities we acquire may be, restricted securities under the Securities Act. Our ability to sell such securities could be limited to sales pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those securities, (ii) Rule 144 under the Securities Act, which, among other things, requires a specified holding period and limits the manner and volume of sales, or (iii) another applicable exemption under the Securities Act. The inability to efficiently sell restricted securities when desired or necessary may have a material adverse effect on our financial condition and liquidity, which could adversely affect our ability to service our debt.

The Harbinger Parties hold a majority of our outstanding common stock and have interests which may conflict with interests of our other stockholders and the holders of the notes. As a result of this ownership, we are a “controlled company” within the meaning of the NYSE rules and are exempt from certain corporate governance requirements.

The Harbinger Parties beneficially own shares of our outstanding common stock that collectively constitute a substantial majority of our total voting power. Because of this, the Harbinger Parties, subject to the rights of the holders of Preferred Stock, exercise a controlling influence over our business and affairs and have the power to determine all matters submitted to a vote of our stockholders, including the election of directors, the removal of directors, and approval of significant corporate transactions such as amendments to our amended and restated certificate of incorporation, mergers and the sale of all or substantially all of our assets, subject to the consent and board representation rights of our Preferred Stock. Moreover, a majority of the members of our Board were nominated by and are affiliated with or are or were previously employed by the Harbinger Parties or their affiliates. This influence and actual control may have the effect of discouraging offers to acquire HGI because any such transaction would likely require the consent of the Harbinger Parties. In addition, the Harbinger Parties could cause corporate actions to be taken even if the interests of these entities conflict with or are not aligned with the interests of our other stockholders. Matters not directly related to us can nevertheless affect Harbinger Capital’s decisions regarding its investment in us. We are one investment in Harbinger Capital’s portfolio. Numerous considerations regarding Harbinger Capital, including investor contributions and redemptions, portfolio performance, mix and concentration, and portfolio financing arrangements, could influence Harbinger Capital’s decisions whether to decrease or increase its investment in us.

Because of our ownership structure, we qualify for, and rely upon, the “controlled company” exception to the Board and committee composition requirements under the NYSE rules. Pursuant to this exception, we are exempt from rules that would otherwise require that our Board be comprised of a majority of “independent directors” (as defined under the NYSE rules), and that any compensation committee and corporate governance and nominating committee be comprised solely of “independent directors,” so long as the Harbinger Parties continue to own more than 50% of our combined voting power.

We are dependent on certain key personnel and our affiliation with Harbinger Capital; Harbinger Capital and its affiliates will exercise significant influence over us and our business activities; and business activities and other matters that affect Harbinger Capital could adversely affect our ability to execute our business strategy.

We are dependent upon the skills, experience and efforts of Philip A. Falcone, Omar M. Asali and Francis T. McCarron, our Chairman of the Board and Chief Executive Officer, our Acting President and our Executive Vice President and Chief Financial Officer, respectively. Mr. Falcone is the Chief Executive Officer and Chief Investment Officer of Harbinger Capital and has significant influence over the acquisition opportunities HGI reviews. Mr. Falcone may be deemed to be an indirect beneficial owner of the shares of our common stock owned by the Harbinger Parties. Accordingly, Mr. Falcone may exert significant influence over all matters requiring approval by our stockholders, including the election or removal of directors and stockholder approval of acquisitions or other investment transactions. Mr. Asali is a Managing Director and the Head of Global Strategy for Harbinger Capital. Mr. McCarron is currently our only permanent, full-time executive officer. Mr. McCarron is responsible for integrating our financial reporting with Spectrum Brands Holdings and F&G Holdings and any other businesses we acquire. The loss of Mr. Falcone, Mr. Asali or Mr. McCarron or other key personnel could have a material adverse effect on our business or operating results.

Under the terms of our management agreement with Harbinger Capital, Harbinger Capital assists us in identifying potential acquisitions. Mr. Falcone’s and Harbinger Capital’s reputation and access to acquisition candidates is therefore important to our strategy of identifying acquisition opportunities. While we expect that Mr. Falcone and other Harbinger Capital personnel will devote a portion of their time to our business, they are not required to commit their full time to our affairs and will allocate their time between our operations and their other commitments in their discretion.

Harbinger Capital and its affiliated funds have historically been involved in miscellaneous corporate litigation related to transactions or the protection and advancement of some of their investments, such as litigation over satisfaction of closing conditions or litigation related to proxy contests and tender offers. These actions arise from the investing activities of the funds conducted in the ordinary course of their business and do not arise from any allegations of misconduct asserted by investors in the funds against the firm or its personnel. Currently, Harbinger Capital and certain individuals are defendants in one such action for damages filed in the Delaware Court of Chancery in December 2010 concerning the Spectrum Brands Acquisition. See “— From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.”

In addition, in the normal course of business, Harbinger Capital and its affiliates have contact with governmental authorities, and are subjected to responding to questionnaires or examinations. Harbinger Capital and its affiliates are also subject to regulatory inquiries concerning its positions and trading or other matters. The Department of Justice and the SEC are investigating, among other subjects, a loan made by the Harbinger Capital Partners Special Situations Fund, L.P. to Mr. Falcone in October 2009 and the circumstances and disclosure thereof. Such loan was repaid in full. Harbinger Capital and its affiliates continue to respond to subpoenas and voluntary requests for documents and information in connection with these investigations. The SEC is also conducting an informal investigation into whether Harbinger Capital or its affiliates engaged in market manipulation with respect to the trading of the debt securities of a particular issuer in 2006 to 2008, and an informal investigation that relates to compliance with Rule 105 of Regulation M with respect to three offerings. No criminal or enforcement charges have been brought against Harbinger Capital or its affiliates by any governmental or regulatory authority. Harbinger Capital and its affiliates are cooperating with these investigations.

If Mr. Falcone’s and Harbinger Capital’s other business interests or legal matters require them to devote more substantial amounts of time to those businesses or legal matters, it could limit their ability to devote time to our affairs and could have a negative effect on our ability to execute our business strategy. Moreover, their unrelated business activities or legal matters could present challenges which could not only affect the amount of business time that they are able to dedicate to our affairs, but also affect their ability to help us identify, acquire and integrate acquisition candidates.

Our officers, directors, stockholders and their respective affiliates may have a pecuniary interest in certain transactions in which we are involved, and may also compete with us.

We have not adopted a policy that expressly prohibits our directors, officers, stockholders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or in any transaction to which we are a party or have an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. We have engaged in transactions in which such persons have an interest and, subject to the terms of the indenture and other applicable covenants in other financing arrangements or other agreements, may in the future enter into additional transactions in which such persons have an interest. In addition, such parties may have an interest in certain transactions such as strategic partnerships or joint ventures in which we are involved, and may also compete with us.

In the course of their other business activities, our officers and directors may become aware of investment and acquisition opportunities that may be appropriate for presentation to our company as well as the other entities with which they are affiliated. Our officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Due to our officers’ and directors’ existing affiliations with other entities, they may have fiduciary obligations to present potential business opportunities to those entities in addition to presenting them to us, which could cause additional conflicts of interest. For instance, Messrs. Falcone and Asali may be required to present investment opportunities to the Harbinger Parties. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. To the extent that our officers and directors identify business combination opportunities that may be suitable for entities to which they have pre-existing fiduciary obligations, or are presented with such opportunities in their capacities as fiduciaries to such entities, they may be required to honor their pre-existing fiduciary obligations to such entities. Accordingly, they may not present business combination opportunities to us that otherwise may be attractive to such entities unless the other entities have declined to accept such opportunities. Although the Harbinger Parties have agreed, pursuant to the terms of a letter agreement with certain holders of our Preferred Stock, to, subject to certain exceptions, present to us certain business opportunities in the consumer product, insurance and financial products, agriculture, power generation and water and mineral resources industries, we cannot assure you that the terms of this agreement will be enforced because we are not a party to this agreement and have no ability to enforce its terms.

Changes in our investment portfolio will likely increase our risk of loss.

Because investments in U.S. Government instruments generate only nominal returns, we have established HGI Funding LLC as a vehicle for managing a portion of our excess cash while we search for acquisition opportunities. Investing in securities other than U.S. government investments will likely result in a higher risk of loss to us, particularly in light of uncertain domestic and global political, credit and financial market conditions.

We will need to increase the size of our organization, and may experience difficulties in managing growth.

At HGI, the parent company, we do not have significant operating assets and have only nine employees as of March 31, 2011. In connection with the completion of the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition, and particularly if we proceed with other acquisitions or investments, we expect to require additional personnel and enhanced information technology systems. Future growth will impose significant added responsibilities on members of our management, including the need to identify, recruit, maintain and integrate additional employees and implement enhanced informational technology systems. Our future financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively. Future growth will also increase our costs and expenses and limit our liquidity.

We may suffer adverse consequences if we are deemed an investment company under the Investment Company Act and we may be required to incur significant costs to avoid investment company status and our activities may be restricted.

We believe that we are not an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) and we intend to continue to make acquisitions and other investments in a manner so as not to be an investment company. The Investment Company Act contains substantive legal requirements that regulate the manner in which investment companies are permitted to conduct their business activities. If the SEC or a court were to disagree with us, we could be required to register as an investment company. This would negatively affect our ability to consummate an acquisition of an operating company, subject us to disclosure and accounting guidance geared toward investment, rather than operating, companies; limit our ability to borrow money, issue options, issue multiple classes of stock and debt, and engage in transactions with affiliates; and require us to undertake significant costs and expenses to meet the disclosure and regulatory requirements to which we would be subject as a registered investment company.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exemption, we must ensure that we are engaged primarily in a business other than investing, reinvesting, owning, holding or trading in securities (as defined in the Investment Company Act) and that we do not own or acquire “investment securities” having a value exceeding 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. To ensure that majority-owned investments, such as Spectrum Brands Holdings, do not become categorized as “investment securities,” we may need to make additional investments in these subsidiaries to offset any dilution of our interest that would otherwise cause such a subsidiary to cease to be majority-owned. We may also need to forego acquisitions that we would otherwise make or retain or dispose of investments that we might otherwise sell or hold.

We may be subject to an additional tax as a personal holding company on future undistributed personal holding company income if we generate passive income in excess of operating expenses.

Section 541 of the Internal Revenue Code of 1986, as amended (the “Code”), subjects a corporation which is a “personal holding company” (“PHC”), as defined in the Code, to a 15% tax on “undistributed personal holding company income” in addition to the corporation’s normal income tax. Generally, undistributed personal holding company income is based on taxable income, subject to certain adjustments, most notably a deduction for federal income taxes and a modification of the usual net operating loss deduction. Personal holding company income (“PHC Income”) is comprised primarily of passive investment income plus, under certain circumstances, personal service income. A corporation generally is considered to be a PHC if (i) at least 60% of its adjusted ordinary gross income is PHC Income and (ii) more than 50% in value of its outstanding common stock is owned, directly or indirectly, by five or fewer individuals (including, for this purpose, certain organizations and trusts) at any time during the last half of the taxable year.

We did not incur a PHC tax for the 2009 fiscal year, because we had a sufficiently large net operating loss for that fiscal year. We also had a net operating loss for the 2010 fiscal year. However, so long as the Harbinger Parties and their affiliates hold more than 50% in value of our outstanding common stock at any time during any future tax year, it is possible that we will be a PHC if at least 60% of our adjusted ordinary gross income consists of PHC Income as discussed above. Thus, there can be no assurance that we will not be subject to this tax in the future, which, in turn, may materially adversely impact our financial position, results of operations, cash flows and liquidity, and in turn our ability to make debt service payments on the notes. In addition, if we are subject to this tax during future periods, statutory tax rate increases could significantly increase tax expense and adversely affect operating results and cash flows. Specifically, the current 15% tax rate on undistributed PHC Income is scheduled to expire at the end of 2012, so that, absent a statutory change, the rate will revert back to the highest individual ordinary income rate of 39.6% for taxable years beginning after December 31, 2012.

Agreements and transactions involving former subsidiaries may give rise to future claims that could materially adversely impact our capital resources.

Throughout our history, we have entered into numerous transactions relating to the sale, disposal or spinoff of partially and wholly owned subsidiaries. We may have continuing obligations pursuant to certain of these transactions, including obligations to indemnify other parties to agreements, and may be subject to risks resulting from these transactions.

From time to time we may be subject to litigation for which we may be unable to accurately assess our level of exposure and which, if adversely determined, may have a material adverse effect on our consolidated financial condition or results of operations.

We and our subsidiaries are or may become parties to legal proceedings that are considered to be either ordinary or routine litigation incidental to our or their current or prior businesses or not material to our consolidated financial position or liquidity. There can be no assurance that we will prevail in any litigation in which we or our subsidiaries may become involved, or that our or their insurance coverage will be adequate to cover any potential losses. To the extent that we or our subsidiaries sustain losses from any pending litigation which are not reserved or otherwise provided for or insured against, our business, results of operations, cash flows and/or financial condition could be materially adversely affected.

HGI is a nominal defendant, and the members of our Board are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. We believe the allegations are without merit and intend to vigorously defend this matter.

There may be tax consequences associated with our acquisition, investment, holding and disposition of target companies and assets.

We may incur significant taxes in connection with effecting acquisitions or investments, holding, receiving payments from, and operating target companies and assets and disposing of target companies or their assets.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and financial condition.

We may in the future discover areas of our internal controls that need improvement, particularly with respect to acquired businesses, businesses that we may acquire in the future, and newly formed businesses or entities. We cannot be certain that any remedial measures we take will ensure that we implement and maintain adequate internal controls over our financial reporting processes and reporting in the future.

Our Quarterly Report on Form 10-Q/A for the period ended September 30, 2009 stated that we did not maintain effective controls over the application and monitoring of our accounting for income taxes. Specifically, we did not have controls designed and in place to ensure the accuracy and completeness of financial information provided by third party tax advisors used in accounting for income taxes and the determination of deferred income tax assets and the related income tax provision and the review and evaluation of the application of generally accepted accounting principles relating to accounting for income taxes. This control deficiency resulted in the restatement of our unaudited condensed consolidated financial statements for the quarter ended September 30, 2009. Accordingly, we determined that this control deficiency constituted a material weakness as of September 30, 2009. As of the period ended December 31, 2009, we concluded that our ongoing remediation efforts resulted in control enhancements which had operated for an adequate period of time to demonstrate operating effectiveness. Although we believe that this material weakness has been remediated, there can be no assurance that similar weaknesses will not occur in the future which could adversely affect our future results of operations or financial condition.

In addition, when we acquire a company that was not previously subject to U.S. public company requirements or did not previously prepare financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”) such as F&G Holdings, we may incur significant additional costs in order to ensure that after such acquisition we continue to comply with the requirements of the Sarbanes-Oxley Act of 2002 and other public company requirements, which in turn would reduce our earnings and negatively affect our liquidity or cause us to fail to meet our reporting obligations. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act of 2002 regarding adequacy of their internal controls and may not be otherwise set up for public company reporting. The development of an adequate financial reporting system and the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act of 2002 may increase the time and costs necessary to complete any such acquisition or cause us to fail to meet our reporting obligations.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report regarding the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements. Failure to comply with Section 404 of the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, or other regulatory authorities. In addition, failure to comply with our SEC reporting obligations may cause an event of default to occur under the indenture, or similar instruments governing any debt we incur in the future.

Limitations on liability and indemnification matters.

As permitted by Delaware law we have included in our amended and restated certificate of incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. Our bylaws also provide that we are required to indemnify our directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our directors as incurred in connection with proceedings against them for which they may be indemnified. In addition, we may, by action of our Board, provide indemnification and advance expenses to our officers, employees and agents (other than directors), to directors, officers, employees or agents of a subsidiary of our company, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at our request, with the same scope and effect as the indemnification of our directors provided in our bylaws.

Risks Related to Spectrum Brands Holdings

Significant costs have been incurred in connection with the Merger of Spectrum Brands and Russell Hobbs and are expected to be incurred in connection with the integration of Spectrum Brands and Russell Hobbs into a combined company, including legal, accounting, financial advisory and other costs.

Spectrum Brands Holdings expects to incur one-time costs of approximately $14 million in connection with integrating the operations, products and personnel of Spectrum Brands and Russell Hobbs into a combined company, in addition to costs related directly to completing the SB/RH Merger described below. These costs may include costs for:

•	employee redeployment, relocation or severance;

•	integration of information systems;

•	combination of research and development teams and processes; and

•	reorganization or closures of facilities.

In addition, Spectrum Brands Holdings expects to incur a number of non-recurring costs associated with combining its operations with those of Russell Hobbs, which cannot be estimated accurately at this time. As of April 3, 2011, Spectrum Brands Holdings has incurred approximately $87 million of transaction fees and other costs related to the SB/RH Merger. Additional unanticipated costs may yet be incurred as Spectrum Brands Holdings integrates its business with that of Russell Hobbs. Although Spectrum Brands Holdings expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of its operations with those of Russell Hobbs, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that Spectrum Brands Holdings will be successful in its integration efforts. In addition, while Spectrum Brands Holdings expects to benefit from leveraging distribution channels and brand names across both companies, we cannot assure you that it will achieve such benefits.

Spectrum Brands Holdings may not realize the anticipated benefits of the SB/RH Merger.

The SB/RH Merger involved the integration of two companies that previously operated independently. The integration of Spectrum Brands Holdings’ operations with those of Russell Hobbs is expected to result in financial and operational benefits, including increased revenues and cost savings. There can be no assurance, however, regarding when or the extent to which Spectrum Brands Holdings will be able to realize these increased revenues, cost savings or other benefits. Integration may also be difficult, unpredictable, and subject to delay because of possible company culture conflicts and different opinions on technical decisions and product roadmaps. Spectrum Brands Holdings must integrate or, in some cases, replace, numerous systems, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance, many of which are dissimilar. In some instances, Spectrum Brands Holdings and Russell Hobbs have served the same customers, and some customers may decide that it is desirable to have additional or different suppliers. Difficulties associated with integration could have a material adverse effect on Spectrum Brands Holdings’ business, financial condition and operating results.

Integrating Spectrum Brands Holdings’ business with that of Russell Hobbs may divert its management’s attention away from operations.

Successful integration of Spectrum Brands Holdings’ and Russell Hobbs’ operations, products and personnel may place a significant burden on Spectrum Brands Holdings’ management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm Spectrum Brands Holdings’ business, financial conditions and operating results.

Because Spectrum Brands Holdings’ consolidated financial statements are required to reflect fresh-start reporting adjustments to be made upon emergence from bankruptcy, financial information in Spectrum Brands Holdings’ financial statements prepared after August 30, 2009 will not be comparable to its financial information from prior periods.

All conditions required for the adoption of fresh-start reporting were met upon Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code on August 28, 2009 (the “Effective Date”). However, in light of the proximity of that date to Spectrum Brands’ accounting period close immediately following the Effective Date, which was August 30, 2009, Spectrum Brands elected to adopt a convenience date of August 30, 2009 for recording fresh-start reporting. Spectrum Brands adopted fresh-start reporting in accordance with the Accounting Standards Codification (“ASC”) Topic 852: “Reorganizations,” pursuant to which Spectrum Brands’ reorganization value, which is intended to reflect the fair value of the entity before considering liabilities and to approximate the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, was allocated to the fair value of assets in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations,” using the purchase method of accounting for business combinations. Spectrum Brands Holdings stated its liabilities, other than deferred taxes, at a present value of amounts expected to be paid. The amount remaining after allocation of the reorganization value to the fair value of identified tangible and intangible assets was reflected as goodwill, which is subject to periodic evaluation for impairment. In addition, under fresh-start reporting the accumulated deficit was eliminated. Thus, Spectrum Brands’ and Spectrum Brands Holdings’ future statements of financial position and results of operations are not comparable in many respects to statements of financial position and consolidated statements of operations data for periods prior to the adoption of fresh-start reporting. The lack of comparable historical information may discourage investors from purchasing Spectrum Brands Holdings’ securities.

Spectrum Brands Holdings is a parent company and its primary source of cash is and will be distributions from its subsidiaries.

Spectrum Brands Holdings is a parent company with limited business operations of its own. Its main asset is the capital stock of its subsidiaries, including Spectrum Brands. Spectrum Brands conducts most of its business operations through its direct and indirect subsidiaries. Accordingly, Spectrum Brands’ primary sources of cash are dividends and distributions with respect to its ownership interests in its subsidiaries that are derived from their earnings and cash flow. Spectrum Brands Holdings’ and Spectrum Brands’ subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. Spectrum Brands Holdings’ and Spectrum Brands’ subsidiaries’ payments to their respective parent will be contingent upon their earnings and upon other business considerations. In addition, Spectrum Brands’ senior credit facilities, the indenture governing its notes and other agreements limit or prohibit certain payments of dividends or other distributions to Spectrum Brands Holdings. Spectrum Brands Holdings expects that future credit facilities and financing arrangements of Spectrum Brands will contain similar restrictions.

Spectrum Brands’ substantial indebtedness may limit its financial and operating flexibility, and it may incur additional debt, which could increase the risks associated with its substantial indebtedness.

Spectrum Brands has, and expects to continue to have, a significant amount of indebtedness. As of April 3, 2011, Spectrum Brands had total indebtedness under the Spectrum Brands ABL Facility, the Spectrum Brands Term Loan and the Spectrum Brands Senior Secured Notes (collectively, the “Spectrum Brands Senior Secured Facilities”), the Spectrum Brands Senior Subordinated Toggle Notes and other debt of approximately $1.8 billion. Spectrum Brands’ substantial indebtedness has had, and could continue to have, material adverse consequences for its business, and may:

•	require it to dedicate a large portion of its cash flow to pay principal and interest on its indebtedness, which will reduce the availability of its cash flow to fund working capital, capital expenditures, research and development expenditures and other business activities;

•	increase its vulnerability to general adverse economic, industry, financial, competitive, legislative, regulatory and other conditions;

•	limit its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	restrict its ability to make strategic acquisitions, dispositions or exploiting business opportunities;

•	place it at a competitive disadvantage compared to its competitors that have less debt; and

•	limit its ability to borrow additional funds (even when necessary to maintain adequate liquidity) or dispose of assets.

Under the Spectrum Brands Senior Secured Facilities and the 2019 Indenture, Spectrum Brands may incur additional indebtedness. If new debt is added to its existing debt levels, the related risks that it now faces would increase.

Furthermore, a substantial portion of Spectrum Brands’ debt bears interest at variable rates. If market interest rates increase, the interest rate on its variable rate debt will increase and will create higher debt service requirements, which would adversely affect its cash flow and could adversely impact its results of operations. While Spectrum Brands may enter into agreements limiting its exposure to higher debt service requirements, any such agreements may not offer complete protection from this risk.

Restrictive covenants in the Spectrum Brands Senior Secured Facilities and the 2019 Indenture may restrict Spectrum Brands’ ability to pursue its business strategies.

The Spectrum Brands Senior Secured Facilities and the 2019 Indenture each restrict, among other things, asset dispositions, mergers and acquisitions, dividends, stock repurchases and redemptions, other restricted payments, indebtedness and preferred stock, loans and investments, liens and affiliate transactions. The Spectrum Brands Senior Secured Facilities and the 2019 Indenture also contain customary events of default. These covenants, among other things, limit Spectrum Brands’ ability to fund future working capital and capital expenditures, engage in future acquisitions or development activities, or otherwise realize the value of its assets and opportunities fully because of the need to dedicate a portion of cash flow from operations to payments on debt. In addition, the Spectrum Brands Senior Secured Facilities contain financial covenants relating to maximum leverage and minimum interest coverage. Such covenants could limit the flexibility of Spectrum Brands’ restricted entities in planning for, or reacting to, changes in the industries in which they operate. Spectrum Brands’ ability to comply with these covenants is subject to certain events outside of its control. If Spectrum Brands is unable to comply with these covenants, the lenders under the Spectrum Brands Senior Secured Facilities or Spectrum Brands Senior Subordinated Toggle Notes could terminate their commitments and the lenders under its Spectrum Brands Senior Secured Facilities or Spectrum Brands Senior Subordinated Toggle Notes could accelerate repayment of its outstanding borrowings, and, in either case, Spectrum Brands may be unable to obtain adequate refinancing of outstanding borrowings on favorable terms. If Spectrum Brands is unable to repay outstanding borrowings when due, the lenders under the Spectrum Brands Senior Secured Facilities or Spectrum Brands Senior Subordinated Toggle Notes will also have the right to proceed against the collateral granted to them to secure the indebtedness owed to them. If Spectrum Brands’ obligations under the Spectrum Brands Senior Secured Facilities and the Spectrum Brands Senior Subordinated Toggle Notes are accelerated, it cannot assure you that its assets would be sufficient to repay in full such indebtedness.

The sale or other disposition by HGI, the holder of a majority of the outstanding shares of Spectrum Brands Holdings’ common stock, to non-affiliates of a sufficient amount of the common stock of Spectrum Brands Holdings would constitute a change of control under the agreements governing Spectrum Brands’ debt.

HGI owns a majority of the outstanding shares of the common stock of Spectrum Brands Holdings. The sale or other disposition by HGI to non-affiliates of a sufficient amount of the common stock of Spectrum Brands Holdings, including any foreclosure on or sale of Spectrum Brands Holdings’ common stock pledged as collateral for the notes, could constitute a change of control under the agreements governing Spectrum Brands’ debt. Under the Spectrum Brands Term Loan and the Spectrum Brands ABL Facility, a change of control is an event of default and, if a change of control were to occur, Spectrum Brands would be required to get an amendment to these agreements to avoid a default. If Spectrum Brands was unable to get such an amendment, the lenders could accelerate the maturity of each of the Spectrum Brands Term Loan and the Spectrum Brands ABL Facility. In addition, under the indenture governing the Spectrum Brands Senior Secured Notes and the 2019 Indenture, upon a change of control of Spectrum Brands Holdings, Spectrum Brands is required to offer to repurchase such notes from the holders at a price equal to 101% of principal amount of the notes plus accrued interest or obtain a waiver of default from the holders of such notes. If Spectrum Brands was unable to make the change of control offer or obtain a waiver of default, it would be an event of default under the indentures that could allow holders of such notes to accelerate the maturity of the notes.

Spectrum Brands faces risks related to the current economic environment.

The current economic environment and related turmoil in the global financial system has had and may continue to have an impact on Spectrum Brands’ business and financial condition. Global economic conditions have significantly impacted economic markets within certain sectors, with financial services and retail businesses being particularly impacted. Spectrum Brands’ ability to generate revenue depends significantly on discretionary consumer spending. It is difficult to predict new general economic conditions that could impact consumer and customer demand for Spectrum Brands’ products or its ability to manage normal commercial relationships with its customers, suppliers and creditors. The recent continuation of a number of negative economic factors, including constraints on the supply of credit to households, uncertainty and weakness in the labor market and general consumer fears of a continuing economic downturn could have a negative impact on discretionary consumer spending. Spectrum Brands’ net sales expectations have been impacted by the challenging retail environment. If the economy continues to deteriorate or fails to improve, Spectrum Brands’ business could be negatively impacted, including as a result of reduced demand for its products or supplier or customer disruptions. Any weakness in discretionary consumer spending could have a material adverse effect on its revenues, results of operations and financial condition. In addition, Spectrum Brands’ ability to access the capital markets may be restricted at a time when it could be necessary or beneficial to do so, which could have an impact on its flexibility to react to changing economic and business conditions.

Spectrum Brands Holdings may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require it to incur substantial additional costs to recruit replacement personnel.

Spectrum Brands Holdings is highly dependent on the continuing efforts of its senior management team and other key personnel. Any developments, changes or events that adversely affects Spectrum Brands Holdings’ ability to attract and retain key management, sales, marketing and technical personnel could have a material adverse effect on Spectrum Brands Holdings’ business. In addition, Spectrum Brands Holdings currently does not maintain “key person” insurance covering any member of its management team.

Spectrum Brands participates in very competitive markets and it may not be able to compete successfully, causing it to lose market share and sales.

The markets in which Spectrum Brands participates are very competitive. In the consumer battery market, its primary competitors are Duracell (a brand of The Procter & Gamble Company), Energizer and Panasonic (a brand of Matsushita Electrical Industrial Co., Ltd.). In the electric shaving and grooming and electric personal care product markets, its primary competitors are Braun (a brand of Procter & Gamble), Norelco (a brand of Koninklijke Philips Electronics NV), and Vidal Sassoon and Revlon (brands of Helen of Troy Limited). In the pet supplies market, its primary competitors are Mars Corporation, The Hartz Mountain Corporation and Central Garden & Pet Company. In the Home and Garden Business, its principal national competitors are The Scotts Miracle-Gro Company, Central Garden & Pet and S.C. Johnson & Son, Inc. Spectrum Brands’ principal national competitors within the small appliances market include Jarden Corporation, DeLonghi America, Euro-Pro Operating LLC, Metro Thebe, Inc., d/b/a HWI Breville, NACCO Industries, Inc. (Hamilton Beach) and SEB S.A. In each of these markets, Spectrum Brands also faces competition from numerous other companies. In addition, in a number of its product lines, Spectrum Brands competes with its retail customers, who use their own private label brands, and with distributors and foreign manufacturers of unbranded products. Significant new competitors or increased competition from existing competitors may adversely affect the business, financial condition and results of its operations.

Spectrum Brands competes for consumer acceptance and limited shelf space based upon brand name recognition, perceived product quality, price, performance, product features and enhancements, product packaging and design innovation, as well as creative marketing, promotion and distribution strategies, and new product introductions. Spectrum Brands’ ability to compete in these consumer product markets may be adversely affected by a number of factors, including, but not limited to, the following:

•	Spectrum Brands competes against many well-established companies that may have substantially greater financial and other resources, including personnel and research and development, and greater overall market share than Spectrum Brands.

•	In some key product lines, Spectrum Brands’ competitors may have lower production costs and higher profit margins than it, which may enable them to compete more aggressively in offering retail discounts, rebates and other promotional incentives.

•	Product improvements or effective advertising campaigns by competitors may weaken consumer demand for Spectrum Brands’ products.

•	Consumer purchasing behavior may shift to distribution channels where Spectrum Brands does not have a strong presence.

•	Consumer preferences may change to lower margin products or products other than those Spectrum Brands markets.

•	Spectrum Brands may not be successful in the introduction, marketing and manufacture of any new products or product innovations or be able to develop and introduce, in a timely manner, innovations to its existing products that satisfy customer needs or achieve market acceptance.

Some competitors may be willing to reduce prices and accept lower profit margins to compete with Spectrum Brands. As a result of this competition, Spectrum Brands could lose market share and sales, or be forced to reduce its prices to meet competition. If its product offerings are unable to compete successfully, its sales, results of operations and financial condition could be materially and adversely affected.

Spectrum Brands may not be able to realize expected benefits and synergies from future acquisitions of businesses or product lines.

Spectrum Brands may acquire partial or full ownership in businesses or may acquire rights to market and distribute particular products or lines of products. The acquisition of a business or of the rights to market specific products or use specific product names may involve a financial commitment by Spectrum Brands, either in the form of cash or equity consideration. In the case of a new license, such commitments are usually in the form of prepaid royalties and future minimum royalty payments. There is no guarantee that Spectrum Brands will acquire businesses or product distribution rights that will contribute positively to its earnings. Anticipated synergies may not materialize, cost savings may be less than expected, sales of products may not meet expectations, and acquired businesses may carry unexpected liabilities.

Sales of certain of Spectrum Brands’ products are seasonal and may cause its operating results and working capital requirements to fluctuate.

On a consolidated basis Spectrum Brands Holdings’ financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (Spectrum Brands Holdings’ first fiscal quarter). Sales of Spectrum Brands Holdings’ small electric appliances peak from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season. Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products sold though the Home and Garden Business typically peaks during the first six months of the calendar year (Spectrum Brands Holdings’ second and third fiscal quarters). As a result of this seasonality, Spectrum Brands Holdings’ inventory and working capital needs fluctuate significantly during the year. In addition, orders from retailers are often made late in the period preceding the applicable peak season, making forecasting of production schedules and inventory purchases difficult. If Spectrum Brands Holdings is unable to accurately forecast and prepare for customer orders or its working capital needs, or there is a general downturn in business or economic conditions during these periods, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands is subject to significant international business risks that could hurt its business and cause its results of operations to fluctuate.

Approximately 44% of Spectrum Brands’ net sales for the fiscal quarter ended April 3, 2011 were from customers outside of the U.S. Spectrum Brands’ pursuit of international growth opportunities may require significant investments for an extended period before returns on these investments, if any, are realized. Its international operations are subject to risks including, among others:

•	currency fluctuations, including, without limitation, fluctuations in the foreign exchange rate of the Euro;

•	changes in the economic conditions or consumer preferences or demand for its products in these markets;

•	the risk that because its brand names may not be locally recognized, Spectrum Brands Holdings must spend significant amounts of time and money to build brand recognition without certainty that it will be successful;

•	labor unrest;

•	political and economic instability, as a result of terrorist attacks, natural disasters or otherwise;

•	lack of developed infrastructure;

•	longer payment cycles and greater difficulty in collecting accounts;

•	restrictions on transfers of funds;

•	import and export duties and quotas, as well as general transportation costs;

•	changes in domestic and international customs and tariffs;

•	changes in foreign labor laws and regulations affecting its ability to hire and retain employees;

•	inadequate protection of intellectual property in foreign countries;

•	unexpected changes in regulatory environments;

•	difficulty in complying with foreign law;

•	difficulty in obtaining distribution and support; and

•	adverse tax consequences.

The foregoing factors may have a material adverse effect on Spectrum Brands’ ability to increase or maintain its supply of products, financial condition or results of operations.

Adverse weather conditions during its peak selling season for Spectrum Brands’ home and garden control products could have a material adverse effect on its Home and Garden Business.

Weather conditions in the U.S. have a significant impact on the timing and volume of sales of certain of Spectrum Brands’ lawn and garden and household insecticide and repellent products. Periods of dry, hot weather can decrease insecticide sales, while periods of cold and wet weather can slow sales of herbicides.

Spectrum Brands’ products utilize certain key raw materials; any increase in the price of, or change in supply and demand for, these raw materials could have a material and adverse effect on its business, financial condition and profits.

The principal raw materials used to produce Spectrum Brands’ products — including zinc powder, electrolytic manganese dioxide powder, petroleum-based plastic materials, steel, aluminum, copper and corrugated materials (for packaging) — are sourced either on a global or regional basis by Spectrum Brands or its suppliers, and the prices of those raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations, duties and tariffs, changes in currency exchange rates, price controls, general economic conditions and other unforeseen circumstances. In particular, during the past two years, Spectrum Brands experienced extraordinary price increases for raw materials, particularly as a result of strong demand from China. Although Spectrum Brands may increase the prices of certain of its goods to its customers, it may not be able to pass all of these cost increases on to its customers. As a result, its margins may be adversely impacted by such cost increases. Spectrum Brands cannot provide any assurance that its sources of supply will not be interrupted due to changes in worldwide supply of or demand for raw materials or other events that interrupt material flow, which may have an adverse effect on its profitability and results of operations.

Spectrum Brands regularly engages in forward purchase and hedging derivative transactions in an attempt to effectively manage and stabilize some of the raw material costs it expects to incur over the next 12 to 24 months; however, Spectrum Brands’ hedging positions may not be effective, or may not anticipate beneficial trends, in a particular raw material market or may, as a result of changes in its business, no longer be useful for it. In addition, for certain of the principal raw materials Spectrum Brands uses to produce its products, such as electrolytic manganese dioxide powder, there are no available effective hedging markets. If these efforts are not effective or expose Spectrum Brands to above average costs for an extended period of time, and Spectrum Brands is unable to pass its raw materials costs on to its customers, its future profitability may be materially and adversely affected. Furthermore, with respect to transportation costs, certain modes of delivery are subject to fuel surcharges which are determined based upon the current cost of diesel fuel in relation to pre-established agreed upon costs. Spectrum Brands may be unable to pass these fuel surcharges on to its customers, which may have an adverse effect on its profitability and results of operations.

In addition, Spectrum Brands has exclusivity arrangements and minimum purchase requirements with certain of its suppliers for the Home and Garden Business, which increase its dependence upon and exposure to those suppliers. Some of those agreements include caps on the price Spectrum Brands pays for its supplies and in certain instances, these caps have allowed Spectrum Brands to purchase materials at below market prices. When Spectrum Brands attempts to renew those contracts, the other parties to the contracts may not be willing to include or may limit the effect of those caps and could even attempt to impose above market prices in an effort to make up for any below market prices paid by Spectrum Brands prior to the renewal of the agreement. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands may not be able to fully utilize its U.S. net operating loss carryforwards.

As of April 3, 2011, Spectrum Brands is estimating that at September 30, 2011 it will have U.S. federal and state net operating loss carryforwards of approximately $1,227 million and $1,076 million, respectively. These net operating loss carryforwards expire through years ending in 2032. As of April 3, 2011, Spectrum Brands’ management determined that it continues to be more likely than not that the net U.S. deferred tax asset, excluding certain indefinite lived intangibles, will not be realized in the future and as such recorded a full valuation allowance to offset the net U.S. deferred tax asset, including its net operating loss carryforwards. In addition, Spectrum Brands has had changes of ownership, as defined under Section 382 of the Code, that continue to subject a significant amount of Spectrum Brands’ U.S. net operating losses and other tax attributes to certain limitations. Spectrum Brands estimates that approximately $296 million of its federal and $463 million of its state net operating losses will expire unused due to Section 382 of the Code.

As a consequence of the merger of Salton, Inc. and Applica Incorporated in December of 2007 (which created Russell Hobbs), as well as earlier business combinations and issuances of common stock consummated by both companies, use of the tax benefits of Russell Hobbs’ loss carryforwards is also subject to limitations imposed by Section 382 of the Code. The determination of the limitations is complex and requires significant judgment and analysis of past transactions. Spectrum Brands’ analysis to determine what portion of Russell Hobbs’ carryforwards are restricted or eliminated by that provision is ongoing and, pursuant to such analysis, Spectrum Brands expects that a significant portion of these carryforwards will not be available to offset future taxable income, if any. In addition, use of Russell Hobbs’ net operating loss and credit carryforwards is dependent upon both Russell Hobbs and Spectrum Brands achieving profitable results in the future. Russell Hobbs’ net operating loss carryforwards are subject to a full valuation allowance as of April 3, 2011.

If Spectrum Brands is unable to fully utilize its net operating losses, other than those restricted under Section 382 of the Code, as discussed above, to offset taxable income generated in the future, its results of operations could be materially and negatively impacted.

Consolidation of retailers and Spectrum Brands’ dependence on a small number of key customers for a significant percentage of its sales may negatively affect its business, financial condition and results of operations.

As a result of consolidation of retailers and consumer trends toward national mass merchandisers, a significant percentage of Spectrum Brands’ sales are attributable to a very limited group of customers. Spectrum Brands’ largest customer accounted for approximately 22% of its consolidated net sales for the fiscal quarter ended April 3, 2011. As these mass merchandisers and retailers grow larger and become more sophisticated, they may demand lower pricing, special packaging, or impose other requirements on product suppliers. These business demands may relate to inventory practices, logistics, or other aspects of the customer-supplier relationship. Because of the importance of these key customers, demands for price reductions or promotions, reductions in their purchases, changes in their financial condition or loss of their accounts could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Although Spectrum Brands has long-established relationships with many of its customers, it does not have long-term agreements with them and purchases are generally made through the use of individual purchase orders. Any significant reduction in purchases, failure to obtain anticipated orders or delays or cancellations of orders by any of these major customers, or significant pressure to reduce prices from any of these major customers, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Additionally, a significant deterioration in the financial condition of the retail industry in general could have a material adverse effect on its sales and profitability.

In addition, as a result of the desire of retailers to more closely manage inventory levels, there is a growing trend among them to purchase products on a “just-in-time” basis. Due to a number of factors, including (i) manufacturing lead-times, (ii) seasonal purchasing patterns and (iii) the potential for material price increases, Spectrum Brands may be required to shorten its lead-time for production and more closely anticipate its retailers’ and customers’ demands, which could in the future require it to carry additional inventories and increase its working capital and related financing requirements. This may increase the cost of warehousing inventory or result in excess inventory becoming difficult to manage, unusable or obsolete. In addition, if Spectrum Brands’ retailers significantly change their inventory management strategies, Spectrum Brands may encounter difficulties in filling customer orders or in liquidating excess inventories, or may find that customers are cancelling orders or returning products, which may have a material adverse effect on its business.

Furthermore, Spectrum Brands primarily sells branded products and a move by one or more of its large customers to sell significant quantities of private label products, which Spectrum Brands does not produce on their behalf and which directly compete with Spectrum Brands’ products, could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

As a result of its international operations, Spectrum Brands faces a number of risks related to exchange rates and foreign currencies.

Spectrum Brands’ international sales and certain of its expenses are transacted in foreign currencies. During the fiscal quarter ended April 3, 2011, approximately 44% of Spectrum Brands’ net sales and 46% of its operating expenses were denominated in foreign currencies. Spectrum Brands expects that the amount of its revenues and expenses transacted in foreign currencies will increase as its Latin American, European and Asian operations grow and, as a result, its exposure to risks associated with foreign currencies could increase accordingly. Significant changes in the value of the U.S. dollar in relation to foreign currencies will affect its cost of goods sold and its operating margins and could result in exchange losses or otherwise have a material effect on its business, financial condition and results of operations. Changes in currency exchange rates may also affect Spectrum Brands’ sales to, purchases from and loans to its subsidiaries as well as sales to, purchases from and bank lines of credit with its customers, suppliers and creditors that are denominated in foreign currencies.

Spectrum Brands sources many products from, and sells many products in, China and other Asian countries. To the extent the Chinese Renminbi (“RMB”) or other currencies appreciate with respect to the U.S. dollar, it may experience fluctuations in its results of operations. Since 2005, the RMB has no longer been pegged to the U.S. dollar at a constant exchange rate and instead fluctuates versus a basket of currencies. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

While Spectrum Brands may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure to currency fluctuations. Further, Spectrum Brands may not be successful in implementing customer pricing or other actions in an effort to mitigate the impact of currency fluctuations and, thus, its results of operations may be adversely impacted.

A deterioration in trade relations with China could lead to a substantial increase in tariffs imposed on goods of Chinese origin, which potentially could reduce demand for and sales of Spectrum Brands’ products.

Spectrum Brands purchases a number of its products and supplies from suppliers located in China. China gained Permanent Normal Trade Relations (“PNTR”) with the U.S. when it acceded to the World Trade Organization (“WTO”), effective January 2002. The U.S. imposes the lowest applicable tariffs on exports from PNTR countries to the U.S. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. China may not meet these requirements, it may not remain a member of the WTO, and its PNTR trading status may not be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the U.S. which could have a material negative adverse effect on its sales and gross margin.

Spectrum Brands’ international operations may expose it to risks related to compliance with the laws and regulations of foreign countries.

Spectrum Brands is subject to three European Union (“EU”) Directives that may have a material impact on its business: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed below. Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment requires Spectrum Brands to eliminate specified hazardous materials from products it sells in EU member states. Waste of Electrical and Electronic Equipment requires Spectrum Brands to collect and treat, dispose of or recycle certain products it manufactures or imports into the EU at its own expense. The EU Directive on Batteries and Accumulators and Waste Batteries bans heavy metals in batteries by establishing maximum quantities of heavy metals in batteries and mandates waste management of these batteries, including collection, recycling and disposal systems, with the costs imposed upon producers and importers such as Spectrum Brands. Complying or failing to comply with the EU Directives may harm Spectrum Brands’ business. For example:

•	Although contracts with its suppliers address related compliance issues, Spectrum Brands may be unable to procure appropriate Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment compliant material in sufficient quantity and quality and/or be able to incorporate it into Spectrum Brands’ product procurement processes without compromising quality and/or harming its cost structure.

•	Spectrum Brands may face excess and obsolete inventory risk related to non-compliant inventory that it may continue to hold in fiscal 2011 for which there is reduced demand, and it may need to write down the carrying value of such inventories.

•	Spectrum Brands may be unable to sell certain existing inventories of its batteries in Europe.

Many of the developing countries in which Spectrum Brands operates do not have significant governmental regulation relating to environmental safety, occupational safety, employment practices or other business matters routinely regulated in the U.S. or may not rigorously enforce such regulation. As these countries and their economies develop, it is possible that new regulations or increased enforcement of existing regulations may increase the expense of doing business in these countries. In addition, social legislation in many countries in which Spectrum Brands operates may result in significantly higher expenses associated with labor costs, terminating employees or distributors and closing manufacturing facilities. Increases in Spectrum Brands’ costs as a result of increased regulation, legislation or enforcement could materially and adversely affect its business, results of operations and financial condition.

Spectrum Brands may not be able to adequately establish and protect its intellectual property rights, and the infringement or loss of its intellectual property rights could harm its business.

To establish and protect its intellectual property rights, Spectrum Brands relies upon a combination of national, foreign and multi-national patent, trademark and trade secret laws, together with licenses, confidentiality agreements and other contractual arrangements. The measures that Spectrum Brands takes to protect its intellectual property rights may prove inadequate to prevent third parties from infringing or misappropriating its intellectual property. Spectrum Brands may need to resort to litigation to enforce or defend its intellectual property rights. If a competitor or collaborator files a patent application claiming technology also claimed by Spectrum Brands, or a trademark application claiming a trademark, service mark or trade dress also used by Spectrum Brands, in order to protect its rights, it may have to participate in expensive and time consuming opposition or interference proceedings before the U.S. Patent and Trademark Office or a similar foreign agency. Similarly, its intellectual property rights may be challenged by third parties or invalidated through administrative process or litigation. The costs associated with protecting intellectual property rights, including litigation costs, may be material. For example, several million dollars have been spent on protecting the patented automatic litter box business over the last few years. Furthermore, even if Spectrum Brands’ intellectual property rights are not directly challenged, disputes among third parties could lead to the weakening or invalidation of its intellectual property rights, or its competitors may independently develop technologies that are substantially equivalent or superior to its technology. Obtaining, protecting and defending intellectual property rights can be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the time and resources of management and technical personnel.

Moreover, the laws of certain foreign countries in which Spectrum Brands operates or may operate in the future do not protect, and the governments of certain foreign countries do not enforce, intellectual property rights to the same extent as do the laws and government of the U.S., which may negate Spectrum Brands’ competitive or technological advantages in such markets. Also, some of the technology underlying Spectrum Brands’ products is the subject of nonexclusive licenses from third parties. As a result, this technology could be made available to Spectrum Brands’ competitors at any time. If Spectrum Brands is unable to establish and then adequately protect its intellectual property rights, its business, financial condition and results of operations could be materially and adversely affected.

Spectrum Brands licenses various trademarks, trade names and patents from third parties for certain of its products. These licenses generally place marketing obligations on Spectrum Brands and require Spectrum Brands to pay fees and royalties based on net sales or profits. Typically, these licenses may be terminated if Spectrum Brands fails to satisfy certain minimum sales obligations or if it breaches the terms of the license. The termination of these licensing arrangements could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands licenses the use of the Black & Decker brand for marketing in certain small household appliances in North America, South America (excluding Brazil) and the Caribbean. Sales of Black & Decker branded products represented approximately 12% of the total consolidated revenue in the fiscal quarter ended April 3, 2011. In July 2011, The Black & Decker Corporation (“BDC”) extended the license agreement through December 2015. The failure to renew the license agreement with BDC or to enter into a new agreement on acceptable terms could have a material adverse effect on Spectrum Brands’ financial condition, liquidity and results of operations.

Claims by third parties that Spectrum Brands is infringing their intellectual property and other litigation could adversely affect its business.

From time to time in the past, Spectrum Brands has been subject to claims that it is infringing the intellectual property of others. Spectrum Brands currently is the subject of such claims and it is possible that third parties will assert infringement claims against Spectrum Brands in the future. An adverse finding against Spectrum Brands in these or similar trademark or other intellectual property litigations may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Any such claims, with or without merit, could be time consuming and expensive, and may require Spectrum Brands to incur substantial costs, including the diversion of the resources of management and technical personnel, cause product delays or require Spectrum Brands to enter into licensing or other agreements in order to secure continued access to necessary or desirable intellectual property. If Spectrum Brands is deemed to be infringing a third party’s intellectual property and is unable to continue using that intellectual property as it had been, its business and results of operations could be harmed if it is unable to successfully develop non-infringing alternative intellectual property on a timely basis or license non-infringing alternatives or substitutes, if any exist, on commercially reasonable terms. In addition, an unfavorable ruling in intellectual property litigation could subject Spectrum Brands to significant liability, as well as require Spectrum Brands to cease developing, manufacturing or selling the affected products or using the affected processes or trademarks. Any significant restriction on Spectrum Brands’ proprietary or licensed intellectual property that impedes its ability to develop and commercialize its products could have a material adverse effect on its business, financial condition and results of operations.

Spectrum Brands’ dependence on a few suppliers and one of its U.S. facilities for certain of its products makes it vulnerable to a disruption in the supply of its products.

Although Spectrum Brands has long-standing relationships with many of its suppliers, it generally does not have long-term contracts with them. An adverse change in any of the following could have a material adverse effect on its business, financial condition and results of operations:

•	its ability to identify and develop relationships with qualified suppliers;

•	the terms and conditions upon which it purchases products from its suppliers, including applicable exchange rates, transport costs and other costs, its suppliers’ willingness to extend credit to it to finance its inventory purchases and other factors beyond its control;

•	financial condition of its suppliers;

•	political instability in the countries in which its suppliers are located;

•	its ability to import outsourced products;

•	its suppliers’ noncompliance with applicable laws, trade restrictions and tariffs; or

•	its suppliers’ ability to manufacture and deliver outsourced products according to its standards of quality on a timely and efficient basis.

If Spectrum Brands’ relationship with one of its key suppliers is adversely affected, Spectrum Brands may not be able to quickly or effectively replace such supplier and may not be able to retrieve tooling, molds or other specialized production equipment or processes used by such supplier in the manufacture of its products.

In addition, Spectrum Brands manufactures the majority of its foil cutting systems for its shaving product lines, using specially designed machines and proprietary cutting technology, at its Portage, Wisconsin facility. Damage to this facility, or prolonged interruption in the operations of this facility for repairs, as a result of labor difficulties or for other reasons, could have a material adverse effect on its ability to manufacture and sell its foil shaving products which could in turn harm its business, financial condition and results of operations.

Spectrum Brands faces risks related to its sales of products obtained from third-party suppliers.

Spectrum Brands sells a significant number of products that are manufactured by third party suppliers over which it has no direct control. While Spectrum Brands has implemented processes and procedures to try to ensure that the suppliers it uses are complying with all applicable regulations, there can be no assurances that such suppliers in all instances will comply with such processes and procedures or otherwise with applicable regulations. Noncompliance could result in Spectrum Brands’ marketing and distribution of contaminated, defective or dangerous products which could subject it to liabilities and could result in the imposition by governmental authorities of procedures or penalties that could restrict or eliminate its ability to purchase products from non-compliant suppliers. Any or all of these effects could adversely affect Spectrum Brands’ business, financial condition and results of operations.

Class action and derivative action lawsuits and other investigations, regardless of their merits, could have an adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands and certain of its officers and directors have been named in the past, and may be named in the future, as defendants of class action and derivative action lawsuits. In the past, Spectrum Brands has also received requests for information from government authorities. Regardless of their subject matter or merits, class action lawsuits and other government investigations may result in significant cost to Spectrum Brands, which may not be covered by insurance, may divert the attention of management or may otherwise have an adverse effect on its business, financial condition and results of operations.

Spectrum Brands may be exposed to significant product liability claims which its insurance may not cover and which could harm its reputation.

In the ordinary course of its business, Spectrum Brands may be named as a defendant in lawsuits involving product liability claims. In any such proceeding, plaintiffs may seek to recover large and sometimes unspecified amounts of damages and the matters may remain unresolved for several years. Any such matters could have a material adverse effect on Spectrum Brands’ business, results of operations and financial condition if it is unable to successfully defend against or settle these matters or if its insurance coverage is insufficient to satisfy any judgments against Spectrum Brands or settlements relating to these matters. Although Spectrum Brands has product liability insurance coverage and an excess umbrella policy, its insurance policies may not provide coverage for certain, or any, claims against Spectrum Brands or may not be sufficient to cover all possible liabilities. Additionally, Spectrum Brands does not maintain product recall insurance. Spectrum Brands may not be able to maintain such insurance on acceptable terms, if at all, in the future. Moreover, any adverse publicity arising from claims made against Spectrum Brands, even if the claims were not successful, could adversely affect the reputation and sales of its products. In particular, product recalls or product liability claims challenging the safety of Spectrum Brands’ products may result in a decline in sales for a particular product. This could be true even if the claims themselves are ultimately settled for immaterial amounts. This type of adverse publicity could occur and product liability claims could be made in the future.

Spectrum Brands may incur material capital and other costs due to environmental liabilities.

Spectrum Brands is subject to a broad range of federal, state, local, foreign and multi-national laws and regulations relating to the environment. These include laws and regulations that govern:

•	discharges to the air, water and land;

•	the handling and disposal of solid and hazardous substances and wastes; and

•	remediation of contamination associated with release of hazardous substances at its facilities and at off-site disposal locations.

Risk of environmental liability is inherent in Spectrum Brands’ business. As a result, material environmental costs may arise in the future. In particular, it may incur capital and other costs to comply with increasingly stringent environmental laws and enforcement policies, such as the EU Directives: Restriction of the Use of Hazardous Substances in Electrical and Electronic Equipment, Waste of Electrical and Electronic Equipment and the Directive on Batteries and Accumulators and Waste Batteries, discussed above. Moreover, there are proposed international accords and treaties, as well as federal, state and local laws and regulations that would attempt to control or limit the causes of climate change, including the effect of greenhouse gas emissions on the environment. In the event that the U.S. government or foreign governments enact new climate change laws or regulations or make changes to existing laws or regulations, compliance with applicable laws or regulations may result in increased manufacturing costs for Spectrum Brands’ products, such as by requiring investment in new pollution control equipment or changing the ways in which certain of its products are made. Spectrum Brands may incur some of these costs directly and others may be passed on to it from its third-party suppliers. Although Spectrum Brands believes that it is substantially in compliance with applicable environmental laws and regulations at its facilities, it may not always be in compliance with such laws and regulations or any new laws and regulations in the future, which could have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

From time to time, Spectrum Brands has been required to address the effect of historic activities on the environmental condition of its properties or former properties. Spectrum Brands has not conducted invasive testing at all of its facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of its manufacturing facilities is discovered, Spectrum Brands could be required to incur material unforeseen expenses. If this occurs, it may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations. Spectrum Brands is currently engaged in investigative or remedial projects at a few of its facilities and any liabilities arising from such investigative or remedial projects at such facilities may have a material effect on Spectrum Brands’ business, financial condition and results of operations.

Spectrum Brands is also subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is responsible as a result of its relationship with such other parties. These proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state or foreign jurisdiction laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all of the costs incurred in investigating and remediating contamination at a site. Spectrum Brands occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where Spectrum Brands has been notified of its status as a potentially responsible party, it is either premature to determine if Spectrum Brands’ potential liability, if any, will be material or it does not believe that its liability, if any, will be material. Spectrum Brands may be named as a potentially responsible party under CERCLA or similar state or foreign jurisdiction laws in the future for other sites not currently known to Spectrum Brands, and the costs and liabilities associated with these sites may have a material adverse effect on Spectrum Brands’ business, financial condition and results of operations.

Compliance with various public health, consumer protection and other regulations applicable to Spectrum Brands’ products and facilities could increase its cost of doing business and expose Spectrum Brands to additional requirements with which Spectrum Brands may be unable to comply.

Certain of Spectrum Brands’ products sold through, and facilities operated under, each of its business segments are regulated by the Environmental Protection Agency (the “EPA”), the U.S. Food and Drug Administration (“FDA”) or other federal consumer protection and product safety agencies and are subject to the regulations such agencies enforce, as well as by similar state, foreign and multinational agencies and regulations. For example, in the U.S., all products containing pesticides must be registered with the EPA and, in many cases, similar state and foreign agencies before they can be manufactured or sold. Spectrum Brands’ inability to obtain, or the cancellation of, any registration could have an adverse effect on its business, financial condition and results of operations. The severity of the effect would depend on which products were involved, whether another product could be substituted and whether its competitors were similarly affected. Spectrum Brands attempts to anticipate regulatory developments and maintain registrations of, and access to, substitute chemicals and other ingredients, but it may not always be able to avoid or minimize these risks.

As a distributor of consumer products in the U.S., certain of Spectrum Brands’ products are also subject to the Consumer Product Safety Act, which empowers the U.S. Consumer Product Safety Commission (the “Consumer Commission”) to exclude from the market products that are found to be unsafe or hazardous. Under certain circumstances, the Consumer Commission could require Spectrum Brands to repair, replace or refund the purchase price of one or more of its products, or it may voluntarily do so. For example, in April 2011 Spectrum’s United Pet Group, in cooperation with the Consumer Products Safety Commission, voluntarily recalled approximately 1.2 million aquarium heaters sold under the Marineland Stealth and Marineland Stealth Pro brands. Any additional repurchases or recalls of Spectrum Brands’ products could be costly to it and could damage the reputation or the value of its brands. If Spectrum Brands is required to remove, or it voluntarily removes its products from the market, its reputation or brands could be tarnished and it may have large quantities of finished products that could not be sold. Furthermore, failure to timely notify the Consumer Commission of a potential safety hazard can result in significant fines being assessed against Spectrum Brands. Additionally, laws regulating certain consumer products exist in some states, as well as in other countries in which Spectrum Brands sells its products, and more restrictive laws and regulations may be adopted in the future.

The Food Quality Protection Act (“FQPA”) established a standard for food-use pesticides, which is that a reasonable certainty of no harm will result from the cumulative effect of pesticide exposures. Under the FQPA, the EPA is evaluating the cumulative effects from dietary and non-dietary exposures to pesticides. The pesticides in certain of Spectrum Brands’ products that are sold through the Home and Garden Business continue to be evaluated by the EPA as part of this program. It is possible that the EPA or a third party active ingredient registrant may decide that a pesticide Spectrum Brands uses in its products will be limited or made unavailable to Spectrum Brands. Spectrum Brands cannot predict the outcome or the severity of the effect of the EPA’s continuing evaluations of active ingredients used in its products.

In addition, the use of certain pesticide and fertilizer products that are sold through Spectrum Brands’ global pet supplies business and through the Home and Garden Business may, among other things, be regulated by various local, state, federal and foreign environmental and public health agencies. These regulations may require that only certified or professional users apply the product, that users post notices on properties where products have been or will be applied or that certain ingredients may not be used. Compliance with such public health regulations could increase Spectrum Brands’ cost of doing business and expose Spectrum Brands to additional requirements with which it may be unable to comply.

Any failure to comply with these laws or regulations, or the terms of applicable environmental permits, could result in Spectrum Brands incurring substantial costs, including fines, penalties and other civil and criminal sanctions or the prohibition of sales of its pest control products. Environmental law requirements, and the enforcement thereof, change frequently, have tended to become more stringent over time and could require Spectrum Brands to incur significant expenses.

Most federal, state and local authorities require certification by Underwriters Laboratory, Inc. (“UL”), an independent, not-for-profit corporation engaged in the testing of products for compliance with certain public safety standards, or other safety regulation certification prior to marketing electrical appliances. Foreign jurisdictions also have regulatory authorities overseeing the safety of consumer products. Spectrum Brands’ products may not meet the specifications required by these authorities. A determination that any of Spectrum Brands’ products are not in compliance with these rules and regulations could result in the imposition of fines or an award of damages to private litigants.

Public perceptions that some of the products Spectrum Brands produces and markets are not safe could adversely affect Spectrum Brands.

On occasion, customers and some current or former employees have alleged that some products failed to perform up to expectations or have caused damage or injury to individuals or property. Public perception that any of its products are not safe, whether justified or not, could impair Spectrum Brands’ reputation, damage its brand names and have a material adverse effect on its business, financial condition and results of operations.

If Spectrum Brands is unable to negotiate satisfactory terms to continue existing or enter into additional collective bargaining agreements, it may experience an increased risk of labor disruptions and its results of operations and financial condition may suffer.

Approximately 20% of Spectrum Brands’ total labor force is employed under collective bargaining agreements. One of these agreements, which covers approximately 12% of the labor force under collective bargaining agreements, or approximately 2% of Spectrum Brands’ total labor force, is scheduled to expire on September 30, 2011. While Spectrum Brands currently expects to negotiate continuations to the terms of these agreements, there can be no assurances that it will be able to obtain terms that are satisfactory to it or otherwise to reach agreement at all with the applicable parties. In addition, in the course of its business, Spectrum Brands may also become subject to additional collective bargaining agreements. These agreements may be on terms that are less favorable than those under its current collective bargaining agreements. Increased exposure to collective bargaining agreements, whether on terms more or less favorable than existing collective bargaining agreements, could adversely affect the operation of Spectrum Brands’ business, including through increased labor expenses. While it intends to comply with all collective bargaining agreements to which it is subject, there can be no assurances that Spectrum Brands will be able to do so and any noncompliance could subject it to disruptions in its operations and materially and adversely affect its results of operations and financial condition.

Significant changes in actual investment return on pension assets, discount rates and other factors could affect Spectrum Brands’ results of operations, equity and pension contributions in future periods.

Spectrum Brands’ results of operations may be positively or negatively affected by the amount of income or expense it records for its defined benefit pension plans. GAAP requires that Spectrum Brands calculate income or expense for the plans using actuarial valuations. These valuations reflect assumptions about financial market and other economic conditions, which may change based on changes in key economic indicators. The most significant year-end assumptions Spectrum Brands used to estimate pension income or expense are the discount rate and the expected long-term rate of return on plan assets. In addition, Spectrum Brands is required to make an annual measurement of plan assets and liabilities, which may result in a significant change to equity. Although pension expense and pension funding contributions are not directly related, key economic factors that affect pension expense would also likely affect the amount of cash Spectrum Brands would contribute to pension plans as required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

If Spectrum Brands’ goodwill, indefinite-lived intangible assets or other long-term assets become impaired, Spectrum Brands will be required to record additional impairment charges, which may be significant.

A significant portion of Spectrum Brands’ long-term assets consist of goodwill, other indefinite-lived intangible assets and finite-lived intangible assets recorded as a result of past acquisitions. Spectrum Brands does not amortize goodwill and indefinite-lived intangible assets, but rather reviews them for impairment on a periodic basis or whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Spectrum Brands considers whether circumstances or conditions exist which suggest that the carrying value of its goodwill and other long-lived assets might be impaired. If such circumstances or conditions exist, further steps are required in order to determine whether the carrying value of each of the individual assets exceeds its fair market value. If analysis indicates that an individual asset’s carrying value does exceed its fair market value, the next step is to record a loss equal to the excess of the individual asset’s carrying value over its fair value.

The steps required by GAAP entail significant amounts of judgment and subjectivity. Events and changes in circumstances that may indicate that there is impairment and which may indicate that interim impairment testing is necessary include, but are not limited to: strategic decisions to exit a business or dispose of an asset made in response to changes in economic; political and competitive conditions; the impact of the economic environment on the customer base and on broad market conditions that drive valuation considerations by market participants; Spectrum Brands’ internal expectations with regard to future revenue growth and the assumptions it makes when performing impairment reviews; a significant decrease in the market price of its assets; a significant adverse change in the extent or manner in which its assets are used; a significant adverse change in legal factors or the business climate that could affect its assets; an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset; and significant changes in the cash flows associated with an asset. As a result of such circumstances, Spectrum Brands may be required to record a significant charge to earnings in its financial statements during the period in which any impairment of its goodwill, indefinite-lived intangible assets or other long-term assets is determined. Any such impairment charges could have a material adverse effect on Spectrum Brands’ business, financial condition and operating results.

Risks Related to the Fidelity & Guaranty Acquisition and Related Arrangements

If Harbinger F&G fails to replace the Reserve Facility by December 31, 2012 or the CARVM Facility by December 31, 2015, OM Group can foreclose on the shares of F&G Holdings and FGL Insurance that Harbinger F&G owns.

Under the F&G Stock Purchase Agreement, Harbinger F&G must replace the Reserve Facility as soon as practicable, but in any event no later than December 31, 2012, with a facility that enables FGL Insurance to take full credit on its statutory financial statements for the business reinsured under the Reserve Facility.

Similarly, Harbinger F&G will be required to replace the CARVM Facility as soon as practicable, but in any event no later than December 31, 2015, with a facility that enables FGL Insurance to take full credit on its statutory financial statements for the business covered under the CARVM Facility. In order to secure these and certain other secured obligations, Harbinger F&G and F&G Holdings have pledged to OM Group the shares of capital stock of F&G Holdings and FGL Insurance (the “Pledged Shares”). If Harbinger F&G is unable to replace the Reserve Facility by December 31, 2012 or the CARVM Facility by December 31, 2015 or otherwise defaults on its obligations under the F&G Stock Purchase Agreement with respect to the Reserve Facility, the CARVM Facility or other secured obligations, OM Group has the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Shares and, at OM Group’s option, subject to regulatory approval of a change of control, cause the Pledged Shares to be registered in the name of OM Group (or a nominee of OM Group). OM Group would thereafter be able to exercise (i) all voting, corporate or other rights pertaining to such shares at any shareholders meeting and (ii) any rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Shares as if OM Group were the sole owner thereof. The intercompany loans acquired by Harbinger F&G are not pledged for the benefit of OM Group.

If OM Group were to foreclose on the Pledged Shares it would result in Harbinger F&G’s total loss of the business of F&G Holdings and FGL Insurance and their direct and indirect subsidiaries (including FGL NY Insurance) and would have a material adverse effect on our business, financial condition and results of operations.

As described under “the Fidelity & Guaranty Acquisition — Wilton Transaction,” in order to mitigate the risk associated with Harbinger F&G’s obligation to replace the Reserve Facility by December 31, 2012, Harbinger F&G has entered into the Commitment Agreement with Wilton Reassurance Company (“Wilton Re”) to effect reinsurance of the business currently reinsured under the Reserve Facility and thereby replace the Reserve Facility in satisfaction of Harbinger F&G’s requirement in respect thereof under the F&G Stock Purchase Agreement. However, if the Raven Springing Amendment is terminated or Harbinger F&G is unable to consummate the Raven Springing Amendment under the Commitment Agreement in a timely manner or at all, Harbinger F&G may not be able to replace the Reserve Facility by December 31, 2012.

The Raven Springing Amendment is subject to important closing conditions. Compliance with these conditions may impose costs or limitations on F&G Holdings’ business or, if Harbinger F&G is unable or unwilling to meet such conditions, it may be unable to replace the Reserve Facility by December 31, 2012.

The closing of the Raven Springing Amendment is subject to the closing conditions set forth in the Commitment Agreement, which include among other things, that (i) all material governmental approvals shall have been obtained and shall remain in effect without the imposition of adverse restrictions or conditions, (ii) no event shall have occurred that is reasonably likely to enjoin, restrain or restrict in a manner adverse to the parties the proposed reinsurance transactions or to prohibit or impose adverse conditions upon any of the parties with respect to the consummation thereof, (iii) no action, suit, proceeding or investigation before, and no order, injunction or decree shall have been entered by, any court, arbitrator or other governmental authority that is reasonably likely to enjoin, restrain, set aside or prohibit or impose adverse conditions upon, or to obtain substantial damages in respect of, the consummation of the proposed reinsurance transactions and which would be reasonably expected to impose on the parties or their affiliates additional loss, liability, cost, expense or risk, (iv) the representations and warranties of FGL Insurance shall be true and correct as of certain dates specified in the Commitment Agreement, (v) the parties shall have performed in all material respects their respective obligations and shall have complied in all material respects with the agreements and covenants required to be performed or complied by them, and (vi) certain documents and certain certifications shall have been delivered (including certifications as to the solvency of the parties). See “F&G Stock Purchase Agreement and Related Arrangements — Wilton Transaction.” There can be no assurance that these approvals will be obtained in a timely manner or at all. In addition, the governmental authorities from which these approvals are required have broad discretion in administering the applicable regulations. As a condition to approval of the Raven Springing Amendment, these governmental authorities may impose requirements

(including increased capital requirements) or place limitations on the conduct of the business of F&G Holdings after the completion of the Raven Springing Amendment. These requirements or limitations could have the effect of imposing additional costs or restrictions following approval, which could have a material adverse effect on the operating results or financial condition of F&G Holdings or cause Harbinger F&G or Wilton Re to abandon the Raven Springing Amendment. In addition, if Harbinger F&G is not able to satisfy the closing conditions to the Raven Springing Amendment and such conditions are not waived, the closing of such amendment may be delayed or may not occur at all. As a result, Harbinger F&G may be unable to satisfy its requirement to replace the Reserve Facility by December 31, 2012, which would entitle OM Group to foreclose on the Pledged Shares and exercise other rights in relation thereto.

The Raven Springing Amendment may be terminated under certain circumstances.

The Raven Springing Amendment is subject to termination (i) by either party if the closing of the reinsurance transactions thereunder has not occurred by November 30, 2013, (ii) by FGL Insurance on five days’ advance notice if Wilton Re has failed to perform a material obligation under the Raven Springing Amendment that has prevented the closing of the transactions thereunder to have occurred by November 30, 2012 and (iii) by either party on five days’ advance notice to the other party if all conditions precedent to the closing under the Raven Springing Amendment have been satisfied or waived and closing has not occurred as a result of the failure to obtain or maintain in effect any material required governmental approvals required for consummation of the transactions contemplated by the Raven Springing Amendment. If the Raven Springing Amendment is terminated, Harbinger F&G may be unable to replace the Reserve Facility by December 31, 2012 or at all. If Harbinger F&G is unable to satisfy its requirement to replace the Reserve Facility by December 31, 2012, the OM Group would be entitled to foreclose on the Pledged Shares and exercise other rights in relation thereto.

The inability or unwillingness of Wilton Re to meet its obligations under the Raven Springing Amendment could cause Harbinger F&G to be unable to replace the Reserve Facility by December 31, 2012.

Under the F&G Stock Purchase Agreement, Harbinger F&G must replace the Reserve Facility as soon as practicable, but in no event later than December 31, 2012, with a facility that enables FGL Insurance to take full credit on its statutory financial statements for the business reinsured under the Reserve Facility. Even if Harbinger F&G satisfies all of its obligations to complete the Raven Springing Amendment, if, for any reason, Wilton Re does not meet its obligations under the Raven Springing Amendment, Harbinger F&G may be unable to replace the Reserve Facility by December 31, 2012, which would entitle OM Group to foreclose on the Pledged Shares and exercise other rights in relation thereto.

Following the completion of the Raven Springing Amendment, F&G Holdings is subject to Wilton Re’s credit risk.

Following the completion of the Raven Springing Amendment, F&G Holdings is subject to Wilton Re’s credit risk with respect to F&G Holdings’ ability to recover amounts due from Wilton Re because ceded reinsurance arrangements do not eliminate F&G Holdings’ insurance subsidiaries obligation to pay claims to their policy holders. Wilton Re may become financially unsound or choose to dispute its contractual obligations when its reinsurance obligations become due. The inability or unwillingness of Wilton Re to meet its financial obligations to Harbinger F&G under the Raven Springing Amendment (and its other reinsurance agreements with FGL Insurance) could have a material adverse effect on the business, operating results and financial condition of F&G Holdings. Also see “— F&G Holdings’ reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could materially adversely affect F&G Holdings’ business, financial condition and results of operations”.

The reserve strain associated with Regulation XXX, Guideline AXXX and CARVM could negatively impact the capital position of FGL Insurance or FGL NY Insurance.

Life insurance companies operating in the United States are required to calculate required reserves for life and annuity policies based on statutory principles. These methodologies are governed by “Regulation XXX” (applicable to term life insurance policies), “Guideline AXXX” (applicable to universal life insurance policies with secondary guarantees) and the Commissioners Annuity Reserve Valuation Method, known as “CARVM” (applicable to annuities). Under Regulation XXX, Guideline AXXX and CARVM, insurers are required to establish statutory reserves for such policies that many market participants believe are excessive. F&G Holdings has implemented the Reserve Facility and expects to implement the Raven Springing Amendment to mitigate the impact of Regulation XXX on its existing term insurance business, and Guideline AXXX on its existing universal life insurance business. Reserves on these blocks are expected to increase $88 million in fiscal year 2011. F&G Holdings is currently not selling universal life business that generates excess reserves under Guideline AXXX. As F&G Holdings (through its insurance subsidiaries) continues to sell deferred annuity business it may decide to seek financing for the excess reserves required under CARVM. Although F&G Holdings is evaluating both internal and external solutions to fund this growth, there can be no assurance that it will be able to execute a solution that will be successful. If F&G Holdings is unsuccessful in executing these solutions, it may be required to increase prices and/or reduce its sales of universal life or annuity products, which may have a negative impact on its capital position and result in a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

Under the Reserve Facility, Harbinger F&G may be required to post significant amounts of collateral in a short period of time.

As described under “The Fidelity & Guaranty Acquisition — The Reserve Facility and the CARVM Facility,” during the term of the Reserve Facility, Harbinger F&G may be required to post collateral to the Administrative Agent (for the benefit of Nomura Bank International plc (“NBI”)) based on the outputs of a mutually agreed collateralization model. If the amounts called for by the model based on calculations to be performed at least weekly exceed $30 million, Harbinger F&G will be required to post cash collateral in the amount of such excess, subject to a limit on the total aggregate collateral posted by both Harbinger F&G and Old Mutual equal to the Total L/C Exposure. Following a demand from Nomura International plc (the “Administrative Agent”), collateral must be posted by Harbinger F&G on the same or the following business day and required collateral posting under the collateralization model may fluctuate significantly in a short period of time. Any additional collateral must be contributed to Harbinger F&G by HRG or made available to Harbinger F&G by its subsidiaries. Any required collateral postings could adversely affect our financial condition and liquidity, which could adversely affect our ability to service our debt.

As a result of the Fidelity & Guaranty Acquisition, F&G Holdings may not be able to retain key personnel or recruit additional qualified personnel, which could materially affect its business and require it to incur substantial additional costs to recruit replacement personnel.

F&G Holdings is highly dependent on its senior management team and other key personnel for the operation and development of its business. As a result of the Fidelity & Guaranty Acquisition, F&G Holdings’ current and prospective management team and employees could experience uncertainty about their future roles. This uncertainty may adversely affect F&G Holdings’ ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key members of F&G Holdings’ management team or other key personnel could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

Risks Related to F&G Holdings’ Business

A continuation of our existing financial strength ratings, a financial strength ratings downgrade or other negative action by a ratings organization could adversely affect F&G Holdings’ financial condition and results of operations.

Various nationally recognized statistical rating organizations (“rating organizations”) review the financial performance and condition of insurers, including F&G Holdings’ insurance subsidiaries, and publish their financial strength ratings as indicators of an insurer’s ability to meet policyholder and contract holder obligations. These ratings are important to maintaining public confidence in F&G Holdings’ products, its ability to market its products, and its competitive position. Any downgrade or other negative action by a ratings organization with respect to the financial strength ratings of F&G Holdings’ insurance subsidiaries could materially adversely affect F&G Holdings in many ways, including the following: reducing new sales of insurance and investment products; adversely affecting relationships with distributors, IMOs and sales agents; increasing the number or amount of policy surrenders and withdrawals of funds; requiring a reduction in prices for F&G Holdings’ insurance products and services in order to remain competitive; or adversely affecting F&G Holdings’ ability to obtain reinsurance at a reasonable price, on reasonable terms, or at all. A downgrade of sufficient magnitude could result in F&G Holdings’ insurance subsidiaries being required to collateralize reserves, balances, or obligations under reinsurance, and securitization agreements.

Additionally, under some of its derivative contracts, F&G Holdings has agreed to maintain certain financial strength ratings. A downgrade below these levels could result in termination of the contracts, at which time any amounts payable by F&G Holdings or the counterparty would be dependent on the market value of the underlying derivative contracts. Downgrades of F&G Holdings’ insurance subsidiaries have given multiple counterparties the right to terminate ISDA agreements. No ISDA agreements have been terminated, although the counterparties have reserved the right to terminate the ISDA agreements at any time.

Rating organizations assign ratings based upon several factors. While most of these factors relate to the rated company, some factors relate to the views of the rating organization, general economic conditions, and circumstances outside the rated company’s control. In addition, rating organizations use various models and formulas to assess the strength of a rated company, and from time to time rating organizations have, in their discretion, altered the models. Changes to the models could impact the rating organizations’ judgment of the rating to be assigned to the rated company.

Upon the announcement of the Fidelity & Guaranty Acquisition, the financial strength ratings of F&G Holdings’ insurance subsidiaries were downgraded to B++ by A.M. Best Company due to the fact that, following the consummation of the Fidelity & Guaranty Acquisition, F&G Holdings no longer had an ultimate parent company with business operations in the insurance industry. Subsequent to such downgrades, our sales of new policies have decreased, due, in part, to such downgrades. If our financial strength ratings are not upgraded, we anticipate that our sales of new policies will continue to be adversely impacted and that we could see increased surrenders of existing policies. F&G Holdings cannot predict what actions the rating organizations may take in the future, and F&G Holdings’ insurance subsidiaries may not be able to improve its insurance subsidiaries’ current financial strength ratings, which could adversely affect F&G Holdings’ financial condition and results of operations.

The amount of statutory capital that F&G Holdings’ insurance subsidiaries have and the amount of statutory capital that they must hold to maintain their financial strength and credit ratings and meet other requirements can vary significantly from time to time and are sensitive to a number of factors outside of F&G Holdings’ control.

F&G Holdings’ insurance subsidiaries are subject to regulations that provide minimum capitalization requirements based on risk-based capital (“RBC”) formulas for life insurance companies. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset, interest rate, and certain other risks.

In any particular year, statutory surplus amounts and RBC ratios may increase or decrease depending on a variety of factors, including the following: the amount of statutory income or losses generated by F&G Holdings’ insurance subsidiaries (which itself is sensitive to equity market and credit market conditions), the amount of additional capital F&G Holdings’ insurance subsidiaries must hold to support business growth, changes in reserve requirements applicable to F&G Holdings’ insurance subsidiaries, F&G Holdings’ ability to secure capital market solutions to provide reserve relief, changes in equity market levels, the value of certain fixed-income and equity securities in its investment portfolio, the credit ratings of investments held in its portfolio, the value of certain derivative instruments, changes in interest rates, credit market volatility, changes in consumer behavior, as well as changes to the Capital Markets and Investments Analytics Office of the National Association of Insurance Commissioners’ (“NAIC”), formerly known as the Securities Valuation Office, RBC formula. Most of these factors are outside of F&G Holdings’ control. The financial strength and credit ratings of F&G Holdings’ insurance subsidiaries are significantly influenced by their statutory surplus amounts and capital adequacy ratios. Rating agencies may implement changes to their internal models that have the effect of increasing or decreasing the amount of statutory capital F&G Holdings’ insurance subsidiaries must hold in order to maintain their current ratings. In addition, rating agencies may downgrade the investments held in F&G Holdings’ portfolio, which could result in a reduction of F&G Holdings’ capital and surplus and/or its RBC ratio.

In extreme equity market declines, the amount of additional statutory reserves F&G Holdings’ insurance subsidiaries are required to hold for fixed indexed products may increase at a rate greater than the rate of change of the markets. Increases in reserves could result in a reduction of capital, surplus, and/or RBC ratio of F&G Holdings and its insurance subsidiaries.

F&G Holdings is highly regulated and subject to numerous legal restrictions and regulations.

F&G Holdings’ business is subject to government regulation in each of the states in which it conducts business. Such regulation is vested in state agencies having broad administrative, and in some instances discretionary, authority with respect to many aspects of F&G Holdings’ business, which may include, among other things, premium rates and increases thereto, underwriting practices, reserve requirements, marketing practices, advertising, privacy, policy forms, reinsurance reserve requirements, acquisitions, mergers, and capital adequacy, and is concerned primarily with the protection of policyholders and other customers rather than shareowners. At any given time, a number of financial and/or market conduct examinations of F&G Holdings and its insurance subsidiaries may be ongoing. From time to time, regulators raise issues during examinations or audits of F&G Holdings and its insurance subsidiaries that could, if determined adversely, have a material impact on F&G Holdings.

Under insurance guaranty fund laws in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. F&G Holdings cannot predict the amount or timing of any such future assessments.

Although F&G Holdings’ business is subject to regulation in each state in which it conducts business, in many instances the state regulatory models emanate from the NAIC. State insurance regulators and the NAIC regularly re-examine existing laws and regulations applicable to insurance companies and their products. Changes in these laws and regulations, or in interpretations thereof, are often made for the benefit of the consumer and at the expense of the insurer and, thus, could have a material adverse effect on F&G Holdings’ business, operations and financial condition. F&G Holdings is also subject to the risk that compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. There is an additional risk that any particular regulator’s interpretation of a legal or accounting issue may change over time to F&G Holdings’ detriment, or that changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause F&G Holdings to change its views regarding the actions it needs to take from a legal risk management perspective, which could necessitate changes to F&G Holdings’ practices that may, in some cases, limit its ability to grow and improve profitability.

Some of the NAIC pronouncements, particularly as they affect accounting issues, take effect automatically in the various states without affirmative action by the states. Statutes, regulations, and interpretations may be applied with retroactive impact, particularly in areas such as accounting and reserve requirements. Also, regulatory actions with prospective impact can potentially have a significant impact on currently sold products. The NAIC continues to work to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves.

At the federal level, bills are routinely introduced in both chambers of the U.S. Congress which could affect insurance companies. In the past, Congress has considered legislation that would impact insurance companies in numerous ways, such as providing for an optional federal charter for insurance companies or a federal presence in insurance regulation, pre-empting state law in certain respects regarding the regulation of reinsurance, increasing federal oversight in areas such as consumer protection, solvency regulation and other matters. F&G Holdings cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect F&G Holdings or whether any effects will be material.

The Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd-Frank Act”) makes sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of the Dodd-Frank Act are or may become applicable to F&G Holdings, its competitors or those entities with which F&G Holdings does business, including but not limited to: the establishment of federal regulatory authority over derivatives, the establishment of consolidated federal regulation and resolution authority over systemically important financial services firms, the establishment of the Federal Insurance Office, changes to the regulation of broker dealers and investment advisors, changes to the regulation of reinsurance, changes to regulations affecting the rights of shareholders, the imposition of additional regulation over credit rating agencies, and the imposition of concentration limits on financial institutions that restrict the amount of credit that may be extended to a single person or entity. Numerous provisions of the Dodd-Frank Act require the adoption of implementing rules and/or regulations. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislation or regulation applicable to the insurance industry, F&G Holdings, its competitors or the entities with which F&G Holdings does business. Legislative or regulatory requirements imposed by or promulgated in connection with the Dodd-Frank Act may impact F&G Holdings in many ways, including but not limited to: placing F&G Holdings at a competitive disadvantage relative to its competition or other financial services entities, changing the competitive landscape of the financial services sector and/or the insurance industry, making it more expensive for F&G Holdings to conduct its business, requiring the reallocation of significant company resources to government affairs, legal and compliance-related activities, or otherwise have a material adverse effect on the overall business climate as well as F&G Holdings’ financial condition and results of operations.

F&G Holdings may also be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Severe penalties are imposed for breach of duties under ERISA.

Other types of regulation that could affect F&G Holdings include insurance company investment laws and regulations, state statutory accounting practices, antitrust laws, minimum solvency requirements, federal privacy laws, insurable interest laws, federal anti-money laundering and anti-terrorism laws.

F&G Holdings cannot predict what form any future changes in these or other areas of regulation affecting the insurance industry might take or what effect, if any, such proposals might have on F&G Holdings if enacted into law. In addition, because F&G Holdings’ activities are relatively concentrated in a small number of lines of business, any change in law or regulation affecting one of those lines of business could have a disproportionate impact on F&G Holdings compared to other insurance companies.

F&G Holdings’ reinsurers could fail to meet assumed obligations, increase rates, or be subject to adverse developments that could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

F&G Holdings, through its insurance subsidiaries, cedes material amounts of insurance and transfers related assets and certain liabilities to other insurance companies through reinsurance. However, notwithstanding the transfer of related assets and certain liabilities, F&G Holdings remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed. Accordingly, F&G Holdings bears credit risk with respect to its reinsurers, including its reinsurance arrangements with Wilton. See “— The inability or unwillingness of Wilton Re to meet its financial obligations under the Raven Springing Amendment could harm the business or cause Harbinger F&G to be unable to replace the Reserve Facility by December 31, 2012”. The failure, insolvency, inability or unwillingness to pay under the terms of the reinsurance agreement with F&G Holdings could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

F&G Holdings’ ability to compete is dependent on the availability of reinsurance or other substitute financing solutions. Premium rates charged by F&G Holdings are based, in part, on the assumption that reinsurance will be available at a certain cost. Under certain reinsurance agreements, the reinsurer may increase the rate it charges F&G Holdings for the reinsurance. Therefore, if the cost of reinsurance were to increase, if reinsurance were to become unavailable, if alternatives to reinsurance were not available to F&G Holdings, or if a reinsurer should fail to meet its obligations, F&G Holdings’ business financial condition and results of operations could be materially adversely affected.

In recent years, access to reinsurance has become more costly for the insurance industry, including F&G Holdings. In addition, the number of life reinsurers has decreased as the reinsurance industry has consolidated. The decreased number of participants in the life reinsurance market resulted in increased concentration of risk for insurers, including F&G Holdings. If the reinsurance market further contracts, F&G Holdings’ ability to continue to offer its products on terms favorable to it could be adversely impacted resulting in adverse consequences to F&G Holdings’ business, operations and financial condition.

In addition, reinsurers are facing many challenges regarding illiquid credit and/or capital markets, investment downgrades, rating agency downgrades, deterioration of general economic conditions, and other factors negatively impacting the financial services industry generally. If such events cause a reinsurer to fail to meet its obligations, F&G Holdings’ business, financial condition and results of operations could be materially adversely affected.

F&G Holdings’ results of operations and financial condition may be negatively affected should actual experience differ from management’s assumptions and estimates.

F&G Holdings makes certain assumptions and estimates regarding mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results. These assumptions and estimates are also used to estimate the amounts of present value of in-force costs, policy liabilities and accruals, future earnings, and various components of F&G Holdings’ consolidated balance sheet. These assumptions are also used in making decisions crucial to the operation of F&G Holdings’ business, including the pricing of products and expense structures relating to products. These assumptions and estimates incorporate assumptions about many factors, none of which can be predicted with certainty. F&G Holdings’ actual experiences, as well as changes in estimates, are used to prepare F&G Holdings’ consolidated statements of operations. To the extent F&G Holdings’ actual experience and changes in estimates differ from original estimates, F&G Holdings’ business, operations and financial condition may be materially adversely affected.

The calculations F&G Holdings uses to estimate various components of its balance sheet and consolidated statements of operations are necessarily complex and involve analyzing and interpreting large quantities of data. F&G Holdings currently employs various techniques for such calculations and from time to time it will develop and implement more sophisticated administrative systems and procedures capable of facilitating the calculation of more precise estimates. However, assumptions and estimates involve judgment, and by their nature are imprecise and subject to changes and revisions over time. Accordingly, F&G Holdings’ results may be adversely affected from time to time, by actual results differing from assumptions, by changes in estimates, and by changes resulting from implementing more sophisticated administrative systems and procedures that facilitate the calculation of more precise estimates.

F&G Holdings’ financial condition or results of operations could be adversely impacted if its assumptions regarding the fair value and future performance of its investments differ from actual experience.

F&G Holdings makes assumptions regarding the fair value and expected future performance of its investments. Expectations that F&G Holdings’ investments in residential and commercial mortgage-backed securities will continue to perform in accordance with their contractual terms are based on assumptions a market participant would use in determining the current fair value and consider the performance of the underlying assets. It is possible that the underlying collateral of these investments will perform worse than current market expectations and that such reduced performance may lead to adverse changes in the cash flows on F&G Holdings’ holdings of these types of securities. This could lead to potential future other-than-temporary impairments within F&G Holdings’ portfolio of mortgage-backed and asset-backed securities. In addition, expectations that F&G Holdings’ investments in corporate securities and/or debt obligations will continue to perform in accordance with their contractual terms are based on evidence gathered through its normal credit surveillance process. It is possible that issuers of corporate securities in which F&G Holdings has invested will perform worse than current expectations. Such events may lead F&G Holdings to recognize potential future other-than-temporary impairments within its portfolio of corporate securities. It is also possible that such unanticipated events would lead F&G Holdings to dispose of certain of those holdings and recognize the effects of any market movements in its financial statements.

It is possible that actual values will differ from F&G Holdings’ assumptions. Such events could result in a material change in the value of F&G Holdings’ investments, business, operations and financial condition.

As discussed under “Fidelity & Guaranty Acquisition — The Front Street Reinsurance Transaction,” we intend to have a newly created subsidiary, Front Street, reinsure a portion of F&G’s insurance and have an affiliate of Harbinger Capital manage investments on its behalf. We believe Harbinger Capital’s investment expertise will benefit us by improving returns on these investments, but if Harbinger Capital is unable to achieve satisfactory returns, we could be required to fund additional capital to Front Street to satisfy its reinsurance requirements.

F&G Holdings could be forced to sell investments at a loss to cover policyholder withdrawals.

Certain products offered by F&G Holdings allow policyholders to withdraw their funds under defined circumstances. In order to meet such funding obligations, F&G Holdings manages its liabilities and configures its investment portfolios so as to provide and maintain sufficient liquidity to support expected withdrawal demands and contract benefits and maturities. However, in order to provide necessary long-term returns, a certain portion of F&G Holdings’ assets are relatively illiquid. There can be no assurance that withdrawal demands will match F&G Holdings’ estimation of withdrawal demands. If F&G Holdings experiences unexpected withdrawal activity, whether as a result of financial strength downgrades or otherwise, it could exhaust its liquid assets and be forced to liquidate other less liquid assets, possibly at a loss or on other unfavorable terms. If F&G Holdings is forced to dispose of assets at a loss or on unfavorable terms, it could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

Interest rate fluctuations could negatively affect F&G Holdings’ interest earnings and spread income, or otherwise impact its business.

Interest rates are subject to volatility and fluctuations. For the past several years interest rates trended downwards, engendering concern about their ability to remain low. In addition, as a result of uncertain domestic and global political, credit and financial market conditions, credit markets and interest rates face risks arising from liquidity and credit concerns. In order to meet its policy and contractual obligations, F&G Holdings must earn a sufficient return on its invested assets. Significant changes in interest rates expose F&G

Holdings to the risk of not earning anticipated interest earnings, or of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect F&G Holdings’ interest earnings and spread income (the difference between the returns F&G Holdings earns on its investments and the amounts it must credit to policyholders and contract holders). While F&G Holdings develops and maintains asset/liability management programs and procedures designed to mitigate the effect on interest earnings and spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not materially adversely affect F&G Holdings’ business, financial condition and results of operations.

Additionally, F&G Holdings’ asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates and relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of F&G Holdings’ asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

Changes in interest rates may also impact F&G Holdings’ business in other ways, including affecting the attractiveness of certain of F&G Holdings’ products. Lower interest rates may result in lower sales of certain of F&G Holdings’ insurance and investment products. However, during periods of declining interest rates, certain life insurance and annuity products may be relatively more attractive investments to consumers, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency, or a higher percentage of insurance policies remaining in force from year to year during a period when F&G Holdings’ investments carry lower returns, and F&G Holdings could become unable to earn its spread income should interest rates decrease significantly.

F&G Holdings’ expectation for future interest earnings and spreads is an important component in amortization of value of business acquired and significantly lower interest earnings or spreads that may cause F&G Holdings to accelerate amortization, thereby reducing net income in the affected reporting period.

Higher interest rates may increase the cost of debt and other obligations having floating rate or rate reset provisions and may result in lower sales of other products. During periods of increasing market interest rates, F&G Holdings may offer higher crediting rates on interest-sensitive products, such as universal life insurance and fixed annuities, and it may increase crediting rates on in-force products to keep these products competitive. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position of F&G Holdings’ investment portfolio and, if long-term interest rates rise dramatically within a six- to twelve-month time period, certain of F&G Holdings’ products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring F&G Holdings to liquidate assets in an unrealized loss position. This risk is mitigated to some extent by the high level of surrender charge protection provided by F&G Holdings’ products. Increases in crediting rates, as well as surrenders and withdrawals, could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations.

F&G Holdings’ investments are subject to market, credit, legal, and regulatory risks. These risks could be heightened during periods of extreme volatility or disruption in financial and credit markets.

F&G Holdings’ invested assets and derivative financial instruments are subject to risks of credit defaults and changes in market values. Periods of extreme volatility or disruption in the financial and credit markets could increase these risks. Underlying factors relating to volatility affecting the financial and credit markets could lead to other-than-temporary impairments of assets in F&G Holdings’ investment portfolio.

The value of F&G Holdings’ mortgage-backed investments depends in part on the financial condition of the borrowers and tenants for the properties underlying those investments, as well as general and specific circumstances affecting the overall default rate.

Significant continued financial and credit market volatility, changes in interest rates, credit spreads, credit defaults, real estate values, market illiquidity, declines in equity prices, acts of corporate malfeasance, ratings downgrades of the issuers or guarantors of these investments, and declines in general economic conditions, either alone or in combination, could have a material adverse impact on F&G Holdings’ results of operations, financial condition, or cash flows through realized losses, other-than-temporary impairments, changes in unrealized loss positions, and increased demands on capital. In addition, market volatility can make it difficult for F&G Holdings to value certain of its assets, especially if trading becomes less frequent. Valuations may include assumptions or estimates that may have significant period-to-period changes that could have an adverse impact on F&G Holdings’ results of operations or financial condition.

Equity market volatility could negatively impact F&G Holdings’ business.

Equity market volatility can affect F&G Holdings’ profitability in various ways, in particular as a result of guaranteed minimum withdrawal benefits in its products. The estimated cost of providing guaranteed minimum withdrawal benefits incorporates various assumptions about the overall performance of equity markets over certain time periods. Periods of significant and sustained downturns in equity markets, increased equity volatility, or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction in F&G Holdings’ net income. The rate of amortization of present value of in-force costs relating to fixed indexed annuity products and the cost of providing guaranteed minimum withdrawal benefits could also increase if equity market performance is worse than assumed.

Credit market volatility or disruption could adversely impact F&G Holdings’ financial condition or results from operations.

Significant volatility or disruption in credit markets could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations. As a result of the uncertain domestic and global political, credit and financial market conditions, credit markets face risks arising from liquidity and credit concerns. Changes in interest rates and credit spreads could cause market price and cash flow variability in the fixed income instruments in F&G Holdings’ investment portfolio. Significant volatility and lack of liquidity in the credit markets could cause issuers of the fixed-income securities in F&G Holdings’ investment portfolio to default on either principal or interest payments on these securities. Additionally, market price valuations may not accurately reflect the underlying expected cash flows of securities within F&G Holdings’ investment portfolio.

Changes in federal income taxation laws, including any reduction in individual income tax rates, may affect sales of our products and profitability.

The annuity and life insurance products that F&G Holdings markets generally provide the policyholder with certain federal income tax advantages. For example, federal income taxation on any increases in non-qualified annuity contract values (i.e., the “inside build-up”) is deferred until it is received by the policyholder. With other savings investments, such as certificates of deposit and taxable bonds, the increase in value is generally taxed each year as it is realized. Additionally, life insurance death benefits are generally exempt from income tax.

From time to time, various tax law changes have been proposed that could have an adverse effect on F&G Holdings’ business, including the elimination of all or a portion of the income tax advantages described above for annuities and life insurance. If legislation were enacted to eliminate the tax deferral for annuities, such a change would have a material adverse effect on F&G Holdings’ ability to sell non-qualified annuities. Non-qualified annuities are annuities that are not sold to a qualified retirement plan.

Beginning in 2013, distributions from non-qualified annuity policies will be considered “investment income” for purposes of the newly enacted Medicare tax on investment income contained in the Health Care and Education Reconciliation Act of 2010. As a result, in certain circumstances a 3.8% tax (“Medicare Tax”) may be applied to some or all of the taxable portions of distributions from non-qualified annuities to individuals whose income exceeds certain threshold amounts. This new tax may have a material adverse effect on F&G Holdings’ ability to sell non-qualified annuities to individuals whose income exceeds these threshold amounts and could accelerate withdrawals due to additional tax. The constitutionality of the Health Care and

Education Reconciliation Act of 2010 is currently the subject of multiple litigation actions initiated by various state attorneys general, and the Act is also the subject of several proposals in the U.S. Congress for amendment and/or repeal. The outcome of such litigation and legislative action as it relates to the Medicare Tax is unknown at this time.

F&G Holdings may be required to increase its valuation allowance against its deferred tax assets, which could materially adversely affect F&G Holdings’ capital position, business, operations and financial condition.

Deferred tax assets refer to assets that are attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets in essence represent future savings of taxes that would otherwise be paid in cash. The realization of the deferred tax assets is dependent upon the generation of sufficient future taxable income, including capital gains. If it is determined that the deferred tax assets cannot be realized, a deferred tax valuation allowance must be established, with a corresponding charge to net income.

Based on F&G Holdings’ current assessment of future taxable income, including available tax planning opportunities, F&G Holdings anticipates that it is more likely than not that it will not generate sufficient taxable income to realize all of its deferred tax assets. If future events differ from F&G Holdings’ current forecasts, the valuation allowance may need to be increased from the current amount, which could have a material adverse effect on F&G Holdings’ capital position, business, operations and financial condition.

Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments.

F&G Holdings, like other financial services companies, is involved in litigation and arbitration in the ordinary course of business. Although F&G Holdings does not believe that the outcome of any such litigation or arbitration will have a material impact on its financial condition or results of operations, F&G Holdings cannot predict such outcome, and a judgment against F&G Holdings could be substantial. More generally, F&G Holdings operates in an industry in which various practices are subject to scrutiny and potential litigation, including class actions. In addition, F&G Holdings sells its products through IMO’s, whose activities may be difficult to monitor. Civil jury verdicts have been returned against insurers and other financial services companies involving sales, underwriting practices, product design, product disclosure, administration, denial or delay of benefits, charging excessive or impermissible fees, recommending unsuitable products to customers, breaching fiduciary or other duties to customers, refund or claims practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, payment of sales or other contingent commissions, and other matters. Such lawsuits can result in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very limited appellate review. In addition, in some class action and other lawsuits, financial services companies have made material settlement payments.

Companies in the financial services industry are sometimes the target of law enforcement investigations and the focus of increased regulatory scrutiny.

The financial services industry, including insurance companies, is sometimes the target of law enforcement and regulatory investigations relating to the numerous laws and regulations that govern such companies. Some financial services companies have been the subject of law enforcement or other actions resulting from such investigations. Resulting publicity about one company may generate inquiries into or litigation against other financial services companies, even those who do not engage in the business lines or practices at issue in the original action. It is impossible to predict the outcome of such investigations or actions, whether they will expand into other areas not yet contemplated, whether they will result in changes in insurance regulation, whether activities currently thought to be lawful will be characterized as unlawful, or the impact, if any, of such scrutiny on the financial services and insurance industry or F&G Holdings.

F&G Holdings is dependent on the performance of others.

Various other parties provide services or are otherwise involved in F&G Holdings’ business operations, and F&G Holdings’ results may be affected by the performance of those other parties. For example, F&G Holdings is dependent upon independent distribution channels to sell its products, and certain assets are managed by third parties. Additionally, F&G Holdings’ operations are dependent on various service providers and on various technologies, some of which are provided and/or maintained by certain key outsourcing partners and other parties.

The other parties upon which F&G Holdings depends may default on their obligations to F&G Holdings due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud, or other reasons. Such defaults could have a material adverse effect on F&G Holdings’ financial condition and results of operations. In addition, certain of these other parties may act, or be deemed to act, on behalf of F&G Holdings or represent F&G Holdings in various capacities. Consequently, F&G Holdings may be held responsible for obligations that arise from the acts or omissions of these other parties.

F&G Holdings’ ability to conduct its business is dependent upon consumer confidence in the industry and its products. The conduct of competitors and financial difficulties of other companies in the industry could undermine consumer confidence and adversely affect retention of existing business and future sales of F&G Holdings’ annuity and insurance products.

The occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect the data processing systems of F&G Holdings or its business partners and could damage F&G Holdings’ business and adversely affect its financial condition and results of operations.

F&G Holdings retains confidential information in its computer systems, and relies on sophisticated commercial technologies to maintain the security of those systems. Despite F&G Holdings’ implementation of network security measures, its servers could be subject to physical and electronic break-ins, and similar disruptions from unauthorized tampering with its computer systems. Anyone who is able to circumvent F&G Holdings’ security measures and penetrate F&G Holdings’ computer systems could access, view, misappropriate, alter, or delete any information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified of unauthorized access, use, or disclosure of their information. Any compromise of the security of F&G Holdings’ computer systems that results in inappropriate access, use or disclosure of personally identifiable customer information could damage F&G Holdings’ reputation in the marketplace, deter people from purchasing F&G Holdings’ products, subject F&G Holdings to significant civil and criminal liability and require F&G Holdings to incur significant technical, legal and other expenses.

In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, a computer virus, a terrorist attack or war, F&G Holdings’ computer systems may be inaccessible to its employees, customers, or business partners for an extended period of time. Even if F&G Holdings’ employees are able to report to work, they may be unable to perform their duties for an extended period of time if F&G Holdings’ data or systems are disabled or destroyed. Any such occurrence could materially adversely affect F&G Holdings’ business, operations and financial condition.

F&G Holdings’ insurance subsidiaries’ ability to grow depends in large part upon the continued availability of capital.

F&G Holdings’ insurance subsidiaries’ long-term strategic capital requirements will depend on many factors, including their accumulated statutory earnings and the relationship between their statutory capital and surplus and various elements of required capital. To support long-term capital requirements, F&G Holdings’ insurance subsidiaries may need to increase or maintain their statutory capital and surplus through financings, which could include debt, equity, financing arrangements and/or other surplus relief transactions. Adverse market conditions have affected and continue to affect the availability and cost of capital from external sources and HGI is not obligated, and may choose or be unable, to provide financing or make any capital contribution to F&G Holdings’ insurance subsidiaries. Consequently, financings, if available at all, may be available only on terms that are not favorable to F&G Holdings’ insurance subsidiaries. If F&G Holdings’ insurance subsidiaries cannot maintain adequate capital, they may be required to limit growth in sales of new policies, and such action could materially adversely affect F&G Holdings’ business, operations and financial condition.

New accounting rules, changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact F&G Holdings.

Following the consummation of the Fidelity & Guaranty Acquisition, F&G Holdings is required to comply with GAAP. A number of organizations are instrumental in the development and interpretation of GAAP such as the SEC, the Financial Accounting Standards Board and the American Institute of Certified Public Accountants. GAAP is subject to constant review by these organizations and others in an effort to address emerging accounting rules and issue interpretative accounting guidance on a continual basis. F&G Holdings can give no assurance that future changes to GAAP will not have a negative impact on F&G Holdings. GAAP includes the requirement to carry certain investments and insurance liabilities at fair value. These fair values are sensitive to various factors including, but not limited to, interest rate movements, credit spreads, and various other factors. Because of this, changes in these fair values may cause increased levels of volatility in F&G Holdings’ financial statements.

In addition, F&G Holdings’ insurance subsidiaries are required to comply with statutory accounting principles (“SAP”). SAP and various components of SAP (such as actuarial reserving methodology) are subject to constant review by the NAIC and its task forces and committees as well as state insurance departments in an effort to address emerging issues and otherwise improve financial reporting. Various proposals are currently or have previously been pending before committees and task forces of the NAIC, some of which, if enacted, would negatively affect F&G Holdings. The NAIC is also currently working to reform state regulation in various areas, including comprehensive reforms relating to life insurance reserves and the accounting for such reserves. F&G Holdings cannot predict whether or in what form reforms will be enacted and, if so, whether the enacted reforms will positively or negatively affect F&G Holdings. In addition, the NAIC Accounting Practices and Procedures manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP by granting them permitted accounting practices. F&G Holdings cannot predict whether or when the insurance departments of the states of domicile of its competitors may permit them to utilize advantageous accounting practices that depart from SAP, the use of which is not permitted by the insurance departments of the states of domicile of F&G Holdings and its insurance subsidiaries. With respect to regulations and guidelines, states sometimes defer to the interpretation of the insurance department of the state of domicile. Neither the action of the domiciliary state nor action of the NAIC is binding on a state. Accordingly, a state could choose to follow a different interpretation. F&G Holdings can give no assurance that future changes to SAP or components of SAP or the grant of permitted accounting practices to its competitors will not have a negative impact on F&G Holdings.

F&G Holdings’ risk management policies and procedures could leave it exposed to unidentified or unanticipated risk, which could negatively affect its business or result in losses.

F&G Holdings has developed risk management policies and procedures and expects to continue to enhance these in the future. Nonetheless, F&G Holdings’ policies and procedures to identify, monitor, and manage both internal and external risks may not effectively mitigate these risks or predict future exposures, which could be different or significantly greater than expected. These identified risks may not be the only risks facing F&G Holdings. Additional risks and uncertainties not currently known to F&G Holdings, or that it currently deem to be immaterial, may adversely affect F&G Holdings’ business, financial condition and/or operating results.

Difficult conditions in the economy generally could adversely affect F&G Holdings’ business, operations and financial condition.

A general economic slowdown could adversely affect F&G Holdings in the form of changes in consumer behavior and pressure on F&G Holdings’ investment portfolios. Changes in consumer behavior could include decreased demand for F&G Holdings’ products and elevated levels of policy lapses, policy loans, withdrawals, and surrenders. F&G Holdings’ investments, including investments in mortgage-backed securities, could be adversely affected as a result of deteriorating financial and business conditions affecting the issuers of the securities in F&G Holdings’ investment portfolio.

F&G Holdings may not be able to protect its intellectual property and may be subject to infringement claims.

F&G Holdings relies on a combination of contractual rights and copyright, trademark, and trade secret laws to establish and protect its intellectual property. Although F&G Holdings uses a broad range of measures to protect its intellectual property rights, third parties may infringe or misappropriate its intellectual property. F&G Holdings may have to litigate to enforce and protect its copyrights, trademarks, trade secrets, and know-how or to determine their scope, validity, or enforceability, which represents a diversion of resources that may be significant in amount and may not prove successful. The loss of intellectual property protection or the inability to secure or enforce the protection of F&G Holdings’ intellectual property assets could adversely impact F&G Holdings’ business and its ability to compete effectively.

F&G Holdings also may be subject to costly litigation in the event that another party alleges its operations or activities infringe upon that party’s intellectual property rights. F&G Holdings may also be subject to claims by third parties for breach of copyright, trademark, trade secret, or license usage rights. Any such claims and any resulting litigation could result in significant liability for damages or be enjoined from providing certain products or services to its customers or utilizing and benefiting from certain methods, processes, copyrights, trademarks, trade secrets, or licenses, or alternatively could be required to enter into costly licensing arrangements with third parties, all of which could have a material adverse effect on F&G Holdings’ business, results of operations, and financial condition.

F&G Holdings’ business could be interrupted or compromised if it experiences difficulties arising from outsourcing relationships.

In addition to services provided by third-party asset managers, F&G Holdings outsources the following functions to third-party service providers, and expects to do so in the future: (i) new business administration, (ii) hosting of financial systems, (iii) services of existing policies, (iv) call centers and (v) underwriting administration of life insurance applications. If F&G Holdings does not maintain an effective outsourcing strategy or third-party providers do not perform as contracted, F&G Holdings may experience operational difficulties, increased costs and a loss of business that could have a material adverse effect on its results of operations. In addition, F&G Holdings’ reliance on third-party service providers that it does not control does not relieve F&G Holdings of its responsibilities and requirements. Any failure or negligence by such third-party service providers in carrying out their contractual duties may result in F&G Holdings becoming subjected to liability to parties who are harmed and ensuing litigation. Any litigation relating to such matters could be costly, expensive and time-consuming, and the outcome of any such litigation may be uncertain. Moreover, any adverse publicity arising from such litigation, even if the litigation is not successful, could adversely affect the reputation and sales of F&G Holdings and its products.

F&G Holdings is exposed to the risks of natural and man-made catastrophes, pandemics and malicious and terrorist acts that could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

Natural and man-made catastrophes, pandemics and malicious and terrorist acts present risks that could materially adversely affect F&G Holdings’ operations and results. A natural or man-made catastrophe, pandemic or malicious or terrorist act could materially adversely affect the mortality or morbidity experience of F&G Holdings or its reinsurers. Such events could result in a substantial increase in mortality experience. Although F&G Holdings participates in a risk pooling arrangement that partially mitigates the impact of multiple deaths from a single event, claims arising from such events could have a material adverse effect on F&G Holdings’ business, operations and financial condition, either directly or as a result of their affect on its reinsurers or other counterparties. Such events could also have an adverse effect on lapses and surrenders of existing policies, as well as sales of new policies. While F&G Holdings has taken steps to identify and manage these risks, such risks cannot be predicted with certainty, nor fully protected against even if anticipated.

In addition, such events could result in a decrease or halt in economic activity in large geographic areas, adversely affecting the marketing or administration of F&G Holdings’ business within such geographic areas and/or the general economic climate, which in turn could have an adverse affect on F&G Holdings’ business, operations and financial condition. The possible macroeconomic effects of such events could also adversely affect F&G Holdings’ asset portfolio.

F&G Holdings operates in a highly competitive industry, which could limit its ability to gain or maintain its position in the industry and could materially adversely affect F&G Holdings’ business, financial condition and results of operations.

F&G Holdings operates in a highly competitive industry. F&G Holdings encounters significant competition in all of its product lines from other insurance companies, many of which have greater financial resources and higher financial strength ratings than F&G Holdings and which may have a greater market share, offer a broader range of products, services or features, assume a greater level of risk, have lower operating or financing costs, or have different profitability expectations than F&G Holdings. Competition could result in, among other things, lower sales or higher lapses of existing products.

F&G Holdings’ annuity products compete with fixed index, fixed rate and variable annuities sold by other insurance companies and also with mutual fund products, traditional bank investments and other retirement funding alternatives offered by asset managers, banks and broker-dealers. F&G Holdings’ insurance products compete with those of other insurance companies, financial intermediaries and other institutions based on a number of factors, including premium rates, policy terms and conditions, service provided to distribution channels and policyholders, ratings by rating agencies, reputation and commission structures.

Consolidation in the insurance industry and in distribution channels may result in increasing competitive pressures on F&G Holdings. Larger, potentially more efficient organizations may emerge from consolidation. In addition, some mutual insurance companies have converted to stock ownership, which gives them greater access to capital markets and greater ability to compete. The ability of banks to increase their securities-related business or to affiliate with insurance companies may materially and adversely affect sales of all of F&G Holdings’ products by substantially increasing the number and financial strength of potential competitors. Consolidation and expansion among banks, insurance companies, and other financial service companies with which F&G Holdings does business could also have an adverse affect on F&G Holdings’ business, operations and financial condition if they demand more favorable terms than F&G Holdings previously offered or if they elect not to continue to do business with F&G Holdings following consolidation or expansion.

F&G Holdings’ ability to compete is dependent upon, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from rating agencies. F&G Holdings’ ability to compete is also dependent upon, among other things, its ability to attract and retain distribution channels to market its products, the competition for which is vigorous. F&G Holdings competes for marketers and agents primarily on the basis of F&G Holdings’ financial position, support services, compensation and product features. Such marketers and agents may promote products offered by other life insurance companies that may offer a larger variety of products than F&G Holdings offers. F&G Holdings’ competitiveness for such marketers and agents also depends upon the long-term relationships it develops with them. If F&G Holdings is unable to attract and retain sufficient marketers and agents to sell its products, F&G Holdings’ ability to compete and its revenues will suffer.

F&G Holdings’ ability to maintain competitive unit costs is dependent upon the level of new sales and persistency of existing business.

F&G Holdings’ ability to maintain competitive unit costs is dependent upon a number of factors, such as the level of new sales, persistency of existing business, and expense management. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs. F&G Holdings’ business plan includes expense reductions, but there can be no assurance that such reductions will be achieved.

In addition, lower persistency may result in higher or more rapid amortization of present value of in-force costs, which would result in higher unit costs and lower reported earnings. Although many of F&G Holdings’ products contain surrender charges, such charges decrease over time and may not be sufficient to cover the unamortized present value of in-force costs with respect to the insurance policy or annuity contract being surrendered.

There may be adverse consequences if the independent contractor status of F&G Holdings’ IMOs is successfully challenged.

F&G Holdings sells its products through a network of approximately 300 IMOs representing approximately 25,000 independent agents and managing general agents. These IMOs are treated by F&G Holdings as independent contractors who own their own businesses. However, the tests governing the determination of whether an individual is considered to be an independent contractor or an employee are typically fact sensitive and vary from jurisdiction to jurisdiction. Laws and regulations that govern the status of F&G Holdings’ IMOs are subject to change or interpretation by various authorities. If a federal or state authority or court enacts legislation (or adopts regulations) or adopts an interpretation that change the manner in which employees and independent contractors are classified or makes any adverse determination with respect to some or all of F&G Holdings’ independent contractors, F&G Holdings could incur significant costs in complying with such laws, regulations or interpretations, including, in respect of tax withholding, social security payments and recordkeeping, or F&G Holdings could be held liable for the actions of such independent contractors or may be required to modify its business model, any of which could have a material adverse effect on F&G Holdings’ business, financial condition and results of operations. In addition, there is the risk that F&G Holdings may be subject to significant monetary liabilities arising from fines or judgments as a result of any such actual or alleged non-compliance with federal, state, or provincial tax or employment laws. Further, if it were determined that F&G Holdings’ IMOs should be treated as employees, F&G Holdings could possibly incur additional liabilities with respect to any applicable employee benefit plan.

If F&G Holdings is unable to implement a new GAAP financial reporting process, it may not be able to report its financial results accurately or on a timely basis.

Following the consummation of the Fidelity & Guaranty Acquisition, F&G Holdings is required to prepare its financial statements in compliance with GAAP. For the pre-acquisition periods (2008 through March 2011), F&G Holdings prepared its financial statements in accordance with International Financial Reporting Standards (“IFRS”). As a result, F&G did not have the appropriate internal resources and processes established to convert previously prepared IFRS financial information to US GAAP financial statements, and needed to utilize manual workarounds. F&G Holdings will no longer use this method going forward and is implementing a process for the preparation of financial statements in accordance with GAAP without first preparing the information in accordance with IFRS. F&G Holdings’ inability to complete the development and implementation of procedures and controls relating to the preparation of GAAP financial statements under the new process could materially adversely affect F&G Holdings’ ability to report its financial condition and results of operations in the future in a timely and reliable manner, which could in turn affect the Company’s ability to prepare and report consolidated financial information accurately and in a timely manner.

See also “Risks Related to HGI — Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test our internal controls over financial reporting and to report on our assessment as to the effectiveness of these controls. Any delays or difficulty in satisfying these requirements or negative reports concerning our internal controls could adversely affect our future results of operations and financial condition” and “Risks Related to F&G Holdings’ Business — New accounting rules, changes to existing accounting rules, or the grant of permitted accounting practices to competitors could negatively impact F&G Holdings.”

Risks Related to Front Street’s Business

There can be no assurance that Front Street will be able to effectively implement its business strategy or that its business will be successful.

Front Street is a Bermuda company that was formed in March 2010 to act as a long-term reinsurer and to provide reinsurance to the specialty insurance sectors of fixed, deferred and payout annuities. Front Street intends to enter into long-term reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements, and may also pursue acquisitions in the same sector. To date, Front Street has not entered into any reinsurance contracts, and may not do so until it is capitalized according to its business plan, which was approved by the Bermuda Monetary Authority in March 2010. There can be no assurance that Front Street will be able to successfully enter into reinsurance transactions, that such transactions will be successful, or that Front Street will be able to achieve its anticipated investment returns.

In order to operate its business, Front Street will be subject to capital and other regulatory requirements and a highly competitive landscape. In addition, among other things, any of the following could negatively impact Front Street’s ability to implement its business strategy successfully: (i) failure to accurately assess the risks associated with the businesses that Front Street will reinsure, (ii) failure to obtain desirable financial strength ratings or any subsequent downgrade or withdrawal of any of Front Street’s financial strength ratings, (iii) exposure to credit risk associated with brokers with whom Front Street will conduct business, (iv) failure of the loss limitation methods that Front Street employs to mitigate its loss exposure, (v) loss of key personnel, (vi) unfavorable changes in applicable laws or regulations, (vii) inability to provide collateral to ceding companies or otherwise comply with U.S. insurance regulations, (viii) inability to gain or obtain market position and (ix) exposure to litigation.

As contemplated by the terms of the F&G Stock Purchase Agreement, on May 19, 2011, the Special Committee unanimously recommended to the Board for approval (i) the Reinsurance Agreement to be entered into by Front Street and FGL Insurance, pursuant to which Front Street would reinsure up to $3 billion of insurance obligations under annuity contracts of FGL and (ii) the Investment Management Agreement to be entered into by Front Street and HCP, an affiliate of the Harbinger Parties, pursuant to which HCP would be appointed as the investment manager of up to $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets will be deposited in a reinsurance trust account for the benefit of FGL Insurance pursuant to the Trust Agreement. On May 19, 2011, the Board approved the Front Street Reinsurance Transaction.

The Reinsurance Agreement and the Trust Agreement and the transactions contemplated thereby are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration, which may be granted in whole, in part, or not at all. The F&G Stock Purchase Agreement provides for up to a $50 million post-closing reduction in purchase price for the Fidelity & Guaranty Acquisition if, among other things, the Front Street reinsurance transaction is not approved by the Maryland Insurance Administration or is approved subject to certain restrictions or conditions, including if HCP is not allowed to be appointed as the investment manager for $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement. See “The Fidelity & Guaranty Acquisition — The Front Street Reinsurance Transaction.”

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of the exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer — Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the Staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made in this prospectus and the documents incorporated herein forward-looking statements that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management and the management of our subsidiaries. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of our company and our subsidiaries. Forward-looking statements specifically include, without limitation, the information regarding: efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, the economy, future economic performance, conditions to, and the timetable for, completing the integration of Spectrum Brands Holdings’ and F&G Holdings’ financial reporting with ours, completing future acquisitions and dispositions, completing the Front Street reinsurance transaction, litigation, potential and contingent liabilities, management’s plans, business portfolios, changes in regulations and taxes.

Forward-looking statements may be preceded by, followed by or include the words “may,” “will,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “could,” “might,” or “continue” or the negative or other variations thereof or comparable terminology.

Forward-looking statements are not guarantees of performance. You should understand that the following important factors could affect the future results of our company (including our subsidiaries), and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements.

HGI

HGI’s actual results or other outcomes may differ from those expressed or implied by forward-looking statements contained or incorporated herein due to a variety of important factors, including, without limitation, the following:

•	limitations on our ability to successfully identify additional suitable acquisition and investment opportunities and to compete for these opportunities with others who have greater resources;

•	the need to provide sufficient capital to our operating businesses;

•	our dependence on distributions from our subsidiaries to fund our operations and payments on our debt;

•	the impact of covenants in the indenture governing our senior secured notes, and future financing agreements, on our ability to operate our business and finance our pursuit of additional acquisition opportunities;

•	the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations we and our subsidiaries may incur;

•	the impact on the aggregate value of our company portfolio and our stock price from changes in the market prices of publicly traded equity interests we hold, particularly during times of volatility in security prices;

•	the impact of additional material charges associated with our oversight of acquired companies and the integration of our financial reporting;

•	the impact of restrictive stockholder agreements and securities laws on our ability to dispose of equity interests we hold;

•	the controlling effect of our principal stockholders whose interests may conflict with interests of our other stockholders and holders of the notes;

•	the effect interests of our officers, directors, stockholders and their respective affiliates may have in certain transactions in which we are involved;

•	our dependence on certain key personnel;

•	the impact of potential losses and other risks from changes in our investment portfolio;

•	our ability to effectively increase the size of our organization and manage our growth;

•	the impact of a determination that we are an investment company or personal holding company;

•	the impact of future claims arising from operations, agreements and transactions involving former subsidiaries;

•	the impact of expending significant resources in researching acquisition or investment targets that are not consummated;

•	tax consequences associated with our acquisition, holding and disposition of target companies and assets; and

•	the impact of delays or difficulty in satisfying the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 or negative reports concerning our internal controls.

Spectrum Brands Holdings

Spectrum Brands Holdings’ actual results or other outcomes may differ from those expressed or implied in the forward-looking statements contained or incorporated herein due to a variety of important factors, including, without limitation, the following:

•	the impact of Spectrum Brands’ substantial indebtedness on its business, financial condition and results of operations;

•	the impact of restrictions in Spectrum Brands’ debt instruments on its ability to operate its business, finance its capital needs or pursue or expand business strategies;

•	any failure to comply with financial covenants and other provisions and restrictions of Spectrum Brands’ debt instruments;

•	Spectrum Brands’ ability to successfully integrate the business acquired in connection with the combination with Russell Hobbs and achieve the expected synergies from that integration at the expected costs;

•	the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities;

•	the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit;

•	interest rate and exchange rate fluctuations;

•	the loss of, or a significant reduction in, sales to a significant retail customer(s);

•	competitive promotional activity or spending by competitors or price reductions by competitors;

•	the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands;

•	the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where Spectrum Brands Holdings’ does business;

•	changes in consumer spending preferences and demand for Spectrum Brands Holdings’ products;

•	Spectrum Brands’ ability to develop and successfully introduce new products, protect its intellectual property and avoid infringing the intellectual property of third parties;

•	Spectrum Brands’ ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings;

•	the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations);

•	public perception regarding the safety of Spectrum Brands’ products, including the potential for environmental liabilities, product liability claims, litigation and other claims;

•	the impact of pending or threatened litigation;

•	changes in accounting policies applicable to Spectrum Brands’ business;

•	government regulations;

•	the seasonal nature of sales of certain of Spectrum Brands’ products;

•	the effects of climate change and unusual weather activity; and

•	the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets.

F&G Holdings

F&G Holdings’ actual results or other outcomes may differ from those expressed or implied by forward-looking statements contained or incorporated herein due to a variety of important factors, including, without limitation, the following:

•	Harbinger F&G’s ability to replace the Reserve Facility;

•	Harbinger F&G’s ability to consummate the Raven Springing Amendment;

•	Wilton Re’s ability or willingness to meet its financial obligations under the Raven Springing Amendment;

•	F&G Holdings’ insurance subsidiaries’ ability to maintain and improve their financial strength ratings;

•	Harbinger F&G’s and its insurance subsidiaries’ need for additional capital in order to maintain the amount of statutory capital that they must hold to maintain their financial strength and credit ratings and meet other requirements and obligations, including under the Reserve Facility;

•	F&G Holdings’ ability to control its business in a highly regulated industry, which is subject to numerous legal restrictions and regulations;

•	availability of reinsurance and credit risk associated with reinsurance;

•	the accuracy of F&G Holdings’ assumptions and estimates regarding future events and ability to respond effectively to such events, including mortality, persistency, expenses and interest rates, tax liability, business mix, frequency of claims, contingent liabilities, investment performance, and other factors related to its business and anticipated results;

•	F&G Holdings’ ability to mitigate the reserve strain associated with Regulation XXX and Guideline AXXX;

•	the impact of interest rate fluctuations on F&G Holdings;

•	the availability of credit or other financings and the impact of equity and credit market volatility and disruptions on F&G Holdings;

•	changes in the federal income tax laws and regulations which may affect the relative income tax advantages of F&G Holdings’ products;

•	F&G Holdings’ ability to defend itself against litigation (including class action litigation) and respond to enforcement investigations or regulatory scrutiny;

•	the performance of third parties including distributors and technology service providers, and providers of outsourced services;

•	the impact of new accounting rules or changes to existing accounting rules on F&G Holdings;

•	F&G Holdings’ ability to protect its intellectual property;

•	general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance which may affect (among other things) F&G Holdings’ ability to sell its products, its ability to access capital resources and the costs associated therewith, the fair value of its investments, which could result in impairments and other-than-temporary impairments, and certain liabilities, and the lapse rate and profitability of policies;

•	regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies;

•	the impact of man-made catastrophes, pandemics, computer virus, network security branches and malicious and terrorist acts on F&G Holdings;

•	F&G Holdings’ ability to compete in a highly competitive industry;

•	Front Street’s ability to effectively implement its business strategy, including the need for capital and its ability to expand its operations; and

•	ability to obtain approval of the Maryland Insurance Administration for the Front Street reinsurance transaction.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this document. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this document or to reflect actual outcomes.

THE SPECTRUM BRANDS ACQUISITION

On June 16, 2010, Spectrum Brands Holdings completed the SB/RH Merger pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among Spectrum Brands Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp. and Grill Merger Corp. (the “Merger Agreement”). As a result of the completion of the SB/RH Merger, Russell Hobbs became a wholly owned subsidiary of Spectrum Brands, Spectrum Brands became a wholly owned subsidiary of Spectrum Brands Holdings and the stockholders of Spectrum Brands immediately prior to the consummation of the SB/RH Merger received shares of Spectrum Brands Holdings common stock in exchange for their shares of Spectrum Brands common stock. Immediately prior to the SB/RH Merger, the Harbinger Parties owned approximately 41% of the outstanding shares of Spectrum Brands common stock and 100% of the outstanding capital stock of Russell Hobbs and had an outstanding term loan to Russell Hobbs. Upon the completion of the SB/RH Merger, the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 35% of the outstanding shares of Spectrum Brands Holdings common stock and the Harbinger Parties owned approximately 65% of the outstanding shares of Spectrum Brands Holdings common stock. In connection with the consummation of the SB/RH Merger, the Spectrum Brands common stock was delisted from the NYSE and shares of Spectrum Brands Holdings common stock were listed on the NYSE under the ticker symbol “SPB”.

On January 7, 2011, we completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement. As a result, the Harbinger Parties contributed 27,756,905 shares of Spectrum Brands Holdings common stock, (or approximately 54.5% of the then outstanding Spectrum Brands Holdings common stock, as of such date) to us in exchange for 119,909,829 newly issued shares of our common stock. This exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of our common stock ($6.33) and Spectrum Brands Holdings common stock ($27.36) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010 (the day we received the Harbinger Parties’ proposal for the Spectrum Brands Acquisition). After the completion of the Spectrum Brands Acquisition, the Harbinger Parties owned approximately 93.3% of our then issued and outstanding shares of common stock. For more information regarding the ownership of our common stock, see “Principal Stockholders.”

Upon the consummation of the Spectrum Brands Acquisition, the Harbinger Parties, Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), and Spectrum Brands Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “Spectrum Brands Holdings Registration Rights Agreement”). Following the consummation of the Spectrum Brands Acquisition, we also became a party to the Spectrum Brands Holdings Registration Rights Agreement.

Under the Spectrum Brands Holdings Registration Rights Agreement, we may demand that Spectrum Brands Holdings register all or a portion of our shares of Spectrum Brands Holdings common stock for sale under the Securities Act, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or a similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration. We also have “piggy back” rights to participate in registered offerings initiated by Spectrum Brands Holdings or certain other holders.

Following the consummation of the Spectrum Brands Acquisition, we also became a party to the Stockholder Agreement, dated as of February 9, 2010 (the “Spectrum Brands Holdings Stockholder Agreement”), by and among the Harbinger Parties and Spectrum Brands Holdings. Under the Spectrum Brands Holdings Stockholder Agreement, the parties agree that, among other things:

•	Spectrum Brands Holdings will maintain (i) a special nominating committee of its board of directors (the “Special Nominating Committee”) consisting of three Independent Directors (as defined in the Spectrum Brands Holdings Stockholder Agreement), (ii) a nominating and corporate governance committee of its board of directors (the “Nominating and Corporate Governance Committee”) and (iii) an Audit Committee in accordance with the rules of the NYSE (the “NYSE rules”);

•	for so long as we (together with our affiliates, including the Harbinger Parties) own 40% or more of Spectrum Brands Holdings’ outstanding voting securities, we will vote our shares of Spectrum Brands

Holdings common stock to effect the structure of Spectrum Brands Holdings’ board of directors described in the Spectrum Brands Holdings Stockholder Agreement and to ensure that Spectrum Brands Holdings’ chief executive officer is elected to its board of directors;

•	neither Spectrum Brands Holdings nor any of its subsidiaries will be permitted to pay any monitoring or similar fee to us or our affiliates, including the Harbinger Parties;

•	we will not effect any transfer of Spectrum Brands Holdings’ equity securities to any person that would result in such person and its affiliates beneficially owning 40% or more of Spectrum Brands Holdings’ outstanding voting securities (a “40% Stockholder”), unless (i) such person agrees to be bound by the terms of the Spectrum Brands Holdings Stockholder Agreement, (ii) the transfer is pursuant to a bona fide acquisition of Spectrum Brands Holdings approved by Spectrum Brands Holdings’ board of directors and a majority of the members of the Special Nominating Committee, (iii) the transfer is otherwise specifically approved by Spectrum Brands Holdings’ board of directors and a majority of the Special Nominating Committee, or (iv) the transfer is of 5% or less of Spectrum Brands Holdings’ outstanding voting securities;

•	we will have certain inspection rights so long as we and our affiliates, including the Harbinger Parties, own, in the aggregate, at least 15% of the outstanding Spectrum Brands Holdings’ voting securities; and

•	we will have certain rights to obtain Spectrum Brands’ information, at our expense, for so long as we own at least 10% of the outstanding Spectrum Brands Holdings’ voting securities.

The Spectrum Brands Holdings Stockholder Agreement also provided that we would not, and we will not permit any of our affiliates, including the Harbinger Parties, to make any public announcement with respect to, or submit a proposal for, or offer in respect of, a Going-Private Transaction (as defined in the Spectrum Brands Holdings Stockholder Agreement) of Spectrum Brands Holdings unless such action is specifically requested in writing by the board of directors of Spectrum Brands Holdings with the approval of a majority of the members of the Special Nominating Committee. This limitation terminated on June 16, 2011. The other provisions of the Spectrum Brands Holdings Stockholder Agreement (other than with respect to information and investigation rights) will terminate on the date on which we and our affiliates (including the Harbinger Parties) no longer beneficially own 40% of outstanding Spectrum Brands Holdings’ voting securities. The Spectrum Brands Holdings Stockholder Agreement terminates when any person or group owns 90% or more of the outstanding voting securities of Spectrum Brands Holdings.

In addition, under Spectrum Brands Holdings’ certificate of incorporation, no 40% Stockholder shall, or shall permit any of its affiliates or any group which such 40% Stockholder or any person directly or indirectly controlling or controlled by such 40% Stockholder is a member of, to engage in any transactions that would constitute a Going-Private Transaction, unless such transaction satisfies certain requirements.

In order to permit the collateral agent to exercise the remedies under the indenture and foreclose on the Spectrum Brands Holdings common stock pledged as collateral for the notes upon an event of default under the indenture, on January 7, 2011, simultaneously with the closing of the Spectrum Brands Acquisition, the collateral agent became a party to the Spectrum Brands Holdings Stockholder Agreement and will, upon an event of default under the Indenture, and subject to certain exceptions, become subject to all of its covenants, terms and conditions to the same extent as HGI prior to such event of default.

THE FIDELITY & GUARANTY ACQUISITION

On March 7, 2011, we entered into the Transfer Agreement with the Master Fund, pursuant to which, on March 9, 2011, (i) we acquired from the Master Fund a 100% membership interest in Harbinger F&G and (ii) the Master Fund transferred to Harbinger F&G the sole issued and outstanding Ordinary Share of FS Holdco. In consideration for the interests in FS Holdco and Harbinger F&G, we agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund (up to a maximum of $13.3 million) in connection with the Fidelity & Guaranty Acquisition and to submit certain expenses of the Master Fund for reimbursement by OM Group under the F&G Stock Purchase Agreement. Following the consummation of the foregoing acquisitions, Harbinger F&G became a direct wholly-owned subsidiary of HGI, FS Holdco became an indirect wholly-owned subsidiary of Harbinger F&G and Front Street became the indirect wholly-owned subsidiary of Harbinger F&G.

On April 6, 2011, pursuant to the F&G Stock Purchase Agreement, Harbinger F&G acquired from OM Group all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group, as lender, and F&G Holdings, as borrower, in consideration for $350 million. As described further herein, the $350 million purchase price may be reduced by up to $50 million post-closing if certain regulatory approvals are not obtained. Following the consummation of the Fidelity & Guaranty Acquisition, (i) F&G Holdings became a direct wholly-owned subsidiary of Harbinger F&G and (ii) FGL Insurance and FGL NY Insurance became the wholly-owned subsidiaries of F&G Holdings. FGL Insurance and FGL NY Insurance are our principal insurance companies.

The Reserve Facility and the CARVM Facility

Life insurance companies operating in the United States are required to calculate required reserves for life and annuity policies based on statutory principles. These methodologies are governed by “Regulation XXX” (applicable to term life insurance policies), “Guideline AXXX” (applicable to universal life insurance policies with secondary guarantees) and the Commissioners Annuity Reserve Valuation Method, known as “CARVM” (applicable to annuities). Under Regulation XXX, Guideline AXXX and CARVM, insurers are required to establish statutory reserves for such policies that many market participants believe are excessive.

Insurers often use ceded reinsurance to facilitate the financing of certain of these excess reserves. Prior to the closing of the Fidelity & Guaranty Acquisition, FGL Insurance had financed these reserves through various reinsurance contracts consisting of: (i) four reinsurance contracts between FGL Insurance and Old Mutual Reassurance (Ireland) Limited, a subsidiary of OM Group (“OM Ireland”), pursuant to which OM Ireland reinsured life insurance policies subject to Regulation XXX and Guideline AXXX reserve requirements (the “XXX/AXXX Agreements”) and (ii) one reinsurance contract pursuant to which OM Ireland reinsured annuities subject to CARVM reserve requirements (the “CARVM Treaty”). Following the consummation of the Fidelity & Guaranty Acquisition, FGL Insurance stopped ceding XXX/AXXX reserves to OM Ireland on September 30, 2010 and FGL Insurance stopped ceding reserves to OM Ireland under the CARVM Treaty on December 31, 2010. The liabilities ceded under the XXX/AXXX Agreements were recaptured by FGL Insurance in connection with the consummation of the Fidelity & Guaranty Acquisition.

Reserve Facility.  In connection with the consummation of the Fidelity & Guaranty Acquisition, OM Group consummated a reserve funding transaction with FGL Insurance with respect to the policies previously reinsured by OM Ireland under the XXX/AXXX Agreements (the “Reserve Facility”). As contemplated by the F&G Stock Purchase Agreement, the reinsurance and related financing provided by the XXX/AXXX Agreements was replaced by the Reserve Facility as follows:

•	The life insurance policies previously ceded to OM Ireland under the XXX/AXXX Agreements (the “Recaptured Policies”) were recaptured by FGL Insurance.

•	Certain of the Recaptured Policies (the “Raven Policies”) that were issued prior to March 31, 2010 were then ceded by FGL Insurance to Raven Reinsurance Company, a newly formed special purpose captive reinsurer domiciled in Vermont that is owned by FGL Insurance (the “Vermont Captive”). The Recaptured Policies issued after March 31, 2010 were retained by FGL Insurance. Assets backing the economic reserves associated with the Raven Policies (that is, the non-excess reserves required by statutory accounting requirements) are held by FGL Insurance on a funds-withheld basis. The excess reserves associated with the Raven Policies are secured by a reinsurance credit trust established by the Vermont Captive for the benefit of FGL Insurance. The assets in trust consist of (i) a letter of credit (the “Letter of Credit”) issued by NBI and (ii) certain senior trust notes (the “Senior Trust Notes”) issued by a Delaware trust (which were submitted to the NAIC that in turn, holds notes issued by an affiliate of NBI, which notes may in certain circumstances be put to such affiliate of NBI). The Reserve

Facility will initially provide FGL Insurance financing for the excess reserves through the Letter of Credit and the Senior Trust Notes. The face amount of the Letter of Credit and the Senior Trust Notes is $535 million in the aggregate (the “Total L/C Exposure”) may be reduced in certain circumstances.

•	FGL Insurance transferred $250,000, the amount of the Vermont Captive’s statutory minimum capital, to the regulatory account of the Vermont Captive in exchange for common stock issued by the Vermont Captive to FGL Insurance.

•	OM Group contributed $95 million to the Vermont Captive in exchange for a surplus note, which amount will be held in a surplus account of the Vermont Captive, along with other amounts received by the Vermont Captive in excess of the Reserve Facility’s minimum capital and surplus requirements.

•	During the term of the Reserve Facility, the Vermont Captive and Harbinger F&G have agreed to maintain Total Modified Adjusted Capital (generally defined with reference to the definition of Total Adjusted Capital in applicable Vermont statutes as in effect as of December 31, 2009, subject to certain exclusions) of the Vermont Captive at a level equal to the greater of (x) 300% of the Vermont Captive’s Company Action Level Risk Based Capital (generally defined with reference to applicable Vermont statutes and the risk-based capital factors and formula prescribed by the NAIC, each as in effect as of December 31, 2009) requirement or (y) $95 million (the greater of such amounts, “Minimum Capital Amount”). In the event that the Vermont Captive fails to maintain the Minimum Capital Amount for any quarter, Harbinger F&G is required to make a capital contribution equal to the amount of the shortfall for deposit into the surplus account. If Harbinger F&G fails to make the capital contribution, OM Group is required to make the capital contribution equal to the shortfall.

•	For the benefit of NBI, FGL Insurance paid a structuring fee to the Administrative Agent in the amount of $13.7 million.

•	Until December 31, 2012, the Vermont Captive and Harbinger F&G are jointly and severally obligated to pay to the Administrative Agent (for the benefit of NBI) a portion of the Facility Fee described below, of up to 150 basis points per annum on the face amount of the Total L/C Exposure. Until December 31, 2012, any portion of the Facility Fee above the Total L/C Exposure will be paid by Old Mutual plc (“Old Mutual”). The “Facility Fee” is calculated as the amount accrued with respect to the Total L/C Exposure at an annual rate of 1.38%.

•	During the term of the Reserve Facility, Harbinger F&G and Old Mutual may be required to post collateral to the Administrative Agent (for the benefit of NBI) based on the outputs of a mutually agreed collateralization model. If the amounts called for by the model based on calculations to be performed at least weekly exceed $15 million, then Old Mutual will be required to post cash collateral in the amount of such excess (to the extent not already posted) up to an additional $15 million and, to the extent such calculations call for amounts exceeding $30 million, Harbinger F&G will be required to post cash collateral in the amount of such excess (to the extent not already posted), subject to a limit on the total aggregate collateral posted by both Harbinger F&G and Old Mutual equal to the Total L/C Exposure. Following a demand from the Administrative Agent, collateral must be posted by Harbinger F&G on the same or the following business day and required collateral posting under the collateralization model may fluctuate significantly in a short period of time. Any additional collateral must be funded by HRG or made available to Harbinger F&G by its subsidiaries. To the extent that the amounts called for by the collateralization model decrease and collateral has already been posted by Harbinger F&G or by Old Mutual, cash in the amount of the decrease would be returned to Harbinger F&G or to Old Mutual, as the case may be. Each of these transfers of cash is subject to a $250,000 de minimis threshold.

•	In the event that FGL Insurance requests a draw on the assets in the reinsurance credit trust, NBI may direct the payment of the disbursement amount from either the Letter of Credit or the Senior Trust Notes. In the event of disbursement by NBI under either instrument, Harbinger F&G is obligated to make an immediate reimbursement to the Administrative Agent (for the benefit of NBI). If Harbinger F&G fails to make such reimbursement, the Vermont Captive is required to make the reimbursement. If both Harbinger F&G and the Vermont Captive fail to make the reimbursement, OM Group is required to reimburse the Administrative Agent for NBI’s benefit.

Under the F&G Stock Purchase Agreement, OM Group’s obligation to provide the Reserve Facility terminates upon the earlier of (i) replacement of the Reserve Facility by a facility or facilities that enable FGL Insurance to take full credit on its statutory financial statements for all of the business reinsured under the Reserve Facility; (ii) December 31, 2012; and (iii) the occurrence of any transaction pursuant to which Harbinger Capital and its affiliates collectively cease to own, directly or indirectly, an aggregate of at least 40% of the outstanding equity ownership or other economic interest in or voting securities or voting power of FGL Insurance or any parent company of FGL Insurance or cease to control FGL Insurance or any parent company of FGL Insurance, and after the consummation of such transaction FGL Insurance would reasonably be expected to have a financial strengths rating by A.M. Best Company of below “A-” (a “Change of Control Transaction”).

Pursuant to the F&G Stock Purchase Agreement, Harbinger F&G agreed to replace the Reserve Facility as soon as practicable, but in no event later than December 31, 2012, with a facility that enables FGL Insurance to take full credit on its statutory financial statements for the business reinsured under the Reserve Facility. In order to secure this and certain other obligations under the F&G Stock Purchase Agreement, Harbinger F&G and F&G Holdings have pledged to OM Group the Pledged Shares. In the event that the Reserve Facility is not replaced by that date, OM Group may foreclose on the Pledged Shares and exercise other rights in relation thereto. See “— Other Agreements” below. Alternatively, OM Group may agree to extend the Reserve Facility for successive three-month periods, until December 31, 2015, at a stepped-up Facility Fee payable solely by the Vermont Captive and Harbinger F&G. To the extent OM Group, rather than Harbinger F&G, posts collateral to the Administrative Agent (for the benefit of NBI), Harbinger F&G will be required to pay to OM Group the amount of any such collateral posted by OM Group under the Reserve Facility plus interest on such amount. In addition, upon the earlier of December 31, 2012 or the date that the Reserve Facility is replaced, Harbinger F&G will be required to purchase from OM Group the $95 million surplus note OM Group acquired to capitalize the Vermont Captive.

The CARVM Facility.  Under the F&G Stock Purchase Agreement, OM Group is required to support certain annuity reserves through letters of credit or other financing sponsored by OM Group (the “CARVM Facility”) to enable FGL Insurance to take full credit on its statutory financial statements for certain annuity liabilities that are subject to CARVM reserve requirements. OM Group’s obligation to provide the CARVM Facility terminates upon the earlier of (i) replacement of the CARVM Facility by a facility or facilities that enable FGL Insurance to take full credit on its statutory financial statements for all CARVM business (as described further below); (ii) December 31, 2015; and (iii) the occurrence of a Change of Control Transaction. To satisfy OM Group’s obligation to provide the CARVM Facility, these annuity liabilities remained reinsured under the CARVM Treaty. The CARVM Treaty is expected to remain in place until December 31, 2015, by which time the amount of the excess CARVM reserves is expected to have been substantially reduced because the amount of excess reserves required under CARVM diminishes over time.

Harbinger F&G will be required to replace the CARVM Facility as soon as practicable, but in any event no later than December 31, 2015, with a facility that enables FGL Insurance to take full credit on its statutory financial statements for the business covered under the CARVM Facility. In the event that the CARVM Facility is not replaced by that date, OM Group may foreclose on the Pledged Shares and exercise other rights in relation thereto. See “— Other Agreements” below. In addition, on the earlier of December 31, 2015 or the date that the CARVM Facility is replaced, Harbinger F&G will be required to pay to OM Group the amount of any collateral posted by OM Group under the CARVM Facility plus interest on such amount.

The Front Street Reinsurance Transaction

As contemplated by the terms of the F&G Stock Purchase Agreement, on May 19, 2011, the Special Committee unanimously recommended to the Board for approval (i) the Reinsurance Agreement to be entered into by Front Street and FGL Insurance, pursuant to which Front Street would reinsure up to $3 billion of insurance obligations under annuity contracts of FGL and (ii) the Investment Management Agreement to be

entered into by Front Street and HCP, an affiliate of the Harbinger Parties, pursuant to which HCP would be appointed as the investment manager of up to $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets will be deposited in a reinsurance trust account for the benefit of FGL Insurance pursuant the Trust Agreement. On May 19, 2011, our Board approved the Front Street Reinsurance Transaction.

The Reinsurance Agreement and the Trust Agreement and the transactions contemplated thereby are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration. The F&G Stock Purchase Agreement provides for up to a $50 million post-closing reduction in purchase price for the Fidelity & Guaranty Acquisition if, among other things, the Reinsurance Agreement and the Trust Agreement and the transactions contemplated thereby are not approved by the Maryland Insurance Administration or are approved subject to certain restrictions or conditions, including if HCP is not allowed to be appointed as the investment manager for $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement.

Indemnification

The F&G Stock Purchase Agreement includes customary mutual indemnification provisions relating to breaches of representations, warranties and covenants. In addition, Harbinger F&G agreed to indemnify OM Group for, among other things, any losses arising out of the provision by OM Group of the CARVM Facility and the Reserve Facility, in each case, including with respect to any obligation to post collateral, reimburse for a draw on a letter of credit or contribute capital, except to the extent such losses were caused by OM Group.

Wilton Transaction

On January 26, 2011, Harbinger F&G entered into an agreement (the “Commitment Agreement”) with Wilton Re U.S. Holdings, Inc. (“Wilton”), pursuant to which Wilton agreed to cause Wilton Re, its wholly owned subsidiary and a Minnesota insurance company, to enter into certain coinsurance arrangements with FGL Insurance following the closing of the Fidelity & Guaranty Acquisition. Pursuant to the Commitment Agreement, Wilton Re is required to reinsure certain of FGL Insurance’s policies that are subject to redundant XXX/AXXX reserves and that are currently reinsured by the Vermont Captive under the Reserve Facility (the “Raven Block”), as well as another block of FGL Insurance’s in-force traditional, universal and interest sensitive life insurance policies (the “Camden Block”). Upon the completion of such reinsurance transactions, substantially all of FGL Insurance’s in-force life insurance business issued prior to April 1, 2010 will have been reinsured. Under the Commitment Agreement, these coinsurance arrangements are required to be effected pursuant to two separate amendments to the existing Automatic Reinsurance Agreement, by and between FGL Insurance and Wilton Re, effective as of December 31, 2007.

The amendment relating to the reinsurance of the Camden Block was executed on April 6, 2011 and the reinsurance thereunder became effective as of April 1, 2011. Under the Commitment Agreement, Harbinger F&G had the right to choose between two alternative structures for the implementation of the reinsurance of the Raven Block, each of which is subject to certain closing conditions as described below (collectively, the “Wilton Raven Amendments”). Harbinger F&G had the right to elect to cause Wilton Re to reinsure the Raven Block effective (i) at a date during the second or third quarters of its fiscal 2011 or (ii) on or about November 30, 2012 (the “Raven Springing Amendment”). Effective April 26, 2011, Harbinger F&G elected the Raven Springing Amendment. The Raven Springing Amendment is intended to mitigate the risk associated with Harbinger F&G’s obligation under the F&G Stock Purchase Agreement to replace the Reserve Facility by December 31, 2012.

Pursuant to the terms of the Raven Springing Amendment, the amount payable to Wilton at the closing of such amendment will be adjusted to reflect the economic performance of the Raven Block from January 1, 2011 until the effective time of the closing of the Raven Springing Amendment. However, Wilton Re will have no liability with respect to the Raven Block prior to the effective date of the Raven Springing Amendment and, regardless of the date of closing of Wilton’s obligation to reinsure the Raven Block. In addition, Wilton’s reinsurance of the Raven Block will not extinguish FGL Insurance’s liability with respect to the Raven Block because FGL Insurance remains directly liable to the Raven Block policyholders and is required to pay the full amount of its policy obligations in the event that Wilton fails to satisfy its obligations under the Raven Springing Amendment.

The closing of the Raven Springing Amendment is subject to the closing conditions set forth in the Commitment Agreement, which include among other things, that (i) all material governmental approvals shall have been obtained and shall remain in effect without the imposition of adverse restrictions or conditions, (ii) no event shall have occurred that is reasonably likely to enjoin, restrain or restrict in a manner adverse to the parties the proposed reinsurance transactions or to prohibit or impose adverse conditions upon any of the parties with respect to the consummation thereof, (iii) no action, suit, proceeding or investigation before, and no order, injunction or decree shall have been entered by, any court, arbitrator or other governmental authority that is reasonably likely to enjoin, restrain, set aside or prohibit or impose adverse conditions upon, or to obtain substantial damages in respect of, the consummation of the proposed reinsurance transactions and which would be reasonably expected to impose on the parties or their affiliates additional loss, liability, cost, expense or risk, (iv) the representations and warranties of FGL Insurance shall be true and correct as of certain dates specified in the Commitment Agreement, (v) the parties shall have performed in all material respects their respective obligations and shall have complied in all material respects with the agreements and covenants required to be performed or complied by them, and (vi) certain documents and certain certifications shall have been delivered (including certifications as to the solvency of the parties). Any of the foregoing conditions may be waived by the party that is the beneficiary of such condition. In order to increase the closing certainty in respect of the reinsurance transactions contemplated under the Raven Springing Amendment, the Commitment Agreement permits either party to remedy the failure to satisfy any of the foregoing conditions through indemnification or other remedy that would put the other party in a position to realize an equivalent benefit of its bargain as contemplated under the proposed transactions.

The governmental approvals required for the implementation of the Raven Springing Amendment include, among others, the approval of the Maryland Insurance Administration for the recapture of the Raven Block from the Vermont Captive and the reinsurance by FGL Insurance of substantially all of a major class of its insurance in force by an agreement of bulk reinsurance. Filings with the Maryland Insurance Administration requesting these approvals were made in the second quarter of 2011.

The Raven Springing Amendment is subject to termination (i) by either party if the closing of the reinsurance transactions thereunder has not occurred by November 30, 2013, (ii) by FGL Insurance on five days’ advance notice if Wilton Re has failed to perform a material obligation under the Raven Springing Amendment that has prevented the closing of the transactions thereunder to have occurred by November 30, 2012 and (iii) by either party on five days’ advance notice to the other party if all conditions precedent to the closing under the Raven Springing Amendment have been satisfied or waived and closing has not occurred as a result of the failure to obtain or maintain in effect any material required governmental approvals required for consummation of the transactions contemplated by the Raven Springing Amendment.

Other Agreements

In connection with the F&G Stock Purchase Agreement, Harbinger F&G has entered into the Guarantee and Pledge Agreement (the “Pledge Agreement”). Pursuant to the Pledge Agreement, Harbinger F&G and F&G Holdings have granted security interests in the Pledged Shares to OM Group in order to secure certain of Harbinger F&G’s obligations arising under the F&G Stock Purchase Agreement, including its indemnity obligations and its obligations with respect to the replacement of the CARVM Facility and the Reserve Facility, its obligation to return to OM Group any collateral posted by OM Group in connection with the Reserve Facility or the CARVM Facility and its obligation to purchase the $95 million surplus note OM Group acquired to capitalize the Vermont Captive as described above (collectively, the “Secured Obligations”). In the event that Harbinger F&G defaults or breaches such covenants, OM Group could foreclose upon the Pledged Shares. OM Group would also have the right to receive any and all cash dividends, payments or other proceeds paid in respect of the Pledged Shares, and at OM Group’s option, subject to regulatory approval of a change of control, cause the Pledged Shares to be registered in the name of OM Group or a nominee, such that OM

Group may thereafter exercise (i) all voting, corporate or other rights pertaining to the Pledged Shares and (ii) any rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to the Pledged Shares as if OM Group were the sole owner thereof. Prior to causing the Pledged Shares to be registered in the name of OM Group or a nominee, OM Group or such nominee would be required to obtain the prior approval of the Maryland Insurance Administration, the New York Insurance Department and the Vermont Department of Banking, Investment and Health Care Administration for such change of control.

THE PREFERRED STOCK ISSUANCE

On May 12, 2011, pursuant to the Preferred Stock Purchase Agreement, we sold an aggregate of 280,000 shares of Preferred Stock to the Preferred Stock Purchasers at a purchase price of $1,000 per share (the “Purchase Price”), resulting in aggregate gross proceeds to us of $280 million. The proceeds are being used for general corporate purposes, which may include acquisitions and other investments. Funding of the transaction occurred on May 13, 2011 (the “Preferred Stock Issue Date”).

Each share of Preferred Stock is initially convertible into shares of our common stock at a conversion price of $6.50, which is subject to adjustment (which are to be made on a weighted average basis) for dividends, certain distributions, stock splits, combinations, reclassifications, reorganizations, recapitalizations and similar events, as well as in connection with issuances of our common stock (and securities convertible or exercisable for our common stock) below such price (the “Conversion Price”). Until certain regulatory filings are made and approvals are obtained, Preferred Stock may not be converted if upon such conversion the holder’s beneficial ownership would exceed certain thresholds.

The Preferred Stock will accrue a cumulative quarterly cash dividend at an annualized rate of 8%. The Purchase Price of the Preferred Stock will accrete quarterly at an annualized rate of 4% that will be reduced to 2% or 0% if we achieve specified rates of growth measured by increases in our net asset value. The Preferred Stock is also entitled to participate in cash and in-kind distributions to holders of our shares of common stock on an as converted basis.

On the seventh anniversary of the Preferred Stock Issue Date, holders of the Preferred Stock are entitled to cause us to redeem the Preferred Stock at the Purchase Price per share plus accrued but unpaid dividends. Each share of Preferred Stock that is not so redeemed will be automatically converted into shares of our common stock at the Conversion Price then in effect.

Upon a change of control (which is defined in a manner similar to the indenture except that references to “Permitted Holders” are deemed to also include the Preferred Stock Purchasers and their affiliates), holders of the Preferred Stock are entitled to cause us to redeem their Preferred Stock at a price per share of Preferred Stock equal to the sum of 101% of the Purchase Price and any accrued and unpaid dividends, including accrued and unpaid cash and accreting dividends for the then current dividend period.

At any time after the third anniversary of the Preferred Stock Issue Date, we may redeem the Preferred Stock, in whole but not in part, at a price per share equal to 150% of the Purchase Price plus accrued but unpaid dividends, subject to the holder’s right to convert prior to such redemption.

After the third anniversary of the Preferred Stock Issue Date, we may force the conversion of the Preferred Stock into shares of our common stock if the thirty day volume weighted average price of shares of our common stock (“VWAP”) and the daily VWAP exceed 150% of the then applicable Conversion Price for at least twenty trading days out of the thirty trading day period used to calculate the thirty day VWAP. In the event of a forced conversion, the holders of Preferred Stock will have the ability to elect cash settlement in lieu of conversion if certain market liquidity thresholds for our common stock are not achieved. In addition, for so long as the Fortress Purchaser owns sufficient combined voting power (through ownership of Preferred and shares of our common stock) to entitle it to nominate directors to our Board or appoint observers (as described below) or exercise certain consent rights, our ability to force conversion of the Preferred Stock is limited such that after any such conversion the Fortress Purchaser will have the right to retain one share of Preferred Stock, enabling it to continue to exercise its right to nominate directors, appoint observers or exercise consent rights associated with the Preferred Stock, but such Preferred Stock will have no other rights or preferences. Once the Fortress Purchaser ceases to own sufficient combined voting power to exercise these rights, the retained share of Preferred Stock will be automatically cancelled.

In the event of our liquidation or wind up, the holders of Preferred Stock will be entitled to receive per share the greater of (i) 150% of the Purchase Price, plus any accrued and unpaid dividends and (ii) the value that would be received if the share of Preferred Stock were converted into shares of our common stock immediately prior to the liquidation or winding up.

Prior to the fifth anniversary of the Preferred Stock Issue Date, subject to meeting certain ownership thresholds, certain Preferred Stock Purchasers will be entitled to participate, on a pro rata basis in accordance with their ownership percentage, determined on an as converted basis, in issuances of equity and equity linked securities by us. In addition, subject to meeting certain ownership thresholds, certain Preferred Stock Purchasers will be entitled to participate in issuances of preferred securities and in debt transactions.

Consent of the holders of Preferred Stock is required before any fundamental change can be made to the Preferred Stock, including changes to the terms of the Preferred Stock with respect to liquidation preference, dividend, or redemption rights. Consent of the holders of a majority of Preferred Stock is required before, subject to certain exceptions, any material action may be taken with respect to the Preferred Stock, including issuing stock senior or pari passu to the Preferred Stock and incurring debt, or permitting a subsidiary to incur debt or selling assets or permitting a subsidiary to sell assets not otherwise permitted by the indenture (or any replacement thereof). While the Fortress Purchaser continues to own at least 50% of the Preferred Stock purchased on the Preferred Stock Issue Date (either as Preferred Stock or shares of our common stock upon conversion), consent of the Fortress Purchaser is required before any action may be taken which requires approval by a majority of the holders of Preferred Stock or any action with respect to certain related party transactions between HGI and its affiliates.

Subject to certain approval from certain insurance regulatory authorities, so long as the Fortress Purchaser owns at least 50% of the Preferred Stock purchased on the Preferred Stock Issue Date or 10% of our outstanding shares of common stock on an as converted basis, the Fortress Purchaser will have the right to appoint one director to our Board who will be entitled to be a member of any committee of our Board (except for any special committee formed to consider a related party transaction involving the Fortress Purchaser).

If the Fortress Purchaser does not appoint a director to our Board, subject to meeting certain ownership thresholds, the Fortress Purchaser has the right to appoint an observer to attend all meetings of our Board, any committee of our Board, and the board of any of our wholly owned subsidiaries on which it does not have a director.

Upon a specified breach event (described below) the size of our Board will be increased by one or two directors, depending on whether the Fortress Purchaser has appointed a director to our Board prior to such breach. The Fortress Purchaser, or a majority of Preferred Stock Purchasers if the Fortress Purchaser at that time owns less than a threshold amount, in either shares of our common stock or Preferred Stock, will have the right to appoint one or two directors, reasonably acceptable to our Board.

Subject to meeting certain ownership thresholds, in the event that Mr. Falcone ceases to have principal responsibility for our investments for a period of more than 90 consecutive days, other than as a result of temporary disability, and the Fortress Purchaser does not approve our proposed business continuity plan (a “Director Addition Event”), the Fortress Purchaser may appoint such number of directors that, when the total number of directors appointed by the Fortress Purchaser is added to the number of independent directors, that number of directors is equal to the number of directors employed by or affiliated with us or Harbinger Capital.

Notwithstanding all of the foregoing, the Fortress Purchaser’s representation on our Board will always be less than or proportionate to its ownership of our securities and must otherwise comply with the rules of the NYSE and certain insurance regulatory authorities.

We are subject to additional restrictions under the Preferred Stock’s certificate of designation, including that upon a specified breach event (such as an event of default under the indenture, our failure to pay any dividends on the Preferred Stock for a period longer than 90 days, our failure to maintain a 1:1 ratio of cash and cash equivalents to fixed charges until March 31, 2012, our failure to perform certain covenants under the certificate of designation or the delisting of our shares of common stock) we will be prohibited from making certain restricted payments, incurring certain debt, and entering into certain agreements to purchase debt or equity interests in portfolio companies of Harbinger Capital or its affiliates (other than HGI) or to sell equity interests in portfolio companies of HGI to Harbinger Capital or its affiliates.

The holders of the Preferred Stock have certain registration rights pursuant to a Registration Rights Agreement, dated as of May 12, 2011, by and among us and the Preferred Stock Purchasers (the “Preferred Registration Rights Agreement”). Pursuant to the Preferred Registration Rights Agreement, we are obligated to use our commercially reasonable efforts to cause a registration statement with respect to the shares of our common stock underlying the Preferred Stock to be filed under the Securities Act by October 10, 2011 and declared effective by January 25, 2012. We have agreed to keep the registration statement effective until all of the shares of our common stock covered therein has been sold or may be sold without volume or manner of sale restrictions under Rule 144 of the Securities Act.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the Registration Rights Agreement. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

CAPITALIZATION

The following table sets forth our unaudited consolidated cash and cash equivalents, short-term investments and consolidated capitalization as of April 3, 2011:

•	on an actual basis;

•	on a pro forma basis to give effect to the Fidelity & Guaranty Acquisition, the Preferred Stock Issuance and the issuance of the initial notes

This table should be read together with “Unaudited Pro Forma Condensed Combined Financial Statements,” “Use of Proceeds,” “The Fidelity & Guaranty Acquisition,” “The Preferred Stock Issuance” and the financial statements and related notes of each of us and F&G Holdings included elsewhere in this prospectus.

	HGI as of	Pro Forma as of
	April 3, 2011	April 3, 2011
	(In thousands)

Cash and cash equivalents	$469,323	$518,446	(8)
Short-term investments	67,928	67,928	(8)

Debt:
HGI Debt:
HGI Senior Secured Notes due 2015 offered hereby	$—	$150,000
HGI Senior Secured Notes due 2015(1)	350,000	350,000
Spectrum Brands Debt:
Spectrum Brands Term Loan(2)	678,300	678,300
Spectrum Brands Senior Secured Notes(3)	750,000	750,000
Spectrum Brands Senior Subordinated Toggle Notes(4)	245,031	245,031
Spectrum Brands ABL Facility(5)	118,000	118,000
Other debt	48,442	48,442
F&G Holdings Debt:
F&G Holdings Surplus Note(6)	—	95,000
Less: Original issuance net discounts on debt	(19,328)	(17,828)

Total debt	2,170,445	2,416,945

Preferred Stock(7)	—	205,000
Total HGI stockholders’ equity	636,789	632,989

Total capitalization	$2,807,234	$3,254,934

(1)	Consists of $350,000 aggregate principal amount of existing notes that were issued at a price equal to 98.587% of the principal amount thereof, with an original issue discount aggregating $4,945.

(2)	On February 11, 2011, Spectrum Brands completed the refinancing of the Spectrum Brands Term Loan, which had an aggregate amount outstanding of $680,000, with an Amended and Restated Credit Agreement (the “New Term Loan”) at a lower interest rate. The New Term Loan was issued at par with a maturity date of June 17, 2016. Subject to certain mandatory prepayment events, the New Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. The New Term Loan provides for interest at a rate per annum equal to, at Spectrum Brands’ option, the LIBOR rate (adjusted for statutory reserves) subject to a 1.00% floor plus a margin equal to 4.00%, or an alternate base rate plus a margin equal to 3.00%.

(3)	Consists of $750,000 aggregate principal amount that were issued at 1.37% discount of $10,245. Spectrum Brands may redeem all or part of the Spectrum Brands Senior Secured Notes, upon not less than 30 or more than 60 days notice, at specified redemption prices. Further, the indenture governing the Spectrum Brands Senior Secured Notes requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands. The Spectrum Brands Senior Secured Notes mature on June 15, 2018.

(4)	As of April 3, 2011, $245,031 aggregate principal amount of the Spectrum Brands Senior Subordinated Toggle Notes was outstanding (including paid in kind interest of $26,955 added to the principal amount during Fiscal 2010). As a result of the refinancing of their prior term facility, Spectrum Brands is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the semi-annual interest payment date of February 28, 2011, Spectrum Brands gave notice to the trustee that the interest payment due August 28, 2011 would be made in cash. The Spectrum Brands Senior Subordinated Toggle Notes mature in August 2019.

(5)	The Spectrum Brands ABL Facility is governed by a credit agreement with the Bank of America as administrative agent. The Spectrum Brands ABL Facility consists of revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to certain terms and limits. The revolving loans may be drawn, repaid and re-borrowed without premium or penalty. The Spectrum Brands ABL Facility is due on April 21, 2016.

(6)	Consists of a $95,000 aggregate principal amount note that was issued at par by the Vermont Captive, a wholly-owned subsidiary of FGL Insurance. The note carries a 6% fixed interest rate. Interest payments are subject to regulatory approval and are further restricted until all contractual obligations that the Vermont Captive has to NBI have been satisfied in full. The notes have a maturity date which is the later of December 31, 2012 or a date when all contractual obligations to NBI have been satisfied in full. NBI provides a reserve financing facility (“Nomura facility”) to the Vermont Captive with a notional amount of $535,000. The Nomura facility is in the form of irrevocable letters of credit. The Nomura facility rate is 1.38% per annum for the first 24 months. Under the terms of the Stock Purchase Agreement, the Nomura facility is required to be replaced on or before December 31, 2012.

(7)	On May 13, 2011, HGI issued 280 shares of Preferred Stock in a private placement subject to future registration rights, pursuant to the Preferred Stock Purchase Agreement, for aggregate gross proceeds of $280,000. The Preferred Stock (i) is mandatorily redeemable in cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into HGI’s common stock, by the holder at any time, at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) is convertible into HGI’s common stock, by HGI after the third anniversary and conditioned upon the HGI stock price meeting certain thresholds (iv) is redeemable by HGI at any time after the third anniversary of the issue date, in whole but not in part, at a price per share equal to 150% of the Purchase Price plus accrued but unpaid dividends, subject to the holder’s right to convert prior to such redemption, (v) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into HGI’s common stock, (vi) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (vii) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if HGI achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with HGI’s common stock. Fees and expenses of approximately $11,000 were incurred related to the issuance of the Preferred Stock. The conversion option, with an estimated fair value of $64,000 as of April 3, 2011, has been bifurcated and separately accounted for as a derivative liability. The preliminary estimated fair value of the conversion option as of the May 13, 2011 date of issuance was $85,000. See Note 10(b) to the Unaudited Pro Forma Condensed Combined Financial Statements for further details.

(8)	Pro forma cash and cash equivalents and short-term investments exclude cash, cash equivalents and investments of the insurance operations which are segregated in a separate section of the Unaudited Pro Forma Condensed Combined Balance Sheet included elsewhere in this prospectus, but include cash and cash equivalents of other subsidiaries, including Spectrum Brands Holdings ($73,091).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements for the year ended September 30, 2010 and for the six-month period ended April 3, 2011, the date of our latest publicly available financial information, gives effect to (i) the full-period effect of the Spectrum Brands Acquisition, reflecting the full-period effect of the SB/RH Merger and the inclusion of HGI’s results of operations for the period prior to the June 16, 2010 common control transaction (explained further below), (ii) the Fidelity & Guaranty Acquisition, (iii) the full-period effect of the issuance of the existing notes, (iv) the issuance of the initial notes, also referred to as the “Add-on Notes” and (v) the Preferred Stock Issuance.

The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that, under ASC 805, the Spectrum Brands Acquisition was accounted for as a transaction between entities under common control, as reflected in our retrospectively adjusted consolidated financial statements referred to herein, and the Fidelity & Guaranty Acquisition is accounted for under the acquisition method of accounting. Spectrum Brands (which was the accounting acquirer and predecessor in the SB/RH Merger) was considered our accounting predecessor and the receiving entity of HGI in the Spectrum Brands Acquisition because, during the historical periods presented, Spectrum Brands was an operating business and HGI was not. Accordingly, our historical financial statements were retrospectively adjusted to reflect those of Spectrum Brands prior to the June 16, 2010 date that common control was first established over Spectrum Brands Holdings and HGI as a result of the SB/RH Merger, and the combination of Spectrum Brands Holdings and HGI thereafter. The pre-common control results of operations of HGI have been included on a pro forma basis to reflect the full period effect of the Spectrum Brands Acquisition as if it occurred on October 1, 2009, the beginning of the most recently completed fiscal year presented herein.

The following unaudited pro forma condensed combined balance sheet at April 3, 2011 is presented to reflect (i) the Fidelity & Guaranty Acquisition, (ii) the issuance of the Add-on Notes and (iii) the Preferred Stock Issuance. The issuance of the existing notes is already reflected in our historical unaudited condensed consolidated balance sheet as of April 3, 2011.

The unaudited pro forma condensed combined statement of operations for the year ended September 30, 2010 is presented to reflect (i) the full-period effect of the Spectrum Brands Acquisition, reflecting the full period effect of the SB/RH Merger and the inclusion of HGI’s results of operations for the period prior to June 16, 2010, (ii) the Fidelity and Guaranty Acquisition, (iii) the issuance of the existing notes, (iv) the issuance of the Add-on Notes and (v) the Preferred Stock Issuance, as if each had occurred on October 1, 2009.

The unaudited pro forma condensed combined statement of operations for the six-month period ended April 3, 2011 is presented on a basis to reflect (i) the Fidelity and Guaranty Acquisition, (ii) the full period effect of the issuance of the existing notes, (iii) the issuance of the Add-on Notes and (iv) the Preferred Stock Issuance, as if each had occurred on October 1, 2009.

Because of different fiscal year-ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2010 combines the historical condensed consolidated statement of operations of HGI for the year then ended (which includes Russell Hobbs’ results of operations for the most recent three-month period ended September 30, 2010) with the historical results of operations of Russell Hobbs for the nine-month period ended March 31, 2010, the last quarter end reported by Russell Hobbs prior to the SB/RH Merger, and the historical consolidated statement of operations of F&G Holdings for its fiscal year ended December 31, 2010. The results of Russell Hobbs have been excluded for the stub period from June 16, 2010 (the date of the SB/RH Merger), to July 4, 2010 for pro forma purposes, because comparable results are included in the historical results of operations of Russell Hobbs for the nine-month period ended March 31, 2010. In addition, the unaudited pro forma condensed combined statement of operations for the six-month period ended April 3, 2011 combines the historical condensed consolidated statement of operations of HGI for the six-month period then ended with the derived results of operations of F&G Holdings for the six-month period ended December 31, 2010. The historical financial statements for F&G Holdings includes the third and fourth calendar quarters of 2010 in both the annual 2010 and interim 2011 unaudited pro forma condensed combined financial statements presented herein and excludes the historical condensed consolidated statement of operations for the three month period ended March 31, 2011. Pro forma adjustments are made in order to reflect the potential effect of the transactions indicated above on the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial statements and the notes to the unaudited pro forma condensed combined financial statements were based on, and should be read in conjunction with:

•	our retrospectively adjusted historical audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2010;

•	our historical unaudited condensed consolidated financial statements and notes thereto for the six-month period ended April 3, 2011;

•	F&G Holdings’ historical audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2010; and

•	F&G Holdings’ historical unaudited condensed consolidated financial statements and notes thereto for the three-month period ended March 31, 2011.

Our historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Spectrum Brands Acquisition, the SB/RH Merger, the Fidelity & Guaranty Acquisition, the issuance of the existing notes, the issuance of the Add-on Notes and the Preferred Stock Issuance, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on our results. The unaudited pro forma condensed combined financial statements do not reflect any of HGI’s or Spectrum Brands Holdings’ managements’ expectations for revenue enhancements, cost savings from the combined company’s operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the SB/RH Merger.

The pro forma adjustments are based upon available information and assumptions that the managements of HGI, Spectrum Brands Holdings and F&G Holdings, as applicable, believe reasonably reflect the Spectrum Brands Acquisition, the SB/RH Merger, the Fidelity & Guaranty Acquisition, the issuance of the existing notes, the issuance of the Add-on Notes and the Preferred Stock Issuance. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what our actual consolidated results of operations or our consolidated financial position would have been had the Spectrum Brands Acquisition, the Fidelity & Guaranty Acquisition and other identified events occurred on the date assumed, nor are they necessarily indicative of our future consolidated results of operations or financial position.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet
As of April 3, 2011

			Pro Forma Adjustments
						Add-on Notes
	Historical					and
		Fidelity &	Fidelity &			Preferred
	Harbinger	Guaranty Life	Guaranty			Stock		Pro Forma
	Group Inc.	Holdings, Inc. (A)	Acquisition		Note	Issuance	Note	Combined
	(In thousands)

ASSETS
Consumer Products and Other:
Cash and cash equivalents	$469,323	$—	$(367,100)		(9a)	$416,223	(10b,c)	$518,446
Short-term investments	67,928	—	—			—		67,928
Receivables, net	413,702	—	—			—		413,702
Inventories, net	561,043	—	—			—		561,043
Prepaid expenses and other current assets	86,546	—	—			—		86,546

Total current assets	1,598,542	—	(367,100)			416,223		1,647,665
Properties, net	202,043	—	—			—		202,043
Goodwill	617,724	—	—			—		617,724
Intangible assets, net	1,757,330	—	—			—		1,757,330
Deferred charges and other assets	102,044	—	—			4,277	(10c)	106,321

	4,277,683	—	(367,100)			420,500		4,331,083

Insurance:
Investments:
Fixed maturities, available-for-sale, at fair value	—	15,225,309	567,863		(9b)	—		15,793,172
Equity securities, available-for-sale, at fair value	—	296,201	22,250		(9b)	—		318,451
Derivative investments	—	208,527	37,006		(9c)	—		245,533
Other invested assets	—	88,831	3,790		(9d)	—		92,621

Total investments	—	15,818,868	630,909			—		16,449,777
Cash and cash equivalents	—	904,688	122,342		(9c,f)	—		1,027,030
Accrued investment income	—	210,118	7,889		(9b)	—		218,007
Deferred policy acquisition costs	—	1,516,729	(1,516,729)		(9e,g)	—		—
Present value of in-force	—	62,182	528,233		(9g)	—		590,415
Reinsurance recoverable	—	1,842,924	(910,164)		(9e,j)	—		932,760
Deferred tax asset, net	—	164,820	33,953		(9h)	—		198,773
Other assets	—	59,051	13,749		(9f)	—		72,800

	—	20,579,380	(1,089,818)			—		19,489,562

Total assets	$4,277,683	$20,579,380	$(1,456,918)			$420,500		$23,820,645

LIABILITIES AND EQUITY
Consumer Products and Other:
Current portion of long-term debt	$31,841	$—	$—			$—		$31,841
Accounts payable	253,585	—	—			—		253,585
Accrued and other current liabilities	292,932	—	(18,300	) (9a)		—		274,632

Total current liabilities	578,358	—	(18,300)			—		560,058
Long-term debt	2,138,604	—	—			151,500	(10c)	2,290,104
Equity conversion option of Preferred Stock	—	—	—			64,000	(10b)	64,000
Employee benefit obligations	97,891	—	—			—		97,891
Non-current deferred income taxes	304,430	—	—			—		304,430
Other liabilities	64,437	—	—			—		64,437

	3,183,720	—	(18,300)			215,500		3,380,920

Insurance:
Future policy benefits	—	3,464,619	296,450		(9j)	—		3,761,069
Contractholder funds	—	14,960,245	(205,533)		(9e,k)	—		14,754,712
Liability for policy and contract claims	—	62,091	(1,691)		(9e)	—		60,400
Notes payable	—	248,505	(153,505)		(9f,l)	—		95,000
Other liabilities	—	493,218	(19,837)		(9f,i,l)	—		473,381

	—	19,228,678	(84,116)			—		19,144,562

Total liabilities	3,183,720	19,228,678	(102,416)			215,500		22,525,482

Mezzanine equity:
Preferred stock	—	—	—			205,000	(10b)	205,000

Stockholders’ equity:
Common stock	1,392	—	—			—		1,392
Additional paid-in capital	863,176	1,754,571	(1,754,571)		(9m)	—		863,176
Accumulated deficit	(232,329)	(425,084)	421,284		(9n)	—		(236,129)
Accumulated other comprehensive income	4,550	21,215	(21,215)		(9o)	—		4,550

Total stockholders’ equity	636,789	1,350,702	(1,354,502)			—		632,989

Noncontrolling interest	457,174	—	—			—		457,174

Total equity	1,093,963	1,350,702	(1,354,502)			205,000		1,295,163

Total liabilities and equity	$4,277,683	$20,579,380	$(1,456,918)			$420,500		$23,820,645

(A)	Fidelity & Guaranty Life Holdings, Inc. historical balance sheet information is as of March 31, 2011.

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended September 30, 2010

				Pro Forma Adjustments
	Historical				HGI
		Russell	Fidelity &		Pre-Common
	Harbinger	Hobbs, Inc.	Guaranty Life	Elimination	Control for the
	Group Inc.	Nine Months	Holdings, Inc.	of Russell	Period from	SB/RH				Existing Notes,
	Year Ended	Ended	Year Ended	Hobbs, Inc.	October 1, 2009 to	Merger-Related		Fidelity &		Add-on Notes
	September 30,	March 31,	December 31,	Duplicate	June 15,	and Other		Guaranty		and Preferred		Pro Forma
	2010	2010	2010	Information(6)	2010(1)	Adjustments	Note	Acquisition	Note	Stock Issuance	Note	Combined
			(Amounts in thousands, except per share amounts)

Revenues:
Consumer Products and Other:
Net sales	$2,567,011	$617,281	$—	$(35,755)	$—	$—		$—		$—		$3,148,537

Insurance:
Premiums	—	—	219,970	—	—	—		(130,103)	(9r)	—		89,867
Net investment income	—	—	915,587	—	—	—		(95,187)	(9p,r)	—		820,400
Net investment gains	—	—	60,117	—	—	—		21,128	(9r)	—		81,245
Insurance and investment product fees and other	—	—	108,254	—	—	—		38,063	(9r)	—		146,317

	—	—	1,303,928	—	—	—		(166,099)		—		1,137,829

Total revenues	2,567,011	617,281	1,303,928	(35,755)	—	—		(166,099)		—		4,286,366

Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	1,645,601	422,652	—	(23,839)	—	(2,164)	(7b)	—		—		2,042,250
Selling, general and administrative expenses	760,956	134,432	—	(11,261)	9,004	(24,594)	(5a,d,e)(7a)	—		—		868,537

	2,406,557	557,084	—	(35,100)	9,004	(26,758)		—		—		2,910,787

Insurance:
Benefits and other changes in policy reserves	—	—	862,994	—	—	—		(68,063)	(9r)	—		794,931
Acquisition and operating expenses, net of deferrals	—	—	100,902	—	—	—		28,341	(9r)	—		129,243
Amortization of deferred acquisition costs and intangibles	—	—	273,038	—	—	—		(164,484)	(9q)	—		108,554

	—	—	1,236,934	—	—	—		(204,206)		—		1,032,728

Total operating costs and expenses	2,406,557	557,084	1,236,934	(35,100)	9,004	(26,758)		(204,206)		—		3,943,515

Operating income	160,454	60,197	66,994	(655)	(9,004)	26,758		38,107		—		342,851
Interest expense	277,015	24,112	25,019	(3,866)	—	(114,323)	(5c)	(19,240)	(9s)	56,236	(10a,c)	244,953
Other expense (income), net	12,105	5,702	—	923	(378)	—		—		(69,000)	(10b)	(50,648)

(Loss) income from continuing operations before reorganization items and income taxes	(128,666)	30,383	41,975	2,288	(8,626)	141,081		57,347		12,764		148,546
Reorganization items expense, net	3,646	—	—	—	—	—		—		—		3,646

(Loss) income from continuing operations before income taxes	(132,312)	30,383	41,975	2,288	(8,626)	141,081		57,347		12,764		144,900
Income tax expense (benefit)	63,195	11,375	(130,122)	(214)	443	767	(5a,f)	165,344	(9t)	—		110,788

Net (loss) income from continuing operations	(195,507)	19,008	172,097	2,502	(9,069)	140,314		(107,997)		12,764		34,112
Preferred stock dividends and accretion	—	—	—	—	—	—		—		47,747	(10b)	47,747

Net (loss) income attributable to common stockholders	(195,507)	19,008	172,097	2,502	(9,069)	140,314		(107,997)		(34,983)		(13,635)

Less: Loss from continuing operations attributable to noncontrolling interest	(46,373)	—	—	—	(3)	32,852	(5b)	—		—		(13,524)

Net (loss) income from continuing operations attributable to controlling interest	$(149,134)	$19,008	$172,097	$2,502	$(9,066)	$107,462		$(107,997)		$(34,983)		$(111)

Loss from continuing operations per share attributable to controlling interest:
Basic and diluted	$(1.13)											$(0.00)
Weighted average shares:
Basic and diluted	132,399											132,399

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six-Month Period Ended April 3, 2011

	Historical		Pro Forma Adjustments
		Fidelity &
		Guaranty Life
	Harbinger	Holdings, Inc.
	Group Inc.	Six-Month			Existing Notes,
	Six-Month	Period Ended	Fidelity &		Add-on Notes
	Period Ended	December 31,	Guaranty		and Preferred		Other		Pro Forma
	April 3, 2011	2010(1)	Acquisition	Note	Stock Issuance	Note	Adjustments	Note	Combined
	(Amounts in thousands, except per share amounts)

Revenues:
Consumer Products and Other:
Net sales	$1,554,952	$—	$—		$—		$—		$1,554,952

Insurance:
Premiums	—	106,629	(72,018)	(9r)	—		—		34,611
Net investment income	—	457,083	(50,420)	(9p,r)	—		—		406,663
Net investment gains	—	100,148	26,922	(9r)	—		—		127,070
Insurance and investment product fees and other	—	53,495	18,457	(9r)	—		—		71,952

	—	717,355	(77,059)		—		—		640,296

Total revenues	1,554,952	717,355	(77,059)		—		—		2,195,248

Operating costs and expenses:
Consumer Products and Other:
Cost of goods sold	1,000,274	—	—		—		—		1,000,274
Selling, general and administrative expenses	467,554	—	—		—		(22,644)	(5e,7a)	444,910

	1,467,828	—	—		—		(22,644)		1,445,184

Insurance:
Benefits and other changes in policy reserves	—	476,014	(13,165)	(9r)	—		—		462,849
Acquisition and operating expenses, net of deferrals	—	51,151	911	(9r)	—		—		52,062
Amortization of deferred acquisition costs and intangibles	—	193,465	(124,236)	(9q)	—		—		69,229

	—	720,630	(136,490)		—		—		584,140

Total operating costs and expenses	1,467,828	720,630	(136,490)		—		(22,644)		2,029,324

Operating income (loss)	87,124	(3,275)	59,431		—		22,644		165,924
Interest expense	140,747	12,738	(9,825)	(9s)	13,034	(10a,c)	—		156,694
Other expense (income), net	37	—	—		(12,000)	(10b)	—		(11,963)

Loss from continuing operations before income taxes	(53,660)	(16,013)	69,256		(1,034)		22,644		21,193
Income tax expense	60,186	10,681	9,515	(9t)	—		—		80,382

Net loss from continuing operations	(113,846)	(26,694)	59,741		(1,034)		22,644		(59,189)
Preferred stock dividends and accretion	—	—	—		24,829	(10b)	—		24,829

Net loss from continuing operations attributable to common stockholders	(113,846)	(26,694)	59,741		(25,863)		22,644		(84,018)

Less: Loss from continuing operations attributable to noncontrolling interest	(31,826)	—	—		—		—		(31,826)

Net loss from continuing operations attributable to controlling interest	$(82,020)	$(26,694)	$59,741		$(25,863)		$22,644		$(52,192)

Loss from continuing operations per share attributable to controlling interest:
Basic and diluted	$(0.59)								$(0.37)
Weighted average shares:
Basic and diluted	139,200								139,200

See accompanying notes to unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(Amounts in thousands, except per share amounts)

(1)	CONFORMING PERIODS

The historical results of operations for HGI reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended September 30, 2010 reflect the results of Spectrum Brands prior to June 16, 2010 and the combined results of Spectrum Brands Holdings and HGI thereafter. The following calculation derives HGI’s results of operations for the period from October 1, 2009 to June 15, 2010:

		Less:	Add:
		Nine-Month	Six-Month	Less:	Period from
	Year Ended	Period Ended	Period Ended	Period from	October 1, 2009 to
	December 31,	September 30,	June 30,	June 16, 2010 to	June 15, 2010
	2009	2009	2010	July 4, 2010	Total
	(In thousands)

Net sales	$—	$—	$—	$—	$—
Cost of goods sold	—	—	—	—	—

Gross profit	—	—	—	—	—
Selling, general and administrative expenses	6,290	3,775	7,073	584	9,004

Operating loss	(6,290)	(3,775)	(7,073)	(584)	(9,004)
Interest expense	—	—	—	—	—
Other income, net	(1,509)	(1,443)	(443)	(131)	(378)

Loss from continuing operations before income taxes	(4,781)	(2,332)	(6,630)	(453)	(8,626)
Provision (benefit) for income taxes	8,566	7,356	(767)	—	443

Net loss	(13,347)	(9,688)	(5,863)	(453)	(9,069)
Less: Net loss attributable to noncontrolling interest	(3)	(2)	(2)	—	(3)

Net loss attributable to controlling interest	$(13,344)	$(9,686)	$(5,861)	$(453)	$(9,066)

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

F&G Holdings’ fiscal year-end is December 31, 2010. In order for the Unaudited Pro Forma Condensed Combined Statement of Operations for the interim six-month period ended April 3, 2011 to be comparable, we have derived the results of operations of F&G Holdings for the six-month period ended December 31, 2010 as follows:

		Less:	Six-Month
	Year Ended	Six-Month	Period Ended
	December 31,	Period Ended	December 31,
	2010	June 30, 2010	2010

Revenues:
Premiums	$219,970	$113,341	$106,629
Net investment income	915,587	458,504	457,083
Net investment gains (losses)	60,117	(40,031)	100,148
Insurance and investment product fees and other	108,254	54,759	53,495

Total revenues	1,303,928	586,573	717,355

Operating costs and expenses:
Benefits and other changes in policy reserves	862,994	386,980	476,014
Acquisition and operating expenses, net of deferrals	100,902	49,751	51,151
Amortization of deferred acquisition costs and intangibles	273,038	79,573	193,465

Total operating costs and expenses	1,236,934	516,304	720,630

Operating income (loss)	66,994	70,269	(3,275)
Interest expense, net	25,019	12,281	12,738

Income (loss) from continuing operations before income taxes	41,975	57,988	(16,013)
Income tax (benefit) expense	(130,122)	(140,803)	10,681

Net income (loss)	$172,097	$198,791	$(26,694)

(2)	BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined financial statements have been prepared using the historical consolidated financial statements of HGI, Russell Hobbs and F&G Holdings. The Spectrum Brands Acquisition was accounted for as a merger among entities under common control, with Spectrum Brands as the accounting predecessor and the receiving entity of HGI. Because the period in which the entities were under common control began on June 16, 2010, the pre-common control HGI results of operations are included on a pro forma basis to reflect the full-period effect of the Spectrum Brands Acquisition as if it occurred on October 1, 2009, the beginning of the most recently completed fiscal year presented herein. The Fidelity & Guaranty Acquisition is accounted for using the acquisition method of accounting.

(3)	SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements of HGI do not assume any differences in accounting policies between HGI and F&G Holdings. HGI will further review the accounting policies of HGI and F&G Holdings to ensure conformity of such accounting policies on a consolidated basis and, as a result of that review, HGI may identify differences between the accounting policies of these companies that, when conformed, could have a material impact on the combined financial statements. At this time, HGI is not aware of any differences that would have a material impact on the unaudited pro forma condensed combined financial statements.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(4)	ACQUISITION OF RUSSELL HOBBS BY SPECTRUM BRANDS IN SB/RH MERGER

Russell Hobbs was acquired by Spectrum Brands Holdings as a result of the SB/RH Merger on June 16, 2010. The consideration was in the form of newly-issued shares of common stock of Spectrum Brands Holdings exchanged for all of the outstanding shares of common and preferred stock and certain debt of Russell Hobbs held by the Harbinger Parties. Inasmuch as Russell Hobbs was a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the SB/RH Merger agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets of Russell Hobbs by Spectrum Brands Holdings based upon their preliminary fair values at June 16, 2010 and is reflected in Spectrum Brands Holdings’ historical consolidated statement of financial position as of September 30, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. Spectrum Brands Holdings expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period.

The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill(1)	120,079
Other assets	15,752

Total assets acquired	822,117

Current liabilities	142,046
Total debt	18,970
Long-term liabilities(2)	63,522

Total liabilities assumed	224,538

Net assets acquired	$597,579

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(1)	Consists of $25,426 of tax deductible goodwill.

(2)	Represents indebtedness of Russell Hobbs assumed in the SB/RH Merger.

(5)	PRO FORMA ADJUSTMENTS — SPECTRUM BRANDS ACQUISITION, SB/RH MERGER AND OTHER ADJUSTMENTS

(a) Adjustments were made to income taxes and pension expense to reflect the effect of rolling back the Harbinger Parties’ basis in HGI to October 1, 2009 (the assumed transaction date for purposes of the unaudited condensed combined pro forma statement of operations). This resulted in a decrease in selling, general and administrative expense for pension expense in the amount of $642 for the year ended December 31, 2010. Similarly, the tax adjustment is as shown in the unaudited pro forma condensed combined statement of operations for the year ended September 30, 2010, included herein.

(b) HGI owns approximately 54.5% of the outstanding Spectrum Brands Holdings common stock subsequent to the Spectrum Brands Acquisition. This adjustment reflects the 45.5% noncontrolling interest in the results of Spectrum Brands and Russell Hobbs for the portion of the year prior to the June 16, 2010 date of common control, upon which the noncontrolling interest was initially established for purposes of HGI’s retrospectively adjusted consolidated financial statements, as well as the effect of the pro forma adjustments related to the SB/RH Merger.

(c) The SB/RH Merger resulted in a substantial change to the Spectrum Brands Holdings’ debt structure, as further discussed in the notes to HGI’s retrospectively adjusted historical audited consolidated financial statements. The change in interest expense is $114,323 for the year ended September 30, 2010. The adjustment consists of the following:

	Assumed	Pro forma
	Interest	Interest
	Rate	Expense

Spectrum Brands Term Loan	8.1%	$60,750
Spectrum Brands Senior Secured Notes	9.5%	71,250
Spectrum Brands Senior Subordinated Toggle Notes	12.0%	27,739
Spectrum Brands ABL Facility	6.0%	2,110
Foreign debt, other obligations and capital leases	—	8,832
Amortization of debt issuance costs and discounts	—	12,257

Total pro forma interest expense		182,938
Less: elimination of historical interest expense		297,261

Pro forma adjustment		$(114,323)

An assumed increase or decrease of 1/8 percent in the interest rate assumed above with respect to the $750,000 Spectrum Brands Term Loan and the Spectrum Brands ABL Facility (with an assumed $22,000 average principal balance outstanding), which have variable interest rates, would impact total pro forma interest expense by $965 for the year ended September 30, 2010.

(d) Adjustment reflects increased amortization expense associated with the fair value adjustment of Russell Hobbs’ intangible assets of $10,430 for the year ended September 30, 2010. This reflects an adjustment to the Russell Hobbs historical nine-month period ended March 31, 2010 only (the last reported period prior to the SB/RH Merger), as the Russell Hobbs acquisition is already reflected in HGI’s results of operations for the last three months of HGI’s year ended September 30, 2010.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(e) Adjustment reflects an increase in equity awards amortization of $4,577 for the year ended September 30, 2010 and a decrease in equity awards amortization of $3,411 for the six-month period ended April 3, 2011, respectively, to reflect equity awards issued in connection with the SB/RH Merger which had vesting periods ranging from 1-12 months. As a result, assuming the transaction was completed on October 1, 2009, these awards would be fully vested in the period ended September 30, 2010. For purposes of this pro forma adjustment, fair value is assumed to be the average of the high and low price of Spectrum Brands’ common stock at June 16, 2010 of $28.24 per share, management’s most reliable determination of fair value.

(f) As a result of Russell Hobbs’ and Spectrum Brands’ existing income tax loss carryforwards in the United States, for which full valuation allowances have been provided, no deferred income taxes have been established and no income tax has been provided in the pro forma adjustments related to the SB/RH Merger.

(6)	PRO FORMA ADJUSTMENT — ELIMINATION OF DUPLICATE FINANCIAL INFORMATION

This pro forma adjustment represents the elimination of the financial data from June 16, 2010 through July 4, 2010 of Russell Hobbs that is reflected in HGI’s historical financial statements. These are considered duplicative because a full twelve months of financial results for Russell Hobbs has been reflected in the unaudited condensed combined pro forma statement of operations consisting of the nine-month Russell Hobbs historical period ended March 31, 2010, prior to the SB/RH Merger, and the three-month period ended September 30, 2010, subsequent to the SB/RH Merger, included in HGI’s historical column.

(7)	NON-RECURRING COSTS

(a) HGI’s financial results for the year ended September 30, 2010 include $34,675 of expenses related to the SB/RH Merger. These costs include fees for legal, accounting, financial advisory, due diligence, tax, valuation, printing and other various services necessary to complete this transaction and were expensed as incurred. These costs have been excluded from the unaudited pro forma condensed combined statement of operations as these amounts are considered non-recurring. HGI’s unaudited pro forma condensed combined statements of operations for the year ended September 30, 2010 and the six-month period ended April 3, 2011 also exclude $4,284 and $933, respectively, related to the Spectrum Brands Acquisition, as these costs are also considered non-recurring. In addition, HGI’s unaudited pro forma condensed combined statement of operations excludes $18,300 for the six-month period ended April 3, 2011 related to the Fidelity & Guaranty Acquisition, as these costs are considered non-recurring.

(b) Spectrum Brands Holdings increased Russell Hobbs’ inventory by $2,504, to estimated fair value, upon completion of the SB/RH Merger. Cost of sales increased by this amount during the first inventory turn subsequent to the completion of the SB/RH Merger. $340 was recorded in the three-month period ended July 4, 2010 and has been eliminated as part of the “Elimination of duplicate financial information” adjustments discussed in Note 6 above. The remaining $2,164 was recorded in the three-month period ended September 30, 2010, which amount has been eliminated as a pro forma adjustment related to the SB/RH Merger. These costs have been excluded from the unaudited pro forma condensed combined statement of operations as they are considered non-recurring.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(8)	FIDELITY & GUARANTY ACQUISITION

For the purposes of these unaudited pro forma condensed combined financial statements, HGI made a preliminary allocation of the estimated purchase price to the net assets acquired, as if the Fidelity & Guaranty Acquisition had closed on April 3, 2011, as follows:

Investments, cash and accrued investment income	$17,694,814
Intangible assets (present value of in-force)	590,415
Reinsurance recoverable	932,760
Deferred income taxes	198,773
Other assets	72,800

Total assets acquired	19,489,562

Future policy benefits	3,761,069
Contractholder funds	14,754,712
Liability for policy and contract claims	60,400
Note payable	95,000
Other liabilities	473,381

Total liabilities assumed	19,144,562

Total preliminary purchase price allocation	345,000
Amount re-characterized as expense (See Note 9(a) below)	5,000

Contractual cash purchase price	$350,000

Under ASC 805, the Fidelity & Guaranty Acquisition is accounted for under the acquisition method of accounting. The acquisition method of accounting uses the fair value concepts defined in ASC Topic 820, “Fair Value Measurements and Disclosures.” ASC 805 requires, among other things, that most assets acquired and liabilities assumed in a business purchase combination be recognized at their fair values as of the Fidelity & Guaranty Acquisition date. The process for estimating the preliminary fair values of identifiable intangible assets, including the present value of in-force, certain tangible assets and certain liabilities requires the use of significant estimates and assumptions by management, including estimating future cash flows and developing appropriate discount rates. Under ASC 805, transaction costs are not included as a component of consideration transferred and are expensed as incurred. The excess of the purchase price (consideration transferred), if any, over the preliminary estimated amounts of identifiable assets and liabilities of F&G Holdings as of the effective date of the acquisition will be allocated to goodwill in accordance with ASC 805. The preliminary purchase price allocation above resulted in no allocation to goodwill. The preliminary purchase price allocation is subject to completion of the analysis of the fair value of the assets and liabilities of F&G Holdings as of the effective date of the Fidelity & Guaranty Acquisition. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. These adjustments could be material and could possibly result in a bargain purchase gain. The final valuation is expected to be completed as soon as practicable, but no later than one year from the consummation of the acquisition on April 6, 2011. F&G Holdings believes the preliminary fair values assigned to the assets to be acquired and liabilities to be assumed are based on reasonable estimates and assumptions based on data currently available.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(9)	PRO FORMA ADJUSTMENTS — FIDELITY & GUARANTY ACQUISITION

The following pro forma adjustments are made to reflect the preliminary purchase price allocation and other transactions directly related to the Fidelity & Guaranty Acquisition:

(a) Adjustment reflects the cash purchase price of $350,000 for the Fidelity & Guaranty Acquisition plus costs associated with closing the transaction of $22,100 of which $18,300 was accrued for as of April 3, 2011. For purposes of the preliminary purchase price allocation set forth in Note (8) above, the $350,000 cash purchase price paid by HGI has been reduced by a $5,000 expense reimbursement made by the seller to the Harbinger Parties, thereby effectively re-characterizing $5,000 of HGI’s purchase price payment as expense.

(b) Adjustments of $567,863, $22,250 and $7,889 represent adjustments of $590,113 to available-for-sale securities and $7,889 to accrued investment income, respectively, transferred to F&G Holdings from OM Ireland as part of the transaction. The life business ceded to OM Ireland was recaptured as part of the transaction.

(c) Adjustments of $37,006 and $27,342 represent the derivative investments and cash and cash equivalents, respectively, transferred to F&G Holdings from OM Ireland as part of the transaction. The life business ceded to OM Ireland was recaptured as part of the transaction.

(d) Adjustment of $3,790 is to increase the carrying value of F&G Holdings policy loans based on current assumptions.

(e) Adjustments of $(929,284) to remove the reinsurance recoverable related to the business recaptured from OM Ireland, $215,628 to reflect unamortized deferred acquisition costs transferred from OM Ireland as part of the transaction, and $(15,029) and $(1,691) to reflect effects of assumed liabilities related to the business recaptured from OM Ireland. The life business ceded to OM Ireland was recaptured as part of the transaction.

(f) Adjustments of $13,749 to reflect a reserve facility structuring fee related to the retrocession of the life business recaptured from OM Ireland to a newly formed reinsurance subsidiary, $19,135 to reflect liabilities consisting of the $13,749 structuring fee and $5,386 for the life business recaptured from OM Ireland, and $95,000 to reflect a note payable issued by the newly formed reinsurance company to provide initial capitalization of the reinsurance company. The structuring fee will be capitalized and amortized over the life of the reserve facility.

(g) Adjustments of $(1,732,357) for the purchase accounting related to the elimination of the historical deferred acquisition costs (“DAC”) and the historical present value of in-force (“PVIF”) of $62,182 and the establishment of PVIF of $590,415 resulting from purchase accounting for the transaction. The PVIF reflects the estimated fair value of the in-force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in-force at the acquisition date. PVIF is based on actuarially determined projections, by each line of business, of future policy and contract charges, premiums, mortality and morbidity, surrenders, operating expenses, investment returns and other factors. Actual experience of the purchased business may vary materially from these projections.

PVIF is amortized in relation to estimated gross profits or premiums, depending on product type. The net adjustment to amortization as a result of eliminating the historical DAC and establishing the PVIF is reflected in adjustment (q) below.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(h) Adjustment of $33,953 is the increase in the deferred tax asset as a result of the changes to the assets and liabilities in purchase accounting. The resulting net deferred tax asset of $198,773 consists of a gross deferred tax (net of deferred tax liabilities) of $659,633 less a valuation allowance of $460,860.

(i) Adjustment of $1,000 represents adjustment to increase other liabilities for costs incurred prior to the acquisition date but not accrued in the historical balance sheet.

(j) Adjustment of $296,450 represents the increase to the carrying value of F&G Holdings’ liability for future policy benefits based on current assumptions, including business recaptured from OM Ireland. Adjustment of $19,120 is to increase reinsurance recoverables for a portion of the increase in carrying value for future policy liabilities ceded to reinsurers.

(k) Adjustment of $(190,504) represents the decrease in the carrying value of F&G Holdings’ contractholder funds based on current assumptions.

(l) Adjustments of $(39,972) to adjust historical balance of deferred reinsurance gains to a fair value of $0 and $(248,505) to reflect the push down of the seller’s basis in the note payable assigned to the acquirer, which is eliminated in consolidation.

(m) Adjustment of $(1,754,571) represents the elimination of the historical paid-in capital of F&G Holdings.

(n) Adjustment of $421,284 represents the elimination of the historical accumulated deficit of F&G Holdings of $425,084 and the adjustment for unaccrued expenses associated with closing the transaction of $(3,800) reflected in adjustment (a) above.

(o) Adjustment of $(21,215) to eliminate the historical balance of F&G Holdings in accumulated other comprehensive income.

(p) Adjustment of $(90,416) for the year ended December 31, 2010 includes the amortization of the premium on fixed maturity securities — available for sale of F&G Holdings, resulting from the fair value adjustment of these assets as of April 6, 2011.

The adjustment of $(45,208) for the six-month period ended December 31, 2010 includes the amortization of the premium on fixed maturity securities — available for sale of F&G Holdings, resulting from the fair value adjustment of these assets as of April 6, 2011.

(q) Adjustment of $(164,484) for the year ended December 31, 2010 for the reversal of the historical deferred acquisition cost amortization of $(273,038) and the amortization of the PVIF under purchase accounting of $108,554.

For the six-month period ended December 31, 2010, the adjustment of $(124,236) is for the reversal of the historical deferred acquisition cost amortization of $(193,465) and the amortization of the PVIF under purchase accounting of $69,229.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

(r) Adjustments to reflect the income statement impacts of the recapture of the life business from OM Ireland and the retrocession of the majority of the recaptured business and the reinsurance of certain life business previously not reinsured to an unaffiliated third party reinsurer that was contemplated by HGI as part of the transaction, as follows:

The table below displays the adjustments for the year ended December 31, 2010:

Premiums	$(130,103)
Net investment income	(4,771)
Net investment gains/(losses)	21,128
Insurance and investment product fees and other	38,063
Benefits	(68,063)
Acquisition and operating expenses, net of deferrals	28,341

The table below displays the adjustments for the six-month period ended December 31, 2010:

Premiums	$(72,018)
Net investment income	(5,212)
Net investment gains/(losses)	26,922
Insurance and investment product fees and other	18,457
Benefits	(13,165)
Acquisition and operating expenses, net of deferrals	911

(s) Adjustments of $(19,240) and $(9,825) for the year ended December 31, 2010 and the six-month period ended December 31, 2010, respectively, to eliminate interest expense of $25,019 and $12,738, respectively, on the note payable referenced in note (l) above and to add interest expense of $5,779 and $2,913, respectively, on the subordinated notes payable referenced in note (f) above.

(t) Adjustment of $165,344 for the year ended December 31, 2010 represents (i) the reversal of a $145,276 income tax benefit component of F&G Holdings’ historical income tax benefit attributable to a change in valuation allowance for deferred tax assets, which likely would not have been reflected in operations if purchase accounting had been applied as of January 1, 2010, and (ii) the $20,068 income tax effect of all pro forma consolidated statement of income adjustments relating to F&G Holdings using the Federal income tax rate of 35%.

For the six-month period ended December 31, 2010, the adjustment of $9,515 represents (i) the increase of a $(14,724) income tax benefit component of F&G Holdings’ historical income tax benefit attributable to a change in valuation allowance for deferred tax assets, which would not have been reflected in operations if purchase accounting had been applied as of October 1, 2010, and (ii) the $24,239 income tax effect of all pro forma consolidated statement of income adjustments relating to F&G Holdings using the Federal income tax rate of 35%.

(10)	PRO FORMA ADJUSTMENTS — NOTES AND PREFERRED STOCK ISSUANCES

(a) On November 15, 2010, HGI issued the existing notes ($350,000 aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2015). The issue price of the existing notes was 98.587% of par, reflecting an original issue discount aggregating $4,945, and HGI incurred debt issuance costs of $11,618.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The incremental interest expense related to the issuance of the existing notes for the year ended September 30, 2010 was calculated as follows:

Interest expense on notes at 10.625%	$37,188
Amortization of original issue discount on notes	789
Amortization of debt issuance costs	1,833

Pro forma adjustment	$39,810

The incremental interest expense related to the issuance of the existing notes for the six-month period ended April 3, 2011 was calculated as follows:

Interest expense on notes at 10.625%	$18,594
Amortization of original issue discount on notes	428
Amortization of debt issuance costs	998

Total pro forma interest expense	20,020
Less: Elimination of historical interest expense	15,222

Pro forma adjustment	$4,798

(b) On May 13, 2011, HGI issued 280 shares of Preferred Stock in a private placement subject to future registration rights, pursuant to the Preferred Stock Purchase Agreement, for aggregate gross proceeds of $280,000. The Preferred Stock (i) is mandatorily redeemable in cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into HGI’s common stock, by the holder at any time, at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) is convertible into HGI’s common stock, by HGI after the third anniversary and conditioned upon the HGI stock price meeting certain thresholds (iv) is redeemable by HGI at any time after the third anniversary of the issue date, in whole but not in part, at a price per share equal to 150% of the Purchase Price plus accrued but unpaid dividends, subject to the holder’s right to convert prior to such redemption, (v) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into HGI’s common stock, (vi) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (vii) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if HGI achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with HGI’s common stock. Fees and expenses of approximately $11,000 were incurred related to the Preferred Stock Issuance.

If HGI issues certain equity securities at a price lower than the conversion price of the Preferred Stock, the conversion price is adjusted to the price share of the newly issued equity securities (a “down round” provision). Therefore, in accordance with the guidance in ASC 815, “Derivatives and Hedging,” this conversion option requires bifurcation and must be separately accounted for as a derivative liability at fair value with any changes in fair value reported in current earnings. For periods in which pro forma financial information is presented, HGI used the stated conversion price applicable at issuance date in May 2011 to estimate the value of the same option in prior periods where HGI’s share price might be greater than the conversion price (that is, the option may be in-the-money). HGI valued the conversion feature using volatility assumptions consistent with its stock-based compensation arrangements, credit assumptions consistent with its existing debt profile relative to the ranking of the preferred shares, and assumed holders would not convert prior to the mandatory redemption date on the seventh anniversary. HGI also presumed that it would not issue equity at a price less than the current conversion price. The consideration of these and other features of the instrument may significantly impact the value of the conversion option.

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

In order to determine the unaudited pro forma condensed combined statements of operations impact of changes in the fair value of the bifurcated conversion option, HGI calculated the estimated fair value of the bifurcated conversion option presuming the instrument was issued on October 1, 2009. The estimated fair values as of October 1, 2009, September 30, 2010 and April 3, 2011 were determined to be $113,000, $44,000 and $32,000, respectively. As a result, HGI recorded changes in fair value of $69,000 and $12,000 for the year ended September 30, 2010 and the six-month period ended April 3, 2011, respectively. The preliminary estimate of the fair value of the bifurcated option is $85,000 as of May 13, 2011.

For the purposes of the unaudited pro forma financial statements, HGI reflected preferred dividend and accretion expense as follows:

	Year Ended	Six-Month
	September 30,	Period Ended
	2010	April 3, 2011

Cash dividends at 8% fixed rate	$22,738	$11,713
Paid-in kind dividend at assumed rate of 4%	11,369	5,857
Accretion of mezzanine equity(1)	13,640	7,259

	$47,747	$24,829

(1)	The accretion expense is calculated based on the residual value of the host contract after subtracting the fair value of the bifurcated option on October 1, 2009.

For the unaudited pro forma condensed combined balance sheet as at April 3, 2011, HGI recorded an estimate of the fair value of the bifurcated conversion option of $64,000 which assumes the instrument had been issued on that date. The residual $205,000 value of the host contract, net of $11,000 of issuance costs, has been classified as mezzanine equity as the securities are redeemable at the option of the holder and upon the occurrence of an event that is not solely within the control of the issuer and is being accreted using the effective interest method over its contractual/expected life of seven years.

The Preferred Stock does not have an obligation to share in the losses of HGI. Therefore, the Preferred Stock has not been included in the computation of basic EPS under the two-class method.

(c) On June 28, 2011 HGI issued the Add-on Notes ($150,000 aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2015). The issue price of the Add-on Notes was 101% of par, reflecting an original issue premium aggregating $1,500, and HGI incurred debt issuance costs of $4,277.

The incremental interest expense related to the Add-On Notes for the year ended September 30, 2010 was calculated as follows:

Interest expense on the Add-on Notes at 10.625%	$15,938
Amortization of original issue premium on notes	(277)
Amortization of debt issuance costs	765

Pro forma adjustment	$16,426

Harbinger Group Inc. and Subsidiaries

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements — (Continued)

The incremental interest expense related to the Add-On Notes for the six-month period ended April 3, 2011 was calculated as follows:

Interest expense on Add-on Notes at 10.625%	$7,969
Amortization of original issue premium on notes	(150)
Amortization of debt issuance costs	417

Pro forma adjustment	$8,236

As a result of HGI’s existing income tax loss carryforwards, for which valuation allowances have been provided, no income tax benefit has been reflected in the pro forma adjustments related to HGI for the year ended September 30, 2010 and the six-month period ended April 3, 2011, respectively.

SELECTED FINANCIAL DATA

The following table sets forth certain selected historic financial information for the periods and as of the dates presented and should be read in conjunction with our accompanying consolidated financial statements and the related notes thereto included elsewhere in this prospectus and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. All amounts are in millions, except for per share amounts and ratios.

	Predecessor				Successor
				Period from	Period from
				October 1,	August 31,
				2008	2009
				through	through		Six Months Ended
				August 30,	September 30,		April 4,	April 3,
	2006	2007	2008	2009	2009	2010(1)	2010	2011
Income Statement Data:
Net sales	$2,228.5	$2,332.7	$2,426.6	$2,010.6	$219.9	$2,567.0	$1,124.5	$1,555.0
Gross profit	871.2	876.7	920.1	751.8	64.4	921.4	394.1	554.7
Operating income (loss)(2)	(289.1)	(251.8)	(684.6)	156.8	0.1	160.5	64.5	87.1
(Loss) income from continuing operations	(431.5)	(563.0)	(905.3)	1,100.7	(71.2)	(195.5)	(76.5)	(113.8)
(Loss) income from discontinued operations, net of tax(3)	(2.5)	(33.7)	(26.2)	(86.8)	0.4	(2.7)	(2.8)	—
Net (loss) income(4)(5)(6)(7)(8)	(434.0)	(596.7)	(931.5)	1,013.9	(70.8)	(198.2)	(79.3)	(113.8)
Net (loss) income attributable to controlling interest(4)(5)(6)(7)(8)	(434.0)	(596.7)	(931.5)	1,013.9	(70.8)	(151.9)	(79.3)	(82.0)
Restructuring and related charges — Cost of goods sold(9)	$21.1	$31.3	$16.5	$13.2	$0.2	$7.1	$3.6	$2.7
Operating expenses(9)	33.6	66.7	22.8	30.9	1.6	17.0	8.2	8.1
Interest expense(10)	175.9	255.8	229.0	172.9	17.0	277.0	97.9	140.7
Reorganization items income (expense)(11)	—	—	—	1,142.8	(4.0)	(3.6)	—	—
Per Share Data:
Net (loss) income per common share:
Basic and diluted	$(8.77)	$(11.72)	$(18.29)	$19.76	$(0.55)	$(1.15)	$(0.61)	$(0.59)
Weighted average shares outstanding:
Basic and diluted(12)	49.5	50.9	50.9	51.3	129.6	132.4	129.6	139.2
Cash Flow and Related Data:
Net cash provided by (used in) operating activities	$44.5	$(32.6)	$(10.2)	$1.6	$75.0	$51.2	$(81.0)	$(134.2)
Capital expenditures(13)	55.6	23.2	18.9	8.1	2.7	40.4	10.8	18.7
Depreciation and amortization (excluding amortization of debt issuance costs)(13)	82.6	77.4	85.0	58.5	8.6	117.5	52.5	66.3
Balance Sheet Data (at period end):
Cash and cash equivalents	$28.4	$69.9	$104.8		$97.8	$256.8	$55.5	$469.3
Working capital(14)	397.2	370.2	371.5		323.7	673.7	304.2	1,020.1
Total assets	3,549.3	3,211.4	2,247.5		3,020.7	4,016.2	2,901.0	4,277.7
Total long-term debt, net of current portion	2,234.5	2,416.9	2,474.8		1,530.0	1,723.1	1,520.6	2,138.6
Total debt	2,277.2	2,460.4	2,523.4		1,583.5	1,743.8	1,626.9	2,170.4
Total stockholders’ equity (deficit)	452.2	(103.8)	(1,027.2)		660.9	701.7	575.0	636.8
Other Data:
Ratio of earnings to fixed charges				7.2

Deficiency of earnings (loss) to fixed charges	$(460.9)	$(507.2)	$(914.8)		$(20.0)	$(132.3)	$(44.0)	$(53.7)

(1)	Fiscal 2010 includes the results of Russell Hobbs’ operations since June 16, 2010. Russell Hobbs contributed $238 million in net sales and recorded operating income of $1 million for the period from June 16, 2010 through September 30, 2010, which includes $13 million of acquisition and integration related charges. Fiscal 2010 also includes $26 million of acquisition and integration related charges associated with the SB/RH Merger. In addition, the results of HGI’s operations have been included since June 16, 2010, the date that common control was first established, which includes $8 million of operating expenses.

(2)	During Fiscal 2006, 2007, 2008, 2009 and 2010, pursuant to the Financial Accounting Standards Board Codification Topic 350: “Intangibles-Goodwill and Other,” Spectrum Brands conducted its annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses Spectrum Brands recorded non-cash pretax impairment charges of approximately $433 million, $362 million, $861 million and $34 million in Fiscal 2006, Fiscal 2007, Fiscal 2008 and the period from October 1, 2008 through August 30, 2009, respectively. See Note 6, Goodwill and Intangibles, of Notes to Consolidated Financial Statements included elsewhere in this prospectus for further details on these impairment charges.

(3)	Fiscal 2007 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $45 million to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, relating to Spectrum Brands’ Canadian Division of the growing products business in order to reflect the estimated fair value of this business. Fiscal 2008 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $8 million to reduce the carrying value of intangible assets relating to our growing products business in order to reflect the estimated fair value of this business. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included elsewhere in this prospectus for information relating to these impairment charges.

(4)	Fiscal 2006 income tax benefit of $29 million includes a non-cash charge of approximately $29 million which increased the valuation allowance against certain net deferred tax assets.

(5)	Fiscal 2007 income tax expense of $56 million includes a non-cash charge of approximately $180 million which increased the valuation allowance against certain net deferred tax assets.

(6)	Fiscal 2008 income tax benefit of $10 million includes a non-cash charge of approximately $222 million which increased the valuation allowance against certain net deferred tax assets.

(7)	Included in the period from August 31, 2009 through September 30, 2009 is a non-cash tax charge of $58 million related to the residual U.S. and foreign taxes on approximately $166 million of actual and deemed distributions of foreign earnings. The period from October 1, 2008 through August 30, 2009 income tax expense includes a non-cash adjustment of approximately $52 million which reduced the valuation allowance against certain deferred tax assets. Included in the period from October 1, 2008 through August 30, 2009 is a non-cash charge of $104 million related to the tax effects of the fresh start adjustments. In addition, the Predecessor includes the tax effect on the gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility resulting in approximately $124 million reduction in the U.S. net deferred tax asset exclusive of indefinite lived intangibles. Due to Spectrum Brands’ full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset exclusive of indefinite lived intangibles, the tax effect of the gain on the cancellation of debt and the modification of the senior secured credit facility is offset by a corresponding adjustment to the valuation allowance of $124 million. The tax effect of the fresh start adjustments, the gain on the cancellation of debt and the modification of the senior secured credit facility, net of corresponding adjustments to the valuation allowance, are netted against reorganization items.

(8)	Fiscal 2010 income tax expense of $63 million includes a non-cash charge of approximately $92 million which increased the valuation allowance against certain net deferred tax assets.

(9)	See Note 14, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included elsewhere in this prospectus for further discussion.

(10)	Fiscal 2010 includes a non-cash charge of $83 million related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to the extinguishment of debt that was refinanced in conjunction with the SB/RH Merger.

(11)	Reorganization items income (expense) directly relates to Spectrum Brands’ voluntary reorganization under Chapter 11 of the Bankruptcy Code that commenced in February 2009 and concluded in August 2009. In addition to administrative costs related to the reorganization it reflects during the eleven months ended August 30, 2009, a $1,088 million gain from fresh-start reporting adjustments and a $147 million gain on cancellation of debt. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included elsewhere in this prospectus for further details of these reorganization items.

(12)	Each of the periods presented does not assume the exercise of common stock equivalents as the impact would be antidilutive.

(13)	Amounts reflect the results of continuing operations only.

(14)	Working capital is defined as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

This “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) of Harbinger Group Inc. (“HGI”, “us”, “we” or the “Company”) should be read in conjunction with Selected Financial Data, the audited consolidated financial statements and related notes of Harbinger Group Inc. and Subsidiaries for the fiscal years ended September 30, 2010, 2009 and 2008, (the “Consolidated Financial Statements”) and the unaudited condensed consolidated financial statements and related notes of Harbinger Group Inc. and Subsidiaries for the three and six month periods ended April 3, 2011 and April 4, 2010, all of which are included elsewhere in this prospectus. Certain statements we make herein constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. You should consider our forward-looking statements in light of our consolidated financial statements, related notes, and other financial information appearing elsewhere in this prospectus and our other filings with the Securities and Exchange Commission. See “Special Note Regarding Forward-Looking Statements”.

All references to Fiscal 2011, 2010, 2009, 2008, 2007 and 2006 refer to fiscal year periods ended September 30, 2011, 2010, 2009, 2008, 2007 and 2006, respectively. The six month interim periods ended April 3, 2011 and April 4, 2010 are referred to as the “Fiscal 2011 Six Months” and the “Fiscal 2010 Six Months,” respectively.

HGI Overview

We are a holding company that is 93.3% owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Principal Stockholders”), not taking into account conversion of the Series A Participating Convertible Preferred Stock (the “Preferred Stock”) discussed below in “Recent Developments.”

We are focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. We view the acquisition of Spectrum Brands Holdings, Inc. (“Spectrum Brands Holdings”) and Fidelity & Guaranty Life Holdings, Inc. (“F&G Holdings,” formerly Old Mutual U.S. Life Holdings, Inc.), both discussed below under “Recent Developments,” as first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources.

In pursuing our strategy, we will utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York and an affiliate of the Principal Stockholders. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Recent Developments

On June 28, 2011, we completed an offering of $150 million aggregate principal amount of the initial notes. We expect to use the net proceeds of the initial notes for working capital for us and our subsidiaries and general corporate purposes, which may include the financing of future acquisitions and other investments.

On November 15, 2010, we completed an offering of $350 million aggregate principal amount of existing notes (together with the initial notes, the “10.625% Notes”). The net proceeds of this issuance have been subsequently used to acquire F&G Holdings on April 6, 2011, as discussed below.

On January 7, 2011, we acquired a controlling interest (currently 53.3%) in Spectrum Brands Holdings, a diversified global branded consumer products company, by issuing approximately 119.9 million shares of our common stock to the Principal Stockholders in exchange for approximately 27.8 million shares of common stock of Spectrum Brands Holdings in a transaction we refer to as the “Spectrum Brands Acquisition”. As a result, the Principal Stockholders own approximately 93.3% of our outstanding common stock, not taking into account conversion of the Preferred Stock.

Spectrum Brands Holdings reflects the combination on June 16, 2010, of Spectrum Brands, Inc. (“Spectrum Brands”) and Russell Hobbs, Inc. (“Russell Hobbs”), in a transaction we refer to as the “SB/RH Merger”. As a result of the SB/RH Merger, Spectrum Brands issued an approximately 65% controlling financial interest to the Principal Stockholders and an approximately 35% noncontrolling financial interest to other stockholders. Prior to the SB/RH Merger, the Principal Stockholders owned approximately 40% and 100% of the outstanding common stock of Spectrum Brands and Russell Hobbs, respectively. Spectrum Brands Holdings’ shares of common stock trade on the New York Stock Exchange under the symbol “SPB.”

Immediately prior to the Spectrum Brands Acquisition, the Principal Stockholders held the controlling financial interests in both us and Spectrum Brands Holdings. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification (“ASC”) Topic 805 — “Business Combinations,” and is accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control are recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent, if these amounts differ). Although we are the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented herein Spectrum Brands Holdings was an operating business and we were not. Therefore, Spectrum Brands Holdings has been reflected as the predecessor and receiving entity in our financial statements to provide a more meaningful presentation of the transaction to our stockholders. Accordingly, our financial statements have been retrospectively adjusted to reflect as our historical financial statements those of Spectrum Brands Holdings and Spectrum Brands, and our assets and liabilities have been recorded at the Principal Stockholders’ basis as of the date that common control was first established (June 16, 2010). As Spectrum Brands was the accounting acquirer in the SB/RH Merger, the financial statements of Spectrum Brands are included as our predecessor entity for periods preceding the SB/RH Merger.

In connection with the Spectrum Brands Acquisition, we changed our fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands Holdings.

On March 9, 2011, we acquired Harbinger F&G and FS Holdco Ltd., a Cayman Islands exempted limited company (“FS Holdco”), from the Master Fund under a transfer agreement (the “Transfer Agreement”) entered into on March 7, 2011. As a result, we indirectly assumed the rights and obligations of Harbinger F&G to acquire all of the outstanding shares of capital stock of F&G Holdings and certain intercompany loan agreements between OM Group (UK) Limited (“OM Group”) as lender, and F&G Holdings, as borrower, in consideration for $350 million, which could be reduced by up to $50 million post closing if certain regulatory approval is not received. FS Holdco is a recently formed holding company, which is the indirect parent company of Front Street Re, Ltd. (“Front Street”), a recently formed Bermuda-based reinsurer, which has not engaged in any significant business to date. Neither Harbinger F&G nor FS Holdco has engaged in any business other than transactions contemplated under the Transfer Agreement. See Note 17 to our Consolidated Financial Statements for additional information regarding this transaction.

On April 6, 2011, we completed the acquisition of F&G Holdings for a cash purchase price of $350 million, which could be reduced by up to $50 million post closing if certain regulatory approval is not received, from OM Group in a transaction we refer to as the “Fidelity & Guaranty Acquisition”. We incurred approximately $22 million of expenses related to this transaction, which included reimbursements to the Master Fund of $13.3 million and a $5 million purchase price adjustment re-characterized as an expense since OM Group made a $5 million expense reimbursement to the Master Fund upon closing of the Fidelity & Guaranty Acquisition. As of March 31, 2011, F&G Holdings, through its insurance subsidiaries, is a provider of fixed annuity products in the U.S., with approximately 790,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 25,000 agents nationwide. As of March 31, 2011, F&G Holdings had approximately $16.7 billion in investment assets. The Fidelity & Guaranty Acquisition will be accounted for under the acquisition method of accounting. Accordingly, the results of F&G Holdings operations will be included in our consolidated financial statements commencing April 6, 2011. See Note 17 to our Consolidated Financial Statements for additional information regarding this transaction.

On May 13, 2011, we issued 280,000 shares of Preferred Stock in a private placement for total gross proceeds of $280 million. The Preferred Stock (i) is mandatorily redeemable for cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into our common stock at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into common stock, (iv) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (v) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if we achieve specified rates of growth measured by increases in our net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with the common stock. We expect to use the net proceeds of $269 million, net of related fees and expenses of approximately $11 million, from the issuance of the Preferred Stock for general corporate purposes, which may include acquisitions and other investments.

As of April 3, 2011, we operated in one segment: consumer products. Beginning in the third fiscal quarter of 2011, we will also operate in the insurance business as a result of the Fidelity & Guaranty Acquisition.

Consumer Products Business

Through Spectrum Brands Holdings, we are a diversified global branded consumer products company with positions in seven major product categories: consumer batteries; pet supplies; home and garden control products; electric shaving and grooming; small appliances; electric personal care; and portable lighting.

We manufacture and market alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellants and specialty pet supplies. We design and market rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. With the addition of Russell Hobbs we design, market and distribute a broad range of branded small household appliances and personal care products. Our manufacturing and product development facilities are located in the United States, Europe, Latin America and Asia. Substantially all of our rechargeable batteries and chargers, shaving and grooming products, small household appliances, personal care products and portable lighting products are manufactured by third-party suppliers, primarily located in Asia.

We sell our products in approximately 130 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers (“OEMs”) and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Our “Spectrum Value Model” is at the heart of our operating approach. This model emphasizes providing value to the consumer with products that work as well as or better than our competition for a lower cost. We do this while also delivering higher retailer margins. We concentrate our efforts to win at point of sale and on creating and maintaining a low-cost, efficient operating structure.

Our operating performance is influenced by a number of factors including: general economic conditions; foreign exchange fluctuations; trends in consumer markets; consumer confidence and preferences; our overall product line mix, including pricing and gross margin, which vary by product line and geographic market; pricing of certain raw materials and commodities; energy and fuel prices; and our general competitive position, especially as impacted by our competitors’ advertising and promotional activities and pricing strategies.

Chapter 11 Proceedings of Spectrum Brands in Fiscal 2009

As a result of substantial leverage, Spectrum Brands determined that, absent a financial restructuring, it would be unable to achieve future profitability or positive cash flows on a consolidated basis solely from cash generated from operating activities or to satisfy certain of its payment obligations as the same may become due and be at risk of not satisfying the leverage ratios to which it was subject under its then existing senior secured term loan facility, which ratios became more restrictive in future periods. Accordingly, on February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly-owned U.S. subsidiaries (collectively, the “Debtors”) announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of its then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce its outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”). The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”). The term “Predecessor” refers only to Spectrum Brands prior to the Effective Date and “Successor” refers to the periods subsequent to the Effective Date.

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of the Predecessor’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Spectrum Brands Holdings filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, Spectrum Brands Holdings issued a total of 27,030,000 shares of common stock and $218 million of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to the Predecessor’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 7, Debt, to our Consolidated Financial Statements filed with this prospectus.) Also on the Effective Date, Spectrum Brands Holdings issued a total of 2,970,000 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

As a result of Spectrum Brands Bankruptcy Filing, Spectrum Brands was able to significantly reduce its indebtedness. As a result of the SB/RH Merger, Spectrum Brands was able to further reduce its outstanding debt leverage ratio. However, Spectrum Brands continues to have a significant amount of indebtedness relative to its competitors and paying down outstanding indebtedness continues to be a priority for it.

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), Spectrum Brands’ financial statements were prepared in accordance with Accounting Standards Codification Topic 852: “Reorganizations” (“ASC 852”). ASC 852 does not change the application of accounting principles generally accepted in the United States of America (“GAAP”) in the preparation of Spectrum Brands’ consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 Spectrum Brands has done the following:

•	On the four column consolidated balance sheet as of August 30, 2009, which is included in Note 2, Voluntary Reorganization Under Chapter 11, to our Consolidated Financial Statements, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business, by separately disclosing Reorganization items expense (income), net, consisting of the following: (i) Fresh-

start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items; and

•	Ceased accruing interest on the Predecessor’s then outstanding senior subordinated notes.

Fresh-Start Reporting

As required by ASC 852, Spectrum Brands adopted fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code as of its monthly period ended August 30, 2009 as is reflected in this prospectus.

Since the reorganization value of the assets of the Predecessor immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims and the holders of the Predecessor’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity, Spectrum Brands adopted fresh-start reporting as of the close of business on August 30, 2009 in accordance with ASC 852. The Consolidated Balance Sheet as of August 30, 2009 gives effect to allocations to the carrying value of assets or amounts and classifications of liabilities that were necessary when adopting fresh-start reporting.

Spectrum Brands analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, through August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as they represented less than one-percent of the total Net sales for the entire fiscal year ended September 30, 2009. As such, Spectrum Brands determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with its normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor prior to the adoption of fresh-start reporting for periods ended prior to August 30, 2009 are not comparable to those of the Successor.

Cost Reduction Initiatives

Spectrum Brands Holdings continually seeks to improve operational efficiency, match manufacturing capacity and product costs to market demand and better utilize manufacturing resources. Spectrum Brands has undertaken various initiatives to reduce manufacturing and operating costs.

Fiscal 2009.  In connection with Spectrum Brands’ announcement to reduce its headcount and exit certain facilities in the U.S., Spectrum Brands implemented a number of cost reduction initiatives (the “Global Cost Reduction Initiatives”). These initiatives also included consultation, legal and accounting fees related to the evaluation of its capital structure.

Fiscal 2008.  In connection with Spectrum Brands’ decision to exit its zinc carbon and alkaline battery manufacturing and distribution facility in Ninghai, China, Spectrum Brands undertook cost reduction initiatives (the “Ningbo Exit Plan”). These initiatives include fixed cost savings by integrating production equipment into the remaining production facilities and headcount reductions.

Fiscal 2007.  In connection with the “Global Realignment Initiatives,” Spectrum Brands undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating levels including a headcount reduction of approximately 200 employees.

Spectrum Brands also implemented a series of “Latin America Initiatives”. These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. As a result, Spectrum Brands Holdings reduced headcount in Latin America by approximately 100 employees.

Fiscal 2006.  As a result of continued concern regarding the European economy, Spectrum Brands announced a series of initiatives in the in Europe to reduce operating costs and rationalize its manufacturing structure (the “European Initiatives”). These initiatives include the reduction of certain operations at the Ellwangen, Germany packaging center and relocating those operations to the Dischingen, Germany battery plant, transferring private label battery production at the Dischingen, Germany battery plant to the manufacturing facility in China and restructuring the sales, marketing and support functions. As a result, Spectrum Brands has reduced headcount in Europe by approximately 350 employees or 24%.

Results of Operations

Fiscal Six Month Period Ended April 3, 2011 Compared to Fiscal Six Month Period Ended April 4, 2010

Net Sales.  Net sales for the Fiscal 2011 Six Months increased $430 million to $1,555 million from $1,125 million for the Fiscal 2010 Six Months. The following table details consolidated net sales by product line, and the amounts attributable to the acquisition of Russell Hobbs in the SB/RH Merger, for each of those respective periods (in millions):

	Fiscal Six Months		Increase
Product line net sales	2011	2010	(Decrease)

Russell Hobbs acquisition:
Small appliances	$397	$—	$397
Pet supplies	8	—	8
Home and garden control products	2	—	2

Total Russell Hobbs acquisition	407	—	407
Consumer batteries	429	434	(5)
Pet supplies	274	285	(11)
Electric shaving and grooming products	149	136	13
Electric personal care products	138	124	14
Home and garden control products	115	102	13
Portable lighting products	43	44	(1)

Total net sales to external customers	$1,555	$1,125	$430

During the Fiscal 2011 Six Months, global consumer battery sales decreased $5 million, or 1%, primarily driven by decreased Latin America net sales of $8 million, decreased European net sales of $3 million and unfavorable foreign exchange translation of $8 million. The decrease within Latin America was driven by lower specialty and alkaline battery sales volume across the region. These decreases were offset by increases within North America of $13 million as a result of increased sales with a major customer during our first fiscal quarter. The $11 million, or 4%, decrease in pet supplies sales is primarily attributable to continued softness in the aquatics business due to macroeconomic factors. Electric shaving and grooming products increased $13 million, or 10%, primarily due to increased sales within North America and Europe of $5 million and $8 million, respectively, as a result of successful product launches. Electric personal care sales increased $14 million, or 12%, primarily due to increased sales in North America and Europe of $4 million and $12 million, respectively. Home and garden control product sales increased $13 million, or 13%, primarily attributable to increased distribution with major customers. Portable lighting products sales decreased slightly to $43 million during the Fiscal 2011 Six Months compared to $44 million during the Fiscal 2010 Six Months.

We expect that our net sales will continue to be higher in the remaining six months of Fiscal 2011 compared to the same period of Fiscal 2010 due to the full period effect of the Russell Hobbs acquisition in Fiscal 2011, new distribution gains and placements in our pet supplies and home and garden control product lines and continued strength in our electric shaving and grooming and electric personal care product lines.

Gross Profit.  Gross profit for the Fiscal 2011 Six Months increased $161 million to $555 million from $394 million for the Fiscal 2010 Six Months. The increase in gross profit for the Fiscal 2011 Six Months is attributable to the SB/RH Merger, which contributed $111 million of gross profit in the Fiscal 2011 Six Months, coupled with the non-recurrence of a $34 million inventory revaluation charge we recognized associated with our adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code in August 2009. Inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, we recognized $34 million in additional cost of goods sold during the Fiscal 2010 Six Months. Our gross profit margin increased to 36% from 35% in the Fiscal 2010 Six Months. The increase in gross profit margin is also attributable to the inventory revaluation charge recognized in the Fiscal 2010 Six Months, which was partially offset by an increase in input costs during the Fiscal 2011 Six Months and the change in overall product mix as a result of the SB/RH Merger.

Selling, General & Administrative Expense.  Selling, general and administrative expenses (“SG&A”) for the Fiscal 2011 Six Months increased $138 million to $468 million from $330 million for the Fiscal 2010 Six Months. The increase is primarily due to $76 million in SG&A for the addition of Russell Hobbs, a $19 million increase in acquisition and integration related charges principally related to the SB/RH Merger and $28 million of SG&A for the corporate expenses of HGI, which are reflected commencing June 16, 2010 (the date that common control was first established over Spectrum Brands and HGI) in the Fiscal 2011 Six Months. The corporate expenses of HGI included $5 million for corporate overhead expenses and $23 million of acquisition and project related expenses, which included $1 million related to the Spectrum Brands Acquisition, $21 million related to the FGL Acquisition and $1 million of other project related expenses.

Consolidated SG&A expenses are expected to increase as we recognize the full period effect of the Russell Hobbs Acquisition, consolidate the operations of FGL, continue to actively pursue our acquisition strategy and increase corporate oversight due to acquisitions and continued growth at subsidiaries. These increases in SG&A will be partially offset by cost synergies that Spectrum Brands expects to achieve with the SB/RH Merger and savings from its pet supplies product line restructuring over the next two years.

Interest Expense.  Interest expense for the Fiscal 2011 Six Months increased $43 million to $141 million from $98 million for the Fiscal 2010 Six Months. Included in the Fiscal 2011 Six Months interest expense is $24 million related to the write off of unamortized debt issuance costs and debt discount and a prepayment penalty of $7 million related to Spectrum Brands’ senior secured term loan (the “Term Loan”) that was refinanced at a lower interest rate on February 1, 2011, accelerated amortization of $4 million related to a $70 million Term Loan prepayment and $15 million of interest expense on HGI’s 10.625% Notes, which were issued on November 15, 2010.

Other (Income) Expense, net.  Other (income) expense, net was nominal for the 2011 Fiscal Six Months, compared to an expense of $6 million for the 2010 Fiscal Six Months. The $6 million expense in the 2010 fiscal period was due to a foreign exchange loss recognized in connection with the designation of Spectrum Brands’ Venezuelan subsidiary as being in a highly inflationary economy and the devaluation of Venezuela’s currency.

Reorganization Items.  During the Fiscal 2010 Six Months, Spectrum Brands, in connection with its reorganization under Chapter 11 of the Bankruptcy Code in 2009, recorded reorganization items expense of $4 million, which are primarily professional and legal fees.

Income Taxes.  We reported a provision for income taxes, despite a pretax loss from continuing operations in each period, based on an estimated annual consolidated effective tax rate of (112)% and (74)% for the 2011 and 2010 Fiscal Six Months, respectively. Such rates differ from the U.S. Federal statutory rate of 35% principally due to (i) deferred income tax provision related to the change in book versus tax basis of indefinite lived intangibles, which are amortized for tax purposes but not for book purposes, (ii) pretax losses in the United States and some foreign jurisdictions for which no tax benefit can be recognized due to full valuation allowances we have provided on our net operating loss carryforward tax benefits and other deferred tax assets and (iii) pretax income in other jurisdictions that is subject to tax.

Discontinued Operations.  Loss from discontinued operations of $3 million in the Fiscal 2010 Six Months relates to the shutdown of growing products, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for growing products during Fiscal 2009.

Noncontrolling Interest.  The net loss attributable to noncontrolling interest of $32 million in the 2011 Fiscal Six Months reflects the 45.5% share of the net loss of Spectrum Brands Holdings attributable to the noncontrolling interest not owned by HGI. There was no comparable amount in the 2010 Fiscal Six Months since the net losses for those periods were entirely attributable to the shareholders of the accounting predecessor, Spectrum Brands.

Fiscal Year Ended September 30, 2010 Compared to Fiscal Year Ended September 30, 2009

Fiscal 2010, when referenced within this MD&A, includes the results of Spectrum Brands Holdings for the full year and the results of Russell Hobbs and HGI for the period of June 16, 2010 through September 30, 2010.

Fiscal 2009, when referenced within this MD&A, includes the combined results of the Predecessor for the period from October 1, 2008 through August 30, 2009 and the Successor for the period from August 31, 2009 through September 30, 2009.

Highlights of Consolidated Operating Results

Year over year historical comparisons are influenced by the Spectrum Brands Acquisition and the acquisition of Russell Hobbs, which is included in our Fiscal 2010 Consolidated Statement of Operations from June 16, 2010, the date of the SB/RH Merger, through the end of the period. The results of Russell Hobbs are not included in our Fiscal 2009 Consolidated Financial Statements of Operations. See Note 15, Acquisition, to our Consolidated Financial Statements for supplemental pro forma information providing additional year over year comparisons of the impact of the acquisition. In addition, as a result of the HGI acquisition of Spectrum Brands Holdings being accounted for similar to the pooling of interest method, we have included the results of HGI from June 16, 2010, the date at which both HGI and Spectrum Brands Holdings were entities under common control, through the end of the period. The results of HGI are not included in our Fiscal 2009 results.

Net Sales.  Net sales for Fiscal 2010 increased to $2,567 million from $2,231 million in Fiscal 2009, a 15% increase. Consolidated net sales by product line for Fiscal 2010 and 2009 are as follows (in millions):

	Fiscal Year		Increase
	2010	2009	(Decrease)

Product line net sales
Consumer batteries	$866	$819	$47
Pet supplies	566	574	(8)
Home and garden control products	343	322	21
Electric shaving and grooming products	257	225	32
Small appliances	231	—	231
Electric personal care products	216	211	5
Portable lighting products	88	80	8

Total net sales to external customers	$2,567	$2,231	$336

Global consumer battery sales during Fiscal 2010 increased $47 million, or 6%, compared to Fiscal 2009, primarily driven by favorable foreign exchange impacts of $15 million coupled with increased sales in North America and Latin America. The sales increase in North America was driven by increased volume with a major customer and the increased sales in Latin America were a result of increased specialty battery sales, driven by successfully leveraging Spectrum Brands Holdings’ value proposition, that is, products that work as well as or better than its competitors, at a lower price. These gains were partially offset by decreased consumer battery sales of $22 million in Europe, primarily due to the continued exit of low margin private label battery sales.

Pet product sales during Fiscal 2010 decreased $8 million, or 1%, compared to Fiscal 2009. The decrease of $8 million is attributable to decreased aquatics sales of $11 million and decreased specialty pet products of

$6 million, which was partially offset by the SB/RH Merger as it accounted for a net sales increase of $6 million during Fiscal 2010. Also offsetting the decreases was favorable foreign exchange impacts of $3 million. The $11 million decrease in aquatic sales is due to decreases within the United States and Pacific Rim of $6 million and $5 million, respectively, as a result of reduction in demand in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The $6 million decrease in companion animal sales is due to a $9 million decline in the United States, primarily driven by a distribution loss of at a major retailer of certain dog shampoo products and the impact of a product recall, which was tempered by increases of $3 million in Europe.

Sales of home and garden control products during Fiscal 2010 versus Fiscal 2009 increased $21 million, or 6%. This increase is a result of additional sales to major customers that was driven by incentives to retailers and promotional campaigns during the year in both lawn and garden control products and household control products.

Electric shaving and grooming product sales during Fiscal 2010 increased $32 million, or 14%, compared to Fiscal 2009 primarily due to increased sales within Europe of $25 million coupled with favorable foreign exchange translation of $5 million. The increase in Europe sales is a result of new product launches, pricing and promotions.

Small appliances contributed $231 million or 9% of total net sales for Fiscal 2010. This represents sales related to Russell Hobbs from the date of the consummation of the SB/RH Merger, June 16, 2010 through the close of Fiscal 2010.

Electric personal care product sales during Fiscal 2010 increased $5 million, or 2%, when compared to Fiscal 2009. The increase of $5 million during Fiscal 2010 was attributable to favorable foreign exchange impacts of $2 million coupled with modest sales increases within Latin America and North America of $3 million and $1 million, respectively. These sales increases were partially offset by modest declines in Europe of $2 million.

Sales of portable lighting products in Fiscal 2010 increased $8 million, or 10%, compared to Fiscal 2009 as a result of increases in North America of $3 million coupled with favorable foreign exchange translation of $2 million. Sales of portable lighting products also increased modestly in both Europe and Latin America.

Gross Profit.  Gross profit for Fiscal 2010 was $921 million versus $816 million for Fiscal 2009. Our gross profit margin for Fiscal 2010 decreased to 35.9% from 36.6% in Fiscal 2009. The decrease in our gross profit margin is primarily a result of Spectrum Brands’ adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code. Upon the adoption of fresh-start reporting, in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued at August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, Spectrum Brands recognized $34 million in additional cost of goods sold during Fiscal 2010 compared to $15 million of additional cost of goods sold recognized in Fiscal 2009. The impact of the inventory revaluation was offset by lower Restructuring and related charges in Cost of goods sold during Fiscal 2010, which included $7 million of Restructuring and related charges whereas Fiscal 2009 included $13 million of Restructuring and related charges. The Restructuring and related charges incurred in Fiscal 2010 were primarily associated with cost reduction initiatives announced in 2009. The $13 million of Restructuring and related charges incurred in Fiscal 2009 primarily related to the shutdown of our Ningbo, China battery manufacturing facility. See “Restructuring and Related Charges” below, as well as Note 14, Restructuring and Related Charges, to our Consolidated Financial Statements for additional information regarding our restructuring and related charges.

Selling, General & Administrative Expense.  SG&A for Fiscal 2010 totaled $668 million versus $568 million for Fiscal 2009. The $100 million increase in SG&A for Fiscal 2010 versus Fiscal 2009 was partially driven by $52 million of SG&A for the addition of Russell Hobbs and $2 million of SG&A for the corporate expenses at HGI, which are reflected commencing June 16, 2010 (the date that common control was first established over Spectrum Brands and HGI) in the accompanying Consolidated Statements of Operations for Fiscal 2010. Also included in SG&A for Fiscal 2010 was additional depreciation and amortization as a result of the revaluation of Spectrum Brands’ long lived assets in connection with its adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, an increase of $14 million in stock compensation expense and an unfavorable foreign exchange translation of $7 million.

Acquisition and integration related charges.  Acquisition and integration related charges include but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the SB/RH Merger and other acquisition related work at HGI. We incurred $45 million of Acquisition and integration related charges during Fiscal 2010, which consisted of the following: (i) $31 million of legal and professional fees; (ii) $10 million of employee termination charges; and (iii) $4 million of integration costs. There were no comparable expenses for Fiscal 2009.

Restructuring and Related Charges.  The following table summarizes all restructuring and related charges we incurred in Fiscal 2010 and Fiscal 2009 (in millions):

	2010	2009

Costs included in cost of goods sold:
Global Cost Reduction Initiatives:
Termination benefits	$2.6	$0.2
Other associated costs	2.3	2.3
Ningbo Exit Plan:
Termination benefits	—	0.9
Other associated costs	2.1	8.6
Global Realignment Initiatives:
Termination benefits	0.2	0.3
Other associated costs	(0.1)	0.9
Latin America Initiatives:
Termination benefits	—	0.2

Total included in cost of goods sold	$7.1	$13.4

Costs included in operating expenses:
Global Cost Reduction Initiatives:
Termination benefits	$4.3	$6.6
Other associated costs	9.3	11.3
Ningbo Exit Plan:
Other associated costs	—	1.3
Global Realignment Initiatives:
Termination benefits	5.4	7.1
Other associated costs	(1.9)	3.5
European Initiatives:
Termination benefits	(0.1)	—
United & Tetra integration:
Termination benefits	—	2.3
Other associated costs	—	0.3

Total included in operating expenses	$17.0	$32.4

Total restructuring and related charges	$24.1	$45.8

As part of Spectrum Brands’ Global Realignment Initiatives, it recorded approximately $4 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively. Costs associated with these initiatives, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $89 million, of which less than $1 million is expected to be incurred during the next fiscal year.

During Fiscal 2008, Spectrum Brands implemented an initiative within the global batteries and personal care product lines to reduce operating costs and rationalize its manufacturing structure. These initiatives, which are substantially complete, include the Ningbo Exit Plan. Spectrum Brands Holdings recorded approximately $2 million and $11 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, in connection with the Ningbo Exit Plan. They have recorded pretax and restructuring and related charges of approximately $29 million since the inception of the Ningbo Exit Plan.

During Fiscal 2009, Spectrum Brands implemented a series of initiatives known as the “Global Cost Reduction Initiatives” to reduce operating costs as well as evaluate opportunities to improve its capital structure. These initiatives include headcount reductions and the exit of certain facilities in the U.S. related to the pet supplies product line. These initiatives also included consultation, legal and accounting fees related to the evaluation of Spectrum Brands’ capital structure. Spectrum Brands recorded $18 million and $20 million of pretax restructuring and related charges during Fiscal 2010 and Fiscal 2009, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through March 31, 2014, are projected at approximately $65 million, of which approximately $27 million are expected to be incurred in future periods.

See Note 14, Restructuring and Related Charges, of our Consolidated Financial Statements for additional information regarding our restructuring and related charges.

Goodwill and Intangibles Impairment.  ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010 and 2009, Spectrum Brands tested its goodwill and indefinite-lived intangible assets. As a result of this testing, Spectrum Brands recorded a non-cash pretax impairment charge of $34 million in Fiscal 2009. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments. See Note 6, Goodwill and Intangibles, of our Consolidated Financial Statements for further details on this impairment charge.

Interest Expense.  Interest expense in Fiscal 2010 increased to $277 million from $190 million in Fiscal 2009. The increase was driven primarily by the following unusual items: (i) $55 million representing the write-off of the unamortized portion of discounts and premiums related to debt that was paid off in conjunction with the refinancing of Spectrum Brands’ debt structure, a non-cash charge; (ii) $13 million related to bridge commitment fees while these debts were being refinanced; (iii) $7 million representing the write-off of the unamortized debt issuance costs related to debt that was paid off, a non-cash charge; (iv) $4 million related to a prepayment premium; and (v) $3 million related to the termination of a Euro-denominated interest rate swap.

Other Expense (Income), net.  Other expense (income), net was $12 million for Fiscal 2010. Fiscal 2010 included a $10 million expense for a foreign exchange loss recognized in connection with the designation of Spectrum Brands Holdings’ Venezuelan subsidiary as being in a highly inflationary economy, as well as the devaluation of Venezuela’s currency. At January 4, 2010, the beginning of our second quarter of Fiscal 2010, we determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for Spectrum Brands’ Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in stockholders’ equity as a component of accumulated other comprehensive (loss) income.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of our imported products fall into the essential classification and qualify for the 2.6 rate; however, our overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, we remeasured the local statement of financial position of our Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, we determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, we changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an immaterial ongoing impact related to measuring our Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.

Reorganization Items.  During Fiscal 2010, Spectrum Brands, in connection with its reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items (expense), net of approximately $(4) million, which primarily consisted of legal and professional fees. During Fiscal 2009, the Predecessor recorded Reorganization items income, net, which represents a gain of approximately $1,143 million. Reorganization items (expense) income, net included the following: (i) gain on cancellation of debt of $147 million; (ii) gains in connection with fresh-start reporting adjustments of $1,088 million; (iii) legal and professional fees of $(75) million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $(11) million; and (v) a provision for rejected leases of $(6) million. During Fiscal 2009, Spectrum Brands recorded Reorganization items (expense) income, net which represents expense of $(4) million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of our Consolidated Financial Statements for more information related to the reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes.  We reported a consolidated provision for income taxes, despite a pretax loss from continuing operations, reflecting an effective rate of (47.8%) for the year ended September 30, 2010. Such rate differs from the U.S. Federal statutory rate of 35% principally due to (i) deferred income tax provision related to the change in book versus tax basis of indefinite lived intangibles, which are amortized for tax purposes but not for book purposes, (ii) pretax losses in the United States and some foreign jurisdictions for which no tax benefit can be recognized due to full valuation allowances we have provided on our net operating loss carryforward tax benefits and other deferred tax assets and (iii) pretax income in other jurisdictions that is subject to tax.

Our effective tax rate on pretax income or losses from continuing operations was approximately 2.0% for the Predecessor and (256)% for the Successor during Fiscal 2009. The primary drivers of the differences in the effective rates as compared to the U.S. statutory rate of 35% were the fresh-start reporting valuation adjustment in the Fiscal 2009 Predecessor period and residual taxes on the actual and deemed distribution of foreign earnings in the Fiscal 2009 Successor period.

As of September 30, 2010, Spectrum Brands Holdings has U.S. Federal and state net operating loss carryforwards of approximately $1,087 million and $936 million, respectively. These net operating loss carryforwards expire through years ending in 2031, and have foreign loss carryforwards of approximately $195 million, which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. Spectrum Brands Holdings is subject to an annual limitation on the use of its U.S. net operating losses that arose prior to its emergence from bankruptcy. Spectrum Brands Holdings has had multiple changes of ownership, as defined under Internal Revenue Code (“IRC”) Section 382, that subject its U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of its stock (as defined for tax purposes) on the date of the ownership change, net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. In addition, separate return year limitations apply to limit Spectrum Brands Holdings’ utilization of the acquired Russell Hobbs U.S. Federal and state net operating losses to future income of the Russell Hobbs subgroup. Based on these factors, Spectrum Brands Holdings projects that $296 million of the total U.S. Federal and $463 million of the state net operating loss will expire unused. In addition, Spectrum

Brands Holdings projects that $38 million of the total foreign net operating loss carryforwards will expire unused. A full valuation allowance has been provided against these deferred tax assets.

Spectrum Brands recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. In accordance with the IRC Section 108, Spectrum Brands has reduced its net operating loss carryforwards for cancellation of debt income that arose from its emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382 (1)(6).

The ultimate realization of Spectrum Brands Holdings’ deferred tax assets depends on its ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. Spectrum Brands Holdings establishes valuation allowances for deferred tax assets when it estimates it is more likely than not that the tax assets will not be realized. These estimates are based on projections of future income, including tax planning strategies, in certain jurisdictions. Changes in industry conditions and other economic conditions may impact the ability to project future income. ASC Topic 740: “Income Taxes” (“ASC 740”) requires the establishment of a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In accordance with ASC 740, Spectrum Brands Holdings periodically assesses the likelihood that its deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate.

HGI’s valuation allowance at September 30, 2010 totaled $5 million principally due to our inability to recognize an income tax benefit on our pretax losses during 2010.

Spectrum Brands Holdings’ total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $331 million at September 30, 2010. Of this amount, approximately $300 million relates to U.S. net deferred tax assets and approximately $31 million relates to foreign net deferred tax assets. In connection with the SB/RH Merger, Spectrum Brands Holdings established an additional valuation allowance of approximately $104 million related to acquired net deferred tax assets as part of acquisition accounting. In 2009, the Predecessor recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. Spectrum Brands recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of Spectrum Brands’ income. Total valuation allowance established for the tax benefit of deferred tax assets that may not be realized is approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million relates to foreign net deferred tax assets. A non-cash deferred income tax charge of approximately $257 million was recorded related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. It was also determined that a valuation allowance was no longer required in Brazil and thus a $31 million benefit was recoded to reverse the valuation allowance previously established. Total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, is approximately $496 million at September 30, 2008. Of this amount, approximately $468 million relates to U.S. net deferred tax assets and approximately $28 million relates to foreign net deferred tax assets.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 Spectrum Brands recorded a non-cash pretax impairment charge of approximately $34 million. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million. See “Goodwill and Intangibles Impairment” above, as well as Note 6, Goodwill and Intangibles, of our Consolidated Financial Statements for additional information regarding these non-cash impairment charges.

In addition, Spectrum Brands’ income tax provision for the year ended September 30, 2010 reflects the correction of a prior period error which increases income tax provision by approximately $6 million.

ASC 740, which clarifies the accounting for uncertainty in tax positions, requires that we recognize in our financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. As a result, we recognized no cumulative effect adjustment at the time of adoption. As of September 30, 2010 and September 30, 2009, the total amount of unrecognized tax benefits that, if recognized, would affect the effective income tax rate in future periods was $13 million and $8 million, respectively. See Note 8, Income Taxes, of our Consolidated Financial Statements for additional information.

Discontinued Operations.  During Fiscal 2009, Spectrum Brands shut down its growing products line, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. Accordingly, the presentation herein of the results of continuing operations excludes growing products for all periods presented. See Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on the disposal of the growing products line. The following amounts related to the growing products line have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2010 and Fiscal 2009, respectively (in millions):

	2010	2009

Net sales	$—	$31.3

Loss from discontinued operations before income taxes	$(2.5)	$(90.9)
Income tax expense (benefit)	0.2	(4.5)

Loss from discontinued operations, net of tax	$(2.7)	$(86.4)

Noncontrolling Interest.  The net loss attributable to noncontrolling interest of $46 million in Fiscal 2010 reflects the 45.5% share of the net loss of Spectrum Brands Holdings from June 16, 2010 through September 30, 2010 attributable to the noncontrolling interest not owned by HGI. There were no comparable amounts in the Fiscal 2009 Successor and Predecessor periods since the net losses for those periods were entirely attributable to the shareholders of the accounting predecessor, Spectrum Brands.

Fiscal Year Ended September 30, 2009 Compared to Fiscal Year Ended September 30, 2008

Fiscal 2009, when referenced within this MD&A, includes the combined results of the Predecessor for the period from October 1, 2008 through August 30, 2009 and the Successor for the period from August 31, 2009 through September 30, 2009.

Fiscal 2008, when referenced within this MD&A, includes the results of the Predecessor for the period from October 1, 2007 through September 30, 2008.

Net Sales.  Consolidated net sales by product line for Fiscal 2009 and 2008 are as follows (in millions):

	Fiscal Year		Increase
	2009	2008	(Decrease)

Product line net sales
Consumer batteries	$819	$916	$(97)
Pet supplies	574	599	(25)
Home and garden control products	322	334	(12)
Electric shaving and grooming products	225	247	(22)
Electric personal care products	211	231	(20)
Portable lighting products	80	100	(20)

Total net sales to external customers	$2,231	$2,427	$(196)

Global consumer battery sales during Fiscal 2009 decreased $97 million, or 11%, compared to Fiscal 2008, primarily driven by unfavorable foreign exchange impacts of $70 million coupled with decreased consumer battery sales of $50 million and $15 million in Latin America and Europe, respectively. These declines were partially offset by increased consumer battery sales, mainly alkaline batteries, in North America of $38 million. The alkaline battery sales increase in North America is mainly due to higher volume at a major customer coupled with new distribution. The decreased consumer battery sales in Latin America is a result of a slowdown in economic conditions in all countries and inventory de-stocking at retailers mainly in Brazil. Zinc carbon batteries decreased $35 million while alkaline battery sales were down $15 million in Latin America. The decreased consumer battery sales within Europe are primarily attributable to the decline in alkaline battery sales due to a slowdown in economic conditions and the continued efforts to exit unprofitable or marginally profitable private label battery sales.

Pet supplies product sales during Fiscal 2009 decreased $25 million, or 4%, compared to Fiscal 2008. The decrease of $25 million is primarily attributable to decreased aquatics sales of $27 million coupled with unfavorable foreign exchange impacts of $11 million. These decreases were partially offset by increases of $13 million within specialty pet products. The decrease in aquatics sales of $27 million during Fiscal 2009 was attributable to declines in the U.S., Europe and Pacific Rim of $14 million, $10 million and $3 million, respectively. The declines in the U.S. were a result of decreased sales of large equipment, such as aquariums, driven by softness in this product category due to the macroeconomic slowdown as we maintained our market share in the category. The declines in Europe were due to inventory de-stocking at retailers and weak filtration product sales, both a result of the slowdown in economic conditions. The declines the Pacific Rim were also a result of the slowdown in economic conditions. The increase of $13 million in specialty pet products is a result of increased sales of our Dingo brand dog treats coupled with price increases on select products, primarily in the U.S.

Sales of home and garden control products decreased $12 million during Fiscal 2009 versus Fiscal 2008, or 4%, primarily due to retail customers managing their inventory levels to unprecedented low levels, combined with such retailers ending their outdoor lawn and garden control season six weeks early as compared to prior year seasons and the decision to exit certain unprofitable or marginally profitable products. This decrease in sales within lawn and garden control products was partially offset by increased sales of household insect control products.

Electric shaving and grooming product sales during Fiscal 2009 decreased $22 million, or 9%, compared to Fiscal 2008 primarily due to unfavorable foreign exchange translation of $19 million. The decline of $3 million, excluding unfavorable foreign exchange, was due to a $7 million decrease of sales within North America, which was partially offset by slight increases within Europe and Latin America of $3 million and $1 million, respectively. The decreased sales of electric shaving and grooming products within North America were a result of delayed inventory stocking at certain major customers for the 2009 holiday season which in turn resulted in a delay of product shipments that historically would have been recorded during the fourth quarter of the fiscal year. The increases within Europe and Latin America were driven by new product launches, pricing and promotions.

Electric personal care product sales during Fiscal 2009 decreased $20 million, or 9%, when compared to Fiscal 2008. The decrease of $20 million during Fiscal 2009 was attributable to unfavorable foreign exchange impacts of $24 million and declines in North America of $7 million. These decreases were partially offset by increases within Europe and Latin America of $8 million and $3 million, respectively. Similar to the electric shaving and grooming products sales, the decreased sales of electric personal care products within North America was a result of delayed holiday inventory stocking by customers which in turn resulted in a delay of product shipments that historically would have been recorded during the fourth quarter of the fiscal year. The increased sales within Europe and Latin America were a result of successful product launches, mainly in women’s hair care.

Sales of portable lighting products in Fiscal 2009 decreased $20 million, or 20%, compared to Fiscal 2008 as a result of unfavorable foreign exchange impacts of $5 million coupled with declines in North America, Latin America and Europe of $9 million, $3 million and $1 million, respectively. The decreases across all regions are a result of the slowdown in economic conditions and decreased market demand.

Gross Profit.  Gross profit for Fiscal 2009 was $816 million versus $920 million for Fiscal 2008. Our gross profit margin for Fiscal 2009 decreased to 36.6% from 37.9% in Fiscal 2008. Gross profit was lower in Fiscal 2009 due to unfavorable foreign exchange impacts of $58 million. As a result of the adoption of fresh-start reporting upon emergence from Chapter 11 of the Bankruptcy Code, in accordance with SFAS No. 141, “Business Combinations,” (“SFAS 141”), inventory balances were revalued as of August 30, 2009 resulting in an increase in such inventory balances of $49 million. As a result of the inventory revaluation, Spectrum Brands recognized $15 million in additional cost of goods sold in Fiscal 2009. The remaining $34 million of the inventory revaluation was recorded during the first quarter of Fiscal 2010. These inventory revaluation adjustments are non-cash charges. In addition, in connection with the adoption of fresh-start reporting, and in accordance with ASC 852, Spectrum Brands revalued its properties as of August 30, 2009 which resulted in an increase to such assets of $34 million. As a result of the revaluation of properties, during Fiscal 2009, Spectrum Brands incurred an additional $2 million of depreciation charges within cost of goods sold. See Note 2, Voluntary Reorganization Under Chapter 11, of our Consolidated Financial Statements for more information related to the reorganization under Chapter 11 of the Bankruptcy Code and fresh-start reporting. Offsetting the unfavorable impacts to gross margin, Spectrum Brands incurred $13 million of Restructuring and related charges, within Costs of goods sold, during Fiscal 2009, compared to $16 million in Fiscal 2008. The $13 million in Fiscal 2009 primarily related to the 2009 Cost Reduction Initiatives and the Ningbo Exit Plan, while the Fiscal 2008 charges were primarily related to the Ningbo Exit Plan. See “Restructuring and Related Charges” below for additional information regarding restructuring and related charges.

Selling, General & Administrative Expense.  SG&A for Fiscal 2009 totaled $568 million versus $695 million for Fiscal 2008. This $127 million decrease in SG&A for Fiscal 2009 versus Fiscal 2008 was primarily driven by the positive impact related to foreign exchange of $37 million in Fiscal 2009 coupled with the non-recurrence of a charge in Fiscal 2008 of $18 million associated with the depreciation and amortization related to the assets of the growing products line incurred as a result of the reclassification of the growing products line from discontinued operations to continuing.

Restructuring and Related Charges.  The following table summarizes all restructuring and related charges we incurred in 2009 and 2008 (in millions):

	2009	2008

Costs included in cost of goods sold:
Global Cost Reduction Initiatives:
Termination benefits	$0.2	$—
Other associated costs	2.3	—
Ningbo Exit Plan:
Termination benefits	0.9	1.2
Other associated costs	8.6	15.2
Global Realignment initiatives:
Termination benefits	0.3	0.1
Other associated costs	0.9	0.1
Latin America initiatives:
Termination benefits	0.2	—
Other associated costs	—	0.3
European initiatives:
Termination benefits	—	(0.8)
Other associated costs	—	0.1
United & Tetra integration:
Other associated costs	—	0.3

Total included in cost of goods sold	$13.4	$16.5

Costs included in operating expenses:
Global Cost Reduction Initiatives:
Termination benefits	$6.6	$—
Other associated costs	11.3	—
Ningbo Exit Plan:
Other associated costs	1.3	—
Global Realignment:
Termination benefits	7.1	12.3
Other associated costs	3.5	7.5
Latin America initiatives:
Termination benefits	—	0.1
United & Tetra integration:
Termination benefits	2.3	2.0
Other associated costs	0.3	0.9

Total included in operating expenses	$32.4	$22.8

Total restructuring and related charges	$45.8	$39.3

In connection with the acquisitions of United Industries Corporation (“United”) and Tetra Holding GmbH (“Tetra”) in Fiscal 2005, Spectrum Brands implemented a series of initiatives to optimize the global resources of the combined companies. These initiatives included: integrating all of United’s home and garden administrative services, sales and customer service functions into our operations in Madison, Wisconsin; converting all information systems to SAP; consolidating United’s home and garden manufacturing and distribution locations in North America; rationalizing the North America supply chain; and consolidating administrative, manufacturing and distribution facilities of our global pet supplies business. In addition, certain corporate functions were shifted to Spectrum Brands’ then global headquarters in Atlanta, Georgia. Spectrum Brands recorded approximately $(1) million of restructuring and related charges during Fiscal 2009, to adjust prior estimates and eliminate the accrual, and no charges during Fiscal 2008.

Effective October 1, 2006, Spectrum Brands suspended initiatives to integrate the activities of the growing products line into the operations in Madison, Wisconsin. Spectrum Brands recorded $1 million of restructuring and related charges during Fiscal 2009 and de minimis restructuring and related charges in Fiscal 2008 in connection with the integration of the United home and garden business.

Integration activities within Global Pet Supplies were substantially complete as of September 30, 2007. Global Pet Supplies integration activities consisted primarily of the rationalization of manufacturing facilities and the optimization of our distribution network. As a result of these integration initiatives, two pet supplies facilities were closed in 2005, one in Brea, California and the other in Hazleton, Pennsylvania, one pet supply facility was closed in 2006, in Hauppauge, New York and one pet supply facility was closed in 2007 in Moorpark, California. Spectrum Brands recorded approximately $2 million and $3 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively.

Spectrum Brands has implemented a series of initiatives in Europe to reduce operating costs and rationalize its manufacturing structure (the “European Initiatives”) to reduce operating costs and rationalize the manufacturing structure. These initiatives include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at our Dischingen, Germany battery plant to the manufacturing facility in China and restructuring Europe’s sales, marketing and support functions. In connection with the European Initiatives, Spectrum Brands recorded de minimis pretax restructuring and related charges in Fiscal 2009 and approximately $(1) million in pretax restructuring and related charges, representing the true-up of reserve balances, during Fiscal 2008.

Spectrum Brands has implemented a series of initiatives in Latin America to reduce operating costs (the “Latin American Initiatives”). The initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. Spectrum Brands recorded de minimis pretax restructuring and related charges during both Fiscal 2009 and Fiscal 2008 in connection with the Latin American Initiatives.

As part of Spectrum Brands Global Realignment Initiatives, it recorded approximately $11 million and $20 million of pretax restructuring and related charges during Fiscal 2009 and Fiscal 2008, respectively. Costs associated with these initiatives relate primarily to severance.

See Note 14, Restructuring and Related Charges, of our Consolidated Financial Statements for additional information regarding our restructuring and related charges.

Goodwill and Intangibles Impairment.  ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2009 and 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, we recorded a non-cash pretax impairment charge of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively. The $34 million non-cash pretax impairment charge incurred in Fiscal 2009 reflects trade name intangible asset impairments. The $861 million non-cash pretax impairment charge incurred in Fiscal 2008 reflects $602 million related to the impairment of goodwill and $259 million related to the impairment of trade name intangible assets. See Note 6, Goodwill and Intangibles, of our Consolidated Financial Statements for further details on these impairment charges.

Interest Expense.  Interest expense in Fiscal 2009 decreased to $190 million from $229 million in Fiscal 2008. The decrease in Fiscal 2009 is primarily due to ceasing the accrual of interest on the Predecessor’s Senior Subordinated Notes, partially offset by the accrual of the default interest on our U.S. Dollar Term B Loan and Euro facility and ineffectiveness related to interest rate derivative contracts. Contractual interest not accrued on the Senior Subordinated Notes during Fiscal 2009 was $56 million. See Liquidity and Capital Resources — Debt Financing Activities and Note 7, Debt, of our Consolidated Financial Statements for additional information regarding our outstanding debt.

Reorganization Items.  During Fiscal 2009, the Predecessor, in connection with Spectrum Brands’ reorganization under Chapter 11 of the Bankruptcy Code, recorded Reorganization items income, net, which represents a gain of approximately $1,143 million. Reorganization items expense (income), net included the following: (i) gain on cancellation of debt of $147 million; (ii) gains in connection with fresh-start reporting adjustments of $1,088 million; (iii) legal and professional fees of $(75) million; (iv) write off deferred financing costs related to the Senior Subordinated Notes of $(11) million; and (v) a provision for rejected leases of $(6) million. During Fiscal 2009, Spectrum Brands recorded Reorganization items (expense), net which represents expense of $(4) million related to professional fees. See Note 2, Voluntary Reorganization Under Chapter 11, of our Consolidated Financial Statements for more information related to our reorganization under Chapter 11 of the Bankruptcy Code.

Income Taxes.  Our effective tax rate on pretax income or loss from continuing operations was approximately 2.0% for the Predecessor and (256)% for the Successor during Fiscal 2009. Our effective tax rate on pretax loss from continuing operations was approximately 1.0% for Fiscal 2008. The primary drivers of the change in our effective rate for Spectrum Brands for Fiscal 2009 as compared to Fiscal 2008 relate to residual income taxes recorded on the actual and deemed distribution of foreign earnings in Fiscal 2009. The change in the valuation allowance related to these dividends was recorded against goodwill as an adjustment for release of valuation allowance. The primary drivers for Fiscal 2008 include tax expense recorded for an increase in the valuation allowance associated with our net U.S. deferred tax asset and the tax impact of the impairment charges.

We recognized income tax expense of approximately $124 million related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. This adjustment, net of a change in valuation allowance is embedded in Reorganization items expense (income), net. In 2010, we reduced our net operating loss carryforwards for any cancellation of debt income in accordance with IRC Section 108 that arises from Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code under IRC Section 382(1)(6).

In 2009, the Predecessor recorded a reduction in the valuation allowance against the U.S. net deferred tax asset exclusive of indefinite lived intangible assets primarily as a result of utilizing net operating losses to offset the gain on settlement of liabilities subject to compromise and the impact of the fresh start reporting adjustments. Spectrum Brands recorded a reduction in the domestic valuation allowance of $47 million as a reduction to goodwill as a result of the recognition of pre-fresh start deferred tax assets to offset Spectrum Brands income. Our total valuation allowance established for the tax benefit of deferred tax assets that may not be realized was approximately $133 million at September 30, 2009. Of this amount, approximately $109 million relates to U.S. net deferred tax assets and approximately $24 million related to foreign net deferred tax assets. We recorded a non-cash deferred income tax charge of approximately $257 million related to a valuation allowance against U.S. net deferred tax assets during Fiscal 2008. Included in the total is a non-cash deferred income tax charge of approximately $4 million related to an increase in the valuation allowance against our net deferred tax assets in China in connection with the Ningbo Exit Plan. We also determined that a valuation allowance was no longer required in Brazil and thus recorded a $31 million benefit to reverse the valuation allowance previously established. Our total valuation allowance, established for the tax benefit of deferred tax assets that may not be realized, was approximately $496 million at September 30, 2008. Of this amount, approximately $468 million related to U.S. net deferred tax assets and approximately $28 million related to foreign net deferred tax assets.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2009 and Fiscal 2008, we recorded non-cash pretax impairment charges of approximately $34 million and $861 million, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of approximately $13 million and $143 million, respectively. See “Goodwill and Intangibles Impairment” above for additional information regarding these non-cash impairment charges.

See Note 8, Income Taxes, of our Consolidated Financial Statements for additional information.

Discontinued Operations.  During Fiscal 2009, Spectrum Brands shut down the growing products, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. Accordingly, the presentation herein of the results of continuing operations excludes growing products for all periods presented. See Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on the disposal of the growing products The following amounts related to the growing products line have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2009 and Fiscal 2008, respectively (in millions):

	2009	2008

Net sales	$31.3	$261.4

Loss from discontinued operations before income taxes	$(90.9)	$(27.1)
Income tax benefit	(4.5)	(2.1)

Loss from discontinued operations, net of tax	$(86.4)	$(25.0)

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, Spectrum Brands recorded a non-cash pretax charge of $6 million in discontinued operations to reduce the carrying value of intangible assets related to the growing products in order to reflect the estimated fair value of this business.

On November 1, 2007, Spectrum Brands sold the Canadian division of the growing products line to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled approximately $15 million and was used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the Consolidated Statements of Cash Flows included in this prospectus. On February 5, 2008, Spectrum Brands finalized the contractual working capital adjustment in connection with this sale which increased the received proceeds by approximately $1 million. As a result of the finalization of the contractual working capital adjustments a loss on disposal of approximately $1 million, net of tax benefit, was recorded. Accordingly, the presentation herein of the results of continuing operations excludes the Canadian division of the growing products line for all periods presented. See Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on this sale.

The following amounts related to the Canadian division of the growing products line have been segregated from continuing operations and are reflected as discontinued operations during Fiscal 2008:

2008(A)

Net sales	$4.7

Loss from discontinued operations before income taxes	$(1.9)
Income tax benefit	(0.7)

Loss from discontinued operations, net of tax	$(1.2)

(A)	Fiscal 2008 represents results from discontinued operations from October 1, 2007 through November 1, 2007, the date of sale. Included in the Fiscal 2008 loss is a loss on disposal of approximately $1 million, net of tax benefit.

Liquidity and Capital Resources

HGI

HGI’s liquidity needs are primarily for interest payments on our 10.625% notes (approximately $53 million per year) and dividend payments on our Preferred Stock (approximately $22 million per year), professional fees (including advisory services, legal and accounting fees), salaries and benefits, office rent, pension expense and insurance costs. HGI’s current source of liquidity is its cash, cash equivalents and investments. HGI expects its cash, cash equivalents and investments to continue to be a source of liquidity, except to the extent they may be used to fund the acquisition of operating businesses or assets (including funding the transaction expenses of such acquisitions).

HGI is a holding company that is dependent on the proceeds realized from investments and dividends or distributions from its subsidiaries as its primary source of cash. The ability of HGI’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions is subject to numerous factors, including restrictions contained in its subsidiaries’ financing agreements, availability of sufficient funds in such subsidiaries and applicable state laws and regulatory restrictions. At the same time, HGI’s subsidiaries may require additional capital to grow their businesses. Such capital could come from HGI, retained earnings at the relevant subsidiary or from third-party sources. For example, Front Street will require additional capital in order to engage in reinsurance transactions, including any possible transaction with F&G Holdings. See “Business — Front Street.” As another example, Harbinger F&G may be required during the term of the Reserve Facility to post additional cash collateral. See “The Fidelity & Guaranty Acquisition, the Reserve Facility and the CARVM Facility.” We do not expect to receive any dividends from Spectrum Brands Holdings through 2011. However, we do expect to receive future dividends from F&G Holdings sufficient to fund a substantial portion of the interest payments on the notes.

We expect our cash, cash equivalents and investments to continue to be a source of liquidity except to the extent they may be used to fund investments in operating businesses or assets. At April 3, 2011, HGI’s cash, cash equivalents and investments were $464 million. Subsequent to April 3, 2011, HGI used $350 million of cash for the Fidelity & Guaranty Acquisition and approximately $17 million for related expenses.

Based on current levels of operations, HGI does not have any significant capital expenditure commitments and management believes that its consolidated cash, cash equivalents and investments on hand will be adequate to fund its operational and capital requirements for at least the next twelve months. Depending on the size and terms of future acquisitions of operating businesses or assets, HGI may raise additional capital through the issuance of equity, debt, or both. There is no assurance, however, that such capital will be available at the time, in the amounts necessary or with terms satisfactory to HGI.

Spectrum Brands Holdings

Spectrum Brands Holdings expects to fund its cash requirements, including capital expenditures, interest and principal payments due in Fiscal 2011 through a combination of cash on hand ($73 million as of April 3, 2011) and cash flows from operations and available borrowings under the Spectrum Brands senior secured asset-based revolving credit facility (“Spectrum Brands ABL Facility” or the “ABL Revolving Credit Facility”). Spectrum Brands Holdings expects its capital expenditures for the remaining six months of Fiscal 2011 will be approximately $21 million. Going forward, its ability to satisfy financial and other covenants in its senior credit agreements and senior subordinated indenture and to make scheduled payments or prepayments on its debt and other financial obligations will depend on its future financial and operating performance. There can be no assurances that its business will generate sufficient cash flows from operations or that future borrowings under the ABL Revolving Credit Facility will be available in an amount sufficient to satisfy its debt maturities or to fund its other liquidity needs. In addition, the current economic crisis could have a further negative impact on its financial position, results of operations or cash flows. Accordingly, Spectrum Brands Holdings has and expects it will continue to use a portion of available cash to repay debt prior to expected maturity, for the purpose of improving its capital structure.

Discussion of Consolidated Cash Flows

Operating Activities

Net cash used in operating activities totaled $134 million for the Fiscal 2011 Six Months as compared to a use of $81 million for the Fiscal 2010 Six Months. The $53 million increase in cash used from continuing operations was the result of:

•	An $87 million increased use in working capital and other assets and liabilities, primarily driven by lower accounts payable due in part to seasonal timing related to the SB/RH Merger and the foreign exchange impact on assets and liabilities.

•	Higher cash interest payments of $36 million, of which $15 million related to interest on Spectrum Brands’ 12% Notes which was paid in kind during the Fiscal 2010 Six Months but paid in cash during the Fiscal 2011 Six Months, and the remainder primarily due to timing of interest payments as a result of the change in Spectrum Brands’ capital structure in connection with the SB/RH Merger.

•	Higher cash payments for acquisition and integration related charges and restructuring and related charges of $26 million related to the SB/RH Merger and various restructuring initiatives that Spectrum Brands has implemented and $7 million of acquisition related payments by HGI, principally related to the Spectrum Brands and FGL Acquisitions.

•	Higher cash tax payments of $3 million.

Partially offsetting these increased uses were $46 million of cash payments for administrative related reorganization items during the Fiscal 2010 Six Months which did not recur and cash used in discontinued operating activities of $9 million during the Fiscal 2010 Six Months which relates to the shutdown of Spectrum Brands’ line of growing products and was nominal during the Fiscal 2011 Six Months.

Net cash provided by operating activities was $51 million during Fiscal 2010 compared to $77 million during Fiscal 2009. Cash provided by operating activities from continuing operations was $62 million during Fiscal 2010 compared to $98 million during Fiscal 2009. The $26 million decrease in cash provided by operating activities was primarily due to payments of $47 million related to professional fees from Spectrum Brands’ Bankruptcy Filing and $25 million of payments related to the SB/RH Merger. This was partially offset by an increase in income from continuing operations after adjusting for non-cash items of $34 million in Fiscal 2010 compared to Fiscal 2009. Cash used by operating activities from discontinued operations was $11 million in Fiscal 2010 compared to a use of $22 million in Fiscal 2009. The operating activities of discontinued operations were related to the growing products line. See “Discontinued Operations,” above, as well as Note 9, Discontinued Operations, of our Consolidated Financial Statements for further details on the disposal of the growing products line.

Investing Activities

Net cash used in investing activities was $37 million for the Fiscal 2011 Six Months. For the Fiscal 2010 Six Months, net cash used in investing activities was $10 million. The $27 million increase in cash used by investing activities is due to the cash use of $14 million, net of maturities, for the purchase of U.S. Treasury Notes by HGI, $10 million in conjunction with the Seed Resources, LLC acquisition in Fiscal 2011 coupled with increased capital expenditures of $8 million, partially offset by proceeds of $7 million from the sale of the Ningbo, China battery manufacturing facility in Fiscal 2011.

Net cash provided by investing activities was $49 million for Fiscal 2010. For Fiscal 2009 investing activities used cash of $20 million. The $49 million of cash provided in Fiscal 2010 was primarily due to $66 million of HGI cash added to the consolidated balance sheet as of June 16, 2010 in connection with the common control accounting for the Spectrum Brands Acquisition and $26 million from the net maturities of certain of HGI’s investments. This has been partially offset by $40 million in capital expenditures and $3 million of payments related to the SB/RH Merger, net of cash acquired from Russell Hobbs. Net cash used in investing activities in Fiscal 2009 relate to $9 million of cash paid in Fiscal 2009 related to performance fees from the Microlite acquisition and $11 million of capital expenditures.

Financing Activities

Net cash provided by financing activities was $385 million for the Fiscal 2011 Six Months compared to $56 million for the Fiscal 2010 Six Months. The increase of $329 million was primarily related to the issuance of our 10.625% Notes, for which we received $345 million of proceeds, net of original issue discount of $5 million. We also increased borrowings under the Spectrum Brands ABL Facility by $79 million compared to the borrowings in the prior year period. Partially offsetting these increases were net payments under the Term Loan of $72 million and an increase in debt issuance costs and prepayment penalties of $24 million.

In connection with the SB/RH Merger, on June 16, 2010 Spectrum Brands Holdings (i) entered into a $750 million Term Loan pursuant to a senior credit agreement (the “Senior Credit Agreement”), (ii) issued $750 million in aggregate principal amount of 9.5% Senior Secured Notes (the “9.5% Notes”) and (iii) entered into the $300 million ABL Revolving Credit Facility. The proceeds from such financing were used to repay its then-existing senior term credit facility (the “Prior Term Facility”) and its then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

Debt Financing Activities

HGI

On November 15, 2010 and June 28, 2011, we issued $350,000 and $150,000, respectively, or $500,000 aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2005 (“10.625% Notes”). The 10.625% Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons in offshore transactions in reliance on Regulation S. The initial $350,000 of 10.625% Notes were subsequently registered under the Securities Act by way of an exchange offer and the additional $150,000 of 10.625% Notes are subject to registration under this exchange offer. The 10.625% Notes were issued at an aggregate price equal to 99.311% of the principal amount thereof, with a net original issue discount (“OID”) of $3,445. Interest on the 10.625% Notes is payable semi-annually, commencing on May 15, 2011 and ending November 15, 2015. The 10.625% Notes are collateralized with a first priority lien on substantially all of the assets directly held by us, including stock in our subsidiaries (with the exception of Zap.Com Corporation, but including Spectrum Brands and Harbinger F&G) and our directly held cash and investment securities.

We have the option to redeem the 10.625% Notes prior to May 15, 2013 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after May 15, 2013, we may redeem some or all of the 10.625% Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to November 15, 2013, we may redeem up to 35% of the original aggregate principal amount of the 10.625% Notes with net cash proceeds received by us from certain equity offerings at a price equal to 110.625% of the principal amount of the 10.625% Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the 10.625% Notes remains outstanding immediately thereafter.

The indenture governing the 10.625% Notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, our ability, and, in certain cases, the ability of our subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in certain transactions with affiliates; or consolidate or merge with, or sell substantially all of our assets to, another person. We are also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the shares of Spectrum Brands, Harbinger F&G and HGI Funding common stock owned by us. At April 3, 2011, the Company was in compliance with all covenants under the 10.625% Notes.

Spectrum Brands

In connection with the SB/RH Merger, on June 16, 2010 Spectrum Brands (i) entered into a $750 million Term Loan pursuant to a senior credit agreement (the “Senior Credit Agreement”), (ii) issued $750 million in aggregate principal amount of 9.5% Senior Secured Notes (the “9.5% Notes”) and (iii) entered into the $300 million ABL Revolving Credit Facility. The proceeds from such financing were used to repay its then-existing senior term credit facility (the “Prior Term Facility”) and its then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

Senior Term Credit Facility

On February 1, 2011, Spectrum Brands completed the refinancing of its Term Loan, which, at that time, had an aggregate amount outstanding of $680 million, with a new senior secured term loan facility (the “New Term Loan”, together with the amended ABL Revolving Credit Facility, the “Senior Credit Facilities”) at a lower interest rate. The New Term Loan reduces scheduled principal amortizations to approximately $7 million per year, contains a one-year soft call protection of 1% on refinancing but none on other voluntary prepayments, and has the same financial, negative (other than a more favorable ability to repurchase other indebtedness) and affirmative covenants and events of default as the former Term Loan. Subject to certain mandatory prepayment events, the New Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the New Term Loan provides for interest on the New Term Loan at a rate per annum equal to, at Spectrum Brands’ option, the LIBO rate (adjusted for statutory reserves) subject to a 1.00% floor plus a margin equal to 4.00%, or an alternate base rate plus a margin equal to 3.00%.

The New Term Loan contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the New Term Loan contains customary restrictive covenants, including, but not limited to, restrictions on Spectrum Brands’ ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, Spectrum Brands and its domestic subsidiaries have guaranteed their respective obligations under the New Term Loan and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

At April 3, 2011, Spectrum Brands was in compliance with all covenants under the New Term Loan.

9.5% Notes

At both April 3, 2011 and September 30, 2010, Spectrum Brands had outstanding principal of $750 million under the 9.5% Notes maturing June 15, 2018.

Spectrum Brands may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

At April 3, 2011, Spectrum Brands was in compliance with all covenants under the 9.5% Notes and the 2018 Indenture.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11, Spectrum Brands issued $218 million in aggregate principal amount of 12% Notes maturing August 28, 2019 (the “12% Notes”). Semiannually, at its option, Spectrum Brands may elect to pay interest on the 12% Notes in cash or as payment in kind (or “PIK”). PIK interest is added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, Spectrum Brands agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility, Spectrum Brands is no longer required to make PIK interest payments after the semi-annual interest payment date of August 28, 2010.

Spectrum Brands may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes (the “2019 Indenture”) require Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control, as defined in such indenture.

At April 3, 2011 and September 30, 2010, Spectrum Brands had outstanding principal of $245 million under the 12% Notes, including PIK interest of $27 million added during Fiscal 2010.

The 2019 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2019 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the 2019 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

In connection with the SB/RH Merger, Spectrum Brands obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the SB/RH Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Principal Stockholders and increased Spectrum Brands’ ability to incur indebtedness up to $1.85 billion.

At April 3, 2011, Spectrum Brands was in compliance with all covenants under the 12% Notes and the 2019 Indenture. However, Spectrum Brands is subject to certain limitations as a result of its Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior debt beyond the Senior Credit Facilities. Spectrum Brands does not expect the inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of our existing business, although no assurance can be given in this regard.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and re-borrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of Spectrum Brands and its subsidiaries, restructuring costs, and other general corporate purposes.

Prior to April 21, 2011, the ABL Revolving Credit Facility carried an interest rate, at Spectrum Brands’ option, which was subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBO rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No principal amortization was required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility was scheduled to mature on June 16, 2014. As described further below, effective April 21, 2011, the Company entered into certain amendments to the ABL Credit Agreement.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness. Pursuant to the credit and security agreement, the obligations under the ABL Credit Agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

As a result of borrowings and payments under the ABL Revolving Credit Facility at April 3, 2011, Spectrum Brands had aggregate borrowing availability of approximately $82 million, net of lender reserves of $29 million. At April 3, 2011, Spectrum Brands had outstanding letters of credit of $36 million under the ABL Revolving Credit Facility.

At April 3, 2011, Spectrum Brands was in compliance with all covenants under the ABL Credit Agreement.

Effective April 21, 2011, Spectrum Brands amended its ABL Credit Agreement to include, without limitation, the following:

•	The maturity date was extended to April 21, 2016 from June 16, 2014;

•	The interest margins were reduced to, depending on the average availability, either (i) base rate plus a margin equal to 1.00%, 1.25% or 1.50% per annum (previously 2.50%, 2.75% or 3.00%), as applicable, or (ii) LIBOR plus a margin equal to 2.00%, 2.25% or 2.50% per annum (previously 3.50%, 3.75% or 4.00%), as applicable;

•	The unused commitment fees payable by Spectrum Brands were reduced to (i) a rate per annum equal to 0.375% (previously 0.50%) when utilization equals or exceeds 50% of the aggregate commitments under the ABL Revolving Credit Facility and (ii) a rate per annum equal to 0.50% (previously 0.75%) when utilization is less than 50% of such commitments;

•	The covenants in respect of the administrative agent’s inspection rights and certain restrictions on liens, debt, acquisitions, accounts receivable dispositions, restricted payments and prepayments of subordinated debt were amended to be more favorable to, and generally allow greater operational flexibility for, Spectrum Brands; and

•	Amendments to allow for certain internal corporate restructuring transactions to be undertaken by Spectrum Brands.

Interest Payments and Fees

In addition to principal payments on the Senior Credit Facilities, Spectrum Brands has annual interest payment obligations of approximately $71 million in the aggregate under the 9.5% Notes and annual interest payment obligations of approximately $29 million in the aggregate under the 12% Notes. Spectrum Brands also incurs interest on borrowings under the Senior Credit Facilities and such interest would increase borrowings under the ABL Revolving Credit Facility if cash were not otherwise available for such payments. Interest on the 9.5% Notes and interest on the 12% Notes is payable semi-annually in arrears and interest under the Senior Credit Facilities is payable on various interest payment dates as provided in the Senior Credit Agreement and the ABL Credit Agreement. Interest is payable in cash, except that interest under the 12% Notes is required to be paid by increasing the aggregate principal amount due under the subject notes unless Spectrum Brands elects to make such payments in cash. Effective with the payment date of February 28, 2011, Spectrum Brands elected to make the semi-annual interest payment scheduled for August 28, 2011 in cash. Thereafter, Spectrum Brands may make the semi-annual interest payments for the 12% Notes either in cash or by further increasing the aggregate principal amount due under the notes subject to certain conditions. Based on amounts currently outstanding under the Senior Credit Facilities, and using market interest rates and foreign exchange rates in effect at April 3, 2011, we estimate annual interest payments of approximately $40 million in the aggregate under the Senior Credit Facilities would be required assuming no further principal payments were to occur and excluding any payments associated with outstanding interest rate swaps. Spectrum Brands is required to pay certain fees in connection with the Senior Credit Facilities. Such fees include a quarterly commitment fee of up to 0.75% (which was reduced to 0.50% in connection with the aforementioned amendment to the ABL Credit Agreement) on the unused portion of the ABL Revolving Credit Facility and certain additional fees with respect to the letter of credit sub-facility under the ABL Revolving Credit Facility.

Series A Participating Convertible Preferred Stock

On May 13, 2011, we issued 280,000 shares of Series A Participating Convertible Preferred Stock in a private placement for total gross proceeds of $280 million. See “— Recent Developments.”

Off-Balance Sheet Arrangements

Throughout our history, we have entered into indemnifications in the ordinary course of business with our customers, suppliers, service providers, business partners and in certain instances, when we sold businesses. Additionally, we have indemnified our directors and officers who are, or were, serving at our request in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of our past operations, costs incurred to settle claims related to these indemnifications have not been material to our financial statements. We have no reason to believe that future costs to settle claims related to our former operations will have a material impact on our financial position, results of operations or cash flows.

Contractual Obligations

The following table summarizes our contractual obligations as of September 30, 2010 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in millions). The table excludes other obligations that have been reflected on our Consolidated Balance Sheet as of September 30, 2010, such as pension obligations. The table also separately reflects the pro forma effect of the subsequent issuances of the 10.625% Notes.

	Payments Due by Period
			2012 to	2014 to	After
	Total	2011	2013	2015	2015

Operating lease obligations(1)	$178	$35	$60	$34	$49
Debt, excluding capital lease obligations(2)	1,759	20	74	78	1,587
Interest payments, excluding capital lease obligations	1,132	163	320	307	342
Capital lease obligations(3)	12	1	2	2	7
Letters of credit(4)	53	48	2	—	3

Total contractual obligations as of September 30, 2010	3,134	267	458	421	1,988
10.625% Notes	500	—	—	—	500
Interest Payments on 10.625% Notes	258	19	106	106	27

Pro forma contractual obligations	$3,892	$286	$564	$527	$2,515

(1)	For more information concerning operating leases, see Note 12 to our Consolidated Financial Statements.

(2)	For more information concerning debt, see Note 7 to our Consolidated Financial Statements.

(3)	Capital lease payments due by fiscal year include executory costs and imputed interest.

(4)	Consists entirely of standby letters of credit that back the performance of certain entities under various credit facilities, insurance policies and lease arrangements.

Seasonality

On a consolidated basis our financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season (our first fiscal quarter). Demand for pet supplies products remains fairly constant throughout the year. Demand for home and garden control products typically peaks during the first six months of the calendar year (our second and third fiscal quarters). Small Appliances peaks from July through December primarily due to the increased demand by customers in the late summer for “back-to-school” sales and in the fall for the holiday season.

The seasonality of our sales during the last three fiscal years is as follows:

Percentage of Annual Sales

	Fiscal Year Ended
	September 30,
Fiscal Quarter Ended	2010	2009	2008

December	23%	25%	24%
March	21%	23%	22%
June	25%	26%	26%
September	31%	26%	28%

Critical Accounting Policies

Our Consolidated Financial Statements have been prepared in accordance with GAAP and fairly present our financial position and results of operations. We believe the following accounting policies are critical to an understanding of our financial statements. The application of these policies requires management’s judgment and estimates in areas that are inherently uncertain.

Litigation and Environmental Reserves

The establishment of litigation and environmental reserves requires judgments concerning the ultimate outcome of pending claims against the Company and our subsidiaries. In applying judgment, management utilizes opinions and estimates obtained from outside legal counsel to apply the appropriate accounting for contingencies. Accordingly, estimated amounts relating to certain claims have met the criteria for the recognition of a liability. Other claims for which a liability has not been recognized are reviewed on an ongoing basis in accordance with accounting guidance. A liability is recognized for all associated legal costs as incurred. Liabilities for litigation settlements, environmental settlements, legal fees and changes in these estimated amounts may have a material impact on our financial position, results of operations or cash flows.

If the actual cost of settling these matters, whether resulting from adverse judgments or otherwise, differs from the reserves totaling $8.9 million we have accrued as of April 3, 2011, that difference will be reflected in our results of operations when the matter is resolved or when our estimate of the cost changes.

Valuation of Assets and Asset Impairment

We evaluate certain long-lived assets to be held and used, such as property, plant and equipment and definite-lived intangible assets for impairment based on the expected future cash flows or earnings projections associated with such assets. Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. An asset’s value is deemed impaired if the discounted cash flows or earnings projections generated do not substantiate the carrying value of the asset. The estimation of such amounts requires management’s judgment with respect to revenue and expense growth rates, changes in working capital and selection of an appropriate discount rate, as applicable. The use of different assumptions would increase or decrease discounted future operating cash flows or earnings projections and could, therefore, change impairment determinations.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. In Fiscal 2010, Fiscal 2009 and Fiscal 2008, we tested our goodwill and indefinite-lived intangible assets. As a result of this testing, Spectrum Brands Holdings recorded no impairment charges in Fiscal 2010 and non-cash pretax impairment charges of $34 million and $861 million in Fiscal 2009 and Fiscal 2008, respectively.

We used a discounted estimated future cash flows methodology, third party valuations and negotiated sales prices to determine the fair value of our reporting units (goodwill). Fair value of indefinite-lived intangible assets, which represent trade names, was determined using a relief from royalty methodology. Assumptions critical to our fair value estimates were: (i) the present value factors used in determining the fair value of the reporting units and trade names or third party indicated fair values for assets expected to be disposed; (ii) royalty rates used in our trade name valuations; (iii) projected average revenue growth rates used in the reporting unit and trade name models; and (iv) projected long-term growth rates used in the derivation of terminal year values. We also tested fair value for reasonableness by comparison to our total market capitalization, which includes both our equity and debt securities. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. In light of a sustained decline in market capitalization coupled with the decline of the fair value of our debt securities, we also considered these factors in the Fiscal 2008 annual impairment testing.

The fair value of the global batteries & personal care, global pet supplies, small appliances and home and garden reporting units exceeded their carry values by 52%, 49%, 13% and 10%, respectively, as of the date of the latest annual impairment testing.

See Note 3, Significant Accounting Policies and Practices, Note 4, Balance Sheet Detail - Properties, Note 6, Goodwill and Intangibles, and Note 9, Discontinued Operations, of our Consolidated Financial Statements for more information about these assets.

Revenue Recognition and Concentration of Credit Risk

We recognize revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectability is deemed reasonably assured. We are generally not obligated to allow for, and our general policy is not to accept, product returns for battery sales. We do accept returns in specific instances related to our electric shaving and grooming, electric personal care, home and garden, small appliances and pet supply products. The provision for customer returns is based on historical sales and returns and other relevant information. We estimate and accrue the cost of returns, which are treated as a reduction of net sales.

We enter into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from us based on the level of their purchases, which require us to estimate and accrue the costs of the promotional programs. These costs are generally treated as a reduction of net sales.

We also enter into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of net sales or an increase in cost of sales, based on the type of promotional program. The income statement presentation of our promotional arrangements complies with ASC Topic 605: “Revenue Recognition.” Cash consideration, or an equivalent thereto, given to a customer is generally classified as a reduction of net sales. If we provide a customer anything other than cash, the cost of the consideration is classified as an expense and included in cost of sales.

For all types of promotional arrangements and programs, we monitor our commitments and use statistical measures and past experience to determine the amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of our customer-related promotional arrangements and programs are tailored to each customer and are generally documented through written contracts, correspondence or other communications with the individual customers.

We also enter into various arrangements, primarily with retail customers, which require us to make an upfront cash, or “slotting” payment, to secure the right to distribute through such customer. We capitalize slotting payments, provided the payments are supported by a time or volume based arrangement with the retailer, and amortize the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in net sales and a corresponding asset is reported in “Deferred charges and other assets” in our Consolidated Balance Sheets included in this prospectus.

Our trade receivables subject us to credit risk which is evaluated based on changing economic, political and specific customer conditions. We assess these risks and make provisions for collectability based on our best estimate of the risks presented and information available at the date of the financial statements. The use of different assumptions may change our estimate of collectability. We extend credit to our customers based upon an evaluation of the customer’s financial condition and credit history and generally do not require collateral. Our credit terms generally range between 30 and 90 days from invoice date, depending upon the evaluation of the customer’s financial condition and history. We monitor our customers’ credit and financial condition in order to assess whether the economic conditions have changed and adjust our credit policies with respect to any individual customer as we determine appropriate. These adjustments may include, but are not limited to, restricting shipments to customers, reducing credit limits, shortening credit terms, requiring cash payments in advance of shipment or securing credit insurance.

See Note 3, Significant Accounting Policies and Practices, of our Consolidated Financial Statements for more information about our revenue recognition and credit policies.

Defined Benefit Plan Assumptions

Our accounting for pension benefits is primarily based on a discount rate, expected and actual return on plan assets and other assumptions made by management, and is impacted by outside factors such as equity and fixed income market performance. Pension liability is principally the estimated present value of future benefits, net of plan assets. In calculating the estimated present value of future benefits, net of plan assets, we used discount rates of 3.8% to 13.6% in Fiscal 2010 and 5.0% to 11.8% in Fiscal 2009. These rates are based on market interest rates, and therefore fluctuations in market interest rates could impact the amount of pension income or expense recorded for these plans. Despite our belief that the estimates are reasonable for these key actuarial assumptions, future actual results may differ from estimates, and these differences could be material to future financial statements.

The discount rate enables a company to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate as it is based on a review of projected cash flows and on high-quality fixed income investments at the measurement date. A lower discount rate increases the present value of benefit obligations and generally increases pension expense. The expected long-term rate of return reflects the average rate of earnings expected on funds invested or to be invested in the pension plans to provide for the benefits included in the pension liability. We believe the discount rates used are reflective of the rates at which the pension benefits could be effectively settled.

Pension expense is principally the sum of interest and service cost of the plan, less the expected return on plan assets and the amortization of the difference between our assumptions and actual experience. The expected return on plan assets is calculated by applying an assumed rate of return to the fair value of plan assets. We used expected returns on plan assets of 4.5% to 8.8% in Fiscal 2010 and 4.5% to 8.0% in Fiscal 2009. Based on the advice of our independent actuaries, we believe the expected rates of return are reflective of the long-term average rate of earnings expected on the funds invested. If such expected returns were overstated, it would ultimately increase future pension expense. Similarly, an understatement of the expected return would ultimately decrease future pension expense. If plan assets decline due to poor performance by the markets and/or interest rate declines our pension liability will increase, ultimately increasing future pension expense.

Differences in actual experience or changes in the assumptions may materially affect our financial position or results of operations. Actual results that differ from the actuarial assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods.

See Note 10, Employee Benefit Plans, of our Consolidated Financial Statements for a more complete discussion of employee benefit plans.

Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by us, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by us after evaluating detailed analyses of the cost to be incurred. We present restructuring and related charges on a combined basis.

Liabilities from restructuring and related charges are recorded for estimated costs of facility closures, significant organizational adjustment and measures undertaken by management to exit certain activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. Such liabilities could include amounts for items such as severance costs and related benefits (including settlements of pension plans), impairment of property and equipment and other current or long term assets, lease termination payments and any other items directly related to the exit activities. While the actions are carried out as expeditiously as possible, restructuring and related charges are estimates. Changes in estimates resulting in an increase to or a reversal of a previously recorded liability may be required as management executes a restructuring plan.

We report restructuring and related charges associated with manufacturing and related initiatives in “Cost of goods sold.” Restructuring and related charges reflected in “Cost of goods sold” include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives and other costs directly related to the restructuring initiatives implemented.

We report restructuring and related charges associated with administrative functions in “Restructuring and related charges,” such as initiatives impacting sales, marketing, distribution or other non-manufacturing related functions. Restructuring and related charges reflected in “Restructuring and related charges” include, but are not limited to, termination and related costs, any asset impairments relating to the administrative functions and other costs directly related to the initiatives implemented.

The costs of plans to (i) exit an activity of an acquired company, (ii) involuntarily terminate employees of an acquired company or (iii) relocate employees of an acquired company are measured and recorded in accordance with the provisions of the ASC 805. Under ASC 805, if certain conditions are met, such costs are recognized as a liability assumed as of the consummation date of the purchase business combination and included in the allocation of the acquisition cost. Costs related to terminated activities or employees of the acquired company that do not meet the conditions prescribed in ASC 805 are treated as restructuring and related charges and expensed as incurred.

See Note 14, Restructuring and Related Charges, of our Consolidated Financial Statements for a more complete discussion of our restructuring initiatives and related costs.

Loss Contingencies

Loss contingencies are recorded as liabilities when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. The outcome of existing litigation, the impact of environmental matters and pending or potential examinations by various taxing authorities are examples of situations evaluated as loss contingencies. Estimating the probability and magnitude of losses is often dependent upon management’s judgment of potential actions by third parties and regulators. It is possible that changes in estimates or an increased probability of an unfavorable outcome could materially affect our business, financial condition or results of operations.

See further discussion in Note 12, Commitments and Contingencies, of our Consolidated Financial Statements.

Deferred Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in earnings in the period that includes the enactment date. Additionally, taxing jurisdictions could retroactively disagree with our tax treatment of certain items, and some historical transactions have income tax effects going forward. Accounting guidance requires these future effects to be evaluated using current laws, rules and regulations, each of which can change at any time and in an unpredictable manner.

In accordance with ASC 740, we establish valuation allowances for deferred tax assets when we estimate it is more likely than not that the tax assets will not be realized. We base these estimates on projections of future income, including tax-planning strategies, by individual tax jurisdictions. Changes in industry and economic conditions and the competitive environment may impact the accuracy of our projections. In accordance with ASC 740, during each reporting period we assess the likelihood that our deferred tax assets will be realized and determine if adjustments to the valuation allowance are appropriate. As a result of this assessment, during Fiscal 2009 Spectrum Brands recorded a reduction in the valuation allowance of approximately $363 million. Of the $363 million total, $314 million was recorded as a non-cash deferred income tax benefit and $49 million as a reduction to goodwill. During Fiscal 2008 Spectrum Brands recorded a non-cash deferred income tax charge of approximately $200 million related to increasing the valuation allowance against our net deferred tax assets. As of September 30, 2010, our consolidated valuation allowance was $340 million.

We also apply the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Benefit from (provision for) income taxes.” Our reserve for uncertain tax positions totaled $13.2 million as of September 30, 2010.

See further discussion in Note 8, Income Taxes, of our Consolidated Financial Statements.

We continually update and assess the facts and circumstances regarding these critical accounting matters and other significant accounting matters affecting estimates in our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk Factors

We, through our principal subsidiary at April 3, 2011, Spectrum Brands Holdings, have market risk exposure from changes in interest rates, foreign currency exchange rates and commodity prices. Spectrum Brands Holdings uses derivative financial instruments for purposes other than trading to mitigate the risk from such exposures.

Interest Rate Risk

Spectrum Brands Holdings has bank lines of credit at variable interest rates. The general level of U.S. interest rates, LIBOR and EURIBOR affect interest expense. Spectrum Brands Holdings uses interest rate swaps to manage such risk. The net amounts to be paid or received under interest rate swap agreements are accrued as interest rates change, and are recognized over the life of the swap agreements as an adjustment to interest expense from the underlying debt to which the swap is designated. The related amounts payable to, or receivable from, the contract counter-parties are included in accrued liabilities or accounts receivable.

Foreign Exchange Risk

Spectrum Brands Holdings is subject to risk from sales and loans to and from its subsidiaries as well as sales to, purchases from and bank lines of credit with, third-party customers, suppliers and creditors, respectively, denominated in foreign currencies. Foreign currency sales and purchases are made primarily in Euro, Pounds Sterling, Canadian Dollars, Australian Dollars and Brazilian Reals. Spectrum Brands Holdings manages its foreign exchange exposure from anticipated sales, accounts receivable, intercompany loans, firm purchase commitments, accounts payable and credit obligations through the use of naturally occurring offsetting positions (borrowing in local currency), forward foreign exchange contracts, foreign exchange rate swaps and foreign exchange options. The related amounts payable to, or receivable from, the contract counter-parties are included in accounts payable or accounts receivable.

Commodity Price Risk

Spectrum Brands Holdings is exposed to fluctuations in market prices for purchases of raw materials used in the manufacturing process, particularly zinc. Spectrum Brands Holdings uses commodity swaps and calls to manage such risk. The maturity of, and the quantities covered by, the contracts are closely correlated to our anticipated purchases of the commodities. The cost of calls are amortized over the life of the contracts and are recorded in cost of goods sold, along with the effects of the swap and call contracts. The related amounts payable to, or receivable from, the counter-parties are included in accounts payable or accounts receivable.

Sensitivity Analysis

The analysis below is hypothetical and should not be considered a projection of future risks. Earnings projections are before tax.

At April 3, 2011, the potential change in fair value of outstanding interest rate derivative instruments, assuming a one percentage point unfavorable shift in the underlying interest rates would be a loss of $0.1 million. The net impact on reported earnings, after also including the reduction in one year’s interest expense on the related debt due to the same shift in interest rates, would be a net gain of $0.2 million. As of September 30, 2010, the potential change in fair value of outstanding interest rate derivative instruments, assuming a 1 percentage point unfavorable shift in the underlying interest rates would result in a loss of $0.3 million. The net impact on reported earnings, after also including the reduction in one year’s interest expense on the related debt due to the same shift in interest rates, would be a net loss of $0.3 million. As of September 30, 2009, there were no interest rate derivative instruments outstanding.

At April 3, 2011, the potential change in fair value of outstanding foreign exchange derivative instruments, assuming a 10% unfavorable change in the underlying exchange rates would be a loss of $56.8 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $16.8 million. As of September 30, 2010, the potential change in fair value of outstanding foreign exchange derivative instruments, assuming a 10% unfavorable change in the underlying exchange rates would be a loss of $63.4 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $8.9 million. The same hypothetical shift in exchange rates as of September 30, 2009, would have resulted in a loss of $10.8 million. The net impact on reported earnings, after also including the effect of the change in the underlying foreign currency-denominated exposures, would be a net gain of $10.8 million.

At April 3, 2011, the potential change in fair value of outstanding commodity price derivative instruments, assuming a 10% unfavorable change in the underlying commodity prices would be a loss of $2.8 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.6 million. As of September 30, 2010, the potential change in fair value of outstanding commodity price derivative instruments, assuming a 10% unfavorable change in the underlying commodity prices would be a loss of $3.3 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net loss of $0.3 million. The same hypothetical shift in commodity prices as of September 30, 2009 would have resulted in a loss of $1.5 million. The net impact on reported earnings, after also including the reduction in cost of one year’s purchases of the related commodities due to the same change in commodity prices, would be a net gain of $0.8 million.

BUSINESS

Our Company

We are a holding company that is majority owned by the Harbinger Parties. We were incorporated in Delaware in 1954 under the name Zapata Corporation and reincorporated in Nevada in April 1999 under the same name. On December 23, 2009, we reincorporated in Delaware under the name Harbinger Group Inc. As of April 3, 2011, after giving effect to the issuance of the initial notes, the payment of periodic interest on the existing notes that was due on May 15, 2011, the Fidelity & Guaranty Acquisition and the Preferred Stock Issuance, but excluding cash, cash equivalents and short-term investments held by Harbinger F&G or Spectrum Brands Holdings, we would have had approximately $500 million in cash, cash equivalents and short-term investments, which includes $300 million that was subsequently transferred to our wholly-owned subsidiary, HGI Funding, LLC. Our common stock trades on the NYSE under the symbol “HRG.” Our principal executive offices are located at 450 Park Avenue, 27th Floor, New York, New York 10022.

We intend to make investments in companies that we consider to be undervalued or fairly valued with attractive assets or businesses. We intend to seek long-term investments that are able to generate high returns and significant cash flow to maximize long-term value for our stockholders. We are focused on obtaining controlling equity stakes in companies that operate across a diversified set of industries. We view the Spectrum Brands Acquisition and the Fidelity & Guaranty Acquisition as the first steps in the implementation of that strategy. We have identified the following six sectors in which we intend to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources. In addition to our intention to acquire controlling equity interests, we may also from time to time make investments in debt instruments and acquire minority equity interests in companies.

In pursuing our strategy, we utilize the investment expertise and industry knowledge of Harbinger Capital, a multi-billion dollar private investment firm based in New York, and an affiliate of the Harbinger Parties. We believe that the team at Harbinger Capital has a track record of making successful investments across various industries. We believe that our affiliation with Harbinger Capital will enhance our ability to identify and evaluate potential acquisition opportunities appropriate for a permanent capital vehicle. Our corporate structure provides significant advantages compared to the traditional hedge-fund structure for long-term holdings as our sources of capital are longer term in nature and thus will more closely match our principal investment strategy. In addition, our corporate structure provides additional options for funding acquisitions, including the ability to use our common stock as a form of consideration.

Philip Falcone, who serves as Chairman of the Board, Chief Executive Officer and President, has been the Chief Investment Officer of the Harbinger Capital affiliated funds since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. In addition to Mr. Falcone, Harbinger Capital employs a wide variety of professionals with expertise across various industries, including our targeted sectors.

Our Strategy

The key elements of our business strategy will include the following:

Seek to acquire attractively valued assets.  We intend to make investments in companies that we consider to be undervalued or fairly valued with attractive assets or businesses. We intend to seek long-term investments that are able to generate high returns and significant cash flow to maximize long-term value for our stockholders. We plan to utilize our relationship with Harbinger Capital to identify and evaluate acquisition opportunities. We intend to seek a variety of investment opportunities, including investments in companies where we believe a catalyst for value realization is already present or where we can engage with companies to unlock value. We also intend to seek investments in companies that are in default, bankruptcy or in some other stage of financial failure or distress. Over time, we plan to become a holding company focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. In addition to our intention to acquire controlling equity interests, we may also from time to time make investments in debt instruments and acquire minority equity interests in companies.

Actively manage our business.  We intend to take an active approach to managing our investments in companies in which we acquire a controlling interest. Such activities may include assembling senior management teams with the expertise to operate the businesses and providing management of such companies with specific operating objectives. We will bring an owner’s perspective to our operating businesses and we will hold management accountable for their performance.

Focused investment philosophy.  We intend to employ a focused investment philosophy to seek out investments that may exhibit one or more of the following underlying characteristics:

•	Scarcity — Situations with finite resources where we believe we can clearly quantify and impact supply/demand dynamics;

•	Complexity — Government, legal and regulatory controls can be onerous; we believe our ability to navigate this complexity provides us with a substantial advantage; and

•	Action — We believe our ability to actively engage with companies and work with them to encourage consolidation, restructuring or other corporate action creates a catalyst to unlock value.

Competition

We may pay acquisition consideration in the form of cash, our debt or equity securities, or a combination thereof. In addition, as a part of our acquisition strategy we may consider raising additional capital through the issuance of equity or debt securities, including the issuance of further shares of Preferred Stock. We believe that our status as a public entity with potential access to the public equity markets may give us a competitive advantage over privately-held entities with a similar business objective to acquire certain target businesses on favorable terms. While we generally focus our attention in the United States, we may investigate acquisition opportunities outside of the United States when we believe that such opportunities might be attractive.

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having similar business objectives such as strategic investors, private equity groups and special purpose acquisition corporations. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors may possess greater technical, human and other resources than us, and our financial resources may be relatively limited when contrasted with many of these competitors. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

The Harbinger Parties and their affiliates include other vehicles that actively are seeking investment opportunities, and any one of those vehicles may at any time be seeking investment opportunities similar to those targeted by us. Our directors and officers who are affiliated with the Harbinger Parties may consider, among other things, asset type and investment time horizon in evaluating opportunities for us. In recognition of the potential conflicts that these persons and our other directors may have with respect to corporate opportunities, our amended and restated certificate of incorporation permits our board of directors from time to time to assert or renounce our interests and expectancies in one or more specific industries. In accordance with this provision, we have determined that we will not seek business combinations or acquisitions of businesses engaged in the wireless communications industry. However, a renunciation of interests and expectancies in specific industries does not preclude us from seeking business acquisitions in those industries. We have had discussions regarding potential investments in various industries, including wireless communications.

Employees

At April 3, 2011, we employed nine persons. In the normal course of business, we use contract personnel to supplement our employee base to meet our business needs. We believe that our employee relations are generally satisfactory. We intend to hire additional employees as a result of our growth and the increasing complexity of our business.

Properties

Our principal executive office is located at 450 Park Avenue, 27th Floor, New York, New York 10022, where we lease approximately 2,350 square feet of office space.

Legal and Environmental Matters Regarding Our Business

We are a nominal defendant, and the members of our Board are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. We believe the allegations are without merit and intend to vigorously defend this matter.

We are also involved in other litigation and claims incidental to our current and prior businesses. These include worker compensation and environmental matters and pending cases in Mississippi and Louisiana state courts and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by our offshore drilling and bulk-shipping affiliates. Based on currently available information, including legal defenses available to us, and given our reserves and related insurance coverage, we do not believe that the outcome of these legal and environmental matters will have a material effect on our financial position, results of operations or cash flows.

Spectrum Brands Holdings

Spectrum Brands Holdings is a global branded consumer products company with leading market positions in seven major product categories: consumer batteries, pet supplies, home and garden control, electric shaving and grooming, electric personal care, portable lighting products and small appliances. Spectrum Brands Holdings is a leading worldwide marketer of alkaline, zinc carbon, hearing aid and rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances, aquariums and aquatic health supplies, specialty pet supplies, insecticides, repellants and herbicides.

Spectrum Brands Holdings manages its businesses in three vertically integrated, product-focused reporting segments:

•	Global Batteries & Appliances, which consists of its worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories;

•	Global Pet Supplies, which consists of its worldwide pet supplies business; and

•	Home and Garden Business, which consists of its home and garden and insect control business.

Spectrum Brands Holdings sells its products in approximately 130 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and OEMs and enjoy strong name recognition in our markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-l, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

Spectrum Brands Holdings’ strategy is to provide quality and value to retailers and consumers worldwide. Most of its products are marketed on the basis of providing the same performance as its competitors for a lower price or better performance for the same price. Spectrum Brands Holdings’ goal is to provide the highest returns to its customers and retailers, and to offer superior merchandising and category management. Its promotional spending focus is on winning at the point of sale, rather than incurring significant advertising expenses. Spectrum Brands Holdings operates in several business categories in which it believes there are high barriers to entry and Spectrum Brands Holdings strives to achieve a low cost structure with a global shared services administrative structure, helping it to maintain attractive margins. This operating model, which Spectrum Brands Holdings refers to as the Spectrum value model, is what Spectrum Brands Holdings believes will drive returns for investors and customers.

F&G Holdings

F&G Holdings is a provider of annuity and life insurance products in the United States. Based in Baltimore, Maryland, F&G Holdings operates its annuity and life insurance operations in the United States through its subsidiaries FGL Insurance and FGL NY Insurance.

F&G Holdings’ principal products are immediate annuities, deferred annuities (including fixed indexed annuities) and life insurance products (including fixed indexed universal life), which it sells, as of March 31, 2011, through a network of approximately 300 IMOs representing approximately 25,000 independent agents and managing general agents. As of March 31, 2011, F&G Holdings had approximately 790,000 policyholders nationwide and distributes its products throughout the United States.

F&G Holdings’ deferred annuities include fixed index annuities and fixed rate annuities. Fixed indexed annuities allow contract owners the possibility of earning credits based on the performance of a specified market index without risk to principal. The value to the contractholder of a fixed indexed annuity contract is equal to the sum of deposits paid, premium bonuses and credits earned (“index credits”), up to an overall limit on the amount of interest that an annuity will earn (a “cap”) or a percentage of the gain of a market index that will be credited to an annuity (a “participation rate”) based on the annual appreciation in a recognized index or benchmark.

Fixed rate annuities include annual reset and multi-year rate guaranteed policies. During the accumulation period, the account value of the annuity is credited with interest earned at a crediting rate guaranteed for no less than one year at issue, but which may be guaranteed for up to seven years, and thereafter we have the discretionary ability to change the crediting rate based on the guaranteed period of the contract at a rate above the guaranteed minimum rate.

Immediate annuities provide a fixed amount of income for either a defined number of years, the annuitant’s lifetime or the longer of a defined number of years or the annuitant’s lifetime, in exchange for a single premium.

F&G Holdings offers indexed universal life insurance policies. Holders of universal life insurance policies earn returns on their policies which are credited to the policyholder’s account value. The insurer periodically deducts its expenses and the cost of life insurance protection from the account value. The balance of the account value is credited interest at a fixed rate or returns based on the performance of a market index, or both, at the option of the policyholder, using a method similar to that described above for fixed indexed annuities.

F&G Holdings’ profitability depends in large part upon the amount of assets under management, its ability to manage its operating expenses, the costs of acquiring new business (principally commissions to agents and bonuses credited to policyholders) and the investment spreads earned on its contractholder fund balances. Managing investment spreads involves the ability to manage an investment portfolio to maximize returns and minimize risks such as interest rate changes and defaults or impairment of investments and its ability to manage interest rates credited to policyholders and costs of the options purchased to fund the annual index credits on the fixed index annuity.

Under GAAP, premium collections for deferred annuities and immediate annuities without life contingency are reported as deposit liabilities (i.e., contractholder funds) instead of as revenues. Earnings from products accounted for as deposit liabilities are primarily generated from the excess of net investment income earned over the interest credited or the cost of providing index credits to the policyholder, known as the investment spread. With respect to fixed index annuities, the cost of providing index credits includes the expenses incurred to fund the annual index credits and where applicable, minimum guaranteed interest credited. Proceeds received upon expiration or early termination of call options purchased to fund annual index credits are recorded as part of the change in fair value of derivatives, and are largely offset by an expense for interest credited to annuity contractholder fund balances.

Performance highlights for the quarter ended March 31, 2011 and the three years ended December 31, 2010, 2009 and 2008:

•	Annuity sales decreased 27% from $196 million for the quarter ended March 31, 2010 to $143 million for the quarter ended March 31, 2011. Annuity sales for the year ended December 31, 2010 grew 61% to $1.0 billion compared to 2009 annuity sales of $636 million. Annuity sales for the year ended December 31, 2009 decreased 61% compared to 2008 annuity sales of $1.6 billion. The decrease in 2009 sales and increase in 2010 sales was a result of its shift from a capital preservation initiative in 2009 to a growth strategy in 2010. 2011 first quarter sales were lower principally due to general uncertainties associated with the timing of the sale of the company, including its impact on the introduction and rating of new products.

•	Total invested assets were $15.8 billion at March 31, 2011 compared to total invested assets of $15.9 billion and $15.1 billion at December 31, 2010 and 2009, respectively. The increase in total invested assets in 2010 was primarily due to increase in market valuations as a result of overall improvements in the credit markets.

•	Investment spread margin over the cost of money (defined as credited rate plus option cost) on annuity deposits was 2.21% for the quarter ended March 31, 2011 compared to 2.35%, 2.07% and 2.20% at December 31, 2010, 2009 and 2008, respectively.

•	Other-than-temporary impairments for the quarter ended March 31, 2011 were $2.9 million compared to impairments of $5.8 million for the same period last year. Other-than-temporary impairments decreased to $86.1 million for the year ended December 31, 2010, compared to impairments of $319 million and $464 million for the years ended December 31, 2009 and 2008, respectively. The decrease in 2010 and 2011 is a result of improvements in the recovery of credit markets and reflects the implementation of its de-risking strategy.

•	Estimated risk-based capital (“RBC”) ratio at December 31, 2010 and 2009 was approximately 350% and 312% (at company action level RBC), respectively.

Total sales, a significant portion of which are accounted for as deposit liabilities instead of revenues, were $207 million for the quarter ended March 31, 2011 compared to total sales of $263 million for the prior year period. Total sales of $1.3 billion for the year ended December 31, 2010 represented a 38% increase year over year. The increase in sales in 2010 highlighted the company’s change in strategy after a more conservative approach in 2009 to preserve capital during the economic downturn. Fixed index annuities have become the dominant product within the fixed annuity market and industry growth is expected to continue as individuals nearing retirement increasingly seek fixed annuity benefits. Such benefits include guaranteed account values, guaranteed life time income, and competitive annual fixed and indexed interest rates.

F&G Holding’s total invested assets were $15.8 billion and $15.9 billion at March 31, 2011 and December 31, 2010, respectively. F&G Holdings executed a strategy of managing a steady investment spread margin on aggregate yield on invested assets over the cost of money on its annuity liabilities. For the quarter ended March 31, 2011 the aggregate yield on invested assets was 5.46% (annualized), compared to 5.72%, 6.29% and 7.43% for the year ended December 31, 2010, 2009 and 2008, respectively. The aggregate cost of money also declined to 3.22% (annualized) for the quarter ended March 31, 2011 compared to 3.28% and 3.67% in 2010 and 2009, respectively. The reduction in the cost of money arose primarily from its decision in 2010 to reduce crediting and index rates available on annuities in response to falling yields.

With the growth in total invested assets and expected future statutory earnings from such assets, management believes the company’s statutory capital and surplus will remain at satisfactory levels to support continued growth in annuity sales at the present rate. Management monitors sales trends and capital adequacy on a continuous basis.

Products

Annuity Products

F&G Holdings, through its insurance subsidiaries, issues a broad portfolio of deferred annuities (fixed indexed and fixed rate annuities) and immediate annuities. A deferred annuity is a type of contract that accumulates value on a tax deferred basis and typically begins making specified periodic or lump sum payments a certain number of years after the contract has been issued. An immediate annuity is a type of contract that begins making specified payments within one annuity period (e.g. one month or one year) and typically pays principal and earnings in equal payments over some period of time.

As part of its significant product consolidation, FGL Insurance and FGL NY Insurance reduced from 51 in 2008 to 21 in 2011 the number of products in their portfolios of annuity products. The following table presents the deposits on annuity policies issued by FGL Insurance and FGL NY Insurance, as well as reserves required by accounting principles generally accepted in the United States (“GAAP Reserves”), for the fiscal years 2009 and 2010:

	Deposits on Annuity Policies		GAAP Reserves
	2009	2010	2009	2010
	(In millions)

Products
Fixed Indexed Annuities	$599	$755	$9,592	$9,327
Fixed Rate Annuities	$47	$253	$3,384	$3,430
Single Premium Immediate Annuities	$192	$245	$3,713	$3,599

Total	$838	$1,253	$16,689	$16,356

Deferred Annuities

Fixed Indexed Annuities.  FGL Insurance’s fixed indexed annuities allow contract owners the possibility of earning credits based on the performance of a specified market index without risk to principal. The contracts include a provision for a minimum guaranteed surrender value calculated in accordance with applicable law. A market index tracks the performance of a specific group of stocks representing a particular segment of the market, or in some cases an entire market. For example, the S&P 500 Composite Stock Price Index is an index of 500 stocks intended to be representative of a broad segment of the market. Most fixed indexed annuity policies allow policyholders to allocate funds once a year among several different crediting strategies, including one or more index based strategies and a traditional fixed rate strategy.

The value to the contractholder of a fixed indexed annuity contract is equal to the sum of deposits paid, premium bonuses (described below) and credits earned (“index credits”), up to an overall limit on the amount of interest that an annuity will earn (a “cap”) or a percentage of the gain of a market index that will be credited to an annuity (a “participation rate”) based on the annual appreciation (based in certain situations on monthly averages or monthly point-to-point calculations) in a recognized index or benchmark. Caps generally range from 3.5% to 6% when measured annually and 1.5% to 5.2% when measured monthly and participation rates generally range from 30% to 100%, of the performance of the applicable market index.

Approximately 90% and 80% of the fixed indexed annuity sales for the years ending December 31, 2010 and December 31, 2009, respectively, involved “premium bonuses” by which FGL Insurance and FGL NY Insurance increased the initial annuity deposit by a specified premium bonus of 3% and vested bonus of 5% to 8%. FGL Insurance and FGL NY Insurance made compensating adjustments in the commission paid to the agent or the surrender charges on the policy to offset the premium bonus.

Fixed Rate Annuities.  Fixed rate annuities include annual reset and multi-year rate guaranteed policies. Fixed rate annual reset annuities issued by FGL Insurance and FGL NY Insurance have an annual interest rate (the “crediting rate”) that is guaranteed for the first policy year. After the first policy year, FGL Insurance and FGL NY Insurance have the discretionary ability to change the crediting rate once annually to any rate at or above a guaranteed minimum rate. Fixed rate multi-year guaranteed annuities are similar to fixed rate annual reset annuities except that the initial crediting rate is guaranteed for a specified number of years before it may be changed at the discretion of FGL Insurance and FGL NY Insurance. For fiscal year 2010, FGL Insurance and FGL NY Insurance did not sell any fixed rate annual reset annuities. For fiscal year 2010, FGL Insurance and FGL NY Insurance sold $253 million of fixed rate multi-year guaranteed annuities. As of December 31, 2010, crediting rates on outstanding (i) fixed rate annuities generally ranged from 1.5% to 6.0% and (ii) multi-year guaranteed annuities ranged from 1.5% to 6.25%. The average crediting rate on all outstanding fixed rate annuities at December 31, 2010 was 4.35%.

Withdrawal Options for Deferred Annuities.  After the first year following the issuance of a deferred annuity policy, holders of deferred annuities are typically permitted penalty-free withdrawals up to 10% of the prior year’s value, subject to certain limitations. Withdrawals in excess of allowable penalty-free amounts are assessed a surrender charge if such withdrawals are made during the penalty period of the deferred annuity policy (a “surrender charge”). The penalty period typically ranges from 5 to 14 years for fixed indexed annuities and 3 to 10 years for fixed rate annuities. This surrender charge initially ranges from 9% to 17.5% of the contract value for fixed index annuities and 5% to 12% of the contract value for fixed rate annuities and generally decreases by approximately one to two percentage points per year during the penalty period. Certain annuity contracts contain a market value adjustment provision that may increase or decrease the amounts available for withdrawal upon full surrender. The policyholder may elect to take the proceeds of the surrender either in a single payment or in a series of payments over the life of the policyholder or for a fixed number of years (or a combination of these payment options). In addition to the foregoing withdrawal rights, policyholders may also elect to have additional withdrawal rights by purchasing a guaranteed minimum withdrawal benefit.

Immediate Annuities

FGL Insurance and FGL NY Insurance also sell single premium immediate annuities (“SPIAs”), which provide a series of periodic payments for a fixed period of time or for the life of the policyholder, according to the policyholder’s choice at the time of issue. The amounts, frequency and length of time of the payments are fixed at the outset of the annuity contract. SPIAs are often purchased by persons at or near retirement age who desire a steady stream of payments over a future period of years.

Life Insurance

FGL Insurance and FGL NY Insurance offer indexed universal life insurance policies. Holders of universal life insurance policies earn returns on their policies which are credited to the policyholder’s cash value account. The insurer periodically deducts its expenses and the cost of life insurance protection from the cash value account. The balance of the cash value account is credited interest at a fixed rate or returns based on the performance of a market index, or both, at the option of the policyholder, using a method similar to that described above for fixed indexed annuities.

For their 2009 and 2010 fiscal years, FGL Insurance and FGL NY Insurance have together written approximately $63 million in premiums for indexed universal life insurance policies. As part of their significant product consolidations, FGL Insurance and FGL NY Insurance reduced from nine in 2008 to two in 2011 the number of products in their life insurance product portfolios.

As of December 31, 2010, FGL Insurance and FGL NY Insurance together have issued approximately $1.51 billion (face amount), net, in life insurance policies. The collective premiums generated by total indexed life insurance policies issued by FGL Insurance and FGL NY Insurance for fiscal years 2009 and 2010 was $32.4 million and $30.5 million, respectively.

A significant portion of the indexed universal life business is subject to a pending reinsurance arrangement with Wilton Re. See “F&G Stock Purchase Agreement and Related Arrangements — Wilton Transaction.”

Investments

The types of assets in which F&G Holdings may invest are influenced by various state laws, which prescribe qualified investment assets applicable to insurance companies. Within the parameters of these laws, F&G Holdings invests in assets giving consideration to three primary investment objectives: (i) income-oriented total return, (ii) yield maintenance/enhancement and (iii) capital preservation/risk mitigation.

F&G Holdings’ investment portfolio is designed to provide a stable earnings contribution and balanced risk portfolio across asset classes and is primarily invested in high quality corporate bonds with low exposure to consumer-sensitive sectors. See Note 2 to the Consolidated Financial Statements of F&G Holdings with respect to F&G Holdings’ accounting policies for the impairment of investments.

As of March 31, 2011, F&G Holdings’ investment portfolio was approximately $16.7 billion and was divided among the following asset classes:

As of
March 31,
2011

Asset Class
Corporate-investment grade	68.2%
Corporate-non-investment grade	4.4%
U.S. government and agency obligations	3.9%
Residential mortgage-backed securities	3.3%
Commercial mortgage-backed securities	3.8%
Asset-backed securities	3.2%
Other (cash & cash equivalents, derivatives, municipals, equity securities and other invested assets)	13.2%
Total	100%

As of March 31, 2011, F&G Holdings’ fixed income portfolio was approximately $15.2 billion. The approximate percentage distribution of F&G Holdings’ fixed income portfolio by composite ratings distribution was as follows:

As of
March 31,
Rating	2011

AAA	9.7%
AA	7.2%
A	25.3%
BBB	51.2%
BB	3.8%
B and below	2.3%
Not rated	0.5%

Currently, F&G Holdings does not act as asset manager for its investment assets. Since September 2009, F&G Holdings’ lead portfolio manager has been Goldman Sachs Asset Management (“Goldman Sachs”). Goldman Sachs actively manages F&G Holdings’ in-force and new business cash. As of March 31, 2011, Goldman Sachs had approximately $15.8 billion of F&G Holdings’ assets under management.

Derivatives

F&G Holdings’ fixed indexed annuity contracts (the “FIA Contracts”) permit the holder to elect to receive a return based on an interest rate or the performance of a market index. F&G Holdings uses a portion of the deposit made by policyholders pursuant to the FIA Contracts to purchase derivatives consisting of a combination of call options and futures contracts on the equity indices underlying the applicable policy. These derivatives are used to fund the index credits due to policyholders under the FIA Contracts. The majority of all such call options are one-year options purchased to match the funding requirements underlying the FIA Contracts. On the respective anniversary dates of the applicable FIA Contracts, the market index used to compute the annual index credit under the applicable FIA Contract is reset. At such time, F&G Holdings purchases new one-, two- or three-year call options to fund the next index credit. F&G Holdings attempts to manage the cost of these purchases through the terms of its FIA Contracts, which permit F&G Holdings to change caps or participation rates, subject to certain guaranteed minimums that must be maintained. The change in the fair value of the call options and futures contracts is designed to offset the change in the fair value of the FIA Contract’s embedded derivative. The call options and futures contracts are marked to fair value with the change in fair value included as a component of net investment gains (losses). The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instruments’ terms or upon early termination and the changes in fair value of open positions.

F&G Holdings is exposed to credit loss in the event of nonperformance by its counterparties on the call options. F&G Holdings attempts to reduce the credit risk associated with such agreements by purchasing such options from large, well-established financial institutions.

Marketing and Distribution

F&G Holdings offers its products through a network of approximately 300 IMOs, representing approximately 25,000 agents, and identifies its most important 34 IMOs as “Power Partners”. F&G Holdings’ Power Partners are currently comprised of 22 annuity IMOs and 12 life insurance IMOs. In fiscal year 2010, these Power Partners accounted for approximately 62% of F&G Holdings’ annual sales volume. F&G Holdings believes that its relationships with these IMOs are strong. The average tenure of the top ten Power Partners is approximately 12 years.

F&G Holdings’ Power Partners play an important role in the development of F&G Holdings’ products. Over the last ten years, the majority of F&G Holdings’ best selling products have been developed in conjunction with its Power Partners. F&G Holdings intends to continue to have the Power Partners play an important role in the development of its products in the future, which it believes provides it with integral feedback throughout the development process and assists it with competing for “shelf space” for new design launches.

In 2003 F&G Holdings introduced a rewards program, the Power Agent Incentive Rewards (“PAIR”) Program, to incentivize annuity product sales and strengthen distributor relationships. The PAIR Program is structured as a non-contributory deferred compensation program that allows select producers to share in profitability of new product sales. F&G Holdings believes the PAIR Program drives loyalty amongst top producers and incentivizes them to focus on profitable sales. Over the past five years, PAIR agents have produced nearly 29% of F&G Holdings’ total deferred annuity sales. As of March 31, 2011, there was approximately $14.3 million in PAIR vested account balances.

A PAIR Program for life insurance products was introduced in 2009 and operates substantially in the same manner as the PAIR Program for annuities. As of March 31, 2011, F&G Holdings had 7 participants in the life PAIR Program and $96,323 in PAIR account balances of which $7,213 was vested.

Outsourcing

In addition to services provided by third-party asset managers, F&G Holdings outsources the following functions to third-party service providers:

•	new business administration,

•	hosting of financial systems,

•	service of existing policies,

•	call centers, and

•	underwriting administration of life insurance applications.

F&G Holdings closely manages its outsourcing partners and integrates their services into its operations. F&G Holdings believes that outsourcing such functions allows it to focus capital and personnel resources on its core business operations and perform differentiating functions, such as actuarial, product development and risk management functions. In addition, F&G Holdings believes an outsourcing model provides predictable pricing, service levels and volume capabilities and allows it to exploit technological developments to enhance its customer self-service and sales processes that it may not be able to take advantage of if it were required to deploy its own capital.

F&G Holdings outsources its new business and existing policy administration for fixed indexed annuity and life products to Transaction Applications Group, Inc., a subsidiary at Dell Inc. (“Transaction Group”). Under this arrangement, Transaction Group manages all of F&G Holdings’ call center and processing requirements. F&G Holdings and Transaction Group have entered into a seven-year relationship expiring in June 2014.

F&G Holdings has partnered with Hooper Holmes, Inc. (“Hooper Holmes”) to outsource its life insurance underwriting function. Under the terms of the arrangement Hooper Holmes has assigned F&G Holdings a team of five underwriters with Fellow Management Life Institute. F&G Holdings and Hooper Holmes have entered into a three-year relationship expiring in December 2012.

F&G Holdings believes that it has a good relationship with its principal outsource service providers.

Competition and Ratings

F&G Holdings’ ability to compete is dependent upon many factors which include, among other things, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of adequate financial strength ratings from ratings agencies.

Following is a summary of the financial strength ratings of FGL Insurance and its wholly-owned subsidiary, FGL NY Insurance:

Financial Strength
Agency	Report Date	Rating	Outlook Statement

Moody’s	November 3, 2010	Ba1	Stable
	August 6, 2010	Baa3	On review for possible downgrade
	March 11, 2010	Baa3	Developing
Fitch	April 7, 2011	BBB	Stable
	August 9, 2010	BB	Positive
	March 29, 2010	BB	Rating watch evolving
	March 11, 2010	BBB−	Rating watch negative
A.M. Best	August 12, 2010	B++	Stable
	March 11, 2010	A−	Under review with developing implications

Financial strength ratings generally involve quantitative and qualitative evaluations by rating agencies of a company’s financial condition and operating performance. Generally, rating agencies base their ratings upon information furnished to them by the insurer and upon their own investigations, studies and assumptions. Ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors and are not recommendations to buy, sell or hold securities.

In addition to the financial strength ratings, rating agencies use an “outlook statement” to indicate a medium or long term trend which, if continued, may lead to a rating change. A positive outlook indicates a rating may be raised and a negative outlook indicates a rating may be lowered. A stable outlook is assigned when ratings are not likely to be changed. Outlooks should not be confused with expected stability of the issuer’s financial or economic performance. A rating may have a “stable” outlook to indicate that the rating is not expected to change, but a “stable” outlook does not preclude a rating agency from changing a rating at any time without notice.

Moody’s ratings currently range from “Aaa” (Exceptional) to “C” (Poor). Within Moody’s investment grade categories, “Aaa” (Exceptional) and “Aa” (Excellent) are the highest, followed by “A” (Good) and “Baa” (Good). The first two speculative grade categories are “Ba” (questionable) and “B” (poor). Publications of Moody’s indicate that Moody’s assigns a Ba1 rating to companies that have a moderate (and thereby not well safeguarded) ability to meet their ongoing obligations to policyholders.

Fitch ratings currently range from “AAA” (reliable and stable) to “D” (defaulted on obligations and will generally default on most or all obligations). Within Fitch’s investment grade categories, “AAA” (reliable and stable) and “AA” (reliable and stable) are the highest, followed by “A” (economic situation can affect financial situation) and “BBB” (satisfactory). The first two non-investment grade categories are “BB” (financial situation prone to changes) and “B” (financial situation noticeably changes). Fitch also uses intermediate “+/−” modifiers for each category between AA and CCC. Accordingly, “BBB+” is a higher investment grade than a “BBB” which in turn is a higher investment grade than a “BBB-”. Publications of Fitch indicate that Fitch assigns ratings according to strength of a company and a BBB rating is qualified as satisfactory on its scale.

A.M. Best Company ratings currently range from “A++” (Superior) to “F” (In Liquidation), and include 16 separate ratings categories. Within these categories, “A++” (Superior) and “A+” (Superior) are the highest, followed by “A” (Excellent) and “A−” (Excellent) then followed by “B++” (Good) and “B+” (Good). Publications of A.M. Best Company indicate A.M. Best Company assigns a B++ rating to companies that have a good ability to meet their ongoing obligations to policyholders.

A.M. Best Company, Fitch and Moody’s review their ratings of insurance companies from time to time. There can be no assurance that any particular rating will continue for any given period of time or that it will not be changed or withdrawn entirely if, in their judgment, circumstances so warrant. While the degree to which ratings adjustments will affect sales and persistency is unknown, we believe if F&G Holdings’ ratings were to be negatively adjusted for any reason, it could experience a material decline in the sales of its products and the persistency of its existing business. See “Risk Factors — Risks Related to F&G Holdings’ Business — F&G Holdings operates in a highly competitive industry, which could limit its ability to gain or maintain its position in the industry and could materially adversely affect F&G Holdings’ business, financial condition and results of operations;” “Risk Factors — Risks Related to F&G Holdings’ Business — A financial strength ratings downgrade or other negative action by a ratings organization could adversely affect F&G Holdings’ financial condition and results of operations;” and “Risk Factors — Risks Related to F&G Holdings’ Business — The amount of statutory capital that F&G Holdings’ insurance subsidiaries have and the amount of statutory capital that they must hold to maintain its financial strength and credit ratings and meet other requirements can vary significantly from time to time and is sensitive to a number of factors outside of F&G Holdings’ control.”

Risk Management

Risk management is a critical part of F&G Holdings’ business. F&G Holdings seeks to assess risk to its business through a formalized process involving (i) identifying short-term and long-term strategic and operational objectives, (ii) utilizing risk identification tools to examine events that may prevent F&G Holdings from achieving goals, (iii) assigning risk identification and mitigation responsibilities to individual team members within functional groups, (iv) analyzing the potential qualitative and quantitative impact of individual risks, (v) evaluating risks against risk tolerance levels to determine which risks should be mitigated, (vi) mitigating risks by appropriate actions and (vii) identifying, documenting and communicating key business risks in a timely fashion.

The responsibility for monitoring, evaluating and responding to risk is allocated first to F&G Holdings’ management and employees, second to those occupying specialist functions, such as legal compliance and risk teams, and third to those occupying independent functions, such as internal and external audits and the audit committee of the board of directors.

Reinsurance

F&G Holdings, through its subsidiary FGL Insurance, both cedes reinsurance to other insurance companies and assumes reinsurance from other insurance companies. F&G Holdings uses reinsurance both to diversify its risks and to manage loss exposures. FGL Insurance seeks reinsurance coverage in order to limit its exposure to mortality losses and enhance capital management. The use of reinsurance permits F&G Holdings to write policies in amounts larger than the risk it is willing to retain, and also to write a larger volume of new business. The portion of risks exceeding the insurer’s retention limit is reinsured with other insurers.

In instances where FGL Insurance is the ceding company, it pays a premium to the other company (the “reinsurer”) in exchange for the reinsurer assuming a portion of FGL Insurance’s liabilities under the policies it has issued. Use of reinsurance does not discharge the liability of FGL Insurance as the ceding company because FGL Insurance remains directly liable to its policyholders and is required to pay the full amount of its policy obligations in the event that its reinsurers fail to satisfy their obligations. FGL Insurance collects reinsurance from its reinsurers when FGL Insurance pays claims on policies that are reinsured. In instances where FGL Insurance assumes reinsurance from another insurance company, it accepts, in exchange for a reinsurance premium, a portion of the liabilities of the other insurance company under the policies that the ceding company has issued to its policyholders.

Ceding Company

FGL Insurance is provided reinsurance as the ceding company by “accredited” or “licensed” reinsurers and “unaccredited” or “unlicensed” reinsurers. See the section entitled “— Regulation — Credit for Reinsurance Regulation” below.

Reinsurance Provided by Unaccredited or Unlicensed Reinsurers.  As of March 31, 2011, the total reserves ceded by FGL Insurance to unauthorized reinsurers was ceded to OM Ireland and totaled approximately $924.3 million.

Reinsurance Provided by Accredited or Licensed Reinsurers.  As of March 31, 2011, the total reserves ceded by FGL Insurance to licensed or accredited affiliate reinsurers was approximately $918.6 million.

Following the consummation of the Fidelity & Guaranty Acquisition, OM Ireland is no longer an affiliate of FGL Insurance and the life insurance policies previously ceded to OM Ireland under certain reinsurance agreements were recaptured by FGL Insurance on April 7, 2011. The CARVM Treaty, under which OM Ireland reinsures certain annuity liabilities from FGL Insurance, currently remains in effect. On January 26, 2011, Harbinger F&G entered into the Commitment Agreement with Wilton Re. Upon the completion of the reinsurance of the Raven Block and the Camden Block by Wilton Re, substantially all of FGL Insurance’s in-force life insurance business issued prior to April 1, 2010 will have been reinsured with third party reinsurers.

Reinsurer

FGL Insurance provides reinsurance as the reinsurer to four non-affiliate insurance companies. As of March 31, 2011, FGL Insurance was the reinsurer of $203.4 million total reserves assumed under policies issued by non-affiliate insurers.

Employees

As of March 31, 2011, F&G Holdings had 152 employees. F&G Holdings believes that it has a good relationship with its employees.

Litigation

There are no material legal proceedings, other than ordinary routine litigation incidental to the business of F&G Holdings and its subsidiaries, to which F&G Holdings or any of its subsidiaries is a party or of which any of their properties is subject.

Regulation

Overview

FGL Insurance and FGL NY Insurance are subject to comprehensive regulation and supervision in their respective domiciles, Maryland and New York, and in each state in which they do business. FGL Insurance does business throughout the United States, except for New York. FGL NY Insurance does business only in New York. FGL Insurance’s principal insurance regulatory authority is the Maryland Insurance Administration. State insurance departments throughout the United States also monitor FGL Insurance’s insurance operations as a licensed insurer. The New York Insurance Department regulates the operations of FGL NY Insurance, which is domiciled and licensed in New York. The Vermont Department of Banking, Insurance, Securities & Health Administration regulates the operations of the Vermont Captive that was formed in connection with the Reserve Facility. The purpose of these regulations is primarily to protect policyholders and beneficiaries and not general creditors of those insurers or creditors of HGI. Many of the laws and regulations to which FGL Insurance and FGL NY Insurance are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect their operations.

Generally, insurance products underwritten by FGL Insurance and FGL NY Insurance must be approved by the insurance regulators in each state in which they are sold. Those products are also substantially affected by federal and state tax laws. For example, changes in tax law could reduce or eliminate the tax-deferred accumulation of earnings on the deposits paid by the holders of annuities and life insurance products, which could make such products less attractive to potential purchasers. A shift away from life insurance and annuity products could reduce FGL Insurance’s and FGL NY Insurance’s income from the sale of such products, as well as the assets upon which FGL Insurance and FGL NY Insurance earn investment income. In addition, insurance products may also be subject to ERISA.

State insurance authorities have broad administrative powers over FGL Insurance and FGL NY Insurance with respect to all aspects of the insurance business including:

•	licensing to transact business;

•	licensing agents;

•	prescribing which assets and liabilities are to be considered in determining statutory surplus;

•	regulating premium rates for certain insurance products;

•	approving policy forms and certain related materials;

•	regulating unfair trade and claims practices;

•	establishing reserve requirements and solvency standards;

•	regulating the availability of reinsurance or other substitute financing solutions, the terms thereof and the ability of an insurer to take credit on its financial statements for insurance ceded to reinsurers or other substitute financing solutions;

•	fixing maximum interest rates on life insurance policy loans and minimum accumulation or surrender values; and

•	regulating the type, amounts and valuations of investments permitted and other matters.

Financial Regulation

State insurance laws and regulations require FGL Insurance and FGL NY Insurance to file reports, including financial statements, with state insurance departments in each state in which they do business, and their operations and accounts are subject to examination by those departments at any time. FGL Insurance and FGL NY Insurance prepare statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments.

NAIC has approved a series of statutory accounting principles that have been adopted, in some cases with certain modifications, by all state insurance departments. These statutory principles are subject to ongoing change and modification. For instance, the NAIC adopted, effective with the annual reporting period ending December 31, 2010, revisions to the Annual Financial Reporting Model Regulation (or the Model Audit Rule) related to auditor independence, corporate governance and internal control over financial reporting. These revisions require that insurance companies, such as FGL Insurance and FGL NY Insurance, file reports with state insurance departments regarding their assessments of internal control over financial reporting. The reports filed by FGL Insurance and FGL NY Insurance with state insurance departments did not identify any material weakness over financial reporting. Moreover, compliance with any particular regulator’s interpretation of a legal or accounting issue may not result in compliance with another regulator’s interpretation of the same issue, particularly when compliance is judged in hindsight. Any particular regulator’s interpretation of a legal or accounting issue may change over time to FGL Insurance’s and/or FGL NY Insurance’s detriment, or changes to the overall legal or market environment, even absent any change of interpretation by a particular regulator, may cause FGL Insurance and FGL NY Insurance to change their views regarding the actions they need to take from a legal risk management perspective, which could necessitate changes to FGL Insurance’s and/or FGL NY Insurance’s practices that may, in some cases, limit their ability to grow and improve profitability.

State insurance departments conduct periodic examinations of the books and records, financial reporting, policy filings, market conduct and business practices of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. State insurance departments also have the authority to conduct examinations of non-domiciliary insurers that are licensed in their states. The Maryland Insurance Administration completed a routine financial examination of FGL Insurance for the three-year period ended December 31, 2009, and found no material deficiencies or proposed any adjustments to the financial statements as filed. The New York Insurance Department is currently conducting a routine financial examination of FGL NY Insurance for the three year period ended December 31, 2010.

Dividend and Other Distribution Payment Limitations

The Maryland Insurance Code and the New York Insurance Law regulate the amount of dividends that may be paid in any year by FGL Insurance and FGL NY Insurance, respectively. Each year FGL Insurance and FGL NY Insurance may pay a certain amount of dividends or other distributions without being required to obtain the prior consent of the Maryland Insurance Administration or the NY Insurance Department, respectively. However, in order to pay any dividends or distributions (including the payment of any dividends or distributions for which prior written consent is not required), FGL Insurance and FGL NY Insurance must provide advance written notice to the Maryland Insurance Administration or the NY Insurance Department, respectively. Upon receipt of such notice, the Maryland Insurance Administration or the NY Insurance Department may impose restrictions or prohibit the payment of such dividends or other distributions based on their assessment of various factors, including the statutory surplus levels and RBC ratios of FGL Insurance and FGL NY Insurance, respectively.

Without first obtaining the prior written approval of the Maryland Insurance Administration, FGL Insurance may not pay dividends or make other distributions, if such payments, together with all other such payments within the preceding twelve months, exceed the lesser of (i) 10% of FGL Insurance’s statutory surplus as regards policyholders as of December 31 of the preceding year; or (ii) the net gain from operations of FGL Insurance (excluding realized capital gains for the 12-month period ending December 31 of the preceding year and pro rata distributions made on any class of FGL Insurance’s own securities). In addition, dividends may be paid only out of statutory surplus. FGL Insurance’s statutory net gain from operations as of December 31, 2010 was $295.1 million and its statutory surplus as of December 31, 2010 was $902.1 million. On December 20, 2010, FGL Insurance paid a dividend to OM Group in the amount of $59 million with respect to its 2009 results. Based on its 2010 fiscal year results, FGL Insurance may be able to declare an ordinary dividend up to $31.2 million through December 20, 2011 (taking into account the December 20, 2010 dividend payment of $59 million). In addition, between December 21, 2011 and December 31, 2011,

FGL Insurance may be able to declare an additional ordinary dividend in the amount of 2011 eligible dividends ($90.2 million) less any dividends paid in the previous twelve months. For example, if the company pays a dividend of $31.2 million on or before December 20, 2011, it may declare an additional dividend of $59 million between December 21, 2011 and December 31, 2011. The foregoing discussion of dividends that may be paid by FGL Insurance is included for illustrative purposes only. Any payment of dividends by FGL Insurance is subject to the regulatory restrictions described above and the approval of such payment by the board of directors of FGL Insurance, which must consider various factors, including general economic and business conditions, tax considerations, FGL Insurance’s strategic plans, financial results and condition, FGL Insurance’s expansion plans, any contractual, legal or regulatory restrictions on the payment of dividends, and such other factors the board of directors of FGL Insurance considers relevant.

Without first obtaining the prior written approval of the NY Insurance Department, FGL NY Insurance may not pay dividends and make other distributions, if such payments, together with all other such payments within the preceding twelve months, exceed the lesser of (i) 10% percent of its statutory surplus to policyholders as of the immediately preceding calendar year; or (ii) its net gain from operations for the immediately preceding calendar year, not including realized capital gains. In addition, dividends may be paid only out of earned statutory surplus. FGL NY Insurance’s statutory net gain from operations as of December 31, 2010 was $3.6 million and its statutory capital and surplus were $41.9 million. FGL NY Insurance did not declare or pay any dividends in its fiscal year 2010.

Surplus and Capital

FGL Insurance and FGL NY Insurance are subject to the supervision of the regulators in which they are licensed to transact business. Regulators have discretionary authority in connection with the continuing licensing of these entities to limit or prohibit sales to policyholders if, in their judgment, the regulators determine that such entities have not maintained the minimum surplus or capital or that the further transaction of business will be hazardous to policyholders.

Risk-Based Capital

In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement RBC requirements for life, health and property and casualty insurance companies. All states have adopted the NAIC’s model law or a substantially similar law. The RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk, (iv) market risk and (v) business risk. In general, RBC is calculated by applying factors to various asset, premium, claim, expense and reserve items, taking into account the risk characteristics of the insurer. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. The RBC formula is used as an early warning regulatory tool to identify possible inadequately capitalized insurers for purposes of initiating regulatory action, and not as a means to rank insurers generally. Insurers that have less statutory capital than the RBC calculation requires are considered to have inadequate capital and are subject to varying degrees of regulatory action depending upon the level of capital inadequacy. As of the most recent annual statutory financial statement filled with insurance regulators on February 28, 2011, the RBC ratios for each of FGL Insurance and FGL NY Insurance each exceeded the minimum RBC requirements.

Insurance Regulatory Information System Tests

The NAIC has developed a set of financial relationships or tests known as the Insurance Regulatory Information System (“IRIS”) to assist state regulators in monitoring the financial condition of U.S. insurance companies and identifying companies that require special attention or action by insurance regulatory authorities. Insurance companies generally submit data annually to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges.” Generally, regulators will begin to investigate or monitor an insurance company if its ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue. Neither FGL Insurance nor FGL NY Insurance is currently subject to regulatory restrictions based on these ratios.

Insurance Reserves

State insurance laws require insurers to analyze the adequacy of reserves annually. The respective appointed independent actuaries for FGL Insurance and FGL NY Insurance must each submit an opinion that their respective reserves, when considered in light of the respective assets FGL Insurance and FGL NY Insurance hold with respect to those reserves, make adequate provision for the contractual obligations and related expenses of FGL Insurance and FGL NY Insurance. FGL Insurance and FGL NY Insurance have filed all of the required opinions with the insurance departments in the states in which they do business.

Credit for Reinsurance Regulation

States regulate the extent to which insurers are permitted to take credit on their financial statements for the financial obligations that the insurers cede to reinsurers. Where an insurer cedes obligations to a reinsurer which is neither licensed nor accredited by the state insurance department, the ceding insurer is not permitted to take such financial statement credit unless the unlicensed or unaccredited reinsurer secures the liabilities it will owe under the reinsurance contract. Under the laws regulating credit for reinsurance, the permissible means of securing such liabilities are (i) the establishment of a trust account by the reinsurer in a qualified U.S. financial institution, such as a member of the Federal Reserve, with the ceding insurer as the exclusive beneficiary of such trust account with the unconditional right to demand, without notice to the reinsurer, that the trustee pay over to it the assets in the trust account equal to the liabilities owed by the reinsurer; (ii) the posting of an unconditional and irrevocable letter of credit by a qualified U.S. financial institution in favor of the ceding company allowing the ceding company to draw upon the letter of credit up to the amount of the unpaid liabilities of the reinsurer; and (iii) a “funds withheld” arrangement by which the ceding company withholds transfer to the reinsurer of the reserves which support the liabilities to be owed by the reinsurer, with the ceding insurer retaining title to and exclusive control over such reserves. Both FGL Insurance and FGL NY Insurance are subject to such credit for reinsurance rules in Maryland and New York, respectively, insofar as they enter into any reinsurance contracts with reinsurers which are neither licensed nor accredited in Maryland and New York.

Insurance Holding Company Regulation

As the indirect parent companies of FGL Insurance and FGL NY Insurance, HGI and Harbinger F&G are subject to the insurance holding company laws in Maryland and New York. These laws generally require each insurance company directly or indirectly owned by the holding company to register with the insurance department in the insurance company’s state of domicile and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all transactions affecting the insurers in the holding company system must be fair and reasonable and, if material, require prior notice and approval or non-disapproval by its domiciliary insurance regulator.

Most states, including Maryland and New York, have insurance laws that require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s holding company. Such laws prevent any person from acquiring control, directly or indirectly, of HGI, Harbinger F&G, FGL Insurance or FGL NY Insurance unless that person has filed a statement with specified information with the insurance regulators and has obtained their prior approval. Under most states’ statutes, including those of Maryland and New York, acquiring 10% or more of the voting stock of an insurance company or its parent company is presumptively considered a change of control, although such presumption may be rebutted. Accordingly, any person who acquires 10% or more of the voting securities of HGI, Harbinger F&G, FGL Insurance or FGL NY Insurance without the prior approval of the insurance regulators of Maryland and New York will be in violation of those states’ laws and may be subject to injunctive action requiring the disposition or seizure of those securities by the relevant insurance regulator or prohibiting the voting of those securities and to other actions determined by the relevant insurance regulator.

In connection with the Fidelity & Guaranty Acquisition, Harbinger F&G made filings with the Maryland Insurance Administration and the New York Insurance Department for approval to acquire control over FGL NY Insurance. On March 31, 2011, the Maryland Insurance Administration approved Harbinger F&G’s application to acquire control over FGL Insurance. On April 1, 2011, the New York Insurance Department approved Harbinger F&G’s application to acquire control over FGL NY Insurance.

Insurance Guaranty Association Assessments

Each state has insurance guaranty association laws under which member insurers doing business in the state may be assessed by state insurance guaranty associations for certain obligations of insolvent or rehabilitated insurance companies to policyholders and claimants. Typically, states assess each member insurer in an amount related to the member insurer’s proportionate share of the business written by all member insurers in the state. Although no prediction can be made as to the amount and timing of any future assessments under these laws, FGL Insurance and FGL NY Insurance have established reserves that they believe are adequate for assessments relating to insurance companies that are currently subject to insolvency proceedings.

Market Conduct Regulation

State insurance laws and regulations include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, illustrations, advertising, sales and complaint process practices. State regulatory authorities generally enforce these provisions through periodic market conduct examinations. In addition, FGL Insurance and FGL NY Insurance must file, and in many jurisdictions and for some lines of business obtain regulatory approval for, rates and forms relating to the insurance written in the jurisdictions in which they operate. FGL Insurance is currently the subject of nine ongoing market conduct examinations in various states, including a review by the New York State Insurance Department related to the possible unauthorized sale of insurance by FGL Insurance within the State of New York. Market conduct examinations can result in monetary fines or remediation and generally require FGL Insurance to devote significant resources to the management of such examinations. FGL Insurance does not believe that any of the current market conduct examinations it is subject to will result in any fines or remediation orders that will be material to its business.

Regulation of Investments

FGL Insurance and FGL NY Insurance are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain asset categories, such as below investment grade fixed income securities, equity real estate, other equity investments, and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments. We believe that the investment portfolios of FGL Insurance and FGL NY Insurance as of March 31, 2011 complied in all material respects with such regulations.

Privacy Regulation

F&G Holdings’ operations are subject to certain federal and state laws and regulations that require financial institutions and other businesses to protect the security and confidentiality of personal information, including health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of health-related and customer information and their practices relating to protecting the security and confidentiality of such information. These laws and regulations require notice to affected individuals, law enforcement agencies, regulators and others if there is a breach of the security of certain personal information, including social security numbers, and require holders of certain personal information to protect the security of the data. F&G Holdings’ operations are also subject to certain federal regulations that require financial institutions and creditors to implement effective programs to detect, prevent and mitigate identity theft. In addition, F&G Holdings’ ability to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers or uses of certain personal information, including consumer report information, is regulated. Federal and state governments and regulatory bodies may be expected to consider additional or more detailed regulation regarding these subjects and the privacy and security of personal information.

Fixed Indexed Annuities

In recent years, the SEC had questioned whether fixed indexed annuities, such as those sold by FGL Insurance and FGL NY Insurance, should be treated as securities under the federal securities laws rather than as insurance products exempted from such laws. Treatment of these products as securities would require additional registration and licensing of these products and the agents selling them, as well as cause FGL Insurance and FGL NY Insurance to seek additional marketing relationships for these products. On December 17, 2008, the SEC voted to approve Rule 151A under the Securities Act of 1933, as amended (“Rule 151A”), and apply federal securities oversight to fixed index annuities issued on or after January 12, 2011. On July 12, 2010, however, the District of Columbia Circuit Court of Appeals vacated Rule 151A. In addition, under the Dodd-Frank Act, annuities that meet specific requirements, including requirements relating to certain state suitability rules, are specifically exempted from being treated as securities by the SEC. FGL Insurance and FGL NY Insurance expect that the types of fixed indexed annuities they sell will meet these requirements and therefore are exempt from being treated as securities by the SEC. It is possible that state insurance laws and regulations will be amended to impose further requirements on fixed indexed annuities.

The Dodd-Frank Act

The Dodd-Frank Act makes sweeping changes to the regulation of financial services entities, products and markets. Certain provisions of the Dodd-Frank Act are or may become applicable to F&G Holdings, its competitors or those entities with which F&G Holdings does business. These changes include the establishment of federal regulatory authority over derivatives, the establishment of consolidated federal regulation and resolution authority over systemically important financial services firms, the establishment of the Federal Insurance Office, changes to the regulation of broker dealers and investment advisors, the implementation of an exemption of FIAs from SEC regulation if certain suitability practices are implemented as noted above, changes to the regulation of reinsurance, changes to regulations affecting the rights of shareholders, the imposition of additional regulation over credit rating agencies, and the imposition of concentration limits on financial institutions that restrict the amount of credit that may be extended to a single person or entity. Numerous provisions of the Dodd-Frank Act require the adoption of implementing rules and/or regulations. In addition, the Dodd-Frank Act mandates multiple studies, which could result in additional legislation or regulation applicable to the insurance industry, F&G Holdings, its competitors or the entities with which F&G Holdings does business. Legislative or regulatory requirements imposed by or promulgated in connection with the Dodd-Frank Act may impact F&G Holdings in many ways, including but not limited to: placing F&G Holdings at a competitive disadvantage relative to its competition or other financial services entities, changing the competitive landscape of the financial services sector and/or the insurance industry, making it more expensive for F&G Holdings to conduct its business, requiring the reallocation of significant company resources to government affairs, legal and compliance-related activities, or otherwise have a material adverse effect on the overall business climate as well as F&G Holdings’ financial condition and results of operations.

Until various studies are completed and final regulations are promulgated pursuant to the Dodd-Frank Act, the full impact of the Dodd-Frank Act on investments, investment activities and insurance and annuity products of FGL Insurance and FGL NY Insurance remain unclear.

Front Street

Front Street is a Bermuda company that was formed in March 2010 to act as a long-term reinsurer and to provide reinsurance to the specialty insurance sectors of fixed, deferred and payout annuities. Front Street intends to enter into long-term reinsurance transactions with insurance companies, existing reinsurers, and pension arrangements, and may also pursue acquisitions in the same sector. To date, Front Street has not entered into any reinsurance contracts, and may not do so until it is capitalized according to its business plan, which was approved by the Bermuda Monetary Authority in March 2010.

Front Street intends to focus on life reinsurance products including:

•	reinsurance solutions that improve the financial position of Front Street’s clients by increasing their capital base and reducing leverage ratios through the assumption of reserves; and

•	providing clients with exit strategies for discontinued lines, closed blocks in run-off, or lines not providing a good fit for a company’s growth strategies. With Front Street’s ability to manage these contracts, its clients will be able to concentrate their efforts and resources on core strategies.

As contemplated by the terms of the F&G Stock Purchase Agreement, on May 19, 2011, the Special Committee of the Board of the Company, comprised of independent directors under the rules of the NYSE, unanimously recommended to the Board for approval (i) the Reinsurance Agreement to be entered into by Front Street and FGL Insurance, pursuant to which Front Street would reinsure up to $3 billion of insurance obligations under annuity contracts of FGL and (ii) the Investment Management Agreement to be entered into by Front Street and HCP, an affiliate of the Harbinger Parties, pursuant to which HCP would be appointed as the investment manager of up to $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets will be deposited in a reinsurance trust account for the benefit of FGL Insurance pursuant to the Trust Agreement. On May 19, 2011, the Board approved the Front Street Reinsurance Transaction.

The Reinsurance Agreement and the Trust Agreement and the transactions contemplated thereby are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration. The F&G Stock Purchase Agreement provides for up to a $50 million post-closing reduction in purchase price for the Fidelity & Guaranty Acquisition if, among other things, the Front Street reinsurance transaction is not approved by the Maryland Insurance Administration or is approved subject to certain restrictions or conditions, including if HCP is not allowed to be appointed as the investment manager for $1 billion of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement. See “The Fidelity & Guaranty Acquisition — The Front Street Reinsurance Transaction.”

CERTAIN CORPORATE GOVERNANCE MATTERS

Controlled Company

The board of directors has determined that HGI is a “controlled company” for the purposes of Section 303A of the NYSE rules, as the Harbinger Parties control more than 50% of HGI’s voting power. A controlled company may elect not to comply with certain NYSE rules, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that a nominating/corporate governance committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) the requirement that a compensation committee be in place that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We currently avail ourselves of the “controlled company” exceptions. The board of directors has determined that it is appropriate not to have a nominating/corporate governance because of our relatively limited number of directors, our limited number of senior executives and our status as a “controlled company” under applicable NYSE rules. While our compensation committee is composed entirely of independent directors and has a charter addressing the committee’s purpose and responsibilities, we still avail ourselves of the “controlled company” exceptions and are not obligated to comply with the NYSE Rules governing compensation committees.

Director Independence

The board of directors has determined that Messrs. Chan, Hudgins and Leffler are independent directors under the NYSE rules. Under the NYSE rules, no director qualifies as independent unless the board of directors affirmatively determines that the director has no material relationship with HGI. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, the board of directors has determined that each of the independent directors named above has no material relationship with HGI, nor has any such person entered into any material transactions or arrangements with HGI or its subsidiaries, either directly or as a partner, stockholder or officer of an organization that has a relationship with HGI, and is therefore independent under the NYSE rules.

As provided for under the NYSE rules, the board of directors has adopted categorical standards or guidelines to assist the board of directors in making its independence determinations with respect to each director. Under the NYSE rules, immaterial relationships that fall within the guidelines are not required to be disclosed in this prospectus.

MANAGEMENT

The following table sets forth as of July 11, 2011, the name, age and position of our directors and officers.

Name	Age	Position

Philip A. Falcone	48	Chairman of the Board and Chief Executive Officer
Francis T. McCarron	54	Executive Vice President and Chief Financial Officer
Richard H. Hagerup	58	Interim Chief Accounting Officer
Omar M. Asali	40	Acting President and Director
Lap Wai Chan	44	Director
Keith M. Hladek	35	Director
Thomas Hudgins	71	Director
Robert V. Leffler, Jr.	65	Director
David Maura	38	Director
Robin Roger	54	Director

Philip A. Falcone, age 48, has served as a director, Chairman of the Board and Chief Executive Officer of HGI since July 2009. He is Chief Investment Officer and Chief Executive Officer of Harbinger Capital, an affiliate of HGI, is Chief Investment Officer of the Harbinger Parties and other Harbinger Capital affiliates and is Chairman of the Board, President and Chief Executive Officer of Zap.Com Corporation (“Zap.Com”). Mr. Falcone co-founded the Master Fund and has been its Chief Investment Officer since 2001. Mr. Falcone has over two decades of experience in leveraged finance, distressed debt and special situations. Prior to joining the predecessor of Harbinger Capital, Mr. Falcone served as Head of High Yield Trading for Barclays Capital. None of the companies Mr. Falcone worked with before co-founding the Master Fund is an affiliate of HGI.

Francis T. McCarron, age 54, has been the Executive Vice President and Chief Financial Officer of HGI since December 2009. Mr. McCarron also serves as the Executive Vice President and Chief Financial Officer of Zap.Com, a position he has held since December 2009. From 2001 to 2007, Mr. McCarron was the Chief Financial Officer of Triarc Companies, Inc. (“Triarc”), which was renamed Wendy’s/Arby’s Group, Inc. in 2008. During 2008, Mr. McCarron was a consultant for Triarc. During the time of Mr. McCarron’s employment, Triarc was a holding company that, through its principal subsidiary, Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc (now Wendy/Arby’s Group, Inc.) is not an affiliate of HGI.

Richard H. Hagerup, age 58, has been the Interim Chief Accounting Officer of HGI since December 2010. Mr. Hagerup also serves as Interim Chief Accounting Officer of Zap.Com, a position he has held since December 2010. Prior to being appointed as Interim Chief Accounting Officer of HGI, Mr. Hagerup served as HGI’s contract controller, a position he held from January 2010. From April 1980 to April 2008, Mr. Hagerup held various accounting and financial reporting positions with Triarc and its affiliates, last serving as Controller of Triarc. During the time of Mr. Hagerup’s employment, Triarc was a holding company that, through its principal subsidiary Arby’s Restaurant Group, Inc., was the franchisor of the Arby’s restaurant system. Triarc (now Wendy/Arby’s Group, Inc.) is not an affiliate of HGI.

Omar M. Asali, 40, has served as a director of HGI since May 12, 2011 and the Acting President of HGI effective June 30, 2011. Mr. Asali is a Managing Director and Head of Global Strategy for Harbinger Capital Partners. He is responsible for global portfolio strategy, risk management and portfolio analytics. Prior to joining Harbinger Capital Partners in 2009, Mr. Asali was the co-head of Goldman Sachs Hedge Fund Strategies (“HFS”) where he helped to manage capital allocated to external managers. Mr. Asali also served as co-chair of the Investment Committee at HFS. Before joining HFS in 2003, Mr. Asali worked in Goldman Sachs’ Investment Banking Division, providing M&A and strategic advisory services to clients in the High Technology Group. Prior to joining Goldman Sachs, Mr. Asali worked at Capital Guidance, a boutique private equity firm. Mr. Asali began his career as a C.P.A., working for a public accounting firm. Mr. Asali is also a director of Spectrum Brands Holdings. Mr. Asali received a B.S. in Accounting from Virginia Tech and an M.B.A. from Columbia Business School.

Lap Wai Chan, age 44, has served as a director of HGI since October 2009. From September 2009 to September 2010 he was a consultant to MatlinPatterson Global Advisors (“MatlinPatterson”), a private equity firm focused on distressed control investments across a range of industries. From July 2002 to September 2009, Mr. Chan was a Managing Partner at MatlinPatterson. Prior to that, Mr. Chan was a Managing Director at Credit Suisse First Boston H.K. Ltd. (“Credit Suisse”). From March 2003 to December 2007, Mr. Chan served on the board of directors of Polymer Group, Inc. MatlinPatterson, Credit Suisse and Polymer Group, Inc. are not affiliates of HGI.

Keith M. Hladek, age 35, has served as a director of HGI since October 2009. Mr. Hladek is also a director of Zap.Com. He is Chief Financial Officer and Co-Chief Operating Officer of Harbinger Capital, an affiliate of HGI. Mr. Hladek is responsible for all accounting and operations of Harbinger Capital (including the Harbinger Parties and their management companies), including portfolio accounting, valuation, settlement, custody, and administration of investments. Prior to joining Harbinger Capital in 2009, Mr. Hladek was Controller at Silver Point Capital, L.P., a distressed debt and credit-focused private investment firm, where he was responsible for accounting, operations and valuation for various funds and related financing vehicles. None of the companies Mr. Hladek worked with before joining Harbinger Capital is an affiliate of HGI. Mr. Hladek is a Certified Public Accountant in New York.

Thomas Hudgins, age 71, has served as a director of HGI since October 2009. He is a retired partner of Ernst & Young LLP (“E&Y”). From 1993 to 1998, he served as E&Y’s Managing Partner of its New York office with over 1,200 audit and tax professionals and staff personnel. During his tenure at E&Y, Mr. Hudgins was the coordinating partner for a number of multinational companies, including American Express Company, American Standard Inc., Textron Inc., MacAndrews & Forbes Holdings Inc., and Morgan Stanley, as well as various mid-market and leveraged buy-out companies. As coordinating partner, he had the lead responsibility for the world-wide delivery of audit, tax and management consulting services to these clients. Mr. Hudgins also served on E&Y’s international executive committee for its global financial services practice. Mr. Hudgins previously served on the board of directors and as a member of various committees of Foamex International Inc., Aurora Foods, Inc. and RHI Entertainment, Inc. E&Y, RHI Entertainment Inc., Foamex International Inc. and Aurora Foods, Inc. are not affiliates of HGI.

Robert V. Leffler, Jr., age 65, has served as a director of HGI since May 1995. Mr. Leffler has been a member of the audit committee from 1995 to the present and has been compensation committee chairman from 1998 to the present. Mr. Leffler owns The Leffler Agency, Inc., a full service advertising agency founded in 1984. The firm specializes in the areas of sports/entertainment and media. Headquartered in Baltimore, the agency also has offices in Tampa and Providence. It operates in 20 US markets. Leffler Agency also has a subsidiary media buying service, Media Moguls, LLC, which specializes in mass retail media buying. The Leffler Agency and Media Moguls, LLC are not affiliates of HGI.

David Maura, 38, has served as a director of HGI since May 12, 2011, as the Chairman of Spectrum Brands Holdings since June 2011 and as the interim Chairman of the board of directors of Spectrum Brands Holdings, and as one of its directors, since June 2010. Mr. Maura is also a Vice President and Director of Investments of Harbinger Capital. He is responsible for investments in consumer products, agriculture and retail sectors. Prior to joining Harbinger Capital in 2006, Mr. Maura was a Managing Director and Senior Research Analyst at First Albany Capital, where he focused on distressed debt and special situations, primarily in the consumer products and retail sectors. Prior to First Albany, Mr. Maura was a Director and Senior High Yield Research Analyst in Global High Yield Research at Merrill Lynch & Co. Mr. Maura was a Vice President and Senior Analyst in the High Yield Group at Wachovia Securities, where he covered various consumer product, service and retail companies. Mr. Maura began his career at ZPR Investment Management as a Financial Analyst. During the past five years, Mr. Maura has served on the board of directors of Russell Hobbs (formerly Salton, Inc.) and Applica Incorporated. Mr. Maura received a B.S. in Business Administration from Stetson University and is a CFA charterholder.

Robin Roger, 54, has served as a director of HGI since May 12, 2011, and as a director for Spectrum Brands Inc. since June 2010. Ms. Roger is a Managing Director, General Counsel Co-Chief Operating Officer and Chief Compliance Officer of Harbinger Capital. Prior to joining Harbinger Capital in 2009, Ms. Roger was General Counsel at Duff Capital Advisors, a multi-strategy investment advisor. She previously served as General Counsel to Jane Street Capital, a proprietary trading firm, and Moore Capital Management. Ms. Roger worked at Morgan Stanley from 1989 to 2006. While there, she headed the equity sales and trading legal practice group and served as General Counsel of the Institutional Securities Division (which encompassed the investment banking as well as sales and trading activities of the firm), and performed other roles at the corporate level. She received a B.A. from Yale College and a J.D. from Harvard Law School.

EXECUTIVE COMPENSATION

After December 31, 2010, we changed our fiscal year end for financial reporting purposes to September 30. The description of our executive compensation is based on the years ending December 31, 2010, 2009 and 2008.

Summary Compensation Table

The following table discloses compensation for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 received by (i) Philip A. Falcone, our Chairman of the Board and Chief Executive Officer, (ii) Francis T. McCarron, our Executive Vice President and Chief Financial Officer, who was appointed in December 2009 and (iii) Leonard DiSalvo, our Vice President — Finance until May 31, 2010. Mr. Falcone also served as our President during 2010. These individuals are also referred to in this prospectus as our “named executive officers.”

									Non-Qualified
								Non-Equity	Deferred
						Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary		Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Principal Position	Year	($)		($)		($)	($)	($)	($)(1)	($)		($)

Philip A. Falcone,	2010	—	(2)	—		—	—	—	—	—		—
Chairman of the	2009	—	(2)	—		—	—	—	—	—		—
Board and Chief Executive Officer
Francis T. McCarron,	2010	500,000		1,250,000	(3)	—	—	—	—	9,800	(4)	1,759,800
Executive Vice	2009	15,070		—		—	329,361 (5)	—	—	—		344,431
President and Chief Financial Officer
Leonard DiSalvo,	2010	111,557	(6)	—	(7)	—	—	—	—	192,939	(8)	304,496
Former Vice	2009	245,000		63,000		—	—	—	30,495	9,800	(4)	348,295
President — Finance	2008	230,936		65,769		—	—	—	3,470	9,200	(4)	309,375

(1)	The HGI Pension Plan (the “Pension Plan”) was frozen in 2005; accordingly, the amount of future pension benefits an employee will receive is fixed. Disclosed changes in pension value are caused by actuarial related changes in the present value of the named executive officer’s accumulated benefit. Actuarial assumptions such as age and the selected discount rate will cause an annual change in the actuarial pension value of an employee’s benefit but does not result in any change in the actual amount of future benefits an employee will receive.

(2)	Mr. Falcone is an employee of an affiliate of the Harbinger Parties and he does not receive any compensation for his services as our Chairman of the Board and Chief Executive Officer.

(3)	Pursuant to Mr. McCarron’s employment agreement, he was guaranteed a minimum bonus amount of $500,000 for 2010. In 2011, the Board set Mr. McCarron’s cash bonus amount for 2010 at $1,250,000.

(4)	Amounts represent HGI’s matching contribution under HGI’s 401(k) plan.

(5)	In 2009, stock options were granted with a grant date fair value of $2.63 with the following assumptions used in the determination of fair value using the Black-Scholes option pricing model: expected option term of six years, volatility of 32.6%, risk-free interest rate of 3.1% and no assumed dividend yield. No stock options were granted in 2008 or 2010.

(6)	Excludes any compensation paid to Mr. DiSalvo for consulting services he performed after his employment terminated on May 31, 2010.

(7)	For 2010, Mr. DiSalvo earned a bonus of $34,453, which was computed at a rate of 125% of his 2009 bonus. Pursuant to his severance agreement, in lieu of receiving this bonus, Mr. DiSalvo received a lump-sum severance payment of $184,453 (included as “All Other Compensation” in this table).

(8)	Amount consists of $184,453 in severance payments and $8,486 for HGI’s matching contribution under HGI’s 401(k) plan.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards								Stock Awards
Equity
Incentive
Plan
											Equity	Awards:
					Equity						Incentive	Market or
					Incentive						Plan	Payout
					Plan						Awards:	Value of
					Awards:					Market	Number of	Unearned
	Number of		Number of		Number of				Number of	Value of	Shares,	Shares,
	Securities		Securities		Securities				Shares or	Shares or	Units or	Units or
	Underlying		Underlying		Underlying				Units of	Units of	Other	Other
	Unexercised		Unexercised		Unexercised	Option			Stock That	Stock That	Rights	Rights That
	Options		Options		Unearned	Exercise	Option		Have Not	Have Not	That Have	Have Not
	(#)		(#)		Options	Price	Expiration		Vested	Vested	Not Vested	Vested
Name	Exercisable		Unexercisable		(#)	($)(1)	Date		(#)	($)	(#)	($)

Philip A. Falcone	—		—		—	—	—		—	—	—	—
Francis T. McCarron	41,667	(2)	83,333	(3)	—	7.01	12/23/2019		—	—	—	—
Leonard DiSalvo	100,000	(4)	—		—	2.775	11/30/2011	(5)	—	—	—	—
	160,000	(4)	—		—	6.813	12/8/2013	(5)	—	—	—	—

(1)	The exercise price of all equity awards is equal to the fair market value (closing trading price of our common stock) on the date of grant.

(2)	On December 24, 2010, options for 41,667 shares of common stock became exercisable.

(3)	On December 24, 2011, if Mr. McCarron continues to be employed as our Executive Vice President and Chief Financial Officer, options for 41,667 shares of common stock will become exercisable. On December 24, 2012, if Mr. McCarron continues to be employed as our Executive Vice President and Chief Financial Officer, options for 41,666 shares of common stock will become exercisable.

(4)	Amounts are fully vested as of the date of this prospectus.

(5)	Pursuant to Mr. DiSalvo’s retention and consulting agreement, his termination of employment on May 31, 2010 was, solely with respect to his options, deemed to be effective August 31, 2010.

Determination of Compensation

During 2010, we did not have a compensation committee because of the limited number of our senior executives and our status as a “controlled company” under applicable NYSE rules. Instead, the entire Board of Directors was responsible for determining compensation for our directors and executive officers. The Board of Directors may delegate the authority to recommend the amount or form of executive or director compensation to individual directors or executive officers, but the authority to approve the compensation rests with the entire Board of Directors. During the year ended December 31, 2010, the Board of Directors did not retain compensation consultants to determine or recommend the amount or form of executive or director compensation, but it may do so in the future if it deems it appropriate.

Elements of Post-Termination Compensation and Benefits

Pension Plan.  Benefits under our Pension Plan are based on employees’ years of service and compensation level. All of the costs of this plan are borne by us. The plan’s participants are 100% vested in the accrued benefit after five years of service.

In 2005, our Board of Directors authorized a freeze of the Pension Plan in accordance with ERISA rules and regulations so that new employees, after January 15, 2006, are not eligible to participate in the Pension Plan and further benefits no longer accrue for existing participants. Of our named executive officers, only Leonard DiSalvo was eligible to participate in this plan and he no longer accrues additional benefits.

401(k) Plan.  We maintain a 401(k) plan in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. We make discretionary matching contributions of up to 4% of eligible compensation. Mr. Falcone does not participate in our 401(k) plan. Mr. McCarron was not eligible to participate in our 401(k) plan in 2009. Our match for Mr. McCarron was $9,800 in 2010 and our match for Mr. DiSalvo was $9,800 in 2009 and $8,486 in 2010.

Senior Executive Health Plan.  During the second quarter of 2006, the Board of Directors established the HGI Corporation Senior Executive Retiree Health Care Benefit Plan to provide health and medical benefits for certain of our former senior executive officers. These health insurance benefits are consistent with HGI’s existing benefits available to employees. Participation of individuals in this plan is determined by the Board of Directors. There are no current participants in this plan, although the Board of Directors may permit our current executive officers to participate following their retirement.

Deferred Compensation Arrangements.  We do not currently have any deferred compensation arrangements or plans.

Employment Agreements with Named Executive Officers; Payments upon Termination and Change in Control

Philip A. Falcone, our Chief Executive Officer and Francis T. McCarron, our Executive Vice President and Chief Financial Officer, are employees at will. Mr. Falcone was not or is not a party to an employment agreement with HGI. We have an employment agreement with Mr. McCarron. We have a consulting agreement with Leonard DiSalvo, our former Vice President — Finance. We also have indemnification agreements with Messrs. Falcone, McCarron and DiSalvo, pursuant to which we agreed to indemnify them to the fullest extent of the law.

Other than the termination payments payable to Messrs. McCarron and DiSalvo as described below, we are not obligated to make any payments or provide any benefits to our named executive officers upon the termination of employment, a change of control of HGI, or a change in the named executive officer’s responsibilities following a change of control.

Employment Agreement with Francis T. McCarron

Pursuant to our employment agreement with Mr. McCarron, dated as of December 24, 2009, Mr. McCarron’s annual base salary is $500,000 and, beginning January 1, 2010, he is eligible to earn an annual cash bonus targeted at 300% of his base salary upon the attainment of certain reasonable performance objectives to be set by, and in the sole discretion of, our Board or the Compensation Committee of the Board, in consultation with Mr. McCarron. For 2010, Mr. McCarron was guaranteed a minimum annual bonus of $500,000. In 2011, the Board set Mr. McCarron’s 2010 cash bonus amount at $1,250,000.

Pursuant to his employment agreement, Mr. McCarron was granted an initial non-qualified option to purchase 125,000 shares of our common stock (the “Initial Option”) pursuant to our Amended and Restated 1996 Long-Term Incentive Plan. The Initial Option will vest in three substantially equal annual installments, subject to Mr. McCarron’s continued employment on each annual vesting date, and has an exercise price equal to the fair market value of a share of common stock on the date of grant. For years beginning on or after January 1, 2011, Mr. McCarron will be eligible to receive an additional annual option or similar equity grant having a fair value targeted at between 25% and 50% of Mr. McCarron’s total annual compensation for the immediately preceding year, subject to the sole discretion of our Board of Directors (including the discretion to grant awards higher than the targeted amount).

If Mr. McCarron’s employment is terminated for any reason, he is entitled to his salary through his final date of active employment plus any accrued but unused vacation pay. He is also entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or required under the terms of HGI’s plans described above.

If Mr. McCarron’s employment is terminated by us without cause, or by him for Good Reason, as defined below, at any time after December 31, 2010, Mr. McCarron will be entitled to the continuation of his base salary for three months following such termination and full vesting of his Initial Option.

“Good Reason” means the occurrence of any of the following events without either Mr. McCarron’s express prior written consent or full cure by us within 30 days: (i) any material diminution in Mr. McCarron’s title, responsibilities or authorities, (ii) the assignment to him of duties that are materially inconsistent with his duties as the principal financial officer of HGI; (iii) any change in the reporting structure so that he reports to any person or entity other than Chief Executive Officer and/or the Board; (iv) the relocation of Mr. McCarron’s principal office, or principal place of employment, to a location that is outside the borough of Manhattan, New York; (v) a breach by HGI of any material terms of Mr. McCarron’s employment agreement; or (vi) any failure of HGI to obtain the assumption (in writing or by operation of law) of our obligations under his employment agreement by any successor to all or substantially all of our business or assets upon consummation of any merger, consolidation, sale, liquidation, dissolution or similar transaction.

Retention and Consulting Agreement with Leonard DiSalvo

On January 22, 2010, we entered into a Retention and Consulting Agreement with Mr. DiSalvo pursuant to which Mr. DiSalvo continued to be employed by HGI through May 31, 2010, and was then entitled to the following retention payments: (i) a lump sum payment equal to $150,000; (ii) a pro-rated bonus for 2010 equal to $34,453; and (iii) three months of outplacement services.

Since June 1, 2010, Mr. DiSalvo has been providing certain consulting services to HGI. For each full month of service, Mr. DiSalvo is compensated $21,233.33, a rate equal to 1/12th of his annual base salary at the rate in effect on the date his employment terminated. In addition, Mr. DiSalvo had the right to (but did not) elect health care continuation coverage under COBRA and we would have paid his COBRA premiums during the consulting period at the same rate we pay health insurance premiums for our active employees. The consulting services continue for 12 months, except that Mr. DiSalvo may terminate the consulting period at any time upon 30 days’ prior written notice to us and we may terminate the consulting period at any time for cause. Mr. DiSalvo’s entitlement to the payments was also subject to his execution of a release in a form reasonably acceptable to us, which he executed in May 2010.

Mr. DiSalvo’s stock options continue to be subject to the terms of our 1996 Long-Term Incentive Plan, except that for purposes of these options, Mr. DiSalvo’s employment was deemed to terminate on August 31, 2010.

Director Compensation

The following table shows for the fiscal year 2010 certain information with respect to the compensation of the current directors of HGI, excluding Philip A. Falcone, whose compensation is disclosed in the Summary Compensation Table above.

	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Cash($)(1)	($)	($)	($)	Earnings	($)	($)

Lap W. Chan	239,321 (2)	—	—	—	—	—	239,321
Lawrence M. Clark, Jr.	—	—	—	—	—	—	—
Keith M. Hladek	—	—	—	—	—	—	—
Thomas Hudgins	156,429 (3)	—	—	—	—	—	156,429
Peter Jenson	—	—	—	—	—	—	—
Robert V. Leffler	143,429 (3)	—	—	—	—	—	143,429

(1)	During 2010, directors who were not employees of HGI or of the Harbinger Parties (or an affiliate) were paid an annual retainer of $35,000 (on a quarterly basis), plus $1,000 per meeting for each standing committee of the Board of Directors on which a director served or $2,000 per meeting for each standing committee of the Board of Directors of which a director was Chairman. Those directors who also are employees of HGI or of the Harbinger Parties (or an affiliate) do not receive any compensation for their services as directors.

(2)	In 2010, the Board of Directors formed a special committee to consider certain proposed acquisitions (the “Special Committee”). Mr. Chan acted as Chairman of the Special Committee and for this service, was paid a fee of $25,000 per calendar month during which the Special Committee was in existence, and a fee of $1,500 per meeting.

(3)	For service on the Special Committee, Messrs. Hudgins and Leffler were paid a fee of $10,000 per calendar month during which the Special Committee was in existence, and a fee of $1,500 per meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Audit Committee is responsible for reviewing and addressing conflicts of interests of directors and executive officers, as well as reviewing and discussing with management and the independent registered public accounting firm, and approving as the case may be, any transactions or courses of dealing with related parties that are required to be disclosed pursuant to Item 404 of Regulation S-K, which is the SEC’s disclosure rules for certain related party transactions.

Management Agreement

Effective March 1, 2010, we entered into a Management and Advisory Services Agreement (the “Management Agreement”) with Harbinger Capital, pursuant to which Harbinger Capital has agreed to provide us with advisory and consulting services, particularly with regard to identifying and evaluating investment opportunities. Harbinger Capital is an affiliate of the Harbinger Parties, which collectively hold approximately 93.3% of our outstanding shares of common stock (prior to giving effect to the conversion of the shares of our Preferred Stock). We have agreed to reimburse Harbinger Capital for (i) its out-of-pocket expenses and its fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but excluding such services as are incidental and ordinary course activities) and (ii) upon our completion of any transaction, Harbinger Capital’s out-of-pocket expenses and its fully-loaded cost (based on budgeted compensation and overhead) of services provided by its legal and accounting personnel (but not its investment banking personnel) relating to such transaction, to the extent not previously reimbursed by us. Requests by Harbinger Capital for reimbursement are subject to review by our Audit Committee, after review by our management. The Management Agreement has a three-year term, with automatic one-year extensions unless terminated by either party with 90 days’ notice. For the nine months ended July 3, 2011, we did not accrue any costs related to the Management Agreement.

Spectrum Brands Acquisition; Related Transactions

For a description of the Spectrum Brands Acquisition, the Spectrum Brands Holdings Registration Rights Agreement, the Spectrum Brands Holdings Stockholder Agreement and related transactions and the interests our directors and significant stockholders have in this transaction, see “The Spectrum Brands Acquisition” elsewhere in this prospectus.

Registration Rights Agreement

In connection with the Spectrum Brands Acquisition, HGI and the Harbinger Parties entered into a registration rights agreement, dated as of September 10, 2010, (the “Registration Rights Agreement”) pursuant to which, after the consummation of the Spectrum Brands Acquisition, the Harbinger Parties will, among other things and subject to the terms and conditions set forth therein, have certain demand and so-called “piggy back” registration rights with respect to (i) any and all shares of HGI’s common stock owned after the date of the Registration Rights Agreement by the Harbinger Parties and their permitted transferees (irrespective of when acquired) and any shares of HGI’s common stock issuable or issued upon exercise, conversion or exchange of HGI’s other securities owned by the Harbinger Parties, and (ii) any of HGI securities issued in respect of the shares of HGI’s common stock issued or issuable to any of the Harbinger Parties with respect to the securities described in clause (i).

Under the Registration Rights Agreement, after the consummation of the Spectrum Brands Acquisition any of the Harbinger Parties may demand that HGI register all or a portion of such Harbinger Party’s shares of HGI’s common stock for sale under the Securities Act, so long as the anticipated aggregate offering price of the securities to be offered is (i) at least $30 million if registration is to be effected pursuant to a registration statement on Form S-1 or any similar “long-form” registration or (ii) at least $5 million if registration is to be effected pursuant to a registration statement on Form S-3 or a similar “short-form” registration. Under the agreement, HGI is not obligated to effect more than three such “long-form” registrations in the aggregate for all of the Harbinger Parties.

The Registration Rights Agreement also provides that if HGI decides to register any shares of its common stock for its own account or the account of a stockholder other than the Harbinger Parties (subject to certain exceptions set forth in the agreement), the Harbinger Parties may require HGI to include all or a portion of their shares of HGI’s common stock in the registration and, to the extent the registration is in connection with an underwritten public offering, to have such shares included in the offering.

PRINCIPAL STOCKHOLDERS

The table below shows the number of shares of our common stock beneficially owned by:

•	each named executive officer,

•	each director,

•	each person known to us to beneficially own more than 5% of our outstanding common stock (the “5% stockholders”), and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% stockholders and the number of shares of our common stock beneficially owned, including shares which may be acquired by them within 60 days, is based upon filings with the SEC as indicated in the footnotes to the table below. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to applicable community property laws.

The percentage of beneficial ownership set forth below is based upon 139,284,286 shares of our common stock issued and outstanding, and 43,076,923 shares issuable upon the conversion of the outstanding Preferred Stock, as of the close of business on July 27, 2011. The Preferred Stock is entitled to vote with the Common Stock on an as-converted basis on all matters submitted to a vote of the Common Stock.

In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, shares of our common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of July 27, 2011, are deemed outstanding. These shares of our common stock are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Harbinger Group Inc., 450 Park Avenue, 27th Floor, New York, New York 10022.

	Amount and
	Nature of	Beneficial
	Beneficial	Ownership
Name of Beneficial Owner	Ownership	Percent(1)

5% stockholders
Harbinger Capital Partners Master Fund I, Ltd.(2)	95,932,068	52.6%
Harbinger Capital Partners Special Situations Fund, L.P.(3)	21,493,161	11.8%
Global Opportunities Breakaway Ltd.(4)	12,434,660	6.8%
CF Turul LLC(5)	31,538,469	17.3%
Our Directors and Executive Officers
Omar Asali(6)	—	—
Lap W. Chan	—	—
Leonard DiSalvo(7)	203,554	*
Philip A. Falcone(8)	129,859,889	71.2%
Richard H. Hagerup	—	—
Keith M. Hladek(6)	—	—
Thomas Hudgins	—	—
David M. Maura(6)	—	—
Robert V. Leffler, Jr.(9)	8,000	*
Francis T. McCarron(10)	41,667	*
Robin Roger(6)	—	—
All directors and executive officers as a group (12 persons)	130,169,556	71.4%

*	Indicates less than 1% of our outstanding Common Stock.

(1)	Reflects voting power as a percentage of the total voting power of all our outstanding shares of common stock and Preferred Stock.

(2)	Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, the Master Fund is the beneficial owner of 95,932,068 shares of our common stock, which may also be deemed to be beneficially owned by Harbinger Capital, the investment manager of Master Fund; Harbinger Holdings, LLC (“Harbinger Holdings”), the managing member of Harbinger Capital, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Master Fund. The address of the Master Fund is c/o International Fund Services (Ireland) Limited, 78 Sir John Rogerson’s Quay, Dublin 2, Ireland. A portion of the shares of our common stock held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for Master Fund.

(3)	Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Harbinger Capital Partners Special Situations Fund, L.P. (the “Special Situations Fund”) is the beneficial owner of 21,493,161 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners Special Situations GP, LLC (“HCPSS”), the general partner of the Special Situations Fund, Harbinger Holdings, the managing member of HCPSS, and Mr. Falcone, the managing member of Harbinger Holdings and the portfolio manager of the Special Situations Fund. The address of the Special Situations Fund is 450 Park Avenue, 30th floor, New York, New York, 10022.

(4)	Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Global Opportunities Breakaway Ltd. (the “Global Fund”) is the beneficial holder of 12,434,660 shares of our common stock, which may be deemed to be beneficially owned by Harbinger Capital Partners II LP (“HCP II”), the investment manager of the Global Fund; Harbinger Capital Partners II GP LLC (“HCP II GP”), the general partner of HCP II, and Mr. Falcone, the managing member of HCP II GP and the portfolio manager of the Global Fund. The address of the Global Fund is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, Cayman Islands KY1-1104.

(5)	Based solely on a Schedule 13D filed with the SEC on May 23, 2011, CF Turul LLC (“CF Turul”) may be deemed to be the beneficial holder of 31,538,462 shares of our common stock upon conversion of its

Preferred Stock. The Preferred Stock is entitled to vote with our shares of common stock on an as-converted basis on all matters submitted to a vote of common stock.

As described in the Schedule 13D filed with SEC on May 23, 2011, each of Fortress Credit Opportunities Advisors LLC, FIG LLC, Hybrid GP Holdings LLC, Fortress Operating Entity I LP, FIG Corp., Fortress Investment Group LLC, Mr. Peter L. Briger, Jr., and Mr. Constantine M. Dakolias may also be deemed to be the beneficial holder of our shares of common stock beneficially owned by CF Turul, assuming the effectiveness of a joint investment committee agreement.

(6)	The address of each beneficial owner is c/o Harbinger Capital Partners LLC, 450 Park Avenue, 30th floor, New York, New York 10022.

(7)	Includes 203,554 shares of our common stock issuable under options exercisable within 60 days of July 27, 2011.

(8)	Based solely on a Schedule 13D, Amendment No. 8, filed with the SEC on May 19, 2011, Mr. Falcone, the managing member of Harbinger Holdings and HCP II GP and portfolio manager of each of the Master Fund, the Special Situations Fund and the Global Fund, may be deemed to indirectly beneficially own 129,859,889 shares of our Common Stock, constituting approximately 71.2% of our outstanding common stock on a fully diluted basis, and has shared voting and dispositive power over all such shares. A portion of the shares of our common stock held by the Master Fund are pledged, together with securities of other issuers, to secure certain portfolio financing for Master Fund. Mr. Falcone disclaims beneficial ownership of the shares reported in the Schedule 13D, except with respect to his pecuniary interest therein. Mr. Falcone’s address is c/o Harbinger Holdings, LLC, 450 Park Avenue, 30th floor, New York, New York, 10022.

(9)	Includes 8,000 shares of our common stock issuable under options exercisable within 60 days of July 27, 2011.

(10)	Includes 41,667 shares of our common stock issuable under options exercisable within 60 days of July 27, 2011.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in the exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of the exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of the exchange offer.

Expiration Date; Extensions; Amendments; Termination

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2011, unless we extend it in our reasonable discretion. The expiration date of the exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate the exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “— Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any delay, extension or termination of the exchange offer by oral notice, promptly confirmed in writing, or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of the exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of the exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of the exchange offer. If we make any material change to the exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend the exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of the exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in the exchange offer, you must use one of the three alternative procedures described below:

(1) Regular delivery procedure:  Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2) Book-entry delivery procedure:  Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at DTC in accordance with the procedures for book-entry transfer described under “— Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3) Guaranteed delivery procedure:  If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “— Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in the exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1) a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

(2) a commercial bank or trust company having an office or correspondent in the United States, or

(3) an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(1) by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC, or

(2) for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1) the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2) a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3) a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4) trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in the exchange offer, you must make the following representations:

(1) you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2) any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3) you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4) you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5) if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6) if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by HGI and the issuance of exchange notes in exchange therefor shall constitute performance in full by HGI of its obligations under the Registration Rights Agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. The DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in the exchange offer if:

(1) you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2) on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three NYSE trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3) the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to the exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to the exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of initial notes. None of us, the exchange agent or any other person will incur any liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “— Conditions to the Exchange Offer” below. For purposes of the exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of the exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into the exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that, we accept your notes in the exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “— Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1) specify the name of the person having tendered the initial notes to be withdrawn,

(2) identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3) be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4) specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5) if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in the exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of the exchange offer.

You may retender properly withdrawn initial notes in the exchange offer by following one of the procedures described under “— Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete the exchange offer only if:

(1) there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with the exchange offer,

(2) there is no change in the current interpretation of the staff of the SEC which permits resales of the exchange notes,

(3) there is no stop order issued by the SEC or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for the exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

(4) there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with the exchange offer, and

(5) we obtain all the governmental approvals that we in our sole discretion deem necessary to complete the exchange offer.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of the exchange offer. If we waive a condition to the exchange offer, the waiver will be applied equally to all note holders. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate the exchange offer because any of these conditions is not satisfied, we may:

(1) refuse to accept and return to their holders any initial notes that have been tendered,

(2) extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3) waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under the section in this prospectus entitled “— Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs related to the issuance of the initial notes over the term of the initial notes and exchange notes and expense the costs of the exchange offer as incurred.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for the exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By mail:

Wells Fargo Bank,
National Association
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480

By hand/overnight delivery:

Wells Fargo Bank,
National Association
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479

Confirm by telephone: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with the exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1) certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2) tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3) a transfer tax is payable for any reason other than the exchange of the initial notes in the exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with the exchange offer, or if you do not properly tender your initial notes in the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1) because of any change in applicable law or in interpretations thereof by the SEC Staff, HGI is not permitted to effect the exchange offer;

(2) the exchange offer is not consummated by the 310th day after the Issue Date;

(3) any initial purchaser so requests with respect to initial notes held by it that are not eligible to be exchanged for exchange notes in the exchange offer; or

(4) any other holder is prohibited by law or SEC policy from participating in the exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradeable Exchange Notes on the date of the exchange and, in each case, such holder so requests, in which case the Registration Rights Agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the limitations and qualifications set forth herein (including Exhibit 8.1 hereto), this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. The following is a discussion of the material U.S. federal income tax considerations relevant to the exchange of initial notes for exchange notes pursuant to the exchange offer and the ownership and disposition of exchange notes acquired by United States Holders and non-United States Holders (each as defined below and collectively referred to as “Holders”) pursuant to the exchange offer. This discussion does not purport to be a complete analysis of all potential tax effects. The discussion is based on the Code, U.S. Treasury regulations issued thereunder (“Treasury Regulations”), rulings and pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions in effect or in existence as of the date of this prospectus, all of which are subject to change at any time or to different interpretations. Any such change may be applied retroactively in a manner that could adversely affect a Holder and the continued validity of this summary. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a Holder in light of such Holder’s particular circumstances (for example, United States Holders subject to the alternative minimum tax provisions of the Code) or to Holders subject to special rules, such as certain financial institutions, U.S. expatriates, partnerships or other pass-through entities, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, Holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the initial notes or exchange notes (collectively referred to as “notes”) as part of a “straddle,” “hedge,” or conversion transaction within the meaning of Section 1258 of the Code or other integrated transaction within the meaning of Treasury Regulations Section 1.1275-6. Moreover, the effect of any applicable state, local or foreign tax laws, or U.S. federal gift and estate tax law is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer and ownership or disposition of the exchange notes acquired by Holders pursuant to the exchange offer or that any such position would not be sustained.

If an entity taxable as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner (or other owner) will depend on the status of the partner (or other owner) and the activities of the entity. Such partner (or other owner) should consult its tax advisor as to the tax consequences of the entity’s purchasing, owning and disposing of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

United States Holders

This section applies to “United States Holders.” A United States Holder is a beneficial owner of notes that is:

•	a citizen or resident alien of the United States as determined for U.S. federal income tax purposes,

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax regardless of its source, or

•	a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Exchange Offer

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, United States Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note.

Payments upon Change of Control or Other Circumstances

In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the exchange notes, or to pay the full principal amount of some or all of the exchange notes before their stated maturity date. These features of the exchange notes may implicate the provisions of the Treasury Regulations governing “contingent payment debt instruments.” A debt instrument is not subject to these provisions, however, if, at the date of its issuance, there is only a “remote” chance that contingencies affecting the instrument’s yield to maturity will occur. We believe that the likelihood that we will be obligated to make such payments in amounts or at times that affect the exchange notes’ yield to maturity is remote, and we do not intend to treat the exchange notes as contingent payment debt instruments. Our determination that the contingencies giving rise to such payments are remote is binding on a United States Holder unless such United States Holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a United States Holder might be required to accrue income on its exchange notes in excess of stated interest and to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of an exchange note before the resolution of the contingencies. The remainder of this summary assumes that the exchange notes will not be subject to the Treasury Regulations governing contingent payment debt instruments.

Qualified Reopening

We intend to treat the issuance of the initial notes as a “qualified reopening” of the issuance of the existing notes, which were issued with original issue discount (“OID”). Accordingly, for U.S. federal income tax purposes, the exchange notes will be treated as issued with OID and as having the same adjusted issue price as the existing notes. Because the initial notes were issued with bond premium (see “— Bond Premium,” below), United States Holders will not include OID in income, even though the exchange notes’ stated redemption price at maturity exceeds the “issue price” of the exchange notes.

Pre-Issuance Accrued Interest

A portion of the price paid for an initial note will be allocable to interest that “accrued” prior to the date the initial note was purchased, or “pre-issuance accrued interest,” and an exchange note received in exchange for an initial note should have the same amount of pre-issuance accrued interest as the initial note had. To the extent a United States Holder’s exchange note has pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of excluded pre-issuance accrued interest (i) will be treated as a nontaxable return of such preissuance accrued interest to the United States Holder and (ii) will not be deductible by us as an interest expense. Amounts treated as a return of pre-issuance accrued interest will reduce a United States Holder’s adjusted tax basis in the exchange note by a corresponding amount.

Interest

Absent an election to the contrary (see “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” below) and subject to the return of pre-issuance accrued interest (see “— Pre-Issuance Accrued Interest,” above), qualified stated interest (“QSI”) on the exchange notes will be taxable to a United States Holder as ordinary income at the time it is received or accrued, in accordance with such United States Holder’s method of tax accounting. We expect the regular interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated

interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Market Discount, Acquisition Premium and Bond Premium

Market Discount.  If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of QSI). The rules described below do not apply to a United States Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a United States Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a United States Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a United States Holder makes the election described below in “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method)” for a market discount note, such holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Acquisition Premium.  If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount that is less than or equal to the sum of all amounts payable on the initial note (other than QSI) after the purchase date, including pre-issuance accrued interest, but is greater than the adjusted issue price of such initial note, the excess is acquisition premium. Any acquisition premium applicable to an initial note should carry over to the exchange note received in exchange therefor. If such holder does not elect to include all interest income on the exchange notes in gross income under the constant yield method (see “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” below), such holder’s accruals of OID will be reduced by a fraction equal to (i) the excess of such holder’s adjusted basis in the initial note immediately after the purchase over the adjusted issue price of the initial note, divided by (ii) the excess of the sum of all amounts payable (other than QSI) on the initial note after the purchase date over the adjusted issue price of the initial note.

Bond Premium.  If a United States Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offer) for an amount in excess of the sum of all amounts payable on the initial note (other than QSI), including pre-issuance accrued interest, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. A United States Holder may elect to reduce the amount required to be included in income each year with respect to interest on its note by the amount of amortizable bond premium allocable to that year, based on the exchange note’s yield to maturity. However, because the exchange notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of premium that a U.S. Holder may amortize with respect to an exchange note. United States Holders should consult their tax advisors about these special rules, including whether it would be advisable to elect to treat all interest on the exchange notes as OID (see “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” below), which would result in a United States Holder not being subject to these special rules. If a United States Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the United States Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS. See also “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” below.

Election to Treat All Interest as Original Issue Discount (Constant Yield Method)

A United States Holder may elect to include in gross income all “interest” (as defined below) that accrues on its exchange note using the constant-yield method described below. For purposes of this election, “interest” will include stated interest (including, for this purpose only, pre-issuance accrued interest, as described in “— Pre-Issuance Accrued Interest,” above), market discount and de minimis market discount, as reduced by any amortizable bond premium (described in “— Bond Premium,” above) or acquisition premium (described in “— Acquisition Premium,” above). A United States Holder that makes this election will be required to include interest in gross income for U.S. federal income tax purposes as it accrues (regardless of its method of tax accounting), which may be in advance of receipt of the cash attributable to that income.

Although this election applies only to the exchange note for which a United States Holder makes it, an electing United States Holder will be deemed to have made the election described in “— Bond Premium,” above, to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that it holds at the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if a United States Holders makes this election for a market discount note, such holder will be treated as having made the election discussed above under “— Market Discount, Acquisition Premium and Bond Premium — Market Discount” to include market discount in income currently over the life of all debt instruments that the United States holder hold at the time of the election or acquire thereafter. A United States Holder may not revoke an election to apply the constant-yield method to all interest on an exchange note without the consent of the IRS.

If a United States Holder makes this election for its exchange note, then no payments on the exchange note will be treated as payments of QSI, and the annual amounts of interest includible in income by the United States Holder will equal the sum of the “daily portions” of the interest with respect to the exchange note for each day on which the United States Holder owns the exchange note during the taxable year. Generally, the United States Holder determines the daily portions of interest by allocating to each day in an “accrual period” a pro rata portion of the interest that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of interest is measured and which may vary in length over the term of an exchange note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period. For purposes of this election, the “issue date” of the exchange note is the date the United States Holder purchases the exchange note.

The amount of interest allocable to an accrual period will equal the product of the “adjusted issue price” of the exchange note at the beginning of the accrual period and its “yield to maturity.” The adjusted issue price of an exchange note at the beginning of the first accrual period is the purchase price, and, on any day thereafter, it is the sum of the issue price and the amount of interest previously included in gross income, reduced by the amount of any payment previously made on the exchange note. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, the United States Holder can compute the amount of interest allocable to the initial period using any reasonable method; however, the interest allocable to the final accrual period will always be the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period.

Sale or Other Taxable Disposition of the Exchange Notes

A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income to the extent not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the exchange note at the time of disposition. A United States Holder’s adjusted tax basis in an exchange note will be the price such holder paid for the initial note, increased by any market discount previously included in gross income and reduced (but not below zero) by (i) payments of any amounts treated as a return of pre-issuance accrued interest with respect to the exchange note, (ii) the amount of any amortizable bond premium taken into account with respect to the exchange note and (iii) other payments, if any, such holder previously received other than stated interest payments. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if the United States Holder has held the exchange note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of noncorporate United States Holders, including individuals, may be taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of United States Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Payments of interest (or, in the event a United States Holder makes the election described in “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above, accruals of “interest” (as that term in used in “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above) on the exchange notes are expected to constitute net investment income.

Information Reporting and Backup Withholding

Information reporting requirements will apply to United States Holders that are not exempt recipients, such as corporations, with respect to certain payments of interest on the exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). Even though United States Holders do not include original issue discount on the exchange notes in their gross income, the issuer will report such original issue discount to the IRS and United States Holders on Form 1099-OID. In addition, a United States Holder other than certain exempt recipients may be subject to “backup withholding” on the receipt of certain payments on the exchange notes if such holder:

•	fails to provide a correct taxpayer identification number (“TIN”), which for an individual is ordinarily his or her social security number,

•	is notified by the IRS that it is subject to backup withholding,

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding, or

•	otherwise fails to comply with applicable requirements of the backup withholding rules.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

This section applies to “non-United States Holders.” A non-United States Holder is a beneficial owner of notes that is not a United States Holder and that is an individual, corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), estate or trust.

Exchange Offer

Non-United States Holders should not recognize gain or loss upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offer.

Interest Payments

Subject to the discussion below concerning effectively connected income and backup withholding, interest paid to a non-United States Holder on an exchange note (which, for purposes of the non-United States Holder discussion, includes any accruals of “interest” (as that term in used in “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above, in the event the non- United States Holder makes the election described in “— Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above) will not be subject to U.S. federal income tax or withholding tax, provided that such non-United States Holder meets the following requirements:

•	Such holder does not own, actually or constructively, for U.S. federal income tax purposes, stock constituting 10% or more of the total combined voting power of all classes of our stock entitled to vote.

•	Such holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through equity ownership.

•	Such holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.

•	Such holder provides a properly completed IRS Form W-8BEN certifying its non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30%, unless (i) such holder provides a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding under an applicable tax treaty, or (ii) such interest is effectively connected with such holder’s conduct of a U.S. trade or business and such holder provides a properly completed IRS Form W-8ECI.

Sale or Other Taxable Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, a non-United States Holder will not be subject to U.S. federal income tax or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other disposition of an exchange note unless:

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder will be subject to a 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•	such gain is effectively connected with such holder’s conduct of a trade or business in the United States, in which case such holder will be subject to tax as described below under “Effectively Connected Income.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Effectively Connected Income

If interest or gain from a disposition of the exchange notes is effectively connected with a non-United States Holder’s conduct of a U.S. trade or business, such holder will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if such holder were a United States Holder, unless an applicable income tax treaty provides otherwise. The interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if such holder claims the exemption by providing a properly completed IRS Form W-8ECI. In addition, if such holder is a foreign corporation, such holder may also be subject to a branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to a non-United States Holder any payments to such holder in respect of interest during the taxable year. In addition, even though original issue discount on the exchange notes is not includible in gross income, the issuer will report such original issue discount to the IRS and to the non-United States Holder on Form 1099-OID. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on an exchange note to a non-United States Holder, if such holder provides us with a properly completed IRS Form W-8BEN, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that such holder is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, made to or through a foreign office of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments made to or through a foreign office of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments to or through a U.S. office of a broker, however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

DESCRIPTION OF NOTES

In this Description of Notes, “HGI” refers only to Harbinger Group Inc., and any successor obligor on the notes, and not to any of its subsidiaries. You can find the definitions of certain terms used in this description under “— Certain Definitions.”

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. Prior to the offering of the initial notes there were $350.0 million aggregate principal amount of existing 10.625% Senior Secured Notes due 2015 already outstanding under the indenture. As a result, the terms “Issue Date” and “date of the indenture” refer to November 15, 2010, the date of issuance of the existing notes. As used in this “Description of Notes,” except as otherwise specified, the term “notes” mean the existing notes together with the initial notes and the exchange notes. All such notes will vote together as a single class for all purposes of the indenture and will vote together as one class on all matters with respect to the notes and, following completion of the exchange offer, will bear the same CUSIP number as the existing notes.

The following is a summary of the material provisions of the indenture. Because this is a summary, it may not contain all the information that is important to you. You should read the indenture in its entirety. Copies of the indenture are available as described under “Where You Can Find More Information.”

Basic Terms of Notes

The notes are:

•	senior secured obligations of HGI, that will be secured by a first priority Lien (subject to certain exceptions and Permitted Liens) on the Collateral referred to below;

•	ranked equally in right of payment with all existing and future unsubordinated Debt of HGI and effectively senior to all unsecured Debt of HGI to the extent of the value of the Collateral; and

•	ranked senior in right of payment to all of HGI’s and the Guarantors’ future Debt that expressly provides for its subordination to the notes and the Note Guarantees.

Maturity and Interest

The notes will mature on November 15, 2015. Interest on the notes will accrue at the rate of 10.625% per annum. HGI will pay interest on the notes semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2011, to holders of record on the immediately preceding May 1 and November 1. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from May 15, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

HGI will pay interest on overdue principal of the notes at a rate equal to 1.0% per annum in excess of the rate per annum set forth on the cover of this prospectus and will pay interest on overdue installments of interest at such higher rate, in each case to the extent lawful. Additional interest is payable with respect to the notes in certain circumstances if HGI does not consummate the exchange offer (or shelf registration, if applicable) as further described under “— Registration Rights; Additional Interest.”

Additional Notes

Subject to the covenants described below, HGI may issue additional notes under the indenture in an unlimited principal amount having the same terms in all respects as the notes, or in all respects except with respect to interest paid or payable on or prior to the first interest payment date after the issuance of such notes. The notes offered hereby are additional notes. The existing notes, the initial notes and the exchange notes offered hereby will be treated as a single class for all purposes under the indenture and will vote together as one class on all matters with respect to the notes.

Guaranties

If any Subsidiary of HGI guarantees any Debt of HGI, such Subsidiary must provide a full and unconditional guaranty of the notes (a “Note Guaranty”).

Each Note Guaranty will be limited to the maximum amount that would not render the Guarantor’s obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Note Guaranty could be significantly less than amounts payable with respect to the notes, or a Guarantor may have effectively no obligation under its Note Guaranty.

The Note Guaranty of a Guarantor will terminate upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to HGI or a Subsidiary of HGI) permitted by the indenture,

(2) a Guarantor ceases to guarantee any Debt of HGI, or

(3) defeasance or discharge of the notes, as provided in “— Defeasance and Discharge”.

There are no Guarantors as of the date hereof.

Ranking

The indebtedness evidenced by the notes ranks equally in right of payment with all future senior Debt of HGI, and has the benefit of a first-priority security interest in the Collateral as described under “— Collateral”.

As of April 3, 2011, on a pro forma basis, HGI would have had no Debt other than the notes. Subject to the limits described under “— Certain Covenants — Limitation on Debt and Disqualified Stock” and “— Limitation on Liens”, HGI may incur additional Debt, some of which may be secured.

HGI is organized and intended to be operated as a holding company that will own Equity Interests of various Subsidiaries. It is not expected that future-operating Subsidiaries will guarantee the notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of HGI, including holders of the notes, and holders of minority interests in such Subsidiaries will have ratable claims with claims of creditors of HGI. The notes therefore will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of HGI. As of April 3, 2011, the total liabilities of Spectrum Brands Holdings were approximately $2.8 billion, including trade payables. As of March 31, 2011 the total liabilities of F&G Holdings were approximately $19.2 billion, including approximately $14.8 billion in annuity contractholder funds and approximately $3.8 billion in future policy benefits. The indenture does not limit the incurrence of Debt (or other liabilities) and Disqualified Stock of Subsidiaries that are not guarantors. See “— Certain Covenants — Limitation on Debt and Disqualified Stock”.

HGI’s ability to pay interest on the notes is dependent upon the receipt of dividends and other distributions from its Subsidiaries. The availability of distributions from its Subsidiaries will be subject to the satisfaction of various covenants and conditions contained in the applicable Subsidiary’s existing and future financing and organizational documents, as well as applicable law, rule and regulation. See “Risk Factors — Risks Related to the Notes — We are a holding company and will be dependent upon dividends or distributions from our operating subsidiaries to fund payments on the notes, and our ability to receive funds from our operating subsidiaries is dependent upon the profitability of our operating subsidiaries and restrictions imposed by law and contracts.”

Security

General

HGI’s obligations under the notes and the indenture are secured by a first priority Lien on all assets of HGI (other than Excluded Property, and subject to certain Permitted Collateral Liens), including without limitation:

•	all Equity Interests of direct subsidiaries owned by HGI and related assets, including all general intangibles under contracts (including without limitation, the registration rights agreement) that HGI has with Spectrum;

•	all cash and investment securities owned by HGI;

•	all general intangibles owned by HGI; and

•	any proceeds thereof (collectively, the “Collateral”).

HGI will be able to Incur a limited amount of additional Debt in the future that could equally and ratably share in the Collateral. The amount of such Debt will be limited by the covenants described under “— Certain Covenants — Limitation on Debt and Disqualified Stock” and “— Limitation on Liens.”

After-Acquired Property

If any property (other than Excluded Property) is acquired by HGI or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents, any Excluded Property ceases to fit within the definition thereof, or a Subsidiary becomes a Guarantor, then HGI or such Guarantor will, promptly after such property’s acquisition, such property ceasing to be Excluded Property or such Subsidiary becoming a Guarantor, provide security over such property (or, in the case of a new Guarantor, all of its assets (except any Excluded Property)) in favor of Wells Fargo Bank, National Association, as collateral agent (the “Collateral Agent”) and deliver certain certificates to the Collateral Agent and opinions in respect thereof as specified in the indenture and the Security Documents.

Security Agreement

The security interests described above were effected pursuant to a Security and Pledge Agreement. So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, HGI will be entitled to exercise any voting and other consensual rights pertaining to all Equity Interests pledged pursuant to the Security and Pledge Agreement and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security and Pledge Agreement) and to collect, invest and dispose of any income or dividends thereon. The Security and Pledge Agreement, however, generally requires HGI to deliver to the Collateral Agent, and for the Collateral Agent to maintain in its control and possession, certificates evidencing pledges of Equity Interests or, in the case of Equity Interests that are uncertificated or held through a securities intermediary, control through registration of such interests in the name of the Collateral Agent. Upon the occurrence and during the continuance of an Event of Default, the Security and Pledge Agreement provides that the Collateral Agent may, and upon the instructions of the Authorized Representatives (as set forth below under “— Collateral Trust Agreement”) shall, foreclose upon and sell the applicable Collateral and distribute the net proceeds of any such sale to the trustee and the holders of the notes and other Pari Passu Obligations, subject to applicable laws and applicable governmental requirements. Upon such event and until the relevant Event of Default is cured or waived, all of the rights of HGI or the applicable Guarantor to exercise voting or other consensual rights with respect to the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights.

The Security and Pledge Agreement, the Collateral Trust Agreement and the indenture provide that HGI and each Guarantor shall, at its sole expense, do all acts which may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the holders of the notes and the trustee, duly created, enforceable and perfected first-priority Liens in the Collateral, subject to Permitted Collateral Liens. As necessary, or upon reasonable request of the Collateral Agent, HGI and each Guarantor shall, at its sole expense, execute, acknowledge and deliver such documents and instruments (including the filing of financing statements or amendments or continuations thereto) and take such other actions which may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security and Pledge Agreement and any other Security Documents, to the extent permitted by applicable law.

The Security and Pledge Agreement also provides that, on the earlier to occur of (i) the occurrence of a Default, (ii) such time as Spectrum becomes a “well-known seasoned issuer” as defined under the Securities Act rules and regulations, and (iii) at any time that the Liquid Collateral Coverage Ratio is less than 1.75 to 1, HGI will be required to exercise all of its contractual rights and use its commercially reasonable efforts to, as promptly as possible, cause Spectrum to file and become effective a shelf registration that shall be in form suitable for use by the Collateral Agent in connection with any disposition of Spectrum Equity Interests constituting part of the Collateral in connection with any exercise of remedies, and to keep such shelf registration statement effective at all times until the earlier of the time (i) the notes are repaid in full or (ii) all Spectrum Equity Interests pledged as Collateral have been disposed of by the Collateral Agent.

Collateral Trust Agreement

General

On the Issue Date, HGI (together with any Guarantors, the “Trustors”), the trustee and the Collateral Agent entered into the Collateral Trust Agreement. The Collateral Trust Agreement sets forth the terms on which the Collateral Agent (directly or through co-trustees or agents) will accept, hold, administer, enforce and distribute the proceeds of all Liens on the Collateral held by it in trust for the benefit of holders of the notes, and all other Pari-Passu Obligations (as defined below). The agent or other representative of the holders of any series of future Debt (together with the trustee, the “Authorized Representatives”) intended to constitute Obligations secured equally and ratably by Liens on the Collateral (collectively, “Pari-Passu Obligations”) will be required to execute a joinder to the Collateral Trust Agreement in order to confirm the agreement of the applicable secured parties to be bound by the terms thereof.

Equal and Ratable Sharing of Collateral

Pursuant to the Collateral Trust Agreement, each Authorized Representative (on behalf of itself and each holder of Obligations that it represents) will acknowledge and agree that, pursuant to the Security Documents, the security interest granted to the Collateral Agent under the Security Documents shall for all purposes and at all times secure the Obligations in respect of the notes, the Note Guarantees, and any other Pari-Passu Obligations on an equal and ratable basis, to the extent such Liens have not been released in accordance with the terms of the indenture.

Enforcement of Liens; Voting

The Collateral Trust Agreement provides that if an event of default shall have occurred and be continuing under the indenture or any Pari-Passu Obligation, and if the Collateral Agent shall have received a written direction from Authorized Representatives that collectively represent at least a majority in principal amount of the Pari-Passu Obligations (each such representative acting at the direction of holders of the obligations so represented by it), unless inconsistent with applicable law, the Collateral Agent shall pursuant to such direction, institute and maintain such suits and proceedings as it may deem appropriate to protect and enforce the rights vested in it by the Collateral Trust Agreement and each Security Document, including the exercise of any trust or power conferred on the Collateral Agent, or for the appointment of a receiver, or for the taking of any remedial action authorized by the Collateral Trust Agreement.

The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence and during the continuance of an Event of Default under the indenture:

•	in the case of Collateral securing Permitted Liens, is subject to applicable law and the terms of agreements governing those Permitted Liens;

•	with respect to any Collateral, is subject to applicable law and is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against HGI or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral; and

•	in the case of Equity Interests, is subject to applicable securities laws, which may require that any such sale be effected through a private placement (which could require such disposition to be made at a discount to prices that could be obtained in the public markets) or through an SEC registration.

Order of Application of Proceeds of Collateral

Any proceeds of any Collateral foreclosed upon or otherwise realized upon pursuant to the Security Documents will be applied in the following order:

•	first, to the Collateral Agent to pay any costs and expenses due to the Collateral Agent in connection with the foreclosure or realization of such Collateral,

•	second, to the trustee and each other Authorized Representative (if any), equally and ratably (in the same proportion that such unpaid Pari-Passu Obligations of the trustee or such other Authorized Representative, as applicable, bears to all unpaid Pari-Passu Obligations (on the relevant distribution date) for application to the payment in full of all outstanding Pari-Passu Obligations that are then due and payable to the secured parties (which shall then be applied or held by the trustee and each such other Authorized Representative in such order as may be provided in the applicable indenture or other instrument governing such Debt); and

•	finally, in the case of any surplus, to HGI or the Guarantor that pledged such Collateral, or its successors or assigns.

Subject to the terms of applicable agreements, the application of proceeds provisions set forth immediately above are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Pari-Passu Obligations, the trustee, each other present and future Authorized Representative and the Collateral Agent.

Release of Liens

The Liens on the Collateral securing the notes and the Note Guarantees will be released:

(1) upon payment in full of principal, interest and all other Obligations on the notes or satisfaction and discharge of the indenture or defeasance (including covenant defeasance of the notes);

(2) upon release of a Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such Guarantor);

(3) in connection with any disposition of Collateral to any Person other than HGI or any Guarantor (but excluding any transaction subject to the covenant described under “— Consolidation, Merger or Sale of Assets”) that is permitted by the indenture (with respect to the Lien on such Collateral); provided that, except in the case of any disposition of Cash Equivalents in the ordinary course of business, upon such disposition and after giving effect thereto, no Default shall have occurred and be continuing, and HGI would be in compliance with the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” and “— Maintenance of Collateral Coverage” (calculated as if the disposition date was a date on which such covenant is required to be tested under “— Maintenance of Collateral Coverage”);

(4) in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described under the caption “— Amendments and Waivers,” including the release of all or substantially all of the Collateral if approved by holders of at least 75% of the aggregate principal amount of the notes; or

(5) with respect to assets that become Excluded Property.

Each of the releases described in clauses 1, 2, 3 and 5 shall be effected by the Collateral Agent upon receipt of appropriate notice of instruction, to the extent required, without the consent of holders or any action on the part of the trustee.

Upon compliance by HGI or any Guarantor, as the case may be, with the conditions precedent required by the indenture, the trustee or the Collateral Agent shall promptly cause to be released and re-conveyed to HGI or the Guarantor, as the case may be, the released Collateral.

To the extent applicable, HGI will comply with Section 313(b) of the Trust Indenture Act relating to reports, but will not be subject to Section 314(d) of the Trust Indenture Act, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes except to the extent required by law. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of HGI except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert. The most recent appraisals required pursuant to the definition of “Fair Market Value” shall be deemed sufficient for such purposes to the maximum extent permitted by law. Notwithstanding anything to the contrary herein, HGI and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of outside counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of an issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the noteholders or the trustee, the provisions of Section 314(d) may be inapplicable to the release. The indenture will contain such provisions.

No Impairment of the Security Interests

Neither HGI nor any of the Guarantors will be permitted to take any action, or knowingly omit to take any action, which action or omission could reasonably be expected to have the result of materially impairing the perfection or priority of the security interest with respect to the Collateral for the benefit of the trustee and the noteholders.

The indenture provides that any release of Collateral in accordance with the provisions of the indenture and the Security Documents will not be deemed to impair the security under the indenture, and that any engineer, appraiser or other expert may rely on such provision in delivering a certificate requesting release so long as all other provisions of the indenture with respect to such release have been complied with.

Certain Limitations on the Collateral

The value of the Collateral in the event of liquidation will depend on many factors. In particular, the Equity Interests that are pledged represent an equity interest in the pledged Subsidiaries, and only have value to the extent that the assets of such Subsidiaries are worth in excess of the liabilities of such Subsidiaries (and, in a bankruptcy or liquidation, will only receive value after payment upon all such liabilities, including all Debt of such Subsidiaries). Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the notes. See “Risk Factors — Risks Related to the Notes — The value of the collateral may not be sufficient to repay the notes in full”. In addition, enforcement of the Liens on the Collateral may be limited by applicable governmental requirements. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral would be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay HGI’s Obligations under the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of Collateral securing the notes and the Obligations under the notes will rank equally in right of payment with all of HGI’s other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the holders of the notes to realize or foreclose on the Collateral. HGI may also issue additional notes as described above or otherwise Incur Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Debt secured equally and ratably by the Collateral. The ability of the holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “— Certain bankruptcy limitations.”

Certain Bankruptcy Limitations

In addition to the limitations described above, the right of the Collateral Agent to obtain possession, exercise control over or dispose of the Collateral during the existence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if HGI were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having exercised control over or disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from exercising control over or disposing of collateral taken from a debtor in a bankruptcy case, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement Lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming lien” in connection with debtor-in-possession financing. The type of adequate protection provided to a secured creditor may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or decrease in value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior or pari passu Liens) is not sufficient to repay all amounts due on the notes, the holders of the notes would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose if the claims are oversecured. In addition, if HGI were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Registration Rights; Additional Interest

HGI and the initial purchaser have entered into a registration rights agreement on or prior to the Issue Date. In the registration rights agreement, HGI has agreed to file an exchange offer registration statement with the SEC within 120 days of the Issue Date, and use its commercially reasonable efforts to have it declared effective no later than 240 days after the Issue Date. HGI has also agreed to use its commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously in order to keep the exchange offer open for a period of not less than 30 days and cause the exchange offer to be consummated no later than the 40th day after the exchange offer registration statement is declared effective by the SEC (the “consummation deadline”).

Pursuant to the exchange offer, certain holders of notes that constitute Transfer Restricted Securities (as defined below) may exchange their Transfer Restricted Securities for registered notes (“Exchange Notes”). To participate in the exchange offer, each holder must represent that it is not an affiliate of HGI or a broker-dealer tendering notes acquired directly from HGI for its own account, it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the notes that are issued in the exchange offer, and that it is acquiring the notes in the exchange offer in its ordinary course of business.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for outstanding notes that were acquired as a result of market making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

If:

•	because of any change in applicable law or in interpretations thereof by the SEC staff, HGI is not permitted to effect the exchange offer;

•	the exchange offer is not consummated by the 310th day after the Issue Date;

•	any initial purchaser so requests with respect to notes held by it that are not eligible to be exchanged for Exchange Notes in the exchange offer; or

•	any other holder is prohibited by law or SEC policy from participating in the exchange offer or any holder (other than an exchanging broker-dealer) that participates in the exchange offer does not receive freely tradeable Exchange Notes on the date of the exchange and, in each case, such holder so requests,

HGI will be required to file with the SEC a shelf registration statement to register for public resale the Transfer Restricted Securities held by any such holder within 60 days after such triggering event and use its commercially reasonable efforts to have it declared effective no later than 150 days after the trigger date; provided that in no event shall HGI be required to file the shelf registration statement or have such registration statement declared effective prior to the applicable deadlines for the exchange offer registration statement. HGI will be required to use its commercially reasonable efforts to keep the shelf registration statement effective until the earlier of (i) the date on which all notes registered thereunder are disposed of in accordance therewith and (ii) the time when the notes covered by the shelf registration statement are no longer restricted securities (as defined in Rule 144 under the Securities Act) or may be sold pursuant to Rule 144 without limitation. A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be required to agree in writing to be bound by the provisions of the registration rights agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement.

For the purposes of the registration rights agreement, “Transfer Restricted Securities” means each note until:

(1) the date on which such note is exchanged in the exchange offer by a person other than a broker-dealer for a freely transferable Exchange Note;

(2) following the exchange by a broker-dealer in the exchange offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from the broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement; or

(3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement.

The registration rights agreement will provide that if:

(i) HGI fails to file any registration statement required by the agreement on or prior to the applicable deadline;

(ii) any registration statement is not declared effective on or prior to the applicable effectiveness deadline;

(iii) the exchange offer is not consummated on or prior to the consummation deadline; or

(iv) any registration statement has been declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities during the periods specified in the registration rights agreement, (each, a “Registration Default”),

HGI agrees to pay to each holder of Transfer Restricted Securities affected thereby additional interest over and above the interest otherwise payable on the notes from and including the date on which any Registration Default shall occur to but excluding the date on which all such Registration Defaults have been cured, at a rate of 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, to be increased by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 0.50% per annum. HGI will not be required to pay additional interest for more than one Registration Default at any given time. All accrued additional interest shall be paid by HGI in the same manner and at the same time as payments of interest. HGI shall calculate additional interest.

All of the notes offered hereby and the Exchange Notes will be treated as a single class and will vote together under the indenture.

Under certain circumstances described in the registration rights agreement, HGI may delay the filing of or suspend the effectiveness of or the holders’ ability to use the shelf registration statement, and such delay or suspension will not be deemed to be a Registration Default or cause additional interest to be payable.

All references in the indenture, in any context, to any interest or other amount payable on or with respect to the notes shall be deemed to include any additional interest pursuant to the registration rights agreement.

This is a summary of the material provisions of the registration rights agreement. Because this is a summary, it may not contain all the information that is important to you. You should read the registration rights agreement in its entirety. Copies of the proposed form of registration rights agreement are available as described under “Where You Can Find More Information.”

Optional Redemption

Except as set forth in this section, the notes are not redeemable at the option of HGI.

At any time and from time to time prior to May 15, 2013, HGI may redeem the notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the applicable redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of

(i) 1.0% of the principal amount of such note; or

(ii) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such note at May 15, 2013 (such redemption price being set forth in the table appearing below), plus (ii) all required interest payments due on such note through May 15, 2013 excluding accrued but unpaid interest to the applicable redemption date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 15, 2013; provided, however, that if the period from the redemption date to May 15, 2013, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

At any time and from time to time on or after May 15, 2013, HGI may redeem the notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest to the redemption date.

Date	Price

May 15, 2013	105.313%
November 15, 2013	102.656%
November 15, 2014 and thereafter	100.000%

At any time and from time to time prior to November 15, 2013, HGI may redeem notes with the net cash proceeds received by HGI from any Equity Offering at a redemption price equal to 110.625% of the principal amount plus accrued and unpaid interest to the redemption date, in an aggregate principal amount for all such redemptions not to exceed 35% of the original aggregate principal amount of the notes issued under the indenture (including additional notes), provided that

(1) in each case the redemption takes place not later than 90 days after the closing of the related Equity Offering, and

(2) not less than 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately thereafter.

Selection and Notice

If fewer than all of the notes are being redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and higher integral multiples of $1,000. Upon surrender of any note redeemed in part, the holder will receive a new note equal in principal amount to the unredeemed portion of the surrendered note. Once notice of redemption is sent to the holders, notes called for redemption become due and payable at the redemption price on the redemption date, and, commencing on the redemption date, notes redeemed will cease to accrue interest.

No Sinking Fund

There will be no sinking fund payments for the notes.

Certain Covenants

The indenture contains covenants including, among others, the following:

Maintenance of Liquidity

From the Issue Date and until the second semi-annual interest payment on the notes is made, HGI and the Guarantors shall maintain an amount in Cash Equivalents that is subject to no Liens (other than Liens under the Security Documents) in an amount equal to HGI’s obligations to pay interest on the notes and all other Debt of HGI and the Guarantors for the next twelve months. Thereafter, HGI and the Guarantors shall maintain an amount in Cash Equivalents that is subject to no Liens (other than Liens under the Security Documents) in an amount equal to HGI’s obligations to pay interest on the notes and all other Debt of HGI and the Guarantors for the next six months. In the case any such Debt bears interest at a floating rate, HGI may assume that the reference interest rate in effect on the applicable date of determination will be in effect for the remainder of such period.

Maintenance of Collateral Coverage

(a) As of (i) the last day of each fiscal year and (ii) the last day of the second fiscal quarter of HGI, HGI shall not permit the Collateral Coverage Ratio to be less than 2.0 to 1.0; provided that, beginning at the time that the outstanding principal amount of Pari-Passu Obligations (including the principal amount of the notes) equals or exceeds $400.0 million and for so long as such amount equals or exceeds $400.0 million, HGI shall not permit the Collateral Coverage Ratio to be less than 2.5 to 1 as of such dates.

(b) As of the last day of each fiscal quarter of HGI, HGI shall not permit the Liquid Collateral Coverage Ratio to be less than 1.25 to 1.0.

(c) From and after the date, if any, that HGI or any Guarantor makes any Investment in LightSquared pursuant to clause (e)(A)(ii) under “— Limitation on Restricted Payments” and so long as such Investment is still outstanding, HGI and the Guarantors shall not permit the Cash Collateral Coverage Ratio to be less than 2.0 to 1.0 at any time.

Limitation on Debt and Disqualified Stock

(a) Neither HGI nor any Guarantor will Incur any Debt.

(b) Notwithstanding the foregoing, HGI and, to the extent provided below, any Guarantor may Incur the following (“Permitted Debt”):

(1) [Reserved];

(2) Debt of HGI or any Guarantor owed to HGI or any Guarantor so long as such Debt continues to be owed to HGI or any Guarantor;

(3) Subordinated Debt of HGI or any Guarantor; provided that (a) such Debt has a Stated Maturity after the Stated Maturity of the notes and (b) on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, the Collateral Coverage Ratio is not less than 2.0 to 1.0, calculated as if all Debt of HGI and the Guarantors outstanding at such time was included in clause (ii) of the definition of “Collateral Coverage Ratio”;

(4) Debt of HGI pursuant to the notes (other than additional notes) and Debt of any Guarantor pursuant to a Note Guaranty of the notes (including additional notes);

(5) Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance (all of the foregoing, for purposes of this clause, “refinance”) then outstanding Debt in an amount not to exceed the principal amount of the Debt so refinanced, plus premiums, fees and expenses; provided that

(A) in case the Debt to be refinanced is Subordinated Debt, the new Debt, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Debt to be refinanced is subordinated to the notes,

(B) the new Debt does not have a Stated Maturity prior to the Stated Maturity of the Debt to be refinanced, and the Average Life of the new Debt is at least equal to the remaining Average Life of the Debt to be refinanced, and

(C) Debt Incurred pursuant to clauses (2), (3), (6), (7), (9), (10), (11), (12) and (13) may not be refinanced pursuant to this clause;

(6) Hedging Agreements of HGI or any Guarantor entered into in the ordinary course of business for the purpose of managing risks associated with the business of HGI or its Subsidiaries and not for speculation;

(7) Debt of HGI or any Guarantor with respect to (A) letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting other Debt, including letters of credit supporting performance, surety or appeal bonds, workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Debt with respect to reimbursement type obligations regarding workers’ compensation claims and (B) indemnification, adjustment of purchase price, earn-out or similar obligations incurred in connection with the acquisition or disposition of any business or assets;

(8) Debt of HGI outstanding on the Issue Date (and, for purposes of clause (5)(C), not otherwise constituting Permitted Debt);

(9) Debt of HGI or any Guarantor consisting of Guarantees of Debt of HGI or any Guarantor Incurred under any other clause of this covenant;

(10) Debt of HGI or any Guarantor Incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed $10.0 million;

(11) Debt arising from endorsing instruments of deposit and from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case, in the ordinary course of business; provided that such Debt is extinguished within five business days of Incurrence;

(12) Debt of HGI or any Guarantor consisting of the financing of insurance premiums;

(13) Contribution Debt; and

(14) Debt, which may include Capital Leases, Incurred on or after the Issue Date no later than 180 days after the date of purchase, or completion of construction or improvement of property, for the purpose of financing all or any part of the purchase price or cost of construction or improvement; provided that the principal amount of any Debt Incurred pursuant to this clause may not exceed (a) $1 million less (b) the aggregate outstanding amount of Permitted Refinancing Debt Incurred to refinance Debt Incurred pursuant to this clause.

(c) Notwithstanding any other provision of this covenant, for purposes of determining compliance with this covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that HGI or a Guarantor may Incur under this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced. The principal amount of any Debt Incurred to refinance other Debt, if Incurred in a different currency from the Debt being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Debt is denominated that is in effect on the date of such refinancing.

(d) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this covenant, HGI, in its sole discretion, will classify items of Debt and will only be required to include the amount and type of such Debt in one of such clauses and HGI will be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this covenant, and may, at any time after such Incurrence (based on circumstances existing at such time), change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this covenant at any time. If any Contribution Debt is redesignated as Incurred under any provision other than clause (13) of paragraph (b), the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) of “Limitation on Restricted Payments.”

(e) Neither HGI nor any Guarantor may Incur any Debt that is subordinated in right of payment to other Debt of HGI or the Guarantor unless such Debt is also subordinated in right of payment to the notes or the relevant Note Guaranty on substantially identical terms. This does not apply to distinctions between categories of Debt that exist by reason of any Liens or Guarantees securing or in favor of some but not all of such Debt.

Limitation on Restricted Payments

(a) HGI will not, and, to the extent within HGI’s control, will not permit any of its Subsidiaries (including any Guarantor) to, directly or indirectly (the payments and other actions described in the following clauses being collectively “Restricted Payments”):

•	declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in HGI’s Qualified Equity Interests) held by Persons other than HGI or any of its Subsidiaries;

•	purchase, redeem or otherwise acquire or retire for value any Equity Interests of HGI or any direct or indirect parent of HGI held by Persons other than HGI or any of its Subsidiaries;

•	repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt of HGI or any Guarantor except a payment of interest or principal at Stated Maturity; or

•	make any Investment in any direct or indirect parent of HGI;

unless, at the time of, and after giving effect to, the proposed Restricted Payment:

(1) no Default has occurred and is continuing,

(2) the Company’s Collateral Coverage Reserve would be not less than the ratio specified under “— Maintenance of Collateral Coverage” that is then applicable, and

(3) the aggregate amount expended for all Restricted Payments made on or after the Issue Date would not, subject to paragraph (c), exceed the sum of

(A) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning with the first fiscal quarter commencing after the Issue Date and ending on the last day of HGI’s most recently completed fiscal quarter for which internal financial statements are available, plus

(B) subject to paragraph (c), the aggregate net cash proceeds and the fair market value of marketable securities or other property received by HGI (other than from a Subsidiary) after the Issue Date

(i) from the issuance and sale of its Qualified Equity Interests, including by way of issuance of its Disqualified Equity Interests or Debt to the extent since converted into Qualified Equity Interests of HGI, or

(ii) as a contribution to its common equity (but excluding any equity contribution consisting of Equity Interests of Spectrum or related assets contributed in connection with the satisfaction of the conditions for the release of proceeds from the initial sale of the notes on the Issue Date).

The amount expended in any Restricted Payment, if other than in cash, will be deemed to be the fair market value of the relevant non-cash assets, as determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.

(b) The foregoing will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with paragraph (a);

(2) dividends or distributions by a Subsidiary payable, on a pro rata basis or on a basis more favorable to HGI, to all holders of any class of Capital Stock of such Subsidiary a majority of the voting power of which is held, directly or indirectly through Subsidiaries, by HGI;

(3) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(4) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI or any direct or indirect parent in exchange for, or out of the proceeds of (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of, Qualified Equity Interests of HGI or (ii) a contribution to the common equity capital of HGI;

(5) the repayment, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Debt of HGI in exchange for, or out of the proceeds of, (i) an offering (occurring within 60 days of such purchase, redemption or other acquisition or retirement for value) of Qualified Equity Interests of HGI or (ii) a contribution to the common equity capital of the Issuer;

(6) the purchase, redemption or other acquisition or retirement for value of Equity Interests of HGI held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any twelve-month period after the Issue Date does not exceed an aggregate amount of $5.0 million;

(7) the repurchase of any Subordinated Debt at a purchase price not greater than (x) 101% of the principal amount thereof in the event of a change of control pursuant to a provision no more favorable to the holders thereof than “— Repurchase of Notes Upon a Change of Control” or (y) 100% of the principal amount thereof in the event of an Asset Sale pursuant to a provision no more favorable to the holders thereof than “— Limitation on Asset Sales”, provided that, in each case, prior to the repurchase HGI has made an Offer to Purchase and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(8) Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $10.0 million;

(9) (a) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes) and (b) Restricted Payments by HGI to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of HGI in an aggregate amount under this clause (b) not to exceed $1.0 million;

(10) payment of dividends or distributions on Disqualified Equity Interests of HGI or any Guarantor and payment of any redemption price or liquidation value of any Disqualified Equity Interest when due in accordance with its terms, in each case, to the extent that such Disqualified Equity Interest was permitted to be Incurred in accordance with the provisions of the indenture;

(11) in the case of any Subsidiary of HGI that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by Permitted Holders), Investments by such Subsidiary in private collective investment vehicles owned or managed by Permitted Holders;

(12) Payments by HGI used to fund costs, expenses and fees related to (i) the Spectrum Brands Acquisition as disclosed in the offering circular or (ii) future acquisitions if such costs, expenses and fees are reasonable and customary (as determined in good faith by HGI); and

(13) the payment of dividends on Qualified Equity Interests of up to 8.0% per annum of the greater of the gross proceeds received by HGI from any offering or sale of such Qualified Equity Interests after the Issue Date or the accreted value of such Equity Interests (provided that the aggregate amount of dividends paid on such Qualified Equity Interests shall not exceed the proceeds therefrom received by HGI after the Issue Date);

provided that, in the case of clauses (6), (7), (10) and (13), no Default has occurred and is continuing or would occur as a result thereof.

(c) Proceeds of the issuance of Qualified Equity Interests will be included under clause (3) of paragraph (a) only to the extent they are not applied as described in clause (4) or (5) of paragraph (b). Restricted Payments permitted pursuant to clauses (2) through (9), (11) and (12) will not be included in making the calculations under clause (3) of paragraph (a).

(d) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) above, or is entitled to be incurred pursuant to paragraph (a) of this covenant, HGI will be entitled to classify or re-classify (based on circumstances existing at the time of such re-classification) such Restricted Payment (or portion thereof) in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the paragraph (a) of this covenant.

(e) HGI and the Guarantors will not directly or indirectly make any Investment in

(A) LightSquared; provided that HGI and any Guarantor may acquire Equity Interests in LightSquared (which Equity Interests in LightSquared shall be pledged as Collateral) (i) solely in exchange for Qualified Equity Interests of HGI or solely as a contribution to the common equity of HGI; or (ii) if, after giving effect to the Investment, the Cash Collateral Coverage Ratio would be at least 2.0 to 1.0; or

(B) any Persons, the Equity Interests of which constitute Excluded Property of a type described in clause (iii) of the definition thereof; provided that HGI may make Investments in such Persons in an aggregate amount under this clause (B) not to exceed $15.0 million.

In the case of clause (B), such restriction shall no longer apply (and Investments made in such Person shall no longer count against the amount set forth in the proviso) if the Equity Interests of such Person cease to constitute Excluded Property and are pledged as Collateral.

Limitation on Liens

Neither HGI nor any Guarantor will, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens or, in the case of the Collateral, other than Permitted Collateral Liens) upon any of their property or assets, now owned or hereafter acquired.

Limitation on Sale and Leaseback Transactions

Neither HGI nor any Guarantor will enter into any Sale and Leaseback Transaction with respect to any property or asset unless HGI or the Guarantor would be entitled to

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to “— Limitation on Debt and Disqualified Stock”, and

(2) create a Lien on such property or asset securing such Attributable Debt without equally and ratably securing the notes pursuant to “— Limitation on Liens”,

in which case, the corresponding Debt and Lien will be deemed Incurred pursuant to those provisions.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

(a) Except as provided in paragraph (b), HGI will not, and, to the extent within HGI’s control, will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction of any kind on the ability of any Subsidiary to:

(1) pay dividends or make any other distributions on any Equity Interests of the Subsidiary owned by HGI or any other Subsidiary;

(2) pay any Debt or other obligation owed to HGI or any other Subsidiary;

(3) make loans or advances to HGI or any other Subsidiary; or

(4) transfer any of its property or assets to HGI or any other Subsidiary.

(b) The provisions of paragraph (a) do not apply to any encumbrances or restrictions:

(1) existing on the Issue Date in the indenture or any other agreements in effect on the Issue Date, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(2) existing under or by reason of applicable law, rule, regulation or order;

(3) existing with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by HGI or any Subsidiary, which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person (other than Subsidiaries of such Person) and (ii) do not materially adversely affect the ability to make interest, principal and redemption payments on the notes and any extensions, renewals, replacements, or refinancings of any of the foregoing, provided the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the noteholders than the encumbrances or restrictions being extended, renewed, replaced or refinanced;

(4) of the type described in clause (a)(4) arising or agreed to in the ordinary course of business (i) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license or (ii) by virtue of any Lien on, or agreement to transfer, option or similar right (including any asset sale or stock sale agreement) with respect to any property or assets of, HGI or any Subsidiary;

(5) with respect to a Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Subsidiary that is permitted by “— Limitation on Asset Sales”;

(6) contained in the terms governing any Debt of any Subsidiary if the encumbrances or restrictions are ordinary and customary for a financing of that type;

(7) required pursuant to the indenture;

(8) existing pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

(9) consisting of restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords under contracts entered into in the ordinary course of business;

(10) existing pursuant to purchase money and capital lease obligations for property acquired in the ordinary course of business; and

(11) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which HGI or any of its Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance solely of the property or assets of HGI or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of HGI or such Subsidiary or the assets or property of any other Subsidiary.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or other Preferred Stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to HGI or any Subsidiary to other Debt Incurred by HGI or any such Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Repurchase of Notes upon a Change of Control

If a Change of Control occurs, each holder of notes will have the right to require HGI to repurchase all or any part (equal to $2,000 or a higher multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, HGI will offer a payment (such payment, a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, HGI will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice (the “Change of Control Payment Date”), which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. HGI will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, HGI will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On or before the Change of Control Payment Date, HGI will, to the extent lawful:

(1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof properly tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by HGI.

The paying agent will promptly mail or wire transfer to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that such new note will be in a principal amount of $2,000 or a higher integral multiple of $1,000.

A Change of Control will generally constitute a change of control under Spectrum’s existing debt instruments, and any future credit agreements or other agreements to which HGI or any of its Subsidiaries becomes a party may provide that certain change of control events with respect to HGI would constitute a default under these agreements. HGI’s ability to pay cash to the holders following the occurrence of a Change of Control may be limited by HGI’s then existing financial resources. Moreover, the exercise by the holders of their right to require HGI to purchase the notes could cause a default under other debt, even if the Change of Control itself does not, due to the financial effect of the purchase on HGI. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See “Risk Factors — Risks Related to the Notes — We may be unable to repurchase the notes upon a change of control.”

HGI will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by HGI and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given with respect to all the notes pursuant to the indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The provisions under the indenture relative to HGI’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in principal amount of the notes.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of HGI and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require HGI to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of HGI and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Limitation on Asset Sales

Neither HGI nor any Guarantor will make any Asset Sale unless the following conditions are met:

(1) The Asset Sale is for fair market value, as determined in good faith by the Board of Directors.

(2) At least 75% of the consideration consists of Cash Equivalents received at closing or Replacement Assets (provided such Replacement Assets or Equity Interests of any direct Subsidiary that directly or indirectly owns such Replacement Assets are pledged as Collateral pursuant to the Security Documents). For purposes of this clause (2):

(A) the assumption by the purchaser of Debt or other obligations (other than Subordinated Debt) of HGI or a Guarantor pursuant to a customary novation agreement,

(B) instruments or securities received from the purchaser that are promptly, but in any event within 120 days of the closing, converted by HGI to Cash Equivalents, to the extent of the Cash Equivalents actually so received and

(C) any Designated Non-cash Consideration received by HGI or any Guarantor in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed $10.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) (provided such assets or Equity Interests of any direct Subsidiary that directly or indirectly owns such assets are pledged as Collateral pursuant to the Security Documents)

shall be considered Cash Equivalents received at closing.

(3) Within 420 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Net Cash Proceeds may be used to (a) acquire all or substantially all of the assets of an operating business, a majority of the Voting Stock of another Person that thereupon becomes a Subsidiary engaged in an operating business or to make other Investments in Persons other than Permitted Holders in the ordinary course of business (collectively, “Replacement Assets”) or (b) to make a capital contribution to a Subsidiary, the proceeds of which are used by such Subsidiary to purchase an operating business, to make capital expenditures or otherwise acquire long-term assets that are to be used in an operating business (which assets or Voting Stock shall be pledged as Collateral) or to make other Investments in Persons other than Permitted Holders in the ordinary course of business.

Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, Cash Equivalents (whether or not actual Net Cash Proceeds of such Asset Sale) used for the purposes described in this clause (3) that are designated as uses in accordance with this clause (3), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Cash Proceeds applied in accordance with this clause (3).

(4) The Net Cash Proceeds of an Asset Sale not applied pursuant to clause (3) within 420 days of the Asset Sale constitute “Excess Proceeds”. Excess Proceeds of less than $2.0 million will be carried forward and accumulated; provided that until the aggregate amount of Excess Proceeds equals or exceeds $20.0 million, all or any portion of such Excess Proceeds may be used or invested in the manner described in clause (3) above and such invested amount shall no longer be considered Excess Proceeds. When accumulated Excess Proceeds equals or exceeds such amount, HGI must, within 30 days, make an Offer to Purchase notes having a principal amount equal to

(A) accumulated Excess Proceeds, multiplied by

(B) a fraction (x) the numerator of which is equal to the outstanding principal amount of the notes and (y) the denominator of which is equal to the outstanding principal amount of the notes and all Pari-Passu Obligations secured by Liens on the Collateral and owed to anyone other than HGI, a Subsidiary or any Permitted Holder similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest $1,000. The purchase price for the notes will be 100% of the principal amount plus accrued interest to the date of purchase. If the Offer to Purchase is for less than all of the outstanding notes and notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, HGI will purchase notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, by lot or any other method that the trustee in its sole discretion deems fair and appropriate with adjustments so that only notes in multiples of $1,000 principal amount will be purchased. Upon completion of the Offer to Purchase, Excess Proceeds will be reset at zero, and any Excess Proceeds remaining after consummation of the Offer to Purchase may be used for any purpose not otherwise prohibited by the indenture.

Limitation on Transactions with Affiliates

(a) HGI will not, and, to the extent within HGI’s control, will not permit any Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement including the purchase, sale, lease or exchange of property or assets, or the rendering of any service with any Affiliate of HGI or any Subsidiary (a “Related Party Transaction”), involving payments or consideration in excess of $1.0 million except upon fair and reasonable terms that taken as a whole are no less favorable to HGI or the Subsidiary than could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of HGI.

(b) Any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5.0 million must first be approved by a majority of the Board of Directors who are disinterested in the subject matter of the transaction pursuant to a Board Resolution delivered to the trustee. Prior to entering into any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $15.0 million, HGI must in addition obtain and deliver to the trustee a favorable written opinion from a nationally recognized investment banking, appraisal, or accounting firm as to the fairness of the transaction to HGI and its Subsidiaries from a financial point of view.

(c) The foregoing paragraphs do not apply to

(1) any transaction between HGI and any of its Subsidiaries or between Subsidiaries of HGI;

(2) the payment of reasonable and customary regular fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of HGI who are not employees of HGI;

(3) any Restricted Payments if permitted by “— Limitation on Restricted Payments”;

(4) transactions or payments, including the award of securities, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business, or approved by the Board of Directors;

(5) transactions pursuant to any contract or agreement in effect on the Issue Date, as amended, modified or replaced from time to time so long as the terms of the amended, modified or new agreements, taken as a whole, are no less favorable to HGI and its Subsidiaries than those in effect on the date of the indenture;

(6) the entering into of a customary agreement providing registration rights to the direct or indirect stockholders of HGI and the performance of such agreements;

(7) the issuance of Equity Interests (other than Disqualified Equity Interests) of HGI to any Person or any transaction with an Affiliate where the only consideration paid by HGI or any Subsidiary is Equity Interests (other than Disqualified Equity Interests) of HGI or any contribution to the capital of HGI;

(8) the entering into of any tax sharing agreement or arrangement or any other transactions undertaken in good faith for the sole purpose of improving the tax efficiency of HGI and its Subsidiaries;

(9) (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, (B) transactions with joint ventures entered into in ordinary course of business and consistent with past practice or industry norm or (C) any management services or support agreement entered into on terms consistent with past practice and approved by a majority of HGI’s Board of Directors (including a majority of the disinterested directors) in good faith;

(10) transactions permitted by, and complying with, the provisions of, the “Consolidation, Merger or Sale of Assets” covenant, or any merger, consolidation or reorganization of HGI with an Affiliate, solely for the purposes of reincorporating HGI in a new jurisdiction;

(11) (a) transactions between HGI or any of its Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of HGI; provided that such director abstains from voting as a director of HGI on any matter involving such other Person or (b) transactions entered into with any of HGI’s or its Subsidiaries or Affiliates for shared services, facilities and/or employee arrangements entered into on commercially reasonable terms (as determined in good faith by HGI);

(12) Investments permitted pursuant to clause (11) of “— Covenants — Limitation on Restricted Payments” on commercially reasonable terms (as determined in good faith by HGI);

(13) payments by HGI or any Subsidiary to any Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are on arms’-length terms and are approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;

(14) any transaction pursuant to which any Permitted Holder provides HGI and/or its Subsidiaries, at cost, with services, including services to be purchased from third-party providers, such as legal and accounting, tax, consulting, financial advisory, corporate governance, insurance coverage and other services, which transaction is approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith;

(15) the contribution of Equity Interests of Spectrum to HGI or any Subsidiary by a Permitted Holder; and

(16) the entering into of customary investment management contracts between a Permitted Holder and any Subsidiary of HGI that, in the ordinary course of its business, makes Investments in private collective investment vehicles (including private collective investment vehicles other than those owned by Permitted Holders), which investment management contacts are entered into on commercially reasonable terms and approved by a majority of the members of the Board of Directors (including a majority of the disinterested directors) in good faith.

Financial Reports

(a) Whether or not HGI is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, HGI must provide the trustee and noteholders with, or electronically file with the Commission, within the time periods specified in those sections

(1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if HGI were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to annual information only, a report thereon by HGI’s certified independent accountants, and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if HGI were required to file such reports.

In addition, whether or not required by the Commission, HGI will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations. In addition, HGI will make the information and reports available to securities analysts and prospective investors upon request.

For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144, HGI will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Reports to Trustee

HGI will deliver to the trustee:

(1) within 120 days after the end of each fiscal year a certificate stating that HGI has fulfilled its obligations under the indenture or, if there has been a Default, specifying the Default and its nature and status; and

(2) as soon as reasonably possible and in any event within 30 days after HGI becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of the Default, and the action which HGI proposes to take with respect thereto.

No Investment Company Registration

Neither HGI nor any Guarantor will register, or be required to register, as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Consolidation, Merger or Sale of Assets

HGI

(a) HGI will not

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person or

•	permit any Person to merge with or into HGI,

unless:

(1) either (x) HGI is the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of the obligations of HGI under the indenture and the notes and the registration rights agreement;

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing;

(3) immediately after giving effect to the transaction on a pro forma basis, HGI or the resulting surviving or transferee Person would be in compliance with the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” and “— Certain Covenants — Maintenance of Collateral Coverage” (calculated as if the date of the transaction was a date on which such covenant is required to be tested under “— Maintenance of Collateral Coverage”); and

(4) HGI delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the indenture;

provided, that clauses (2) and (3) do not apply (i) to the consolidation or merger of HGI with or into a Wholly Owned Subsidiary or the consolidation or merger of a Wholly Owned Subsidiary with or into HGI or (ii) if, in the good faith determination of the Board of Directors of HGI, whose determination is evidenced by a Resolution of HGI’s Board of Directors, the sole purpose of the transaction is to change the jurisdiction of incorporation of HGI.

(b) HGI shall not lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons.

(c) The foregoing shall not apply to (i) any transfer of assets by HGI to any Guarantor, (ii) any transfer of assets among Guarantors or (iii) any transfer of assets by a Subsidiary that is not a Guarantor to (x) another Subsidiary that is not a Guarantor or (y) HGI or any Guarantor.

(d) Upon the consummation of any transaction effected in accordance with these provisions, if HGI is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, HGI under the indenture and the notes with the same effect as if such successor Person had been named as HGI in the indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all its assets, HGI will be released from its obligations under the indenture and the notes.

Guarantors

No Guarantor may:

•	consolidate with or merge with or into any Person, or

•	sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or

•	permit any Person to merge with or into the Guarantor

unless:

(A) the other Person is HGI or any Subsidiary that is Guarantor or becomes a Guarantor concurrently with the transaction; or

(B) (1) either (x) the Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Guarantor under its Note Guaranty; and

(2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(C) the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to HGI or a Subsidiary) otherwise permitted by the indenture.

Default and Remedies

Events of Default

An “Event of Default” occurs if

(1) HGI defaults in the payment of the principal of any note when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);

(2) HGI defaults in the payment of interest (including any Additional Interest) on any note when the same becomes due and payable, and the default continues for a period of 30 days;

(3) HGI fails to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to “— Repurchase of Notes Upon a Change of Control” or “— Certain Covenants — Limitation on Asset Sales”, or HGI or any Guarantor fails to comply with “— Consolidation, Merger or Sale of Assets”;

(4) HGI defaults in the performance of or breaches the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” or “— Certain Covenants — Maintenance of Collateral Coverage” and such default or breach is not cured within (i) 45 days after the date of default under clause (a) of “— Certain Covenants — Maintenance of Collateral Coverage” or (ii) 15 days after the date of any default under “— Certain Covenants — Maintenance of Liquidity,” or clauses (b) or (c) of “— Certain Covenants — Maintenance of Collateral Coverage” (it being understood that the date of default in the case of covenants tested at the end of a fiscal period is the last day of such fiscal period);

(5) HGI defaults in the performance of or breaches any other covenant or agreement of HGI in the indenture or under the notes and the default or breach continues for a period of 60 consecutive days after written notice to HGI by the trustee or to HGI and the trustee by the holders of 25% or more in aggregate principal amount of the notes;

(6) the failure by HGI or any Significant Subsidiary to pay any Debt within any applicable grace period after final maturity or the acceleration of any such Debt by the holders thereof because of a default, in each case, if the total amount of such Debt unpaid or accelerated exceeds $25.0 million;

(7) one or more final judgments or orders for the payment of money are rendered against HGI or any of its Significant Subsidiaries and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25.0 million (in excess of amounts which HGI’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(8) certain bankruptcy defaults occur with respect to HGI or any Significant Subsidiary;

(9) any Note Guaranty of a Significant Subsidiary ceases to be in full force and effect, other than in accordance the terms of the indenture, or a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Note Guaranty; or

(10) (a) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral (with a fair market value in excess of $25.0 million) intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by the indenture or the Security Documents), (b) any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of the indenture) or (c) the enforceability of the Liens created by the Security Documents shall be contested by HGI or any Guarantor that is a Significant Subsidiary.

Consequences of an Event of Default

If an Event of Default, other than a bankruptcy default with respect to HGI, occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to HGI (and to the trustee if the notice is given by the holders), may, and the trustee at the request of such holders shall, declare the principal of and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs with respect to HGI, the principal of and accrued interest on the notes then outstanding will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding notes by written notice to HGI and to the trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Except as otherwise provided in “— Consequences of an Event of Default” or “— Amendments and Waivers — Amendments with Consent of Holders,” the holders of a majority in principal amount of the outstanding notes may, by notice to the trustee, waive an existing Default and its consequences. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

In the event of a declaration of acceleration of the notes because an Event of Default described in clause (6) under “Events of Default” has occurred and is continuing, the declaration of acceleration of the notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from holders of notes.

A holder may not institute any proceeding, judicial or otherwise, with respect to the indenture or the notes, or for the appointment of a receiver or trustee, or for any other remedy under the indenture or the notes, unless:

(1) the holder has previously given to the trustee written notice of a continuing Event of Default;

(2) holders of at least 25% in aggregate principal amount of outstanding notes have made written request to the trustee to institute proceedings in respect of the Event of Default in its own name as trustee under the indenture;

(3) holders have offered to the trustee indemnity reasonably satisfactory to the trustee against any costs, liabilities or expenses to be incurred in compliance with such request;

(4) the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such written request.

Notwithstanding anything to the contrary, the right of a holder of a note to receive payment of principal of or interest on its note on or after the Stated Maturities thereof, or to bring suit for the enforcement of any such payment on or after such dates, may not be impaired or affected without the consent of that holder.

If any Default occurs and is continuing and is known to the trustee, the trustee will send notice of the Default to each holder within 90 days after it occurs, unless the Default has been cured; provided that, except in the case of a default in the payment of the principal of or interest on any note, the trustee may withhold the notice if and so long as the trustee in good faith determines that withholding the notice is in the interest of the holders.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

No director, officer, employee, incorporator, member or stockholder of HGI or any Guarantor, as such, will have any liability for any obligations of HGI or such Guarantor under the notes, any Note Guaranty or the indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Amendments and Waivers

Amendments Without Consent of Holders

HGI and the trustee may amend or supplement the indenture, the notes (and HGI, the trustee or the Collateral Agent may amend or supplement the Security Documents) without notice to or the consent of any noteholder

(1) to cure any ambiguity, defect or inconsistency in the indenture or the notes;

(2) to comply with “— Consolidation, Merger or Sale of Assets”;

(3) to comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

(4) to evidence and provide for the acceptance of an appointment by a successor trustee;

(5) to provide for uncertificated notes in addition to or in place of certificated notes, provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

(6) to provide for any Guarantee of the notes, to secure the notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the notes when such release, termination or discharge is permitted by the indenture;

(7) to provide for or confirm the issuance of additional notes;

(8) to make any other change that does not materially and adversely affect the rights of any holder;

(9) to conform any provision to this “Description of Notes”, as certified by an officers’ certificate; or

(10) to evidence the issuance of any Pari-Passu Obligations and secure such obligations with Liens on the Collateral.

Amendments With Consent of Holders.

(a) Except as otherwise provided in “— Default and Remedies — Consequences of a Default” or paragraph (b), HGI and the trustee may amend the indenture and the notes with the written consent of the holders of a majority in principal amount of the outstanding notes and the holders of a majority in principal amount of the outstanding notes may waive future compliance by HGI with any provision of the indenture or the notes. In addition, the trustee is authorized to permit the Collateral Agent to amend any Security Document with the written consent of the holders of a majority in principal amount of the outstanding notes.

(b) Notwithstanding the provisions of paragraph (a), without the consent of each holder affected, an amendment or waiver may not

(1) reduce the principal amount of or change the Stated Maturity of any installment of principal of any note,

(2) reduce the rate of or change the Stated Maturity of any interest payment on any note,

(3) reduce the amount payable upon the redemption of any note or change the time of any mandatory redemption or, in respect of an optional redemption, the times at which any note may be redeemed,

(4) after the time an Offer to Purchase is required to have been made, reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder,

(5) make any note payable in money other than that stated in the note,

(6) impair the right of any holder of notes to receive any principal payment or interest payment on such holder’s notes, on or after the Stated Maturity thereof, or to institute suit for the enforcement of any such payment,

(7) make any change in the percentage of the principal amount of the notes required for amendments or waivers,

(8) modify or change any provision of the indenture affecting the ranking of the notes or any Note Guaranty in a manner adverse to the holders of the notes, or

(9) make any change in any Note Guaranty that would adversely affect the noteholders.

In addition, no amendment, supplement or waiver may release all or substantially all of the Collateral without the consent of holders of at least 75% in aggregate principal amount of notes.

It is not necessary for noteholders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

The Indenture will provide that, in determining whether the holders of the required principal amount of notes have concurred in any direction, waiver or consent, notes owned by HGI, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with HGI or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only notes outstanding at the time shall be considered in any such determination. As a result, notes held by the Harbinger Parties will not be able to vote in respect of any direction, waiver or consent so long as the Harbinger Parties control HGI.

Defeasance and Discharge

HGI may discharge its obligations under the notes and the indenture by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption within one year, subject to meeting certain other conditions.

HGI may also elect to

(1) discharge most of its obligations in respect of the notes and the indenture, not including obligations related to the defeasance trust or to the replacement of notes or its obligations to the trustee (“legal defeasance”) or

(2) discharge its obligations under most of the covenants and under clause (3) of “— Consolidation, Merger or Sale of Assets — HGI” (and the events listed in clauses (3), (4), (5), (6), (7), (8) (with respect to Significant Subsidiaries only), (9) and (10) under “— Default and Remedies — Events of Default” will no longer constitute Events of Default) (“covenant defeasance”)

by irrevocably depositing in trust with the trustee money or U.S. Government Obligations sufficient, in the opinion of an independent firm of certified public accountants, to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the trustee of either a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion could not be given absent a change of law after the date of the indenture.

In the case of either discharge or defeasance, the Note Guaranties, if any, will terminate.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture.

Except during the continuance of an Event of Default, the trustee need perform only those duties that are specifically set forth in the indenture and no others, and no implied covenants or obligations will be read into the indenture against the trustee. In case an Event of Default has occurred and is continuing, the trustee shall exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. No provision of the indenture will require the trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties thereunder, or in the exercise of its rights or powers, unless it receives indemnity satisfactory to it against any loss, liability or expense.

The indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of any obligor on the notes, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with HGI and its Affiliates; provided that if it acquires any conflicting interest it must either eliminate the conflict within 90 days, apply to the Commission for permission to continue or resign.

Form, Denomination and Registration of Notes

The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and higher integral multiples of $1,000, in the form of both global notes and certificated notes, as further provided below. Notes sold in reliance upon Regulation S under the Securities Act will be represented by an offshore global note. During the 40-day distribution compliance period as defined in Regulation S (the “Restricted Period”), the offshore global note will be represented exclusively by a temporary offshore global note. After the Restricted Period, beneficial interests in the temporary offshore global note will be exchangeable for beneficial interests in a permanent offshore global note, subject to the certification requirements described under “— Global Notes.” No payments of principal, interest or premium will be paid to holders of a beneficial interest in the temporary offshore global note until exchanged or transferred for an interest in another global note or certificated note. Notes sold in reliance upon Rule 144A under the Securities Act will be represented by the U.S. global note. Notes subsequently resold to institutional accredited investors will be in the form of an IAI global note.

The trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase. See “— Global Notes,” “— Certificated Notes,” and “Notice to Investors” for a description of additional transfer restrictions applicable to the notes.

No service charge will be imposed in connection with any transfer or exchange of any note, but HGI may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.

A beneficial interest in the offshore global note may be transferred to a Person who wishes to hold such beneficial interest through the U.S. global note only upon receipt by the trustee of a written certification of the transferee (a “Rule 144A certificate”) to the effect that such transferee is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A. A beneficial interest in the temporary offshore global note may be transferred to a Person who wishes to hold such beneficial interest in the form of a certificated note only upon receipt by the trustee of (x) a Rule 144A certificate of the transferee or (y) a written certification of the transferee (an “institutional accredited investor certificate”) to the effect that such transferee is an institutional accredited investor within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and/or an opinion of counsel and such other certifications and evidence as HGI may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated notes to an institutional accredited investor must involve notes having a principal amount of not less than $250,000. After the Restricted Period, beneficial interests in the temporary offshore global note will be exchangeable for beneficial interests in the permanent offshore global note only upon receipt by the trustee of a certification on behalf of the beneficial owner that such beneficial owner is either (i) not a U.S. person (within the meaning of Regulation S under the Securities Act) or (ii) a U.S. person who purchased the notes in a transaction that did not require registration under the Securities Act.

A beneficial interest in the U.S. global note may be transferred to a Person who wishes to hold such beneficial interest through the offshore global note only upon receipt by the trustee of a written certification of the transferor (a “Regulation S certificate”) to the effect that such transfer is being made in compliance with Regulation S under the Securities Act. A beneficial interest in the U.S. global note may be transferred to a Person who wishes to hold such beneficial interest in the form of a certificated note only upon receipt by the trustee of (x) a Rule 144A certificate of the transferee, (y) a Regulation S certificate of the transferor or (z) an institutional accredited investor certificate of the transferee, and/or an opinion of counsel and such other certifications and evidence as HGI may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated notes to an institutional accredited investor must involve notes having a principal amount of not less than $250,000.

The restrictions on transfer described in the preceding two paragraphs will not apply (1) to notes sold pursuant to a registration statement under the Securities Act or to exchange notes or (2) after such time (if any) as HGI determines and instructs the trustee that the notes are eligible for resale pursuant to Rule 144 under the Securities Act without the need for current public information. There is no assurance that the notes will become eligible for resale pursuant to Rule 144.

Any beneficial interest in one global note that is transferred to a Person who takes delivery in the form of an interest in another global note will, upon transfer, cease to be an interest in such global note and become an interest in the other global note and, accordingly, will thereafter be subject to all transfer restrictions applicable to beneficial interests in such other global note for as long as it remains such an interest.

HGI will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. HGI expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. HGI also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of HGI, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

A certificated note may be transferred to a Person who wishes to hold a beneficial interest in the U.S. global note only upon receipt by the trustee of a Rule 144A certificate of the transferee. A certificated note may be transferred to a Person who wishes to hold a beneficial interest in the offshore global note only upon receipt by the trustee of a Regulation S certificate of the transferor. A certificated note may be transferred to a Person who wishes to hold a certificated note only upon receipt by the trustee of (x) a Rule 144A certificate of the transferee, (y) a Regulation S certificate of the transferor or (z) an institutional accredited investor certificate of the transferee, and/or an opinion of counsel and such other certifications and evidence as HGI may reasonably require in order to determine that the proposed transfer is being made in compliance with the Securities Act. Any such transfer of certificated notes to an institutional accredited investor must involve notes having a principal amount of not less than $250,000. The restrictions on transfer described in this paragraph will not apply (1) to notes sold pursuant to a registration statement under the Securities Act or to exchange notes or (2) after such time (if any) as HGI determines and instructs the trustee that the notes are eligible for resale pursuant to Rule 144 under the Securities Act without the need for current public information. There is no assurance that the notes will become eligible for resale pursuant to Rule 144. Notwithstanding the foregoing, certificated notes that do not bear the restricted legend set forth under “Notice to Investors” will not be subject to the restrictions described above applicable to transfers to Persons who will hold in the form of beneficial interests in the offshore global note or certificated notes.

If DTC notifies HGI that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by HGI within 90 days of such notice, or an Event of Default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC. Any such certificated note issued in exchange for a beneficial interest in the U.S. global note or the temporary offshore global note will bear the restricted legend set forth under “Notice to Investors” and accordingly will be subject to the restrictions on transfer applicable to certificated notes bearing such restricted legend. In the case of certificated notes issued in exchange for beneficial interests in the temporary offshore global note, such certificated notes may be exchanged for certificated notes that do not bear such restricted legend after the Restricted Period, subject to the certification requirements applicable to exchanges of beneficial interests in the temporary offshore global note for beneficial interests in the permanent offshore global note described under “— Global Notes.” See “Notice to Investors.”

Same Day Settlement and Payment

The indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the paying agent will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. HGI expects that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing Law

The indenture, including any Note Guaranties, and the notes shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of laws principles.

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Asset Sale” means any sale, lease, transfer or other disposition of any assets by HGI or any Guarantor, including by means of a merger, consolidation or similar transaction and including any sale by HGI or any Guarantor of the Equity Interests of any Subsidiary (each of the above referred to as a “disposition”), provided that the following are not included in the definition of “Asset Sale”:

(1) a disposition to HGI or a Guarantor, including the sale or issuance by HGI or any Guarantor of any Equity Interests of any Subsidiary to HGI or any Guarantor;

(2) the disposition by HGI or any Guarantor in the ordinary course of business of (i) Cash Equivalents and cash management investments, (ii) damaged, worn out or obsolete assets, (iii) rights granted to others pursuant to leases or licenses, or (iv) inventory and other assets acquired and held for resale in the ordinary course of business (it being understood that any Equity Interests of any direct Subsidiary of HGI or any Guarantor and the assets of an operating business, unit, division or line of business shall not constitute inventory or other assets acquired and held for resale in the ordinary course of business);

(3) the sale or discount of accounts receivable arising in the ordinary course of business;

(4) a transaction covered by “— Consolidation, Merger or Sale of Assets— HGI”;

(5) a Restricted Payment permitted under “— Limitation on Restricted Payments”;

(6) the issuance of Disqualified Equity Interests pursuant to “— Limitation on Debt and Disqualified Stock”;

(7) any disposition in a transaction or series of related transactions of assets with a fair market value of less than $5.0 million;

(8) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(9) any surrender or waiver of contract rights pursuant to a settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(10) foreclosure or any similar action with respect to any property or other asset of HGI or any of its Subsidiaries;

(11) dispositions in connection with Permitted Liens; and

(12) dispositions of marketable securities, other than shares of Spectrum common stock, constituting less than 5% of the Total Assets; provided that such disposition is at fair market value and the consideration consists of Cash Equivalents.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction determined in accordance with GAAP, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Average Life” means, with respect to any Debt or Disqualified Equity Interests, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment of such Debt or such redemption or similar payment with respect to such Disqualified Equity Interests and (y) the amount of such principal, or redemption or similar payment by (ii) the sum of all such principal, or redemption or similar payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or, except with respect to the definition of Change of Control, any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(2) with respect to a limited liability company, any managing member thereof or, if managed by managers, the board of managers thereof, or any duly authorized committee thereof having the authority of the full board with respect to the determination to be made;

(3) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease” means, with respect to any Person, any lease of any property which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such

Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.

“Cash Collateral Coverage Ratio” means, on any date of determination, the ratio of (i) the Fair Market Value of the Collateral (but only to the extent the notes are secured by a first-priority Lien pursuant to the Security Agreements on such Collateral that is subject to no prior Liens) consisting of Cash Equivalents to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.

“Cash Equivalents” means

(1) United States dollars, or money in other currencies received in the ordinary course of business;

(2) U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding one year from the date of acquisition;

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof having capital, surplus and undivided profits in excess of $500 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition; and

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of HGI and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of HGI;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 35% or more of the voting power of the Voting Stock of HGI other than a Permitted Holder; provided that such event shall not be deemed a Change of Control so long as one or more Permitted Holders shall Beneficially Own more of the voting power of the Voting Stock of HGI than such person or group;

(4) the first day on which a majority of the members of the Board of Directors of HGI are not Continuing Directors;

For purposes of this definition, (i) any direct or indirect holding company of HGI shall not itself be considered a Person for purposes of clauses (1) or (3) above or a “person” or “group” for purposes of clauses (1) or (3) above, provided that no “person” or “group” (other than the Permitted Holders or another such holding company) Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of such company, and a majority of the Voting Stock of such holding company immediately following it becoming the holding company of HGI is Beneficially Owned by the Persons who Beneficially Owned the voting power of the Voting Stock of HGI immediately prior to it becoming such holding company and (ii) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as the Collateral Agent, or any collateral agent appointed pursuant to the Collateral Trust Agreement.

“Collateral Coverage Ratio” means, at the date of determination, the ratio of (i) the Fair Market Value of the Collateral (but only to the extent the notes are secured by a first-priority Lien on such Collateral pursuant to the Security Agreements that is subject to no prior Lien) to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.

“Collateral Trust Agreement” means the collateral trust agreement dated as of the Issue Date among HGI, the Collateral Agent and the trustee, as amended from time to time.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of HGI and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, provided that the following (without duplication) will be excluded in computing Consolidated Net Income:

(1) the net income (or loss) of any Person that is not a Guarantor, except that net income shall be included to the extent of the dividends or other distributions actually paid in cash to HGI or any of the Guarantors by such Person during such period;

(2) any net income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net after-tax gains or losses attributable to or associated with the extinguishment of Debt or Hedging Agreements;

(4) the cumulative effect of a change in accounting principles;

(5) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(6) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

(7) any expenses or charges related to any issuance of Equity Interests, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Debt (including amortization or write offs of debt issuance or deferred financing costs, premiums and prepayment penalties), in each case, whether or not successful, including any such expenses or charges attributable to the issuance and sale of the notes and the consummation of the exchange offer pursuant to the registration rights agreement; and

(8) any expenses or reserves for liabilities to the extent that HGI or any Subsidiary is entitled to indemnification therefor under binding agreements; provided that any liabilities for which HGI or such Subsidiary is not actually indemnified shall reduce Consolidated Net Income in the period in which it is determined that HGI or such Subsidiary will not be indemnified.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of HGI who:

(1) was a member of such Board of Directors on the Issue Date or

(2) was nominated for election or elected to such Board of Directors with the approval of the Permitted Holders or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Debt” means Debt or Disqualified Equity Interests of HGI or any Guarantor with a Stated Maturity (a) in the case of clause (1) below, on or after, or (b) in the case of clause (2) below, after the Stated Maturity of the notes in an aggregate principal amount or liquidation preference not greater than (i) $150 million (which amount is in respect of the cash proceeds of the issuance of Qualified Equity Interests of the Company on May 12, 2011 in an aggregate amount of $280 million) (in the case of Debt referred to in clause (1) below) and (ii) twice (in the case of unsecured Debt or Disqualified Equity Interests), the aggregate gross amount of cash proceeds received from the issuance and sale of Qualified Equity Interests of HGI or a capital contribution to the common equity of HGI; provided that:

(1) Contribution Debt may be secured by Liens on the Collateral (provided that no such Contribution Debt may be so secured unless, on the date of the Incurrence, after giving effect to the Incurrence and the receipt and application of the proceeds therefrom, (x) the aggregate principal amount of Debt outstanding and incurred under this clause (1), together with other Pari-Passu Obligations (including the notes) does not exceed $500.0 million and (y) HGI would be in compliance with the covenants set forth under “— Certain Covenants — Maintenance of Liquidity,” and “— Maintenance of Collateral Coverage” (calculated as if the Incurrence date was a date on which such covenant is required to be tested under “— Maintenance of Collateral Coverage”));

(2) such cash has not been used to make a Restricted Payment and shall thereafter be excluded from any calculation under paragraph (a)(3)(B) under “Limitation on Restricted Payments” (it being understood that if any such Debt or Disqualified Stock Incurred as Contribution Debt is redesignated as Incurred under any provision other than paragraph (b)(13) of the “Limitation on Debt” covenant, the related issuance of Equity Interests may be included in any calculation under paragraph (a)(3)(B) in the “Limitation on Restricted Payments” covenant); and

(3) such Contribution Debt (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Debt pursuant to an officers’ certificate on the Incurrence date thereof.

Any cash received from the issuance and sale of Qualified Equity Interests of HGI or a capital contribution to the common equity of HGI may only be applied to incur secured Debt pursuant to clause (i) of the first paragraph above or unsecured Debt or Disqualified Equity Interests pursuant to clause (ii) of such paragraph. For example, if HGI issues Qualified Equity Interests and receives $100 of cash proceeds, HGI may either incur $50 of secured Debt (subject to the conditions set forth in such clause (i)) or $200 of unsecured Debt or Disqualified Equity Interests, but may not incur $50 of secured Debt and $150 of unsecured Debt.

“Debt” means, with respect to any Person, without duplication,

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments, excluding obligations in respect of trade letters of credit or bankers’ acceptances issued in respect of trade payables;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services which would have been recorded as liabilities under GAAP, excluding trade payables arising in the ordinary course of business;

(5) all obligations of such Person as lessee under Capital Leases (other than the interest component thereof);

(6) all Debt of other Persons Guaranteed by such Person to the extent so Guaranteed;

(7) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person;

(8) all obligations of such Person under Hedging Agreements; and

(9) all Disqualified Equity Interests of such Person;

provided, however, that notwithstanding the foregoing, Debt shall be deemed not to include (1) deferred or prepaid revenues or (2) any liability for federal, state, local or other taxes owed or owing to any governmental entity.

The amount of Debt of any Person will be deemed to be:

(A) with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation;

(B) with respect to Debt secured by a Lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, the lesser of (x) the fair market value of such asset on the date the Lien attached and (y) the amount of such Debt;

(C) with respect to any Debt issued with original issue discount, the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt;

(D) with respect to any Hedging Agreement, the net amount payable if such Hedging Agreement terminated at that time due to default by such Person; and

(E) otherwise, the outstanding principal amount thereof.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by HGI or a Guarantor in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officers’ certificate executed by an officer of HGI or such Guarantor at the time of such Asset Sale. Any particular item of Designated Non-cash Consideration will cease to be considered to be outstanding once it has been sold for cash or Cash Equivalents (which shall be considered Net Cash Proceeds of an Asset Sale when received).

“Disqualified Equity Interests” means Equity Interests that by their terms or upon the happening of any event are:

(1) required to be redeemed or redeemable at the option of the holder prior to the Stated Maturity of the notes for consideration other than Qualified Equity Interests, or

(2) convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Debt;

provided that (i) only the portion of the Equity Interests which is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the notes shall be deemed to be Disqualified Equity Interests, (ii) if such Equity Interests are issued to any employee or to any plan for the benefit of employees of HGI or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by HGI in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) Equity Interests will not constitute Disqualified Equity Interests solely because of provisions giving holders thereof the right to require repurchase or redemption upon an “asset sale” or “change of control” occurring prior to the Stated Maturity of the notes if those provisions:

(A) are no more favorable to the holders than “— Limitation on Asset Sales” and “— Repurchase of Notes Upon a Change of Control”, and

(B) specifically state that repurchase or redemption pursuant thereto will not be required prior to HGI’s repurchase of the notes as required by the indenture. “Disqualified Stock” means Capital Stock constituting Disqualified Equity Interests.

“Domestic Subsidiary” means any Subsidiary formed under the laws of the United States of America or any jurisdiction thereof.

“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Debt convertible into equity.

“Equity Offering” means a primary offering, whether by way of private placement or registered offering, after the Issue Date, of Qualified Stock of HGI other than an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” means

(i) motor vehicles, the perfection of a security interest in which is excluded from the Uniform Commercial Code in the relevant jurisdiction;

(ii) voting Equity Interests in any Foreign Subsidiary, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Equity Interests in such Foreign Subsidiary;

(iii) any interest in a joint venture or non-Wholly Owned Subsidiary to the extent and for so long as the attachments of security interest created hereby therein would violate any joint venture agreement, organizational document, shareholders agreement or equivalent agreement relating to such joint venture or Subsidiary;

(iv) any rights of HGI or any Guarantor in any contract or license if under the terms thereof, or any applicable law with respect thereto, the valid grant of a security interest therein to the Collateral Agent is prohibited and such prohibition has not been waived or the consent of the other party to such contract or license has not been obtained or, under applicable law, such prohibition cannot be waived;

(v) certain deposit accounts, the balance of which consists exclusively of (a) withheld income taxes and federal, state, local and foreign employment taxes in such amounts as are required to be paid to the IRS or any other applicable governmental authority and (b) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of HGI or any Guarantor;

(vi) other property that the Collateral Agent may determine from time to time that the cost of obtaining a Lien thereon exceeds the benefits of obtaining such a Lien (it being understood that the Collateral Agent shall have no obligation to make any such determination);

(vii) any intent-to-use U.S. trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application or the mark that is the subject of such application under applicable law;

(viii) Equity Interests of Zap.Com Corporation until such time as HGI determines that such Equity Interests should be pledged as Collateral, such determination (which shall be irrevocable) to be made by an officers’ certificate delivered by HGI to the Collateral Agent; and

(ix) an amount in Cash Equivalents not to exceed $1 million deposited for the purpose of securing, leases of office space, furniture or equipment;

provided however that “Excluded Property” shall not (i) apply to any contract or license to the extent the applicable prohibition is ineffective or unenforceable under the UCC (including Sections 9-406 through 9-409) or any other applicable law, or (ii) limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interest in and Lien upon any rights or interests of HGI or such Guarantor in or to moneys due or to become due under any such contract or license (including any accounts).

“Fair Market Value” means:

(i) in the case of any Collateral that (a) is listed on a national securities exchange or (b) is actively traded in the over-the-counter-market and represents equity in a Person with a market capitalization of at least $500 million on each trading day in the preceding 60 day period prior to such date, the product of (a) (i) the sum of the volume weighted average prices of a unit of such Collateral for each of the 20 consecutive trading days immediately prior to such date, divided by (ii) 20, multiplied by (b) the number of units pledged as Collateral;

(ii) in the case of any Collateral that is not so listed or actively traded (other than Cash Equivalents), the fair market value thereof (defined as the price that would be negotiated in an arms’-length transaction for cash between a willing buyer and willing seller, neither of which is acting under compulsion), as determined by a written opinion of a nationally recognized investment banking, appraisal, accounting or valuation firm that is not an Affiliate of HGI; provided that (i) such written opinion may be based on a desktop appraisal conducted by such banking, appraisal, accounting or valuation firm for any date of determination that is not the end of the fiscal year for HGI and (ii) the fair market value thereof determined by such written opinion may be determined as of a date as early as 30 days prior to the end of the applicable fiscal period on which a covenant is required to be tested (the end of such period being referred to as the “Test Date”); and

(iii) in the case of Cash Equivalents, the face value thereof.

The “volume weighted average price” means the per share of common stock (or per minimum denomination or unit size in the case of any security other than common stock) volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such common stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of such common stock (or per minimum denomination or unit size in the case of any security other than common stock) on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the trustee). The “volume weighted average price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

In the case of any assets referenced in clause (ii) above tested on a date of determination other than in connection with a Test Date, for purposes of calculating compliance with a covenant, HGI will be permitted to rely on the value as determined by the written opinion given for the most recently completed Test Date.

For the avoidance of doubt:

(i) if HGI will be in compliance with an applicable covenant at a Test Date even if an asset constituting Collateral had no value, it shall not be required to obtain an appraisal of such Collateral (in which case such Collateral shall be assumed to have no value for such purpose); and

(ii) if HGI will be in compliance with an applicable covenant at a Test Date if an asset constituting Collateral has a minimum specified value, an appraisal establishing that such Collateral is worth at least such minimum specified value shall be sufficient (in which case such Collateral shall be assumed to have such minimum specified value for such purpose).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person

(whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that the term “Guarantee” does not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each Subsidiary that executes a supplemental indenture providing for the guaranty of the payment of the notes, or any successor obligor under its Note Guaranty pursuant to “Consolidation, Merger or Sale of Assets”, in each case unless and until such Guarantor is released from its Note Guaranty pursuant to the indenture.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to manage fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to manage fluctuations in foreign exchange rates.

“Incur” and “Incurrence” means, with respect to any Debt or Capital Stock, to incur, create, issue, assume or Guarantee such Debt or Capital Stock. If any Person becomes a Guarantor on any date after the date of the indenture, the Debt and Capital Stock of such Person outstanding on such date will be deemed to have been Incurred by such Person on such date for purposes of “— Limitation on Debt and Disqualified Stock”, but will not be considered the sale or issuance of Equity Interests for purposes of “— Limitation on Asset Sales”. The accrual of interest, accretion of original issue discount or payment of interest in kind or the accretion or payment in kind, accumulation of dividends on any Equity Interests, will not be considered an Incurrence of Debt.

“Investment” means

(1) any direct or indirect advance, loan or other extension of credit to another Person,

(2) any capital contribution to another Person, by means of any transfer of cash or other property or in any other form,

(3) any purchase or acquisition of Equity Interests, bonds, notes or other Debt, or other instruments or securities issued by another Person, including the receipt of any of the above as consideration for the disposition of assets or rendering of services, or

(4) any Guarantee of any obligation of another Person.

“Issue Date” means the date on which the existing notes were originally issued under the indenture, or November 15, 2010.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or Capital Lease).

“Liquid Collateral Coverage Ratio” means the ratio of (i) the Fair Market Value of the Collateral (but only to the extent the notes are secured by a first-priority Lien pursuant to the Security Agreements on such Collateral that is subject to no prior Lien) consisting of (a) shares of common stock of Spectrum (so long as (A) such stock is listed on a national securities exchange or is actively traded on the over-the-counter market and (B) at least 15% of the outstanding shares of such stock is owned by persons other than the Company, its Subsidiaries and the Permitted Holders) and (b) Cash Equivalents to (ii) the principal amount of Debt secured by Liens on the Collateral outstanding on such date.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash (including (i) payments in respect of deferred payment obligations to the extent corresponding to, principal, but not interest, when received in the form of cash, and (ii) proceeds from the conversion of other consideration received when converted to cash), net of

(1) brokerage commissions, underwriting commissions and other fees and expenses related to such Asset Sale, including fees and expenses of counsel, accountants, consultants and investment bankers;

(2) provisions for taxes as a result of such Asset Sale taking into account the consolidated results of operations of HGI and its Subsidiaries;

(3) payments required to be made to holders of minority interests in Subsidiaries as a result of such Asset Sale or (except in the case of Collateral) to repay Debt outstanding at the time of such Asset Sale that is secured by a Lien on the property or assets sold;

(4) appropriate amounts to be provided as a reserve against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash; and

(5) payments of unassumed liabilities (not constituting Debt) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale.

“Note Guaranty” means the guaranty of the notes by a Guarantor pursuant to the indenture.

“Obligations” means, with respect to any Debt, all obligations (whether in existence on the Issue Date or arising afterwards, absolute or contingent, direct or indirect) for or in respect of principal (when due, upon acceleration, upon redemption, upon mandatory repayment or repurchase pursuant to a mandatory offer to purchase, or otherwise), premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable and liabilities with respect to such Debt, including all interest accrued or accruing after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the relevant documentation, whether or not the claim for such interest is allowed as a claim in such case or proceeding.

“Permitted Collateral Liens” means: (1) Liens on the Collateral to secure Obligations in respect of the notes (excluding any additional notes); (2) Liens on the Collateral that rank pari passu with or junior to the Liens securing the Obligations in respect of the notes and that secure Obligations in respect of Debt (including any additional notes) Incurred pursuant to clause (1) or (13) of the definition of Permitted Debt; (3) Liens to secure any Permitted Refinancing Debt (or successive Permitted Refinancing Debt) as a whole, or in part, of any Obligations secured by any Lien referred to in clauses (1) or (2) of this definition; and (4) Liens on the Collateral of the types described in clauses (4), (5), (6), (13), (14) and (15) of the definition of Permitted Liens.

“Permitted Holders” means

(1) each of Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd;

(2) any Affiliate of any Person specified in clause (1), other than another portfolio company thereof (which means a company actively engaged in providing goods and services to unaffiliated customers) or a company controlled by a “portfolio company”; or

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (1) or (2).

“Permitted Liens” means

(1) Liens existing on the Issue Date not otherwise permitted;

(2) Permitted Collateral Liens;

(3) pledges or deposits under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or to secure public or statutory obligations, surety bonds, customs duties and the like, or for the payment of rent, in each case incurred in the ordinary course of business and not securing Debt;

(4) Liens imposed by law, such as carriers’, vendors’, warehousemen’s and mechanics’ liens, in each case for sums not yet due or being contested in good faith and by appropriate proceedings;

(5) Liens in respect of taxes and other governmental assessments and charges which are not yet due or which are being contested in good faith and by appropriate proceedings;

(6) Liens incurred in the ordinary course of business not securing Debt and not in the aggregate materially detracting from the value of the properties or their use in the operation of the business of HGI and the Guarantors;

(7) Liens on property of a Person at the time such Person becomes a Guarantor, provided such Liens were not created in contemplation thereof and do not extend to any other property of HGI or any other Guarantor;

(8) Liens on property or the Equity Interests of any Person at the time HGI or any Guarantor acquires such property or Person, including any acquisition by means of a merger or consolidation with or into HGI or a Guarantor of such Person, provided such Liens were not created in contemplation thereof and do not extend to any other property of HGI or any Guarantor;

(9) Liens securing Debt or other obligations of HGI or a Guarantor to HGI or a Guarantor;

(10) Liens securing Hedging Agreements so long as such Hedging Agreements relate to Debt for borrowed money that is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Agreements;

(11) extensions, renewals or replacements of any Liens referred to in clauses (1), (7), or (8) in connection with the refinancing of the obligations secured thereby, provided that such Lien does not extend to any other property and, except as contemplated by the definition of “Permitted Refinancing Debt”, the amount secured by such Lien is not increased; and

(12) other Liens (not on the Collateral) securing obligations in an aggregate amount not exceeding $5.0 million;

(13) licenses or leases or subleases as licensor, lessor or sublessor of any of its property, including intellectual property, in the ordinary course of business;

(14) Liens securing office leases and office furniture and equipment in an aggregate amount not to exceed $1 million; and

(15) Liens on property securing Debt permitted pursuant to clause (b)(14) of “Limitation on Debt and Disqualified Stock”.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Qualified Stock” means all Capital Stock of a Person other than Disqualified Stock.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc. and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“Security Documents” means (i) the Security and Pledge Agreement, (ii) the Collateral Trust Agreement and (iii) the security documents granting a security interest in any assets of any Person to secure the Obligations under the notes and the Note Guarantees, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Subsidiary, or group of Subsidiaries, that would , taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Stated Maturity” means (i) with respect to any Debt, the date specified as the fixed date on which the final installment of principal of such Debt is due and payable or (ii) with respect to any scheduled installment of principal of or interest on any Debt, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Debt, not including any contingent obligation to repay, redeem or repurchase prior to the regularly scheduled date for payment.

“Subordinated Debt” means any Debt of HGI or any Guarantor which (i) is subordinated in right of payment to the notes or the Note Guaranty, as applicable, pursuant to a written agreement to that effect or (ii) is unsecured.

“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such Person and one or more Subsidiaries of such Person (or a combination thereof). Unless otherwise specified, “Subsidiary” means a Subsidiary of HGI.

“Total Assets” means the total assets of HGI and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of HGI.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agent or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director’s qualifying shares) is owned by HGI and one or more Wholly Owned Subsidiaries (or a combination thereof).

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC in accordance with the requirements of the Exchange Act. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Harbinger Group Inc., Attn.: Chief Financial Officer, 450 Park Avenue, 27th Floor, New York, NY 10022.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will opine that the exchange notes are binding obligations of the registrant.

EXPERTS

The consolidated balance sheets of Harbinger Group Inc. as of September 30, 2010 and 2009 (Successor), and the related consolidated statements of operations, cash flows, and changes in equity (deficit) and comprehensive income (loss) for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009, and the year ended September 30, 2008 (Predecessor) have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2010 and 2009 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009, and the year ended September 30, 2008 (Predecessor), and the financial statement schedule II, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report on the consolidated financial statements of Spectrum Brands Holdings, Inc. includes an explanatory paragraph that describes the Successor’s adoption of the provisions of ASC Topic 852, “Reorganization” formerly American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” in 2009, and the adoption of the measurement date provision in conformity with ASC Topic 715, “Compensation — Retirement Benefits” formerly SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans” in 2009.

The consolidated balance sheets of Russell Hobbs, Inc. and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended have been included herein in reliance upon the report of Grant Thornton LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheets of Fidelity & Guaranty Life Holdings, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholder’s equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2010, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The audit report covering these financial statements refers to a change in the method of accounting for other-than-temporary impairments in 2009 and for the fair value of financial instruments in 2008.

INDEX TO FINANCIAL STATEMENTS

Page
HARBINGER GROUP INC. AND SUBSIDIARIES
Audited Consolidated Financial Statements for the Fiscal Years Ended September 30, 2010, 2009 and 2008
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets as of September 30, 2010 and 2009	F-4
Consolidated Statements of Operations for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-5
Consolidated Statements of Cash Flows for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-6
Consolidated Statements of Changes in Equity and Comprehensive Income (Loss) for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009, the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008
F-8
Notes to Consolidated Financial Statements	F-9
Unaudited Condensed Consolidated Financial Statements for the Three and Six Month Periods Ended April 3, 2011 and April 4, 2010
Condensed Consolidated Balance Sheets as of April 3, 2011 and September 30, 2010	F-75
Condensed Consolidated Statements of Operations for the Three and Six Month Periods Ended April 3, 2011 and April 4, 2010	F-76
Condensed Consolidated Statements of Cash Flows for the Six Month Periods Ended April 3, 2011 and April 4, 2010	F-77
Notes to Condensed Consolidated Financial Statements	F-78

SPECTRUM BRANDS HOLDINGS, INC.
Audited Consolidated Financial Statements for the Fiscal Years Ended September 30, 2010, 2009 and 2008
Reports of Independent Registered Public Accounting Firm	F-104
Consolidated Statements of Financial Position as of September 30, 2010 and 2009 (Successor Company)	F-106
Consolidated Statements of Operations for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009 (Successor Company), the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008 (Predecessor Company)
F-107
Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009 (Successor Company), the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008 (Predecessor Company)
F-108
Consolidated Statements of Cash Flows for the Year Ended September 30, 2010, the Period August 31, 2009 to September 30, 2009 (Successor Company), the Period October 1, 2008 to August 30, 2009, and the Year Ended September 30, 2008 (Predecessor Company)
F-110
Notes to Consolidated Financial Statements	F-112
Schedule II — Valuation and Qualifying Accounts	F-183
Unaudited Condensed Consolidated Financial Statements for the Three and Six Month Periods Ended April 3, 2011 and April 4, 2010
Condensed Consolidated Statements of Financial Position as of April 3, 2011 and September 30, 2010	F-184
Condensed Consolidated Statements of Operations for the Three and Six Month Periods Ended April 3, 2011 and April 4, 2010	F-185

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Harbinger Group Inc.:

We have audited the accompanying consolidated balance sheets of Harbinger Group Inc. and subsidiaries (the “Company”) as of September 30, 2010 and September 30, 2009 (Successor), and the related consolidated statements of operations, cash flows, and changes in equity (deficit) and comprehensive income (loss) for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Harbinger Group Inc. and subsidiaries as of September 30, 2010 and September 30, 2009 (Successor), and the results of their operations and their cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor) in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on February 3, 2009. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 28, 2009. In connection with their emergence from bankruptcy, the Successor adopted fresh-start reporting in conformity with ASC Topic 852, “Reorganizations” formerly American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, effective as of August 30, 2009. Accordingly, the Successor’s consolidated financial statements prior to August 30, 2009 are not comparable to its consolidated financial statements for periods on or after August 30, 2009.

As discussed in Note 10 to the consolidated financial statements, effective September 30, 2009, the Successor adopted the measurement date provision of ASC Topic 715, “Compensation-Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans”.

/s/ KPMG LLP

New York, New York
June 10, 2011

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2010	2009
	(In thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents (Note 3)	$256,831	$97,800
Short-term investments (Note 3)	53,965	—
Receivables, net (Note 4)	406,447	299,451
Inventories, net (Note 4)	530,342	341,505
Prepaid expenses and other current assets (Note 8)	94,078	79,980

Total current assets	1,341,663	818,736
Properties, net (Note 4)	201,309	212,361
Goodwill (Notes 3 and 6)	600,055	483,348
Intangibles, net (Notes 3 and 6)	1,769,360	1,461,945
Deferred charges and other assets (Note 7)	103,808	44,356

Total assets	$4,016,195	$3,020,746

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt (Note 7)	$20,710	$53,578
Accounts payable	333,683	186,235
Accrued and other current liabilities (Note 4)	313,617	255,255

Total current liabilities	668,010	495,068
Long-term debt (Note 7)	1,723,057	1,529,957
Employee benefit obligations (Note 10)	97,946	55,855
Deferred income taxes (Note 8)	277,843	227,498
Other liabilities	71,512	51,489

Total liabilities	2,838,368	2,359,867

Commitments and contingencies (Note 12)
Harbinger Group Inc. stockholders’ equity:
Preferred stock, $.01 par; 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par; 500,000 shares authorized; 139,197 shares retrospectively issued and outstanding	1,392	—
Common stock, $.01 par; 648,000 adjusted shares authorized; 129,600 adjusted shares issued and outstanding	—	1,296
Additional paid-in capital	855,767	723,800
Accumulated deficit	(150,309)	(70,785)
Accumulated other comprehensive (loss) income	(5,195)	6,568

Total Harbinger Group Inc. stockholders’ equity	701,655	660,879
Noncontrolling interest (Note 3)	476,172	—

Total equity	1,177,827	660,879

Total liabilities and equity	$4,016,195	$3,020,746

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	Through	through	Year Ended
	September 30, 2010	September 30, 2009	August 30, 2009	September 30, 2008
	(In thousands, except per share amounts)
Net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Cost of goods sold	1,638,451	155,310	1,245,640	1,489,971
Restructuring and related charges (Note 14)	7,150	178	13,189	16,499

Gross profit	921,410	64,400	751,819	920,101
Operating expenses:
Selling (Note 3)	466,813	39,136	363,106	506,365
General and administrative (Notes 3, 10, and 12)	201,061	20,578	145,235	188,934
Research and development	31,013	3,027	21,391	25,315
Acquisition and integration related charges (Note 15)	45,101	—	—	—
Restructuring and related charges (Notes 3 and 14)	16,968	1,551	30,891	22,838
Goodwill and intangibles impairment (Notes 3 and 6)	—	—	34,391	861,234

	760,956	64,292	595,014	1,604,686

Operating income (loss)	160,454	108	156,805	(684,585)
Interest expense (Note 7)	277,015	16,962	172,940	229,013
Other expense (income), net	12,105	(816)	3,320	1,220

Loss from continuing operations before reorganization items and income taxes	(128,666)	(16,038)	(19,455)	(914,818)
Reorganization items (expense) income, net (Note 2)	(3,646)	(3,962)	1,142,809	—

(Loss) income from continuing operations before income taxes	(132,312)	(20,000)	1,123,354	(914,818)
Income tax expense (benefit) (Note 8)	63,195	51,193	22,611	(9,460)

(Loss) income from continuing operations	(195,507)	(71,193)	1,100,743	(905,358)
(Loss) income from discontinued operations, net of tax (Note 9)	(2,735)	408	(86,802)	(26,187)

Net (loss) income	(198,242)	(70,785)	1,013,941	(931,545)
Less: Net (loss) attributable to noncontrolling interest	(46,373)	—	—	—

Net (loss) income attributable to controlling interest	$(151,869)	$(70,785)	$1,013,941	$(931,545)

Net (loss) income per common share — basic and diluted (Note 3):
(Loss) income from continuing operations	$(1.13)	$(0.55)	$21.45	$(17.78)
(Loss) income from discontinued operations	(0.02)	0.00	(1.69)	(0.51)

Net (loss) income	$(1.15)	$(0.55)	$19.76	$(18.29)

Weighted average shares of common stock outstanding - basic and diluted	132,399	129,600	51,306	50,921

Amounts attributable to controlling interest:
(Loss) income from continuing operations	$(149,134)	$(71,193)	$1,100,743	$(905,358)
(Loss) income from discontinued operations	(2,735)	408	(86,802)	(26,187)

Net (loss) income	$(151,869)	$(70,785)	$1,013,941	$(931,545)

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30, 2010	September 30, 2009	August 30, 2009	September 30, 2008
		(In thousands)
Cash flows from operating activities
Net (loss) income	$(198,242)	$(70,785)	$1,013,941	$(931,545)
(Loss) income from discontinued operations	(2,735)	408	(86,802)	(26,187)

(Loss) income from continuing operations	(195,507)	(71,193)	1,100,743	(905,358)
Adjustments to reconcile net (loss) income from continuing operations to net cash provided by (used in) continuing operating activities:
Depreciation of properties	54,841	5,158	36,745	52,236
Amortization of intangibles	45,920	3,513	19,099	27,687
Stock compensation	16,710	—	2,636	5,098
Amortization of debt issuance costs	9,030	314	13,338	8,387
Amortization of debt discount	18,302	2,861	—	—
Write off of unamortized discount on retired debt	59,162	—	—	—
Write off of debt issuance costs on retired debt	6,551	—	2,358	—
Deferred income taxes	52,612	3,498	22,046	(37,237)
Impairment of goodwill and intangibles	—	—	34,391	861,234
Non-cash goodwill adjustment due to release of valuation allowance	—	47,443	—	—
Fresh-start reporting adjustments	—	—	(1,087,566)	—
Gain on cancelation of debt	—	—	(146,555)	—
Administrative related reorganization items	3,646	3,962	91,312	—
Payments for administrative related reorganization items	(47,173)	—	—	—
Non-cash increase to cost of goods sold due to inventory valuations	34,865	—	—	—
Non-cash interest expense on 12% Notes	24,555	—	—	—
Non-cash restructuring and related charges	16,359	1,299	28,368	29,726
Changes in operating assets and liabilities:		—	—	—
Receivables	12,702	5,699	68,203	8,655
Inventories	(66,127)	48,995	9,004	12,086
Prepaid expenses and other current assets	1,435	1,256	5,131	13,738
Accounts payable and accrued and other current liabilities	88,594	22,438	(80,463)	(62,165)
Other	(74,019)	(6,565)	(88,996)	(18,990)

Net cash provided by (used in) operating activities of continuing operations	62,458	68,678	29,794	(4,903)
Net cash provided by (used in) operating activities of discontinued operations	(11,221)	6,273	(28,187)	(5,259)

Net cash provided by (used in) operating activities	51,237	74,951	1,607	(10,162)

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30, 2010	September 30, 2009	August 30, 2009	September 30, 2008
		(In thousands)

Cash flows from investing activities:
Purchases of investments	(3,989)	—	—	—
Maturities of investments	30,094	—	—	—
Capital expenditures	(40,374)	(2,718)	(8,066)	(18,928)
Cash acquired in common control transaction	65,780	—	—	—
Business acquisitions, net of cash acquired	(2,577)	—	(8,460)	—
Proceeds from sales of assets	388	71	379	285

Net cash provided by (used in) investing activities of continuing operations	49,322	(2,647)	(16,147)	(18,643)
Net cash provided by (used in) investing activities of discontinued operations	—	—	(855)	12,376

Net cash provided by (used in) investing activities	49,322	(2,647)	(17,002)	(6,267)

Cash flows from financing activities:
Proceeds from new Senior Credit Facilities, excluding new ABL Revolving Credit Facility, net of discount	1,474,755	—	—	—
Payment of extinguished senior credit facilities, excluding old ABL revolving credit facility	(1,278,760)	—	—	—
Reduction of other debt	(8,456)	(4,603)	(120,583)	(425,073)
Proceeds from other debt financing	13,688	—	—	477,759
Debt issuance costs, net of refund	(55,024)	(287)	(17,199)	(152)
Extinguished ABL Revolving Credit Facility	(33,225)	(31,775)	65,000	—
(Payments of) proceeds on supplemental loan	(45,000)	—	45,000	—
Treasury stock purchases	(2,207)		(61)	(744)
Other financing activities	491	—	—	—

Net cash provided by (used in) financing activities	66,262	(36,665)	(27,843)	51,790

Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	(8,048)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	258	1,002	(376)	(441)

Net increase (decrease) in cash and cash equivalents	159,031	36,641	(43,614)	34,920
Cash and cash equivalents, beginning of period	97,800	61,159	104,773	69,853

Cash and cash equivalents, end of period	$256,831	$97,800	$61,159	$104,773

Supplemental disclosures of cash flow information:
Cash paid for interest	$136,429	$5,828	$158,380	$227,290
Cash paid for income taxes, net	36,951	1,336	18,768	16,999

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

					Accumulated
					Other
	Common				Comprehensive		Total
	Stock		Additional	Accumulated	Income (Loss)	Treasury	Stockholders’	Noncontrolling	Total
	Shares	Amount	Paid-in Capital	Deficit	(Note 3)	Stock	Equity (Deficit)	Interest	Equity (Deficit)
				(In thousands)

Balances at September 30, 2007, Predecessor	52,765	$690	$669,274	$(763,370)	$65,664	$(76,086)	$(103,828)	$—	$(103,828)
Net loss	—	—	—	(931,545)	—	—	(931,545)	—	(931,545)
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	2,459	—	2,459	—	2,459
Valuation allowance adjustment	—	—	—	—	(4,060)	—	(4,060)	—	(4,060)
Translation adjustment	—	—	—	—	5,236	—	5,236	—	5,236
Other unrealized gains and losses	—	—	—	—	146	—	146	—	146

Comprehensive loss	—	—	—	—	—	—	(927,764)	—	(927,764)

Issuance of restricted stock	408	4	(4)	—	—	—	—	—	—
Forfeiture of restricted stock	(268)	(2)	2	—	—	—	—	—	—
Treasury stock purchases	(130)	—	—	—	—	(744)	(744)	—	(744)
Stock compensation			5,098	—	—	—	5,098	—	5,098

Balances at September 30, 2008, Predecessor	52,775	$692	$674,370	$(1,694,915)	$69,445	$(76,830)	$(1,027,238)	$—	$(1,027,238)
Net income	—	—	—	1,013,941	—	—	1,013,941	—	1,013,941
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	(1,160)	—	(1,160)	—	(1,160)
Valuation allowance adjustment	—	—	—	—	5,104	—	5,104	—	5,104
Translation adjustment	—	—	—	—	(2,650)	—	(2,650)	—	(2,650)
Other unrealized gains and losses	—	—	—	—	9,817	—	9,817	—	9,817

Comprehensive income	—	—	—	—	—	—	1,025,052	—	1,025,052

Issuance of restricted stock	230	(1)	1	—	—	—	—	—	—
Forfeiture of restricted stock	(82)	—	—	—	—	—	—	—	—
Treasury stock purchases	(185)	—	—	—	—	(61)	(61)	—	(61)
Stock compensation	—	—	2,636	—	—	—	2,636	—	2,636
Cancellation of Predecessor common stock	(52,738)	(691)	(677,007)	—	—	76,891	(600,807)	—	(600,807)
Elimination of Predecessor accumulated deficit								—
and accumulated other comprehensive income	—	—	—	680,974	(80,556)	—	600,418	—	600,418
Issuance of new common stock in connection with emergence from Chapter 11 of the Bankruptcy Code (Note 2)	129,600	1,296	723,800	—	—	—	725,096	—	725,096

Balances at August 30, 2009, Successor	129,600	$1,296	$723,800	$—	$—	$—	$725,096	$—	$725,096
Net loss	—	—	—	(70,785)	—	—	(70,785)	—	(70,785)
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	576	—	576	—	576
Valuation allowance adjustment	—	—	—	—	(755)	—	(755)	—	(755)
Translation adjustment	—	—	—	—	5,896	—	5,896	—	5,896
Other unrealized gains and losses	—	—	—	—	851	—	851	—	851

Comprehensive loss	—	—	—	—	—	—	(64,217)	—	(64,217)

Balances at September 30, 2009, Successor	129,600	$1,296	$723,800	$(70,785)	$6,568	$—	$660,879	$—	$660,879
Net loss	—	—	—	(151,869)	—	—	(151,869)	(46,373)	(198,242)
Actuarial adjustments to pension plans (Note 10)	—	—	—	—	(10,985)	—	(10,985)	(7,897)	(18,882)
Valuation allowance adjustment	—	—	—	—	(2,423)	—	(2,423)	25	(2,398)
Translation adjustment	—	—	—	—	126	—	126	12,470	12,596
Other unrealized gains and losses	—	—	—	—	(5,214)	—	(5,214)	(1,276)	(6,490)

Comprehensive loss	—	—	—	—	—	—	(170,365)	(43,051)	(213,416)

Issuance of common stock in Merger	88,271	883	574,320	—	—	—	575,203	—	575,203
Issuance of restricted stock	4,056	41	(41)	—	—	—	—	—	—
Unvested restricted stock units, not issued or outstanding	(1,171)	(12)	12	—	—	—	—	—	—
Treasury stock purchases	—	—	—	—	—	(2,207)	(2,207)	—	(2,207)
Stock compensation (Note 3)	—	—	14,032	—	—	—	14,032	2,678	16,710
Capital contributions from a principal stockholder	—	—	491	—	—	—	491	—	491
Retrospective adjustments for common control	—	—	—	—	—	—	—	—
transaction as of June 16, 2010 (Note 1)	(81,559)	(816)	(456,847)	72,345	6,733	2,207	(376,378)	516,545	140,167

Balances at September 30, 2010, Successor	139,197	$1,392	$855,767	$(150,309)	$(5,195)	$—	$701,655	$476,172	$1,177,827

See accompanying notes to consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

(1)	Description of Business and Basis of Presentation

Harbinger Group Inc. (“HGI” and, prior to June 16, 2010, its accounting predecessor as described below, collectively with their respective subsidiaries, the “Company”) is a diversified holding company that is 93.3% owned by Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, the “Principal Stockholders”), not giving effect to the conversion of the Series A Participating Convertible Preferred Stock (the “Preferred Stock”) discussed in Note 17. Harbinger Group Inc. trades on the New York Stock Exchange (“NYSE”) under the symbol “HRG”.

HGI is focused on obtaining controlling equity stakes in subsidiaries that operate across a diversified set of industries. The Company has identified the following six sectors in which it intends to pursue investment opportunities: consumer products, insurance and financial products, telecommunications, agriculture, power generation and water and natural resources. In addition, the Company owns 98% of Zap.Com Corporation (“Zap.Com”), a public shell company that may seek assets or businesses to acquire.

On January 7, 2011, HGI completed the acquisition (the “Spectrum Brands Acquisition”) of a controlling financial interest in Spectrum Brands Holdings, Inc. (“Spectrum Brands”) under the terms of a contribution and exchange agreement (the “Exchange Agreement”) with the Principal Stockholders. The Principal Stockholders contributed approximately 54.5% of the outstanding Spectrum Brands common stock to the Company and, in exchange for such contribution, the Company issued to the Principal Stockholders 119,910 shares of its common stock. Subsequent to the Spectrum Brands Acquisition, the Principal Stockholders own approximately 93.3% of the Company’s outstanding common stock (not giving effect to the conversion of the Preferred Stock) and the Principal Stockholders directly own approximately 12.8% of the outstanding Spectrum Brands common stock. Spectrum Brands is a diversified global branded consumer products company which, as of September 30, 2010, represents the Company’s sole business segment.

Spectrum Brands was formed in connection with the combination (the “SB/RH Merger”) of Spectrum Brands, Inc. (“SBI”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company. The SB/RH Merger was consummated on June 16, 2010. As a result of the SB/RH Merger, both SBI and Russell Hobbs are wholly-owned subsidiaries of Spectrum Brands and Russell Hobbs is a wholly-owned subsidiary of SBI. Spectrum Brands issued an approximately 65% controlling financial interest to the Principal Stockholders and an approximately 35% noncontrolling financial interest to other stockholders (other than the Principal Stockholders) in the SB/RH Merger. Prior to the SB/RH Merger, the Principal Stockholders owned approximately 40% and 100% of the outstanding common stock of SBI and Russell Hobbs, respectively. Spectrum Brands trades on the New York Stock Exchange (“NYSE”) under the symbol “SPB.”

Immediately prior to the Spectrum Brands Acquisition, the Principal Stockholders held a controlling financial interest in both HGI and Spectrum Brands. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification (“ASC”) Topic 805: “Business Combinations” (“ASC 805”) and is accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control are recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent, if these amounts differ). Although HGI was the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented Spectrum Brands was an operating business and HGI was not. Therefore, Spectrum Brands has been reflected as the predecessor and receiving entity in the Company’s financial statements to provide a more meaningful presentation of the transaction to the Company’s stockholders. Accordingly, the accompanying consolidated financial statements have been retrospectively adjusted to reflect as the Company’s historical financial statements, those of SBI prior to June 16, 2010 and the combination of Spectrum Brands and HGI thereafter. HGI’s assets and liabilities have

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

been recorded at the Principal Stockholders’ basis as of June 16, 2010, the date that common control was first established. As SBI was the accounting acquirer in the SB/RH Merger, the financial statements of SBI are included as the Company’s predecessor entity for periods preceding the June 16, 2010 date of the SB/RH Merger.

In connection with the Spectrum Brands Acquisition, the Company changed its fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands. References herein to Fiscal 2010, Fiscal 2009 and Fiscal 2008 refer to the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

On February 3, 2009, SBI, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code and, as of a convenience date of August 30, 2009, adopted fresh-start reporting, all as discussed further in Note 2. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, SBI converted from a Wisconsin corporation to a Delaware corporation. The term “Predecessor” refers only to SBI prior to the Effective Date and the term “Successor” refers to the Company for the periods subsequent to the Effective Date.

(2)	Voluntary Reorganization Under Chapter 11

On February 3, 2009, the Predecessor announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of SBI’s then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”).

The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”). On the Effective Date, the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of the Predecessor’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. SBI filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, SBI issued a total of 27,030 shares of common stock and $218,076 of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to the Predecessor’s 8 1/2% Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8% Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 7 for a more complete discussion of the 12% Notes.) Also on the Effective Date, SBI issued a total of 2,970 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

Accounting for Reorganization

Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor. In accordance with ASC Topic 852: “Reorganizations” (“ASC 852”), SBI determined that all

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to SBI’s August accounting period close, which was August 30, 2009, SBI elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting. SBI analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the Fresh-Start Adoption Date, and concluded that such transactions represented less than one-percent of the total net sales during Fiscal 2009. As a result, SBI determined that August 30, 2009 would be an appropriate Fresh-Start Adoption Date to coincide with SBI’s normal financial period close for the month of August 2009. As a result, the fair value of the Predecessor’s assets and liabilities became the new basis for the Successor’s Consolidated Balance Sheet as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009 are related to the Successor. Financial information of SBI’s financial statements prepared for the Predecessor will not be comparable to financial information for the Successor.

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), SBI’s financial statements are prepared in accordance with ASC 852. ASC 852 does not change the application of GAAP in the preparation of SBI’s consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 SBI has done the following:

•	On the four column Consolidated Balance Sheet as of August 30, 2009, which is included in this Note 2, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business by separately disclosing “Reorganization items (expense) income, net,” consisting of the following: (i) Fresh-start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items; and

•	Ceased accruing interest on the Predecessor’s then outstanding senior subordinated notes.

Liabilities Subject to Compromise

Liabilities subject to compromise refer to known liabilities incurred prior to the Bankruptcy Filing by those entities that filed for Chapter 11 bankruptcy. These liabilities are considered by the Bankruptcy Court to be pre-petition claims. However, liabilities subject to compromise exclude pre-petition claims for which SBI has received the Bankruptcy Court’s approval to pay, such as claims related to active employees and retirees and claims related to certain critical service vendors. Liabilities subject to compromise are subject to future adjustments that may result from negotiations, actions by the Bankruptcy Court and developments with respect to disputed claims or matters arising out of the proof of claims process whereby a creditor may prove that the amount of a claim differs from the amount that SBI has recorded.

Since the Petition Date, and in accordance with ASC 852, SBI ceased accruing interest on its senior subordinated notes; as such debt and interest would be an allowed claim by the Bankruptcy Court. The Predecessor’s contractual interest on the Senior Subordinated Notes in excess of reported interest was approximately $55,654 for the period from October 1, 2008 through August 30, 2009.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liabilities subject to compromise as of August 30, 2009 for the Predecessor were as follows:

	August 30, 2009

Senior Subordinated Notes	$1,049,885
Accrued interest on Senior Subordinated Notes	40,497
Other accrued liabilities	15,580	(A)

Predecessor Balance	1,105,962
Effects of Plan	(1,105,962)

Successor Balance	$—

(A)	As discussed below in the four column Consolidated Balance Sheet as of August 30, 2009 “Effects of Plan Adjustments,” note (f), the $15,580 relates to rejected lease obligations that are to be paid by the Successor in subsequent periods.

Reorganization Items

In accordance with ASC 852, reorganization items are presented separately in the accompanying Consolidated Statements of Operations and represent expenses, income, gains and losses that SBI has identified as directly relating to the Bankruptcy Cases. “Reorganization items (expense) income, net” during Fiscal 2010 and during the period from August 31, 2009 through September 30, 2009 and the period from October 1, 2008 through August 30, 2009 are summarized as follows:

	Successor		Predecessor
		Period from	Period from
		August 31,	October 1,
	Year Ended	2009 through	2008 through
	September 30,	September 30,	August 30,
	2010	2009	2009
Legal and professional fees	$(3,536)	$(3,962)	$(74,624)
Deferred financing costs	—	—	(10,668)
Provision for rejected leases	(110)	—	(6,020)

Administrative related reorganization items	$(3,646)	$(3,962)	$(91,312)
Gain on cancellation of debt	—	—	146,555
Fresh-start reporting adjustments	—	—	1,087,566

Reorganization items (expense) income, net	$(3,646)	$(3,962)	$1,142,809

Fresh-Start Reporting

SBI, in accordance with ASC 852, adopted fresh-start reporting as of the close of business on August 30, 2009 since the reorganization value of the assets of the Predecessor immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity. The four-column Consolidated Balance Sheet as of August 30, 2009, included herein, applies effects of the Plan and fresh-start reporting to the carrying values and classifications of assets or liabilities that were necessary.

The four-column Consolidated Balance Sheet as of August 30, 2009 reflects the implementation of the Plan as if the Plan had been effective on August 30, 2009. Reorganization adjustments have been recorded within the Consolidated Balance Sheet as of August 30, 2009 to reflect effects of the Plan, including the

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discharge of liabilities subject to compromise and the adoption of fresh-start reporting in accordance with ASC 852. The Bankruptcy Court confirmed the Plan based upon a reorganization value of SBI between $2,200,000 and $2,400,000, which was estimated using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis; and (iii) a review and analysis of several recent transactions of companies in similar industries to SBI. These three valuation methods were equally weighted in determining the final range of reorganization value as confirmed by the Bankruptcy Court. Based upon the factors used in determining the range of reorganization value, SBI concluded that $2,275,000 should be used for fresh-start reporting purposes as it most closely approximated fair value.

The basis of the discounted cash flow analysis used in developing the reorganization value was based on SBI’s prepared projections which included a variety of estimates and assumptions. While SBI considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond SBI’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of SBI’s reorganization value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, costs, and cash flows, for the fiscal years ending September 30, 2009, 2010, 2011, 2012 and 2013 and represented SBI’s best estimates at the time the analysis was prepared. SBI’s estimates implicit in the cash flow analysis included net sales growth of approximately 1.5% for the fiscal year ending September 30, 2010 and 4.0% per year for each of the fiscal years ending September 30, 2011, 2012 and 2013. In addition, selling, general and administrative expenses, excluding depreciation and amortization, were projected to grow at rates relative to net sales, however, certain expense categories for each of the fiscal years ending September 30, 2010, 2011, 2012 and 2013 were reduced for the projected impact of various cost reduction initiatives implemented by SBI during Fiscal 2009 which included lower trade spending, salary freezes, reduced marketing expenses, furloughs, suspension of SBI’s match to its 401(k) and reductions in salaries of certain members of management. The analysis also included anticipated levels of reinvestment in SBI’s operations through capital expenditures of approximately $25,000 per year. SBI did not include in its estimates the potential effects of litigation, either on SBI or the industry. The foregoing estimates and assumptions are inherently subject to uncertainties and contingencies beyond the control of SBI. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

The publicly traded company analysis identified a group of comparable companies giving consideration to lines of business, business risk, scale and capitalization and leverage. This analysis involved the selection of the appropriate earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples by line of business deemed to be the most relevant when analyzing the peer group. A range of valuation multiples was then identified and applied to SBI’s Fiscal 2009 and Fiscal 2010 projections by line of business to determine an estimate of reorganization values. The market multiple ranges used by line of business were as follows: (i) the global batteries & personal care line of business used a range of 7.0x-8.0x for Fiscal 2009 and 6.5x-7.5x for Fiscal 2010; (ii) the global pet supplies line of business used a range of 7.5x-8.5x for Fiscal 2009 and 7.0x-8.0x for Fiscal 2010; and (iii) the home and garden line of business used a range of 9.0x-10.0x for Fiscal 2009 and 8.0x-9.0x for Fiscal 2010. These multiples were based on estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

The recent transactions of companies in similar industries analysis identified transactions of similar companies giving consideration to lines of business, business risk, scale and capitalization and leverage. The analysis considered the business, financial and market environment for which the transactions took place, circumstances surrounding the transaction including the financial position of the buyers and the perceived synergies and benefits that the buyers could obtain from the transaction. This analysis involved the determination of historical acquisition EBITDA multiples by examining public merger and acquisition transactions. A range of valuation multiples was then identified and applied to historical EBITDA by line of business to determine an estimate of reorganization values. The multiple ranges used by line of business were

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

as follows: (i) the global batteries & personal care line of business line used a range of 6.5x-7.5x; (ii) the global pet supplies line of business used a range of 9.5x-10.5x; and (iii) the home and garden line of business used a range of 8.0x-9.0x. These multiples were based on Fiscal 2009 estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

Fresh-start adjustments reflect the allocation of fair value to the Successor’s long-lived assets and the present value of liabilities to be paid as calculated by SBI.

In applying fresh-start reporting, SBI followed these principles:

•	The reorganization value of the entity was allocated to the entity’s assets in conformity with the procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141: “Business Combinations” (“SFAS 141”). The reorganization value exceeded the sum of the amounts assigned to assets and liabilities. This excess was recorded as the Successor’s goodwill as of August 30, 2009.

•	Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined at appropriate risk adjusted interest rates.

•	Deferred taxes were reported in conformity with applicable income tax accounting standards, principally ASC Topic 740: “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities.

•	Adjustment of all of the properties to fair value and eliminating all of the accumulated depreciation.

•	Adjustment of SBI’s pension plans projected benefit obligation by recognition of all previously unamortized actuarial gains and losses.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following four-column Consolidated Balance Sheet table identifies the adjustments recorded to the Predecessor’s August 30, 2009 Consolidated Balance Sheet as a result of implementing the Plan and applying fresh-start reporting:

	Predecessor			Fresh-Start		Successor
	August 30, 2009	Effects of Plan		Valuation		August 30, 2009

ASSETS
Current assets:
Cash and cash equivalents	$86,710	$(25,551	)(a)	$—		$61,159
Receivables, net	305,251	—		—		305,251
Inventories, net	341,738	—		48,762	(m)	390,500
Prepaid expenses and other current assets	63,905	1,707	(h)	11,192	(m, n)	76,804

Total current assets	797,604	(23,844)		59,954		833,714
Properties, net	178,786	—		34,699	(m)	213,485
Goodwill	238,905	—		289,155	(o)	528,060
Intangibles, net	677,050	—		782,450	(o)	1,459,500
Deferred charges and other assets	60,525	8,949	(b)	(24,003	)(p)	45,471

Total assets	$1,952,870	$(14,895)		$1,142,255		$3,080,230

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term debt	$93,313	$(3,445	)(c)	$(4,329	)(m)	$85,539
Accounts payable	159,370	(204	)(d)	—		159,166
Accrued and other current liabilities	305,079	(50,448	)(e,f)	(3,503	)(m)	251,128

Total current liabilities	557,762	(54,097)		(7,832)		495,833
Long-term debt	1,329,047	271,806	(g)	(75,329	)(m)	1,525,524
Employee benefit obligations	41,385	—		18,712	(m)	60,097
Deferred income taxes	106,853	1,707	(h)	114,211	(n)	222,771
Other liabilities	45,982	—		4,927	(m)	50,909

Total liabilities	2,081,029	219,416		54,689		2,355,134
Liabilities subject to compromise	1,105,962	(1,105,962	)(i)	—		—
Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock — Old (Predecessor)	691	(691	)(j)	—		—
Common stock — New (Successor)	—	300	(j)	—		300
Additional paid-in capital	677,007	47,789	(j)	—		724,796
Accumulated deficit	(1,915,484)	747,362	(k)	1,168,122	(q)	—
Accumulated other comprehensive income	80,556	—		(80,556	)(q)	—

	(1,157,230)	794,760		1,087,566		725,096
Less treasury stock	(76,891)	76,891	(l)	—		—

Total stockholders’ (deficit) equity	(1,234,121)	871,651		1,087,566		725,096

Total liabilities and stockholders’ (deficit) equity	$1,952,870	$(14,895)		$1,142,255		$3,080,230

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effects of Plan Adjustments

(a)	The Plan’s impact resulted in a net decrease of $25,551 on cash and cash equivalents. The significant sources and uses of cash were as follows:

Sources:
Amounts borrowed under the exit facility	$65,000
Amounts borrowed under new supplemental loan agreement	45,000

Total Sources	$110,000

Uses:
Repayment of un-reimbursed letters of credit	$20,005
Repayment of supplemental loans	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Repayment of certain amounts under the term loan agreement, net of current portion	3,440
Payment of pre-petition foreign exchange contracts recorded in accounts payable	204
Payment of lender cure payments, terminated derivative contracts and other	48,066
Payment of debt issuance costs on exit facility	8,949
Payment of other accrued liabilities	6,447

Total Uses	$135,551

Net Cash Uses	$(25,551)

(b)	SBI incurred $8,949 of debt issuance costs under the exit facility. These debt issuance costs are classified as long-term assets and are amortized over the life of the exit facility.

(c)	The adjustment to current portion of long-term debt reflects the $20,005 payment of the Predecessor’s un-reimbursed letters of credit, the $45,000 repayment of the Predecessor’s supplemental loan, and the $3,440 payment of certain amounts under the term loan agreement. The adjustment to current maturities of long-term debt also reflects the $65,000 funding from the exit facility. The adjustment to the current portion of long-term debt are:

Repayment of unreimbursed letters of credit	$20,005
Repayment of supplemental loan	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Amounts borrowed under the exit facility	(65,000)

$3,445

(d)	Reflects payment of $204 related to pre-petition foreign exchange derivative contracts.

(e)	Reflects reduction of accrued interest of $59,581 consisting of term lender cure payments of $33,995, terminated interest rate swap derivative contract payments of $12,068 and other accrued interest of $2,003. Additionally, this adjustment includes $11,515 of accrued default interest as provided in the August 2009 amendment of the Senior Term Credit Facility, which was assumed by the Successor and included in the principal balance of the loans at emergence (see Note 7).

(f)	Reflects the payment of professional fees related to the reorganization in the amount of $6,447 offset by the reclassification of $15,580 related to rejected lease obligations previously recorded as liabilities subject to compromise (see note(i)). These rejected lease obligations were paid by the Successor in subsequent periods. As of September 30, 2009, SBI’s rejected lease obligation was reduced to $6,181.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(g)	The adjustment to long-term debt represents the issuance of the 12% Notes at a fair value of $218,731 (face value of $218,076) used, in part, to extinguish the Senior Subordinated Notes of the debtors that were recorded in liabilities subject to compromise (see note (i)), the issuance of the new supplemental loan in the amount of $45,000, offset by the payment of the non-current portion of the term loan in the amount of $3,440 (see note (a)). The excess of fair value over face value of the 12% Notes is recorded in long-term debt and will be accreted as a reduction to interest expense over the life of the note.

Issuance of the 12% Notes (fair value)	$218,731
Amounts borrowed under the new supplemental loan agreement	45,000
Accrued default interest	11,515
Repayment of certain amounts under the term loan agreement, net of current portion	(3,440)

$271,806

(h)	Gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility, for tax purposes, resulted in a $124,054 reduction in the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles. Due to SBI’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles, the tax effect of these items is offset by a corresponding adjustment to the valuation allowance of $124,054. Due to changes in the relative current versus non-current deferred tax asset balances and the corresponding allocation of the domestic valuation allowance, a net $1,707 deferred tax balance reclassification occurred between current and non-current as a result of the effects of the Plan.

(i)	The adjustment to liabilities subject to compromise relates to the extinguishment of the Senior Subordinated Notes balance of $1,049,885 and the accrued interest of $40,497 associated with the Senior Subordinated Notes. Additionally, rejected lease obligations of $15,580 were reclassified to other current liabilities (see note (f)).

(j)	Pursuant to the Plan, the debtor’s common stock was canceled and new common stock of the reorganized debtors was issued. The adjustments eliminated the Predecessor’s common stock and additional paid-in capital of $691 and $677,007, respectively, and recorded the Successor’s common stock and additional paid-in capital of $300 and $724,796, respectively, which represents the fair value of the newly issued common stock. The fair value of the newly issued common stock was not separately valued. A fair value of $725,096 was determined by subtracting the fair value of net debt (total debt less cash and cash equivalents), or $1,549,904 from the enterprise value of $2,275,000. SBI issued 30,000 shares at emergence, consisting of 27,030 shares to holders of the Senior Subordinated Notes allowed note holder claims and 2,970 shares in accordance with the terms of the Debtors’ debtor-in-possession credit facility.

Such share amounts and corresponding par values have been multiplied by the 1:1 share exchange ratio in the SB/RH Merger and the 4.32 share exchange ratio in the Spectrum Brands Acquisition for purposes of presentation of HGI equivalent shares in the accompanying Consolidated Statements of Changes in Equity (Deficit) and Comprehensive Income (Loss).

(k)	As a result of the Plan, the adjustment to accumulated (deficit) equity recorded the elimination of the Predecessor’s common stock, additional paid in capital and treasury stock in the amount of $600,807 and recorded the pre-tax gain on the cancellation of debt in the amount of $146,555. The elimination of the Predecessor’s common stock, additional paid in capital and treasury stock was calculated as follows:

Elimination of Predecessor’s common stock (see note (j))	$691
Elimination of Predecessor’s additional paid in capital (see note (j))	677,007
Elimination of Predecessor’s treasury stock (see note (l))	(76,891)

Elimination of Predecessor’s common stock	$600,807

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The pre-tax gain on the cancellation of debt was calculated as follows:

Extinguishment of Predecessor’s senior subordinated notes	$1,049,885
Extinguishment of Predecessor’s accrued interest on senior subordinated notes	40,497
Issuance of Spectrum Brands 12% Notes (fair value)	(218,731)
Issuance of Spectrum Brands common stock	(725,096)

Pre-tax gain on the cancellation of debt	$146,555

(l)	Pursuant to the Plan, the adjustment eliminates treasury stock of $76,891 of the Predecessor.

Fresh-Start Valuation Adjustments

(m)	Reflects the adjustment of assets and liabilities to estimated fair value, or other measurement specified by SFAS 141, in conjunction with the adoption of fresh-start reporting. Significant adjustments are summarized as followed:

•	Inventories, net — An adjustment of $48,762 was recorded to adjust inventories to fair value. Raw materials were valued at current replacement cost; work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, cost of disposal and a reasonable profit allowance for completing and selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Properties, net — An adjustment of $34,699 was recorded to adjust the net book value of properties to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of SBI’s properties were based on a combination of the cost or market approach, depending on whether market data was available.

•	Current portion of long-term debt and Long-term debt — An adjustment of $79,658 ($4,329 to “Current portion of long-term debt” and $75,329 to “Long-term debt”) was recorded to adjust the book value of debt to fair value. This adjustment included a decrease of $84,001 which was based on quoted market prices of certain debt instruments as of the Effective Date, offset by an increase of $4,343 related to debt instruments not traded which was calculated giving consideration to the terms of the underlying agreements, using a risk adjusted interest rate of 12%.

•	Employee benefit obligations — An adjustment of $18,712 was recorded to measure the employee benefit obligations as of the Effective Date. This adjustment primarily reflects the difference between the expected return on plan assets as compared to the fair value of the plan assets as of the Effective Date and the change in the duration weighted discount rate associated with the payment of the benefit obligations from the prior measurement date and the Effective Date. The weighted average discount rate changed from 6.75% at September 30, 2008 to 5.75% at August 30, 2009.

(n)	Reflects the tax effects of the fresh-start adjustments at statutory tax rates applicable to such adjustments, net of adjustments to the valuation allowance.

(o)	Adjustment eliminated the balance of goodwill and other unamortized intangible assets of the Predecessor and records the Successor’s intangible assets, including reorganization value in excess of amounts allocated to identified tangible and intangible assets, also referred to as the Successor’s goodwill (see Note 6).

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Successor’s August 30, 2009 Consolidated Balance Sheet reflects the allocation of the business enterprise value to assets and liabilities immediately following emergence as follows:

Business enterprise value	$2,275,000
Add: Fair value of non-interest bearing liabilities (non-debt liabilities)	744,071
Less: Fair value of tangible assets, excluding cash	(1,031,511)
Less: Fair value of identified intangible assets	(1,459,500)

Reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets (Spectrum Brands goodwill)	$528,060

The following represent the methodologies and significant assumptions used in determining the fair value of intangible assets, other than goodwill.

Certain indefinite-lived intangible assets which include trade names, trademarks and technology, were valued using a relief from royalty methodology. Customer relationships were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of SBI’s management. A summary of the key inputs used in the valuation of these assets are as follows:

•	SBI valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. SBI assumed a customer retention rate of 95% which was supported by historical retention rates. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. The customer relationships were valued at $708,000 under this approach.

•	SBI valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset values were determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including consumer product industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the trademark and trade name and profit levels, among other considerations. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 1% to 5% of expected net sales related to the respective trade names and trademarks. SBI anticipates using the majority of the trade names and trademarks for an indefinite period. In estimating the fair value of the trademarks and trade names, nets sales were estimated to grow at a rate of (7)%-10% annually with a terminal year growth rate of 2%-6%. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. Trade name and trademarks were valued at $688,000 under this approach.

•	SBI valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies ranged from 7%-8% of expected net sales related to the respective technology. SBI anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 8 to 17 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 0%-14% annually. Income taxes were

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimated at 35% and amounts were discounted using rates between 12%-13%. The technology assets were valued at $63,500 under this approach.

(p)	Reflects a fresh-start adjustment of $17,957 to eliminate the debt issuance costs related to assumed debt (the senior secured term credit facility). The remaining adjustment of $6,046 relates to the estimated fair value adjustments to other assets.

(q)	The Predecessor’s accumulated deficit and accumulated other comprehensive income is eliminated in conjunction with the adoption of fresh-start reporting. The Predecessor recognized a gain of $1,087,566 related to the fresh-start reporting adjustments as follows:

Gain on fresh-start
Reporting
Adjustments

Establishment of Successor’s goodwill	$528,060
Elimination of Predecessor’s goodwill	(238,905)
Establishment of Successor’s other intangible assets	1,459,500
Elimination of Predecessor’s other intangible assets	(677,050)
Debt fair value adjustments	79,658
Elimination of debt issuance costs	(17,957)
Properties fair value adjustment	34,699
Deferred tax adjustment	(104,881)
Inventories fair value adjustment	48,762
Employee benefit obligations fair value adjustment	(18,712)
Other fair value adjustments	(5,608)

$1,087,566

(3)	Significant Accounting Policies and Practices

Consolidation and Fiscal Year End

The accompanying consolidated financial statements include the financial statements of HGI and its majority-owned subsidiaries, Spectrum Brands (including SBI as its accounting predecessor prior to the SB/RH Merger) and Zap.Com, and certain wholly-owned non-operating subsidiaries. All intercompany transactions have been eliminated in consolidation. The noncontrolling interest component of total equity represents the 45.5% share of Spectrum Brands and the 2% share of Zap.Com not owned by HGI. The Company’s fiscal year ends September 30 and its interim fiscal quarters end every thirteenth Sunday, except for its first fiscal quarter which may end on the fourteenth Sunday following September 30.

Segment Reporting

The Company follows the accounting guidance which establishes standards for reporting information about operating segments in annual financial statements and related disclosures about products and services, geographic areas and major customers. The Company’s reportable business segments are organized in a manner that reflects how HGI’s management views those business activities subsequent to the Spectrum Brands Acquisition. Accordingly, for purposes of the retrospectively adjusted consolidated financial statement information of HGI presented herein, the Company operated in a single segment, consumer products.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectability is deemed reasonably assured. The Company is not obligated to allow for, and the Company’s general policy is not to accept, product returns associated with battery sales. The Company does accept returns in specific instances related to its shaving, grooming, personal care, home and garden, small appliances and pet products. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of “Net sales”.

The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are treated as a reduction of “Net sales”.

The Company also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of “Net sales” or an increase of “Cost of goods sold,” based on the type of promotional program. The income statement presentation of the Company’s promotional arrangements complies with ASC Topic 605: “Revenue Recognition.” For all types of promotional arrangements and programs, the Company monitors its commitments and uses various measures, including past experience, to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and are documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash, or “slotting” payments, to secure the right to distribute through such customers. The Company capitalizes slotting payments; provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in “Net sales” and a corresponding asset is reported in “Deferred charges and other assets” in the accompanying Consolidated Balance Sheets.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Due to the inherent uncertainty involved in making estimates, actual results in future periods could differ from these estimates.

The Company’s significant estimates which are susceptible to change in the near term relate to (1) valuation and impairment recognition for long-lived assets including properties, goodwill and intangibles, (2) revenue recognition, including estimates for returns, promotions and collectibility of receivables, (3) estimates of reserves for litigation and environmental reserves (4) recognition of deferred tax assets and related valuation allowances, (5) assumptions used in actuarial valuations for defined benefit plan, and (6) restructuring and related charges.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

Short-term Investments

A portion of the Company’s investments are held in U.S. Government instruments with maturities greater than three months and less than one year. As the Company has both the intent and the ability to hold these securities to maturity, they are considered held-to-maturity investments. Such investments are recorded at original cost plus accrued interest, which is included in “Prepaid expenses and other current assets”.

Concentrations of Credit Risk, Major Customers and Employees

Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 22% and 23% of the Company’s net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, and approximately 23% and 20% of net sales during the Predecessor’s period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. This major customer also represented approximately 15% and 14% of the Company’s trade accounts receivable as of September 30, 2010 and September 30, 2009, respectively.

Approximately 44% and 48% of the Company’s net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, occurred outside of the United States and approximately 42% and 48% of the Predecessor’s net sales during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, occurred outside of the United States. These sales and related receivables are subject to varying degrees of credit, currency, and political and economic risk. The Company monitors these risks and makes appropriate provisions for collectability based on an assessment of the risks present.

Displays and Fixtures

Temporary displays are generally disposable cardboard displays shipped to customers to facilitate display of the Company’s products. Temporary displays are generally disposed of after a single use by the customer.

Permanent fixtures are permanent in nature, generally made from wire or other permanent racking, which are shipped to customers for display of the Company’s products. These permanent fixtures are restocked with the Company’s product multiple times over the fixture’s useful life.

The costs of both temporary and permanent displays are capitalized as a prepaid asset and are included in “Prepaid expenses and other current assets” in the accompanying Consolidated Balance Sheets. The costs of temporary displays are expensed in the period in which they are shipped to customers and the costs of permanent fixtures are amortized over an estimated useful life of one to two years once they are shipped to customers and are reflected in “Deferred charges and other assets” in the accompanying Consolidated Balance Sheets.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inventories

The Company’s inventories are valued at the lower of cost or market. Cost of inventories is determined using the first-in, first-out (FIFO) method.

Properties

Properties are recorded at cost or at fair value if acquired in a purchase business combination. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Building and improvements depreciable lives are 20-40 years and machinery, equipment and other depreciable lives are 2-15 years.

Properties held under capitalized leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Intangibles

Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. In connection with fresh-start reporting, intangible assets were recorded at their estimated fair value on August 30, 2009. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangible assets (certain trade name intangibles) are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Indefinite-lived trade name intangibles are tested for impairment at least annually by comparing the fair value, determined using a relief from royalty methodology, with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, goodwill and trade name intangibles were tested for impairment as of the Company’s August financial period end, the annual testing date for the Company, as well as certain interim periods where an event or circumstance occurred that indicated an impairment loss may have been incurred (see Note 6).

Debt Issuance Costs and Original Issue Discount

Debt issuance costs, which are capitalized within “Deferred charges and other assets,” and original issue discount on debt are amortized to interest expense using the effective interest method over the terms of the related debt agreements.

Accounts Payable

Included in accounts payable are bank overdrafts, net of deposits on hand, on disbursement accounts that are replenished when checks are presented for payment.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

The Company also applies the accounting guidance for uncertain tax positions which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides information on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest expense and penalties related to uncertain tax positions are recorded in “Income tax expense (benefit).”

Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of “Accumulated other comprehensive (loss) income” (“AOCI”). Also included in AOCI are the effects of exchange rate changes on intercompany balances of a long-term nature.

As of September 30, 2010 and September 30, 2009, foreign currency translation adjustment balances of $10,078 (net of noncontrolling interest of $8,414) and $5,896, respectively, were reflected in the accompanying Consolidated Balance Sheets in AOCI.

The Company’s exchange losses (gains) on foreign currency transactions aggregating $13,336 and $(726) for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, and $4,440 and $3,466 for the Predecessor period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, are included in “Other expense (income), net,” in the accompanying Consolidated Statements of Operations.

Shipping and Handling Costs

The Company incurred shipping and handling costs of $161,148 and $12,866 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor incurred shipping and handling costs of $135,511 and $183,676 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively.

Shipping and handling costs, which are included in “Selling” expenses in the accompanying Consolidated Statements of Operations, include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities.

Advertising Costs

The Company incurred advertising costs of $37,520 and $3,166 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor incurred expenses for advertising of $25,813 and $46,417 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. Such advertising costs are included in “Selling” expenses in the accompanying Consolidated Statements of Operations.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

Net (Loss) Income Per Common Share

“Net (loss) income per common share — basic” is computed by dividing “Net (loss) income attributable to controlling interest” by the weighted-average number of common shares outstanding for the period. “Net (loss) income per common share — diluted” in each of the periods presented was the same as “Net (loss) income per common share — basic” since the effect of all potentially dilutive securities would be anti-dilutive for periods with loss from continuing operations and there were no dilutive securities during the period with income from continuing operations.

The number of common shares outstanding used in calculating the weighted average thereof for the Successor reflects: (i) for periods prior to the June 16, 2010 date of the SB/RH Merger, the number of SBI common shares outstanding multiplied by the 1:1 Spectrum Brands share exchange ratio used in the SB/RH Merger and the 4.32 HGI share exchange ratio used in the Spectrum Brands Acquisition and (ii) for the period from June 16, 2010 to September 30, 2010, the number of HGI common shares outstanding plus the 119,910 HGI common shares subsequently issued in connection with the Spectrum Brands Acquisition.

As discussed in Note 2, Voluntary Reorganization under Chapter 11, the Predecessor common stock was cancelled as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. Spectrum Brands common stock began trading on September 2, 2009. As such, the income (loss) per share information for the Predecessor cannot be retrospectively adjusted and is not meaningful to stockholders of HGI’s common shares, or to potential investors in such common shares.

Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company’s consolidated financial instruments for which the disclosure of fair values is required were as follows (asset/(liability)):

	September 30, 2010		September 30, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$256,831	$256,833	$97,800	$97,800
Short-term investments (including related interest receivable of $68 and $0)	54,033	54,005	—	—
Total debt	(1,743,767)	(1,868,754)	(1,583,535)	(1,592,987)
Derivatives:
Interest rate swap agreements	(6,627)	(6,627)	—	—
Commodity swap and option agreements	3,914	3,914	3,415	3,415
Foreign exchange forward agreements	(38,111)	(38,111)	(797)	(797)

The carrying amounts of receivables and accounts payable approximate fair value and, accordingly, they are not presented in the table above.

The fair values of cash equivalents and short-term investments, which consist principally of U.S. Treasury instruments classified as held-to-maturity, and the fair values of long-term debt set forth above are generally based on quoted or observed market prices.

The Company’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities (Level 2).

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill, intangible assets and other long-lived assets are also tested annually or if a triggering event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3). The Company did not record any impairment charges related to goodwill, intangible assets or other long-lived assets during Fiscal 2010.

See Note 10 with respect to fair value measurements of the Company’s pension plan assets.

Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale.

Comprehensive Income (Loss)

Comprehensive income (loss) includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as a hedge of net foreign investments, derivative financial instruments designated as cash flow hedges and actuarial adjustments to pension plans. Except for the currency translation impact of the Successor’s intercompany debt of a long-term nature, the Successor’s does not provide income taxes on currency translation adjustments, as earnings from international subsidiaries are considered to be permanently reinvested.

Amounts recorded in AOCI on the accompanying Consolidated Statement of Changes in Equity (Deficit) and Comprehensive Income (Loss) are net of the following tax (benefit) expense amounts:

		Pension	Cash	Translation
		Adjustment	Flow Hedges	Adjustment	Total

2010	(Successor)	$(6,141)	$(2,659)	$(1,566)	$(10,366)
2009	(Successor)	247	16	319	582
2009	(Predecessor)	(497)	5,286	(40)	4,749
2008	(Predecessor)	(1,139)	(4,765)	(318)	(6,222)

Stock Compensation

The Company recognized consolidated stock compensation expense of $16,710, or $5,941 net of taxes and noncontrolling interest, for Fiscal 2010. The Company did not recognize any stock compensation expense for the period of August 31, 2009 through September 30, 2009. The Predecessor Company recognized $2,636, or $1,642 net of taxes, and $5,098, or $3,141 net of taxes, of stock compensation expense for the predecessor period ended August 30, 2009 and Fiscal 2008, respectively. The amounts before taxes and noncontrolling interest are included in “General and administrative” expenses and “Restructuring and related charges” in the accompanying Consolidated Statements of Operations, of which $2,141 and $433 was included in “Restructuring and related charges” during Fiscal 2010 and Fiscal 2008, respectively, primarily related to the accelerated vesting of certain awards related to terminated employees.

HGI

On December 5, 1996, the HGI’s stockholders approved a long-term incentive plan (the “1996 HGI Plan”). The 1996 Plan provides for the granting of restricted stock, stock appreciation rights, stock options and other types of awards to key employees of the Company. Under the 1996 HGI Plan, options may be

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granted at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Company may determine. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. All options granted vest ratably over three years beginning on the first anniversary of the date of grant. The 1996 HGI Plan, as amended, provides for the issuance of options to purchase up to 8,000 shares of common stock. At September 30, 2010, stock options covering a total of 1,647 shares had been exercised and a total of 5,852 shares of common stock are available for future stock options or other awards under the 1996 HGI Plan. As of September 30, 2010, there were options for the purchase of up to 501 shares of common stock outstanding, with a weighted average exercise price of $5.66, under the 1996 HGI Plan. No restricted stock, stock appreciation rights or other types of awards have been granted under the 1996 HGI Plan.

In May 2002, the Company’s stockholders approved specific stock option grants of 8,000 options to each of the six non-employee directors of the Company. These grants had been approved by the board of directors and awarded by the Company in March 2002, subject to stockholder approval. These grants are non-qualified options with a ten year life and became exercisable in cumulative one-third installments vesting annually beginning on the first anniversary of the date of grant. As of September 30, 2010, there were options for the purchase of up to 8,000 shares outstanding under these grants with an exercise price of $3.33.

HGI recognized $34 of stock compensation expense for the period from June 16, 2010 through September 30, 2010. There were no HGI stock options granted or exercised between June 16, 2010 and September 30, 2010. There were 24 stock options that expired in July 2010 with an exercise price of $3.33.

During Fiscal 2010 and 2009, prior to the June 16, 2010 inclusion of HGI’s results herein, stock options for 10,000 and 125,000 shares were granted by HGI with grant date fair values of $2.35 and $2.63 per share, respectively. There were no stock options granted by HGI in Fiscal 2008. The following assumptions were used in the determination of these grant date fair values using the Black-Scholes option pricing model:

	2010	2009

Risk-free interest rate	2.6%	3.1%
Assumed dividend yield	—	—
Expected option term	6 years	6 years
Volatility	32.0%	32.6%

As of September 30, 2010, there was approximately $265 of total unrecognized compensation cost related to unvested share-based compensation arrangements. That cost is expected to be recognized over a weighted average period of 2.3 years.

Spectrum Brands

On the Effective Date all of the existing common stock of the Predecessor was extinguished and deemed cancelled. Spectrum Brands had no stock options, SARs, restricted stock or other stock-based awards outstanding as of September 30, 2009.

In September 2009, the Spectrum Brands’ board of directors (the “SB Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the SB/RH Merger the 2009 Plan was assumed by Spectrum Brands. As of September 30, 2010, up to 3,333 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2009 Plan.

In conjunction with SB/RH Merger, Spectrum Brands adopted the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “2007 RH Plan”). As of September 30, 2010, up to 600 shares of common stock, net of forfeitures and cancellations, could have been issued under the RH Plan.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On October 21, 2010, the SB Board adopted the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (“2011 Plan”), which was approved by Spectrum Brands’ stockholders on March 1, 2011. Upon such shareholder approval, no further awards could be granted under the 2009 Plan and the 2007 RH Plan became effective October 21, 2010. 4,626 shares of common stock of Spectrum Brands, net of cancellations, may be issued under the 2011 Plan.

Total stock compensation expense associated with restricted stock awards recognized by Spectrum Brands during Fiscal 2010 was $16,676 or $5,907, net of taxes and non-controlling interest. Spectrum Brands recorded no stock compensation expense during the period from August 31, 2009 through September 30, 2009. Total stock compensation expense associated with both stock options and restricted stock awards recognized by the Predecessor during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 was $2,636 and $5,098 or $1,642 and $3,141, net of taxes, respectively.

Spectrum Brands granted approximately 939 shares of restricted stock during Fiscal 2010. Of these grants, 271 restricted stock units were granted in conjunction with the SB/RH Merger and are time-based and vest over a one year period. The remaining 668 shares are restricted stock grants that are time based and vest as follows: (i) 18 shares vest over a one year period; (ii) 611 shares vest over a two year period; and (iii) 39 shares vest over a three year period. The total market value of the restricted shares on the date of the grant was approximately $23,299.

The Predecessor granted approximately 229 shares and 408 shares of restricted stock during Fiscal 2009 and Fiscal 2008, respectively. Of these grants, 42 shares and 158 shares, respectively, were time-based and would vest on a pro rata basis over a three year period and 187 shares and 250 shares, respectively, were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the SB Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $150 and $2,165 in Fiscal 2009 and Fiscal 2008, respectively. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor was extinguished and deemed cancelled.

The fair value of restricted stock is determined based on the market price of Spectrum Brands’ shares on the grant date. A summary of Spectrum Brands’ non-vested restricted stock as of September 30, 2010, and activity during the year then ended is as follows:

		Weighted Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value

Restricted stock at September 30, 2009	—	$—	$—
Granted	939	24.82	23,299
Vested	(244)	23.59	(5,763)

Restricted stock at September 30, 2010	695	$25.23	$17,536

Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of properties and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. The Company presents restructuring and related charges on a combined basis. (See also Note 14).

Acquisition and Integration Related Charges

Acquisition and integration related charges reflected in “Operating expenses” include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to an acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses. Such charges in Fiscal 2010 relate primarily to the SB/RH Merger and the Spectrum Brands Acquisition.

The following table summarizes acquisition and integration related charges incurred by the Company during Fiscal 2010:

2010

Banking, legal and accounting professional fees	$31,611
Employee termination charges	9,713
Integration costs	3,777

Total acquisition and integration related charges	$45,101

Reclassifications

Certain prior year amounts, previously reported by the accounting predecessor, have been reclassified to conform to the current year presentation. These reclassifications had no effect on the previously reported results of operations or accumulated deficit.

Recent Accounting Pronouncements Not Yet Adopted

Revenue Recognition — Multiple-Element Arrangements

In October 2009, the FASB issued new accounting guidance addressing the accounting for multiple-deliverable arrangements to enable entities to account for products or services (deliverables) separately rather than as a combined unit. The provisions establish the accounting and reporting guidance for arrangements under which the entity will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The provisions are effective for the Company’s financial statements for the fiscal year that began October 1, 2010. The Company’s adoption of this guidance on October 1, 2010 did not impact its consolidated financial statements and related disclosures.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(4)	Balance Sheet Detail

Receivables, net

Receivables consist of the following:

	September 30,
	2010	2009

Trade accounts receivable	$369,353	$275,494
Other receivables	41,445	24,968

	410,798	300,462
Less: Allowance for doubtful trade accounts receivable	4,351	1,011

	$406,447	$299,451

The following is an analysis of the allowance for doubtful trade accounts receivable:

	Balance at	Charged to			Balance at
	Beginning	Costs and		Other	End of
Period	of Period	Expenses	Deductions	Adjustments(A)	Period

Fiscal 2010	$1,011	$3,340	$—	$—	$4,351
Fiscal 2009 (Successor)	—	1,011	—	—	1,011
Fiscal 2009 (Predecessor)	18,102	1,763	(3,848)	(16,017)	—
Fiscal 2008	17,196	1,368	(462)	—	18,102

(A)	The “Other Adjustment” in the period from October 1, 2008 through August 30, 2009, represents the elimination of allowances for doubtful accounts receivable through fresh-start reporting as a result of the Spectrum Brands’ emergence from Chapter 11 of the Bankruptcy Code.

Inventories, net

Inventories consist of the following:

	September 30,
	2010	2009

Raw materials	$62,857	$64,314
Work in process	28,239	27,364
Finished goods	439,246	249,827

	$530,342	$341,505

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Properties, net

Properties consist of the following:

	September 30,
	2010	2009

Land, buildings and improvements	$79,967	$75,997
Machinery, equipment and other	157,319	135,639
Construction in progress	24,037	6,231

Total Properties	261,323	217,867
Less accumulated depreciation	60,014	5,506

Total Properties, net	$201,309	$212,361

Accrued and Other Current Liabilities

Accrued and other current liabilities consist of the following:

	September 30,
	2010	2009

Wages and benefits	$94,422	$88,443
Income taxes payable	37,118	21,950
Restructuring and related charges	23,793	26,203
Accrued interest	31,652	8,678
Other	126,632	109,981

	$313,617	$255,255

(5)	Derivative Financial Instruments

Derivative financial instruments are used by Spectrum Brands principally in the management of its interest rate, foreign currency and raw material price exposures. Spectrum Brands does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, Spectrum Brands formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. Spectrum Brands formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

Effective December 29, 2008, Spectrum Brands adopted ASC Topic 815: “Derivatives and Hedging” (“ASC 815”). ASC 815 amends the disclosure requirements for derivative instruments and hedging activities. Under the revised guidance entities are required to provide enhanced disclosures for derivative and hedging activities.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of outstanding derivative contracts recorded in the accompanying Consolidated Balance Sheets were as follows:

		September 30,
Asset Derivatives	Classification	2010	2009

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables	$2,371	$2,861
Commodity contracts	Deferred charges and other assets	1,543	554
Foreign exchange contracts	Receivables	20	295
Foreign exchange contracts	Deferred charges and other assets	55	—

Total asset derivatives designated as hedging instruments		3,989	3,710

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables	—	75

Total asset derivatives		$3,989	$3,785

		September 30,
Liability Derivatives	Classification	2010	2009

Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$3,734	$—
Interest rate contracts	Accrued and other current liabilities	861	—
Interest rate contracts	Other liabilities	2,032	—
Foreign exchange contracts	Accounts payable	6,544	1,036
Foreign exchange contracts	Other liabilities	1,057	—

Total liability derivatives designated as hedging instruments		14,228	1,036

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	9,698	131
Foreign exchange contracts	Other liabilities	20,887	—

Total liability derivatives		$44,813	$1,167

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statement of Operations for Fiscal 2010:

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
	Amount of			Derivative	Derivatives
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	(Ineffective Portion
Derivatives in ASC	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
815 Cash Flow	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
Hedging	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$3,646	Cost of goods sold	$719	Cost of goods sold	$(1)
Interest rate contracts	(13,059)	Interest expense	(4,439)	Interest expense	(6,112	)(a)
Foreign exchange contracts	(752)	Net sales	(812)	Net sales	—
Foreign exchange contracts	(4,560)	Cost of goods sold	2,481	Cost of goods sold	—

Total	$(14,725)		$(2,051)		$(6,113)

(a)	Includes $(4,305) reclassified from AOCI associated with the refinancing of the senior credit facility (see Note 7).

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statement of Operations for the period from August 31, 2009 through September 30, 2009:

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
	Amount of			Derivative	Derivatives
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	(Ineffective Portion
Derivatives in ASC	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
815 Cash Flow	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
Hedging	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$530	Cost of goods sold	$—	Cost of goods sold	$—
Foreign exchange contracts	(127)	Net sales	—	Net sales	—
Foreign exchange contracts	(418)	Cost of goods sold	—	Cost of goods sold	—

Total	$(15)		$—		$—

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statement of Operations for the period from October 1, 2008 through August 30, 2009 (Predecessor):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
	Amount of			Derivative	Derivatives
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	(Ineffective Portion
Derivatives in ASC	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
815 Cash Flow	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
Hedging	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(4,512)	Cost of goods sold	$(11,288)	Cost of goods sold	$851
Interest rate contracts	(8,130)	Interest expense	(2,096)	Interest expense	(11,847	)(a)
Foreign exchange contracts	1,357	Net sales	544	Net sales	—
Foreign exchange contracts	9,251	Cost of goods sold	9,719	Cost of goods sold	—
Commodity contracts	(1,313)	Discontinued operations	(2,116)	Discontinued operations	(12,803)

Total	$(3,347)		$(5,237)		$(23,799)

(a)	Included in this amount is $(6,191), reflected in the Derivatives Not Designated as Hedging Instruments Under ASC 815 table below, as a result of the de-designation of a cash flow hedge as described below.

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statement of Operations for Fiscal 2008 (Predecessor):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
	Amount of			Derivative	Derivatives
	Gain (Loss)	Location of	Amount of	(Ineffective Portion	(Ineffective Portion
Derivatives in ASC	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
815 Cash Flow	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
Hedging	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(15,949)	Cost of goods sold	$(10,521)	Cost of goods sold	$(433)
Interest rate contracts	(5,304)	Interest expense	772	Interest expense	—
Foreign exchange contracts	752	Net Sales	(1,729)	Net sales	—
Foreign exchange contracts	2,627	Cost of goods sold	(9,293)	Cost of goods sold	—
Commodity contracts	4,669	Discontinued operations	8,925	Discontinued operations	(177)

Total	$(13,205)		$(11,846)		$(610)

Fair Value Contracts

For derivative instruments that are used to economically hedge the fair value of Spectrum Brands’ third party and intercompany payments and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During Fiscal 2010 Spectrum Brands recognized the following respective gains (losses) on derivative contracts:

Derivatives Not		Location of Gain or
Designated as	Amount of Gain (Loss)	(Loss)
Hedging Instruments	Recognized in	Recognized in
Under ASC 815	Income on Derivatives	Income on Derivatives

Commodity contracts	$153	Cost of goods sold
Foreign exchange contracts	(42,039)	Other expense (income), net

Total	$(41,886)

During the period from August 31, 2009 through September 30, 2009 (Successor) and the period from October 1, 2008 through August 30, 2009 (Predecessor), the following respective gains (losses) on derivative contracts were recognized:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor
	Period from	Period from	Location of Gain or
Derivatives Not	August 31, 2009	October 1, 2008	(Loss)
Designated as	through	through	Recognized in
Hedging Instruments	September 30,	August 30,	Income on
Under ASC 815	2009	2009	Derivatives

Interest rate contracts(a)	$—	$(6,191)	Interest expense
Foreign exchange contracts	(1,469)	3,075	Other expense (income), net

Total	$(1,469)	$(3,116)

(a)	Amount represents portion of certain future payments related to interest rate contracts that were de-designated as cash flow hedges during the pendency of the Bankruptcy Cases.

During Fiscal 2008 the Predecessor recognized the following respective gains (losses) on derivative contracts:

Derivatives Not		Location of Gain or
Designated as	Amount of Gain (Loss)	(Loss)
Hedging Instruments	Recognized in	Recognized in
Under ASC 815	Income on Derivatives	Income on Derivatives

Foreign exchange contracts	$(9,361)	Other expense (income), net

Total	$(9,361)

Additional Disclosures

Cash Flow Hedges

Spectrum Brands uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At September 30, 2010, Spectrum Brands had a portfolio of U.S. dollar-

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). During Fiscal 2010, in connection with the refinancing of its senior credit facilities, Spectrum Brands terminated a portfolio of Euro-denominated interest rate swaps at a cash loss of $3,499 which was recognized as an adjustment to interest expense. The derivative net (loss) on the U.S. dollar swaps contracts recorded in AOCI by Spectrum Brands at September 30, 2010 was $(1,458), net of tax benefit of $1,640 and noncontrolling interest of $1,217. The derivative net gain (loss) on these contracts recorded in AOCI by Spectrum Brands at September 30, 2009 was $0. The derivative net (loss) on these contracts recorded in AOCI by the Predecessor at September 30, 2008 was $(3,604), net of tax benefit of $2,209. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by Spectrum Brands over the next 12 months is $(772), net of tax and noncontrolling interest.

In connection with the SB/RH Merger and the refinancing of Spectrum Brands’ existing senior credit facilities associated with the closing of the SB/RH Merger, Spectrum Brands assessed the prospective effectiveness of its interest rate cash flow hedges during fiscal 2010. As a result, during fiscal 2010, Spectrum Brands ceased hedge accounting and recorded a loss of ($1,451) as an adjustment to interest expense for the change in fair value of its U.S. dollar swaps from the date of de-designation until the U.S. dollar swaps were re-designated. Spectrum Brands also evaluated whether the amounts recorded in AOCI associated with the forecasted U.S. dollar swap transactions were probable of not occurring and determined that occurrence of the transactions was still reasonably possible. Upon the refinancing of the existing senior credit facility associated with the closing of the SB/RH Merger, Spectrum Brands re-designated the U.S. dollar swaps as cash flow hedges of certain scheduled interest rate payments on the new $750,000 U.S. Dollar Term Loan expiring June 16, 2016. At September 30, 2010, Spectrum Brands believes that all forecasted interest rate swap transactions designated as cash flow hedges are probable of occurring.

Spectrum Brands’ interest rate swap derivative financial instruments at September 30, 2010, September 30, 2009 and September 30, 2008 are summarized as follows:

	2010		2009	2008
	Notional	Remaining	Notional	Notional	Remaining
	Amount	Term	Amount	Amount	Term

Interest rate swaps-fixed	$300,000	1.28 years	$—	$267,029	0.07 years
Interest rate swaps-fixed	300,000	1.36 years	—	170,000	0.11 years
Interest rate swaps-fixed	—	—	—	225,000	1.52 years
Interest rate swaps-fixed	—	—	—	80,000	1.62 years

Spectrum Brands periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales of product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to “Net sales” or purchase price variance in “Cost of goods sold”.

At September 30, 2010 Spectrum Brands had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. At September 30, 2009 it had a series of foreign exchange derivative contracts outstanding through September 2010 with a contract value of $92,963. At September 30, 2008 the Predecessor had a series of such derivative contracts outstanding through September 2010 with a contract value of $144,776. The derivative net (loss) on these contracts recorded in AOCI by Spectrum Brands at September 30, 2010 was $(2,900), net of tax benefit of $2,204 and noncontrolling interest

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of $2,422. The derivative net (loss) on these contracts recorded in AOCI by it at September 30, 2009 was $(378), net of tax benefit of $167. The derivative net gain on these contracts recorded in AOCI by the Predecessor at September 30, 2008 was $3,591, net of tax expense of $1,482. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by Spectrum Brands over the next 12 months is $(2,505), net of tax and noncontrolling interest.

Spectrum Brands is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. Spectrum Brands hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2010 Spectrum Brands had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. At September 30, 2009 it had a series of such swap contracts outstanding through September 2011 for 8 tons with a contract value of $11,830. At September 30, 2008, the Predecessor had a series of such swap contracts outstanding through September 2010 for 13 tons with a contract value of $31,030. The derivative net gain on these contracts recorded in AOCI by Spectrum Brands at September 30, 2010 was $1,230, net of tax expense of $1,201 and noncontrolling interest of $1,026. The derivative net gain on these contracts recorded in AOCI by it at September 30, 2009 was $347, net of tax expense of $183. The derivative net (loss) on these contracts recorded in AOCI by the Predecessor at September 30, 2008 was $(5,396), net of tax benefit of $2,911. At September 30, 2010, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by Spectrum Brands over the next 12 months is $682, net of tax and noncontrolling interest.

Spectrum Brands was also exposed to fluctuating prices of raw materials, specifically urea and di-ammonium phosphates (“DAP”), used in its manufacturing process for certain products. During the period from October 1, 2008 through August 30, 2009 (Predecessor) $(2,116) of pretax derivative gains (losses) were recorded as an adjustment to “(Loss) income from discontinued operations, net of tax,” for swap or option contracts settled at maturity. During Fiscal 2008, $8,925 of pretax derivative gains were recorded as an adjustment to “(Loss) income from discontinued operations, net of tax,” by the Predecessor for swap or option contracts settled at maturity. The hedges are generally highly effective; however, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, $(12,803) and $(177), respectively, of pretax derivative gains (losses), were recorded as an adjustment to “(Loss) income from discontinued operations, net of tax,” by the Predecessor. The amount recorded during the period from October 1, 2008 through August 30, 2009 was due to the shutdown of the growing products line of business and a determination that the forecasted transactions were probable of not occurring. The Successor had no such swap contracts outstanding as of September 30, 2009 or 2010 and no related gain (loss) recorded in AOCI.

Fair Value Contracts

Spectrum Brands periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Balance Sheets. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2010 and September 30, 2009 Spectrum Brands had $333,562 and $37,478, respectively, of such foreign exchange derivative notional value contracts outstanding.

During the eleven month period ended August 30, 2009, as a result of the Bankruptcy Cases, the Predecessor determined that previously designated cash flow hedge relationships associated with interest rate

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

swaps became ineffective as of its Petition Date. Further, its senior secured term credit agreement was amended in connection with the implementation of the Plan, and accordingly the underlying transactions did not occur as originally forecasted. As a result, the Predecessor reclassified approximately $(6,191), pretax, of (losses) from AOCI as an adjustment to “Interest expense” during the period from October 1, 2008 through August 30, 2009. The Predecessor’s related derivative contracts were terminated during the pendency of the Bankruptcy Cases and settled at a loss on the Effective Date.

Credit Risk

Spectrum Brands is exposed to the default risk of the counterparties with which Spectrum Brands transacts. Spectrum Brands monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives which are primarily concentrated with a foreign financial institution counterparty. Spectrum Brands considers these exposures when measuring its credit reserve on its derivative assets, which was $75 and $32, respectively, at September 30, 2010 and September 30, 2009. Additionally, Spectrum Brands does not require collateral or other security to support financial instruments subject to credit risk.

Spectrum Brands’ standard contracts do not contain credit risk related contingencies whereby Spectrum Brands would be required to post additional cash collateral as a result of a credit event. However, as a result of Spectrum Brands’ current credit profile, Spectrum Brands is typically required to post collateral in the normal course of business to offset its liability positions. At September 30, 2010 and September 30, 2009, Spectrum Brands had posted cash collateral of $2,363 and $1,943, respectively, related to such liability positions. In addition, at September 30, 2010 and September 30, 2009, Spectrum Brands had posted standby letters of credit of $4,000 and $0, respectively, related to such liability positions. The cash collateral is included in “Receivables, net” within the accompanying Consolidated Balance Sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(6)	Goodwill and Intangibles

A summary of changes in the carrying amounts of goodwill and intangible assets, which relate entirely to Spectrum Brands, is as follows:

		Intangible Assets
	Goodwill	Indefinite Lived	Amortizable	Total

Balance at September 30, 2008 (Predecessor )	$235,468	$561,605	$181,204	$742,809
Reclassification related to anticipated shutdown of a product line	—	(12,000)	12,000	—
Impairment charge	—	(34,391)	—	(34,391)
Additions	2,762	—	532	532
Disposals related to shutdown of a product line	—	—	(11,595)	(11,595)
Amortization during period	—	—	(19,099)	(19,099)
Effect of translation	675	(454)	(752)	(1,206)

Balance at August 30, 2009 (Predecessor )	238,905	514,760	162,290	677,050
Fresh-start adjustments	289,155	172,740	609,710	782,450

Balance at August 30, 2009 (Successor)	528,060	687,500	772,000	1,459,500
Adjustments for release of valuation allowance	(47,443)	—	—	—
Amortization during period	—	—	(3,513)	(3,513)
Effect of translation	2,731	2,736	3,222	5,958

Balance at September 30, 2009 (Successor)	483,348	690,236	771,709	1,461,945
Additions due to SB/RH Merger	120,079	170,930	192,397	363,327
Amortization during period	—	—	(45,920)	(45,920)
Effect of translation	(3,372)	(3,688)	(6,304)	(9,992)

Balance at September 30, 2010 (Successor)	$600,055	$857,478	$911,882	$1,769,360

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names, which relate to the valuation under fresh-start reporting and the SB/RH Merger, which are summarized as follows:

	September 30, 2010			September 30, 2009
		Accumulated			Accumulated		Amortizable
	Cost	Amortization	Net	Cost	Amortization	Net	Life

Technology assets	$67,097	$6,305	$60,792	$63,500	$515	$62,985	8-17 years
Customer relationships	741,016	35,865	705,151	711,222	2,988	708,234	15-20 years
Trade names	149,689	3,750	145,939	500	10	490	4-12 years

	$957,802	$45,920	$911,882	$775,222	$3,513	$771,709

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense related to intangibles subject to amortization is as follows:

	Successor		Predecessor
		Period from	Period from
		August 31,	October 1,
		2009 through	2008 through
		September 30,	August 30,
	2010	2009	2009	2008(a)
Proprietary technology amortization	$6,305	$515	$3,448	$3,934
Customer list amortization	35,865	2,988	14,920	23,327
Trade names amortization	3,750	10	731	426

	$45,920	$3,513	$19,099	$27,687

(a)	Fiscal 2008 includes amortization expense related to the year ended September 30, 2007 (“Fiscal 2007”), as a result of a reclassification of a previously discontinued operation as a continuing operation during Fiscal 2008.

Spectrum Brands estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.

Impairment Charges

Goodwill and indefinite lived intangible assets are tested for impairment at least annually and more frequently if an event or circumstance indicates that an impairment loss may have been incurred between annual impairment tests. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, Spectrum Brands and its Predecessor conducted impairment testing of goodwill and indefinite-lived intangible assets. As a result of this testing, non-cash pretax impairment charges of $34,391 and $861,234 were recorded in the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. The $34,391 recorded during the period from October 1, 2008 through August 30, 2009 related to impaired trade name intangible assets. Of the Fiscal 2008 impairment, $601,934 of the charge related to impaired goodwill and $259,300 related to impaired trade name intangible assets.

Intangibles with Indefinite Lives

In accordance with ASC 350, Spectrum Brands conducts impairment testing on its goodwill. To determine fair value during Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company used the discounted estimated future cash flows methodology, third party valuations and negotiated sales prices. Assumptions critical to Spectrum Brands’ fair value estimates under the discounted estimated future cash flows methodology are: (i) the present value factors used in determining the fair value of the reporting units and trade names; (ii) projected average revenue growth rates used in the reporting unit; and (iii) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. Spectrum Brands also tested fair value for reasonableness by comparison to the total market capitalization of Spectrum Brands, which includes both its equity and debt securities. In addition, in accordance with ASC 350, as part of Spectrum Brands’ annual impairment testing, the Company tested its indefinite-lived trade name intangible assets for impairment by comparing the carrying amount of such trade names to their respective fair values. Fair value was determined using a relief from royalty methodology. Assumptions critical to the Company’s fair value estimates under the relief from royalty methodology were: (i) royalty rates; and (ii) projected average revenue growth rates.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In connection with Spectrum Brands’ annual goodwill impairment testing performed during Fiscal 2010, the first step of such testing indicated that the fair values of Spectrum Brands’ reporting units were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.

In connection with the Predecessor’s annual goodwill impairment testing performed during Fiscal 2009, which was completed on the Predecessor before applying fresh-start reporting, the first step of such testing indicated that the fair values of the Predecessor’s reporting units were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.

In connection with its annual goodwill impairment testing in Fiscal 2008, the Predecessor first compared the fair value of its reporting units with their carrying amounts, including goodwill. This first step indicated that the fair value of some of the Predecessor’s reporting units were less than the Predecessor’s carrying amount of those reporting units and, accordingly, further testing of goodwill was required to determine the impairment charge required by ASC 350. Accordingly, the Predecessor then compared the carrying amounts of those reporting units’ goodwill to the respective implied fair value of their goodwill. The carrying amounts exceeded their implied fair values and, therefore, during Fiscal 2008 the Predecessor recorded a non-cash pretax impairment charge of $320,612, which was equal to the excess of the carrying amounts over the implied fair values of such goodwill for those reporting units.

Furthermore, during Fiscal 2010 Spectrum Brands, in connection with its annual impairment testing, concluded that the fair values of its intangible assets exceeded their carrying values. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, in connection with its annual impairment testing, the Predecessor concluded that the fair values of certain trade name intangible assets were less than the carrying amounts of those assets. As a result, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Predecessor recorded non-cash pretax impairment charges of approximately $34,391 and $224,100, respectively, equal to the excess of the carrying amounts of the intangible assets over the fair values of such assets.

In accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”) and ASC 350, in addition to its annual impairment testing Spectrum Brands conducts goodwill and trade name intangible asset impairment testing if an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred. Spectrum Brands’ management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. Several triggering events occurred during Fiscal 2008 which required the Predecessor to test its indefinite-lived intangible assets for impairment between annual impairment test dates. On May 20, 2008, the Predecessor entered into a definitive agreement for the sale of a portion of its business, which was subsequently terminated. The Predecessor’s intent to dispose of a line of business constituted a triggering event for impairment testing. The Predecessor estimated the fair value of that business, and the resultant estimated impairment charge of goodwill, based on the negotiated sales price, which management deemed the best indication of fair value at that time. Accordingly, the Predecessor recorded a non-cash pretax charge of $154,916 to reduce the carrying value of goodwill to reflect the estimated fair value of the business during the third quarter of Fiscal 2008. Goodwill and trade name intangible assets of another line of business were tested during the third quarter of Fiscal 2008, as a result of lower forecasted profits from that business. This decrease in profitability was primarily due to significant cost increases in certain raw materials used in production of items manufactured in that business at that time as well as more conservative growth rates to reflect the current and expected future economic conditions for that business. The Predecessor first compared the fair value of the affected reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value was less than the Predecessor’s carrying amount of that reporting unit and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Predecessor then

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compared the carrying amount of that reporting unit’s goodwill against the implied fair value of such goodwill. The carrying amount of that reporting unit’s goodwill exceeded its implied fair value and, therefore, during Fiscal 2008 the Predecessor recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $110,213. In addition, during the third quarter of Fiscal 2008, the Predecessor concluded that the implied fair values of certain trade name intangible assets related to this product line were less than the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $22,000. Goodwill and trade name intangibles of this product line were tested during the first quarter of Fiscal 2008 in conjunction with the Predecessor’s reclassification of that business from an asset held for sale to an asset held and used. The Predecessor first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the business was in excess of its carrying amounts and, accordingly, no further testing of goodwill was required. In addition, during the first quarter of Fiscal 2008, the Predecessor concluded that the implied fair values of certain trade name intangible assets related to the product line were less than the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $12,400.

The above impairments of goodwill and trade name intangible assets was primarily attributed to lower current and forecasted profits, reflecting more conservative growth rates versus those assumed by the Predecessor at the time of acquisition, as well as due to a sustained decline in the total market capitalization of the Predecessor.

During the third quarter of Fiscal 2008, the Predecessor developed and initiated a plan to phase down, and ultimately curtail, manufacturing operations at its Ningbo, China battery manufacturing facility. The Predecessor completed the shutdown of Ningbo during the fourth quarter of Fiscal 2008. In connection with its strategy to exit operations in Ningbo, China, the Predecessor recorded a non-cash pretax charge of $16,193 to reduce the carrying value of goodwill related to the Ningbo, China battery manufacturing facility.

The recognition of the $34,391 and $861,234 non-cash impairment of goodwill and trade name intangible assets during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, has been recorded as a separate component of “Operating expenses” and has had a material negative effect on the Predecessor’s financial condition and results of operations during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008.

Intangibles with Definite or Estimable Useful Lives

The triggering events discussed above under ASC 350 also indicated a triggering event in accordance with ASC 360. Management conducted an analysis in accordance with ASC 360 of intangibles with definite or estimable useful lives in conjunction with the ASC 350 testing of intangibles with indefinite lives.

Spectrum Brands assesses the recoverability of intangible assets with definite or estimable useful lives in accordance with ASC 360 by determining whether the carrying value can be recovered through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment is made to reduce the carrying value to an amount equal to projected future cash flows discounted at Spectrum Brands’ incremental borrowing rate. The cash flow projections used are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

change in legal factors or in the business climate, among others, may trigger an impairment review. Spectrum Brands’ initial impairment review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines and future volume, revenue and expense growth rates, and discount rates.

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to its growing products line of business in order to reflect the estimated fair value of this business. (See also Note 9, Discontinued Operations, for additional information regarding this impairment charge).

(7)	Debt

Debt, which relates entirely to Spectrum Brands, consists of the following:

	September 30, 2010		September 30, 2009
	Amount	Rate	Amount	Rate

Term Loan, U.S. Dollar, expiring June 16, 2016	$750,000	8.1%	$—	—
9.5% Senior Secured Notes, due June 15, 2018	750,000	9.5%	—	—
Term Loan B, U.S. Dollar	—	—	973,125	8.1%
Term Loan, Euro	—	—	371,874	8.6%
12% Notes, due August 28, 2019	245,031	12.0%	218,076	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	—	4.1%	—	—
Old ABL revolving credit facility	—	—	33,225	6.6%
Supplemental Loan	—	—	45,000	17.7%
Other notes and obligations	13,605	10.8%	5,919	6.2%
Capitalized lease obligations	11,755	5.2%	12,924	4.9%

	1,770,391		1,660,143
Original issuance discounts on debt	(26,624)		—
Fair value adjustment as a result of fresh-start reporting valuation	—		(76,608)
Less current maturities	20,710		53,578

Long-term debt	$1,723,057		$1,529,957

Aggregate scheduled maturities of debt as of September 30, 2010 are as follows:

Scheduled
Fiscal Year	Maturity

2011	$20,710
2012	35,254
2013	39,902
2014	39,907
2015	39,970
Thereafter	1,594,648

$1,770,391

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Aggregate capitalized lease obligations included in the amounts above are payable in installments of $990 in 2011, $745 in 2012, $725 in 2013, $740 in 2014, $803 in 2015 and $7,752 thereafter.

In connection with the SB/RH Merger, on June 16, 2010, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of Spectrum Brands, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. Spectrum Brands is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. Spectrum Brands is also not a borrower or guarantor under the Spectrum Brands’ Term Loan or the ABL Revolving Credit Facility. SBI is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. SBI and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on Spectrum Brands’ ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, Spectrum Brands and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15,000 amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining term of the Senior Credit Agreement. During Fiscal 2010, Spectrum Brands recorded $25,968 of fees in connection with the Senior Credit Agreement. The fees are classified as “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the Senior Credit Agreement.

At September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $750,000.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391,459, consisting of principal amounts of $973,125 under the U.S. Dollar Term B Loan, €254,970 under the Euro Facility (USD $371,874 at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46,460.

9.5% Notes

At September 30, 2010, Spectrum Brands had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.

Spectrum Brands may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount is being amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, Spectrum Brands recorded $20,823 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the 9.5% Notes.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under and pursuant to the Plan, Spectrum Brands issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, Spectrum Brands may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, Spectrum Brands agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility Spectrum Brands is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 Spectrum Brands gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash. During Fiscal 2010 Spectrum Brands reclassified $26,955 of accrued interest from “Other liabilities” to principal in connection with the PIK provision of the 12% Notes.

Spectrum Brands may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12% Notes require Spectrum Brands to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of Spectrum Brands, as defined in such indenture.

At September 30, 2010 and September 30, 2009, Spectrum Brands had outstanding principal of $245,031 and $218,076, respectively, under the 12% Notes.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

Spectrum Brands is subject to certain limitations as a result of Spectrum Brands’ Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. Spectrum Brands does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the SB/RH Merger, Spectrum Brands obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the SB/RH Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Principal Stockholders and increased Spectrum Brands’ ability to incur indebtedness up to $1,850,000.

During Fiscal 2010, Spectrum Brands recorded $2,966 of fees in connection with the consent. The fees are classified “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the 12% Notes effective with the closing of the SB/RH Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of Spectrum Brands and its subsidiaries’, restructuring costs, and other general corporate purposes.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The ABL Revolving Credit Facility carries an interest rate, at Spectrum Brands’ option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During Fiscal 2010 Spectrum Brands recorded $9,839 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as “Deferred charges and other assets” within the accompanying Consolidated Balance Sheet as of September 30, 2010 and are being amortized as an adjustment to interest expense over the remaining term of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, Spectrum Brands had aggregate borrowing availability of approximately $225,255, net of lender reserves of $28,972. At September 30, 2010, Spectrum Brands had outstanding letters of credit of $36,969 under the ABL Revolving Credit Facility. At September 30, 2009, Spectrum Brands had an aggregate amount outstanding under its then-existing asset based revolving loan facility of $84,225 which included a supplemental loan of $45,000 and $6,000 in outstanding letters of credit.

See Note 17 regarding subsequent amendments to the terms of the Term Loan, which was refinanced, and the ABL Revolving Credit Facility.

(8)	Income Taxes

Income tax expense (benefit) was calculated based upon the following components of (loss) income from continuing operations before income tax:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Pretax (loss) income:
United States	$(238,179)	$(28,043)	$936,379	$(654,003)
Outside the United States	105,867	8,043	186,975	(260,815)

Total pretax (loss) income	$(132,312)	$(20,000)	$1,123,354	$(914,818)

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of income tax expense (benefit) are as follows:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Current:
Foreign	$44,481	$3,111	$24,159	$20,964
State	2,913	282	(364)	2,089

Total current	47,394	3,393	23,795	23,053

Deferred:
Federal	22,119	49,790	(1,599)	27,109
Foreign	(6,514)	(1,266)	1,581	(63,064)
State	196	(724)	(1,166)	3,442

Total deferred	15,801	47,800	(1,184)	(32,513)

Income tax (benefit) expense	$63,195	$51,193	$22,611	$(9,460)

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following reconciles the U.S. Federal statutory income tax rate with the Company’s effective tax rate:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Statutory Federal income tax rate	35.0%	35.0%	35.0%	35.0%
Permanent items	(2.0)	5.9	1.0	(0.7)
Foreign statutory rate vs. U.S. statutory rate	7.6	3.6	(0.8)	(1.8)
State income taxes, net of Federal benefit	3.8	3.9	(0.6)	1.4
Residual tax on foreign earnings	(7.0)	(284.7)	—	(0.5)
Valuation allowance(a)	(70.1)	(7.4)	(4.6)	(23.5)
Reorganization items	(6.6)	—	—	—
Unrecognized tax benefits	(2.4)	(9.3)	—	(0.1)
Inflationary adjustments	(2.6)	(1.1)	—	—
Deferred tax correction of immaterial prior period error	(4.5)	—	—	—
Net nondeductible interest expense	—	—	—	0.2
ASC 350 impairment	—	—	—	(11.2)
Fresh-start reporting valuation adjustment(b)	—	—	(33.9)	—
Gain on settlement of liabilities subject to compromise	—	—	4.5	—
Professional fees incurred in connection with Bankruptcy Filing	—	—	1.4	—
Other	1.0	(1.9)	—	2.2

	(47.8)%	(256.0)%	2.0%	1.0%

(a)	Includes the adjustment to the valuation allowance resulting from the Plan.

(b)	Includes the adjustment to the valuation allowance resulting from fresh-start reporting.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and deferred tax liabilities, are as follows:

	September 30,
	2010	2009

Current deferred tax assets:
Employee benefits	$21,770	$20,908
Restructuring	6,486	11,396
Inventories and receivables	13,484	9,657
Marketing and promotional accruals	5,783	5,458
Other	24,658	13,107
Valuation allowance	(30,248)	(16,413)

Total current deferred tax assets	41,933	44,113

Current deferred tax liabilities:
Inventory	(1,947)	(11,560)
Other	(3,885)	(4,416)

Total current deferred tax liabilities	(5,832)	(15,976)

Net current deferred tax assets (included in “Prepaid expenses and other current assets”)	$36,101	$28,137

Noncurrent deferred tax assets:
Employee benefits	$19,600	$3,564
Restructuring and purchase accounting	20,541	26,921
Marketing and promotional accruals	1,311	845
Net operating loss and credit carry forwards	518,762	291,642
Prepaid royalty	9,708	14,360
Property, plant and equipment	3,207	2,798
Unrealized losses	4,202	—
Other	15,007	17,585
Valuation allowance	(309,924)	(116,275)

Total noncurrent deferred tax assets	282,414	241,440

Noncurrent deferred tax liabilities:
Property, plant, and equipment	(13,862)	(19,552)
Unrealized gains	—	(15,275)
Intangibles	(544,478)	(430,815)
Other	(1,917)	(3,296)

Total noncurrent deferred tax liabilities	(560,257)	(468,938)

Net noncurrent deferred tax liabilities	$(277,843)	$(227,498)

Net current and noncurrent deferred tax liabilities	$(241,742)	$(199,361)

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

HGI

HGI Files U.S. Federal and state consolidated income tax returns (which do not include Spectrum Brands) and is subject to income tax examinations for years after 2006. As a result of HGI’s cumulative losses in recent years, its management determined that, as of September 30, 2010, a valuation allowance was required for all of its deferred tax assets other than an amount which are realizable upon settlement of its uncertain tax positions of $366 as of September 30, 2010. Consequently, HGI’s valuation allowance at September 30, 2010 totaled $9,236 principally due to its inability to recognize an income tax benefit on its pretax losses. HGI has approximately $14,300 of net operating loss (“NOL”) carryforwards which begin expiring in 2029.

Spectrum Brands

During Fiscal 2010, Spectrum Brands recorded residual U.S. and foreign taxes on approximately $26,600 of distributions of foreign earnings resulting in an increase in tax expense of approximately $9,312. These distributions were primarily non-cash deemed distributions under U.S. tax law. During the period from August 31, 2009 through September 30, 2009, the Successor recorded residual U.S. and foreign taxes on approximately $165,937 of actual and deemed distributions of foreign earnings resulting in an increase in tax expense of approximately $58,295. Spectrum Brands made these distributions, which were primarily non-cash, to reduce the U.S. tax loss for Fiscal 2009 as a result of Internal Revenue Code (“IRC”) Section 382 considerations. Remaining undistributed earnings of Spectrum Brands’ foreign operations amounting to approximately $302,447 and $156,270 at September 30, 2010 and September 30, 2009, respectively, are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings at September 30, 2010 and September 30, 2009. If at some future date, these earnings cease to be permanently invested, Spectrum Brands may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts. If such earnings were not considered permanently reinvested, a deferred tax liability of approximately $109,189 would be required.

Spectrum Brands, as of September 30, 2010, has U.S. Federal and state net operating loss carryforwards of approximately $1,087,489 and $936,208, respectively. These net operating loss carryforwards expire through years ending in 2031. Spectrum Brands has foreign loss carryforwards of approximately $195,456 which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. Spectrum Brands is subject to an annual limitation on the use of its net operating losses that arose prior to its emergence from bankruptcy. Spectrum Brands has had multiple changes of ownership, as defined under IRC Section 382, that subject Spectrum Brands’ U.S. Federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of Spectrum Brands’ stock (as defined for tax purposes) on the date of the ownership change, its net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, Spectrum Brands projects that $296,160 of the total U.S. Federal and $462,837 of the state net operating loss carryforwards will expire unused. In addition, separate return year limitations apply to limit Spectrum Brands’ utilization of the acquired Russell Hobbs U.S. Federal and state net operating losses to future income of the Russell Hobbs subgroup. Spectrum Brands also projects that $37,542 of the total foreign loss carryforwards will expire unused. Spectrum Brands has provided a full valuation allowance against those deferred tax assets.

The Predecessor recognized income tax expense of approximately $124,054 related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. Spectrum Brands, has, in accordance with the IRC Section 108 reduced its net operating loss carryforwards for cancellation of debt income that arose from its emergence from Chapter 11 of the Bankruptcy Code, under IRC Section 382(1)(6).

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of Spectrum Brands to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of September 30, 2010 and September 30, 2009, Spectrum Brands’ valuation allowance, established for the tax benefit that may not be realized, totaled approximately $330,936 and $132,688, respectively. As of September 30, 2010 and September 30, 2009, approximately $299,524 and $108,493, respectively related to U.S. net deferred tax assets, and approximately $31,412 and $24,195, respectively, related to foreign net deferred tax assets. The increase in the allowance during Fiscal 2010 totaled approximately $198,248, of which approximately $191,031 related to an increase in the valuation allowance against U.S. net deferred tax assets, and approximately $7,217 related to a decrease in the valuation allowance against foreign net deferred tax assets. In connection with the SB/RH Merger, Spectrum Brands established additional valuation allowance of approximately $103,790 related to acquired net deferred tax assets as part of purchase accounting. This amount is included in the $198,248 above.

Spectrum Brands files income tax returns in the U.S. Federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. Spectrum Brands’ major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S., Federal tax filings for years prior to and including Spectrum Brands’ fiscal year ended September 30, 2006 are closed. However, the Federal net operating loss carryforwards from Spectrum Brands’ fiscal years ended September 30, 2006 and prior are subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforwards are utilized and those years are closed for audit. Spectrum Brands’ fiscal years ended September 30, 2007, 2008 and 2009 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

In the U.S., Federal tax filings for years prior to and including Russell Hobbs’ fiscal year ended June 30, 2008, are closed. However, the Federal net operating loss carryforwards for Russell Hobbs’ fiscal year ended June 30, 2008 is subject to examination by the IRS until the year that such net operating losses are utilized and those years are closed for audit.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Predecessor, as a result of its testing, recorded non-cash pretax impairment charges of $34,391 and $861,234, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of $12,965 and $142,877 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, as a result of a significant portion of the impaired assets not being deductible for tax purposes in 2008.

During Fiscal 2010 Spectrum Brands recorded the correction of an immaterial prior period error in our consolidated financial statements related to deferred taxes in certain foreign jurisdictions. The Company believes the correction of this error to be both quantitatively and qualitatively immaterial to its annual results for Fiscal 2010 or to any of its prior year financial statements. The impact of the correction was an increase to income tax expense and a decrease to deferred tax assets of approximately $5,900.

Uncertain Tax Positions

The total amount of unrecognized tax benefits relating to uncertain tax positions on the Consolidated Balance Sheets at September 30, 2010 and September 30, 2009 are $13,174 and $7,765, respectively. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company as of September 30, 2009 and September 30, 2010 had approximately $3,021 and $5,860, respectively, of accrued interest and penalties related to uncertain tax positions. The impact related to interest and penalties on the Consolidated Statements of Operations for Fiscal 2008 and the period from October 1,

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2008 through August 30, 2009 (Predecessor) and the period from August 31, 2009 through September 30, 2009 (Successor) was not material. The impact related to interest and penalties on the Consolidated Statement of Operations for Fiscal 2010 was a net increase to income tax expense of $1,527. In connection with the SB/RH Merger, Spectrum Brands recorded additional unrecognized tax benefits of approximately $3,299 as part of purchase accounting.

As of September 30, 2010, certain of Spectrum Brands’ Canadian, German, and Hong Kong legal entities are undergoing tax audits. Spectrum Brands cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.

The following table summarizes the changes to the amount of unrecognized tax benefits of the Predecessor for Fiscal 2008 and the period from October 1, 2008 through August 30, 2009 and the Successor for the period from August 31, 2009 through September 30, 2009 and Fiscal 2010:

Unrecognized tax benefits at October 1, 2007 (Predecessor)	$7,259
Gross increase — tax positions in prior period	(271)
Gross increase — tax positions in current period	501
Settlements	(734)

Unrecognized tax benefits at September 30, 2008 (Predecessor)	$6,755
Gross increase — tax positions in prior period	26
Gross decrease — tax positions in prior period	(11)
Gross increase — tax positions in current period	1,673
Lapse of statutes of limitations	(807)

Unrecognized tax benefits at August 30, 2009 (Predecessor)	$7,636
Gross decrease — tax positions in prior period	(15)
Gross increase — tax positions in current period	174
Lapse of statutes of limitations	(30)

Unrecognized tax benefits at September 30, 2009 (Successor)	$7,765
Russell Hobbs acquired unrecognized tax benefits	3,251
HGI unrecognized tax benefits as of June 16, 2010	732
Gross decrease — tax positions in prior period	(904)
Gross increase — tax positions in current period	3,390
Lapse of statutes of limitations	(1,060)

Unrecognized tax benefits at September 30, 2010 (Successor)	$13,174

(9)	Discontinued Operations

On November 1, 2007, the Predecessor sold a Canadian division which operated under the name Nu-Gro. Cash proceeds received at closing, net of selling expenses, totaled $14,931 and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the accompanying Consolidated Statement of Cash Flows for Fiscal 2008. On February 5, 2008, the Predecessor finalized the contractual working capital adjustment in connection with this sale which increased proceeds received by the Predecessor by $500. As a result of the finalization of the contractual working capital adjustments the Predecessor recorded a loss on disposal of $1,087, net of tax benefit.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On November 11, 2008, the Predecessor’s board of directors approved the shutdown of its line of growing products, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shut down the growing products line was made only after the Predecessor was unable to successfully sell this business, in whole or in part. The shutdown of its line of growing products was completed during the second quarter of Fiscal 2009.

The presentation herein of the results of continuing operations excludes its line of growing products for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
	2010	September 30, 2009	August 30, 2009	2008
Net sales	$—	$—	$31,306	$261,439

(Loss) income from discontinued operations before income taxes	$(2,512)	$408	$(91,293)	$(27,124)
Income tax expense (benefit)	223	—	(4,491)	(2,182)

(Loss) income from discontinued operations, net of taxes	$(2,735)	$408	$(86,802)	$(24,942)

The presentation herein of the results of continuing operations has been changed to exclude the Canadian division of SBI sold for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2008:

Predecessor
2008

Net sales	$4,732

(Loss) from discontinued operations before income taxes	$(1,896)
Income tax (benefit)	(651)

(Loss) from discontinued operations (including loss on disposal of $1,087), net of tax	$(1,245)

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to its line of growing products in order to reflect such intangible assets at their estimated fair value.

(10)	Employee Benefit Plans

HGI

HGI has a noncontributory defined benefit pension plan (the “HGI Pension Plan”) covering certain former U.S. employees. During 2006, the Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.

Additionally, HGI has an unfunded supplemental pension plan (the “Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of HGI. The amounts of such payments equal the difference between the amounts received under the HGI Pension Plan and the amounts that would otherwise be received if HGI Pension Plan payments were not reduced as the result of the limitations upon

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.

Spectrum Brands

Spectrum Brands has various defined benefit pension plans (the “Spectrum Brands Pension Plans”) covering some of its employees in the United States and certain employees in other countries, primarily the United Kingdom and Germany. The Spectrum Brands Pension Plans generally provide benefits of stated amounts for each year of service. Spectrum Brands funds its U.S. pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with Spectrum Brands’ funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

Spectrum Brands also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. Spectrum Brands also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, Spectrum Brands has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by Spectrum Brands will fund these agreements. Under the remaining agreements, Spectrum Brands has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Spectrum Brands also provides postretirement life insurance and medical benefits to certain retirees under two separate contributory plans.

Consolidated

The recognition and disclosure provisions of ASC Topic 715: “Compensation-Retirement Benefits” (“ASC 715”) requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the consolidated balance sheet, and to recognize changes in that funded status in AOCI in the year in which the adoption occurs. The measurement date provisions of ASC 715 became effective during Fiscal 2009 and the Company now measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30, which is the Company’s fiscal year end.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables provide additional information on the Company’s pension and other postretirement benefit plans:

	Pension and Deferred
	Compensation Benefits		Other Benefits
	2010	2009	2010	2009

Change in benefit obligation
Benefit obligation, beginning of year	$132,752	$112,444	$476	$402
Obligations assumed from Merger with Russell Hobbs	54,468	—	—	—
Obligations of HGI plans as of June 16, 2010	18,691
Service cost	2,479	2,279	9	6
Interest cost	8,515	7,130	26	26
Actuarial (gain) loss	26,474	17,457	25	51
Participant contributions	495	334	—	—
Benefits paid	(6,997)	(6,353)	(9)	(9)
Foreign currency exchange rate changes	(2,070)	(539)	—	—

Benefit obligation, end of year	$234,807	$132,752	$527	$476

Change in plan assets
Fair value of plan assets, beginning of year	$78,345	$70,412	$—	$—
Assets acquired from Merger with Russell Hobbs	38,458	—	—	—
Assets of HGI plans as of June 16, 2010	14,433
Actual return on plan assets	8,127	1,564	—	—
Employer contributions	6,264	9,749	9	9
Employee contributions	2,127	3,626	—	—
Benefits paid	(6,997)	(6,353)	(9)	(9)
Plan expenses paid	(237)	(222)	—	—
Foreign currency exchange rate changes	(448)	(431)	—	—

Fair value of plan assets, end of year	$140,072	$78,345	$—	$—

Accrued Benefit Cost / Funded Status	$(94,735)	$(54,407)	$(527)	$(476)

Weighted-average assumptions:
Discount rate	3.8%-13.6%	5.0%-11.8%	5.0%	5.5%
Expected return on plan assets	4.5%-8.8%	4.5%-8.0%	N/A	N/A
Rate of compensation increase	0%-5.5%	0%-4.6%	N/A	N/A

The net underfunded status as of September 30, 2010 and September 30, 2009 of $94,735 and $54,407, respectively, is recognized in the accompanying Consolidated Balance Sheets within “Employee benefit obligations”. Included in AOCI as of September 30, 2010 and September 30, 2009 are unrecognized net (losses) gains of $(10,481), net of tax of $5,894 and noncontrolling interest of $7,825, and $576, net of taxes of $(247), respectively, which have not yet been recognized as components of net periodic pension cost. The net loss in AOCI expected to be recognized during Fiscal 2011 is $(211), net of tax benefit and noncontrolling interest.

At September 30, 2010, the Company’s total pension and deferred compensation benefit obligation of $234,807 consisted of $81,956 associated with U.S. plans and $152,851 associated with international plans. The fair value of the Company’s assets of $140,072 consisted of $58,790 associated with U.S. plans and

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$81,282 associated with international plans. The weighted average discount rate used for the Company’s domestic plans was approximately 5% and approximately 4.8% for its international plans. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 7.5% and approximately 3.3% for its international plans.

At September 30, 2009, the Company’s total pension and deferred compensation benefit obligation of $132,752 consisted of $44,842 associated with U.S. plans and $87,910 associated with international plans. The fair value of the Company’s assets of $78,345 consisted of $33,191 associated with U.S. plans and $45,154 associated with international plans. The weighted average discount rate used for the Company’s domestic and international plans was approximately 5.5%. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 8.0% and approximately 5.4% for its international plans.

	Pension and Deferred Compensation Benefits				Other Benefits
	Successor		Predecessor		Successor		Predecessor
		Period from	Period from			Period from	Period from
		August 31, 2009	October 1, 2008			August 31, 2009	October 1, 2008
		through	through			through	through
		September 30,	August 30,			September 30,	August 30,
	2010	2009	2009	2008	2010	2009	2009	2008

Components of net periodic benefit cost;
Service cost	$2,479	$211	$2,068	$2,616	$9	$1	$8	$13
Interest cost	8,515	612	6,517	6,475	26	2	24	27
Expected return on assets	(6,063)	(417)	(4,253)	(4,589)	—	—	—	—
Amortization of prior service cost	535	—	202	371	—	—	—	—
Amortization of transition obligation	207	—	—	—	—	—	—	—
Curtailment loss	—	—	300	11	—	—	—	—
Recognized net actuarial loss (gain)	613	—	37	136	(58)	(5)	(53)	(61)

Net periodic cost (benefit)	$6,286	$406	$4,871	$5,020	$(23)	$(2)	$(21)	$(21)

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where such plans are established.

Below is a summary allocation of all pension plan assets along with expected long-term rates of return by asset category as of the measurement date.

	Weighted Average Allocation
	Target	Actual
Asset Category	2010	2010	2009

Equity securities	0-60%	46%	46%
Fixed income securities	0-40%	23%	16%
Other	0-100%	31%	38%

Total	100%	100%	100%

The weighted average expected long-term rate of return on total assets is 6.5%.

The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each asset class. Specific asset class targets are based on the results of periodic asset liability studies. The investment policies permit variances from the targets within certain parameters. The weighted average

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expected long-term rate of return is based on a Fiscal 2010 review of such rates. The plan assets currently do not include holdings of common stock of HGI or its subsidiaries.

The Company’s fixed income securities portfolio is invested primarily in commingled funds and managed for overall return expectations rather than matching duration against plan liabilities; therefore, debt maturities are not significant to the plan performance.

The Company’s other portfolio consists of all pension assets, primarily insurance contracts, in the United Kingdom, Germany and the Netherlands.

The Company’s expected future pension benefit payments for Fiscal 2011 through its fiscal year 2020 are as follows:

2011	$8,441
2012	8,828
2013	9,153
2014	9,456
2015	9,794
2016 to 2020	57,843

The following table sets forth the fair value of the Company’s pension plan assets:

September 30,
2010(A)

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$36,723
Common collective trust — fixed income	22,067

Total U.S. Defined Benefit Plan Assets	$58,790

International Defined Benefit Plan Assets:
Common collective trust — equity	$28,090
Common collective trust — fixed income	9,725
Insurance contracts — general fund	40,347
Other	3,120

Total International Defined Benefit Plan Assets	$81,282

Total Defined Benefit Plan Assets	$140,072

(A)	The fair value measurements of the Company’s defined benefit plan assets are based on observable market price inputs (Level 2). Each collective trust’s valuation is based on its calculation of net asset value per share reflecting the fair value of its underlying investments. Since each of these collective trusts allows redemptions at net asset value per share at the measurement date, its valuation is categorized as a Level 2 fair value measurement. The fair value of insurance contracts and other investments are also based on observable market price inputs (Level 2).

Spectrum Brands sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 Spectrum Brands contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. Spectrum Brands suspended all contributions to its U.S. subsidiaries’ defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 Spectrum Brands reinstated its

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

annual contribution as described above. Spectrum Brands also sponsors defined contribution pension plans for employees of certain foreign subsidiaries and HGI sponsors a defined contribution plan for its corporate employees. Successor Company contributions charged to operations, including discretionary amounts, for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 were $3,471 and $44, respectively. Predecessor Company contributions charged to operations, including discretionary amounts, for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 were $2,623 and $5,083, respectively.

(11)	Geographic Data

The Company’s geographic data disclosures are as follows:

Net sales to external customers

	Successor		Predecessor
			Period from
		August 31, 2009	October 1, 2008
		through	through
	2010	September 30, 2009	August 30, 2009	2008
United States	$1,444,779	$113,407	$1,166,920	$1,272,100
Outside the United States	1,122,232	106,481	843,728	1,154,471

Total net sales to external customers	$2,567,011	$219,888	$2,010,648	$2,426,571

Long-lived assets

	September 30,
	2010	2009

United States	$1,885,635	$1,410,459
Outside the United States	788,897	791,551

Long-lived assets at year end	$2,674,532	$2,202,010

Venezuela Hyperinflation

Spectrum Brands does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning in the second quarter of Fiscal 2010, the Spectrum Brands’ determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for the Spectrum Brands’ Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in Shareholders’ equity as a component of AOCI.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of Spectrum Brands’ imported products fall into the essential classification and qualify for the 2.6 rate; however, Spectrum Brands’ overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, Spectrum Brands remeasured the local statement of financial position of its Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

devaluation. Based on actual exchange activity, Spectrum Brands determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, Spectrum Brands changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an ongoing immaterial impact related to measuring the Spectrum Brands’ Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.

The designation of the Spectrum Brands’ Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1,486 reduction to the Company’s operating income during Fiscal 2010. The Company also reported a foreign exchange loss in “Other expense (income), net”, of $10,102 during Fiscal 2010.

(12)	Commitments and Contingencies

Lease Commitments

The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

Future
Minimum
Rental
Fiscal Year	Commitment

2011	$34,846
2012	33,005
2013	27,042
2014	19,489
2015	15,396
Thereafter	48,553

Total minimum lease payments	$178,331

All of the leases expire between October 2010 and January 2030. The Company’s total rent expense was $30,273 and $2,351 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor’s total rent expense was $22,132 and $37,068 for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively.

Legal and Environmental Matters

HGI

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against HGI in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by HGI in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a worker’s compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $500, including approximately $200 relating to the workers compensation bond and approximately $300 relating to the reclamation bonds.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2005, HGI was notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $200 in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of HGI. The claim was made under an indemnification provision provided by HGI to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised HGI that Weatherford anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. HGI has challenged any responsibility to indemnify Weatherford. HGI believes that it has meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and intends to vigorously defend against it.

In addition to the matters described above, HGI is involved in other litigation and claims incidental to its current and prior businesses. These include multiple complaints in Mississippi and Louisiana state courts and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by HGI’s offshore drilling and bulk-shipping affiliates.

Spectrum Brands

Spectrum Brands has provided approximately $9,648 for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. Spectrum Brands believes that any additional liability in excess of the amounts provided for will not have a material adverse effect on the financial condition, results of operations or cash flows of Spectrum Brands.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against Spectrum Brands, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Spectrum Brands is reviewing the claims but is unable to estimate any possible losses at this time.

In May 2010, Herengrucht Group, LLC (“Herengrucht”) filed an action in the U.S. District Court for the Southern District of California against Spectrum Brands claiming that Spectrum Brands had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Herengrucht dismissed its claims without prejudice in September 2010.

Applica Consumer Products, Inc., (“Applica”) a subsidiary of Spectrum Brands was a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the Principal Stockholders. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the Principal Stockholders. The original complaint was filed in conjunction with a motion preliminarily to enjoin the Principal Stockholders’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the Principal Stockholders in January 2007 (Applica is currently a subsidiary of Russell Hobbs), Spectrum Brands believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither Spectrum Brands, Applica, or any other subsidiary of Spectrum Brands was required to make any payments in connection with the settlement.

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Spectrum Brands believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which Spectrum Brands is unable to estimate at this time. At this time, Spectrum Brands does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Spectrum Brands is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

Consolidated

The Company has aggregate reserves for its legal and environmental matters of approximately $9,948 at September 30, 2010, which reserves relate primarily to the matters described above. However, based on currently available information, including legal defenses available to the Company, and given the aforementioned reserves and related insurance coverage, the Company does not believe that the outcome of these legal and environmental matters will have a material effect on its financial position, results of operations or cash flows.

Guarantees

Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. The Company has no reason to believe that future costs to settle claims related to its former operations will have a material impact on its financial position, results of operations or cash flows.

(13)	Related Party Transactions

The Company has a management agreement with Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of the Company and the Principal Stockholders, whereby Harbinger Capital may provide advisory and consulting services to the Company. The Company has agreed to reimburse Harbinger Capital for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of Harbinger Capital under the agreement. For Fiscal 2010, the Company did not incur any costs related to this agreement.

On September 10, 2010, the Company entered into the Exchange Agreement with the Harbinger Parties, whereby the Principal Stockholders agreed to contribute a majority interest in SB Holdings to the Company in the Spectrum Brands Acquisition in exchange for 4.32 shares of the Company’s common stock for each share of SB Holdings common stock contributed to the Company. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of the Company’s common stock ($6.33) and SB Holdings common stock ($27.36) on the New York Stock Exchange (“NYSE”) for the 30 trading days from

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and including July 2, 2010 to and including August 13, 2010, the day the Company received the Principal Stockholders’ proposal for the Spectrum Brands Acquisition.

On September 10, 2010, a special committee of the Company’s board of directors (the “Spectrum Special Committee”), consisting solely of directors who were determined by the Company’s board of directors to be independent under the NYSE rules, unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition, were advisable to, and in the best interests of, the Company and its stockholders (other than the Principal Stockholders), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that the Company’s board of directors approve the Exchange Agreement and the Company’s stockholders approve the issuance of the Company’s common stock pursuant to the Exchange Agreement. On September 10, 2010, the Company’s board of directors (based in part on the unanimous approval and recommendation of the Spectrum Special Committee) unanimously determined that the Exchange Agreement and the Spectrum Brands Acquisition were advisable to, and in the best interests of, the Company and its stockholders (other than the Principal Stockholders), approved the Exchange Agreement and the transactions contemplated thereby, and recommended that the Company’s stockholders approve the issuance of its common stock pursuant to the Exchange Agreement.

On September 10, 2010, the Principal Stockholders, who held a majority of the Company’s outstanding common stock on that date, approved the issuance of the Company’s common stock pursuant to the Exchange Agreement by written consent in lieu of a meeting pursuant to Section 228 of the General Corporation Law of the State of Delaware.

On January 7, 2011, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement entered into on September 10, 2010 with the Principal Stockholders. See Notes 1 and 17 for additional information regarding the Spectrum Brands Acquisition.

The Master Fund had agreed to indemnify Russell Hobbs, Spectrum Brands and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the SB/RH Merger and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated. There were no reimbursements made or due for Fiscal 2010. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither Spectrum Brands, Applica nor any other subsidiary of Spectrum Brands was required to make any payments in connection with the settlement.

Subsequent to September 30, 2010, the Company has been involved in additional related party transactions associated with acquisitions (see Note 17).

(14)	Restructuring and Related Charges

The Company reports restructuring and related charges associated with manufacturing and related initiatives in “Cost of goods sold”. Restructuring and related charges reflected in “Cost of goods sold” include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in “Operating expenses,” such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in “Operating expenses” include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor’s capital structure incurred prior to the Bankruptcy Filing.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In 2009, Spectrum Brands implemented a series of initiatives to reduce operating costs as well as evaluate Spectrum Brands’ opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives included headcount reductions and the exit of certain facilities in the U.S. These initiatives also included consultation, legal and accounting fees related to the evaluation of Spectrum Brands’ capital structure. In 2008, Spectrum Brands implemented an initiative within certain of its operations in China to reduce operating costs and rationalize Spectrum Brands’ manufacturing structure. These initiatives included the plan to exit Spectrum Brands’ Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). In 2007, Spectrum Brands implemented an initiative in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing, and support functions. In 2007, Spectrum Brands began managing its business in three vertically integrated, product-focused lines of business (the “Global Realignment Initiatives”). In connection with these changes, Spectrum Brands undertook a number of cost reduction initiatives, primarily headcount reduction. In 2006, Spectrum Brands implemented a series of initiatives within certain of its European operations to reduce operating costs and rationalize Spectrum Brands’ manufacturing structure (the “European Initiatives”). In connection with the acquisitions of United Industries Corporation and Tetra Holding GmbH in 2005, Spectrum Brands implemented a series of initiatives to optimize the global resources of the combined companies (the “United and Tetra Integration”).

The following table summarizes restructuring and related charges incurred by initiative:

Restructuring and Related Charges

	Successor		Predecessor
		Period from
		August 31,	Period from
		2009	October 1,
		through	2008 through		Charges	Expected	Total
		September 30,	August 30,		Since	Future	Projected	Expected Completion
Initiatives:	2010	2009	2009	2008	Inception	Charges	Costs	Date
Global Cost Reduction	$18,443	$1,550	$18,851	$—	$38,844	$26,800	$65,644	March 31, 2014
Ningbo Exit Plan	2,162	165	10,652	16,399	29,378	—	29,378	Substantially Complete
Latin America	—	—	207	317	11,447	—	11,447	Complete
Global Realignment	3,605	139	11,636	20,162	88,587	350	88,937	June 30, 2011
European	(92)	7	11	(707)	26,965	—	26,965	Substantially Complete
United & Tetra / Other	—	(132)	2,723	3,166	79,544	—	79,544	Complete

	$24,118	$1,729	$44,080	$39,337	$274,765	$27,150	$301,915

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes restructuring and related charges incurred by type of charge and where those charges are classified in the accompanying Consolidated Statements of Operations:

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008
Costs included in cost of goods sold:
Global Cost Reduction Initiatives:
Termination benefits	$2,630	$—	$200	$—
Other associated costs	2,273	6	2,245	—
Ningbo Exit Plan:
Termination benefits	14	—	857	1,230
Other associated costs	2,148	165	8,461	15,169
Latin America Initiatives:
Termination benefits	—	—	207	—
Other associated costs	—	—	—	253
Global Realignment Initiatives:
Termination benefits	187	—	333	106
Other associated costs	(102)	—	869	154
European Initiatives:
Termination benefits	—	—	—	(830)
Other associated costs	—	7	11	88
United & Tetra Integration:
Termination benefits	—	—	6	30
Other associated costs	—	—	—	299

Total included in cost of goods sold	7,150	178	13,189	16,499

Costs included in operating expenses:
Global Cost Reduction Initiatives:
Termination benefits	4,268	866	5,690	—
Other associated costs	9,272	678	10,716	—
Ningbo Exit Plan:
Termination benefits	—	—	—	—
Other associated costs	—	—	1,334	—
Latin America Initiatives:
Termination benefits	—	—	—	64
Global Realignment Initiatives:
Termination benefits	5,361	94	6,994	12,338
Other associated costs	(1,841)	45	3,440	7,564
European Initiatives:
Termination benefits	(92)	—	—	—
Other associated costs	—	—	—	35
United & Tetra Integration:
Termination benefits	—	—	2,297	1,954
Other associated costs	—	(132)	427	883
Breitenbach, France facility closure:
Other associated costs	—	—	(7)	—

Total included in operating expenses	16,968	1,551	30,898	22,838

Total restructuring and related charges	$24,118	$1,729	$44,087	$39,337

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the remaining accrual balance associated with the initiatives and the activity during Fiscal 2010:

Remaining Accrual Balance

	Accrual Balance at		Cash	Non-Cash	Accrual Balance at	Expensed as
Initiatives	September 30, 2009	Provisions	Expenditures	Items	September 30, 2010	Incurred(A)

Global Cost Reduction
Termination benefits	$4,180	$5,101	$(3,712)	$878	$6,447	$1,796
Other costs	84	5,107	(1,493)	307	4,005	6,439

	4,264	10,208	(5,205)	1,185	10,452	8,235

Ningbo Exit Plan
Termination benefits	—	—	—	—	—	—
Other costs	308	461	(278)	—	491	1,701

	308	461	(278)	—	491	1,701

Latin American
Termination benefits	(282)	—	—	282	—	—
Other costs	613	—	—	(613)	—	—

	331	—	—	(331)	—	—

Global Realignment
Termination benefits	14,581	1,720	(7,657)	77	8,721	3,828
Other costs	3,678	(1,109)	(319)	31	2,281	(834)

	18,259	611	(7,976)	108	11,002	2,994

European
Termination benefits	2,623	(92)	(528)	(202)	1,801	—
Other costs	319	—	(251)	(21)	47	—

	2,942	(92)	(779)	(223)	1,848	—

	$26,104	$11,188	$(14,238)	$739	$23,793	$12,930

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

(15)	Acquisition

On June 16, 2010, SBI merged with Russell Hobbs. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia. The results of Russell Hobbs operations since June 16, 2010 are included in the accompanying Consolidated Statement of Operations for Fiscal 2010.

In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), Spectrum Brands accounted for the SB/RH Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of the closing date of the acquisition. Inasmuch as Russell Hobbs was a private company and its common stock was not publicly traded, the closing market price of the SBI common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

SBI closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. Spectrum Brands expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Properties	15,150
Intangible assets	363,327
Goodwill(A)	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Other liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

(A)	Consists of $25,426 of tax deductible Goodwill.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Preliminary Pre-Acquisition Contingencies Assumed

Spectrum Brands has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, Spectrum Brands has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, Spectrum Brands has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. Spectrum Brands continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.

Certain estimated values are not yet finalized and are subject to change, which could be significant. Spectrum Brands will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:

•	amounts for legal contingencies, pending the finalization of Spectrum Brands’ examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the final allocation of Goodwill.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, Spectrum Brands performed a preliminary valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as follows:

•	Inventories-An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Deferred tax liabilities, net-An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Properties, net-An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of Spectrum Brands’ properties were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of Spectrum Brands’ management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:

•	Spectrum Brands valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. Spectrum Brands assumed a customer retention rate of approximately 93% which was supported by historical retention rates. Income taxes were estimated

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	Spectrum Brands valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. Spectrum Brands anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subjected trademark. In estimating the fair value of the trademarks and trade names, net sales for significant trade names and trademarks were estimated to grow at a rate of 1%-14% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	Spectrum Brands valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement net sales were estimated to grow at a rate of (3)%-1% annually. Spectrum Brands assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

•	Spectrum Brands valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. Spectrum Brands anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Pro Forma Information (unaudited)

The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2007.

	Successor		Predecessor
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Net sales:
Reported net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Russell Hobbs adjustment	543,952	64,641	711,046	909,426

Pro forma net sales	$3,110,963	$284,529	$2,721,694	$3,335,997

(Loss) income from continuing operations:
Reported (loss) income from continuing operations	$(195,507)	$(71,193)	$1,100,743	$(905,358)
Russell Hobbs adjustment	(5,504)	(2,284)	(25,121)	(43,480)

Pro forma loss from continuing operations	$(201,011)	$(73,477)	$1,075,622	$(948,838)

Basic and diluted (loss) earnings per share from continuing operations(a) :
Reported basic and diluted (loss) earnings per share from continuing operations	$(1.13)	$(0.55)	$21.45	$(17.78)
Russell Hobbs adjustment	(0.04)	(0.02)	(0.49)	(0.85)

Pro forma basic and diluted (loss) earnings per share from continuing operations	$(1.17)	$(0.57)	$20.96	$(18.63)

(a)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

(16)	Quarterly Results (Unaudited)

	Successor
	Quarter Ended
	September 30,	July 4,	April 4,	January 3,
	2010	2010	2010	2010

Net sales	$788,999	$653,486	$532,586	$591,940
Gross profit	274,499	252,869	209,580	184,462
Net loss attributable to controlling interest	(20,968)	(51,618)	(19,034)	(60,249)
Basic and diluted net loss per common share	$(0.15)	$(0.39)	$(0.15)	$(0.46)

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Successor	Predecessor
	Period from	Period from
	August 31,	June 29,
	2009	2009
	through	through	Quarter Ended
	September 30,	August 30,	June 28,	March 29,	December 28,
	2009	2009	2009	2009	2008

Net sales	$219,888	$369,522	$589,361	$503,262	$548,503
Gross profit	64,400	146,817	230,297	184,834	189,871
Net (loss) income attributable to controlling interest	(70,785)	1,223,568	(36,521)	(60,449)	(112,657)
Basic and diluted net (loss) income per common share	$(0.55)	$23.85	$(0.71)	$(1.18)	$(2.19)

(17)	Subsequent Events

Spectrum Brands Acquisition

On January 7, 2011, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement and issued an aggregate of 119,910 shares of its common stock to the Principal Stockholders in exchange for an aggregate of 27,757 shares of Spectrum Brands common stock (the “Spectrum Brands Contributed Shares”), or approximately 54.5% of the outstanding Spectrum Brands common stock.

The issuance of shares of the Company’s common stock to the Principal Stockholders pursuant to the Exchange Agreement and the acquisition by the Company of the Spectrum Brands Contributed Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares are restricted securities under the Securities Act. The Company may not be able to sell the Spectrum Brands Contributed Shares and the Principal Stockholders may not be able to sell their shares of the Company’s common stock acquired pursuant to the Exchange Agreement except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares, (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales, or (iii) any other applicable exemption under the Securities Act.

Upon the consummation of the Spectrum Brands Acquisition, HGI became a party to a registration rights agreement, by and among the Principal Stockholders, Spectrum Brands and the other parties listed therein, pursuant to which HGI obtained certain demand and “piggy back” registration rights with respect to the shares of Spectrum Brands’ common stock held by it.

Following the consummation of the Spectrum Brands Acquisition, HGI also became a party to a stockholders agreement, by and among the Principal Stockholders and Spectrum Brands (the “SB Stockholder Agreement”). Under the SB Stockholder Agreement, the parties thereto have agreed to certain governance arrangements, transfer restrictions and certain other limitations with respect to Going Private Transactions (as such term is defined in the SB Stockholder Agreement).

For additional details on the accounting implications of the Spectrum Brands Acquisition, see Note 1. For additional details on the Exchange Agreement, see Note 13.

HGI $350,000 10.625% Notes

On November 15, 2010, HGI issued $350,000 aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2015 (“10.625% Notes”). The 10.625% Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and to certain persons in offshore transactions in reliance on Regulation S, but have future registration requirements. The 10.625% Notes were issued at a price equal to 98.587% of the principal amount thereof, with an original issue

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

discount (“OID”) aggregating $4,945. Interest on the 10.625% Notes is payable semi-annually, commencing on May 15, 2011 and ending November 15, 2015. The 10.625% Notes are collateralized with a first priority lien on substantially all of the assets of HGI, including all of the stock held directly by HGI in its subsidiaries (with the exception of Zap.Com Corporation, but including SB Holdings) and HGI’s directly held cash and investment securities.

HGI has the option to redeem the 10.625% Notes prior to May 15, 2013 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after May 15, 2013, HGI may redeem some or all of the 10.625% Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to November 15, 2013, HGI may redeem up to 35% of the original aggregate principal amount of the 10.625% Notes with net cash proceeds received by HGI from certain equity offerings at a price equal to 110.625% of the principal amount of the 10.625% Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the 10.625% Notes remains outstanding immediately thereafter.

The indenture governing the 10.625% Notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the ability of HGI, and, in certain cases, HGI’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person. HGI is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the shares of Spectrum Brands common stock owned by HGI. The Company was in compliance with all of such applicable covenants as of the date of this report.

HGI Insurance Transactions

On March 7, 2011, the Company entered into an agreement (the “Transfer Agreement”) with the Master Fund whereby on March 9, 2011, (i) the Company acquired from the Master Fund a 100% membership interest in Harbinger F&G, LLC (formerly, Harbinger OM, LLC), a Delaware limited liability company (“HFG”), which was the buyer under the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “Purchase Agreement”), between HFG and OM Group (UK) Limited (“OM Group”), pursuant to which HFG agreed to acquire all of the outstanding shares of capital stock of Fidelity & Guaranty Life Holdings, Inc. (formerly Old Mutual U.S. Life Holdings, Inc.), a Delaware Corporation (“FGL”) and certain intercompany loan agreements between OM Group, as lender, and FGL, as borrower (the “FGL Acquisition”), in consideration for $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received, and (ii) the Master Fund transferred to HFG the sole issued and outstanding Ordinary Share of FS Holdco Ltd, a Cayman Islands exempted limited company (“FS Holdco”) (together, the “Insurance Transaction”). In consideration for the interests in HFG and FS Holdco, the Company agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Insurance Transaction (up to a maximum of $13,300) and to submit certain expenses of the Master Fund for reimbursement by OM Group under the Purchase Agreement. The Transfer Agreement and the transactions contemplated thereby, including the Purchase Agreement, was approved by the Company’s board of directors upon a determination by a special committee comprised solely of directors who were independent under the rules of the NYSE (the “FGL Special Committee”), that it was in the best interests of the Company and its stockholders (other than the Master Fund and its affiliates) to enter into the Transfer Agreement and proceed with the Insurance Transaction.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On April 6, 2011, the Company completed the FGL Acquisition for a cash purchase price of $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received (as discussed further below). The Company expects to incur approximately $22,100 of expenses related to the Insurance Transaction, including $5,000 of the $350,000 cash purchase price which will be re-characterized as an expense since the seller made a $5,000 expense reimbursement to the Master Fund upon closing of the FGL Acquisition.

FGL, through its insurance subsidiaries, is a provider of fixed annuity products in the U.S. with, as of April 30, 2011, approximately 790,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 25,000 agents nationwide. At April 30, 2011, FGL had approximately $16,700,000 in annuity assets under management.

FS Holdco Ltd. is a recently formed holding company, which is the indirect parent of Front Street Re, Ltd. (“Front Street”), a recently formed Bermuda-based reinsurer. Neither HFG nor FS Holdco has engaged in any business other than in connection with the Insurance Transaction.

The FGL Acquisition will be accounted for under the acquisition method of accounting. Accordingly, the results of FGL’s operations will be included in the Company’s consolidated financial statements commencing April 6, 2011. The preliminary allocation of the purchase price to FGL’s assets and liabilities acquired as of April 6, 2011 has not yet been completed due to the recent date of the acquisition. Accordingly, at this time the Company is unable to provide such disclosure and the related supplemental pro forma information showing the effects on the Company’s consolidated revenues and loss from continuing operations as though the acquisition of FGL had occurred as of the beginning of the comparable prior year-to-date reporting period presented herein.

On May 19, 2011, the FGL Special Committee unanimously determined that it is (i) in the best interests of the Company for Front Street and FGL, to enter into a reinsurance agreement (the “Reinsurance Agreement”), pursuant to which Front Street would reinsure up to $3,000,000 of insurance obligations under annuity contracts of FGL and (ii) in the best interests of the Company for Front Street and Harbinger Capital Partners II LP (“HCP II”), an affiliate of the Principal Stockholders, to enter into an investment management agreement (the “Investment Management Agreement”), pursuant to which HCP II would be appointed as the investment manager of up to $1,000,000 of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement, which assets will be deposited in a reinsurance trust account for the benefit of FGL pursuant to a trust agreement (the “Trust Agreement”). On May 19, 2011, the Company’s board of directors approved the Reinsurance Agreement, the Investment Management Agreement, the Trust Agreement and the transactions contemplated thereby. The FGL Special Committee’s consideration of the Reinsurance Agreement, the Trust Agreement, and the Investment Management Agreement was contemplated by the terms of the Transfer Agreement. In considering the foregoing matters, the FGL Special Committee was advised by independent counsel and received an independent third-party fairness opinion.

The Reinsurance Agreement, the Trust Agreement and the transactions contemplated thereby are subject to, and may not be entered into or consummated without, the approval of the Maryland Insurance Administration. The $350,000 purchase price paid by the Company for the FGL Acquisition, may be reduced by up to $50,000 if, among other things, the Reinsurance Agreement, the Trust Agreement and the transactions contemplated thereby are not approved by the Maryland Insurance Administration or are approved subject to certain restrictions or conditions, including if HCP II is not allowed to be appointed as the investment manager for $1,000,000 of assets securing Front Street’s reinsurance obligations under the Reinsurance Agreement.

HGI $280,000 Preferred Stock Offering

On May 13, 2011, the Company issued 280 shares of Preferred Stock in a private placement subject to future registration rights, pursuant to a securities purchase agreement entered into on May 12, 2011, for

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

aggregate gross proceeds of $280,000. The Preferred Stock (i) is mandatorily redeemable in cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into the Company’s common stock at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into common stock, (iv) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (v) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with the common stock. The net proceeds from the issuance of the Preferred Stock of $269,000, net of related fees and expenses of approximately $11,000, are expected to be used for general corporate purposes, which may include acquisitions and other investments.

Spectrum Brands Debt

On February 1, 2011, Spectrum Brands completed the refinancing of its Term Loan, which had an aggregate amount outstanding of $680,000, with a new Senior Secured Term Loan facility (the “New Term Loan”) at a lower interest rate. The New Term Loan, issued at par and with a maturity date of June 17, 2016, includes an interest rate of LIBOR plus 4%, with a LIBOR minimum of 1%.

Effective April 21, 2011, Spectrum Brands amended its ABL Revolving Credit Facility to include, without limitation, the following:

•	The maturity date was extended to April 21, 2016 from June 16, 2014.

•	The interest margins were reduced to, depending on the average availability, either (i) base rate plus a margin equal to 1.00%, 1.25% or 1.50% per annum (previously 2.50%, 2.75% or 3.00%), as applicable, or (ii) LIBOR plus a margin equal to 2.00%, 2.25% or 2.50% per annum (previously 3.50%, 3.75% or 4.00%), as applicable.

•	The unused commitment fees payable by Spectrum Brands were reduced to (i) a rate per annum equal to 0.375% (previously 0.50%) when utilization equals or exceeds 50% of the aggregate commitments under the ABL Revolving Credit Facility and (ii) a rate per annum equal to 0.50% (previously 0.75%) when utilization is less than 50% of such commitments.

•	The covenants in respect of the administrative agent’s inspection rights and certain restrictions on liens, debt, acquisitions, accounts receivable dispositions, restricted payments and prepayments of subordinated debt were amended to be more favorable to, and generally allow greater operational flexibility for, Spectrum Brands.

•	Amendments to allow for certain internal corporate restructuring transactions to be undertaken by Spectrum Brands.

Legal Matters

HGI is a nominal defendant, and the members of its board of directors are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. HGI believes the allegations are without merit and intends to vigorously defend this matter.

In February 2011, the parties to the NACCO litigation reached a full and final settlement of their disputes. Spectrum Brands was not required to make any payments in connection with this settlement.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	April 3,	September 30,
	2011	2010
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$469,323	$256,831
Short-term investments	67,928	53,965
Receivables, net	413,702	406,447
Inventories, net	561,043	530,342
Prepaid expenses and other current assets	86,546	94,078

Total current assets	1,598,542	1,341,663
Properties, net	202,043	201,309
Goodwill	617,724	600,055
Intangibles, net	1,757,330	1,769,360
Deferred charges and other assets	102,044	103,808

Total assets	$4,277,683	$4,016,195

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$31,841	$20,710
Accounts payable	253,585	333,683
Accrued and other current liabilities	292,932	313,617

Total current liabilities	578,358	668,010
Long-term debt	2,138,604	1,723,057
Employee benefit obligations	97,891	97,946
Deferred income taxes	304,430	277,843
Other liabilities	64,437	71,512

Total liabilities	3,183,720	2,838,368

Commitments and contingencies
Harbinger Group Inc. stockholders’ equity:
Common stock	1,392	1,392
Additional paid-in capital	863,176	855,767
Accumulated deficit	(232,329)	(150,309)
Accumulated other comprehensive income (loss)	4,550	(5,195)

Total Harbinger Group Inc. stockholders’ equity	636,789	701,655
Noncontrolling interest	457,174	476,172

Total equity	1,093,963	1,177,827

Total liabilities and equity	$4,277,683	$4,016,195

See accompanying notes to condensed consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Month Period Ended		Six Month Period Ended
	April 3, 2011	April 4, 2010	April 3, 2011	April 4, 2010
	(Unaudited)		(Unaudited)
	(In thousands, expect per share data)

Net sales	$693,885	$532,586	$1,554,952	$1,124,526
Cost of goods sold	438,446	323,006	1,000,274	730,484

Gross profit	255,439	209,580	554,678	394,042
Selling, general and administrative expenses	233,010	163,809	467,554	329,512

Operating income	22,429	45,771	87,124	64,530
Interest expense	82,690	48,410	140,747	97,892
Other (income) expense, net	(616)	6,338	37	6,984

Loss from continuing operations before reorganization items and income taxes	(59,645)	(8,977)	(53,660)	(40,346)
Reorganization items expense, net	—	—	—	3,646

Loss from continuing operations before income taxes	(59,645)	(8,977)	(53,660)	(43,992)
Provision for income taxes	25,140	10,057	60,186	32,556

Loss from continuing operations	(84,785)	(19,034)	(113,846)	(76,548)
Loss from discontinued operations, net of tax	—	—	—	(2,735)

Net loss	(84,785)	(19,034)	(113,846)	(79,283)
Less: Net loss attributable to noncontrolling interest	22,835	—	31,826	—

Net loss attributable to controlling interest	$(61,950)	$(19,034)	$(82,020)	$(79,283)

Net loss per common share — basic and diluted:
Loss from continuing operations	$(0.45)	$(0.15)	$(0.59)	$(0.59)
Loss from discontinued operations	—	—	—	(0.02)

Net loss	$(0.45)	$(0.15)	$(0.59)	$(0.61)

Weighted average common shares outstanding — basic and diluted	139,202	129,600	139,200	129,600

Amounts attributable to controlling interest:
Loss from continuing operations	$(61,950)	$(19,034)	$(82,020)	$(76,548)
Loss from discontinued operations	—	—	—	(2,735)

Net loss	$(61,950)	$(19,034)	$(82,020)	$(79,283)

See accompanying notes to condensed consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Month Period Ended
	April 3, 2011	April 4, 2010
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net loss	$(113,846)	$(79,283)
Loss from discontinued operations	—	(2,735)

Loss from continuing operations	(113,846)	(76,548)
Adjustments to reconcile loss from continuing operations to net cash used in continuing operating activities:
Depreciation of properties	23,356	25,244
Amortization of intangibles	28,634	20,864
Stock-based compensation	14,346	6,393
Amortization of debt issuance costs	7,232	1,839
Amortization of debt discount	3,291	12,246
Write off of debt issuance costs on refinanced debt	15,420	—
Write off of unamortized discount on refinanced debt	8,950	—
Deferred income taxes	58,172	23,480
Administrative related reorganization items	—	3,646
Payments for administrative related reorganization items	—	(45,782)
Non-cash increase to cost of goods sold due to fresh-start reporting inventory valuation	—	34,494
Non-cash interest expense on 12% Notes	—	13,383
Other non-cash adjustments	5,630	7,474
Changes in operating assets and liabilities:
Receivables	(6,508)	(3,416)
Inventories	(30,320)	(35,896)
Prepaid expenses and other current assets	(6,036)	1,831
Accounts payable	(80,298)	(15,769)
Accrued and other current liabilities	(52,161)	(71,831)
Other	(9,754)	26,634

Net cash used in continuing operating activities	(133,892)	(71,714)
Net cash used in discontinued operating activities	(259)	(9,290)

Net cash used in operating activities	(134,151)	(81,004)

Cash flows from investing activities:
Purchases of investments	(51,918)	—
Maturities of investments	37,955	—
Capital expenditures	(18,728)	(10,843)
Business acquisition, net of cash acquired	(10,278)	—
Proceeds from sales of assets	7,128	208
Other investing activities, net	(1,530)	—

Net cash used in investing activities	(37,371)	(10,635)

Cash flows from financing activities:
Proceeds from issuance of senior secured notes	345,055	—
Proceeds from revolving credit facility, net	118,000	38,867
Proceeds from other debt financing	22,496	27,820
Term loan repayments, net	(71,700)	—
Other debt repayments	(367)	(8,096)
Debt issuance costs	(20,266)	(2,950)
Term loan prepayment penalties	(6,800)	—
Other financing activities, net	(1,508)	204

Net cash provided by financing activities	384,910	55,845

Effect of exchange rate changes on cash and cash equivalents	(896)	(880)
Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	—	(5,640)

Net increase (decrease) in cash and cash equivalents	212,492	(42,314)
Cash and cash equivalents at beginning of period	256,831	97,800

Cash and cash equivalents at end of period	$469,323	$55,486

See accompanying notes to condensed consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in thousands, except per share figures)

Note 1.	Basis of Presentation

On January 7, 2011, Harbinger Group Inc. (“HGI” and, prior to June 16, 2010, its accounting predecessor as described below, collectively with their respective subsidiaries, the “Company”) completed the acquisition of a controlling financial interest (the “Spectrum Brands Acquisition”) in Spectrum Brands Holdings, Inc. (“Spectrum Brands”) under the terms of a contribution and exchange agreement (the “Exchange Agreement”) with Harbinger Capital Partners Master Fund I, Ltd. (the “Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Principal Stockholders”). The Principal Stockholders contributed approximately 54.5% of the outstanding Spectrum Brands common stock to the Company and, in exchange for such contribution, the Company issued to the Principal Stockholders 119,909,829 shares of its common stock. Subsequent to the Spectrum Brands Acquisition, the Principal Stockholders own approximately 93.3% of the Company’s outstanding common stock and the Principal Stockholders directly own approximately 12.8% of the outstanding Spectrum Brands common stock. Spectrum Brands is a diversified global branded consumer products company which, as of April 3, 2011, represents the Company’s sole business segment.

Spectrum Brands was formed in connection with the combination (the “SB/RH Merger”) of Spectrum Brands, Inc. (“SBI”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company. The SB/RH Merger was consummated on June 16, 2010. As a result of the SB/RH Merger, both SBI and Russell Hobbs are wholly-owned subsidiaries of Spectrum Brands and Russell Hobbs is a wholly-owned subsidiary of SBI. Spectrum Brands issued an approximately 65% controlling financial interest to the Principal Stockholders and an approximately 35% noncontrolling financial interest to other stockholders (other than the Principal Stockholders) in the SB/RH Merger. Prior to the SB/RH Merger, the Principal Stockholders owned approximately 40% and 100% of the outstanding common stock of SBI and Russell Hobbs, respectively. Spectrum Brands trades on the New York Stock Exchange (“NYSE”) under the symbol “SPB.”

Immediately prior to the Spectrum Brands Acquisition, the Principal Stockholders held a controlling financial interest in both HGI and Spectrum Brands. As a result, the Spectrum Brands Acquisition is considered a transaction between entities under common control under Accounting Standards Codification (“ASC”) Topic 805 — “Business Combinations,” and is accounted for similar to the pooling of interest method. In accordance with the guidance in ASC Topic 805, the assets and liabilities transferred between entities under common control are recorded by the receiving entity based on their carrying amounts (or at the historical cost basis of the parent, if these amounts differ). Although HGI was the issuer of shares in the Spectrum Brands Acquisition, during the historical periods presented Spectrum Brands was an operating business and HGI was not. Therefore, Spectrum Brands has been reflected as the predecessor and receiving entity in the Company’s financial statements to provide a more meaningful presentation of the transaction to the Company’s stockholders. Accordingly, the Company’s financial statements have been retrospectively adjusted to reflect as the Company’s historical financial statements, those of Spectrum Brands and SBI, and HGI’s assets and liabilities have been recorded at the Principal Stockholders’ basis as of the date that common control was first established (June 16, 2010). As SBI was the accounting acquirer in the SB/RH Merger, the financial statements of SBI are included as the Company’s predecessor entity for periods preceding the SB/RH Merger.

In connection with the Spectrum Brands Acquisition, the Company changed its fiscal year end from December 31 to September 30 to conform to the fiscal year end of Spectrum Brands. As a result of this change in fiscal year end, the Company’s quarterly reporting periods for fiscal year 2011, subsequent to the Spectrum Brands Acquisition, end on April 3, 2011 and July 3, 2011.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accompanying unaudited Condensed Consolidated Financial Statements of the Company (which present SBI as the accounting predecessor prior to June 16, 2010) included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair statement of such information. All such adjustments are of a normal recurring nature. Although the Company believes that the disclosures are adequate to make the information presented not misleading, certain information and footnote disclosures, including a description of significant accounting policies normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), have been condensed or omitted pursuant to such rules and regulations. The year-end unaudited Condensed Consolidated Balance Sheet as of September 30, 2010 reflects the combination of HGI with Spectrum Brands retrospective to June 16, 2010, as discussed above and does not include all disclosures required by US GAAP. These interim financial statements should be read in conjunction with the annual consolidated financial statements and the notes thereto of Spectrum Brands and HGI, both of which are included in the Company’s Prospectus filed with the SEC on May 9, 2011. The results of operations for the six months ended April 3, 2011 are not necessarily indicative of the results for any subsequent periods or the entire fiscal year ending September 30, 2011.

Note 2.	Comprehensive Loss

Comprehensive loss and the components of other comprehensive loss, net of tax, for the three and six month periods ended April 3, 2011 and April 4, 2010 are as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Net loss	$(84,785)	$(19,034)	$(113,846)	$(79,283)

Other comprehensive income (loss):
Foreign currency translation	23,944	(5,321)	19,870	(6,436)
Valuation allowance adjustments	433	(2,022)	1,076	(3,121)
Pension liability adjustments	—	(52)	—	(52)
Net unrealized (loss) on derivative instruments	(7,244)	(2,194)	(3,065)	(3,398)

Net change to derive comprehensive loss for the period	17,133	(9,589)	17,881	(13,007)

Comprehensive loss	(67,652)	(28,623)	(95,965)	(92,290)

Less: Comprehensive loss (income) attributable to the noncontrolling interest:
Net loss	22,835	—	31,826	—
Other comprehensive loss (income)	(7,796)	—	(8,136)	—

	15,039	—	23,690	—

Comprehensive loss attributable to the controlling interest	$(52,613)	$(28,623)	$(72,275)	$(92,290)

Net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries are accumulated, net of taxes and noncontrolling interest, in the “Accumulated other comprehensive income (loss)” (“AOCI”) section of HGI’s stockholders’ equity. Also included are the effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as hedges of net foreign investments.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The changes in accumulated foreign currency translation for the three and six month periods ended April 3, 2011 and April 4, 2010 were primarily attributable to the impact of translation of the net assets of the Company’s European operations, primarily denominated in Euros and Pounds Sterling.

Note 3.	Derivative Financial Instruments

Derivative financial instruments are used by Spectrum Brands principally in the management of its interest rate, foreign currency and raw material price exposures. Spectrum Brands does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, Spectrum Brands formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. Spectrum Brands formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

The fair value of outstanding derivative contracts recorded in the accompanying Condensed Consolidated Balance Sheets were as follows:

Asset Derivatives	Classification	April 3, 2011	September 30, 2010

Derivatives designated as hedging instruments:
Commodity contracts	Receivables	$2,567	$2,371
Commodity contracts	Deferred charges and other assets	1,600	1,543
Foreign exchange contracts	Receivables	807	20
Foreign exchange contracts	Deferred charges and other assets	41	55

Total asset derivatives designated as hedging instruments		5,015	3,989

Derivatives not designated as hedging instruments:
Foreign exchange contracts	Receivables	18	—

Total asset derivatives		$5,033	$3,989

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liability Derivatives	Classification	April 3, 2011	September 30, 2010

Derivatives designated as hedging instruments:
Interest rate contracts	Accounts payable	$3,701	$3,734
Interest rate contracts	Accrued and other current liabilities	862	861
Interest rate contracts	Other liabilities	—	2,032
Commodity contracts	Accounts payable	155	—
Foreign exchange contracts	Accounts payable	12,538	6,544
Foreign exchange contracts	Other liabilities	2,100	1,057

Total liability derivatives designated as hedging instruments		19,356	14,228

Derivatives not designated as hedging instruments:
Foreign exchange contracts	Accounts payable	13,697	9,698
Foreign exchange contracts	Other liabilities	21,459	20,887

Total liability derivatives		$54,512	$44,813

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative, representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, are recognized in current earnings.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations for the three and six month periods ended April 3, 2011 and April 4, 2010:

					Amount of
					Gain (Loss)
					Recognized in
					Income on
					Derivatives
					(Ineffective
			Amount of Gain		Portion and
	Amount of Gain		(Loss) Reclassified		Amount		Location of Gain
	(Loss) Recognized in		from AOCI into		Excluded from		(Loss)
Derivatives in Cash Flow	AOCI on Derivatives		Income		Effectiveness		Recognized in
Hedging Relationships	(Effective Portion)		(Effective Portion)		Testing)		Income on
Three Months	2011	2010	2011	2010	2011	2010	Derivatives

Commodity contracts	$(150)	$(1,210)	$784	$620	$(6)	$70	Cost of goods sold
Interest rate contracts	(67)	(5,893)	(839)	(1,740)	(148)	—	Interest expense
Foreign exchange contracts	616	(231)	(88)	(92)	—	—	Net sales
Foreign exchange contracts	(12,732)	2,466	(1,967)	509	—	—	Cost of goods sold

Total	$(12,333)	$(4,868)	$(2,110)	$(703)	$(154)	$70

Six Months	2011	2010	2011	2010	2011	2010

Comodity contracts	$1,873	$2,446	$1,334	$951	$(5)	$141	Cost of goods sold
Interest rate contracts	(60)	(11,646)	(1,688)	(2,978)	(250)	—	Interest expense
Foreign exchange contracts	227	(350)	(207)	(186)	—	—	Net sales
Foreign exchange contracts	(10,790)	2,045	(4,092)	(219)	—	—	Cost of goods sold

Total	$(8,750)	$(7,505)	$(4,653)	$(2,432)	$(255)	$141

Fair Value Hedges

For derivative instruments that are used to economically hedge the fair value of Spectrum Brands’ third party and intercompany foreign exchange payments, commodity purchases and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract. During the three and six month periods ended April 3, 2011 and April 4, 2010 Spectrum Brands recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss) Recognized in
	Income on Derivatives				Location of Gain (Loss)
Derivatives Not Designated	Three Months		Six Months		Recognized in Income on
as Hedging Instruments	2011	2010	2011	2010	Derivatives

Commodity contracts	$—	$149	$—	$191	Cost of goods sold
Foreign exchange contracts	(18,948)	(459)	(9,890)	(2,289)	Other (income) expense, net

Total	$(18,948)	$(310)	$(9,890)	$(2,098)

Additional Disclosures

Cash Flow Hedges

Spectrum Brands uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables,

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At April 3, 2011, Spectrum Brands had a portfolio of U.S. dollar denominated interest rate swaps outstanding, which effectively fix the interest on floating rate debt, (exclusive of lender spreads) as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012. At September 30, 2010, Spectrum Brands had a portfolio of U.S. dollar-denominated interest rate swaps outstanding, which effectively fixed the interest on floating rate debt, (exclusive of lender spreads) as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). The derivative net loss on these contracts recorded in AOCI at April 3, 2011 was $(908), net of tax benefit of $1,021 and noncontrolling interest of $758. The derivative net loss on the U.S. dollar swaps contracts recorded in AOCI at September 30, 2010 was $(1,458), net of tax benefit of $1,640 and noncontrolling interest of $1,217. At April 3, 2011, the portion of derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $(908), net of tax and noncontrolling interest.

Spectrum Brands periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to “Net sales” or purchase price variance in “Cost of goods sold”. At April 3, 2011 Spectrum Brands had a series of foreign exchange derivative contracts outstanding through September 2012 with a contract value of $314,521. At September 30, 2010, Spectrum Brands had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. The derivative net loss on these contracts recorded in AOCI at April 3, 2011 was $(5,325), net of tax benefit of $4,021 and noncontrolling interest of $4,445. The derivative net loss on these contracts recorded in AOCI at September 30, 2010 was $(2,900), net of tax benefit of $2,204 and noncontrolling interest of $2,422. At April 3, 2011, the portion of derivative net losses estimated to be reclassified from AOCI into earnings over the next 12 months is $(4,543) net of tax and noncontrolling interest.

Spectrum Brands is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. Spectrum Brands hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At April 3, 2011 Spectrum Brands had a series of such swap contracts outstanding through September 2012 for 11 tons with a contract value of $23,141. At September 30, 2010, Spectrum Brands had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. The derivative net gain on these contracts recorded in AOCI at April 3, 2011 was $1,420, net of tax expense of $1,390 and noncontrolling interest of $1,186. The derivative net gain on these contracts recorded in AOCI at September 30, 2010 was $1,230, net of tax expense of $1,201 and noncontrolling interest of $1,026. At April 3, 2011, the portion of derivative net gains estimated to be reclassified from AOCI into earnings over the next 12 months is $856, net of tax and noncontrolling interest.

Fair Value Hedges

Spectrum Brands periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

obligations generally require Spectrum Brands to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are fair value hedges of a related liability or asset recorded in the accompanying Condensed Consolidated Balance Sheets. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At April 3, 2011 and September 30, 2010, Spectrum Brands had $318,520 and $333,562, respectively, of such foreign exchange derivative notional value contracts outstanding.

Credit Risk

Spectrum Brands is exposed to the default risk of the counterparties with which Spectrum Brands transacts. Spectrum Brands monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are primarily concentrated with a foreign financial institution counterparty. Spectrum Brands considers these exposures when measuring its credit reserve on its derivative assets, which were $71 and $75 at April 3, 2011 and September 30, 2010, respectively. Additionally, Spectrum Brands does not require collateral or other security to support financial instruments subject to credit risk.

Spectrum Brands’ standard contracts do not contain credit risk related contingent features whereby Spectrum Brands would be required to post additional cash collateral as a result of a credit event. However, Spectrum Brands is typically required to post collateral in the normal course of business to offset its liability positions. At both April 3, 2011 and September 30, 2010, Spectrum Brands had posted cash collateral of $2,363 related to such liability positions. In addition, at both April 3, 2011 and September 30, 2010, Spectrum Brands had posted standby letters of credit of $4,000 related to such liability positions. The cash collateral is included in “Receivables” within the accompanying Condensed Consolidated Balance Sheets.

Note 4.	Fair Value of Financial Instruments

The carrying amounts and estimated fair values of the Company’s consolidated financial instruments for which the disclosure of fair values is required were as follows (asset/(liability)):

	April 3, 2011		September 30, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Cash and cash equivalents	$469,323	$469,323	$256,831	$256,833
Short-term investments (including related interest receivable of $66 and $68)	67,994	67,986	54,033	54,005
Total debt	(2,170,445)	(2,305,693)	(1,743,767)	(1,868,754)
Derivatives:
Interest rate swap agreements	(4,563)	(4,563)	(6,627)	(6,627)
Commodity swap and option agreements	4,012	4,012	3,914	3,914
Foreign exchange forward agreements	(48,928)	(48,928)	(38,111)	(38,111)

The carrying amounts of receivables and accounts payable approximate fair value and, accordingly, they are not presented in the table above. The fair values of cash equivalents and short-term investments, which consist principally of U.S. Treasury instruments classified as held-to-maturity, and the fair values of long-term debt set forth above are generally based on quoted or observed market prices.

The Company’s derivatives are valued using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities (Level 2).

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill, intangible assets and other long-lived assets are also tested annually or if a triggering event occurs that indicates an impairment loss may have been incurred (See Note 5) using fair value measurements with unobservable inputs (Level 3).

See Note 7 with respect to fair value measurements of the Company’s pension plan assets.

Note 5.	Goodwill and Intangibles

A summary of the changes in the carrying amounts of goodwill and intangible assets, which relate entirely to Spectrum Brands, is as follows:

		Intangible Assets
		Indefinite
	Goodwill	Lived	Amortizable	Total

Balance at September 30, 2010	$600,055	$857,478	$911,882	$1,769,360
Business acquisition (Note 12)	10,029	1,100	—	1,100
Trade name acquisition	—	1,530	—	1,530
Amortization during period	—	—	(28,634)	(28,634)
Effect of translation	7,640	7,376	6,598	13,974

Balance at April 3, 2011	$617,724	$867,484	$889,846	$1,757,330

Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. Customer relationships and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately four to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite lived trade name intangibles are not amortized.

Goodwill and indefinite lived intangible assets are tested for impairment at least annually at Spectrum Brands’ August financial period end, and more frequently if an event or circumstance indicates that an impairment loss may have been incurred between annual impairment tests. As a result of a realignment of reporting units, goodwill and indefinite lived trade name intangibles were tested for impairment as of October 1, 2010. Spectrum Brands concluded that the fair values of its reporting units and indefinite lived trade name intangible assets were in excess of the carrying amounts of those assets and, accordingly, no impairment of goodwill or indefinite lived trade name intangibles was recorded.

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names, which are summarized as follows:

	April 3, 2011			September 30, 2010
		Accumulated			Accumulated		Amortizable
	Cost	Amortization	Net	Cost	Amortization	Net	Life

Technology assets	$67,614	$10,117	$57,497	$67,097	$6,305	$60,792	8-17 years
Customer
relationships	751,703	59,013	692,690	741,016	35,865	705,151	15-20 years
Trade names	149,700	10,041	139,659	149,689	3,750	145,939	4-12 years

	$969,017	$79,171	$889,846	$957,802	$45,920	$911,882

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense for the three and six month periods ended April 3, 2011 and April 4, 2010 is as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Technology assets	$1,649	$1,547	$3,297	$3,092
Customer relationships	9,526	8,918	19,058	17,709
Trade names	3,140	32	6,279	63

	$14,315	$10,497	$28,634	$20,864

The Company estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.

Note 6.	Debt

The Company’s consolidated debt consists of the following:

	April 3, 2011		September 30, 2010
	Amount	Rate	Amount	Rate

HGI:
10.625% Senior Secured Notes, due November 15, 2015	$350,000	10.625%	$—	—
Spectrum Brands:
Term loan, refinanced February 1, 2011, currently due June 17, 2016	678,300	5.1%	750,000	8.1%
9.5% Senior Secured Notes, due June 15, 2018	750,000	9.5%	750,000	9.5%
12% Notes, due August 28, 2019	245,031	12.0%	245,031	12.0%
ABL Revolving Credit Facility, currently expiring April 21, 2016	118,000	4.5%	—	4.1%
Other notes and obligations	36,623	14.1%	13,605	10.8%
Capitalized lease obligations	11,819	5.2%	11,755	5.2%

	2,189,773		1,770,391
Original issuance discounts on debt	(19,328)		(26,624)
Less current maturities	31,841		20,710

Long-term debt	$2,138,604		$1,723,057

HGI

On November 15, 2010, HGI issued $350,000 aggregate principal amount of 10.625% Senior Secured Notes due November 15, 2015 (“10.625% Notes”). The 10.625% Notes were sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain persons in offshore transactions in reliance on Regulation S, but have future registration requirements. The 10.625% Notes were issued at a price equal to 98.587% of the principal amount thereof, with an original issue discount (“OID”) aggregating $4,945. Interest on the 10.625% Notes is payable semi-annually, commencing on May 15, 2011 and ending November 15, 2015. The 10.625% Notes are collateralized with a first priority lien on substantially all of the assets directly held by HGI, including stock in its subsidiaries (with the exception of Zap.Com Corporation, but including Spectrum Brands) and HGI’s directly held cash and investment securities.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

HGI has the option to redeem the 10.625% Notes prior to May 15, 2013 at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption. At any time on or after May 15, 2013, HGI may redeem some or all of the 10.625% Notes at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest. At any time prior to November 15, 2013, HGI may redeem up to 35% of the original aggregate principal amount of the 10.625% Notes with net cash proceeds received by HGI from certain equity offerings at a price equal to 110.625% of the principal amount of the 10.625% Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the 10.625% Notes remains outstanding immediately thereafter.

The indenture governing the 10.625% Notes contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the ability of HGI, and, in certain cases, HGI’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in certain transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person. HGI is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral, including the shares of Spectrum Brands common stock owned by HGI. At April 3, 2011, the Company was in compliance with all covenants under the 10.625% Notes.

HGI incurred $11,600 of costs in connection with its issuance of the 10.625% Notes. These costs are classified as “Deferred charges and other assets” in the accompanying Condensed Consolidated Balance Sheet as of April 3, 2011 and, along with the OID, are being amortized to interest expense utilizing the effective interest method over the term of the 10.625% Notes.

Spectrum Brands

In connection with the SB/RH Merger, on June 16, 2010, Spectrum Brands (i) entered into a senior secured term loan pursuant to a senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. dollar term loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes due June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility”). The proceeds from such financing were used to repay Spectrum Brands’ then-existing senior term credit facility and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

On February 1, 2011, Spectrum Brands completed the refinancing of its Term Loan, which, at that time, had an aggregate amount outstanding of $680,000, with a new senior secured term loan facility (the “New Term Loan”, together with the amended ABL Revolving Credit Facility, the “Senior Credit Facilities”) at a lower interest rate. The New Term Loan was issued at par and has a maturity date of June 17, 2016. Subject to certain mandatory prepayment events, the New Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the New Term Loan provides for interest at a rate per annum equal to, at Spectrum Brands’ option, the LIBO rate (adjusted for statutory reserves) subject to a 1.00% floor plus a margin equal to 4.00%, or an alternate base rate plus a margin equal to 3.00%.

The New Term Loan contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the New Term Loan contains customary restrictive covenants, including, but not limited to, restrictions on Spectrum Brands’ ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures,

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

engage in mergers or acquire or sell assets. Pursuant to a guarantee and collateral agreement, Spectrum Brands’ and its domestic subsidiaries have guaranteed their respective obligations under the New Term Loan and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The New Term Loan also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

In connection with voluntary prepayments of $70,000 under the Term Loan and the refinancing of the remaining $680,000 balance of the Term Loan, during the six month period ended April 3, 2011, Spectrum Brands recorded charges to interest expense aggregating $34,751, consisting of (i) the write off or accelerated amortization of debt issuance costs of $15,420 and $3,581, respectively, (ii) the write off of original issue discount of $8,950 and (iii) prepayment penalties of $6,800. Spectrum Brands incurred $8,648 of fees in connection with the New Term Loan, which are classified as “Deferred charges and other assets” in the accompanying Condensed Consolidated Balance Sheet as of April 3, 2011 and are being amortized to interest expense utilizing the effective interest method over the term of the New Term Loan.

Spectrum Brands is subject to certain limitations under the indenture governing the 12% Notes maturing August 28, 2019 (the “12% Notes”) as a result of the Fixed Charge Coverage Ratio, as defined under that indenture, being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. Spectrum Brands does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

As a result of borrowings and payments under the ABL Revolving Credit Facilities at April 3, 2011, Spectrum Brands had aggregate borrowing availability of approximately $81,527, net of lender reserves of $28,568. At April 3, 2011, Spectrum Brands had outstanding letters of credit of $36,121 under the ABL Revolving Credit Facility.

On April 21, 2011, Spectrum Brands completed an amendment of its $300,000 ABL Revolving Credit Facility that extended its maturity date to April 21, 2016 and lowered the interest rate (see Note 16).

Note 7.	Defined Benefit Plans

HGI

HGI has a noncontributory defined benefit pension plan (the “HGI Pension Plan”) covering certain former U.S. employees. During 2006, the Pension Plan was frozen which caused all existing participants to become fully vested in their benefits.

Additionally, HGI has an unfunded supplemental pension plan (the “Supplemental Plan”) which provides supplemental retirement payments to certain former senior executives of the Company. The amounts of such payments equal the difference between the amounts received under the HGI Pension Plan and the amounts that would otherwise be received if HGI Pension Plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by Federal law. Effective December 1994, the Supplemental Plan was frozen.

Spectrum Brands

Spectrum Brands has various defined benefit pension plans (“Spectrum Brands Pension Plans”) covering some of its employees in the U.S. and certain employees in other countries, primarily the United Kingdom and Germany. The Spectrum Brands Pension Plans generally provide benefits of stated amounts for each year of service. Spectrum Brands funds its U.S. pension plans in accordance with the requirements of the defined benefit plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

applicable laws. Additionally, in compliance with the Spectrum Brands funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

Spectrum Brands also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. Spectrum Brands also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, Spectrum Brands has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by Spectrum Brands will fund these agreements. Under the remaining agreements, Spectrum Brands has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Spectrum Brands also provides postretirement life insurance and medical benefits to certain retirees under two separate contributory plans.

Consolidated

The components of consolidated net periodic benefit and deferred compensation benefit costs and contributions made during the periods are as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Service cost	$817	$725	$1,635	$1,450
Interest cost	2,772	1,813	5,543	3,626
Expected return on assets	(2,216)	(1,272)	(4,433)	(2,544)
Amortization of prior service cost	—	1	—	3
Recognized net actuarial loss	97	1	194	3
Employee contributions	(129)	(88)	(257)	(177)

Net periodic pension cost	$1,341	$1,180	$2,682	$2,361

Contributions made during period	$1,952	$1,635	$3,011	$2,003

Based on the currently enacted minimum pension plan funding requirements, the Company expects to make contributions during the remaining six months of fiscal 2011 totaling approximately $4,300.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair value measurements of the Company’s defined benefit plan assets are as follows:

	April 3,	September 30,
	2011(A)	2010(A)

U.S. Defined Benefit Plan Assets:
Common collective trusts — equity	$45,002	$36,723
Common collective trusts — fixed income	18,241	22,067

U.S. Defined Benefit Plan Assets	$63,243	$58,790

International Defined Benefit Plan Assets:
Common collective trusts — equity	$32,408	$28,090
Common collective trusts — fixed income	10,621	9,725
Insurance contracts — general fund	42,041	40,347
Other	5,101	3,120

International Defined Benefit Plan Assets	$90,171	$81,282

Total Defined Benefit Plan Assets	$153,414	$140,072

(A)	The fair value measurements of the Company’s defined benefit plan assets are based on observable market price inputs (Level 2). Each collective trust’s valuation is based on its calculation of net asset value per share reflecting the fair value of its underlying investments. Since each of these collective trusts allows redemptions at net asset value per share at the measurement date, its valuation is categorized as a Level 2 fair value measurement. The fair value of insurance contracts and other investments are also based on observable market price inputs (Level 2).

Note 8.	Stock Compensation

The Company recognized stock-based compensation expense associated with stock option awards issued by HGI and restricted stock awards and restricted stock units issued by Spectrum Brands. For the three and six month periods ended April 3, 2011, the Company recognized consolidated stock-based compensation expense of $8,703 and $14,346, or $3,102 and $5,120 net of taxes and noncontrolling interest, respectively. For the three and six month periods ended April 4, 2010, the Company recognized $3,197 and $6,393, or $2,078 and $4,155, net of taxes, respectively. The Company includes stock-based compensation in “Selling, general and administrative expenses”.

HGI

Total stock compensation expense associated with stock option awards recognized by HGI during the three and six month periods ended April 3, 2011 was $29 and $59, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of HGI’s outstanding stock options as of April 3, 2011, and changes during the period, is as follows:

		Weighted
		Average
	Shares	Exercise Price

HGI stock options outstanding at September 30, 2010	509	$5.62
Granted	—	—
Exercised	(6)	2.96
Forfeited or expired	—	—

HGI stock options outstanding at April 3, 2011	503	5.65

Exercisable at April 3, 2011	409	5.35

Vested or expected to vest at April 3, 2011	503	$5.65

Unrecognized compensation cost related to unvested stock options of HGI was approximately $207 as of April 3, 2011.

Spectrum Brands

Total stock compensation expense associated with restricted stock awards and restricted stock units recognized by Spectrum Brands during the three and six month periods ended April 3, 2011 was $8,674, or $3,073 net of taxes and noncontrolling interest, and $14,287, or $5,061 net of taxes and noncontrolling interest, respectively. Total stock compensation expense associated with restricted stock awards recognized by Spectrum Brands during the three and six month periods ended April 4, 2010 was $3,197, or $2,078 net of taxes, and $6,393, or $4,155 net of taxes, respectively.

Spectrum Brands granted approximately 1,580 restricted stock units during the six-month period ended April 3, 2011. Of these grants, 15 restricted stock units are time-based and vest over a one year period and 18 restricted stock units are time-based and vest over a three year period. The remaining 1,547 restricted stock units are performance and time-based with 665 units vesting over a two year period and 882 units vesting over a three year period. The total market value of the restricted stock units on the dates of the grants was approximately $46,034.

Spectrum Brands granted approximately 629 shares of restricted stock awards during the six month period ended April 4, 2010. Of these grants, 18 shares are time-based and vest after a one year period and 611 shares are time-based and vest over a two year period. All vesting dates are subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Spectrum Brands’ board of directors or in certain cases if the employee is terminated without cause. The total market value of the restricted stock awards on the date of grant was approximately $14,555.

The fair value of restricted stock awards and restricted stock units is determined based on the market price of Spectrum Brands’ shares of common stock on the grant date.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the Spectrum Brands’ non-vested restricted stock awards and restricted stock units as of April 3, 2011, and changes during the period, is as follows:

		Weighted
	Units/	Average Grant
Restricted Stock Awards	Shares	Date Fair Value	Fair Value

Restricted SB Holdings stock awards at September 30, 2010	446	$23.56	$10,508
Vested	(310)	23.12	(7,166)

Restricted SB Holdings stock awards at April 3, 2011	136	$24.57	$3,342

		Weighted
	Units/	Average Grant
Restricted Stock Units	Shares	Date Fair Value	Fair Value

Restricted SB Holdings stock units at September 30, 2010	249	$28.22	$7,028
Granted	1,580	29.14	46,034
Forfeited	(10)	28.80	(288)
Vested	(65)	28.83	(1,874)

Restricted SB Holdings stock units at April 3, 2011	1,754	$29.02	$50,900

Unrecognized compensation cost related to unvested restricted stock awards and restricted stock units of Spectrum Brands was approximately $1,130 as of April 3, 2011.

Note 9.	Income Taxes

The Company reported a provision for income taxes, despite a pretax loss from continuing operations, in each of the periods presented based on an estimated annual consolidated effective tax rate of (112)% and (74)% for the 2011 and 2010 year-to-date periods, respectively. Such rates differ from the U.S. federal statutory rate of 35% principally due to (i) deferred income tax provision related to the change in book versus tax basis of indefinite lived intangibles, which are amortized for tax purposes but not for book purposes, (ii) pretax losses in the United States and some foreign jurisdictions for which no tax benefit can be recognized due to full valuation allowances that have been provided on the Company’s net operating loss carryforward tax benefits and other deferred tax assets and (iii) pretax income in other jurisdictions that is subject to tax.

The Company files income tax returns in the United States federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the United States, United Kingdom and Germany. The Company believes its tax reserves are adequate in relation to the potential for additional assessments in each of the jurisdictions in which it is subject to taxation. The Company regularly assesses the likelihood of additional tax assessments in those jurisdictions and, if necessary, adjust its reserves as additional information or events require.

HGI is effectively settled with respect to United States income tax audits for years prior to 2008. With limited exceptions, HGI is no longer subject to state and local income tax audits for years prior to 2007. Spectrum Brands and Russell Hobbs are effectively settled with respect to U.S. income tax audits for years prior to 2006 and 2008, respectively. However, the federal net operating loss carry-forward from their fiscal years ended September 30, 2006 and June 30, 2008, respectively, continues to be subject to Internal Revenue Service examination until the year that such net operating loss carry-forwards are utilized.

The Company recognizes in its consolidated financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. At

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

April 3, 2011 and September 30, 2010, the Company had $11,619 and $13,174, respectively, of unrecognized tax benefits related to uncertain tax positions. The Company also had approximately $6,000 of accrued interest and penalties related to the uncertain tax positions at those dates.

Note 10.	Net Loss Per Common Share

“Net loss per common share — basic” is computed by dividing “Net loss attributable to controlling interest” by the weighted average number of common shares outstanding during the respective period. “Net loss per common share — diluted” in each of the periods presented was the same as “Net loss per common share — basic” as the Company reported a net loss and, therefore, the effect of all potentially dilutive securities on the net loss would have been anti-dilutive.

The number of common shares outstanding used in calculating the weighted average thereof reflects: (i) for periods prior to the June 16, 2010 date of the SB/RH Merger, the number of Spectrum Brands common shares outstanding multiplied by the 1:1 Spectrum Brands share exchange ratio used in the SB/RH Merger and the 4.32 HGI share exchange ratio used in the Spectrum Brands Acquisition, (ii) for the period from June 16, 2010 to the January 7, 2011 date of the Spectrum Brands Acquisition, the number of HGI common shares outstanding plus the 119,910 HGI common shares subsequently issued in connection with the Spectrum Brands Acquisition and (iii) for the period subsequent to and including January 7, 2011, the actual number of HGI common shares outstanding.

At April 3, 2011, there were 503 potential common shares issuable upon the exercise of stock options excluded from the calculation of “Net loss per common share — diluted” because the associated exercise prices were greater than the average market price of the Company’s common stock, or because their impact would be anti-dilutive due to the Company’s net loss for the period. Those stock options had a weighted average exercise price of $5.65 per share.

Note 11.	Commitments and Contingencies

Legal and Environmental Matters

HGI

In 2004, Utica Mutual Insurance Company (“Utica Mutual”) commenced an action against HGI in the Supreme Court for the County of Oneida, State of New York, seeking reimbursement under a general agreement of indemnity entered into by HGI in the late 1970s. Based upon the discovery to date, Utica Mutual is seeking reimbursement for payments it claims to have made under (1) a worker’s compensation bond and (2) certain reclamation bonds which were issued to certain former subsidiaries and are alleged by Utica Mutual to be covered by the general agreement of indemnity. While the precise amount of Utica Mutual’s claim is unclear, it appears it is claiming approximately $500, including approximately $200 relating to the workers compensation bond and approximately $300 relating to the reclamation bonds.

In 2005, HGI was notified by Weatherford International Inc. (“Weatherford”) of a claim for reimbursement of approximately $200 in connection with the investigation and cleanup of purported environmental contamination at two properties formerly owned by a non-operating subsidiary of HGI. The claim was made under an indemnification provision provided by HGI to Weatherford in a 1995 asset purchase agreement and relates to alleged environmental contamination that purportedly existed on the properties prior to the date of the sale. Weatherford has also advised HGI that Weatherford anticipates that further remediation and cleanup may be required, although Weatherford has not provided any information regarding the cost of any such future clean up. HGI has challenged any responsibility to indemnify Weatherford. HGI believes that it has meritorious defenses to the claim, including that the alleged contamination occurred after the sale of the property, and intends to vigorously defend against it.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

HGI is a nominal defendant, and the members of its board of directors are named as defendants in a derivative action filed in December 2010 by Alan R. Kahn in the Delaware Court of Chancery. The plaintiff alleges that the Spectrum Brands Acquisition was financially unfair to HGI and its public stockholders and seeks unspecified damages and the rescission of the transaction. The Company believes the allegations are without merit and intends to vigorously defend this matter.

In addition to the matters described above, HGI is involved in other litigation and claims incidental to its current and prior businesses. These include multiple complaints in Mississippi and Louisiana state courts and in a federal multi-district litigation alleging injury from exposure to asbestos on offshore drilling rigs and shipping vessels formerly owned or operated by HGI’s offshore drilling and bulk-shipping affiliates.

Spectrum Brands

Spectrum Brands has provided for approximately $8,600 in the estimated costs associated with the resolution of claims for environmental remediation activities at some of its current and former manufacturing sites. Spectrum Brands believes that any additional liability in excess of the amounts provided for will not have a material adverse effect on the financial condition, results of operations or cash flows of Spectrum Brands.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against Spectrum Brands, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Spectrum Brands is reviewing the claims but is unable to estimate any possible loss at this time.

Applica Consumer Products, Inc. (“Applica”), a wholly-owned subsidiary of Spectrum Brands, was a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The complaints in this action alleged a claim for, among other things, breach of contract and breach of implied covenant of good faith against Applica and a number of tort claims against certain entities affiliated with the Principal Stockholders. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the Principal Stockholders. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither Spectrum Brands, Applica or any other subsidiary of Spectrum Brands was required to make any payments in connection with the settlement.

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. Spectrum Brands believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which Spectrum Brands is unable to estimate at this time. At this time, Spectrum Brands does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Spectrum Brands is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

Consolidated

The Company has aggregate reserves for its legal and environmental matters of approximately $8,900 at April 3, 2011, which reserves relate primarily to the matters described above. However, based on currently available information, including legal defenses available to the Company, and given the aforementioned

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reserves and related insurance coverage, the Company does not believe that the outcome of these legal and environmental matters will have a material effect on its financial position, results of operations or cash flows.

Guarantees

Throughout its history, the Company has entered into indemnifications in the ordinary course of business with customers, suppliers, service providers, business partners and, in certain instances, when it sold businesses. Additionally, the Company has indemnified its directors and officers who are, or were, serving at the request of the Company in such capacities. Although the specific terms or number of such arrangements is not precisely known due to the extensive history of past operations, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial statements. The Company has no reason to believe that future costs to settle claims related to its former operations will have a material impact on its financial position, results of operations or cash flows.

Note 12.	Acquisitions

Russell Hobbs

On June 16, 2010, Spectrum Brands consummated the SB/RH Merger, pursuant to which SBI became a wholly-owned subsidiary of Spectrum Brands and Russell Hobbs became a wholly owned subsidiary of SBI. The results of Russell Hobbs’ operations since June 16, 2010 are included in the accompanying Condensed Consolidated Statements of Operations for the three and six month periods ended April 3, 2011.

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. Spectrum Brands expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. There were no adjustments to the preliminary purchase price allocation for Russell Hobbs during the six month period ended April 3, 2011.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Pro Forma Information

The following table reflects the Company’s pro forma results for the three and six month periods ended April 3, 2011 and April 4, 2010, had the results of Russell Hobbs been included for all periods beginning after September 30, 2009.

	Three Months		Six Months
	2011	2010	2011	2010

Net Sales:
Reported net sales	$693,885	$532,586	$1,554,952	$1,124,526
Russell Hobbs adjustment	—	157,831	—	406,520

Pro forma net sales	$693,885	$690,417	$1,554,952	$1,531,046

Loss from continuing operations:
Reported loss from continuing operations	$(84,785)	$(19,034)	$(113,846)	$(76,548)
Russell Hobbs adjustment	—	(414)	—	18,959

Pro forma loss from continuing operations	$(84,785)	$(19,448)	$(113,846)	$(57,589)

Basic and diluted loss per share from continuing operations(A):
Reported basic and diluted loss per share from continuing operations	$(0.45)	$(0.15)	$(0.59)	$(0.59)
Russell Hobbs adjustment	—	—	—	0.15

Pro forma basic and diluted loss per share from continuing operations	$(0.45)	$(0.15)	$(0.59)	$(0.44)

(A)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Seed Resources, LLC

On December 3, 2010, Spectrum Brands completed the $10,524 cash acquisition of Seed Resources, LLC (“Seed Resources”). Seed Resources is a wild seed cake producer through its Birdola premium brand seed cakes. This acquisition was not significant individually. Spectrum Brands accounted for the acquisition under the acquisition method of accounting. The results of Seed Resources’ operations since December 3, 2010 are included in the accompanying Condensed Consolidated Statements of Operations for the three and six month periods ended April 3, 2011. The preliminary purchase price of $12,500 (representing cash paid of $10,524 and contingent consideration accrued of $1,976), including a $1,100 trade name intangible asset and $10,029 of goodwill, for this acquisition was based upon a preliminary valuation. Spectrum Brands’ estimates and assumptions for this acquisition are subject to change as Spectrum Brands obtains additional information for its estimates during the respective measurement period. The primary areas of the purchase price allocation that are not yet finalized relate to certain legal matters, income and non-income based taxes and residual goodwill.

Note 13.	Restructuring and Related Charges

The Company reports restructuring and related charges associated with manufacturing and related initiatives of Spectrum Brands in “Cost of goods sold.” Restructuring and related charges reflected in “Cost of goods sold” include, but are not limited to, termination, compensation and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented. The Company reports restructuring and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

related charges relating to administrative functions of Spectrum Brands in “Selling, general and administrative expenses”, which include, but are not limited to, initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in “Selling, general and administrative expenses” include, but are not limited to, termination and related costs, and any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented.

In 2009, Spectrum Brands implemented a series of initiatives to reduce operating costs as well as evaluate Spectrum Brands’ opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). In 2008, Spectrum Brands implemented an initiative within certain of its operations in China to reduce operating costs and rationalize Spectrum Brands’ manufacturing structure. These initiatives included the plan to exit Spectrum Brands’ Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). In 2007, Spectrum Brands began managing its business in three vertically integrated, product-focused lines of business (the “Global Realignment Initiative”). In 2007, Spectrum Brands implemented an initiative in Latin America to reduce operating costs (the “Latin American Initiatives”). In 2006, Spectrum Brands implemented a series of initiatives within certain of its European operations to reduce operating costs and rationalize Spectrum Brands’ manufacturing structure (the “European Initiatives”).

The following table summarizes restructuring and related charges incurred by initiative for the three and six month periods ended April 3, 2011 and April 4, 2010 and where those charges are classified in the accompanying Condensed Consolidated Statements of Operations:

Restructuring and Related Charges

					Charges	Expected	Total
	Three Months		Six Months		Since	Future	Projected	Expected Completion
Initiative:	2011	2010	2011	2010	Inception	Charges	Costs	Date

Global Cost Reduction	$4,378	$3,669	$8,107	$11,389	$46,951	$13,709	$60,660	January 31, 2015
Ningbo Exit Plan	250	637	100	1,333	29,628	—	29,628	Substantially Complete
Global Realignment	519	1,194	2,505	(983)	91,092	973	92,065	June 30, 2013
European	—	—	—	—	26,965	—	26,965	Substantially Complete
Latin American	—	(109)	—	79	11,447	—	11,447	Complete

	$5,147	$5,391	$10,712	$11,818	$206,083	$14,682	$220,765

	Three Months		Six Months
Classification:	2011	2010	2011	2010

Cost of goods sold	$2,053	$1,989	$2,647	$3,640
Selling, general and administrative	3,094	3,402	8,065	8,178

	$5,147	$5,391	$10,712	$11,818

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the remaining accrual balance associated with the initiatives and the activity during the six month period ended April 3, 2011:

Remaining Accrual Balance

	Accrual Balance at		Cash	Non-Cash	Accrual Balance	Expensed as
	September 30, 2010	Provisions	Expenditures	Items	at April 3, 2011	Incurred(A)

Global Cost Reduction
Termination benefits	$6,447	$3,867	$(3,120)	$250	$7,444	$134
Other costs	4,005	501	(1,968)	515	3,053	3,605

	10,452	4,368	(5,088)	765	10,497	3,739

Ningbo Exit Plan
Termination benefits	—	—	—	—	—	—
Other costs	491	24	(143)	(372)	—	76

	491	24	(143)	(372)	—	76

Global Realignment
Termination benefits	8,721	1,207	(5,473)	(681)	3,774	—
Other costs	2,281	133	(400)	474	2,488	1,165

	11,002	1,340	(5,873)	(207)	6,262	1,165

European
Termination benefits	1,801	—	(290)	70	1,581	—
Other costs	47	—	(37)	(10)	—	—

	1,848	—	(327)	60	1,581	—

Latin American
Termination benefits	—	—	—	—	—	—
Other costs	—	—	—	—	—	—

	—	—	—	—	—	—

	$23,793	$5,732	$(11,431)	$246	$18,340	$4,980

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

Note 14.	Other Required Disclosures

Recent Accounting Pronouncements Not Yet Adopted

There are no recent accounting pronouncements that have not yet been adopted that the Company believes may have a material impact on its consolidated financial statements.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Receivables and Concentrations of Credit Risk

“Receivables, net” in the accompanying Condensed Consolidated Balance Sheets consist of the following:

	April 3, 2011	September 30, 2010

Trade accounts receivable	$366,607	$369,353
Other receivables	50,979	41,445

	417,586	410,798
Less: Allowance for doubtful trade accounts receivable	3,884	4,351

	$413,702	$406,447

Trade receivables subject Spectrum Brands to credit risk. Trade accounts receivable are carried at net realizable value. Spectrum Brands extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, and generally does not require collateral. Spectrum Brands monitors its customers’ credit and financial condition based on changing economic conditions and makes adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of Spectrum Brands’ receivables and evaluations of the risks of nonpayment for a given customer.

Spectrum Brands has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This customer represented approximately 22% and 23% of Spectrum Brands’ net sales during the three and six month periods ended April 3, 2011, respectively. This customer represented approximately 22% and 21% of Spectrum Brands’ net sales during the three and six month periods ended April 4, 2010, respectively. This customer also represented approximately 14% and 15% of the Spectrum Brands’ trade accounts receivable, net at April 3, 2011 and September 30, 2010, respectively.

Approximately 44% and 47% of Spectrum Brands’ net sales during the three and six month periods ended April 3, 2011, respectively, and 43% and 47% of Spectrum Brands’ net sales during the three and six month periods ended April 4, 2010, respectively, occurred outside the United States. These sales and related receivables are subject to varying degrees of credit, currency, political and economic risk. Spectrum Brands monitors these risks and makes appropriate provisions for collectability based on an assessment of the risks present.

Inventories

Inventories of Spectrum Brands, which are stated at the lower of cost (using the first-in, first-out method) or market, consist of the following:

	April 3, 2011	September 30, 2010

Raw materials	$74,786	$62,857
Work in process	31,879	28,239
Finished goods	454,378	439,246

	$561,043	$530,342

Shipping and Handling Costs

Spectrum Brands incurred shipping and handling costs of $47,698 and $98,968 for the three and six month periods ended April 3, 2011, respectively, and $34,950 and $71,411 for the three and six month periods ended April 4, 2010, respectively. These costs are included in “Selling, general and administrative” expenses in the accompanying Condensed Consolidated Statements of Operations. Shipping and handling costs include

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

costs incurred with third-party carriers to transport products to customers as well as salaries and overhead costs related to activities to prepare the Spectrum Brands products for shipment from its distribution facilities.

Reorganization Items

On February 3, 2009, SBI and each of its wholly-owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas. On August 28, 2009 the Debtors emerged from Chapter 11 of the Bankruptcy Code. SBI adopted fresh-start reporting as of a convenience date of August 30, 2009.

Reorganization items are presented separately in the accompanying Condensed Consolidated Statements of Operations and represent expenses, income, gains and losses that SBI has identified as directly relating to its voluntary petitions under the Bankruptcy Code. Reorganization items expense, net for the six month period ended April 4, 2010 consists of the following:

Six Months 2010

Legal and professional fees	$3,536
Provision for rejected leases	110

Reorganization items expense, net	$3,646

Discontinued Operations

On November 11, 2008, SBI approved the shutdown of its line of growing products, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shut down growing products was made only after SBI was unable to successfully sell this business, in whole or in part. The shutdown of its line of growing products was completed during the second quarter of SBI fiscal year ended September 30, 2009.

The presentation herein of the results of continuing operations excludes its line of growing products for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the six month period ended April 4, 2010:

Six Months 2010

Net sales	$—

Loss from discontinued operations before income taxes	(2,512)
Provision for income tax expense	223

Loss from discontinued operations, net of tax	$(2,735)

Note 15.	Related Party Transactions

The Company has a management agreement with Harbinger Capital Partners LLC (“Harbinger Capital”), an affiliate of the Company and the Principal Stockholders, whereby Harbinger Capital may provide advisory and consulting services to the Company. The Company has agreed to reimburse Harbinger Capital for its out-of-pocket expenses and the cost of certain services performed by legal and accounting personnel of Harbinger Capital under the agreement. For the six months ended April 3, 2011, the Company did not incur any costs related to this agreement.

The Master Fund has agreed to indemnify Russell Hobbs, Spectrum Brands and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the SB/RH Merger and that relate to the litigation arising out of Russell Hobbs’ business combination

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

transaction with Applica Incorporated (see Note 11). There were no reimbursements made or due for the six months ended April 3, 2011. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither Spectrum Brands, Applica nor any other subsidiary of Spectrum Brands was required to make any payments in connection with the settlement.

On January 7, 2011, the Company completed the Spectrum Brands Acquisition pursuant to the Exchange Agreement entered into on September 10, 2010 with the Principal Stockholders. In connection therewith, the Company issued an aggregate of 119,909,829 shares of its common stock in exchange for an aggregate of 27,756,905 shares of common stock of Spectrum Brands (the “Spectrum Brands Contributed Shares”), or approximately 54.5% of the outstanding Spectrum Brands common stock. The exchange ratio of 4.32 to 1.00 was based on the respective volume weighted average trading prices of the Company’s common stock ($6.33 per share) and Spectrum Brands common stock ($27.36 per share) on the NYSE for the 30 trading days from and including July 2, 2010 to and including August 13, 2010, the day the Company received the Principal Stockholders’ proposal for the Spectrum Brands Acquisition.

Upon the consummation of the Spectrum Brands Acquisition, the Company became a party to a registration rights agreement, by and among the Principal Stockholders, Spectrum Brands and the other parties listed therein, pursuant to which the Company obtained certain demand and “piggy back” registration rights with respect to the shares of Spectrum Brands’ common stock held by the Company.

Following the consummation of the Spectrum Brands Acquisition, the Company also became a party to a stockholders agreement, by and among the Principal Stockholders and Spectrum Brands (the “SB Stockholder Agreement”). Under the SB Stockholder Agreement, the parties thereto have agreed to certain governance arrangements, transfer restrictions and certain other limitations with respect to Going Private Transactions (as such term is defined in the SB Stockholder Agreement).

The issuance of shares of the Company’s common stock to the Principal Stockholders pursuant to the Exchange Agreement and the acquisition by the Company of the Spectrum Brands Contributed Shares were not registered under the Securities Act. These shares are restricted securities under the Securities Act. The Company may not be able to sell the Spectrum Brands Contributed Shares and the Principal Stockholders may not be able to sell their shares of the Company’s common stock acquired pursuant to the Exchange Agreement except pursuant to: (i) an effective registration statement under the Securities Act covering the resale of those shares, (ii) Rule 144 under the Securities Act, which requires a specified holding period and limits the manner and volume of sales, or (iii) any other applicable exemption under the Securities Act.

On March 7, 2011, the Company entered into an agreement (the “Transfer Agreement”) with the Master Fund whereby on March 9, 2011, (i) the Company acquired from the Master Fund a 100% membership interest in Harbinger F&G, LLC (formerly, Harbinger OM, LLC), a Delaware limited liability company (“HFG”), which was the buyer under the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “Purchase Agreement”), between HFG and OM Group (UK) Limited (“OM Group”), pursuant to which HFG agreed to acquire all of the outstanding shares of capital stock of Fidelity & Guaranty Life Holdings, Inc. (formerly, Old Mutual U.S. Life Holdings, Inc.), a Delaware corporation (“FGL”) and certain intercompany loan agreements between OM Group, as lender, and FGL, as borrower (the “FGL Acquisition”), in consideration for $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received, and (ii) the Master Fund transferred to HFG the sole issued and outstanding Ordinary Share of FS Holdco Ltd, a Cayman Islands exempted limited company (“FS Holdco”) (together, the “Insurance Transaction”). In consideration for the interests in HFG and FS Holdco, the Company agreed to reimburse the Master Fund for certain expenses incurred by the Master Fund in connection with the Insurance Transaction (up to a maximum of $13,300) and to submit certain expenses of the Master Fund for reimbursement by OM Group under the Purchase Agreement. The Transfer Agreement and the transactions contemplated thereby, including the Purchase Agreement, was approved by the Company’s Board of Directors upon a determination by a special committee comprised solely of directors who were independent under the

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

rules of the NYSE, that it was in the best interests of the Company and its stockholders (other than the Master Fund and its affiliates) to enter into the Transfer Agreement and proceed with the Insurance Transaction.

On April 6, 2011, the Company completed the FGL Acquisition (see Note 16). FGL, through its insurance subsidiaries, is a provider of fixed annuity products in the U.S., with approximately 790,000 policy holders in the U.S. and a distribution network of approximately 300 independent marketing organizations representing approximately 25,000 agents nationwide. At December 31, 2010, FGL had approximately $17,000,000 in annuity assets under management.

FS Holdco Ltd. is a recently formed holding company, which is the indirect parent company of Front Street Re, Ltd. (“Front Street”), a recently formed Bermuda-based reinsurer. Neither HFG nor FS Holdco has engaged in any business other than transactions contemplated in connection with the Insurance Transaction.

The Transfer Agreement also contemplates that after closing of the FGL Acquisition, a special committee of the board of directors of the Company will consider a proposed $3,000,000 reinsurance transaction pursuant to which Front Street would reinsure certain policy obligations of Fidelity & Guaranty Life Insurance Company (formally, OM Financial Life Insurance Company), FGL’s principal insurance subsidiary (“FGLIC”), and an affiliate of Harbinger Capital could be appointed as investment manager of certain of the assets associated with the reinsured business. The Purchase Agreement provides for up to a $50,000 post-closing purchase price reduction under specified circumstances, including, for example, if the reinsurance transaction as contemplated by the Purchase Agreement is disapproved by the Maryland Insurance Administration or is approved by the Maryland Insurance Administration subject to the imposition of certain restrictions or conditions set forth in the Purchase Agreement, including if Harbinger Capital is not allowed to be appointed as investment manager for $1,000,000 of the approximately $3,000,000 of assets supporting the reinsured business.

HFG’s pre-closing and closing obligations under the Purchase Agreement, including payment of the purchase price, are guaranteed by the Master Fund. Pursuant to the Transfer Agreement, the Company entered into a Guaranty Indemnity Agreement (the “Guaranty Indemnity”) with the Master Fund, pursuant to which the Company agreed to indemnify the Master Fund for any losses incurred by it or its representatives in connection with the Master Fund’s guaranty of HFG’s pre-closing and closing obligations under the Purchase Agreement.

Note 16.	Subsequent Events

On April 6, 2011, the Company completed the FGL Acquisition for a cash purchase price of $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received (see Note 15). The Company expects to incur approximately $22,100 of expenses related to the Insurance Transaction, including $5,000 of the $350,000 cash purchase price which will be re-characterized as an expense since the seller made a $5,000 expense reimbursement to the Master Fund upon closing of the FGL Acquisition. Approximately $21,000 of such expenses have already been recorded in “Selling, general and administrative expenses” in the Company’s Condensed Consolidated Statements of Operations for the three and six month periods ended April 3, 2011.

The FGL Acquisition will be accounted for under the acquisition method of accounting. Accordingly, the results of FGL’s operations will be included in the Company’s consolidated financial statements commencing April 6, 2011. The preliminary allocation of the purchase price to FGL’s assets and liabilities acquired as of April 6, 2011 has not yet been completed due to the recent date of the acquisition. Accordingly, at this time the Company is unable to provide such disclosure and the related supplemental pro forma information showing the effects on the Company’s consolidated revenues and loss from continuing operations as though the acquisition of FGL had occurred as of the beginning of the comparable prior year-to-date reporting period presented herein.

HARBINGER GROUP INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Effective as of September 22, 2010, March 3, 2011 and April 21, 2011, Spectrum Brands amended its ABL Revolving Credit Facility (See Note 6) to include, without limitation, the following:

•	The maturity date was extended to April 21, 2016 from June 16, 2014.

•	The interest margins were reduced to, depending on the average availability, either (i) base rate plus a margin equal to 1.00%, 1.25% or 1.50% per annum (previously 2.50%, 2.75% or 3.00%), as applicable, or (ii) LIBOR plus a margin equal to 2.00%, 2.25% or 2.50% per annum (previously 3.50%, 3.75% or 4.00%), as applicable.

•	The unused commitments fee payable by Spectrum Brands were reduced to (i) a rate per annum equal to 0.375% (previously 0.50%) when utilization equals or exceeds 50% of the aggregate commitments under the ABL Revolving Credit Facility and (ii) a rate per annum equal to 0.50% (previously 0.75%) when utilization is less than 50% of such commitments.

•	The covenants in respect of the administrative agent’s inspection rights and certain restrictions on liens, debt, acquisitions, accounts receivable dispositions, restricted payments and prepayments of subordinated debt were amended to be more favorable to, and generally allow greater operational flexibility for, Spectrum Brands.

•	Amendments to allow for certain internal corporate restructuring transactions to be undertaken by Spectrum Brands.

On May 13, 2011, the Company issued 280 shares of Series A Participating Convertible Preferred Stock (the “Preferred Stock”) in a private placement subject to future registration rights, pursuant to a securities purchase agreement entered into on May 12, 2011, for aggregate gross proceeds of $280,000. The Preferred Stock (i) is mandatorily redeemable in cash (or, if a holder does not elect cash, automatically converted into common stock) on the seventh anniversary of issuance, (ii) is convertible into the Company’s common stock at an initial conversion price of $6.50 per share, subject to anti-dilution adjustments, (iii) has a liquidation preference of the greater of 150% of the purchase price or the value that would be received if it were converted into common stock, (iv) accrues a cumulative quarterly cash dividend at an annualized rate of 8% and (v) has a quarterly non-cash principal accretion at an annualized rate of 4% that will be reduced to 2% or 0% if the Company achieves specified rates of growth measured by increases in its net asset value. The Preferred Stock is entitled to vote and to receive cash dividends and in-kind distributions on an as-converted basis with the common stock. The net proceeds from the issuance of the Preferred Stock of $269,000, net of related fees and expenses of approximately $11,000, are expected to be used for general corporate purposes, which may include acquisitions and other investments.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Spectrum Brands Holdings, Inc.:

We have audited the accompanying consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries (the Company) as of September 30, 2010 and September 30, 2009 (Successor), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor). In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule II. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2010 and September 30, 2009 (Successor), and the results of their operations and their cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor), the period October 1, 2008 to August 30, 2009 and the year ended September 30, 2008 (Predecessor) in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on February 3, 2009. The Company’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 28, 2009. In connection with their emergence from bankruptcy, the Successor Spectrum Brands, Inc. adopted fresh-start reporting in conformity with ASC Topic 852, “Reorganizations” formerly American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code”, effective as of August 30, 2009. Accordingly, the Successor’s consolidated financial statements prior to August 30, 2009 are not comparable to its consolidated financial statements for periods on after August 30, 2009.

As discussed in Note 10 to the consolidated financial statements, effective September 30, 2009, the Company adopted the measurement date provision of ASC 715, “Compensation-Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans”.

/s/  KPMG LLP

Atlanta, Georgia
December 14, 2010, except for Notes 1, 6, 11 and 17 as to which the date is February 25, 2011

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position
September 30, 2010 and 2009

	Successor Company
	2010	2009
	(In thousands, except
	per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$170,614	$97,800
Receivables:
Trade accounts receivable, net of allowances of $4,351 and $1,011, respectively	365,002	274,483
Other	41,445	24,968
Inventories	530,342	341,505
Deferred income taxes	35,735	28,137
Assets held for sale	12,452	11,870
Prepaid expenses and other	44,122	39,973

Total current assets	1,199,712	818,736
Property, plant and equipment, net	201,164	212,361
Deferred charges and other	46,352	34,934
Goodwill	600,055	483,348
Intangible assets, net	1,769,360	1,461,945
Debt issuance costs	56,961	9,422

Total assets	$3,873,604	$3,020,746

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,710	$53,578
Accounts payable	332,231	186,235
Accrued liabilities:
Wages and benefits	93,971	88,443
Income taxes payable	37,118	21,950
Restructuring and related charges	23,793	26,203
Accrued interest	31,652	8,678
Other	123,297	109,981

Total current liabilities	662,772	495,068
Long-term debt, net of current maturities	1,723,057	1,529,957
Employee benefit obligations, net of current portion	92,725	55,855
Deferred income taxes	277,843	227,498
Other	70,828	51,489

Total liabilities	2,827,225	2,359,867
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, authorized 200,000 shares; issued 51,020 shares; outstanding 51,020 shares at September 30, 2010	514	—
Common stock, $.01 par value, authorized 150,000 shares; issued 30,000 shares; outstanding 30,000 shares at September 30, 2009	—	300
Additional paid-in capital	1,316,461	724,796
Accumulated deficit	(260,892)	(70,785)
Accumulated other comprehensive (loss) income	(7,497)	6,568

	1,048,586	660,879
Less treasury stock, at cost, 81 and 0 shares, respectively	(2,207)	—

Total shareholders’ equity	1,046,379	660,879

Total liabilities and shareholders’ equity	$3,873,604	$3,020,746

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
	Year Ended	through	through	Year Ended
	September 30,	September 30,	August 30,	September 30,
	2010	2009	2009	2008
	(In thousands, except per share amounts)

Net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Cost of goods sold	1,638,451	155,310	1,245,640	1,489,971
Restructuring and related charges	7,150	178	13,189	16,499

Gross profit	921,410	64,400	751,819	920,101
Operating expenses:
Selling	466,813	39,136	363,106	506,365
General and administrative	199,386	20,578	145,235	188,934
Research and development	31,013	3,027	21,391	25,315
Acquisition and integration related charges	38,452	—	—	—
Restructuring and related charges	16,968	1,551	30,891	22,838
Goodwill and intangibles impairment	—	—	34,391	861,234

	752,632	64,292	595,014	1,604,686

Operating income (loss)	168,778	108	156,805	(684,585)
Interest expense	277,015	16,962	172,940	229,013
Other expense (income), net	12,300	(816)	3,320	1,220

Loss from continuing operations before reorganization items and income taxes	(120,537)	(16,038)	(19,455)	(914,818)
Reorganization items expense (income), net	3,646	3,962	(1,142,809)	—

(Loss) income from continuing operations before income taxes	(124,183)	(20,000)	1,123,354	(914,818)
Income tax expense (benefit)	63,189	51,193	22,611	(9,460)

(Loss) income from continuing operations	(187,372)	(71,193)	1,100,743	(905,358)
(Loss) income from discontinued operations, net of tax	(2,735)	408	(86,802)	(26,187)

Net (loss) income	$(190,107)	$(70,785)	$1,013,941	$(931,545)

Basic net (loss) income per common share:
(Loss) income from continuing operations	$(5.20)	$(2.37)	$21.45	$(17.78)
(Loss) income from discontinued operations	(0.08)	0.01	(1.69)	(0.51)

Net (loss) income	$(5.28)	$(2.36)	$19.76	$(18.29)

Weighted average shares of common stock outstanding	36,000	30,000	51,306	50,921
Diluted net (loss) income per common share:
(Loss) income from continuing operations	$(5.20)	$(2.37)	$21.45	$(17.78)
(Loss) income from discontinued operations	(0.08)	0.01	(1.69)	(0.51)

Net (loss) income	$(5.28)	$(2.36)	$19.76	$(18.29)

Weighted average shares of common stock and equivalents outstanding	36,000	30,000	51,306	50,921

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss)

					Accumulated
					Other		Total
			Additional		Comprehensive		Shareholders’
	Common Stock		Paid-in	Accumulated	Income (Loss),	Treasury	Equity
	Shares	Amount	Capital	Deficit	Net of Tax	Stock	(Deficit)
	(In thousands)

Balances at September 30, 2007, Predecessor Company	52,765	$690	$669,274	$(763,370)	$65,664	$(76,086)	$(103,828)
Net loss	—	—	—	(931,545)	—	—	(931,545)
Adjustment of additional minimum pension liability	—	—	—	—	2,459	—	2,459
Valuation allowance adjustment	—	—	—	—	(4,060)	—	(4,060)
Translation adjustment	—	—	—	—	5,236	—	5,236
Other unrealized gains and losses	—	—	—	—	146	—	146

Comprehensive loss							(927,764)
Issuance of restricted stock	408	4	(4)	—	—	—	—
Forfeiture of restricted stock	(268)	(2)	2	—	—	—	—
Treasury shares surrendered	(130)	—	—	—	—	(744)	(744)
Amortization of unearned compensation	—	—	5,098	—	—	—	5,098

Balances at September 30, 2008, Predecessor Company	52,775	$692	$674,370	$(1,694,915)	$69,445	$(76,830)	$(1,027,238)
Net income	—	—	—	1,013,941	—	—	1,013,941
Adjustment of additional minimum pension liability	—	—	—	—	(1,160)	—	(1,160)
Valuation allowance adjustment	—	—	—	—	5,104	—	5,104
Translation adjustment	—	—	—	—	(2,650)	—	(2,650)
Other unrealized gains and losses	—	—	—	—	9,817	—	9,817

Comprehensive income							1,025,052
Issuance of restricted stock	230	(1)	1	—	—	—	—
Forfeiture of restricted stock	(82)	—	—	—	—	—	—
Treasury shares surrendered	(185)	—	—	—	—	(61)	(61)
Amortization of unearned compensation	—	—	2,636	—	—	—	2,636
Cancellation of Predecessor Company common stock	(52,738)	(691)	(677,007)	—	—	76,891	(600,807)
Elimination of Predecessor Company accumulated deficit and accumulated other comprehensive income	—	—	—	680,974	(80,556)	—	600,418
Issuance of new common stock in connection with emergence from Chapter 11 of the Bankruptcy Code	30,000	300	724,796	—	—	—	725,096

Balances at August 30, 2009, Successor Company	30,000	$300	$724,796	$—	$—	$—	$725,096

Balances at August 30, 2009, Successor Company	30,000	$300	$724,796	$—	$—	$—	$725,096
Net loss	—	—	—	(70,785)	—	—	(70,785)
Adjustment of additional minimum pension liability	—	—	—	—	576	—	576
Valuation allowance adjustment	—	—	—	—	(755)	—	(755)
Translation adjustment	—	—	—	—	5,896	—	5,896
Other unrealized gains and losses	—	—	—	—	851	—	851

Comprehensive loss							(64,217)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) — (Continued)

					Accumulated
					Other		Total
			Additional		Comprehensive		Shareholders’
	Common Stock		Paid-in	Accumulated	Income (Loss),	Treasury	Equity
	Shares	Amount	Capital	Deficit	Net of Tax	Stock	(Deficit)
	(In thousands)

Balances at September 30, 2009, Successor Company	30,000	$300	$724,796	$(70,785)	$6,568	$—	$660,879
Net loss	—	—	—	(190,107)	—	—	(190,107)
Adjustment of additional minimum pension liability	—	—	—	—	(17,773)	—	(17,773)
Valuation allowance adjustment	—	—	—	—	(2,398)	—	(2,398)
Translation adjustment	—	—	—	—	12,596	—	12,596
Other unrealized gains and losses	—	—	—	—	(6,490)	—	(6,490)

Comprehensive income							(204,172)
Issuance of common stock	20,433	205	574,998	—	—	—	575,203
Issuance of restricted stock	939	9	(9)	—	—	—	—
Unvested restricted stock units, not issued or outstanding	(271)	—	—	—	—	—	—
Treasury shares surrendered	(81)	—	—	—	—	(2,207)	(2,207)
Amortization of unearned compensation	—	—	16,676	—	—	—	16,676

Balances at September 30, 2010, Successor Company	51,020	$514	$1,316,461	$(260,892)	$(7,497)	$(2,207)	$1,046,379

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Successor Company		Predecessor Company
		Period from	Period from
	Year Ended	August 31, 2009	October 1, 2008	Year Ended
	September 30,	through	through	September 30,
	2010	September 30, 2009	August 30, 2009	2008
	(In thousands)

Cash flows from operating activities:
Net (loss) income	$(190,107)	$(70,785)	$1,013,941	$(931,545)
Income (loss) from discontinued operations	(2,735)	408	(86,802)	(26,187)

(Loss) income from continuing operations	(187,372)	(71,193)	1,100,743	(905,358)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	54,822	5,158	36,745	52,236
Amortization of intangibles	45,920	3,513	19,099	27,687
Amortization of debt issuance costs	9,030	314	13,338	8,387
Amortization of unearned restricted stock compensation	16,676	—	2,636	5,098
Impairment of goodwill and intangibles	—	—	34,391	861,234
Non-cash goodwill adjustment due to release of valuation allowance	—	47,443	—	—
Fresh-start reporting adjustments	—	—	(1,087,566)	—
Gain on cancelation of debt	—	—	(146,555)	—
Administrative related reorganization items	3,646	3,962	91,312	—
Payments for administrative related reorganization items	(47,173)	—	—	—
Deferred income taxes	51,731	3,498	22,046	(37,237)
Non-cash increase to cost of goods sold due to inventory valuations	34,865	—	—	—
Non-cash interest expense on 12% Notes	24,555	—	—	—
Write off of unamortized discount on retired debt	59,162	—	—	—
Write off of debt issuance costs	6,551	—	2,358	—
Non-cash restructuring and related charges	16,359	1,299	28,368	29,726
Non-cash debt accretion	18,302	2,861	—	—
Changes in assets and liabilities:
Accounts receivable	12,702	5,699	68,203	8,655
Inventories	(66,127)	48,995	9,004	12,086
Prepaid expenses and other current assets	2,025	1,256	5,131	13,738
Accounts payable and accrued liabilities	86,497	22,438	(80,463)	(62,165)
Other assets and liabilities	(73,612)	(6,565)	(88,996)	(18,990)

Net cash provided (used) by operating activities of continuing operations	68,559	68,678	29,794	(4,903)
Net cash provided (used) by operating activities of discontinued operations	(11,221)	6,273	(28,187)	(5,259)

Net cash provided (used) by operating activities	57,338	74,951	1,607	(10,162)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows — (Continued)

	Successor Company		Predecessor Company
		Period from	Period from
	Year Ended	August 31, 2009	October 1, 2008	Year Ended
	September 30,	through	through	September 30,
	2010	September 30, 2009	August 30, 2009	2008
	(In thousands)

Cash flows from investing activities:
Purchases of property, plant and equipment	(40,316)	(2,718)	(8,066)	(18,928)
Proceeds from sale of property, plant and equipment	388	71	379	285
Payments for acquisitions, net of cash acquired	(2,577)	—	(8,460)	—

Net cash used by investing activities of continuing operations	(42,505)	(2,647)	(16,147)	(18,643)
Net cash (used) provided by investing activities of discontinued operations	—	—	(855)	12,376

Net cash used by investing activities	(42,505)	(2,647)	(17,002)	(6,267)
Cash flows from financing activities:
Proceeds from new Senior Credit Facilities, excluding new ABL Revolving Credit Facility, net of discount	1,474,755	—	—	—
Payment of extinguished senior credit facilities, excluding old ABL revolving credit facility	(1,278,760)	—	—	—
Reduction of other debt	(8,456)	(4,603)	(120,583)	(425,073)
Proceeds from other debt financing	13,688	—	—	477,759
Debt issuance costs, net of refund	(55,024)	(287)	(17,199)	(152)
Extinguished ABL Revolving Credit Facility	(33,225)	(31,775)	65,000	—
(Payments of) proceeds on supplemental loan	(45,000)	—	45,000	—
Treasury stock purchases	(2,207)	—	(61)	(744)

Net cash (used) provided by financing activities	65,771	(36,665)	(27,843)	51,790
Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	(8,048)	—	—	—
Effect of exchange rate changes on cash and cash equivalents	258	1,002	(376)	(441)

Net increase (decrease) in cash and cash equivalents	72,814	36,641	(43,614)	34,920
Cash and cash equivalents, beginning of period	97,800	61,159	104,773	69,853

Cash and cash equivalents, end of period	$170,614	$97,800	$61,159	$104,773

Supplemental disclosure of cash flow information:
Cash paid for interest	$136,429	$5,828	$158,380	$227,290
Cash paid for income taxes, net	36,951	1,336	18,768	16,999

See accompanying notes to consolidated financial statements.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(In thousands, except per share amounts)

(1)	Description of Business

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings” or the “Company”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings trades on the New York Stock Exchange under the symbol “SPB.”

In connection with the Merger, Spectrum Brands refinanced its existing senior debt and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750,000 United States (“U.S.”) Dollar Term Loan due June 16, 2016, new $750,000 9.5% Senior Secured Notes maturing June 15, 2018 and a new $300,000 ABL revolving facility due June 16, 2014. (See also Note 7, Debt, for a more complete discussion of the Company’s outstanding debt.)

On February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation.

Unless the context indicates otherwise, the term “Company” is used to refer to both Spectrum Brands and its subsidiaries prior to the Merger and SB Holdings and its subsidiaries subsequent to the Merger. The term “Predecessor Company” refers only to the Company prior to the Effective Date and the term “Successor Company” refers to the Company subsequent to the Effective Date. The Company’s fiscal year ends September 30. References herein to Fiscal 2010, Fiscal 2009 and Fiscal 2008 refer to the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor Company. In accordance with ASC Topic 852: “Reorganizations,” (“ASC 852”) the Company determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to the Company’s August accounting period close, which was August 30, 2009, the Company elected to adopt a convenience date of August 30, 2009, (the “Fresh-Start Adoption Date”) for recording fresh-start reporting. The Company analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the Fresh-Start Adoption Date, and concluded that such transactions represented less than one-percent of the total net sales during Fiscal 2009. As a result, the Company determined that August 30, 2009 would be an appropriate Fresh-Start Adoption Date to coincide with the Company’s normal financial period close for the month of August 2009. As a result, the fair value of the Predecessor Company’s assets and liabilities became the new basis for the Successor Company’s Consolidated Statement of Financial Position as of the Fresh-Start Adoption Date, and all operations beginning August 31, 2009 are related to the Successor Company. Financial information of the Company’s financial statements prepared for the Predecessor Company will not be comparable to financial information for the Successor Company. The Company is a global branded consumer products company with positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

The Company manages its business in four reportable segments: (i) Global Batteries & Personal Care, which consists of the Company’s worldwide battery, shaving and grooming, personal care and portable lighting

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

business (“Global Batteries & Personal Care”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses (the “Home and Garden Business”); and (iv) Small Appliances, which resulted from the acquisition of Russell Hobbs and consists of small electrical appliances primarily in the kitchen and home product categories (“Small Appliances”).

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and repellents in North America. With the addition of Russell Hobbs the Company designs, markets and distributes a broad range of branded small appliances and personal care products. The Company’s operations utilize manufacturing and product development facilities located in the U.S., Europe, Asia and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8in1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

(2)	Voluntary Reorganization Under Chapter 11

On February 3, 2009, the Predecessor Company announced that it had reached agreements with certain noteholders, representing, in the aggregate, approximately 70% of the face value of the Company’s then outstanding senior subordinated notes, to pursue a refinancing that, if implemented as proposed, would significantly reduce the Predecessor Company’s outstanding debt. On the same day, the Debtors filed voluntary petitions under Chapter 11 of the Bankruptcy Code, in the Bankruptcy Court (the “Bankruptcy Filing”) and filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”) that detailed the Debtors’ proposed terms for the refinancing. The Chapter 11 cases were jointly administered by the Bankruptcy Court as Case No. 09-50455 (the “Bankruptcy Cases”).

The Bankruptcy Court entered a written order (the “Confirmation Order”) on July 15, 2009 confirming the Proposed Plan (as so confirmed, the “Plan”).

Plan Effective Date

On the Effective Date the Plan became effective, and the Debtors emerged from Chapter 11 of the Bankruptcy Code. Pursuant to and by operation of the Plan, on the Effective Date, all of Predecessor Company’s existing equity securities, including the existing common stock and stock options, were extinguished and deemed cancelled. Spectrum Brands filed a certificate of incorporation authorizing new shares of common stock. Pursuant to and in accordance with the Plan, on the Effective Date, Successor Company issued a total of 27,030 shares of common stock and $218,076 of 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) to holders of allowed claims with respect to Predecessor Company’s 8 1/2 % Senior Subordinated Notes due 2013 (the “8 1/2 Notes”), 7 3/8 % Senior Subordinated Notes due 2015 (the “7 3/8 Notes”) and Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Variable Rate Notes”) (collectively, the “Senior Subordinated Notes”). (See also Note 7, Debt, for a more complete discussion of the 12% Notes.) Also on the Effective Date, Successor Company issued a total of 2,970 shares of common stock to supplemental and sub-supplemental debtor-in-possession facility participants in respect of the equity fee earned under the Debtors’ debtor-in-possession credit facility.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Accounting for Reorganization

Subsequent to the date of the Bankruptcy Filing (the “Petition Date”), the Company’s financial statements are prepared in accordance with ASC 852. ASC 852 does not change the application of U.S. Generally Accepted Accounting Principles (“GAAP”) in the preparation of the Company’s consolidated financial statements. However, ASC 852 does require that financial statements, for periods including and subsequent to the filing of a Chapter 11 petition, distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. In accordance with ASC 852 the Company has done the following:

•	On the four column consolidated statement of financial position as of August 30, 2009, which is included in this Note 2, Voluntary Reorganization Under Chapter 11, separated liabilities that are subject to compromise from liabilities that are not subject to compromise;

•	On the accompanying Consolidated Statements of Operations, distinguished transactions and events that are directly associated with the reorganization from the ongoing operations of the business;

•	On the accompanying Consolidated Statements of Cash Flows, separately disclosed Reorganization items expense (income), net, consisting of the following: (i) Fresh-start reporting adjustments; (ii) Gain on cancelation of debt; and (iii) Administrative related reorganization items; and

•	Ceased accruing interest on the Predecessor Company’s then outstanding senior subordinated notes.

Liabilities Subject to Compromise

Liabilities subject to compromise refer to known liabilities incurred prior to the Bankruptcy Filing by those entities that filed for Chapter 11 bankruptcy. These liabilities are considered by the Bankruptcy Court to be pre-petition claims. However, liabilities subject to compromise exclude pre-petition claims for which the Company has received the Bankruptcy Court’s approval to pay, such as claims related to active employees and retirees and claims related to certain critical service vendors. Liabilities subject to compromise are subject to future adjustments that may result from negotiations, actions by the Bankruptcy Court and developments with respect to disputed claims or matters arising out of the proof of claims process whereby a creditor may prove that the amount of a claim differs from the amount that the Company has recorded.

Since the Petition Date, and in accordance with ASC 852, the Company ceased accruing interest on its senior subordinated notes, as such debt and interest would be an allowed claim by the Bankruptcy Court. The Predecessor Company’s contractual interest on the Senior Subordinated Notes in excess of reported interest was approximately $55,654 for the period from October 1, 2008 through August 30, 2009.

Liabilities subject to compromise as of August 30, 2009 for the Predecessor Company were as follows:

	August 30,
	2009

Senior Subordinated Notes	$1,049,885
Accrued interest on Senior Subordinated Notes	40,497
Other accrued liabilities	15,580	(A)

Predecessor Company Balance	$1,105,962
Effects of Plan	(1,105,962)

Successor Company Balance	$—

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(A)	As discussed below in the four column consolidated statement of financial position as of August 30, 2009 “Effects of Plan Adjustments,” note (f), the $15,580 relates to rejected lease obligations that are to be paid by the Successor Company in subsequent periods.

Reorganization Items

In accordance with ASC 852, reorganization items are presented separately in the accompanying Consolidated Statements of Operations and represent expenses, income, gains and losses that the Company has identified as directly relating to the Bankruptcy Cases. Reorganization items expense (income), net during Fiscal 2010 and during the period from August 31, 2009 through September 30, 2009 and the period from October 1, 2008 through August 30, 2009 are summarized as follows:

			Predecessor
	Successor Company		Company
		Period from	Period from
		August 31,	October 1,
	Year Ended	2009 through	2008 through
	September 30,	September 30,	August 30,
	2010	2009	2009

Legal and professional fees	$3,536	$3,962	$74,624
Deferred financing costs	—	—	10,668
Provision for rejected leases	110	—	6,020

Administrative related reorganization items	$3,646	$3,962	$91,312
Gain on cancellation of debt	—	—	(146,555)
Fresh-start reporting adjustments	—	—	(1,087,566)

Reorganization items expense (income), net	$3,646	$3,962	$(1,142,809)

Fresh-Start Reporting

The Company, in accordance with ASC 852, adopted fresh-start reporting as of the close of business on August 30, 2009 since the reorganization value of the assets of the Predecessor Company immediately before the date of confirmation of the Plan was less than the total of all post-petition liabilities and allowed claims, and the holders of the Predecessor Company’s voting shares immediately before confirmation of the Plan received less than 50 percent of the voting shares of the emerging entity. The four-column consolidated statement of financial position as of August 30, 2009, included herein, applies effects of the Plan and fresh-start reporting to the carrying values and classifications of assets or liabilities that were necessary.

The Company analyzed the transactions that occurred during the two-day period from August 29, 2009, the day after the Effective Date, and August 30, 2009, the fresh-start reporting date, and concluded that such transactions were not material individually or in the aggregate as such transactions represented less than one-percent of the total net sales for the fiscal year ended September 30, 2009. As a result, the Company determined that August 30, 2009, would be an appropriate fresh-start reporting date to coincide with the Company’s normal financial period close for the month of August 2009. Upon adoption of fresh-start reporting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh-start reporting for periods ended on or prior to August 30, 2009 are not comparable to those of the Successor Company.

The four-column consolidated statement of financial position as of August 30, 2009 reflects the implementation of the Plan as if the Plan had been effective on August 30, 2009. Reorganization adjustments

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

have been recorded within the consolidated statement of financial position as of August 30, 2009 to reflect effects of the Plan, including the discharge of Liabilities subject to compromise and the adoption of fresh-start reporting in accordance with ASC 852. The Bankruptcy Court confirmed the Plan based upon a reorganization value of the Company between $2,200,000 and $2,400,000, which was estimated using various valuation methods including: (i) publicly traded company analysis, (ii) discounted cash flow analysis; and (iii) a review and analysis of several recent transactions of companies in similar industries to the Company. These three valuation methods were equally weighted in determining the final range of reorganization value as confirmed by the Bankruptcy Court. Based upon the factors used in determining the range of reorganization value, the Company concluded that $2,275,000 should be used for fresh-start reporting purposes as it most closely approximated fair value.

The basis of the discounted cash flow analysis used in developing the reorganization value was based on Company prepared projections which included a variety of estimates and assumptions. While the Company considers such estimates and assumptions reasonable, they are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and, therefore, may not be realized. Changes in these estimates and assumptions may have had a significant effect on the determination of the Company’s reorganization value. The assumptions used in the calculations for the discounted cash flow analysis included projected revenue, costs, and cash flows, for the fiscal years ending September 30, 2009, 2010, 2011, 2012 and 2013 and represented the Company’s best estimates at the time the analysis was prepared. The Company’s estimates implicit in the cash flow analysis included net sales growth of approximately 1.5% for the fiscal year ending September 30, 2010 and 4.0% per year for each of the fiscal years ending September 30, 2011, 2012 and 2013. In addition, selling, general and administrative expenses, excluding depreciation and amortization, were projected to grow at rates relative to net sales, however, certain expense categories for each of the fiscal years ending September 30, 2010, 2011, 2012 and 2013 were reduced for the projected impact of various cost reduction initiatives implemented by the Company during Fiscal 2009 which included lower trade spending, salary freezes, reduced marketing expenses, furloughs, suspension of the Company’s match to its 401(k) and reductions in salaries of certain members of management. The analysis also included anticipated levels of reinvestment in the Company’s operations through capital expenditures of approximately $25,000 per year. The Company did not include in its estimates the potential effects of litigation, either on the Company or the industry. The foregoing estimates and assumptions are inherently subject to uncertainties and contingencies beyond the control of the Company. Accordingly, there can be no assurance that the estimates, assumptions, and values reflected in the valuations will be realized, and actual results could vary materially.

The publicly traded company analysis identified a group of comparable companies giving consideration to lines of business, business risk, scale and capitalization and leverage. This analysis involved the selection of the appropriate earnings before interest, taxes, depreciation and amortization (“EBITDA”) market multiples by segment deemed to be the most relevant when analyzing the peer group. A range of valuation multiples was then identified and applied to the Company’s Fiscal 2009 and Fiscal 2010 projections by segment to determine an estimate of reorganization values. The market multiple ranges used by segment were as follows: (i) Global Batteries and Personal Care used a range of 7.0x-8.0x for Fiscal 2009 and 6.5x-7.5x for Fiscal 2010; (ii) Global Pet Supplies used a range of 7.5x-8.5x for Fiscal 2009 and 7.0x-8.0x for Fiscal 2010; and (iii) the Home and Garden Business used a range of 9.0x-10.0x for Fiscal 2009 and 8.0x-9.0x for Fiscal 2010. Theses multiples were based on estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

The recent transactions of companies in similar industries analysis identified transactions of similar companies giving consideration to lines of business, business risk, scale and capitalization and leverage. The analysis considered the business, financial and market environment for which the transactions took place, circumstances surrounding the transaction including the financial position of the buyers and the perceived synergies and benefits that the buyers could obtain from the transaction. This analysis involved the

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

determination of historical acquisition EBITDA multiples by examining public merger and acquisition transactions. A range of valuation multiples was then identified and applied to historical EBITDA by segment to determine an estimate of reorganization values. The multiple ranges used by segment were as follows: (i) Global Batteries and Personal Care used a range of 6.5x-7.5x; (ii) Global Pet Supplies used a range of 9.5x-10.5x; and (iii) the Home and Garden Business used a range of 8.0x-9.0x. These multiples were based on Fiscal 2009 estimated EBITDA adjusted for certain non-recurring initiatives, as mentioned above.

Fresh-start adjustments reflect the allocation of fair value to the Successor Company’s long-lived assets and the present value of liabilities to be paid as calculated by the Company.

In applying fresh-start reporting, the Company followed these principles:

•	The reorganization value of the entity was allocated to the entity’s assets in conformity with the procedures specified by SFAS No. 141, “Business Combinations” (“SFAS 141”). The reorganization value exceeded the sum of the amounts assigned to assets and liabilities. This excess was recorded as Successor Company goodwill as of August 30, 2009.

•	Each liability existing as of the fresh-start reporting date, other than deferred taxes, has been stated at the present value of the amounts to be paid, determined at appropriate risk adjusted interest rates.

•	Deferred taxes were reported in conformity with applicable income tax accounting standards, principally ASC Topic 740: “Income Taxes,” formerly SFAS No. 109, “Accounting for Income Taxes” (“ASC 740”). Deferred tax assets and liabilities have been recognized for differences between the assigned values and the tax basis of the recognized assets and liabilities.

•	Adjustment of all of the property, plant and equipment assets to fair value and eliminating all of the accumulated depreciation.

•	Adjustment of the Company’s pension plans projected benefit obligation by recognition of all previously unamortized actuarial gains and losses.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following four-column consolidated statement of financial position table identifies the adjustments recorded to the Predecessor Company’s August 30, 2009 consolidated statement of financial position as a result of implementing the Plan and applying fresh-start reporting:

	Predecessor					Successor
	Company			Fresh-Start		Company
	August 30, 2009	Effects of Plan		Valuation		August 30, 2009

ASSETS
Current assets:
Cash and cash equivalents	$86,710	$(25,551	)(a)	$—		$61,159
Receivables:
Trade accounts receivable	270,657	—		—		270,657
Other	34,594	—		—		34,594
Inventories	341,738	—		48,762	(m)	390,500
Deferred income taxes	12,644	1,707	(h)	9,330	(n)	23,681
Assets held for sale	10,813	—		1,978	(m)	12,791
Prepaid expenses and other	40,448	—		(116	)(m)	40,332

Total current assets	797,604	(23,844)		59,954		833,714
Property, plant and equipment, net	178,786	—		34,699	(m)	213,485
Deferred charges and other	42,068	—		(6,046	)(m)	36,022
Goodwill	238,905	—		289,155	(o)	528,060
Intangible assets, net	677,050	—		782,450	(o)	1,459,500
Debt issuance costs	18,457	8,949	(b)	(17,957	)(p)	9,449

Total assets	$1,952,870	$(14,895)		$1,142,255		$3,080,230

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$93,313	$(3,445	)(c)	$(4,329	)(m)	$85,539
Accounts payable	159,370	(204	)(d)	—		159,166
Accrued liabilities:
Wages and benefits	80,247	—		—		80,247
Income taxes payable	20,059	—		—		20,059
Restructuring and related charges	26,100	—		—		26,100
Accrued interest	59,724	(59,581	)(e)	—		143
Other	118,949	9,133	(f)	(3,503	)(m)	124,579

Total current liabilities	557,762	(54,097)		(7,832)		495,833
Long-term debt, net of current maturities	1,329,047	271,806	(g)	(75,329	)(m)	1,525,524
Employee benefit obligations, net of current portion	41,385	—		18,712	(m)	60,097
Deferred income taxes	106,853	1,707	(h)	114,211	(n)	222,771
Other	45,982	—		4,927	(m)	50,909

Total liabilities	2,081,029	219,416		54,689		2,355,134
Liabilities subject to compromise	1,105,962	(1,105,962	)(i)	—		—
Commitments and contingencies
Shareholders’ (deficit) equity:
Common stock-Old (Predecessor Company)	691	(691	)(j)	—		—
Common stock-New (Successor Company)	—	300	(j)	—		300
Additional paid-in capital	677,007	47,789	(j)	—		724,796
Accumulated (deficit) equity	(1,915,484)	747,362	(k)	1,168,122	(q)	—
Accumulated other comprehensive income	80,556	—		(80,556	)(q)	—

	(1,157,230)	794,760		1,087,566		725,096
Less treasury stock	(76,891)	76,891	(l)	—		—

Total shareholders’ (deficit) equity	(1,234,121)	871,651		1,087,566		725,096

Total liabilities and shareholders’ (deficit) equity	$1,952,870	$(14,895)		$1,142,255		$3,080,230

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Effects of Plan Adjustments

(a) The Plan’s impact resulted in a net decrease of $25,551 on cash and cash equivalents. The significant sources and uses of cash were as follows:

Sources:
Amounts borrowed under the exit facility	$65,000
Amounts borrowed under new supplemental loan agreement	45,000

Total Sources	$110,000

Uses:
Repayment of un-reimbursed letters of credit	$20,005
Repayment of supplemental loans	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Repayment of certain amounts under the term loan agreement, net of current portion	3,440
Payment of pre-petition foreign exchange contracts recorded in accounts payable	204
Payment of lender cure payments, terminated derivative contracts and other	48,066
Payment of debt issuance costs on exit facility	8,949
Payment of other accrued liabilities	6,447

Total Uses	$135,551

Net Cash Uses	$(25,551)

(b) The Company incurred $8,949 of debt issuance costs under the exit facility. These debt issuance costs are classified as long-term assets and are amortized over the life of the exit facility.

(c) The adjustment to current maturities of long-term debt reflects the $20,005 payment of the Predecessor Company’s un-reimbursed letters of credit, the $45,000 repayment of the Predecessor Company’s supplemental loan, and the $3,440 payment of certain amounts under the term loan agreement. The adjustment to current maturities of long-term debt also reflects the $65,000 funding from the exit facility. The adjustment to the current maturities of long-term debt are:

Repayment of unreimbursed letters of credit	$20,005
Repayment of supplemental loan	45,000
Repayment of certain amounts under the term loan agreement, current portion	3,440
Amounts borrowed under the exit facility	(65,000)

$3,445

(d) Reflects payment of $204 related to pre-petition foreign exchange derivative contracts.

(e) Total adjustment of $59,581 reflects term lender cure payments of $33,995, terminated interest rate swap derivative contract payments of $12,068 and other accrued interest of $2,003. Additionally, this adjustment includes $11,515 of accrued default interest as provided in the August 2009 amendment of the Senior Term Credit Facility, which was assumed by the Successor Company and included in the principal balance of the loans at emergence (See Note 7, Debt, for additional information).

(f) Reflects the payment of professional fees related to the reorganization in the amount of $6,447 offset by the reclassification of $15,580 related to rejected lease obligations previously recorded as liabilities subject to compromise (see note(i)). These rejected lease obligations were paid by the Successor Company in

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

subsequent periods. As of September 30, 2009, the Company’s rejected lease obligation was reduced to $6,181.

(g) The adjustment to long-term debt represents the issuance of the 12% Notes at a fair value of $218,731 (face value of $218,076) used, in part, to extinguish the Senior Subordinated Notes of the debtors that were recorded in liabilities subject to compromise (see note (i)), the issuance of the new supplemental loan in the amount of $45,000, offset by the payment of the non-current portion of the term loan in the amount of $3,440 (see note (a)). The excess of fair value over face value of the 12% Notes is recorded in long-term debt and will be accreted as a reduction to interest expense over the life of the note.

Issuance of the 12% Notes (fair value)	$218,731
Amounts borrowed under the new supplemental loan agreement	45,000
Accrued default interest	11,515
Repayment of certain amounts under the term loan agreement, net of current portion	(3,440)

$271,806

(h) Gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility, for tax purposes, resulted in a $124,054 reduction in the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles. Due to the Company’s full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset, exclusive of indefinite-lived intangibles, the tax effect of these items is offset by a corresponding adjustment to the valuation allowance of $124,054. Due to changes in the relative current versus non-current deferred tax asset balances and the corresponding allocation of the domestic valuation allowance, a net $1,707 deferred tax balance reclassification occurred between current and non-current as a result of the effects of the Plan.

(i) The adjustment to liabilities subject to compromise relates to the extinguishment of the Senior Subordinated Notes balance of $1,049,885 and the accrued interest of $40,497 associated with the Senior Subordinated Notes. Additionally, rejected lease obligations of $15,580 were reclassified to other current liabilities (see note (f)).

(j) Pursuant to the Plan, the debtor’s common stock was canceled and new common stock of the reorganized debtors was issued. The adjustments eliminated Predecessor Company’s common stock and additional paid-in capital of $691 and $677,007, respectively, and recorded Successor Company’s common stock and additional paid-in capital of $300 and $724,796, respectively, which represents the fair value of the newly issued common stock. The fair value of the newly issued common stock was not separately valued. A fair value of $725,096 was determined by subtracting the fair value of net debt (total debt less cash and cash equivalents), or $1,549,904 from the enterprise value of $2,275,000. The Company issued 30,000 shares at emergence, consisting of 27,030 shares to holders of the Senior Subordinated Notes allowed note holder claims and 2,970 shares in accordance with the terms of the Debtors’ debtor-in-possession credit facility.

(k) As a result of the Plan, the adjustment to accumulated (deficit) equity recorded the elimination of the Predecessor Company’s common stock, additional paid in capital and treasury stock in the amount of $600,807 and recorded the pre-tax gain on the cancellation of debt in the amount of $146,555. The elimination

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

of the Predecessor Company’s common stock, additional paid in capital and treasury stock was calculated as follows:

Elimination of Predecessor Company’s common stock (see note(j))	$691
Elimination of Predecessor Company’s additional paid in capital (see note(j))	677,007
Elimination of Predecessor Company’s treasury stock (see note(l))	(76,891)

Elimination of Predecessor Company’s common stock	$600,807

The pre-tax gain on the cancellation of debt was calculated as follows:

Extinguishment of Predecessor Company senior subordinated notes	$1,049,885
Extinguishment of Predecessor Company accrued interest on senior subordinated notes	40,497
Issuance of Successor Company 12% Notes (fair value)	(218,731)
Issuance of Successor Company common stock	(725,096)

Pre-tax gain on the cancellation of debt	$146,555

(l) Pursuant to the Plan, the adjustment eliminates treasury stock of $76,891 of the Predecessor Company.

Fresh-Start Valuation Adjustments

(m) Reflects the adjustment of assets and liabilities to estimated fair value, or other measurement specified by SFAS 141, in conjunction with the adoption of fresh-start reporting. Significant adjustments are summarized as followed:

•	Inventories — An adjustment of $48,762 was recorded to adjust inventory to fair value. Raw materials were valued at current replacement cost, work-in-process was valued at estimated selling prices of finished goods less the sum of costs to complete, cost of disposal and a reasonable profit allowance for completing and selling effort based on profit for similar finished goods. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Property, plant and equipment, net — An adjustment of $34,699 was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on a combination of the cost or market approach, depending on whether market data was available.

•	Current maturities of long-term debt and Long-term debt, net of current maturities — An adjustment of $79,658 ($4,329 to Current maturities of long-term debt and $75,329 to Long-term debt, net of current maturities) was recorded to adjust the book value of debt to fair value. This adjustment included a decrease of $84,001 which was based on quoted market prices of certain debt instruments as of the Effective Date, offset by an increase of $4,343 related to debt instruments not traded which was calculated giving consideration to the terms of the underlying agreements, using a risk adjusted interest rate of 12%.

•	Employee benefit obligations, net of current portion — An adjustment of $18,712 was recorded to measure the employee benefit obligations as of the Effective Date. This adjustment primarily reflects the difference between the expected return on plan assets as compared to the fair value of the plan assets as of the Effective Date and the change in the duration weighted discount rate associated with the payment of the benefit obligations from the prior measurement date and the Effective Date. The

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

weighted average discount rate change from 6.75% at September 30, 2008 to 5.75% at August 30, 2009.

(n) Reflects the tax effects of the fresh-start adjustments at statutory tax rates applicable to such adjustments, net of adjustments to the valuation allowance.

(o) Adjustment eliminated the balance of goodwill and other unamortized intangible assets of the Predecessor Company and records Successor Company intangible assets, including reorganization value in excess of amounts allocated to identified tangible and intangible assets, also referred to as Successor Company goodwill. (See Note 6, Goodwill and Intangible Assets, for additional information regarding the Company’s goodwill and other intangible assets). The Successor Company’s August 30, 2009 statement of financial position reflects the allocation of the business enterprise value to assets and liabilities immediately following emergence as follows:

Business enterprise value	$2,275,000
Add: Fair value of non-interest bearing liabilities (non-debt liabilities)	744,071
Less: Fair value of tangible assets, excluding cash	(1,031,511)
Less: Fair value of identified intangible assets	(1,459,500)

Reorganization value of assets in excess of amounts allocated to identified tangible and intangible assets (Successor Company goodwill)	$528,060

The following represent the methodologies and significant assumptions used in determining the fair value of intangible assets, other than goodwill.

Certain indefinite-lived intangible assets which include trade names, trademarks and technology, were valued using a relief from royalty methodology. Customer relationships were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. A summary of the key inputs used in the valuation of these assets are as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of 95% which was supported by historical retention rates. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. The customer relationships were valued at $708,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset values were determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including consumer product industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the trademark and trade name and profit levels, among other considerations. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 1% to 5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period. In estimating the fair value of the trademarks and trade names, nets sales were estimated to grow at a rate of (7)%-10% annually with a terminal year growth rate of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

2%-6%. Income taxes were estimated at a rate of 35% and amounts were discounted using rates between 12%-14%. Trade name and trademarks were valued at $688,000 under this approach.

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including industry practices, the existence of licensing agreements (licensing in and licensing out), and importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies ranged from 7%-8% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 8 to 17 years. In estimating the fair value of the technologies, nets sales were estimated to grow at a rate of 0%-14% annually. Income taxes were estimated at 35% and amounts were discounted using rates between 12%-13%. The technology assets were valued at $63,500 under this approach.

(p) The fresh-start adjustment of $17,957 eliminates the debt issuance costs related to assumed debt, that is, the (senior secured term credit facility).

(q) The Predecessor Company’s accumulated deficit and accumulated other comprehensive income is eliminated in conjunction with the adoption of fresh-start reporting. The Predecessor Company recognized a gain of $1,087,566 related to the fresh-start reporting adjustments as follows:

Gain on Fresh-Start
Reporting
Adjustments

Establishment of Successor Company’s goodwill	$528,060
Elimination of Predecessor Company’s goodwill	(238,905)
Establishment of Successor Company’s other intangible assets	1,459,500
Elimination of Predecessor Company’s other intangible assets	(677,050)
Debt fair value adjustments	79,658
Elimination of debt issuance costs	(17,957)
Property, plant and equipment fair value adjustment	34,699
Deferred tax adjustment	(104,881)
Inventory fair value adjustment	48,762
Employee benefit obligations fair value adjustment	(18,712)
Other fair value adjustments	(5,608)

$1,087,566

(3)	Significant Accounting Policies and Practices

(a)	Principles of Consolidation and Fiscal Year End

The consolidated financial statements include the financial statements of Spectrum Brands Holdings, Inc. and its subsidiaries and are prepared in accordance with GAAP. All intercompany transactions have been eliminated. The Company’s fiscal year ends September 30. References herein to Fiscal 2010, 2009 and 2008 refer to the fiscal years ended September 30, 2010, 2009 and 2008, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(b)	Revenue Recognition

The Company recognizes revenue from product sales generally upon delivery to the customer or the shipping point in situations where the customer picks up the product or where delivery terms so stipulate. This represents the point at which title and all risks and rewards of ownership of the product are passed, provided that: there are no uncertainties regarding customer acceptance; there is persuasive evidence that an arrangement exists; the price to the buyer is fixed or determinable; and collectibility is deemed reasonably assured. The Company is not obligated to allow for, and the Company’s general policy is not to accept, product returns associated with battery sales. The Company does accept returns in specific instances related to its shaving, grooming, personal care, home and garden, small appliances and pet products. The provision for customer returns is based on historical sales and returns and other relevant information. The Company estimates and accrues the cost of returns, which are treated as a reduction of Net sales.

The Company enters into various promotional arrangements, primarily with retail customers, including arrangements entitling such retailers to cash rebates from the Company based on the level of their purchases, which require the Company to estimate and accrue the estimated costs of the promotional programs. These costs are treated as a reduction of Net sales.

The Company also enters into promotional arrangements that target the ultimate consumer. Such arrangements are treated as either a reduction of Net sales or an increase of Cost of goods sold, based on the type of promotional program. The income statement presentation of the Company’s promotional arrangements complies with ASC Topic 605: “Revenue Recognition”. For all types of promotional arrangements and programs, the Company monitors its commitments and uses various measures, including past experience, to determine amounts to be recorded for the estimate of the earned, but unpaid, promotional costs. The terms of the Company’s customer-related promotional arrangements and programs are tailored to each customer and are documented through written contracts, correspondence or other communications with the individual customers.

The Company also enters into various arrangements, primarily with retail customers, which require the Company to make upfront cash, or “slotting” payments, to secure the right to distribute through such customers. The Company capitalizes slotting payments; provided the payments are supported by a time or volume based arrangement with the retailer, and amortizes the associated payment over the appropriate time or volume based term of the arrangement. The amortization of slotting payments is treated as a reduction in Net sales and a corresponding asset is reported in Deferred charges and other in the accompanying Consolidated Statements of Financial Position.

(c)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(d)	Cash Equivalents

For purposes of the accompanying Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(e)	Concentrations of Credit Risk, Major Customers and Employees

Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, but generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions and will make adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This major customer represented approximately 22% and 23% of the Successor Company’s Net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, and approximately 23% and 20% of Net sales during the Predecessor Company’s period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. This major customer also represented approximately 15% and 14% of the Successor Company’s Trade account receivables, net as of September 30, 2010 and September 30, 2009, respectively.

Approximately 44% and 48% of the Successor Company’s Net sales during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, occurred outside of the United States and approximately 42% and 48% of the Predecessor Company’s Net sales during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, occurred outside of the United States. These sales and related receivables are subject to varying degrees of credit, currency, and political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

(f)	Displays and Fixtures

Temporary displays are generally disposable cardboard displays shipped to customers to facilitate display of the Company’s products. Temporary displays are generally disposed of after a single use by the customer.

Permanent fixtures are permanent in nature, generally made from wire or other permanent racking, which are shipped to customers for display of the Company’s products. These permanent fixtures are restocked with the Company’s product multiple times over the fixture’s useful life.

The costs of both temporary and permanent displays are capitalized as a prepaid asset and are included in Prepaid expenses and other in the accompanying Consolidated Statements of Financial Position. The costs of temporary displays are expensed in the period in which they are shipped to customers and the costs of permanent fixtures are amortized over an estimated useful life of one to two years once they are shipped to customers and are reflected in Deferred charges and other in the accompanying Consolidated Statements of Financial Position.

(g)	Inventories

The Company’s inventories are valued at the lower of cost or market. Cost of inventories is determined using the first-in, first-out (FIFO) method.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(h)	Property, Plant and Equipment

Property, plant and equipment are recorded at cost or at fair value if acquired in a purchase business combination. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Depreciable lives by major classification are as follows:

Building and improvements	20-40 years
Machinery, equipment and other	2-15 years

Plant and equipment held under capital leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i)	Intangible Assets

Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. In connection with fresh-start reporting, Intangible Assets were recorded at their estimated fair value on August 30, 2009. Customer lists, proprietary technology and certain trade name intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and indefinite-lived intangible assets (certain trade name intangibles) are not amortized. Goodwill is tested for impairment at least annually, at the reporting unit level with such groupings being consistent with the Company’s reportable segments. If impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Indefinite-lived trade name intangibles are tested for impairment at least annually by comparing the fair value, determined using a relief from royalty methodology, with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. ASC Topic 350: “Intangibles-Goodwill and Other,” (“ASC 350”) requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Company’s goodwill and trade name intangibles were tested for impairment as of the Company’s August financial period end, the annual testing date for the Company, as well as certain interim periods where an event or circumstance occurred that indicated an impairment loss may have been incurred.

Intangibles with Indefinite Lives

In accordance with ASC 350, the Company conducts impairment testing on the Company’s goodwill. To determine fair value during Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company used the discounted estimated future cash flows methodology, third party valuations and negotiated sales prices. Assumptions critical to the Company’s fair value estimates under the discounted estimated future cash flows methodology are: (i) the present value factors used in determining the fair value of the reporting units and trade names; (ii) projected average revenue growth rates used in the reporting unit; and (iii) projected long-term growth rates used in the derivation of terminal year values. These and other assumptions are impacted by economic conditions and expectations of management and will change in the future based on period specific facts and circumstances. The Company also tested fair value for reasonableness by comparison to the total market capitalization of the Company, which includes both its equity and debt

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

securities. In addition, in accordance with ASC 350, as part of the Company’s annual impairment testing, the Company tested its indefinite-lived trade name intangible assets for impairment by comparing the carrying amount of such trade names to their respective fair values. Fair value was determined using a relief from royalty methodology. Assumptions critical to the Company’s fair value estimates under the relief from royalty methodology were: (i) royalty rates; and (ii) projected average revenue growth rates.

In connection with the Company’s annual goodwill impairment testing performed during Fiscal 2010 the first step of such testing indicated that the fair value of the Company’s reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.

In connection with the Predecessor Company’s annual goodwill impairment testing performed during Fiscal 2009, which was completed on the Predecessor Company before applying fresh-start reporting, the first step of such testing indicated that the fair value of the Predecessor Company’s reporting segments were in excess of their carrying amounts and, accordingly, no further testing of goodwill was required.

In connection with its annual goodwill impairment testing in Fiscal 2008 the Predecessor Company first compared the fair value of its reporting units with their carrying amounts, including goodwill. This first step indicated that the fair value of the Predecessor Company’s Global Pet Supplies and Home and Garden Business was less than the Predecessor Company’s carrying amount of those reporting units and, accordingly, further testing of goodwill was required to determine the impairment charge required by ASC 350. Accordingly, the Predecessor Company then compared the carrying amount of the Global Pet Supplies and the Home and Garden Business goodwill to the respective implied fair value of their goodwill. The carrying amounts of the Global Pet Supplies and the Home and Garden Business goodwill exceeded their implied fair values and, therefore, during Fiscal 2008 the Predecessor Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the respective reporting unit’s goodwill over the implied fair value of such goodwill of which $270,811 related to Global Pet Supplies and $49,801 related to the Home and Garden Business.

Furthermore, during Fiscal 2010 the Company, in connection with its annual impairment testing, concluded that the fair value of its intangible assets exceeded is carrying value. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, in connection with its annual impairment testing, the Company concluded that the fair values of certain trade name intangible assets were less than the carrying amounts of those assets. As a result, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company recorded non-cash pretax impairment charges of approximately $34,391 and $224,100, respectively, equal to the excess of the carrying amounts of the intangible assets over the fair value of such assets.

In accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”) and ASC 350, in addition to its annual impairment testing the Company conducts goodwill and trade name intangible asset impairment testing if an event or circumstance (“triggering event”) occurs that indicates an impairment loss may have been incurred. The Company’s management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired. Several triggering events occurred during Fiscal 2008 which required the Company to test its indefinite-lived intangible assets for impairment between annual impairment test dates. On May 20, 2008, the Predecessor Company entered into a definitive agreement for the sale of Global Pet Supplies, which was subsequently terminated. The Company’s intent to dispose of Global Pet Supplies constituted a triggering event for impairment testing. The Company estimated the fair value of Global Pet Supplies, and the resultant estimated impairment charge of goodwill, based on the negotiated sales price of Global Pet Supplies, which management deemed the best indication of fair value at that time. Accordingly, the Company recorded a non-cash pretax charge of $154,916 to reduce the carrying

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

value of goodwill related to Global Pet Supplies to reflect the estimated fair value of the business during the third quarter of Fiscal 2008. Goodwill and trade name intangible assets of the Home and Garden Business were tested during the third quarter of Fiscal 2008, as a result of lower forecasted profits from this business. This decrease in profitability was primarily due to significant cost increases in certain raw materials used in the production of many of the lawn fertilizer and growing media products manufactured by the Company at that time as well as more conservative growth rates to reflect the current and expected future economic conditions for this business. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Home and Garden Business was less than the Company’s carrying amount of this reporting unit and, accordingly, further testing of goodwill was required to determine the impairment charge. Accordingly, the Company then compared the carrying amount of the Home and Garden Business goodwill against the implied fair value of such goodwill. The carrying amount of the Home and Garden Business goodwill exceeded its implied fair value and, therefore, during Fiscal 2008 the Company recorded a non-cash pretax impairment charge equal to the excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of such goodwill of approximately $110,213. In addition, during the third quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less that the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $22,000. Goodwill and trade name intangibles of the Home and Garden Business were tested during the first quarter of Fiscal 2008 in conjunction with the Company’s reclassification of that business from an asset held for sale to an asset held and used. The Company first compared the fair value of this reporting unit with its carrying amounts, including goodwill. This first step indicated that the fair value of the Home and Garden Business was in excess of its carrying amounts and, accordingly, no further testing of goodwill was required. In addition, during the first quarter of Fiscal 2008, the Company concluded that the implied fair values of certain trade name intangible assets related to the Home and Garden Business were less than the carrying amounts of those assets and, accordingly, during Fiscal 2008 recorded a non-cash pretax impairment charge of $12,400.

The above impairments of goodwill and trade name intangible assets was primarily attributed to lower current and forecasted profits, reflecting more conservative growth rates versus those assumed by the Company at the time of acquisition, as well as due to a sustained decline in the total market capitalization of the Company.

During the third quarter of Fiscal 2008, the Company developed and initiated a plan to phase down, and ultimately curtail, manufacturing operations at its Ningbo, China battery manufacturing facility. The Company completed the shutdown of Ningbo during the fourth quarter of Fiscal 2008. In connection with the Company’s strategy to exit operations in Ningbo, China, the Predecessor Company recorded a non-cash pretax charge of $16,193 to reduce the carrying value of goodwill related to the Ningbo, China battery manufacturing facility.

The recognition of the $34,391 and $861,234 non-cash impairment of goodwill and trade name intangible assets during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, has been recorded as a separate component of Operating expenses and has had a material negative effect on the Predecessor Company’s financial condition and results of operations during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008. These impairments will not result in future cash expenditures.

Intangibles with Definite or Estimable Useful Lives

The triggering events discussed above under ASC 350 also indicated a triggering event in accordance with ASC 360. Management conducted an analysis in accordance with ASC 360 of intangibles with definite or estimable useful lives in conjunction with the ASC 350 testing of intangibles with indefinite lives.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company assesses the recoverability of intangible assets with definite or estimable useful lives in accordance with ASC 360 by determining whether the carrying value can be recovered through projected undiscounted future cash flows. If projected undiscounted future cash flows indicate that the unamortized carrying value of intangible assets with finite useful lives will not be recovered, an adjustment would be made to reduce the carrying value to an amount equal to projected future cash flows discounted at the Company’s incremental borrowing rate. The cash flow projections used are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.

Impairment reviews are conducted at the judgment of management when it believes that a change in circumstances in the business or external factors warrants a review. Circumstances such as the discontinuation of a product or product line, a sudden or consistent decline in the sales forecast for a product, changes in technology or in the way an asset is being used, a history of operating or cash flow losses, or an adverse change in legal factors or in the business climate, among others, may trigger an impairment review. The Company’s initial impairment review to determine if an impairment test is required is based on an undiscounted cash flow analysis for asset groups at the lowest level for which identifiable cash flows exist. The analysis requires management judgment with respect to changes in technology, the continued success of product lines and future volume, revenue and expense growth rates, and discount rates.

In accordance with ASC 360, long-lived assets to be disposed of are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Predecessor Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 9, Discontinued Operations, for additional information regarding this impairment charge).

(j)	Debt Issuance Costs

Debt issuance costs are capitalized and amortized to interest expense using the effective interest method over the lives of the related debt agreements.

(k)	Accounts Payable

Included in accounts payable are bank overdrafts, net of deposits on hand, on disbursement accounts that are replenished when checks are presented for payment.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

(m)	Foreign Currency Translation

Assets and liabilities of the Company’s foreign subsidiaries are translated at the rate of exchange existing at year-end, with revenues, expenses, and cash flows translated at the average of the monthly exchange rates. Adjustments resulting from translation of the financial statements are recorded as a component of

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Accumulated other comprehensive income (loss) (“AOCI”). Also included in AOCI are the effects of exchange rate changes on intercompany balances of a long-term nature.

As of September 30, 2010 and September 30, 2009, foreign currency translation adjustment balances of $18,492 and $5,896, respectively, were reflected in the accompanying Consolidated Statements of Financial Position in AOCI.

Successor Company exchange losses (gains) on foreign currency transactions aggregating $13,336 and $(726) for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively, are included in Other expense (income), net, in the accompanying Consolidated Statements of Operations. Predecessor Company exchange losses (gains) on foreign currency transactions aggregating $4,440 and $3,466 for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, are included in Other expense (income), net, in the accompanying Consolidated Statements of Operations.

(n)	Shipping and Handling Costs

The Successor Company incurred shipping and handling costs of $161,148 and $12,866 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company incurred shipping and handling costs of $135,511 and $183,676 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. Shipping and handling costs, which are included in Selling expenses in the accompanying Consolidated Statements of Operations, include costs incurred with third-party carriers to transport products to customers and salaries and overhead costs related to activities to prepare the Company’s products for shipment at the Company’s distribution facilities.

(o)	Advertising Costs

The Successor Company incurred advertising costs of $37,520 and $3,166 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company incurred expenses for advertising of $25,813 and $46,417 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. Such advertising costs are included in Selling expenses in the accompanying Consolidated Statements of Operations.

(p)	Research and Development Costs

Research and development costs are charged to expense in the period they are incurred.

(q)	Net (Loss) Income Per Common Share

Basic net (loss) income per common share is computed by dividing net (loss) income available to common shareholders by the weighted-average number of common shares outstanding for the period. Basic net (loss) income per common share does not consider common stock equivalents. Diluted net (loss) income per common share reflects the dilution that would occur if employee stock options and restricted stock awards were exercised or converted into common shares or resulted in the issuance of common shares that then shared in the net (loss) income of the entity. The computation of diluted net (loss) income per common share uses the “if converted” and “treasury stock” methods to reflect dilution. The difference between the basic and diluted number of shares is due to the effects of restricted stock and assumed conversion of employee stock options awards.

As discussed in Note 2, Voluntary Reorganization under Chapter 11, the Predecessor Company common stock was cancelled as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. The Successor Company common stock began trading on September 2, 2009. As such, the

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

earnings per share information for the Predecessor Company is not meaningful to shareholders of the Successor Company’s common shares, or to potential investors in such common shares.

Net (loss) income per common share is calculated based upon the following shares:

	Successor Company		Predecessor Company
	September 30,	September 30,	August 30,	September 30,
	2010	2009	2009	2008

Basic	36,000	30,000	51,306	50,921
Effect of restricted stock and assumed conversion of stock options	—	—	—	—

Diluted	36,000	30,000	51,306	50,921

The Successor Company for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, and the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

On June 16, 2010, the Company issued 20,433 shares of its common stock in conjunction with the Merger. Additionally, all shares of its wholly owned subsidiary Spectrum Brands, were converted to shares of SB Holdings on June 16, 2010. (See also, Note 15, Acquisition, for a more complete discussion of the Merger.)

(r)	Derivative Financial Instruments

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses, both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

Effective December 29, 2008, the Company adopted ASC Topic 815: “Derivatives and Hedging,” (“ASC 815”). ASC 815 amends the disclosure requirements for derivative instruments and hedging activities. Under the revised guidance entities are required to provide enhanced disclosures for derivative and hedging activities.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The fair value of outstanding derivative contracts recorded as assets in the accompanying Consolidated Statements of Financial Position were as follows:

		September 30,	September 30,
Asset Derivatives		2010	2009

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	$2,371	$2,861
Commodity contracts
	Deferred charges and other	1,543	554
Foreign exchange contracts	Receivables — Other	20	295
Foreign exchange contracts	Deferred charges and other	55	—

Total asset derivatives designated as hedging instruments under ASC 815		$3,989	$3,710

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables — Other	—	75

Total asset derivatives		$3,989	$3,785

The fair value of outstanding derivative contracts recorded as liabilities in the accompanying Consolidated Statements of Financial Position were as follows:

		September 30,	September 30,
Liability Derivatives		2010	2009

Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$3,734	—
Interest rate contracts	Accrued interest	861	—
Interest rate contracts	Other long term liabilities	2,032	—
Foreign exchange contracts	Accounts payable	6,544	1,036
Foreign exchange contracts	Other long term liabilities	1,057	—

Total liability derivatives designated as hedging instruments under ASC 815		$14,228	$1,036

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	9,698	131
Foreign exchange contracts	Other long term liabilities	20,887	—

Total liability derivatives		$44,813	$1,167

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statements of Operations for Fiscal 2010 (Successor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
				Derivative	Derivatives
	Amount of			(Ineffective	(Ineffective
	Gain (Loss)	Location of	Amount of	Portion	Portion
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Derivatives in ASC 815 Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$3,646	Cost of goods sold	$719	Cost of goods sold	$(1)
Interest rate contracts	(13,059)	Interest expense	(4,439)	Interest expense	(6,112	)(A)
Foreign exchange contracts	(752)	Net Sales	(812)	Net sales	—
Foreign exchange contracts	(4,560)	Cost of goods sold	2,481	Cost of goods sold	—

Total	$(14,725)		$(2,051)		$(6,113)

(A)	Includes $(4,305) reclassified from AOCI associated with the refinancing of the senior credit facility. (See also Note 7, Debt, for a more complete discussion of the Company’s refinancing of its senior credit facility.)

The following table summarizes the impact of derivative instruments on the accompanying Consolidated Statements of Operations for the period from August 31, 2009 through September 30, 2009 (Successor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
				Derivative	Derivatives
	Amount of			(Ineffective	(Ineffective
	Gain (Loss)	Location of	Amount of	Portion	Portion
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Derivatives in ASC 815 Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$530	Cost of goods sold	$—	Cost of goods sold	$—
Foreign exchange contracts	(127)	Net Sales	—	Net sales	—
Foreign exchange contracts	(418)	Cost of goods sold	—	Cost of goods sold	—

Total	$(15)		$—		$—

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statements of Operations for the period from October 1, 2008 through August 30, 2009 (Predecessor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
				Derivative	Derivatives
	Amount of			(Ineffective	(Ineffective
	Gain (Loss)	Location of	Amount of	Portion	Portion
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Derivatives in ASC 815 Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(4,512)	Cost of goods sold	$(11,288)	Cost of goods sold	$851
Interest rate contracts	(8,130)	Interest expense	(2,096)	Interest expense	(11,847	)(A)
Foreign exchange contracts	1,357	Net Sales	544	Net sales	—
Foreign exchange contracts	9,251	Cost of goods sold	9,719	Cost of goods sold	—
Commodity contracts	(1,313)	Discontinued operations	(2,116)	Discontinued operations	(12,803)

Total	$(3,347)		$(5,237)		$(23,799)

(A)	Included in this amount is $(6,191), reflected in the Derivatives Not Designated as Hedging Instruments Under ASC 815 table below, as a result of the de-designation of a cash flow hedge as described below.

The following table summarizes the impact of derivative instruments designated as cash flow hedges on the accompanying Consolidated Statements of Operations for Fiscal 2008 (Predecessor Company):

				Location of	Amount of
				Gain (Loss)	Gain (Loss)
				Recognized in	Recognized in
				Income on	Income on
				Derivative	Derivatives
	Amount of			(Ineffective	(Ineffective
	Gain (Loss)	Location of	Amount of	Portion	Portion
	Recognized in	Gain (Loss)	Gain (Loss)	and Amount	and Amount
	AOCI on	Reclassified from	Reclassified from	Excluded from	Excluded from
	Derivatives	AOCI into Income	AOCI into Income	Effectiveness	Effectiveness
Derivatives in ASC 815 Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Testing)

Commodity contracts	$(15,949)	Cost of goods sold	$(10,521)	Cost of goods sold	$(433)
Interest rate contracts	(5,304)	Interest expense	772	Interest expense	—
Foreign exchange contracts	752	Net Sales	(1,729)	Net sales	—
Foreign exchange contracts	2,627	Cost of goods sold	(9,293)	Cost of goods sold	—
Commodity contracts	4,669	Discontinued operations	8,925	Discontinued operations	(177)

Total	$(13,205)		$(11,846)		$(610)

Derivative Contracts

For derivative instruments that are used to economically hedge the fair value of the Company’s third party and intercompany payments and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

During Fiscal 2010 the Successor Company recognized the following respective gains (losses) on derivative contracts:

	Amount of
	Gain (Loss)
	Recognized in	Location of Gain or (Loss)
	Income on	Recognized in
	Derivatives	Income on Derivatives

Commodity contracts	$153	Cost of goods sold
Foreign exchange contracts	(42,039)	Other (income) expense, net

Total	$(41,886)

During the period from August 31, 2009 through September 30, 2009 (Successor Company) and the period from October 1, 2008 through August 30, 2009 (Predecessor Company), the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in
	Income on Derivatives
	Successor	Predecessor
	Company	Company
	Period from	Period from
	August 31, 2009	October 1, 2008
	through	through	Location of Gain or (Loss)
Derivatives Not Designated as	September 30,	August 30,	Recognized in
Hedging Instruments Under ASC 815	2009	2009	Income on Derivatives

Interest rate contracts(A)	$—	$(6,191)	Interest expense
Foreign exchange contracts	(1,469)	3,075	Other (income) expense, net

Total	$(1,469)	$(3,116)

(A)	Amount represents portion of certain future payments related to interest rate contracts that were de-designated as cash flow hedges during the pendency of the Bankruptcy Cases.

During Fiscal 2008 the Predecessor Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)	Location of Gain or (Loss)
	Recognized in	Recognized in
	Income on Derivatives	Income on Derivatives

Foreign exchange contracts	(9,361)	Other (income) expense, net

Total	$(9,361)

Credit Risk

The Company is exposed to the default risk of the counterparties with which the Company transacts. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives which are primarily concentrated with a foreign financial institution counterparty. The Company considers these exposures when measuring its credit reserve on its derivative assets, which was $75 and $32, respectively, at September 30, 2010 and September 30, 2009. Additionally, the Company does not require collateral or other security to support financial instruments subject to credit risk.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company’s standard contracts do not contain credit risk related contingencies whereby the Company would be required to post additional cash collateral as a result of a credit event. However, as a result of the Company’s current credit profile, the Company is typically required to post collateral in the normal course of business to offset its liability positions. At September 30, 2010 and September 30, 2009, the Company had posted cash collateral of $2,363 and $1,943, respectively, related to such liability positions. In addition, at September 30, 2010 and September 30, 2009, the Successor Company had posted standby letters of credit of $4,000 and $0, respectively, related to such liability positions. The cash collateral is included in Receivables — Other within the accompanying Consolidated Statements of Financial Position.

Derivative Financial Instruments

Cash Flow Hedges

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is designated. At September 30, 2010, the Company had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fixes the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). During Fiscal 2010, in connection with the refinancing of its senior credit facilities, the Company terminated a portfolio of Euro-denominated interest rate swaps at a cash loss of $3,499 which was recognized as an adjustment to interest expense. The derivative net (loss) on the U.S. dollar swaps contracts recorded in AOCI by the Company at September 30, 2010 was $(2,675), net of tax benefit of $1,640.

The derivative net gain (loss) on these contracts recorded in AOCI by the Company at September 30, 2009 was $0. The derivative net (loss) on these contracts recorded in AOCI by the Predecessor Company at September 30, 2008 was $(3,604), net of tax benefit of $2,209. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by the Successor Company over the next 12 months is $(1,416), net of tax.

In connection with the Company’s merger with Russell Hobbs and the refinancing of the Company’s existing senior credit facilities associated with the closing of the Merger, the Company assessed the prospective effectiveness of its interest rate cash flow hedges during fiscal 2010. As a result, during fiscal 2010, the Company ceased hedge accounting and recorded a loss of ($1,451) as an adjustment to interest expense for the change in fair value of its U.S. dollar swaps from the date of de-designation until the U.S. dollar swaps were re-designated. The Company also evaluated whether the amounts recorded in AOCI associated with the forecasted U.S. dollar swap transactions were probable of not occurring and determined that occurrence of the transactions was still reasonably possible. Upon the refinancing of the existing senior credit facility associated with the closing of the Merger, the Company re-designated the U.S. dollar swaps as cash flow hedges of certain scheduled interest rate payments on the new $750,000 U.S. Dollar Term Loan expiring June 16, 2016. At September 30, 2010, the Company believes that all forecasted interest rate swap transactions designated as cash flow hedges are probable of occurring.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company’s interest rate swap derivative financial instruments at September 30, 2010, September 30, 2009 and September 30, 2008 are summarized as follows:

	2010		2009	2008
	Notional	Remaining	Notional	Notional	Remaining
	Amount	Term	Amount	Amount	Term

Interest rate swaps-fixed	$300,000	1.28 years	$—	$267,029	0.07 years
Interest rate swaps-fixed	$300,000	1.36 years	$—	$170,000	0.11 years
Interest rate swaps-fixed	$—	—	$—	$225,000	1.52 years
Interest rate swaps-fixed	$—	—	$—	$80,000	1.62 years

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold.

At September 30, 2010 the Successor Company had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. At September 30, 2009 the Successor Company had a series of foreign exchange derivative contracts outstanding through September 2010 with a contract value of $92,963. At September 30, 2008 the Predecessor Company had a series of such derivative contracts outstanding through September 2010 with a contract value of $144,776. The derivative net (loss) on these contracts recorded in AOCI by the Successor Company at September 30, 2010 was $(5,322), net of tax benefit of $2,204. The derivative net (loss) on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $(378), net of tax benefit of $167. The derivative net gain on these contracts recorded in AOCI by the Predecessor Company at September 30, 2008 was $3,591, net of tax expense of $1,482. At September 30, 2010, the portion of derivative net (losses) estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $(4,596), net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At September 30, 2010 the Successor Company had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. At September 30, 2009 the Successor Company had a series of such swap contracts outstanding through September 2011 for 8 tons with a contract value of $11,830. At September 30, 2008, the Predecessor Company had a series of such swap contracts outstanding through September 2010 for 13 tons with a contract value of $31,030. The derivative net gain on these contracts recorded in AOCI by the Successor Company at September 30, 2010 was $2,256, net of tax expense of $1,201. The derivative net gain on these contracts recorded in AOCI by the Successor Company at September 30, 2009 was $347, net of tax expense of $183. The derivative net (loss) on these contracts recorded in AOCI by the Successor Company at September 30, 2008 was $(5,396), net of tax benefit of $2,911. At September 30, 2010, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $1,251, net of tax.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company was also exposed to fluctuating prices of raw materials, specifically urea and di-ammonium phosphates (“DAP”), used in its manufacturing processes in the growing products portion of the Home and Garden Business. During the period from October 1, 2008 through August 30, 2009 (Predecessor Company) $(2,116) of pretax derivative gains (losses) were recorded as an adjustment to Loss from Discontinued operations, net of tax, for swap or option contracts settled at maturity. During Fiscal 2008, $8,925 of pretax derivative gains were recorded as an adjustment to Loss from discontinued operations, by the Predecessor Company for swap or option contracts settled at maturity. The hedges are generally highly effective; however, during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, $(12,803) and $(177), respectively, of pretax derivative gains (losses), were recorded as an adjustment to Loss from discontinued operations, net of tax, by the Predecessor Company. The amount recorded during the period from October 1, 2008 through August 30, 2009, was due to the shutdown of the growing products portion of the Home and Garden Business and a determination that the forecasted transactions were probable of not occurring. The Successor Company had no such swap contracts outstanding as of September 30, 2009 and no related gain (loss) recorded in AOCI.

Derivative Contracts

The Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are economic hedges of a related liability or asset recorded in the accompanying Consolidated Statements of Financial Position. The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At September 30, 2010 and September 30, 2009 the Company had $333,562 and $37,478, respectively, of such foreign exchange derivative notional value contracts outstanding.

During the Predecessor Company’s eleven month period ended August 30, 2009, as a result of the Bankruptcy Cases, the Company determined that previously designated cash flow hedge relationships associated with interest rate swaps became ineffective as of the Company’s Petition Date. Further, the Company’s senior secured term credit agreement was amended in connection with the implementation of the Plan, and accordingly the underlying transactions did not occur as originally forecasted. As a result, the Predecessor Company reclassified approximately $(6,191), pretax, of (losses) from AOCI as an adjustment to Interest expense during the period from October 1, 2008 through August 30, 2009. As a result, the portion of derivative net losses to be reclassified from AOCI into earnings over the next 12 months was $0. The Predecessor Company’s related derivative contracts were terminated during the pendency of the Bankruptcy Cases and settled at a loss on the Effective Date.

(s)	Fair Value of Financial Instruments

ASC Topic 820: “Fair Value Measurements and Disclosures,” (“ASC 820”), establishes a new framework for measuring fair value and expands related disclosures. Broadly, the ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 establishes market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The determination of the fair values considers various factors, including closing exchange or over-the-counter market pricing quotations, time value and credit quality factors underlying options and contracts. The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instruments assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the year.

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

Level 1 Unadjusted quoted prices for identical instruments in active markets.

Level 2 Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Significant inputs to the valuation model are unobservable.

The Company maintains policies and procedures to value instruments using the best and most relevant data available. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls must be determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. In addition, the Company has risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, the Company retains independent pricing vendors to assist in valuing certain instruments.

The Company’s derivatives are valued on a recurring basis using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities.

The Company’s net derivative portfolio as of September 30, 2010, contains Level 2 instruments and represents commodity, interest rate and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,914	$—	$3,914

Total Assets	$—	$3,914	$—	$3,914

Liabilities:
Interest rate contracts	$—	$(6,627)	$—	$(6,627)
Foreign exchange contracts, net	—	(38,111)	$—	(38,111)

Total Liabilities	$—	$(44,738)	$—	$(44,738)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company’s net derivative portfolio as of September 30, 2009, contains Level 2 instruments and represents commodity and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts	$—	$3,415	$—	$3,415

Total Assets	$—	$3,415	$—	$3,415

Liabilities:
Foreign exchange contracts, net	$—	$(797)	$—	$(797)

Total Liabilities	$—	$(797)	$—	$(797)

The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

Goodwill, intangible assets and other long-lived assets are also tested annually or if a triggering event occurs that indicates an impairment loss may have been incurred using fair value measurements with unobservable inputs (Level 3). The Company did not record any impairment charges related to goodwill, intangible assets or other long-lived assets during Fiscal 2010. (See also Note 3(i), Significant Accounting Policies — Intangible Assets, for further details on impairment testing.)

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows ((liability)/asset):

	September 30, 2010		September 30, 2009
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Total debt	$(1,743,767)	$(1,868,754)	$(1,583,535)	$(1,592,987)
Interest rate swap agreements	(6,627)	(6,627)	—	—
Commodity swap and option agreements	3,914	3,914	3,415	3,415
Foreign exchange forward agreements	(38,111)	(38,111)	(797)	(797)

(t)	Environmental Expenditures

Environmental expenditures that relate to current ongoing operations or to conditions caused by past operations are expensed or capitalized as appropriate. The Company determines its liability on a site-by-site basis and records a liability at the time when it is probable that a liability has been incurred and such liability can be reasonably estimated. The estimated liability is not reduced for possible recoveries from insurance carriers. Estimated environmental remediation expenditures are included in the determination of the net realizable value recorded for assets held for sale.

(u)	Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or accumulated deficit.

(v)	Comprehensive Income

Comprehensive income includes foreign currency translation of assets and liabilities of foreign subsidiaries, effects of exchange rate changes on intercompany balances of a long-term nature and transactions

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

designated as a hedge of net foreign investments, derivative financial instruments designated as cash flow hedges and additional minimum pension liabilities associated with the Company’s pension. Except for the currency translation impact of the Company’s intercompany debt of a long-term nature, the Company does not provide income taxes on currency translation adjustments, as earnings from international subsidiaries are considered to be permanently reinvested.

Amounts recorded in AOCI on the accompanying Consolidated Statements of Shareholders’ Equity (Deficit) and Comprehensive Income (Loss) for Fiscal 2010, Fiscal 2009 and Fiscal 2008 are net of the following tax (benefit) expense amounts:

	Pension	Cash	Translation
	Adjustment	Flow Hedges	Adjustment	Total

2010 (Successor Company)	$(6,141)	$(2,659)	$(1,566)	$(10,366)
2009 (Successor Company)	$247	$16	$319	$582
2009 (Predecessor Company)	$(497)	$5,286	$(40)	$4,749
2008 (Predecessor Company)	$(1,139)	$(4,765)	$(318)	$(6,222)

(w)	Stock Compensation

In 1996, the Predecessor Company’s board of directors (“Predecessor Board”) approved the Rayovac Corporation 1996 Stock Option Plan (“1996 Plan”). Under the 1996 Plan, stock options to acquire up to 2,318 shares of common stock, in the aggregate, could be granted to select employees and non-employee directors of the Predecessor Company under either or both a time-vesting or a performance-vesting formula at an exercise price equal to the market price of the common stock on the date of grant. The 1996 Plan expired on September 12, 2006.

In 1997, the Predecessor Board adopted the 1997 Rayovac Incentive Plan (“1997 Plan”). Under the 1997 Plan, the Predecessor Company could grant to employees and non-employee director’s stock options, stock appreciation rights (“SARs”), restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 1997 Plan. Up to 5,000 shares of common stock could have been issued under the 1997 Plan. The 1997 Plan expired in August 31, 2007.

In 2004, the Predecessor Board adopted the 2004 Rayovac Incentive Plan (“2004 Plan”). The 2004 Plan supplements the 1997 Plan. Under the 2004 Plan, the Predecessor Company could grant to employees and non-employee directors stock options, SARs, restricted stock, and other stock-based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting would occur in the event of a change in control, as defined in the 2004 Plan. Up to 3,500 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2004 Plan. The 2004 Plan would have expired on July 31, 2014.

On the Effective Date all of the existing common stock of the Predecessor Company was extinguished and deemed cancelled. The Successor Company had no stock options, SARs, restricted stock or other stock-based awards outstanding as of September 30, 2009.

In September 2009, the Successor Company’s board of directors (the “Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the Merger the 2009 Plan was assumed by SB Holdings. As of September 30, 2010, up to 3,333 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2009 Plan. After October 21, 2010, no further awards may be made under the 2009 Plan, provided that a majority of the holders of the common stock of the Company eligible to vote thereon approve the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (“2011 Plan”) prior to October 21, 2011.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In conjunction with the Merger, the Company adopted the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “2007 RH Plan”). As of September 30, 2010, up to 600 shares of common stock, net of forfeitures and cancellations, could have been issued under the RH Plan. After October 21, 2010, no further awards may be made under the 2007 RH Plan, provided that a majority of the holders of the common stock of the Company eligible to vote thereon approve the 2011 Plan prior to October 21, 2011.

On October 21, 2010, the Company’s Board of Directors adopted the 2011 Plan, subject to shareholder approval prior to October 21, 2011 and the Company intends to submit the 2011 Plan for shareholder approval in connection with its next Annual Meeting. Upon such shareholder approval, no further awards will be granted under the 2009 Plan and the 2007 RH Plan. 4,626 shares of common stock of the Company, net of cancellations, may be issued under the 2011 Plan. While the Company has begun granting awards under the 2011 Plan, the 2011 Plan (and awards granted thereunder) are subject to the approval by a majority of the holders of the common stock of the Company eligible to vote thereon prior to October 21, 2011.

Under ASC Topic 718: “Compensation-Stock Compensation,” (“ASC 718”), the Company is required to recognize expense related to the fair value of its employee stock awards.

Total stock compensation expense associated with restricted stock awards recognized by the Successor Company during Fiscal 2010 was $16,676 or $10,839, net of taxes. The amounts before tax are included in General and administrative expenses and Restructuring and related charges in the accompanying Consolidated Statements of Operations, of which $2,141 or $1,392 net of taxes, was included in Restructuring and related charges primarily related to the accelerated vesting of certain awards related to terminated employees. The Successor Company recorded no stock compensation expense during the period from August 31, 2009 through September 30, 2009.

Total stock compensation expense associated with both stock options and restricted stock awards recognized by the Predecessor Company during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 was $2,636 and $5,098 or $1,642 and $3,141, net of taxes, respectively. The amounts before tax are included in General and administrative expenses and Restructuring and related charges in the accompanying Consolidated Statements of Operations, of which $0 and $433 or $0 and $267, net of taxes, was included in Restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, primarily related to the accelerated vesting of certain awards related to terminated employees.

The Successor Company granted approximately 939 shares of restricted stock during Fiscal 2010. Of these grants, 271 restricted stock units were granted in conjunction with the Merger and are time-based and vest over a one year period. The remaining 668 shares are restricted stock grants that are time based and vest as follows: (i) 18 shares vest over a one year period; (ii) 611 shares vest over a two year period; and (iii) 39 shares vest over a three year period. The total market value of the restricted shares on the date of the grant was approximately $23,299.

The Predecessor Company granted approximately 229 shares of restricted stock during Fiscal 2009. Of these grants, 42 were time-based and would vest on a pro rata basis over a three year period and 187 shares were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $150. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor Company was extinguished and deemed cancelled.

The Predecessor Company granted approximately 408 shares of restricted stock during Fiscal 2008. Of these grants, 158 shares were time-based and would vest on a pro rata basis over a three year period and

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

250 were purely performance-based and would vest only upon achievement of certain performance goals. All vesting dates were subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Predecessor Board or if the employee was terminated without cause. The total market value of the restricted shares on the date of grant was approximately $2,165. Upon the Effective Date, by operation of the Plan, the restricted stock granted by the Predecessor Company was extinguished and deemed cancelled.

The fair value of restricted stock is determined based on the market price of the Company’s shares on the grant date. A summary of the status of the Successor Company’s non-vested restricted stock as of September 30, 2010 is as follows:

		Weighted
		Average
		Grant Date
Restricted Stock	Shares	Fair Value	Fair Value

Restricted stock at September 30, 2009	—	$—	$—
Granted	939	24.82	23,299
Vested	(244)	23.59	(5,763)

Restricted stock at September 30, 2010	695	$25.23	$17,536

(x)	Restructuring and Related Charges

Restructuring charges are recognized and measured according to the provisions of ASC Topic 420: “Exit or Disposal Cost Obligations,” (“ASC 420”). Under ASC 420, restructuring charges include, but are not limited to, termination and related costs consisting primarily of one-time termination benefits such as severance costs and retention bonuses, and contract termination costs consisting primarily of lease termination costs. Related charges, as defined by the Company, include, but are not limited to, other costs directly associated with exit and integration activities, including impairment of property and other assets, departmental costs of full-time incremental integration employees, and any other items related to the exit or integration activities. Costs for such activities are estimated by management after evaluating detailed analyses of the cost to be incurred. The Company presents restructuring and related charges on a combined basis. (See also Note 14, Restructuring and Related Charges, for a more complete discussion of restructuring initiatives and related costs).

(y)	Acquisition and Integration Related Charges

Acquisition and integration related charges reflected in Operating expenses include, but are not limited to transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees, integration related professional fees and other post business combination related expenses associated with the Merger of Russell Hobbs.

The following table summarizes acquisition and integration related charges incurred by the Company during Fiscal 2010:

2010

Legal and professional fees	$24,962
Employee termination charges	9,713
Integration costs	3,777

Total Acquisition and integration related charges	$38,452

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(z) Adoption of New Accounting Pronouncements

Business Combinations

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued new accounting guidance on business combinations and noncontrolling interests in consolidated financial statements. The objective is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The guidance applies to all transactions or other events in which an entity (the “acquirer”) obtains control of one or more businesses (the “acquiree”), including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration. The guidance, among other things, requires companies to provide disclosures relating to the gross amount of goodwill and accumulated goodwill impairment losses. In April 2009, the FASB issued additional guidance which addresses application issues arising from contingencies in a business combination. The Company adopted the new guidance beginning October 1, 2009. The Company merged with Russell Hobbs during Fiscal 2010. (See Note 15, Acquisition, for information relating to the Merger with Russell Hobbs.)

Employers’ Disclosures about Postretirement Benefit Plan Assets

In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets. The Company adopted this new guidance at September 30, 2010, the fair value measurement date of its defined benefit pension and retiree medical plans. (See Note 10, Employee Benefit Plans, for the applicable disclosures.)

Revenue Recognition — Multiple-Element Arrangements

In October 2009, the FASB issued new accounting guidance addressing the accounting for multiple-deliverable arrangements to enable entities to account for products or services (deliverables) separately rather than as a combined unit. The provisions establish the accounting and reporting guidance for arrangements under which the entity will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The provisions are effective for the Company’s financial statements for the fiscal year that began October 1, 2010. The Company is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

aa)	Subsequent Events

ASC 855, “Subsequent Events,” (“ASC 855”). ASC 855 establishes general standards of accounting and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of ASC 855 requires the Company to evaluate all subsequent events that occur after the balance sheet date through the date and time the Company’s financial statements are issued. The Company has evaluated subsequent events through December 14, 2010, which is the date these financial statements were issued.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(4)	Inventory

Inventories consist of the following:

	September 30,
	2010	2009

Raw materials	$62,857	$64,314
Work-in-process	28,239	27,364
Finished goods	439,246	249,827

	$530,342	$341,505

(5)	Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,
	2010	2009

Land, buildings and improvements	$79,935	$75,997
Machinery, equipment and other	157,172	135,639
Construction in progress	24,037	6,231

	261,144	217,867
Less accumulated depreciation	59,980	5,506

	$201,164	$212,361

(6)	Goodwill and Intangible Assets

Intangible assets consist of the following:

	Global Batteries &	Home and	Global Pet	Small
	Personal Care	Garden Business	Supplies	Appliances	Total

Goodwill:
Balance at September 30, 2008 (Predecessor Company)	$117,649	$—	$117,819	$—	$235,468
Additions	2,762	—	—	—	2,762
Effect of translation	369	—	306	—	675

Balance at August 30, 2009 (Predecessor Company)	$120,780	$—	$118,125	$—	$238,905
Fresh-start adjustments	60,029	187,887	41,239	—	289,155

Balance at August 30, 2009 (Successor Company)	$180,809	$187,887	$159,364	$—	$528,060
Adjustments for release of valuation allowance	(30,363)	(17,080)	—	—	(47,443)
Effect of translation	1,847	—	884	—	2,731

Balance at September 30, 2009 (Successor Company)	$152,293	$170,807	$160,248	$—	$483,348
Additions due to Russell Hobbs Merger	—	—	—	120,079	120,079
Effect of translation	(2,715)	—	(2,892)	2,235	(3,372)

Balance at September 30, 2010 (Successor Company)	$149,578	$170,807	$157,356	$122,314	$600,055

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

	Global Batteries &	Home and	Global Pet	Small
	Personal Care	Garden Business	Supplies	Appliances	Total

Intangible Assets:
Trade names Not Subject to Amortization
Balance at September 30, 2008 (Predecessor Company)	$286,260	$57,000	$218,345	$—	$561,605
Reclassification(A)	—	(12,000)	—	—	(12,000)
Impairment charge	(15,391)	(500)	(18,500)	—	(34,391)
Effect of translation	(240)	—	(214)	—	(454)

Balance at August 30, 2009 (Predecessor Company)	$270,629	$44,500	$199,631	$—	$514,760
Fresh-start adjustments	130,371	31,500	10,869	—	172,740

Balance at August 30, 2009 (Successor Company)	$401,000	$76,000	$210,500	$—	$687,500
Effect of translation	983	—	1,753	—	2,736

Balance at September 30, 2009 (Successor Company)	$401,983	$76,000	$212,253	$—	$690,236
Additions due to Russell Hobbs Merger	—	—	—	170,930	170,930
Effect of translation	(3,878)	—	(6,920)	7,110	(3,688)

Balance at September 30, 2010 (Successor Company)	$398,105	$76,000	$205,333	$178,040	$857,478

Intangible Assets Subject to Amortization
Balance at September 30, 2008, net (Predecessor Company)	$11,829	$58,357	$111,018	$—	$181,204
Additions(A)	500	12,000	32	—	12,532
Disposals(B)	—	(11,595)	—	—	(11,595)
Amortization during period	(975)	(6,297)	(11,827)	—	(19,099)
Effect of translation	(129)	—	(623)	—	(752)

Balance at August 30, 2009, net (Predecessor Company)	$11,225	$52,465	$98,600	$—	$162,290
Fresh-start adjustments	342,775	120,535	146,400	—	609,710

Balance at August 30, 2009, net (Successor Company)	$354,000	$173,000	$245,000	$—	$772,000
Amortization during period	(1,528)	(729)	(1,256)	—	(3,513)
Effect of translation	1,961	—	1,261	—	3,222

Balance at September 30, 2009, net (Successor Company)	$354,433	$172,271	$245,005	$—	$771,709
Additions due to Russell Hobbs Merger	—	—	—	192,397	192,397
Amortization during period	(17,755)	(8,750)	(14,861)	(4,554)	(45,920)
Effect of translation	(3,562)	—	(3,876)	1,134	(6,304)

Balance at September 30, 2010, net (Successor Company)	$333,116	$163,521	$226,268	$188,977	$911,882

Total Intangible Assets, net at September 30, 2010 (Successor Company)	$731,221	$239,521	$431,601	$367,017	$1,769,360

(A)	During the first quarter of Fiscal 2009, the Company reclassified $12,000 of trade names intangible assets not subject to amortization related to the growing products portion of the Home and Garden Business to intangible assets subject to amortization as such trade names had been assigned a useful life through the term of the shutdown period. The Company completed the shutdown of the growing products portion of the Home and Garden Business during the second quarter of Fiscal 2009. (See Note 9, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business).

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(B)	During the second quarter of Fiscal 2009, the Company reclassified the growing products portion of the Home and Garden Business to discontinued operations as the Company completed the shutdown of the business during that period. The Company disposed of all intangible assets related to the growing products portion of the Home and Garden Business. (See Note 9, Discontinued Operations, for further details on the shutdown of the growing products portion of the Home and Garden Business).

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $60,792, net of accumulated amortization of $6,305 at September 30, 2010 and $62,985, net of accumulated amortization of $515 at September 30, 2009. The Company trade names subject to amortization relate to the valuation under fresh-start reporting and the Merger with Russell Hobbs. The carrying value of these trade names was $145,939, net of accumulated amortization of $3,750 at September 30, 2010 and $490, net of accumulated amortization of $10 at September 30, 2009. Remaining intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $705,151, net of accumulated amortization of $35,865 at September 30, 2010 and $708,234, net of accumulated amortization of $2,988 at September 30, 2009. The useful life of the Company’s intangible assets subject to amortization are 8 years for technology assets related to the Global Pet Supplies segment, 9 to 11 years for technology assets related to the Small Appliances segment, 17 years for technology assets associated with the Global Batteries & Personal Care segment, 20 years for customer relationships of Global Batteries & Personal Care, Home and Garden and Global Pet Supplies, 15 years for Small Appliances customer relationships, 12 years for a trade name within the Small Appliances segment and 4 years for a trade name within the Home and Garden segment.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During Fiscal 2010, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 the Company conducted impairment testing of goodwill and indefinite-lived intangible assets. As a result of this testing the Company recorded non-cash pretax impairment charges of approximately $34,391 and $861,234 in the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively. The $34,391 recorded during the period from October 1, 2008 through August 30, 2009 related to impaired trade name intangible assets. Of the Fiscal 2008 impairment, approximately $601,934 of the charge related to impaired goodwill and $259,300 related to impaired trade name intangible assets. (See also Note 3(i), Significant Accounting Policies — Intangible Assets, for further details on the impairment charges).

The Company has designated the growing products portion of the Home and Garden Business and the Canadian division of the Home and Garden Business as discontinued operations. In accordance with ASC 360, long-lived assets to be disposed are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008, the Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect the estimated fair value of this business. (See also Note 9, Discontinued Operations, for additional information relating to this impairment charge).

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The amortization expense related to intangibles subject to amortization for the Successor Company for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, and the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 is as follows:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		Through	Through
		September 30,	August 30,
	2010	2009	2009	2008(A)

Proprietary technology amortization	$6,305	$515	$3,448	$3,934
Customer list amortization	35,865	2,988	14,920	23,327
Trade names amortization	3,750	10	731	426

	$45,920	$3,513	$19,099	$27,687

(A)	Fiscal 2008 includes amortization expense related to the year ended September 30, 2007 (“Fiscal 2007”), as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008. (See also Note 11, Segment Results, for further details on amortization expense related to the Home and Garden Business).

The Company estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.

(7)	Debt

Debt consists of the following:

	September 30, 2010		September 30, 2009
	Amount	Rate	Amount	Rate

Term Loan, U.S. Dollar, expiring June 16, 2016	$750,000	8.1%	$—	—
9.5% Senior Secured Notes, due June 15, 2018	750,000	9.5%	—	—
Term Loan B, U.S. Dollar	—	—	973,125	8.1%
Term Loan, Euro	—	—	371,874	8.6%
12% Notes, due August 28, 2019	245,031	12.0%	218,076	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	—	4.1%	—	—
Old ABL revolving credit facility	—	—	33,225	6.6%
Supplemental Loan	—	—	45,000	17.7%
Other notes and obligations	13,605	10.8%	5,919	6.2%
Capitalized lease obligations	11,755	5.2%	12,924	4.9%

	1,770,391		1,660,143
Original issuance discounts on debt	(26,624)		—
Fair value adjustment as a result of fresh-start reporting valuation	—		(76,608)
Less current maturities	20,710		53,578

Long-term debt	$1,723,057		$1,529,957

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Successor Company’s aggregate scheduled maturities of debt as of September 30, 2010 are as follows:

2011	$20,710
2012	35,254
2013	39,902
2014	39,907
2015	39,970
Thereafter	1,594,648

$1,770,391

The Company’s aggregate capitalized lease obligations included in the amounts above are payable in installments of $990 in 2011, $745 in 2012, $725 in 2013, $740 in 2014, $803 in 2015 and $7,752 thereafter.

In connection with the combination of Spectrum Brands and Russell Hobbs, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of a $750,000 U.S. Dollar Term Loan due June 16, 2016 (the “Term Loan”), (ii) issued $750,000 in aggregate principal amount of 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and (iii) entered into a $300,000 U.S. Dollar asset based revolving loan facility due June 16, 2014 (the “ABL Revolving Credit Facility” and together with the Senior Credit Agreement, the “Senior Credit Facilities” and the Senior Credit Facilities together with the 9.5% Notes, the “Senior Secured Facilities”). The proceeds from the Senior Secured Facilities were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

Senior Term Credit Facility

The Term Loan has a maturity date of June 16, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the Term Loan provides for a minimum Eurodollar interest rate floor of 1.5% and interest spreads over market rates of 6.5%.

The Senior Credit Agreement contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the Senior Credit Agreement contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the Senior Credit Agreement and related loan documents and have pledged substantially all of their respective assets to secure

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

such obligations. The Senior Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

The Term Loan was issued at a 2.00% discount and was recorded net of the $15,000 amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the Senior Credit Agreement. During Fiscal 2010, the Company recorded $25,968 of fees in connection with the Senior Credit Agreement. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the Senior Credit Agreement.

At September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $750,000.

At September 30, 2009, the aggregate amount outstanding under the Prior Term Facility totaled a U.S. Dollar equivalent of $1,391,459, consisting of principal amounts of $973,125 under the U.S. Dollar Term B Loan, €254,970 under the Euro Facility (USD $371,874 at September 30, 2009) as well as letters of credit outstanding under the L/C Facility totaling $46,460.

9.5% Notes

At September 30, 2010, the Company had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.

The Company may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount will be amortized as an adjustment to the carrying value of principal with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, the Company recorded $20,823 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 and pursuant to the Plan, the Company issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Company may elect to pay interest on the 12% Notes in cash or as payment in kind, or “PIK”. PIK interest would be added to principal upon the relevant semi-annual interest payment date. Under the Prior Term Facility, the Company agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility the Company is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the payment date of August 28, 2010 the Company gave notice to the trustee that the interest payment due February 28, 2011 would be made in cash. During Fiscal 2010, the Company reclassified $26,955 of accrued interest from Other long term liabilities to principal in connection with the PIK provision of the 12% Notes.

The Company may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes require the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

At September 30, 2010 and September 30, 2009, the Company had outstanding principal of $245,031 and $218,076, respectively, under the 12% Notes.

The indenture governing the 12% Notes (the “2019 Indenture”), contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

The Company is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the Merger, the Company obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”) and Global Opportunities Breakaway Ltd. (together

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

with the HCP Funds, the “Harbinger Parties”) and increased the Company’s ability to incur indebtedness up to $1,850,000.

During Fiscal 2010 the Company recorded $2,966 of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, for working capital requirements of the Company and its subsidiaries’, restructuring costs, and other general corporate purposes.

The ABL Revolving Credit Facility carries an interest rate, at the Company’s option, which is subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBOR rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization will be required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility will mature on June 16, 2014. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During Fiscal 2010 the Company recorded $9,839 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Consolidated Statement of Financial Position as of September 30, 2010 and will be amortized as an adjustment to interest expense over the remaining life of the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, the Company had aggregate borrowing availability of approximately $225,255, net of lender reserves of $28,972.

At September 30, 2010, the Company had outstanding letters of credit of $36,969 under the ABL Revolving Credit Facility.

At September 30, 2009, the Company had an aggregate amount outstanding under its then-existing asset based revolving loan facility of $84,225 which included a supplemental loan of $45,000 and $6,000 in outstanding letters of credit.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(8)	Income Taxes

Income tax (benefit) expense was calculated based upon the following components of (loss) income from continuing operations before income tax:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Pretax (loss) income:
United States	$(230,262)	$(28,043)	$936,379	$(654,003)
Outside the United States	106,079	8,043	186,975	(260,815)

Total pretax (loss) income	$(124,183)	$(20,000)	$1,123,354	$(914,818)

The components of income tax expense (benefit) are as follows:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Current:
Foreign	44,481	$3,111	$24,159	$20,964
State	2,907	282	(364)	2,089

Total current	47,388	3,393	23,795	23,053
Deferred:
Federal	22,119	49,790	(1,599)	27,109
Foreign	(6,514)	(1,266)	1,581	(63,064)
State	196	(724)	(1,166)	3,442

Total deferred	15,801	47,800	(1,184)	(32,513)

Income tax (benefit) expense	$63,189	$51,193	$22,611	$(9,460)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following reconciles the Federal statutory income tax rate with the Company’s effective tax rate:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Statutory federal income tax rate	35.0%	35.0%	35.0%	35.0%
Permanent items	(2.1)	5.9	1.0	(0.7)
Foreign statutory rate vs. U.S. statutory rate	8.1	3.6	(0.8)	(1.8)
State income taxes, net of federal benefit	4.0	3.9	(0.6)	1.4
Net nondeductible (deductible) interest expense	—	—	—	0.2
ASC 350 Impairment	—	—	—	(11.2)
Fresh-start reporting valuation adjustment(A)	—	—	(33.9)	—
Gain on settlement of liabilities subject to compromise	—	—	4.5	—
Professional fees incurred in connection with Bankruptcy Filing	—	—	1.4	—
Residual tax on foreign earnings	(7.5)	(284.7)	—	(0.5)
Valuation allowance(B)	(73.3)	(7.4)	(4.6)	(23.5)
Reorganization items	(6.1)	—	—	—
Unrecognized tax benefits	(2.6)	(9.3)	—	(0.1)
Inflationary adjustments	(2.7)	(1.1)	—	—
Deferred tax correction of immaterial prior period error	(4.8)	—	—	—
Other	1.1	(1.9)	—	2.2

	(50.9)%	(256.0)%	2.0%	1.0%

(A)	Includes the adjustment to the valuation allowance resulting from fresh-start reporting.

(B)	Includes the adjustment to the valuation allowance resulting from the Plan.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The tax effects of temporary differences, which give rise to significant portions of the deferred tax assets and deferred tax liabilities, are as follows:

	Successor Company
	September 30,
	2010	2009

Current deferred tax assets:
Employee benefits	$21,770	$20,908
Restructuring	6,486	11,396
Inventories and receivables	13,484	9,657
Marketing and promotional accruals	5,783	5,458
Other	22,712	13,107
Valuation allowance	(28,668)	(16,413)

Total current deferred tax assets	41,567	44,113
Current deferred tax liabilities:
Inventory	(1,947)	(11,560)
Other	(3,885)	(4,416)

Total current deferred tax liabilities	(5,832)	(15,976)

Net current deferred tax assets	$35,735	$28,137

Noncurrent deferred tax assets:
Employee benefits	$17,599	$3,564
Restructuring and purchase accounting	20,541	26,921
Marketing and promotional accruals	1,311	845
Net operating loss and credit carry forwards	513,779	291,642
Prepaid royalty	9,708	14,360
Property, plant and equipment	3,207	2,798
Unrealized losses	4,202	—
Other	14,335	17,585
Valuation allowance	(302,268)	(116,275)

Total noncurrent deferred tax assets	282,414	241,440
Noncurrent deferred tax liabilities:
Property, plant, and equipment	(13,862)	(19,552)
Unrealized gains	—	(15,275)
Intangibles	(544,478)	(430,815)
Other	(1,917)	(3,296)

Total noncurrent deferred tax liabilities	(560,257)	(468,938)

Net noncurrent deferred tax liabilities	$(277,843)	$(227,498)

Net current and noncurrent deferred tax liabilities	$(242,108)	$(199,361)

During Fiscal 2010, the Company recorded residual U.S. and foreign taxes on approximately $26,600 of distributions of foreign earnings resulting in an increase in tax expense of approximately $9,312. The

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

distributions were primarily non-cash deemed distributions under U.S. tax law. During the period from August 31, 2009 through September 30, 2009, the Successor Company recorded residual U.S. and foreign taxes on approximately $165,937 of actual and deemed distributions of foreign earnings resulting in an increase in tax expense of approximately $58,295. The Company made these distributions, which were primarily non-cash, to reduce the U.S. tax loss for Fiscal 2009 as a result of Section 382 considerations. Remaining undistributed earnings of the Company’s foreign operations amounting to approximately $302,447 and $156,270 at September 30, 2010 and September 2009, respectively, are intended to remain permanently invested. Accordingly, no residual income taxes have been provided on those earnings at September 30, 2010 and September 30, 2009. If at some future date, these earnings cease to be permanently invested the Company may be subject to U.S. income taxes and foreign withholding and other taxes on such amounts. If such earnings were not considered permanently reinvested, a deferred tax liability of approximately $109,189 would be required.

The Company, as of September 30, 2010, has U.S. federal and state net operating loss carryforwards of approximately $1,087,489 and $936,208, respectively. These net operating loss carryforwards expire through years ending in 2031. The Company has foreign loss carryforwards of approximately $195,456 which will expire beginning in 2011. Certain of the foreign net operating losses have indefinite carryforward periods. The Company is subject to an annual limitation on the use of its net operating losses that arose prior to its emergence from bankruptcy. The Company has had multiple changes of ownership, as defined under IRC Section 382, that subject the Company’s U.S. federal and state net operating losses and other tax attributes to certain limitations. The annual limitation is based on a number of factors including the value of the Company’s stock (as defined for tax purposes) on the date of the ownership change, its net unrealized built in gain position on that date, the occurrence of realized built in gains in years subsequent to the ownership change, and the effects of subsequent ownership changes (as defined for tax purposes) if any. Based on these factors, the Company projects that $296,160 of the total U.S. federal and $462,837 of the state net operating loss carryforwards will expire unused. In addition, separate return year limitations apply to limit the Company’s utilization of the acquired Russell Hobbs U.S. federal and state net operating losses to future income of the Russell Hobbs subgroup. The Company also projects that $37,542 of the total foreign loss carryforwards will expire unused. The Company has provided a full valuation allowance against these deferred tax assets.

The Predecessor Company recognized income tax expense of approximately $124,054 related to the gain on the settlement of liabilities subject to compromise and the modification of the senior secured credit facility in the period from October 1, 2008 through August 30, 2009. The Company, has, in accordance with the IRC Section 108 reduced its net operating loss carryforwards for cancellation of debt income that arose from its emergence from Chapter 11 of the Bankruptcy Code, under IRC Section 382(1)(6).

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of September 30, 2010 and September 30, 2009, the Company’s valuation allowance, established for the tax benefit that may not be realized, totaled approximately $330,936 and $132,688, respectively. As of September 30, 2010 and September 30, 2009, approximately $299,524 and $108,493, respectively related to U.S. net deferred tax assets, and approximately $31,412 and $24,195, respectively, related to foreign net deferred tax assets. The increase in the allowance during Fiscal 2010 totaled approximately $198,248, of which approximately $191,031 related to an increase in the valuation allowance against U.S. net deferred tax assets, and approximately $7,217 related to a decrease in the valuation allowance against foreign net deferred tax assets. In connection with the Merger, the Company established additional valuation allowance of approximately $103,790 related to acquired net deferred tax assets as part of purchase accounting. This amount is included in the $198,248 above.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The total amount of unrecognized tax benefits on the Successor Company’s Consolidated Statements of Financial Position at September 30, 2010 and September 30, 2009 are $12,808 and $7,765, respectively, that if recognized will affect the effective tax rate. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Successor Company as of September 30, 2009 and September 30, 2010 had approximately $3,021 and $5,860, respectively, of accrued interest and penalties related to uncertain tax positions. The impact related to interest and penalties on the Consolidated Statements of Operations for the period from October 1, 2008 through August 30, 2009 (Predecessor Company) and the period from August 31, 2009 through September 30, 2009 (Successor Company) was not material. The impact related to interest and penalties on the Consolidated Statement of Operations for Fiscal 2010 was a net increase to income tax expense of $1,527. In connection with the Merger, the Company recorded additional unrecognized tax benefits of approximately $3,299 as part of purchase accounting.

As of September 30, 2010, certain of the Company’s Canadian, German, and Hong Kong legal entities are undergoing tax audits. The Company cannot predict the ultimate outcome of the examinations; however, it is reasonably possible that during the next 12 months some portion of previously unrecognized tax benefits could be recognized.

The following table summarizes the changes to the amount of unrecognized tax benefits of the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and the Successor Company for the period from August 31, 2009 through September 30, 2009 and Fiscal 2010:

Unrecognized tax benefits at September 30, 2008 (Predecessor Company)	$6,755
Gross increase — tax positions in prior period	26
Gross decrease — tax positions in prior period	(11)
Gross increase — tax positions in current period	1,673
Lapse of statutes of limitations	(807)

Unrecognized tax benefits at August 30, 2009 (Predecessor Company)	$7,636
Gross decrease — tax positions in prior period	(15)
Gross increase — tax positions in current period	174
Lapse of statutes of limitations	(30)

Unrecognized tax benefits at September 30, 2009 (Successor Company)	$7,765
Russell Hobbs acquired unrecognized tax benefits	3,251
Gross decrease — tax positions in prior period	(904)
Gross increase — tax positions in current period	3,390
Lapse of statutes of limitations	(694)

Unrecognized tax benefits at September 30, 2010 (Successor Company)	$12,808

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., United Kingdom, and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2006 are closed. However, the federal net operating loss carryforwards from the Company’s fiscal years ended September 30, 2006 and prior are subject to Internal Revenue Service (“IRS”) examination until the year that such net operating loss carryforwards are utilized and those years are closed for audit. The Company’s fiscal years ended September 30, 2007, 2008 and 2009 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

In the U.S., federal tax filings for years prior to and including Russell Hobbs year ended June 30, 2008 are closed. However, the federal net operating loss carryforward for Russell Hobbs fiscal year ended June 30, 2008 is subject to examination by the IRS until the year that such net operating losses are utilized and those years are closed for audit.

ASC 350 requires companies to test goodwill and indefinite-lived intangible assets for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. During the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, the Predecessor Company, as a result of its testing, recorded non-cash pre tax impairment charges of $34,391 and $861,234, respectively. The tax impact, prior to consideration of the current year valuation allowance, of the impairment charges was a deferred tax benefit of $12,965 and $142,877 during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, as a result of a significant portion of the impaired assets not being deductible for tax purposes in 2008.

During Fiscal 2010 we recorded the correction of an immaterial prior period error in our consolidated financial statements related to deferred taxes in certain foreign jurisdictions. We believe the correction of this error to be both quantitatively and qualitatively immaterial to our annual results for fiscal 2010 or to any of our previously issued financial statements. The impact of the correction was an increase to income tax expense and a decrease to deferred tax assets of approximately $5,900.

(9)	Discontinued Operations

On November 1, 2007, the Predecessor Company sold the Canadian division of the Home and Garden Business, which operated under the name Nu-Gro, to a new company formed by RoyCap Merchant Banking Group and Clarke Inc. Cash proceeds received at closing, net of selling expenses, totaled $14,931 and were used to reduce outstanding debt. These proceeds are included in net cash provided by investing activities of discontinued operations in the accompanying Consolidated Statements of Cash Flows. On February 5, 2008, the Predecessor Company finalized the contractual working capital adjustment in connection with this sale which increased proceeds received by the Predecessor Company by $500. As a result of the finalization of the contractual working capital adjustments the Predecessor Company recorded a loss on disposal of $1,087, net of tax benefit.

On November 11, 2008, the Predecessor Board approved the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shutdown the growing products portion of the Home and Garden Business was made only after the Predecessor Company was unable to successfully sell this business, in whole or in part. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of Fiscal 2009.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The presentation herein of the results of continuing operations has been changed to exclude the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2010, the period from August 31, 2009 through September 30, 2009, the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively:

	Successor Company		Predecessor Company
		Period From	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Net sales	$—	$—	$31,306	$261,439

Income (loss) from discontinued operations before income taxes	$(2,512)	$408	$(91,293)	$(27,124)
Provision for income tax expense (benefit)	223	—	(4,491)	(2,182)

Income (loss) from discontinued operations, net of tax	$(2,735)	$408	$(86,802)	$(24,942)

The presentation herein of the results of continuing operations has been changed to exclude the Canadian division of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for Fiscal 2008:

Predecessor
Company
2008

Net sales	$4,732

Loss from discontinued operations before income taxes	$(1,896)
Provision for income tax benefit	(651)

Loss from discontinued operations (including loss on disposal of $1,087 in 2008), net of tax	$(1,245)

In accordance with ASC 360, long-lived assets to be disposed of by sale are recorded at the lower of their carrying value or fair value less costs to sell. During Fiscal 2008 the Predecessor Company recorded a non-cash pretax charge of $5,700 in discontinued operations to reduce the carrying value of intangible assets related to the growing products portion of the Home and Garden Business in order to reflect such intangible assets at their estimated fair value.

(10)	Employee Benefit Plans

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the United States and certain employees in other countries, primarily the United Kingdom and Germany. Plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension plans in accordance with the requirements of the defined benefit pension plans and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory; retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. The plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

Under the Tetra U.S. postretirement plan the Company provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles, coinsurance and copayments.

The recognition and disclosure provisions of ASC Topic 715: “Compensation-Retirement Benefits,” (“ASC 715”) requires recognition of the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in the statement of financial position, and to recognize changes in that funded status in AOCI in the year in which the adoption occurs. The measurement date provisions of ASC 715, became effective during Fiscal 2009 and the Company now measures all of its defined benefit pension and postretirement plan assets and obligations as of September 30, which is the Company’s fiscal year end.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following tables provide additional information on the Company’s pension and other postretirement benefit plans:

	Pension and Deferred
	Compensation Benefits		Other Benefits
	2010	2009	2010	2009

Change in benefit obligation
Benefit obligation, beginning of year	$132,752	$112,444	$476	$402
Obligations assumed from Merger with Russell Hobbs	54,468	—	—	—
Service cost	2,479	2,279	9	6
Interest cost	8,239	7,130	26	26
Actuarial (gain) loss	25,140	17,457	25	51
Participant contributions	495	334	—	—
Benefits paid	(6,526)	(6,353)	(9)	(9)
Foreign currency exchange rate changes	(2,070)	(539)	—	—

Benefit obligation, end of year	$214,977	$132,752	$527	$476

Change in plan assets
Fair value of plan assets, beginning of year	$78,345	$70,412	$—	$—
Assets acquired from Merger with Russell Hobbs	38,458	—	—	—
Actual return on plan assets	7,613	1,564	—	—
Employer contributions	6,234	9,749	9	9
Employee contributions	2,127	3,626	—	—
Benefits paid	(6,526)	(6,353)	(9)	(9)
Plan expenses paid	(237)	(222)	—	—
Foreign currency exchange rate changes	(448)	(431)	—	—

Fair value of plan assets, end of year	$125,566	$78,345	$—	$—

Accrued Benefit Cost	$(89,411)	$(54,407)	$(527)	$(476)

Weighted-average assumptions:
Discount rate	4.2%-13.6%	5.0%-11.8%	5.0%	5.5%
Expected return on plan assets	4.5%-8.8%	4.5%-8.0%	N/A	N/A
Rate of compensation increase	0%-5.5%	0%-4.6%	N/A	N/A

The net underfunded status as of September 30, 2010 and September 30, 2009 of $89,411 and $54,407, respectively, is recognized in the accompanying Consolidated Statements of Financial Position within Employee benefit obligations, net of current portion. Included in the Successor Company’s AOCI as of September 30, 2010 and September 30, 2009 are unrecognized net (losses) gains of $(17,197), net of tax benefit (expense) of $5,894 and $576 net of tax benefit (expense) of $(247), respectively, which have not yet been recognized as components of net periodic pension cost. The net loss in AOCI expected to be recognized during Fiscal 2011 is $(388).

At September 30, 2010, the Company’s total pension and deferred compensation benefit obligation of $214,977 consisted of $62,126 associated with U.S. plans and $152,851 associated with international plans.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The fair value of the Company’s assets of $125,566 consisted of $44,284 associated with U.S. plans and $81,282 associated with international plans. The weighted average discount rate used for the Company’s domestic plans was approximately 5% and approximately 4.8% for its international plans. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 7.5% and approximately 3.3% for its international plans.

At September 30, 2009, the Company’s total pension and deferred compensation benefit obligation of $132,752 consisted of $44,842 associated with U.S. plans and $87,910 associated with international plans. The fair value of the Company’s assets of $78,345 consisted of $33,191 associated with U.S. plans and $45,154 associated with international plans. The weighted average discount rate used for the Company’s domestic and international plans was approximately 5.5%. The weighted average expected return on plan assets used for the Company’s domestic plans was approximately 8.0% and approximately 5.4% for its international plans.

	Pension and Deferred Compensation Benefits				Other Benefits
	Successor Company		Predecessor Company		Successor Company		Predecessor Company
		Period from	Period from			Period from	Period from
		August 31, 2009	October 1, 2008			August 31, 2009	October 1, 2008
		through	through			through	through
		September 30,	August 30,			September 30,	August 30,
	2010	2009	2009	2008	2010	2009	2009	2008

Components of net periodic benefit cost
Service cost	$2,479	$211	$2,068	$2,616	$9	$1	$8	$13
Interest cost	8,239	612	6,517	6,475	26	2	24	27
Expected return on assets	(5,774)	(417)	(4,253)	(4,589)	—	—	—	—
Amortization of prior service cost	535	—	202	371	—	—	—	—
Amortization of transition obligation	207	—	—	—	—	—	—	—
Curtailment loss	—	—	300	11	—	—	—	—
Recognized net actuarial loss (gain)	613	—	37	136	(58)	(5)	(53)	(61)

Net periodic cost (benefit)	$6,299	$406	$4,871	$5,020	$(23)	$(2)	$(21)	$(21)

The discount rate is used to calculate the projected benefit obligation. The discount rate used is based on the rate of return on government bonds as well as current market conditions of the respective countries where such plans are established.

Below is a summary allocation of all pension plan assets along with expected long-term rates of return by asset category as of the measurement date.

	Weighted Average Allocation
	Target	Actual
Asset Category	2010	2010	2009

Equity Securities	0-60%	43%	46%
Fixed Income Securities	0-40%	22%	16%
Other	0-100%	35%	38%

Total	100%	100%	100%

The weighted average expected long-term rate of return on total assets is 6.5%.

The Company has established formal investment policies for the assets associated with these plans. Policy objectives include maximizing long-term return at acceptable risk levels, diversifying among asset classes, if appropriate, and among investment managers, as well as establishing relevant risk parameters within each

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

asset class. Specific asset class targets are based on the results of periodic asset liability studies. The investment policies permit variances from the targets within certain parameters. The weighted average expected long-term rate of return is based on a Fiscal 2010 review of such rates. The plan assets currently do not include holdings of SB Holdings common stock.

The Company’s Fixed Income Securities portfolio is invested primarily in commingled funds and managed for overall return expectations rather than matching duration against plan liabilities; therefore, debt maturities are not significant to the plan performance.

The Company’s Other portfolio consists of all pension assets, primarily insurance contracts, in the United Kingdom, Germany and the Netherlands.

The Company’s expected future pension benefit payments for Fiscal 2011 through its fiscal year 2020 are as follows:

2011	$6,979
2012	7,384
2013	7,716
2014	8,009
2015	8,366
2016 to 2020	50,826

The following table sets forth the fair value of the Company’s pension plan assets as of September 30, 2010 segregated by level within the fair value hierarchy (See Note 3(s), Significant Accounting Policies — Fair Value of Financial Instruments, for discussion of the fair value hierarchy and fair value principles):

	Level 1	Level 2	Level 3	Total

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,168	$—	$28,168
Common collective trust — fixed income	—	16,116	—	16,116

Total U.S. Defined Benefit Plan Assets	$—	$44,284	$—	$44,284

International Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,090	$—	$28,090
Common collective trust — fixed income	—	9,325	—	9,325
Insurance contracts — general fund	—	40,347	—	40,347
Other	—	3,120	—	3,120

Total International Defined Benefit Plan Assets	$—	$81,282	$—	$81,282

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 the Company contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. The Company suspended all contributions to its U.S. subsidiaries defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 the Company reinstated its annual contribution as described above. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Successor Company contributions charged to operations, including discretionary amounts, for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 were $3,464 and $44, respectively. Predecessor Company contributions charged to operations, including discretionary amounts,

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 were $2,623 and $5,083, respectively.

(11)	Segment Information

The Company manages its business in four vertically integrated, product-focused reporting segments; (i) Global Batteries & Personal Care; (ii) Global Pet Supplies; (iii) the Home and Garden Business; and (iv) Small Appliances.

On June 16, 2010, the Company completed the Merger with Russell Hobbs. The results of Russell Hobbs operations since June 16, 2010 are in included in the Company’s Consolidated Statement of Operations . The financial results are reported as a separate business segment, Small Appliances.

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, acquisition and integration related charges, interest expense, interest income, impairment charges and income tax expense. Corporate expenses include primarily general and administrative expenses associated with corporate overhead and global long-term incentive compensation plans. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

Segment information for the Successor Company for Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 and the Predecessor Company for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008 is as follows:

Net sales to external customers

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Global Batteries & Personal Care	$1,427,870	$146,139	$1,188,902	$1,493,736
Global Pet Supplies	560,501	56,270	517,601	598,618
Home and Garden Business	341,064	17,479	304,145	334,217
Small Appliances	237,576	—	—	—

Total segments	$2,567,011	$219,888	$2,010,648	$2,426,571

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Depreciation and amortization

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Global Batteries & Personal Care	$51,374	$4,728	$21,933	$32,535
Global Pet Supplies	28,303	2,580	19,832	22,891
Home and Garden Business(A)	14,418	1,320	11,073	21,636
Small Appliances	6,418	—	—	—

Total segments	100,513	8,628	52,838	77,062
Corporate	16,905	43	5,642	7,959

Total Depreciation and amortization	$117,418	$8,671	$58,480	$85,021

(A)	Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007 as a result of the reclassification of the Home and Garden Business as a continuing operation during Fiscal 2008.

Segment profit

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Global Batteries & Personal Care	$152,757	$5,675	$159,400	$162,889
Global Pet Supplies	55,646	3,178	61,455	68,885
Home and Garden Business(A)	50,881	(4,573)	46,458	29,458
Small Appliances	13,081	—	—	—

Total segments	272,365	4,280	267,313	261,232
Corporate expenses	41,017	2,442	32,037	45,246
Acquisition and integration related charges	38,452	—	—	—
Restructuring and related charges	24,118	1,729	44,080	39,337
Goodwill and intangibles impairment	—	—	34,391	861,234
Interest expense	277,015	16,962	172,940	229,013
Other (income) expense, net	12,300	(815)	3,320	1,220

Loss from continuing operations before reorganization items income taxes	$(120,537)	$(16,038)	$(19,455)	$(914,818)

(A)	Fiscal 2008 includes depreciation and amortization expense of $10,821 related to Fiscal 2007 as a result of the reclassification of the Home and Garden Business from a discontinued operation to a continuing operation during Fiscal 2008.

The Global Batteries & Personal Care segment does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning of the Company’s second quarter of Fiscal 2010, the Company

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for the Company’s Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to the Venezuelan subsidiary were reflected in Shareholders’ equity as a component of AOCI.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of the Company’s imported products fall into the essential classification and qualify for the 2.6 rate; however, the Company’s overall results in Venezuela were reflected at the 4.3 rate expected to be applicable to dividend repatriations beginning in the second quarter of Fiscal 2010. As a result, the Company remeasured the local statement of financial position of its Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. Based on actual exchange activity, the Company determined on September 30, 2010 that the most likely method of exchanging its Bolivar fuertes for U.S. dollars will be to formally apply with the Venezuelan government to exchange through commercial banks at the SITME rate specified by the Central Bank of Venezuela. The SITME rate as of September 30, 2010 was quoted at 5.3 Bolivar fuerte per U.S. dollar. Therefore, the Company changed the rate used to remeasure Bolivar fuerte denominated transactions as of September 30, 2010 from the official non-essentials exchange rate to the 5.3 SITME rate in accordance with ASC 830, “Foreign Currency Matters” as it is the expected rate that exchanges of Bolivar fuerte to U.S. dollars will be settled. There is also an ongoing immaterial impact related to measuring the Company’s Venezuelan statement of operations at the new exchange rate of 5.3 to the U.S. dollar.

The designation of the Company’s Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1,486 reduction to the Company’s operating income during Fiscal 2010. The Company also reported a foreign exchange loss in Other expense (income), net, of $10,102 during Fiscal 2010.

Segment total assets

	September 30,
	2010	2009

Global Batteries & Personal Care	$1,629,250	$1,608,269
Global Pet Supplies	826,382	866,901
Home and Garden Business	493,511	504,448
Small Appliances	863,282	—

Total segments	3,812,425	2,979,618
Corporate	61,179	41,128

Total assets at year end	$3,873,604	$3,020,746

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Segment long-lived assets

	September 30,
	2010	2009

Global Batteries & Personal Care	$1,042,670	$1,052,907
Global Pet Supplies	641,934	679,009
Home and Garden Business	421,891	432,200
Small Appliances	511,282	—

Total segments	2,617,777	2,164,116
Corporate	56,115	37,894

Long-lived assets at year end	$2,673,892	$2,202,010

Capital expenditures

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Global Batteries & Personal Care	$25,015	$2,311	$6,642	$8,198
Global Pet Supplies	7,920	288	1,260	8,231
Home and Garden Business	3,890	119	164	2,102
Russell Hobbs	3,481	—	—	—

Total segments	40,306	2,718	8,066	$18,531
Corporate	10	—	—	397

Total Capital expenditures	$40,316	$2,718	$8,066	$18,928

Geographic Disclosures — Net sales to external customers

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

United States	$1,444,779	$113,407	$1,166,920	$1,272,100
Outside the United States	1,122,232	106,481	843,728	1,154,471

Total net sales to external customers	$2,567,011	$219,888	$2,010,648	$2,426,571

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Geographic Disclosures — Long-lived assets

	Successor	Predecessor
	Company	Company
	September 30,
	2010	2009

United States	$1,884,995	$1,410,459
Outside the United States	788,897	791,551

Long-lived assets at year end	$2,673,892	$2,202,010

(12)	Commitments and Contingencies

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $9,648, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against the Company, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

In May 2010, Herengrucht Group, LLC (“Herengrucht”) filed an action in the U.S. District Court for the Southern District of California against the Company claiming that the Company had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. Herengrucht dismissed its claims without prejudice in September 2010.

Applica Consumer Products, Inc., a subsidiary of the Company is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The original complaint in this action alleged a claim for, among other things, breach of contract against Applica and a number of tort claims against certain entities affiliated with the Harbinger Master Fund and Harbinger Special Fund and, together with Harbinger Master Fund, the HCP Funds. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for, among other things, breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Applica and the HCP Funds. The original complaint was filed in conjunction with a motion preliminarily to enjoin the HCP Funds’ acquisition of Applica. On December 1, 2006, plaintiffs withdrew their motion for a preliminary injunction. In light of the consummation of Applica’s merger with affiliates of the HCP Funds in January 2007 (Applica is currently a subsidiary of Russell Hobbs), the Company believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The trial is currently scheduled for February 2011. The Company may be unable to resolve the disputes successfully or without incurring significant costs and expenses. As a result, Russell Hobbs and Harbinger Master Fund have entered into an indemnification agreement, dated as of February 9, 2010, by which Harbinger Master Fund has agreed, effective upon the consummation of the Merger, to indemnify Russell Hobbs, its subsidiaries and any entity that owns all of the outstanding voting stock of Russell Hobbs against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3,000 incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which form the basis of this litigation. The Company is reviewing the claims but is unable to estimate any possible losses at this time.

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. The Company believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which we are unable to estimate at this time. At this time, the Company does not believe it has coverage under its insurance policies for the asbestos lawsuits.

The Company is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

The Company’s minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Future minimum rental commitments under non-cancelable operating leases, principally pertaining to land, buildings and equipment, are as follows:

2011	$34,665
2012	32,824
2013	27,042
2014	19,489
2015	15,396
Thereafter	48,553

Total minimum lease payments	$177,969

All of the leases expire between Fiscal 2011 through January 2030. Successor Company’s total rent expense was $30,218 and $2,351 during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. Predecessor Company’s total rent expense was $22,132 and $37,068 for the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively.

(13)	Related Party Transactions

Merger Agreement and Exchange Agreement

On June 16, 2010 (the “Closing Date”), SB Holdings completed a business combination transaction pursuant to the Agreement and Plan of Merger (the “Mergers”), dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among SB Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Mergers, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings. At the effective time of the Mergers, (i) the outstanding shares of Spectrum Brands common stock were canceled and converted into the right to receive shares of SB Holdings common stock, and (ii) the outstanding shares of

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Russell Hobbs common stock and preferred stock were canceled and converted into the right to receive shares of SB Holdings common stock.

Pursuant to the terms of the Merger Agreement, on February 9, 2010, Spectrum Brands entered into support agreements with Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (collectively, the “Harbinger Parties”) and Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), in which the Harbinger Parties and the Avenue Parties agreed to vote their shares of Spectrum Brands common stock acquired before the date of the Merger Agreement in favor of the Mergers and against any alternative proposal that would impede the Mergers.

Immediately following the consummation of the Mergers, the Harbinger Parties owned approximately 64% of the outstanding SB Holdings common stock and the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding SB Holdings common stock. Harbinger Group, Inc. (“HRG”) and the Harbinger Parties are parties to a Contribution and Exchange Agreement (the “Exchange Agreement”), pursuant to the terms of which the Harbinger Parties will contribute 27,757 shares of SB Holdings common stock to HRG and received in exchange for such shares an aggregate of 119,910 shares of HRG common stock (the “Share Exchange”). Immediately following the consummation of the Share Exchange, (i) HRG will own 27,757 shares of SB Holdings common stock and the Harbinger Parties will own 6,500 shares of SB Holdings common stock, approximately 54.4% and 12.7% of the outstanding shares of SB Holdings common stock, respectively, and (ii) the Harbinger Parties will own 129,860 shares of HRG common stock, or approximately 93.3% of the outstanding HRG common stock.

In connection with the Mergers, the Harbinger Parties and SB Holdings entered into a stockholder agreement, dated February 9, 2010 (the “Stockholder Agreement”), which provides for certain protective provisions in favor of minority stockholders and provides certain rights and imposes certain obligations on the Harbinger Parties, including:

•	for so long as the Harbinger Parties own 40% or more of the outstanding voting securities of SB Holdings, the Harbinger Parties and HRG will vote their shares of SB Holdings common stock to effect the structure of the SB Holdings board of directors as described in the Stockholder Agreement;

•	the Harbinger Parties will not effect any transfer of equity securities of SB Holdings to any person that would result in such person and its affiliates owning 40% or more of the outstanding voting securities of SB Holdings, unless specified conditions are met; and

•	the Harbinger Parties will be granted certain access and informational rights with respect to SB Holdings and its subsidiaries.

On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the Stockholder Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG will become a party to the Stockholder Agreement, subject to all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties were bound thereunder prior to giving effect to the Share Exchange.

Certain provisions of the Stockholder Agreement terminate on the date on which the Harbinger Parties or HRG no longer constitutes a Significant Stockholder (as defined in the Stockholder Agreement). The Stockholder Agreement terminates when any person (including the Harbinger Parties or HRG) acquires 90% or more of the outstanding voting securities of SB Holdings.

Also in connection with the Mergers, the Harbinger Parties, the Avenue Parties and SB Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “SB Holdings Registration Rights Agreement”), pursuant to which the Harbinger Parties and the Avenue Parties have, among other things and

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their shares of SB Holdings common stock. On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the SB Holdings Registration Rights Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG will become a party to the SB Holdings Registration Rights Agreement, entitled to the rights and subject to the obligations of a holder thereunder.

Other Agreements

On August 28, 2009, in connection with Spectrum Brands’ emergence from Chapter 11 reorganization proceedings, Spectrum Brands entered into a registration rights agreement with the Harbinger Parties, the Avenue Parties and D.E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), pursuant to which the Harbinger Parties, the Avenue Parties and D.E. Shaw have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019.

In connection with the Mergers, Russell Hobbs and Harbinger Master Fund entered into an indemnification agreement, dated as of February 9, 2010 (the “Indemnification Agreement”), by which Harbinger Master Fund agreed, among other things and subject to the terms and conditions set forth therein, to guarantee the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the merger agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. The maximum amount payable by Harbinger Master Fund under the Indemnification Agreement was $50,000 less any amounts paid by Russell Hobbs or the Harbinger Parties, or any of their respective affiliates as damages under any documents related to the Mergers. No such amounts became due under the Indemnification Agreement. Harbinger Master Fund also agreed to indemnify Russell Hobbs, SB Holdings and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the Mergers and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica Incorporated.

(14)	Restructuring and Related Charges

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure incurred prior to the Bankruptcy Filing.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes restructuring and related charges incurred by segment:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Cost of goods sold:
Global Batteries & Personal Care	$3,275	$173	$11,857	$16,159
Global Pet Supplies	3,837	5	1,332	340
Home and Garden Business	38	—	—	—

Total restructuring and related charges in cost of goods sold	7,150	178	13,189	16,499
Operating expense:
Global Batteries & Personal Care	251	370	8,393	12,012
Global Pet Supplies	2,917	35	4,411	2,702
Home and Garden Business	8,419	993	5,323	3,770
Corporate	5,381	153	12,764	4,354

Total restructuring and related charges in operating expense	16,968	1,551	30,891	22,838

Total restructuring and related charges	$24,118	$1,729	$44,080	$39,337

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

The following table summarizes restructuring and related charges incurred by type of charge:

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Costs included in cost of goods sold:
United & Tetra integration:
Termination benefits	$—	$—	$6	$30
Other associated costs	—	—	—	299
European initiatives:
Termination benefits	—	—	—	(830)
Other associated costs	—	7	11	88
Latin America initiatives:
Termination benefits	—	—	207	—
Other associated costs	—	—	—	253
Global Realignment initiatives:
Termination benefits	187	—	333	106
Other associated costs	(102)	—	869	154
Ningbo Exit Plan:
Termination benefits	14	—	857	1,230
Other associated costs	2,148	165	8,461	15,169
Global Cost Reduction initiatives:
Termination benefits	2,630	—	200	—
Other associated costs	2,273	6	2,245	—

Total included in cost of goods sold	7,150	178	13,189	16,499
Costs included in operating expenses:
Breitenbach, France facility closure:
Other associated costs	—	—	(7)	—
United & Tetra integration:
Termination benefits	—	—	2,297	1,954
Other associated costs	—	(132)	427	883
European initiatives:
Termination benefits	(92)	—	—	—
Other associated costs	—	—	—	35
Latin America initiatives:
Termination benefits	—	—	—	64
Global Realignment:
Termination benefits	5,361	94	6,994	12,338
Other associated costs	(1,841)	45	3,440	7,564
Ningbo Exit Plan:
Termination benefits	—	—	—	—
Other associated costs	—	—	1,334	—
Global Cost Reduction initiatives:
Termination benefits	4,268	866	5,690	—
Other associated costs	9,272	678	10,716	—

Total included in operating expenses	16,968	1,551	30,891	22,838

Total restructuring and related charges	$24,118	$1,729	$44,080	$39,337

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

2009 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Personal Care segment, the Global Pet Supplies segment and the Home and Garden segment to reduce operating costs as well as evaluate the Company’s opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within each of the Company’s segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies segment. These initiatives also included consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure. The Successor Company recorded $18,443 and $1,550 of pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $18,850 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 related to the Global Cost Reduction Initiatives. Costs associated with these initiatives since inception, which are expected to be incurred through March 31, 2014, are projected at approximately $65,500.

Global Cost Reduction Initiatives Summary

The following table summarizes the remaining accrual balance associated with the Global Cost Reduction Initiatives and activity that occurred during Fiscal 2010:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$4,180	$84	$4,264
Provisions	5,101	5,107	10,208
Cash expenditures	(3,712)	(1,493)	(5,205)
Non-cash items	878	307	1,185

Accrual balance at September 30, 2010	$6,447	$4,005	$10,452

Expensed as incurred(A)	$1,796	$6,439	$8,235

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses incurred by the Successor Company during Fiscal 2010, the cumulative amount incurred from inception of the initiative through September 30, 2010 and the total future expected costs to be incurred associated with the Global Cost Reduction Initiatives by operating segment:

	Global
	Batteries and	Global Pet	Home and
	Personal Care	Supplies	Garden	Corporate	Total

Restructuring and related charges during Fiscal 2010	$2,437	$6,754	$9,252	$—	$18,443
Restructuring and related charges since initiative inception	$7,039	$10,210	$14,004	$7,591	$38,844
Total future estimated restructuring and related charges expected to be incurred	$—	$20,300	$6,500	$—	$26,800

2008 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Personal Care segment in China to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives, which are complete, include the plan to exit the Company’s Ningbo battery manufacturing facility in China (the “Ningbo

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Exit Plan”). The Successor Company recorded $2,162 and $165 of pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $10,652 and $16,399 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, in connection with the Ningbo Exit Plan. The Company has recorded pretax restructuring and related charges of $29,378 since the inception of the Ningbo Exit Plan.

The following table summarizes the remaining accrual balance associated with the Ningbo Exit Plan and activity that occurred during Fiscal 2010:

Ningbo Exit Plan Summary

Other Costs

Accrual balance at September 30, 2009	$308
Provisions	461
Cash expenditures	(278)

Accrual balance at September 30, 2010	$491

Expensed as incurred(A)	$1,701

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

The Company has implemented a series of initiatives within the Global Batteries & Personal Care segment in Latin America to reduce operating costs (the “Latin American Initiatives”). These initiatives, which are substantially complete, include the reduction of certain manufacturing operations in Brazil and the restructuring of management, sales, marketing and support functions. The Successor Company recorded no pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009 related to the Latin American Initiatives. The Predecessor Company recorded $207 and $317 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, in connection with the Latin American Initiatives. The Company has recorded pretax restructuring and related charges of $11,447 since the inception of the Latin American Initiatives.

The following table summarizes the accrual balance associated with the Latin American Initiatives and activity that occurred during Fiscal 2010:

Latin American Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$(282)	$613	$331
Non-cash items	282	(613)	(331)

Accrual balance at September 30, 2010	$—	$—	$—

In Fiscal 2007, the Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care, Global Pet Supplies and the Home and Garden Business.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

As part of this realignment, the Company’s Global Operations organization, previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating segments. In connection with these changes the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). The Successor Company recorded $3,605 and $138 of restructuring and related charges during Fiscal 2010 and the period from August 31, 2009 through September 30, 2009, respectively. The Predecessor Company recorded $11,635 and $20,161 of pretax restructuring and related charges during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, related to the Global Realignment Initiatives. Costs associated with these initiatives since inception, which are expected to be incurred through June 30, 2011, relate primarily to severance and are projected at approximately $89,000, the majority of which are cash costs.

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and activity that have occurred during Fiscal 2010:

Global Realignment Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$14,581	$3,678	$18,259
Provisions	1,720	(1,109)	611
Cash expenditures	(7,657)	(319)	(7,976)
Non-cash items	77	31	108

Accrual balance at September 30, 2010	$8,721	$2,281	$11,002

Expensed as incurred(A)	$3,828	$(834)	$2,994

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses incurred by the Successor Company during Fiscal 2010, the cumulative amount incurred from inception of the initiative through September 30, 2010 and the total future expected costs to be incurred associated with the Global Realignment Initiatives by operating segment:

	Global
	Batteries and	Home and
	Personal Care	Garden	Corporate	Total

Restructuring and related charges during Fiscal 2010	$(981)	$(796)	$5,382	$3,605
Restructuring and related charges since initiative inception	$46,669	$6,762	$35,156	$88,587
Total future restructuring and related charges expected	$—	$—	$350	$350

2006 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Personal Care segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant, transferring private label battery production at the Company’s Dischingen, Germany battery plant to the Company’s manufacturing facility in China and restructuring its sales, marketing and support functions. The Company recorded $(92) and $7 of pretax restructuring and related charges during Fiscal 2010 and the period from August 31, 2009

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

through September 30, 2009, respectively. The Predecessor Company recorded $11 and $(707) during the period from October 1, 2008 through August 30, 2009 and Fiscal 2008, respectively, related to the European Initiatives. The Company has recorded pretax restructuring and related charges of $26,965 since the inception of the European Initiatives.

The following table summarizes the remaining accrual balance associated with the 2006 initiatives and activity that have occurred during Fiscal 2010:

European Initiatives Summary

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2009	$2,623	$319	$2,942
Provisions	(92)	—	(92)
Cash expenditures	(528)	(251)	(779)
Non-cash items	(202)	(21)	(223)

Accrual balance at September 30, 2010	$1,801	$47	$1,848

(15)	Acquisition

On June 16, 2010, the Company merged with Russell Hobbs. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

The results of Russell Hobbs operations since June 16, 2010 are included in the Company’s Consolidated Statements of Operations. The financial results of Russell Hobbs are reported as a separate business segment, Small Appliances. Russell Hobbs contributed $237,576 in Net sales, and recorded Operating loss of $320 for the period from June 16, 2010 through the period ended September 30, 2010, which includes $13,400 of Acquisition and integration related charges.

In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), the Company accounted for the Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. After consummation of the Merger, the stockholders of Spectrum Brands, inclusive of Harbinger, own approximately 60% of SB Holdings and the stockholders of Russell Hobbs own approximately 40% of SB Holdings. Inasmuch as Russell Hobbs is a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. The Company expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill(A)	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Long-term liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

(A)	Consists of $25,426 of tax deductible Goodwill.

Preliminary Pre-Acquisition Contingencies Assumed

The Company has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, the Company has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, the Company has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. The Company continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Certain estimated values are not yet finalized and are subject to change, which could be significant. The Company will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:

•	amounts for legal contingencies, pending the finalization of the Company’s examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the final allocation of Goodwill.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the Company performed a preliminary valuation of the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as followed:

•	Inventories — An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Deferred tax liabilities, net — An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Property, plant and equipment, net — An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used which included an expected growth rate of 3%. The Company assumed a customer retention rate of approximately 93% which was supported by historical retention rates. Income taxes were estimated at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. The Company

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subjected trademark. In estimating the fair value of the trademarks and trade names, Net sales for significant trade names and trademarks were estimated to grow at a rate of 1%-14% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	The Company valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement net sales were estimated to grow at a rate of (3)%-1% annually. The Company assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

Supplemental Pro Forma Information (unaudited)

The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2007.

	Successor Company		Predecessor Company
		Period from	Period from
		August 31, 2009	October 1, 2008
		through	through
		September 30,	August 30,
	2010	2009	2009	2008

Net sales:
Reported Net sales	$2,567,011	$219,888	$2,010,648	$2,426,571
Russell Hobbs adjustment	543,952	64,641	711,046	909,426

Pro forma Net sales	$3,110,963	$284,529	$2,721,694	$3,335,997

(Loss) income from continuing operations:
Reported (Loss) income from continuing operations	$(187,372)	$(71,193)	$1,100,743	$(905,358)
Russell Hobbs adjustment	(5,504)	(2,284)	(25,121)	(43,480)

Pro forma Loss from continuing operations	$(192,876)	$(73,477)	$1,075,622	$(948,838)

Basic and Diluted earnings per share from continuing operations(A):
Reported Basic and Diluted earnings per share from continuing operations	$(5.20)	$(2.37)	$21.45	$(17.78)
Russell Hobbs adjustment	(0.16)	(0.08)	(0.49)	(0.85)

Pro forma basic and diluted earnings per share from continuing operations	$(5.36)	$(2.45)	$20.96	$(18.63)

(A)	The Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

(16)	Quarterly Results (unaudited)

	Successor Company
	Quarter Ended
	September 30,	July 4,	April 4,	January 3,
	2010	2010	2010	2010

Net sales	$788,999	$653,486	$532,586	$591,940
Gross profit	274,499	252,869	209,580	184,462
Net loss	(24,317)	(86,507)	(19,034)	(60,249)
Basic net loss per common share	$(0.48)	$(2.53)	$(0.63)	$(2.01)
Diluted net loss per common share	$(0.48)	$(2.53)	$(0.63)	$(2.01)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(In thousands, except per share amounts)

	Successor Company	Predecessor Company
	Period from	Period from
	August 31, 2009	June 29, 2009
	through	through	Quarter Ended
	September 30,	August 30,	June 28,	March 29,	December 28,
	2009	2009	2009	2009	2008

Net sales	$219,888	$369,522	$589,361	$503,262	$548,503
Gross profit	64,400	146,817	230,297	184,834	189,871
Net (loss) income	(70,785)	1,223,568	(36,521)	(60,449)	(112,657)
Basic net (loss) income per common share	$(2.36)	$23.85	$(0.71)	$(1.18)	$(2.19)
Diluted net (loss) income per common share	$(2.36)	$23.85	$(0.71)	$(1.18)	$(2.19)

SPECTRUM BRANDS HOLDINGS, INC. AND SUBSIDIARIES

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
For the year ended September 30, 2010, the period from August 31, 2009 through September 30, 2009, the period from October 1, 2008 through August 30, 2009 and the year ended September 30, 2008

Column A	Column B	Column C Additions	Column D Deductions		Column E
	Balance at	Charged to			Balance at
	Beginning	Costs and		Other	End of
Descriptions	of Period	Expenses	Deductions	Adjustments(A)	Period
	(In thousands)

September 30, 2010 (Successor Company):
Accounts receivable allowances	$1,011	$3,340	$—	$—	$4,351
September 30, 2009 (Successor Company):
Accounts receivable allowances	$—	$1,011	$—	$—	$1,011
August 30, 2009 (Predecessor Company):
Accounts receivable allowances	$18,102	$1,763	$3,848	$16,017	$—
September 30, 2008 (Predecessor Company):
Accounts receivable allowances	$17,196	$1,368	$462	$—	$18,102

(A)	The “Other Adjustment” in the period from October 1, 2008 through August 30, 2009, represents the elimination of Accounts receivable allowances through fresh-start reporting as a result of the Company’s emergence from Chapter 11 of the Bankruptcy Code.

See accompanying Report of Independent Registered Public Accounting Firm

SPECTRUM BRANDS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
April 3, 2011 and September 30, 2010

	April 3, 2011	September 30, 2010
	(Unaudited)
	(Amounts in thousands, except
	per share figures)

ASSETS
Current assets:
Cash and cash equivalents	$73,091	$170,614
Receivables:
Trade accounts receivable, net of allowances of $3,884 and $4,351, respectively	362,723	365,002
Other	50,979	41,445
Inventories	561,043	530,342
Deferred income taxes	28,866	35,735
Prepaid expenses and other	57,011	56,574

Total current assets	1,133,713	1,199,712
Property, plant and equipment, net	201,917	201,164
Deferred charges and other	45,138	46,352
Goodwill	617,724	600,055
Intangible assets, net	1,757,330	1,769,360
Debt issuance costs	45,478	56,961

Total assets	$3,801,300	$3,873,604

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$31,841	$20,710
Accounts payable	252,719	332,231
Accrued liabilities:
Wages and benefits	53,668	93,971
Income taxes payable	43,819	37,118
Restructuring and related charges	18,341	23,793
Accrued interest	29,015	31,652
Other	113,175	123,297

Total current liabilities	542,578	662,772
Long-term debt, net of current maturities	1,793,259	1,723,057
Employee benefit obligations, net of current portion	92,730	92,725
Deferred income taxes	304,430	277,843
Other	63,670	70,828

Total liabilities	2,796,667	2,827,225
Commitments and contingencies
Shareholders’ equity:
Common stock, $.01 par value, authorized 200,000 shares; issued 51,163 and 51,101 shares, respectively; outstanding 50,964 and 51,020 shares	512	514
Additional paid-in capital	1,330,014	1,316,461
Accumulated deficit	(330,828)	(260,892)
Accumulated other comprehensive income (loss)	10,384	(7,497)

	1,010,082	1,048,586
Less treasury stock, at cost, 199 and 81 shares, respectively	(5,449)	(2,207)

Total shareholders’ equity	1,004,633	1,046,379

Total liabilities and shareholders’ equity	$3,801,300	$3,873,604

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six month periods ended April 3, 2011 and April 4, 2010

	Three Months		Six Months
	2011	2010	2011	2010
	(Unaudited)
	(Amounts in thousands, except per share figures)

Net sales	$693,885	$532,586	$1,554,952	$1,124,526
Cost of goods sold	436,393	321,017	997,627	726,844
Restructuring and related charges	2,053	1,989	2,647	3,640

Gross profit	255,439	209,580	554,678	394,042
Selling	130,362	104,163	270,582	215,452
General and administrative	58,508	45,382	119,265	86,144
Research and development	8,798	7,823	16,365	14,268
Acquisition and integration related charges	7,588	3,039	24,043	5,470
Restructuring and related charges	3,094	3,402	8,065	8,178

Total operating expenses	208,350	163,809	438,320	329,512

Operating income	47,089	45,771	116,358	64,530
Interest expense	72,431	48,410	125,525	97,892
Other (income) expense, net	(287)	6,338	602	6,984

Loss from continuing operations before reorganization items and income taxes	(25,055)	(8,977)	(9,769)	(40,346)
Reorganization items expense, net	—	—	—	3,646

Loss from continuing operations before income taxes	(25,055)	(8,977)	(9,769)	(43,992)
Income tax expense	25,131	10,057	60,174	32,556

Loss from continuing operations	(50,186)	(19,034)	(69,943)	(76,548)
Loss from discontinued operations, net of tax	—	—	—	(2,735)

Net loss	$(50,186)	$(19,034)	$(69,943)	$(79,283)

Basic earnings per share:
Weighted average shares of common stock outstanding	50,817	30,000	50,804	30,000
Loss from continuing operations	$(0.99)	$(0.63)	$(1.38)	$(2.55)
Loss from discontinued operations	—	—	—	(0.09)

Net loss	$(0.99)	$(0.63)	$(1.38)	$(2.64)

Diluted earnings per share:
Weighted average shares and equivalents outstanding	50,817	30,000	50,804	30,000
Loss from continuing operations	$(0.99)	$(0.63)	$(1.38)	$(2.55)
Loss from discontinued operations	—	—	—	(0.09)

Net loss	$(0.99)	$(0.63)	$(1.38)	$(2.64)

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the six month periods ended April 3, 2011 and April 4, 2010

	Six Months
	2011	2010
	(Unaudited)
	(Amounts in thousands)

Cash flows from operating activities:
Net loss	$(69,943)	$(79,283)
Loss from discontinued operations	—	(2,735)

Loss from continuing operations	(69,943)	(76,548)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	23,315	25,244
Amortization of intangibles	28,634	20,864
Amortization of unearned restricted stock compensation	14,287	6,393
Amortization of debt issuance costs	6,557	1,839
Administrative related reorganization items	—	3,646
Payments for administrative related reorganization items	—	(45,782)
Non-cash increase to cost of goods sold due to fresh-start reporting inventory valuation	—	34,494
Non-cash interest expense on 12% Notes	—	13,383
Non-cash debt accretion	3,001	12,246
Write off of unamortized discount on retired debt	8,950	—
Write off of debt issuance costs	15,420	—
Other non-cash adjustments	5,630	7,474
Net changes in assets and liabilities, net of discontinued operations	(158,567)	(74,967)

Net cash used by operating activities of continuing operations	(122,716)	(71,714)
Net cash used by operating activities of discontinued operations	(259)	(9,290)

Net cash used by operating activities	(122,975)	(81,004)
Cash flows from investing activities:
Capital expenditures	(18,712)	(10,843)
Proceeds from sale of property, plant and equipment	131	208
Acquisition, net of cash	(10,278)	—
Proceeds from sale of Assets Held for Sale — Ningbo	6,997	—
Other investing activity	(1,530)	—

Net cash used by investing activities of continuing operations	(23,392)	(10,635)
Cash flows from financing activities:
Debt issuance costs	(8,648)	(2,950)
Prepayment of Term Debt	(6,800)	—
Proceeds from debt financing	22,496	27,820
Reduction of debt	(367)	(8,096)
ABL Revolving Credit Facility, net	118,000	38,867
Refund of debt issuance costs	—	204
Payments of Senior Credit Facilities	(71,700)	—
Treasury stock purchases	(3,241)	—

Net cash provided by financing activities	49,740	55,845
Effect of exchange rate changes on cash and cash equivalents	(896)	(880)
Effect of exchange rate changes on cash and cash equivalents due to Venezuela hyperinflation	—	(5,640)

Net decrease in cash and cash equivalents	(97,523)	(42,314)
Cash and cash equivalents, beginning of period	170,614	97,800

Cash and cash equivalents, end of period	$73,091	$55,486

See accompanying notes which are an integral part of these condensed consolidated financial statements (Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(Amounts in thousands, except per share figures)

1	DESCRIPTION OF BUSINESS

Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings” or the “Company”), is a global branded consumer products company and was created in connection with the combination of Spectrum Brands, Inc. (“Spectrum Brands”), a global branded consumer products company, and Russell Hobbs, Inc. (“Russell Hobbs”), a global branded small appliance company, to form a new combined company (the “Merger”). The Merger was consummated on June 16, 2010. As a result of the Merger, both Spectrum Brands and Russell Hobbs are wholly-owned subsidiaries of SB Holdings and Russell Hobbs is a wholly-owned subsidiary of Spectrum Brands. SB Holdings trades on the New York Stock Exchange under the symbol “SPB.”

In connection with the Merger, Spectrum Brands refinanced its existing senior debt, except for Spectrum Brands’ 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”), which remain outstanding, and a portion of Russell Hobbs’ existing senior debt through a combination of a new $750,000 United States (“U.S.”) dollar term loan due June 16, 2016 (the “Term Loan”), new $750,000 9.5% Senior Secured Notes maturing June 15, 2018 (the “9.5% Notes”) and a new $300,000 ABL revolving facility due June 16, 2014 (the “ABL Revolving Credit Facility”). The Term Loan was subsequently refinanced in February 2011, and the ABL Revolving Credit Facility was amended in April 2011. (See also Note 7, Debt, for a more complete discussion of the Company’s outstanding debt.)

On February 3, 2009, Spectrum Brands, at the time a Wisconsin corporation, and each of its wholly owned U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code (the “Bankruptcy Code”), in the U.S. Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). On August 28, 2009 (the “Effective Date”), the Debtors emerged from Chapter 11 of the Bankruptcy Code. As of the Effective Date and pursuant to the Debtors’ confirmed plan of reorganization, Spectrum Brands converted from a Wisconsin corporation to a Delaware corporation. Prior to and including August 30, 2009, all operations of the business resulted from the operations of the Predecessor Company (as defined below). In accordance with Accounting Standard Codification (“ASC”) Topic 852: “Reorganizations,” the Company determined that all conditions required for the adoption of fresh-start reporting were met upon emergence from Chapter 11 of the Bankruptcy Code on the Effective Date. However in light of the proximity of that date to the Company’s August accounting period close, which was August 30, 2009, the Company elected to adopt a convenience date of August 30, 2009 for recording fresh-start reporting.

Unless the context indicates otherwise, the term “Company” is used to refer to both Spectrum Brands and its subsidiaries prior to the Merger and SB Holdings and its subsidiaries subsequent to the Merger. The term “Predecessor Company” refers only to the Company prior to the Effective Date and the term “Successor Company” refers to Spectrum Brands or the Company subsequent to the Effective Date.

The Company is a diversified global branded consumer products company with positions in seven major product categories: consumer batteries; small appliances; pet supplies; electric shaving and grooming; electric personal care; portable lighting; and home and garden control.

Effective October 1, 2010, the Company’s chief operating decision-maker decided to manage the businesses of the Company in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of the Company’s worldwide battery, electric shaving and grooming, electric personal care, portable lighting business and small appliances primarily in the kitchen and home product categories (“Global Batteries & Appliances”); (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business (“Global Pet Supplies”); and (iii) Home and Garden Business, which consists of the Company’s home and garden and insect control business (the “Home and Garden Business”). The current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment (“Global Batteries & Personal Care”), which consisted of the worldwide battery, electric shaving and grooming, electric personal care and portable lighting business, with substantially all of

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

the former Small Appliances segment (“Small Appliances”), which consisted of the Russell Hobbs business acquired on June 16, 2010, to form the Global Batteries & Appliances segment. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. The presentation of all historical segment reporting herein has been changed to conform to this segment reporting.

The Company’s operations include the worldwide manufacturing and marketing of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and the designing and marketing of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances. The Company’s operations also include the manufacturing and marketing of specialty pet supplies. The Company also manufactures and markets herbicides, insecticides and insect repellents in North America. The Company also designs, markets and distributes a broad range of branded small appliances and personal care products. The Company’s operations utilize manufacturing and product development facilities located in the U.S., Europe, Asia and Latin America.

The Company sells its products in approximately 120 countries through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors and original equipment manufacturers and enjoys name recognition in its markets under the Rayovac, VARTA and Remington brands, each of which has been in existence for more than 80 years, and under the Tetra, 8-in-1, Spectracide, Cutter, Black & Decker, George Foreman, Russell Hobbs, Farberware and various other brands.

2	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:  These condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of the Company, include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Company at April 3, 2011 and September 30, 2010, and the results of operations for the three and six month periods ended April 3, 2011 and April 4, 2010 and the cash flows for the six month periods ended April 3, 2011 and April 4, 2010. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010. Certain prior period amounts have been reclassified to conform to the current period presentation.

Significant Accounting Policies and Practices:  The condensed consolidated financial statements include the condensed consolidated financial statements of SB Holdings and its subsidiaries and are prepared in accordance with GAAP. All intercompany transactions have been eliminated.

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Discontinued Operations:  On November 11, 2008, the Predecessor Company’s board of directors approved the shutdown of the growing products portion of the Home and Garden Business, which included the manufacturing and marketing of fertilizers, enriched soils, mulch and grass seed. The decision to shutdown the growing products portion of the Home and Garden Business was made only after the Predecessor Company was unable to successfully sell this business, in whole or in part. The shutdown of the growing products

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

portion of the Home and Garden Business was completed during the second quarter of the Company’s fiscal year ended September 30, 2009.

The presentation herein of the results of continuing operations excludes the growing products portion of the Home and Garden Business for all periods presented. The following amounts have been segregated from continuing operations and are reflected as discontinued operations for the six month period ended April 4, 2010:

2010

Net sales	$—

Loss from discontinued operations before income taxes	$(2,512)
Provision for income tax expense	223

Loss from discontinued operations, net of tax	$(2,735)

Intangible Assets:  Intangible assets are recorded at cost or at fair value if acquired in a purchase business combination. Customer relationships and proprietary technology intangibles are amortized, using the straight-line method, over their estimated useful lives of approximately 4 to 20 years. Excess of cost over fair value of net assets acquired (goodwill) and trade name intangibles are not amortized. Goodwill is tested for impairment at least annually at the reporting unit level, with such groupings being consistent with the Company’s reportable segments. If an impairment is indicated, a write-down to fair value (normally measured by discounting estimated future cash flows) is recorded. Trade name intangibles are tested for impairment at least annually by comparing the fair value with the carrying value. Any excess of carrying value over fair value is recognized as an impairment loss in income from operations. The Company’s annual impairment testing is completed at the August financial period end. ASC Topic 350: “Intangibles-Goodwill and Other,” requires that goodwill and indefinite-lived intangible assets be tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. Management uses its judgment in assessing whether assets may have become impaired between annual impairment tests. Indicators such as unexpected adverse business conditions, economic factors, unanticipated technological change or competitive activities, loss of key personnel, and acts by governments and courts may signal that an asset has become impaired.

The Company’s goodwill and indefinite lived trade name intangibles were tested in conjunction with the Company’s realignment of reportable segments on October 1, 2010. The Company concluded that the fair values of its reporting units, which are the same as the Company’s reporting segments, and indefinite lived trade name intangible assets were in excess of the carrying amounts of those assets, under both the Company’s prior reportable segment structure and the current reportable segment structure, and, accordingly, no impairment of goodwill or indefinite lived trade name intangibles was recorded.

Shipping and Handling Costs:  The Company incurred shipping and handling costs of $47,698 and $98,968 for the three and six month periods ended April 3, 2011, respectively, and $34,950 and $71,411 for the three and six month periods ended April 4, 2010, respectively. These costs are included in Selling expenses in the accompanying Condensed Consolidated Statements of Operations (Unaudited). Shipping and handling costs include costs incurred with third-party carriers to transport products to customers as well as salaries and overhead costs related to activities to prepare the Company’s products for shipment from its distribution facilities.

Concentrations of Credit Risk:  Trade receivables subject the Company to credit risk. Trade accounts receivable are carried at net realizable value. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history, and generally does not require collateral. The Company monitors its customers’ credit and financial condition based on changing economic conditions

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

and makes adjustments to credit policies as required. Provision for losses on uncollectible trade receivables are determined principally on the basis of past collection experience applied to ongoing evaluations of the Company’s receivables and evaluations of the risks of nonpayment for a given customer.

The Company has a broad range of customers including many large retail outlet chains, one of which accounts for a significant percentage of its sales volume. This customer represented approximately 22% and 23% of the Company’s Net sales during the three and six month periods ended April 3, 2011, respectively. This customer represented approximately 22% and 21% of the Company’s Net sales during the three and six month periods ended April 4, 2010, respectively. This customer also represented approximately 14% and 15% of the Company’s Trade accounts receivable, net at April 3, 2011 and September 30, 2010, respectively.

Approximately 44% and 47% of the Company’s Net sales during the three and six month periods ended April 3, 2011, respectively, and 43% and 47% of the Company’s Net sales during the three and six month periods ended April 4, 2010, respectively, occurred outside the U.S. These sales and related receivables are subject to varying degrees of credit, currency, political and economic risk. The Company monitors these risks and makes appropriate provisions for collectibility based on an assessment of the risks present.

Stock-Based Compensation:  On the Effective Date all of the existing common stock of the Predecessor Company was extinguished and deemed cancelled, including restricted stock and other stock-based awards.

In September 2009, the Successor Company’s board of directors (the “Board”) adopted the 2009 Spectrum Brands Inc. Incentive Plan (the “2009 Plan”). In conjunction with the Merger, the 2009 Plan was assumed by SB Holdings. Up to 3,333 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2009 Plan. After October 21, 2010, no further awards may be made under the 2009 Plan (as described in further detail below) as the Spectrum Brands Holdings, Inc. 2011 Omnibus Equity Award Plan (the “2011 Plan”) was approved by the shareholders of the Company on March 1, 2011.

In conjunction with the Merger, the Company assumed the Spectrum Brands Holdings, Inc. 2007 Omnibus Equity Award Plan (formerly known as the Russell Hobbs, Inc. 2007 Omnibus Equity Award Plan, as amended on June 24, 2008) (the “2007 RH Plan”). Up to 600 shares of common stock, net of forfeitures and cancellations, could have been issued under the 2007 RH Plan. After October 21, 2010, no further awards may be made under the 2007 RH Plan (as described in further detail below) as the 2011 Plan was approved by the shareholders of the Company on March 1, 2011.

On October 21, 2010, the Board adopted the 2011 Plan, which received shareholder approval at the Annual Meeting of the shareholders of the Company held on March 1, 2011. Upon such shareholder approval, no further awards will be granted under the 2009 Plan and the 2007 RH Plan. 4,626 shares of common stock of the Company, net of cancellations, may be issued under the 2011 Plan.

Under ASC Topic 718: “Compensation-Stock Compensation,” the Company is required to recognize expense related to its stock-based plans based on the fair value of its employee stock awards.

Total stock compensation expense associated with restricted stock awards and restricted stock units recognized by the Company during the three and six month periods ended April 3, 2011 was $8,674, or $5,638, net of taxes, and $14,287, or $9,287, net of taxes, respectively. Total stock compensation expense associated with restricted stock awards recognized by the Company during the three and six month periods ended April 4, 2010 was $3,197 or $2,078, net of taxes and $6,393, or $4,155, net of taxes, respectively.

The Company granted approximately 629 shares of restricted stock awards during the six month period ended April 4, 2010. Of these grants, 18 shares are time-based and vest after a one year period and 611 shares are time-based and vest over a two year period. All vesting dates are subject to the recipient’s continued employment with the Company, except as otherwise permitted by the Board or in certain cases if the

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

employee is terminated without cause. The total market value of the restricted stock awards on the date of grant was approximately $14,555.

The Company granted approximately 157 and 1,580 restricted stock units during the three and six month periods ended April 3, 2011, respectively. Of these grants, 15 restricted stock units are time-based and vest over a one year period and 18 restricted stock units are time-based and vest over a three year period. The remaining 1,547 restricted stock units are performance and time-based with 665 units vesting over a two year period and 882 units vesting over a three year period. The total market value of the restricted stock units on the dates of the grants was approximately $46,034.

The fair value of restricted stock awards and restricted stock units is determined based on the market price of the Company’s shares of common stock on the grant date. A summary of the status of the Company’s non-vested restricted stock awards and restricted stock units as of April 3, 2011 is as follows:

		Weighted
		Average
		Grant Date
Restricted Stock Awards	Shares	Fair Value	Fair Value

Restricted stock awards at September 30, 2010	446	$23.56	$10,508
Vested	(310)	23.12	(7,166)

Restricted stock awards at April 3, 2011	136	$24.57	$3,342

		Weighted
		Average
		Grant Date
Restricted Stock Units	Shares	Fair Value	Fair Value

Restricted stock units at September 30, 2010	249	$28.22	$7,028
Granted	1,580	29.14	46,034
Forfeited	(10)	28.80	(288)
Vested	(65)	28.83	(1,874)

Restricted stock units at April 3, 2011	1,754	$29.02	$50,900

Reorganization Items:  In accordance with ASC Topic 852: “Reorganizations,” reorganization items are presented separately in the accompanying Condensed Consolidated Statements of Operations (Unaudited) and represent expenses, income, gains and losses that the Company has identified as directly relating to its voluntary petitions under Chapter 11 of the Bankruptcy Code. See Note 2, Voluntary Reorganization Under Chapter 11 in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for additional information regarding the Chapter 11 filing and subsequent emergence. Reorganization items expense, net for the six month period ended April 4, 2010 is summarized as follows:

2010

Legal and professional fees	$3,536
Provision for rejected leases	110

Reorganization items expense, net	$3,646

Acquisition and Integration Related Charges:  Acquisition and integration related charges reflected in Operating expenses in the accompanying Condensed Consolidated Statements of Operations (Unaudited) include, but are not limited to, transaction costs such as banking, legal and accounting professional fees directly related to the acquisition, termination and related costs for transitional and certain other employees,

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

integration related professional fees and other post business combination related expenses associated with the Company’s acquisitions.

Acquisition and integration related charges associated with the Merger incurred by the Company during the three and six month periods ended April 3, 2011 and April 4, 2010 are summarized as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Legal and professional fees	$1,193	$3,039	$3,589	$5,470
Employee termination charges	1,144	—	4,896	—
Integration costs	5,241	—	15,370	—

Total Acquisition and integration related charges	$7,578	$3,039	$23,855	$5,470

Additionally, the Company incurred $10 and $188 of legal and professional fees associated with the acquisition of Seed Resources, LLC (“Seed Resources”) during the three and six month periods ended April 3, 2011. (See Note 15, Acquisitions for information on the Seed Resources acquisition.)

3	OTHER COMPREHENSIVE LOSS

Comprehensive loss and the components of other comprehensive loss, net of tax, for the three and six month periods ended April 3, 2011 and April 4, 2010 are as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Net loss	$(50,186)	$(19,034)	$(69,943)	$(79,283)
Other comprehensive income (loss):
Foreign currency translation	23,944	(5,321)	19,870	(6,436)
Valuation allowance adjustments	433	(2,022)	1,076	(3,121)
Pension liability adjustments	—	(52)	—	(52)
Net unrealized loss on derivative instruments	(7,244)	(2,194)	(3,065)	(3,398)

Net change to derive comprehensive loss for the period	17,133	(9,589)	17,881	(13,007)

Comprehensive loss	$(33,053)	$(28,623)	$(52,062)	$(92,290)

Net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries are accumulated in the Accumulated other comprehensive income (“AOCI”) section of Shareholders’ equity. Also included are the effects of exchange rate changes on intercompany balances of a long-term nature and transactions designated as hedges of net foreign investments.

The changes in accumulated foreign currency translation for the three and six month periods ended April 3, 2011 and April 4, 2010 were primarily attributable to the impact of translation of the net assets of the Company’s European operations, primarily denominated in Euros and Pounds Sterling.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

4	NET LOSS PER COMMON SHARE

Net loss per common share of the common stock of the Company for the three and six month periods ended April 3, 2011 and April 4, 2010 is calculated based upon the following number of shares:

	Three Months		Six Months
	2011	2010	2011	2010

Basic	50,817	30,000	50,804	30,000
Effect of common stock equivalents	—	—	—	—

Diluted	50,817	30,000	50,804	30,000

For the three and six month periods ended April 3, 2011 and April 4, 2010 the Company has not assumed the exercise of common stock equivalents as the impact would be antidilutive.

5	INVENTORIES

Inventories for the Company, which are stated at the lower of cost or market, consist of the following:

	April 3,	September 30,
	2011	2010

Raw materials	$74,786	$62,857
Work-in-process	31,879	28,239
Finished goods	454,378	439,246

	$561,043	$530,342

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

6	GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets for the Company consist of the following:

			Home and
	Global Batteries &	Global Pet	Garden
	Appliances	Supplies	Business	Total

Goodwill:
Balance at September 30, 2010	$268,420	$159,985	$171,650	$600,055
Additions	—	10,029	—	10,029
Effect of translation	5,808	1,832	—	7,640

Balance at April 3, 2011	$274,228	$171,846	$171,650	$617,724

Intangible Assets:
Trade names Not Subject to Amortization
Balance at September 30, 2010	$569,945	$211,533	$76,000	$857,478
Additions	—	2,630	—	2,630
Effect of translation	3,551	3,825	—	7,376

Balance at April 3, 2011	$573,496	$217,988	$76,000	$867,484

Intangible Assets Subject to Amortization
Balance at September 30, 2010, net	$516,324	$230,248	$165,310	$911,882
Amortization during period	(16,522)	(7,651)	(4,461)	(28,634)
Effect of translation	4,393	2,205	—	6,598

Balance at April 3, 2011, net	$504,195	$224,802	$160,849	$889,846

Total Intangible Assets, net at April 3, 2011	$1,077,691	$442,790	$236,849	$1,757,330

Intangible assets subject to amortization include proprietary technology, customer relationships and certain trade names. The carrying value of technology assets was $57,497, net of accumulated amortization of $10,117 at April 3, 2011 and $60,792, net of accumulated amortization of $6,305 at September 30, 2010. Trade names subject to amortization relate to the valuation under fresh-start reporting and the Merger. The carrying value of these trade names was $139,659, net of accumulated amortization of $10,041 at April 3, 2011 and $145,939, net of accumulated amortization of $3,750 at September 30, 2010. Remaining intangible assets subject to amortization include customer relationship intangibles. The carrying value of customer relationships was $692,690, net of accumulated amortization of $59,013 at April 3, 2011 and $705,151, net of accumulated amortization of $35,865 at September 30, 2010. The useful life of the Company’s intangible assets subject to amortization are 8 years for technology assets related to the Global Pet Supplies segment, 9 to 17 years for technology assets associated with the Global Batteries & Appliances segment, 15 to 20 years for customer relationships of the Global Batteries & Appliances segment, 20 years for customer relationships of the Home and Garden Business and Global Pet Supplies segments, 12 years for a trade name within the Global Batteries & Appliances segment and 4 years for a trade name within the Home and Garden Business segment.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

Amortization expense for the three and six month periods ended April 3, 2011 and April 4, 2010 is as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Proprietary technology amortization	$1,649	$1,547	$3,297	$3,092
Customer relationships amortization	9,526	8,918	19,058	17,709
Trade names amortization	3,140	32	6,279	63

	$14,315	$10,497	$28,634	$20,864

The Company estimates annual amortization expense for the next five fiscal years will approximate $55,630 per year.

7	DEBT

Debt consists of the following:

	April 3, 2011		September 30, 2010
	Amount	Rate	Amount	Rate

Term Loan, U.S. Dollar, expiring June 17, 2016	$678,300	5.1%	$750,000	8.1%
9.5% Notes, due June 15, 2018	750,000	9.5%	750,000	9.5%
12% Notes, due August 28, 2019	245,031	12.0%	245,031	12.0%
ABL Revolving Credit Facility, expiring June 16, 2014	118,000	4.5%	—	4.1%
Other notes and obligations	36,623	14.1%	13,605	10.8%
Capitalized lease obligations	11,819	5.2%	11,755	5.2%

	1,839,773		1,770,391
Original issuance discounts on debt	(14,673)		(26,624)
Less current maturities	31,841		20,710

Long-term debt	$1,793,259		$1,723,057

In connection with the Merger, Spectrum Brands (i) entered into a new senior secured term loan pursuant to a new senior credit agreement (the “Senior Credit Agreement”) consisting of the Term Loan, (ii) issued $750,000 of 9.5% Notes and (iii) entered into a $300,000 ABL Revolving Credit Facility. The proceeds from such financings were used to repay Spectrum Brands’ then-existing senior term credit facility (the “Prior Term Facility”) and Spectrum Brands’ then-existing asset based revolving loan facility, to pay fees and expenses in connection with the refinancing and for general corporate purposes.

The 9.5% Notes and 12% Notes were issued by Spectrum Brands. SB/RH Holdings, LLC, a wholly-owned subsidiary of SB Holdings, and the wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 9.5% Notes. The wholly owned domestic subsidiaries of Spectrum Brands are the guarantors under the 12% Notes. SB Holdings is not an issuer or guarantor of the 9.5% Notes or the 12% Notes. SB Holdings is also not a borrower or guarantor under the Company’s Term Loan or the ABL Revolving Credit Facility. Spectrum Brands is the borrower under the Term Loan and its wholly owned domestic subsidiaries along with SB/RH Holdings, LLC are the guarantors under that facility. Spectrum Brands and its wholly owned domestic subsidiaries are the borrowers under the ABL Revolving Credit Facility and SB/RH Holdings, LLC is a guarantor of that facility.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

Senior Term Credit Facility

On February 1, 2011, the Company completed the refinancing of its Term Loan, which had an aggregate amount outstanding of $680,000, with an Amended and Restated Credit Agreement (the “New Term Loan”, together with the amended ABL Revolving Credit Facility, the “Senior Credit Facilities”) at a lower interest rate.

The New Term Loan was issued at par with a maturity date of June 17, 2016. Subject to certain mandatory prepayment events, the Term Loan is subject to repayment according to a scheduled amortization, with the final payment of all amounts outstanding, plus accrued and unpaid interest, due at maturity. Among other things, the New Term Loan provides for interest on the New Term Loan at a rate per annum equal to, at the Company’s option, the LIBO rate (adjusted for statutory reserves) subject to a 1.00% floor plus a margin equal to 4.00%, or an alternate base rate plus a margin equal to 3.00%.

The New Term Loan contains financial covenants with respect to debt, including, but not limited to, a maximum leverage ratio and a minimum interest coverage ratio, which covenants, pursuant to their terms, become more restrictive over time. In addition, the New Term Loan contains customary restrictive covenants, including, but not limited to, restrictions on the Company’s ability to incur additional indebtedness, create liens, make investments or specified payments, give guarantees, pay dividends, make capital expenditures and merge or acquire or sell assets. Pursuant to a guarantee and collateral agreement, the Company and its domestic subsidiaries have guaranteed their respective obligations under the New Term Loan and related loan documents and have pledged substantially all of their respective assets to secure such obligations. The New Term Loan also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

In connection with the New Term Loan during the three and six month periods ended April 3, 2011, the Company recorded $8,648 of fees. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the New Term Loan. In connection with the refinancing of the Term Loan during the three and six month periods ended April 3, 2011, the Company recorded cash charges of $6,800 and accelerated amortization of portions of the unamortized discount and unamortized Debt issuance costs totaling $24,370 as an adjustment to increase interest expense. In connection with voluntary prepayments of $70,000 of term debt during the six month period ended April 3, 2011, the Company recorded accelerated amortization of portions of the unamortized discount and unamortized Debt issuance costs totaling $3,581 as an adjustment to increase interest expense.

At April 3, 2011 and September 30, 2010, the aggregate amount outstanding under the Term Loan totaled $678,300 and $750,000, respectively.

9.5% Notes

At both April 3, 2011 and September 30, 2010, the Company had outstanding principal of $750,000 under the 9.5% Notes maturing June 15, 2018.

The Company may redeem all or a part of the 9.5% Notes, upon not less than 30 or more than 60 days notice, at specified redemption prices. Further, the indenture governing the 9.5% Notes (the “2018 Indenture”) requires the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

The 2018 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2018 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2018 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 9.5% Notes. If any other event of default under the 2018 Indenture occurs and is continuing, the trustee for the 2018 Indenture or the registered holders of at least 25% in the then aggregate outstanding principal amount of the 9.5% Notes may declare the acceleration of the amounts due under those notes.

The 9.5% Notes were issued at a 1.37% discount and were recorded net of the $10,245 amount incurred. The discount is reflected as an adjustment to the carrying value of principal, and is being amortized with a corresponding charge to interest expense over the remaining life of the 9.5% Notes. During Fiscal 2010, the Company recorded $20,823 of fees in connection with the issuance of the 9.5% Notes. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the 9.5% Notes.

12% Notes

On August 28, 2009, in connection with emergence from the voluntary reorganization under Chapter 11 of the Bankruptcy Code and pursuant to the Debtors’ confirmed plan of reorganization, the Company issued $218,076 in aggregate principal amount of 12% Notes maturing August 28, 2019. Semiannually, at its option, the Company may elect to pay interest on the 12% Notes in cash or as payment in kind (“PIK”). PIK interest is added to principal on the relevant semi-annual interest payment date. Under the Prior Term Facility, the Company agreed to make interest payments on the 12% Notes through PIK for the first three semi-annual interest payment periods. As a result of the refinancing of the Prior Term Facility, the Company is no longer required to make interest payments as payment in kind after the semi-annual interest payment date of August 28, 2010. Effective with the semi-annual interest payment date of February 28, 2011, the Company gave notice to the trustee that the interest payment due August 28, 2011 would be made in cash.

The Company may redeem all or a part of the 12% Notes, upon not less than 30 or more than 60 days notice, beginning August 28, 2012 at specified redemption prices. Further, the indenture governing the 12% Notes (the “2019 Indenture”) require the Company to make an offer, in cash, to repurchase all or a portion of the applicable outstanding notes for a specified redemption price, including a redemption premium, upon the occurrence of a change of control of the Company, as defined in such indenture.

At April 3, 2011 and September 30, 2010, the Company had outstanding principal of $245,031 under the 12% Notes, including PIK interest of $26,955 added to principal during Fiscal 2010.

The 2019 Indenture contains customary covenants that limit, among other things, the incurrence of additional indebtedness, payment of dividends on or redemption or repurchase of equity interests, the making of certain investments, expansion into unrelated businesses, creation of liens on assets, merger or consolidation with another company, transfer or sale of all or substantially all assets, and transactions with affiliates.

In addition, the 2019 Indenture provides for customary events of default, including failure to make required payments, failure to comply with certain agreements or covenants, failure to make payments on or acceleration of certain other indebtedness, and certain events of bankruptcy and insolvency. Events of default under the 2019 Indenture arising from certain events of bankruptcy or insolvency will automatically cause the acceleration of the amounts due under the 12% Notes. If any other event of default under the 2019 Indenture occurs and is continuing, the trustee for the indenture or the registered holders of at least 25% in the then

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

aggregate outstanding principal amount of the 12% Notes may declare the acceleration of the amounts due under those notes.

The Company is subject to certain limitations as a result of the Company’s Fixed Charge Coverage Ratio under the 2019 Indenture being below 2:1. Until the test is satisfied, Spectrum Brands and certain of its subsidiaries are limited in their ability to make significant acquisitions or incur significant additional senior credit facility debt beyond the Senior Credit Facilities. The Company does not expect its inability to satisfy the Fixed Charge Coverage Ratio test to impair its ability to provide adequate liquidity to meet the short-term and long-term liquidity requirements of its existing businesses, although no assurance can be given in this regard.

In connection with the Merger, the Company obtained the consent of the note holders to certain amendments to the 2019 Indenture (the “Supplemental Indenture”). The Supplemental Indenture became effective upon the closing of the Merger. Among other things, the Supplemental Indenture amended the definition of change in control to exclude the Harbinger Capital Partners Master Fund I, Ltd. (“Harbinger Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P. (“Harbinger Special Fund”) and, together with Harbinger Master Fund, the “HCP Funds”), Global Opportunities Breakaway Ltd. (together with the HCP Funds, the “Harbinger Parties”), and their respective affiliates and increased the Company’s ability to incur indebtedness up to $1,850,000.

During Fiscal 2010, the Company recorded $2,966 of fees in connection with the consent. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the remaining life of the 12% Notes effective with the closing of the Merger.

ABL Revolving Credit Facility

The ABL Revolving Credit Facility is governed by a credit agreement (the “ABL Credit Agreement”) with Bank of America as administrative agent (the “Agent”). The ABL Revolving Credit Facility consists of revolving loans (the “Revolving Loans”), with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein.

The Revolving Loans may be drawn, repaid and reborrowed without premium or penalty. The proceeds of borrowings under the ABL Revolving Credit Facility are to be used for costs, expenses and fees in connection with the ABL Revolving Credit Facility, working capital requirements of the Company and its subsidiaries, restructuring costs, and for other general corporate purposes.

Prior to April 21, 2011, the ABL Revolving Credit Facility carried an interest rate, at the Company’s option, which was subject to change based on availability under the facility, of either: (a) the base rate plus currently 2.75% per annum or (b) the reserve-adjusted LIBO rate (the “Eurodollar Rate”) plus currently 3.75% per annum. No amortization was required with respect to the ABL Revolving Credit Facility. The ABL Revolving Credit Facility was scheduled to mature on June 16, 2014. As described further below, effective April 21, 2011, the Company entered into certain amendments to the ABL Credit Agreement.

The ABL Credit Agreement contains various representations and warranties and covenants, including, without limitation, enhanced collateral reporting, and a maximum fixed charge coverage ratio. The ABL Credit Agreement also provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness.

During Fiscal 2010, the Company recorded $9,839 of fees in connection with the ABL Revolving Credit Facility. The fees are classified as Debt issuance costs within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) and are amortized as an adjustment to interest expense over the

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

remaining life of the ABL Revolving Credit Facility. Pursuant to the credit and security agreement, the obligations under the ABL credit agreement are secured by certain current assets of the guarantors, including, but not limited to, deposit accounts, trade receivables and inventory.

As a result of borrowings and payments under the ABL Revolving Credit Facility at April 3, 2011, the Company had aggregate borrowing availability of approximately $81,527, net of lender reserves of $28,568.

At April 3, 2011, the Company had outstanding letters of credit of $36,121 under the ABL Revolving Credit Facility.

As a result of borrowings and payments under the ABL Revolving Credit Facility at September 30, 2010, the Company had aggregate borrowing availability of approximately $225,255, net of lender reserves of $28,972.

Effective as of September 22, 2010, March 3, 2011 and April 21, 2011, the Company entered into certain amendments to the ABL Credit Agreement, pursuant to which the Agent and the lenders under the ABL Credit Agreement consented to certain amendments, including, without limitation, the following:

•	the maturity date under the ABL Credit Agreement was extended to April 21, 2016 from June 16, 2014;

•	the interest margins under the ABL Revolving Credit Facility were reduced to, depending on the average availability, either (i) base rate plus a margin equal to 1.00%, 1.25% or 1.50% per annum (previously 2.50%, 2.75% or 3.00%), as applicable, or (ii) LIBOR plus a margin equal to 2.00%, 2.25% or 2.50% per annum (previously 3.50%, 3.75% or 4.00%), as applicable;

•	the unused commitments fees payable by the Company were reduced to (i) a rate per annum equal to 0.375% (previously 0.50%) when utilization equals or exceeds 50% of the aggregate commitments under the ABL Revolving Credit Facility and (ii) a rate per annum equal to 0.50% (previously 0.75%) when utilization is less than 50% of such commitments;

•	the covenants in respect of agent’s inspection rights and certain restrictions on liens, debt, acquisitions, accounts receivable dispositions, restricted payments and prepayments of subordinated debt were amended to be more favorable to, and generally allow greater operational flexibility for, the Company and the other borrowers; and

•	amendments to allow for certain internal corporate restructuring transactions to be undertaken by the Company.

8	DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are used by the Company principally in the management of its interest rate, foreign currency and raw material price exposures. The Company does not hold or issue derivative financial instruments for trading purposes. When hedge accounting is elected at inception, the Company formally designates the financial instrument as a hedge of a specific underlying exposure if such criteria are met, and documents both the risk management objectives and strategies for undertaking the hedge. The Company formally assesses both at the inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the forecasted cash flows of the related underlying exposure. Because of the high degree of effectiveness between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instruments are generally offset by changes in the forecasted cash flows of the underlying exposures being hedged. Any ineffective portion of a financial instrument’s change in fair value is immediately recognized in earnings. For

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

derivatives that are not designated as cash flow hedges, or do not qualify for hedge accounting treatment, the change in the fair value is also immediately recognized in earnings.

Under ASC Topic 815: “Derivatives and Hedging,” (“ASC 815”), entities are required to provide enhanced disclosures for derivative and hedging activities.

The Company’s fair value of outstanding derivative contracts recorded as assets in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) were as follows:

		April 3,	September 30,
Asset Derivatives		2011	2010

Derivatives designated as hedging instruments under ASC 815:
Commodity contracts	Receivables — Other	$2,567	$2,371
Commodity contracts	Deferred charges and other	1,600	1,543
Foreign exchange contracts	Receivables — Other	807	20
Foreign exchange contracts	Deferred charges and other	41	55

Total asset derivatives designated as hedging instruments under ASC 815		$5,015	$3,989

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Receivables — Other	18	—

Total asset derivatives		$5,033	$3,989

The Company’s fair value of outstanding derivative contracts recorded as liabilities in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited) were as follows:

		April 3,	September 30,
Liability Derivatives		2011	2010

Derivatives designated as hedging instruments under ASC 815:
Interest rate contracts	Accounts payable	$3,701	$3,734
Interest rate contracts	Accrued interest	862	861
Interest rate contracts	Other long term liabilities	—	2,032
Commodity contracts	Accounts payable	155	—
Foreign exchange contracts	Accounts payable	12,538	6,544
Foreign exchange contracts	Other long term liabilities	2,100	1,057

Total liability derivatives designated as hedging instruments under ASC 815		$19,356	$14,228

Derivatives not designated as hedging instruments under ASC 815:
Foreign exchange contracts	Accounts payable	13,697	9,698
Foreign exchange contracts	Other long term liabilities	21,459	20,887

Total liability derivatives		$54,512	$44,813

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCI and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative, representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, are recognized in current earnings.

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the three month period ended April 3, 2011:

				Location of
				Gain (Loss)
				Recognized in	Amount of
				Income on	Gain (Loss)
				Derivative	Recognized in
	Amount of	Location of		(Ineffective	Income on
	Gain (Loss)	Gain (Loss)	Amount of	Portion and	Derivatives
	Recognized in	Reclassified from	Gain (Loss)	Amount	(Ineffective Portion
	AOCI on	AOCI into	Reclassified from	Excluded from	and Amount
Derivatives in ASC 815	Derivatives	Income	AOCI into Income	Effectiveness	Excluded from
Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$(150)	Cost of goods sold	$784	Cost of goods sold	$(6)
Interest rate contracts	(67)	Interest expense	(839)	Interest expense	(148)
Foreign exchange contracts	616	Net sales	(88)	Net sales	—
Foreign exchange contracts	(12,732)	Cost of goods sold	(1,967)	Cost of goods sold	—

Total	$(12,333)		$(2,110)		$(154)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the six month period ended April 3, 2011:

				Location of
				Gain (Loss)
				Recognized in	Amount of
				Income on	Gain (Loss)
				Derivative	Recognized in
	Amount of	Location of		(Ineffective	Income on
	Gain (Loss)	Gain (Loss)	Amount of	Portion and	Derivatives
	Recognized in	Reclassified from	Gain (Loss)	Amount	(Ineffective Portion
	AOCI on	AOCI into	Reclassified from	Excluded from	and Amount
Derivatives in ASC 815	Derivatives	Income	AOCI into Income	Effectiveness	Excluded from
Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$1,873	Cost of goods sold	$1,334	Cost of goods sold	$(5)
Interest rate contracts	(60)	Interest expense	(1,688)	Interest expense	(250)
Foreign exchange contracts	227	Net sales	(207)	Net sales	—
Foreign exchange contracts	(10,790)	Cost of goods sold	(4,092)	Cost of goods sold	—

Total	$(8,750)		$(4,653)		$(255)

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the three month period ended April 4, 2010:

				Location of
				Gain (Loss)
				Recognized in	Amount of
				Income on	Gain (Loss)
				Derivative	Recognized in
	Amount of	Location of		(Ineffective	Income on
	Gain (Loss)	Gain (Loss)	Amount of	Portion and	Derivatives
	Recognized in	Reclassified from	Gain (Loss)	Amount	(Ineffective Portion
	AOCI on	AOCI into	Reclassified from	Excluded from	and Amount
Derivatives in ASC 815	Derivatives	Income	AOCI into Income	Effectiveness	Excluded from
Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$(1,210)	Cost of goods sold	$620	Cost of goods sold	$70
Interest rate contracts	(5,893)	Interest expense	(1,740)	Interest expense	—
Foreign exchange contracts	(231)	Net sales	(92)	Net sales	—
Foreign exchange contracts	2,466	Cost of goods sold	509	Cost of goods sold	—

Total	$(4,868)		$(703)		$70

The following table summarizes the pretax impact of derivative instruments designated as cash flow hedges on the accompanying Condensed Consolidated Statements of Operations (Unaudited) for the six month period ended April 4, 2010:

				Location of
				Gain (Loss)
				Recognized in	Amount of
				Income on	Gain (Loss)
				Derivative	Recognized in
	Amount of	Location of		(Ineffective	Income on
	Gain (Loss)	Gain (Loss)	Amount of	Portion and	Derivatives
	Recognized in	Reclassified from	Gain (Loss)	Amount	(Ineffective Portion
	AOCI on	AOCI into	Reclassified from	Excluded from	and Amount
Derivatives in ASC 815	Derivatives	Income	AOCI into Income	Effectiveness	Excluded from
Cash Flow Hedging Relationships	(Effective Portion)	(Effective Portion)	(Effective Portion)	Testing)	Effectiveness Testing)

Commodity contracts	$2,446	Cost of goods sold	$951	Cost of goods sold	$141
Interest rate contracts	(11,646)	Interest expense	(2,978)	Interest expense	—
Foreign exchange contracts	(350)	Net sales	(186)	Net sales	—
Foreign exchange contracts	2,045	Cost of goods sold	(219)	Cost of goods sold	—

Total	$(7,505)		$(2,432)		$141

Derivative Contracts

For derivative instruments that are used to economically hedge the fair value of the Company’s third party and intercompany foreign exchange payments, commodity purchases and interest rate payments, the gain (loss) is recognized in earnings in the period of change associated with the derivative contract. During the

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

three month period ended April 3, 2011 and the three month period ended April 4, 2010, the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in		Location of Gain or (Loss)
Derivatives Not Designated as	Income on Derivatives		Recognized in
Hedging Instruments Under ASC 815	2011	2010	Income on Derivatives

Commodity contracts	$—	$149	Cost of goods sold
Foreign exchange contracts	(18,948)	(459)	Other expense, net

Total	$(18,948)	$(310)

During the six month period ended April 3, 2011 and the six month period ended April 4, 2010, the Company recognized the following respective gains (losses) on derivative contracts:

	Amount of Gain (Loss)
	Recognized in		Location of Gain or (Loss)
Derivatives Not Designated as	Income on Derivatives		Recognized in
Hedging Instruments Under ASC 815	2011	2010	Income on Derivatives

Commodity contracts	$—	$191	Cost of goods sold
Foreign exchange contracts	(9,890)	(2,289)	Other expense, net

Total	$(9,890)	$(2,098)

Credit Risk

The Company is exposed to the default risk of the counterparties with which the Company transacts. The Company monitors counterparty credit risk on an individual basis by periodically assessing each such counterparty’s credit rating exposure. The maximum loss due to credit risk equals the fair value of the gross asset derivatives that are primarily concentrated with a foreign financial institution counterparty. The Company considers these exposures when measuring its credit reserve on its derivative assets, which were $71 and $75 at April 3, 2011 and September 30, 2010, respectively. Additionally, the Company does not require collateral or other security to support financial instruments subject to credit risk.

The Company’s standard contracts do not contain credit risk related contingent features whereby the Company would be required to post additional cash collateral as a result of a credit event. However, the Company is typically required to post collateral in the normal course of business to offset its liability positions. At both April 3, 2011 and September 30, 2010, the Company had posted cash collateral of $2,363 related to such liability positions. In addition, at both April 3, 2011 and September 30, 2010, the Company had posted standby letters of credit of $4,000 related to such liability positions. The cash collateral is included in Current Assets — Receivables-Other within the accompanying Condensed Consolidated Statements of Financial Position (Unaudited).

Derivative Financial Instruments

Cash Flow Hedges

The Company uses interest rate swaps to manage its interest rate risk. The swaps are designated as cash flow hedges with the changes in fair value recorded in AOCI and as a derivative hedge asset or liability, as applicable. The swaps settle periodically in arrears with the related amounts for the current settlement period payable to, or receivable from, the counter-parties included in accrued liabilities or receivables, respectively, and recognized in earnings as an adjustment to interest expense from the underlying debt to which the swap is

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

designated. At April 3, 2011, the Company had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fix the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012. At September 30, 2010, the Company had a portfolio of U.S. dollar-denominated interest rate swaps outstanding which effectively fixed the interest on floating rate debt, exclusive of lender spreads as follows: 2.25% for a notional principal amount of $300,000 through December 2011 and 2.29% for a notional principal amount of $300,000 through January 2012 (the “U.S. dollar swaps”). The derivative net loss on these contracts recorded in AOCI by the Company at April 3, 2011 was $(1,666), net of tax benefit of $1,021. The derivative net (loss) on the U.S. dollar swaps contracts recorded in AOCI by the Company at September 30, 2010 was $(2,675), net of tax benefit of $1,640. At April 3, 2011, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $(1,666), net of tax.

The Company periodically enters into forward foreign exchange contracts to hedge the risk from forecasted foreign denominated third party and intercompany sales or payments. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros, Pounds Sterling, Australian Dollars, Brazilian Reals, Canadian Dollars or Japanese Yen. These foreign exchange contracts are cash flow hedges of fluctuating foreign exchange related to sales or product or raw material purchases. Until the sale or purchase is recognized, the fair value of the related hedge is recorded in AOCI and as a derivative hedge asset or liability, as applicable. At the time the sale or purchase is recognized, the fair value of the related hedge is reclassified as an adjustment to Net sales or purchase price variance in Cost of goods sold. At April 3, 2011 the Company had a series of foreign exchange derivative contracts outstanding through September 2012 with a contract value of $314,521. At September 30, 2010, the Company had a series of foreign exchange derivative contracts outstanding through June 2012 with a contract value of $299,993. The derivative net loss on these contracts recorded in AOCI by the Company at April 3, 2011 was $(9,770), net of tax benefit of $4,021. The derivative net (loss) on these contracts recorded in AOCI by the Company at September 30, 2010 was $(5,322), net of tax benefit of $2,204. At April 3, 2011, the portion of derivative net losses estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $(8,336), net of tax.

The Company is exposed to risk from fluctuating prices for raw materials, specifically zinc used in its manufacturing processes. The Company hedges a portion of the risk associated with these materials through the use of commodity swaps. The hedge contracts are designated as cash flow hedges with the fair value changes recorded in AOCI and as a hedge asset or liability, as applicable. The unrecognized changes in fair value of the hedge contracts are reclassified from AOCI into earnings when the hedged purchase of raw materials also affects earnings. The swaps effectively fix the floating price on a specified quantity of raw materials through a specified date. At April 3, 2011 the Company had a series of such swap contracts outstanding through September 2012 for 11 tons with a contract value of $23,141. At September 30, 2010, the Company had a series of such swap contracts outstanding through September 2012 for 15 tons with a contract value of $28,897. The derivative net gain on these contracts recorded in AOCI by the Company at April 3, 2011 was $2,606, net of tax expense of $1,390. The derivative net gain on these contracts recorded in AOCI by the Company at September 30, 2010 was $2,256, net of tax expense of $1,201. At April 3, 2011, the portion of derivative net gains estimated to be reclassified from AOCI into earnings by the Company over the next 12 months is $1,571, net of tax.

Derivative Contracts

The Company periodically enters into forward and swap foreign exchange contracts to economically hedge the risk from third party and intercompany payments resulting from existing obligations. These obligations generally require the Company to exchange foreign currencies for U.S. Dollars, Euros or Australian Dollars. These foreign exchange contracts are fair value hedges of a related liability or asset

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

recorded in the accompanying Condensed Consolidated Statements of Financial Position (Unaudited). The gain or loss on the derivative hedge contracts is recorded in earnings as an offset to the change in value of the related liability or asset at each period end. At April 3, 2011 and September 30, 2010, the Company had $318,520 and $333,562, respectively, of such foreign exchange derivative notional value contracts outstanding.

9	FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC Topic 820: “Fair Value Measurements and Disclosures,” (“ASC 820”), establishes a framework for measuring fair value and expands related disclosures. Broadly, the ASC 820 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. ASC 820 establishes market or observable inputs as the preferred source of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The Company utilizes valuation techniques that attempt to maximize the use of observable inputs and minimize the use of unobservable inputs. The determination of the fair values considers various factors, including closing exchange or over-the-counter market pricing quotations, time value and credit quality factors underlying options and contracts. The fair value of certain derivative financial instruments is estimated using pricing models based on contracts with similar terms and risks. Modeling techniques assume market correlation and volatility, such as using prices of one delivery point to calculate the price of the contract’s different delivery point. The nominal value of interest rate transactions is discounted using applicable forward interest rate curves. In addition, by applying a credit reserve which is calculated based on credit default swaps or published default probabilities for the actual and potential asset value, the fair value of the Company’s derivative financial instruments assets reflects the risk that the counterparties to these contracts may default on the obligations. Likewise, by assessing the requirements of a reserve for non-performance, which is calculated based on the probability of default by the Company, the Company adjusts its derivative contract liabilities to reflect the price at which a potential market participant would be willing to assume the Company’s liabilities. The Company has not changed its valuation techniques in measuring the fair value of any financial assets and liabilities during the periods presented.

The valuation techniques required by ASC 820 are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions made by the Company. These two types of inputs create the following fair value hierarchy:

Level 1  Unadjusted quoted prices for identical instruments in active markets.

Level 2  Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3  Significant inputs to the valuation model are unobservable.

The Company maintains policies and procedures to value instruments using the best and most relevant data available. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls must be determined based on the lowest level input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. In addition, the Company has risk management teams that review valuation, including independent price validation for certain instruments. Further, in other instances, the Company retains independent pricing vendors to assist in valuing certain instruments.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

The Company’s derivatives are valued using internal models, which are based on market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities.

The Company’s net derivative portfolio as of April 3, 2011, contains Level 2 instruments and represents commodity, interest rate and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts, net	$—	$4,012	$—	$4,012

Total Assets	$—	$4,012	$—	$4,012

Liabilities:
Interest rate contracts	$—	$(4,563)	$—	$(4,563)
Foreign exchange contracts, net	—	(48,928)	—	(48,928)

Total Liabilities	$—	$(53,491)	$—	$(53,491)

The Company’s net derivative portfolio as of September 30, 2010, contains Level 2 instruments and represents commodity, interest rate and foreign exchange contracts.

	Level 1	Level 2	Level 3	Total

Assets:
Commodity contracts, net	$—	$3,914	$—	$3,914

Total Assets	$—	$3,914	$—	$3,914

Liabilities:
Interest rate contracts	$—	$(6,627)	$—	$(6,627)
Foreign exchange contracts, net	—	(38,111)	$—	(38,111)

Total Liabilities	$—	$(44,738)	$—	$(44,738)

The carrying values of cash and cash equivalents, accounts and other receivables, accounts payable and short-term debt approximate fair value. The fair values of long-term debt and derivative financial instruments are generally based on quoted or observed market prices.

Goodwill, intangible assets and other long-lived assets are also tested annually, or more frequently if a triggering event occurs that indicates an impairment loss may have been incurred, using fair value measurements with unobservable inputs (Level 3). (See also Note 2, Significant Accounting Policies — Intangible Assets, for further details on impairment testing.)

The carrying amounts and fair values of the Company’s financial instruments are summarized as follows ((liability)/asset):

	April 3, 2011		September 30, 2010
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Total debt	$(1,825,100)	$(1,944,755)	$(1,743,767)	$(1,868,754)
Interest rate swap agreements	(4,563)	(4,563)	(6,627)	(6,627)
Commodity swap and option agreements	4,012	4,012	3,914	3,914
Foreign exchange forward agreements	(48,928)	(48,928)	(38,111)	(38,111)

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

10	EMPLOYEE BENEFIT PLANS

Pension Benefits

The Company has various defined benefit pension plans covering some of its employees in the U.S. and certain employees in other countries, primarily the United Kingdom and Germany. These pension plans generally provide benefits of stated amounts for each year of service. The Company funds its U.S. pension plans in accordance with the Internal Revenue Service (“IRS”) defined guidelines and, where applicable, in amounts sufficient to satisfy the minimum funding requirements of applicable laws. Additionally, in compliance with the Company’s funding policy, annual contributions to non-U.S. defined benefit plans are equal to the actuarial recommendations or statutory requirements in the respective countries. The Company also sponsors or participates in a number of other non-U.S. pension arrangements, including various retirement and termination benefit plans, some of which are covered by local law or coordinated with government-sponsored plans, which are not significant in the aggregate and therefore are not included in the information presented below. The Company also has various nonqualified deferred compensation agreements with certain of its employees. Under certain of these agreements, the Company has agreed to pay certain amounts annually for the first 15 years subsequent to retirement or to a designated beneficiary upon death. It is management’s intent that life insurance contracts owned by the Company will fund these agreements. Under the remaining agreements, the Company has agreed to pay such deferred amounts in up to 15 annual installments beginning on a date specified by the employee, subsequent to retirement or disability, or to a designated beneficiary upon death.

Other Benefits

Under the Rayovac postretirement plan, the Company provides certain health care and life insurance benefits to eligible retired employees. Participants earn retiree health care benefits after reaching age 45 over the next 10 succeeding years of service and remain eligible until reaching age 65. The plan is contributory and, accordingly, retiree contributions have been established as a flat dollar amount with contribution rates expected to increase at the active medical trend rate. This plan is unfunded. The Company is amortizing the transition obligation over a 20-year period.

Under the Tetra U.S. postretirement plan, the Company provides postretirement medical benefits to full-time employees who meet minimum age and service requirements. The plan is contributory with retiree contributions adjusted annually and contains other cost-sharing features such as deductibles, coinsurance and copayments.

The Company’s results of operations for the three and six month periods ended April 3, 2011 and April 4, 2010 reflect the following pension and deferred compensation benefit costs:

Components of Net Periodic Pension Benefit and	Three Months		Six Months
Deferred Compensation Benefit Cost	2011	2010	2011	2010

Service cost	$781	$725	$1,563	$1,450
Interest cost	2,557	1,813	5,113	3,626
Expected return on assets	(1,965)	(1,272)	(3,931)	(2,544)
Amortization of prior service cost	—	1	—	3
Recognized net actuarial loss	97	1	194	3
Employee contributions	(129)	(88)	(257)	(177)

Net periodic benefit cost	$1,341	$1,180	$2,682	$2,361

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

	Three Months		Six Months
Pension and Deferred Compensation Contributions	2011	2010	2011	2010

Contributions made during period	$1,925	$1,635	$2,956	$2,003

The following table sets forth the fair value of the Company’s pension plan assets as of April 3, 2011 segregated by level within the fair value hierarchy (See Note 9 — Fair Value of Financial Instruments, for discussion of the fair value hierarchy and fair value principles):

	Level 1	Level 2	Level 3	Total

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$—	$35,253	$—	$35,253
Common collective trust — fixed income	—	12,711	—	12,711

Total U.S. Defined Benefit Plan Assets	$—	$47,964	$—	$47,964

International Defined Benefit Plan Assets:
Common collective trust — equity	$—	$32,408	$—	$32,408
Common collective trust — fixed income	—	10,621	—	10,621
Insurance contracts — general fund	—	42,041	—	42,041
Other	—	5,101	—	5,101

Total International Defined Benefit Plan Assets	$—	$90,171	$—	$90,171

The following table sets forth the fair value of the Company’s pension plan assets as of September 30, 2010 segregated by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total

U.S. Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,168	$—	$28,168
Common collective trust — fixed income	—	16,116	—	16,116

Total U.S. Defined Benefit Plan Assets	$—	$44,284	$—	$44,284

International Defined Benefit Plan Assets:
Common collective trust — equity	$—	$28,090	$—	$28,090
Common collective trust — fixed income	—	9,725	—	9,725
Insurance contracts — general fund	—	40,347	—	40,347
Other	—	3,120	—	3,120

Total International Defined Benefit Plan Assets	$—	$81,282	$—	$81,282

The Company sponsors a defined contribution pension plan for its domestic salaried employees, which allows participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code. Prior to April 1, 2009 the Company contributed annually from 3% to 6% of participants’ compensation based on age or service, and had the ability to make additional discretionary contributions. The Company suspended all contributions to its U.S. subsidiaries’ defined contribution pension plans effective April 1, 2009 through December 31, 2009. Effective January 1, 2010 the Company reinstated its annual contribution as described above. The Company also sponsors defined contribution pension plans for employees of certain foreign subsidiaries. Company contributions charged to operations, including discretionary amounts, for the three and six month periods ended April 3, 2011 were $1,342 and $2,753, respectively. Company

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

contributions charged to operations, including discretionary amounts, for the three and six month periods ended April 4, 2010 were $1,377 and $1,476, respectively.

11	INCOME TAXES

The Company files income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions and is subject to ongoing examination by the various taxing authorities. The Company’s major taxing jurisdictions are the U.S., United Kingdom and Germany. In the U.S., federal tax filings for years prior to and including the Company’s fiscal year ended September 30, 2006 are closed. However, the federal net operating loss carryforward from the Company’s fiscal year ended September 30, 2006 is subject to IRS examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. The Company’s fiscal years ended September 30, 2007, 2008, 2009, and 2010 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

In the U.S., federal tax filings for years prior to and including Russell Hobbs’ fiscal year ended June 30, 2008 are closed. However, the federal net operating loss carryforward from Russell Hobbs’ fiscal year ended June 30, 2008 is subject to IRS examination until the year that such net operating loss carryforward is utilized and that year is closed for audit. Russell Hobbs’ fiscal years ended June 30, 2009 and June 16, 2010 remain open to examination by the IRS. Filings in various U.S. state and local jurisdictions are also subject to audit and to date no significant audit matters have arisen.

12	SEGMENT RESULTS

Effective October 1, 2010 the Company began managing its business in three vertically integrated, product-focused reporting segments; (i) Global Batteries & Appliances; (ii) Global Pet Supplies; and (iii) the Home and Garden Business (See Note 1, Description of Business, for additional information regarding the Company’s realignment of its reporting segments).

Global strategic initiatives and financial objectives for each reportable segment are determined at the corporate level. Each reportable segment is responsible for implementing defined strategic initiatives and achieving certain financial objectives and has a general manager responsible for the sales and marketing initiatives and financial results for product lines within that segment.

Net sales and Cost of goods sold to other business segments have been eliminated. The gross contribution of intersegment sales is included in the segment selling the product to the external customer. Segment net sales are based upon the segment from which the product is shipped.

The operating segment profits do not include restructuring and related charges, acquisition and integration related charges, reorganization items expense, interest expense, interest income and income tax expense. In connection with the realignment of reportable segments discussed above, as of October 1, 2010, certain general and administrative expenses necessary to reflect the operating segments on a standalone basis and which were previously reflected in operating segment profits, have been excluded in the determination of reportable segment profits. Accordingly, corporate expenses primarily include general and administrative expenses and global long-term incentive compensation plans costs which are evaluated on a consolidated basis and not allocated to the Company’s operating segments. All depreciation and amortization included in income from operations is related to operating segments or corporate expense. Costs are identified to operating segments or corporate expense according to the function of each cost center.

All capital expenditures are related to operating segments. Variable allocations of assets are not made for segment reporting.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

The financial information presented herein reflects the impact of all of the segment structure changes discussed above for all periods presented.

Segment information for the three and six month periods ended April 3, 2011 and April 4, 2010 is as follows:

	Three Months		Six Months
	2011	2010	2011	2010

Net sales from external customers
Global Batteries & Appliances	$459,392	$308,264	$1,155,964	$736,936
Global Pet Supplies	144,222	148,177	281,267	285,172
Home and Garden Business	90,271	76,145	117,721	102,418

Total segments	$693,885	$532,586	$1,554,952	$1,124,526

	Three Months		Six Months
	2011	2010	2011	2010

Segment profit (loss)
Global Batteries & Appliances	$41,682	$35,392	$134,982	$83,096
Global Pet Supplies	18,472	19,211	34,711	20,597
Home and Garden Business	14,917	10,967	8,087	1,387

Total segments	75,071	65,570	177,780	105,080
Corporate expense	15,247	11,369	26,667	23,262
Acquisition and integration related charges	7,588	3,039	24,043	5,470
Restructuring and related charges	5,147	5,391	10,712	11,818
Interest expense	72,431	48,410	125,525	97,892
Other expense, net	(287)	6,338	602	6,984

Loss from continuing operations before reorganization items and income taxes	$(25,055)	$(8,977)	$(9,769)	$(40,346)

	April 3,	September 30,
	2011	2010

Segment total assets
Global Batteries & Appliances	$2,328,274	$2,477,091
Global Pet Supplies	869,259	839,191
Home and Garden Business	552,513	496,143

Total segments	3,750,046	3,812,425
Corporate	51,254	61,179

Total assets at period end	$3,801,300	$3,873,604

The Global Batteries & Appliances segment does business in Venezuela through a Venezuelan subsidiary. At January 4, 2010, the beginning of the Company’s second quarter of Fiscal 2010, the Company determined that Venezuela meets the definition of a highly inflationary economy under GAAP. As a result, beginning January 4, 2010, the U.S. dollar is the functional currency for the Company’s Venezuelan subsidiary. Accordingly, going forward, currency remeasurement adjustments for this subsidiary’s financial statements and

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

other transactional foreign exchange gains and losses are reflected in earnings. Through January 3, 2010, prior to being designated as highly inflationary, translation adjustments related to our Venezuelan subsidiary were reflected in Shareholders’ equity as a component of other comprehensive income.

In addition, on January 8, 2010, the Venezuelan government announced its intention to devalue its currency, the Bolivar fuerte, relative to the U.S. dollar. The official exchange rate for imported goods classified as essential, such as food and medicine, changed from 2.15 to 2.6 to the U.S. dollar, while payments for other non-essential goods moved to an exchange rate of 4.3 to the U.S. dollar. Some of the Company’s imported products are expected to fall into the essential classification and qualify for the 2.6 rate; however, the Company’s overall results in Venezuela will be reflected at the 4.3 rate expected to be applicable to dividend repatriations. As a result, the Company remeasured the local statement of financial position of its Venezuela entity during the second quarter of Fiscal 2010 to reflect the impact of the devaluation. There is also an ongoing impact related to measuring the Company’s Venezuelan statement of operations at the new exchange rate of 4.3 to the U.S. dollar.

The designation of the Company’s Venezuela entity as a highly inflationary economy and the devaluation of the Bolivar fuerte resulted in a $1,156 reduction to the Company’s operating income and a foreign exchange loss, reported in Other expense, net, of $5,823 for both the three and six month periods ended April 4, 2010.

13	RESTRUCTURING AND RELATED CHARGES

The Company reports restructuring and related charges associated with manufacturing and related initiatives in Cost of goods sold. Restructuring and related charges reflected in Cost of goods sold include, but are not limited to, termination, compensation and related costs associated with manufacturing employees, asset impairments relating to manufacturing initiatives, and other costs directly related to the restructuring or integration initiatives implemented.

The Company reports restructuring and related charges relating to administrative functions in Operating expenses, such as initiatives impacting sales, marketing, distribution, or other non-manufacturing related functions. Restructuring and related charges reflected in Operating expenses include, but are not limited to, termination and related costs, any asset impairments relating to the functional areas described above, and other costs directly related to the initiatives implemented as well as consultation, legal and accounting fees related to the evaluation of the Predecessor Company’s capital structure incurred prior to the Bankruptcy filing.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

The following table summarizes restructuring and related charges incurred by segment for the three and six month periods ended April 3, 2011 and April 4, 2010:

	Three Months		Six Months
	2011	2010	2011	2010

Cost of goods sold:
Global Batteries & Appliances	$250	$606	$100	$1,453
Global Pet Supplies	1,803	1,383	2,547	2,149
Home and Garden Business	—	—	—	38

Total restructuring and related charges in cost of goods sold	2,053	1,989	2,647	3,640
Operating expenses:
Global Batteries & Appliances	592	733	617	(206)
Global Pet Supplies	1,278	(26)	3,580	502
Home and Garden Business	686	1,494	1,336	7,838
Corporate	538	1,201	2,532	44

Total restructuring and related charges in operating expenses	3,094	3,402	8,065	8,178

Total restructuring and related charges	$5,147	$5,391	$10,712	$11,818

2009 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Appliances segment, the Global Pet Supplies segment and the Home and Garden Business segment to reduce operating costs as well as evaluate the Company’s opportunities to improve its capital structure (the “Global Cost Reduction Initiatives”). These initiatives include headcount reductions within each of the Company’s segments and the exit of certain facilities in the U.S. related to the Global Pet Supplies and Home and Garden Business segments. These initiatives also included consultation, legal and accounting fees related to the evaluation of the Company’s capital structure. The Company recorded $4,378 and $8,107 of pretax restructuring and related charges during the three and six month periods ended April 3, 2011, respectively, and the Company recorded $3,668 and $11,389 of pretax restructuring and related charges during the three and six month periods ended April 4, 2010, respectively, related to the Global Cost Reduction Initiatives. Costs associated with these initiatives, which are expected to be incurred through January 31, 2015, are projected to total approximately $60,700.

Global Cost Reduction Initiatives Summary

The following table summarizes the remaining accrual balance associated with the 2009 initiatives and the activity during the six month period ended April 3, 2011:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2010	$6,447	$4,005	$10,452
Provisions	3,867	501	4,368
Cash expenditures	(3,120)	(1,968)	(5,088)
Non-cash items	250	515	765

Accrual balance at April 3, 2011	$7,444	$3,053	$10,497

Expensed as incurred(A)	$134	$3,605	$3,739

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

The following table summarizes the expenses incurred during the six month period ended April 3, 2011, the cumulative amount incurred to date and the total future expected costs to be incurred associated with the Global Cost Reduction Initiatives by operating segment:

	Global		Home and
	Batteries &	Global Pet	Garden
	Appliances	Supplies	Business	Corporate	Total

Restructuring and related charges during the six month period ended April 3, 2011	$644	$6,127	$1,336	$—	$8,107
Restructuring and related charges since initiative inception	$7,683	$16,337	$15,340	$7,591	$46,951
Total future restructuring and related charges expected	$—	$10,600	$3,109	$—	$13,709

2008 Restructuring Initiatives

The Company implemented an initiative within the Global Batteries & Appliances segment in China to reduce operating costs and rationalize the Company’s manufacturing structure. These initiatives include the plan to exit the Company’s Ningbo, China battery manufacturing facility (the “Ningbo Exit Plan”). The Company recorded $250 and $100 of pretax restructuring and related charges during the three and six month period ended April 3, 2011, respectively, and $637 and $1,333 of pretax restructuring and related charges during the three and six month periods ended April 4, 2010, respectively, in connection with the Ningbo Exit Plan. The Company has recorded pretax restructuring and related charges of $29,628 since the inception of the Ningbo Exit Plan, which is now substantially complete.

Ningbo Exit Plan Summary

The following table summarizes the remaining accrual balance associated with the 2008 initiatives and the activity during the six month period ended April 3, 2011:

Other
Costs

Accrual balance at September 30, 2010	$491
Provisions	24
Cash expenditures	(143)
Non-cash items	(372)

Accrual balance at April 3, 2011	$—

Expensed as incurred(A)	$76

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

2007 Restructuring Initiatives

In Fiscal 2007, the Company began managing its business in three vertically integrated, product-focused reporting segments; Global Batteries & Personal Care (which, effective October 1, 2010, includes the appliance portion of Russell Hobbs, collectively, Global Batteries & Appliances), Global Pet Supplies and the Home and Garden Business. As part of this realignment, the Company’s Global Operations organization, previously included in corporate expense, consisting of research and development, manufacturing management, global purchasing, quality operations and inbound supply chain, is now included in each of the operating

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

segments. In connection with these changes, the Company undertook a number of cost reduction initiatives, primarily headcount reductions, at the corporate and operating segment levels (the “Global Realignment Initiatives”). In connection with the Global Realignment Initiatives, the Company recorded $519 and $2,505 of pretax restructuring and related charges during the three and six month periods ended April 3, 2011, respectively, and $1,194 and $(983) of pretax restructuring and related charges (credits) during the three and six month periods ended April 4, 2010, respectively. Costs associated with these initiatives, which are expected to be incurred through June 30, 2013, relate primarily to severance and are projected at approximately $92,100, the majority of which are cash costs.

Global Realignment Initiatives Summary

The following table summarizes the remaining accrual balance associated with the Global Realignment Initiatives and the activity during the six month period ended April 3, 2011:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2010	$8,721	$2,281	$11,002
Provisions	1,207	133	1,340
Cash expenditures	(5,473)	(400)	(5,873)
Non-cash items	(681)	474	(207)

Accrual balance at April 3, 2011	$3,774	$2,488	$6,262

Expensed as incurred(A)	$—	$1,165	$1,165

(A)	Consists of amounts not impacting the accrual for restructuring and related charges.

The following table summarizes the expenses incurred during the six month period ended April 3, 2011, the cumulative amount incurred to date and the total future expected costs to be incurred associated with the Global Realignment Initiatives by operating segment:

	Global	Home and
	Batteries &	Garden
	Appliances	Business	Corporate	Total

Restructuring and related charges during the six month period ended April 3, 2011	$(27)	$—	$2,532	$2,505
Restructuring and related charges since initiative inception	$46,642	$6,762	$37,688	$91,092
Total future restructuring and related charges expected	$—	$—	$973	$973

2006 Restructuring Initiatives

The Company implemented a series of initiatives within the Global Batteries & Appliances segment in Europe to reduce operating costs and rationalize the Company’s manufacturing structure (the “European Initiatives”). These initiatives, which are substantially complete, include the relocation of certain operations at the Ellwangen, Germany packaging center to the Dischingen, Germany battery plant and restructuring its sales, marketing and support functions. The Company recorded no pretax restructuring and related charges during the three and six month periods ended April 3, 2011 or during the three and six month periods ended April 4, 2010 in connection with the European Initiatives. The Company has recorded pretax restructuring and related charges of $26,965 since the inception of the European Initiatives.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

European Initiatives Summary

The following table summarizes the remaining accrual balance associated with the 2006 initiatives and the activity during the six month period ended April 3, 2011:

	Termination	Other
	Benefits	Costs	Total

Accrual balance at September 30, 2010	$1,801	$47	$1,848
Cash expenditures	(290)	(37)	(327)
Non-cash items	70	(10)	60

Accrual balance at April 3, 2011	$1,581	$—	$1,581

14	COMMITMENTS AND CONTINGENCIES

The Company has provided for the estimated costs associated with environmental remediation activities at some of its current and former manufacturing sites. The Company believes that any additional liability in excess of the amounts provided of approximately $8,560, which may result from resolution of these matters, will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

In December 2009, San Francisco Technology, Inc. filed an action in the Federal District Court for the Northern District of California against the Company, as well as a number of unaffiliated defendants, claiming that each of the defendants had falsely marked patents on certain of its products in violation of Article 35, Section 292 of the U.S. Code and seeking to have civil fines imposed on each of the defendants for such claimed violations. The Company is reviewing the claims but is unable to estimate any possible loss at this time.

Applica Consumer Products, Inc. (“Applica”), a wholly-owned subsidiary of the Company, was a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-VCL, which was filed in the Court of Chancery of the State of Delaware in November 2006. The complaints in this action alleged a claim for, among other things, breach of contract and breach of implied covenant of good faith against Applica and a number of tort claims against certain entities affiliated with the HCP Funds. The claims against Applica related to the alleged breach of the merger agreement between Applica and NACCO Industries, Inc. (“NACCO”) and one of its affiliates, which agreement was terminated following Applica’s receipt of a superior merger offer from the HCP Funds. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither the Company, Applica or any other subsidiary of the Company was required to make any payments in connection with the settlement. In addition, pursuant to an indemnification agreement, dated as of February 9, 2010, between Russell Hobbs, a wholly-owned subsidiary of the Company and the parent company of Applica, and Harbinger Master Fund, the Company is indemnified against any out-of-pocket losses, costs, expenses, judgments, penalties, fines and other damages in excess of $3,000 incurred with respect to this litigation and any future litigation or legal action against the indemnified parties arising out of or relating to the matters which formed the basis of this litigation.

Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by that subsidiary over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers distributed by it prior to 1979. The Company believes that these actions are without merit, but may be unable to resolve the disputes successfully without incurring significant expenses which the Company is unable to estimate at this time. At this time, the Company does not believe it has coverage under its insurance policies for the asbestos lawsuits.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

The Company is a defendant in various other matters of litigation generally arising out of the ordinary course of business.

The Company does not believe that any other matters or proceedings presently pending will have a material adverse effect on its results of operations, financial condition, liquidity or cash flows.

15	ACQUISITIONS

Russell Hobbs

On June 16, 2010, the Company consummated the Merger, pursuant to which Spectrum Brands became a wholly-owned subsidiary of the Company and Russell Hobbs became a wholly owned subsidiary of Spectrum Brands. Headquartered in Miramar, Florida, Russell Hobbs is a designer, marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of recognized brand names, including Black & Decker, George Foreman, Russell Hobbs, Toastmaster, LitterMaid, Farberware, Breadman and Juiceman. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

The results of Russell Hobbs operations since June 16, 2010 are included in the Company’s Condensed Consolidated Statements of Operations (Unaudited). Effective October 1, 2010, substantially all of the financial results of Russell Hobbs are reported within the Global Batteries & Appliances segment. In addition, certain pest control and pet products included in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively.

In accordance with ASC Topic 805, “Business Combinations” (“ASC 805”), the Company accounted for the Merger by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition. After consummation of the Merger, the stockholders of Spectrum Brands, inclusive of the Harbinger Parties, owned approximately 60% of SB Holdings and the stockholders of Russell Hobbs owned approximately 40% of SB Holdings. Inasmuch as Russell Hobbs was a private company and its common stock was not publicly traded, the closing market price of the Spectrum Brands common stock at June 15, 2010 was used to calculate the purchase price. The total purchase price of Russell Hobbs was approximately $597,579 determined as follows:

Spectrum Brands closing price per share on June 15, 2010	$28.15
Purchase price — Russell Hobbs allocation — 20,704 shares(1)(2)	$575,203
Cash payment to pay off Russell Hobbs’ North American credit facility	22,376

Total purchase price of Russell Hobbs	$597,579

(1)	Number of shares calculated based upon conversion formula, as defined in the Merger Agreement, using balances as of June 16, 2010.

(2)	The fair value of 271 shares of unvested restricted stock units as they relate to post combination services will be recorded as operating expense over the remaining service period and were assumed to have no fair value for the purchase price.

Preliminary Purchase Price Allocation

The total purchase price for Russell Hobbs was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values at June 16, 2010 as set forth below. The excess of the purchase price over the preliminary net tangible assets and intangible assets was recorded as goodwill. The preliminary

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

allocation of the purchase price was based upon a valuation for which the estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the certain legal matters, amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations, and the final allocation of goodwill. The Company expects to continue to obtain information to assist it in determining the fair values of the net assets acquired at the acquisition date during the measurement period. The preliminary purchase price allocation for Russell Hobbs is as follows:

Current assets	$307,809
Property, plant and equipment	15,150
Intangible assets	363,327
Goodwill(A)	120,079
Other assets	15,752

Total assets acquired	$822,117
Current liabilities	142,046
Total debt	18,970
Long-term liabilities	63,522

Total liabilities assumed	$224,538

Net assets acquired	$597,579

(A)	Consists of $25,426 of tax deductible Goodwill.

Preliminary Pre-Acquisition Contingencies Assumed

The Company has evaluated and continues to evaluate pre-acquisition contingencies relating to Russell Hobbs that existed as of the acquisition date. Based on the evaluation to date, the Company has preliminarily determined that certain pre-acquisition contingencies are probable in nature and estimable as of the acquisition date. Accordingly, the Company has preliminarily recorded its best estimates for these contingencies as part of the preliminary purchase price allocation for Russell Hobbs. The Company continues to gather information relating to all pre-acquisition contingencies that it has assumed from Russell Hobbs. Any changes to the pre-acquisition contingency amounts recorded during the measurement period will be included in the purchase price allocation. Subsequent to the end of the measurement period, any adjustments to pre-acquisition contingency amounts will be reflected in the Company’s results of operations.

Certain estimated values are not yet finalized and are subject to change, which could be significant. The Company will finalize the amounts recognized as it obtains the information necessary to complete its analysis during the measurement period. The following items are provisional and subject to change:

•	amounts for legal contingencies, pending the finalization of the Company’s examination and evaluation of the portfolio of filed cases;

•	amounts for income taxes including deferred tax accounts, amounts for uncertain tax positions, and net operating loss carryforwards inclusive of associated limitations; and

•	the final allocation of Goodwill.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Accordingly, the Company performed a preliminary valuation of

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

the assets and liabilities of Russell Hobbs at June 16, 2010. Significant adjustments as a result of that preliminary valuation are summarized as follows:

•	Inventories — An adjustment of $1,721 was recorded to adjust inventory to fair value. Finished goods were valued at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort.

•	Deferred tax liabilities, net — An adjustment of $43,086 was recorded to adjust deferred taxes for the preliminary fair value allocations.

•	Property, plant and equipment, net — An adjustment of $(455) was recorded to adjust the net book value of property, plant and equipment to fair value giving consideration to their highest and best use. Key assumptions used in the valuation of the Company’s property, plant and equipment were based on the cost approach.

•	Certain indefinite-lived intangible assets were valued using a relief from royalty methodology. Customer relationships and certain definite-lived intangible assets were valued using a multi-period excess earnings method. Certain intangible assets are subject to sensitive business factors of which only a portion are within control of the Company’s management. The total fair value of indefinite and definite lived intangibles was $363,327 as of June 16, 2010. A summary of the significant key inputs were as follows:

•	The Company valued customer relationships using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the customer relationship, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the customer relationship after deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. Only expected sales from current customers were used, which included an expected growth rate of 3%. The Company assumed a customer retention rate of approximately 93%, which was supported by historical retention rates. Income taxes were estimated at 36% and amounts were discounted using a rate of 15.5%. The customer relationships were valued at $38,000 under this approach.

•	The Company valued trade names and trademarks using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the trade name was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related trademarks and trade names, other similar trademark licensing and transaction agreements and the relative profitability and perceived contribution of the trademarks and trade names. Royalty rates used in the determination of the fair values of trade names and trademarks ranged from 2.0% to 5.5% of expected net sales related to the respective trade names and trademarks. The Company anticipates using the majority of the trade names and trademarks for an indefinite period as demonstrated by the sustained use of each subject trademark. In estimating the fair value of the trademarks and trade names, Net sales for significant trade names and trademarks were estimated to grow at a rate of 1%-14% annually with a terminal year growth rate of 3%. Income taxes were estimated at a range of 30%-38% and amounts were discounted using rates between 15.5%-16.5%. Trade name and trademarks were valued at $170,930 under this approach.

•	The Company valued a trade name license agreement using the income approach, specifically the multi-period excess earnings method. In determining the fair value of the trade name license agreement, the multi-period excess earnings approach values the intangible asset at the present value of the incremental after-tax cash flows attributable only to the trade name license agreement after

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

deducting contributory asset charges. The incremental after-tax cash flows attributable to the subject intangible asset are then discounted to their present value. In estimating the fair value of the trade name license agreement, net sales were estimated to grow at a rate of (3)%-1% annually. The Company assumed a twelve year useful life of the trade name license agreement. Income taxes were estimated at 37% and amounts were discounted using a rate of 15.5%. The trade name license agreement was valued at $149,200 under this approach.

•	The Company valued technology using the income approach, specifically the relief from royalty method. Under this method, the asset value was determined by estimating the hypothetical royalties that would have to be paid if the technology was not owned. Royalty rates were selected based on consideration of several factors, including prior transactions of Russell Hobbs related licensing agreements and the importance of the technology and profit levels, among other considerations. Royalty rates used in the determination of the fair values of technologies were 2% of expected net sales related to the respective technology. The Company anticipates using these technologies through the legal life of the underlying patent and therefore the expected life of these technologies was equal to the remaining legal life of the underlying patents ranging from 9 to 11 years. In estimating the fair value of the technologies, net sales were estimated to grow at a rate of 3%-12% annually. Income taxes were estimated at 37% and amounts were discounted using the rate of 15.5%. The technology assets were valued at $4,100 under this approach.

Supplemental Pro Forma Information

The following reflects the Company’s pro forma results had the results of Russell Hobbs been included for all periods beginning after September 30, 2009.

	Three Months		Six Months
	2011	2010	2011	2010

Net sales:
Reported Net sales	$693,885	$532,586	$1,554,952	$1,124,526
Russell Hobbs adjustment	—	157,831	—	406,520

Pro forma Net sales	$693,885	$690,417	$1,554,952	$1,531,046

(Loss) income from continuing operations:
Reported Loss from continuing operations	$(50,186)	$(19,034)	$(69,943)	$(76,548)
Russell Hobbs adjustment	—	(414)	—	18,959

Pro forma Loss from continuing operations	$(50,186)	$(19,448)	$(69,943)	$(57,589)

Basic and Diluted (loss) earnings per share from continuing operations(A):
Reported Basic and Diluted loss per share from continuing operations	$(0.99)	$(0.63)	$(1.38)	$(2.55)
Russell Hobbs adjustment	—	(0.02)	—	0.63

Pro forma basic and diluted loss per share from continuing operations	$(0.99)	$(0.65)	$(1.38)	$(1.92)

(A)	The Company has not assumed the exercise of common stock equivalents, as the impact would be antidilutive.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

Seed Resources, LLC

On December 3, 2010, the Company completed the $10,524 cash acquisition of Seed Resources, LLC (“Seed Resources”). Seed Resources is a wild seed cake producer through its Birdola premium brand seed cakes. This acquisition was not significant individually. In accordance with ASC 805, the Company accounted for the acquisition by applying the acquisition method of accounting. The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the acquisition.

The results of Seed Resources operations since December 3, 2010 are included in the Company’s Condensed Consolidated Statements of Operations (Unaudited) and are reported as part of the Global Pet Supplies business segment. The preliminary purchase price of $12,500, including a $1,100 trade name intangible asset and $10,029 of goodwill, for this acquisition was based upon a preliminary valuation. The Company’s estimates and assumptions for this acquisition are subject to change as the Company obtains additional information for its estimates during the respective measurement period. The primary areas of the purchase price allocation that are not yet finalized relate to certain legal matters, income and non-income based taxes and residual goodwill.

16	RELATED PARTY TRANSACTIONS

Merger Agreement and Exchange Agreement

On June 16, 2010 (the “Closing Date”), SB Holdings completed the Merger pursuant to the Agreement and Plan of Merger, dated as of February 9, 2010, as amended on March 1, 2010, March 26, 2010 and April 30, 2010, by and among SB Holdings, Russell Hobbs, Spectrum Brands, Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). As a result of the Merger, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings. At the effective time of the Merger, (i) the outstanding shares of Spectrum Brands common stock were canceled and converted into the right to receive shares of SB Holdings common stock, and (ii) the outstanding shares of Russell Hobbs common stock and preferred stock were canceled and converted into the right to receive shares of SB Holdings common stock.

Pursuant to the terms of the Merger Agreement, on February 9, 2010, Spectrum Brands entered into support agreements with the Harbinger Parties and Avenue International Master, L.P. and certain of its affiliates (the “Avenue Parties”), in which the Harbinger Parties and the Avenue Parties agreed to vote their shares of Spectrum Brands common stock acquired before the date of the Merger Agreement in favor of the Merger and against any alternative proposal that would impede the Merger.

Immediately following the consummation of the Merger, the Harbinger Parties owned approximately 64% of the outstanding SB Holdings common stock and the stockholders of Spectrum Brands (other than the Harbinger Parties) owned approximately 36% of the outstanding SB Holdings common stock.

On January 7, 2011, the Harbinger Parties contributed 27,757 shares of SB Holdings common stock to Harbinger Group Inc. (“HRG”) and received in exchange for such shares an aggregate of 119,910 shares of HRG common stock (such transaction, the “Share Exchange”), pursuant to a Contribution and Exchange Agreement (the “Exchange Agreement”). Immediately following the Share Exchange, (i) HRG owned approximately 54.4% of the outstanding shares of SB Holding’s common stock and the Harbinger Parties owned approximately 12.7% of the outstanding shares of SB Holdings common stock, and (ii) the Harbinger Parties owned 129,860 shares of HRG common stock, or approximately 93.3% of the outstanding HRG common stock.

In connection with the Merger, the Harbinger Parties and SB Holdings entered into a stockholder agreement, dated February 9, 2010 (the “Stockholder Agreement”), which provides for certain protective

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

provisions in favor of minority stockholders and provides certain rights and imposes certain obligations on the Harbinger Parties, including:

•	for so long as the Harbinger Parties and their affiliates beneficially own 40% or more of the outstanding voting securities of SB Holdings, the Harbinger Parties and the Company will cooperate to ensure, to the greatest extent possible, the continuation of the structure of the SB Holdings board of directors as described in the Stockholder Agreement;

•	the Harbinger Parties will not effect any transfer of equity securities of SB Holdings to any person that would result in such person and its affiliates owning 40% or more of the outstanding voting securities of SB Holdings, unless specified conditions are met; and

•	the Harbinger Parties will be granted certain access and informational rights with respect to SB Holdings and its subsidiaries.

Pursuant to a joinder to the Stockholder Agreement entered into by the Harbinger Parties and HRG, upon consummation of the Share Exchange, HRG became a party to the Stockholder Agreement, and is subject to all of the covenants, terms and conditions of the Stockholder Agreement to the same extent as the Harbinger Parties were bound thereunder prior to giving effect to the Share Exchange.

Certain provisions of the Stockholder Agreement terminate on the date on which the Harbinger Parties or HRG no longer constitutes a Significant Stockholder (as defined in the Stockholder Agreement). The Stockholder Agreement terminates when any person (including the Harbinger Parties or HRG) acquires 90% or more of the outstanding voting securities of SB Holdings.

Also in connection with the Merger, the Harbinger Parties, the Avenue Parties and SB Holdings entered into a registration rights agreement, dated as of February 9, 2010 (the “SB Holdings Registration Rights Agreement”), pursuant to which the Harbinger Parties and the Avenue Parties have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their shares of SB Holdings common stock. On September 10, 2010, the Harbinger Parties and HRG entered into a joinder to the SB Holdings Registration Rights Agreement, pursuant to which, effective upon the consummation of the Share Exchange, HRG will become a party to the SB Holdings Registration Rights Agreement, entitled to the rights and subject to the obligations of a holder thereunder.

Other Agreements

On August 28, 2009, in connection with Spectrum Brands’ emergence from Chapter 11 reorganization proceedings, Spectrum Brands entered into a registration rights agreement with the Harbinger Parties, the Avenue Parties and D.E. Shaw Laminar Portfolios, L.L.C. (“D.E. Shaw”), pursuant to which the Harbinger Parties, the Avenue Parties and D.E. Shaw have, among other things and subject to the terms and conditions set forth therein, certain demand and so-called “piggy back” registration rights with respect to their Spectrum Brands’ 12% Notes.

In connection with the Merger, Russell Hobbs and Harbinger Master Fund entered into an indemnification agreement, dated as of February 9, 2010 (the “Indemnification Agreement”), by which Harbinger Master Fund agreed, among other things and subject to the terms and conditions set forth therein, to guarantee the obligations of Russell Hobbs to pay (i) a reverse termination fee to Spectrum Brands under the merger agreement and (ii) monetary damages awarded to Spectrum Brands in connection with any willful and material breach by Russell Hobbs of the Merger Agreement. The maximum amount payable by Harbinger Master Fund under the Indemnification Agreement was $50,000 less any amounts paid by Russell Hobbs or the Harbinger Parties, or any of their respective affiliates as damages under any documents related to the Merger. No such amounts became due under the Indemnification Agreement. Harbinger Master Fund also

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (CONTINUED)
(Amounts in thousands, except per share figures)

agreed to indemnify Russell Hobbs, SB Holdings and their subsidiaries for out-of-pocket costs and expenses above $3,000 in the aggregate that become payable after the consummation of the Merger and that relate to the litigation arising out of Russell Hobbs’ business combination transaction with Applica. In February 2011, the parties to the litigation reached a full and final settlement of their disputes. Neither the Company, Applica or any other subsidiary of the Company was required to make any payments in connection with the settlement.

17	NEW ACCOUNTING PRONOUNCEMENTS

Revenue Recognition — Multiple-Element Arrangements

In October 2009, the Financial Accounting Standards Board issued new accounting guidance addressing the accounting for multiple-deliverable arrangements to enable entities to account for products or services (deliverables) separately rather than as a combined unit. The provisions establish the accounting and reporting guidance for arrangements under which the entity will perform multiple revenue-generating activities. Specifically, this guidance addresses how to separate deliverables and how to measure and allocate arrangement consideration to one or more units of accounting. The Company adopted the new guidance on October 1, 2010 and the adoption did not impact the Company’s financial statements and related disclosures.

Report of Independent Registered Public Accounting Firm

Board of Directors
Russell Hobbs, Inc.

We have audited the accompanying consolidated balance sheets of Russell Hobbs, Inc. and subsidiaries as of June 30, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. Our audits of the basic financial statements included the financial statement schedule on Page F-272. These financial statements and this financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and this financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Russell Hobbs, Inc. and subsidiaries as of June 30, 2009 and 2008, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
March 29, 2010 (except for Note 16 and section titled “Water Products Segment” in Note 13, as to which the date is October 8, 2010)

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2009	2008
	(In thousands, except par value data)

ASSETS
Current Assets:
Cash and cash equivalents	$16,095	$26,136
Accounts and other receivables, less allowances of $4,142 at June 30, 2009 and $3,061 at June 30, 2008	133,711	155,555
Inventories	165,495	222,643
Prepaid expenses and other	12,240	23,005
Assets held for sale	—	427
Prepaid income taxes	3,574	4,464
Deferred income taxes	943	1,324

Total current assets	332,058	433,554
Property, Plant and Equipment — at cost, less accumulated depreciation of $10,004 at June 30, 2009 and $3,792 at June 30, 2008	20,876	24,090
Non-current Deferred Income Taxes	3,419	8,822
Goodwill	162,469	164,021
Intangibles, Net	206,805	228,350
Other Assets	12,219	6,251

Total Assets	$737,846	$865,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$58,385	$96,702
Accrued expenses	73,293	103,437
Harbinger Term loan — current portion (related party)	20,000	—
Brazil term loan	2,228	403
Current income taxes payable	4,245	3,979

Total current liabilities	158,151	204,521
Long-Term Liabilities:
North American credit facility	52,739	104,006
European credit facility	19,845	30,389
Harbinger Term loan — long-term portion (related party)	141,456	145,252
Series D Redeemable Preferred Stock — authorized and outstanding: 110.2 shares at $0.01 par value (related party)	139,744	119,453
Series E Redeemable Preferred Stock — authorized and outstanding: 50 shares at $0.01 par value (related party)	56,238	—
Pension liability	19,791	11,659
Non-current deferred income taxes	46,347	43,783
Other long-term liabilities	3,856	5,905

Total Liabilities	638,167	664,968
Commitments and Contingencies — See Note 3
Stockholders’ Equity:
Common stock — authorized: 1,000,000 shares of $0.01 par value; issued and outstanding: 731,874 shares at June 30, 2009 and June 30, 2008	7,319	7,319
Treasury stock — 7,886 shares, at cost	(65,793)	(65,793)
Paid-in capital	302,677	301,431
Accumulated deficit	(102,460)	(44,143)
Accumulated other comprehensive (loss) income	(42,064)	1,306

Total stockholders’ equity	99,679	200,120

Total Liabilities and Stockholders’ Equity	$737,846	$865,088

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008
	(In thousands, except per share data)

Net sales	$796,628	$660,897
Cost of goods sold	577,138	453,948

Gross profit	219,490	206,949
Selling, general and administrative expenses:
Operating expenses	176,768	173,766
Integration and transition expenses	1,020	17,875
Patent infringement litigation expenses	6,605	5,145
Employment termination benefits — severance	1,100	—
Acquisition related expenses	975	4,051

	186,468	200,837

Operating income	33,022	6,112
Other expense (income):
Interest expense (approximately $42,700 and $14,500 in related party interest expense for the years ended June 30, 2009 and 2008, respectively)	50,221	24,531
Foreign currency loss (gain)	6,958	(1,739)
Interest and other income, net	(2,336)	(2,512)

	54,843	20,280

Loss from continuing operations before income taxes	(21,821)	(14,168)
Income tax provision	14,042	13,440

Loss from continuing operations	(35,863)	(27,608)
Loss from discontinued operations, net of tax of $71 and $646 (Note 13)	(22,454)	(14,926)

Net loss	$(58,317)	$(42,534)

Weighted average common shares outstanding:
Basic and diluted	731,874	731,874
Loss per common share:
Loss per share from continuing operations-basic and diluted	$(0.05)	$(0.04)
Loss per share from discontinued operations-basic and diluted	(0.03)	(0.02)

Loss per common share-basic and diluted	$(0.08)	$(0.06)

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

					Accumulated
					Other
	Common	Treasury	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	(Loss) Income	Total
	(In thousands)

Balance at June 30, 2007	$7,319	$(65,793)	$301,249	$(1,609)	$1,413	$242,579
Comprehensive loss:
Net loss	—	—	—	(42,534)	—	(42,534)
Foreign currency translation adjustment (net of $0 tax)	—	—	—	—	709	709
Defined pension plans (net of tax of $127)	—	—	—	—	(816)	(816)

Total comprehensive loss						(42,641)
Stock based compensation	—	—	182	—	—	182

Balance at June 30, 2008	7,319	(65,793)	301,431	(44,143)	1,306	200,120
Comprehensive loss:
Net loss	—	—	—	(58,317)	—	(58,317)
Foreign currency translation adjustment (net of $0 tax)	—	—	—	—	(33,659)	(33,659)
Defined pension plans (net of tax of $2,440)	—	—	—	—	(7,683)	(7,683)
Foreign exchange forwards (net of $0 tax)	—	—	—	—	(713)	(713)
Reduction in fair value of marketable securities (net of $0 tax)	—	—	—	—	(1,315)	(1,315)

Total comprehensive loss						(101,687)
Stock based compensation	—	—	1,246	—	—	1,246

Balance at June 30, 2009	$7,319	$(65,793)	$302,677	$(102,460)	$(42,064)	$99,679

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008
	(In thousands)

Cash flows from operating activities:
Net loss	$(58,317)	$(42,534)
Reconciliation to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	7,748	7,490
Gain on disposal of fixed assets	(2,452)	(2,549)
(Recovery) Provision for doubtful accounts	(410)	297
Non-cash interest	42,732	14,471
Amortization of intangible and other assets	5,790	5,226
Deferred taxes	8,377	5,935
Stock-based compensation	1,246	182
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	13,210	35,109
Inventories	42,846	(39,176)
Prepaid expenses and other	13,024	(3,784)
Accounts payable and accrued expenses	(59,831)	(12,616)
Current income taxes	(306)	(1,989)
Other assets and liabilities	(8,808)	1,551

Net cash provided by (used in) operating activities	4,849	(32,387)
Cash flows from investing activities:
Additions to property, plant and equipment	(6,467)	(3,540)
Cash acquired in merger	—	17,288
Investment in Island Sky Australia Limited	(3,538)	—
Proceeds from sale of assets	2,745	12,116

Net cash (used in) provided by investing activities	(7,260)	25,864
Cash flows from financing activities:
Proceeds from Harbinger term loan	—	140,000
Payoff of debt	—	(110,000)
Payoff of senior subordinated notes	—	(43,397)
Net (payments) borrowings under lines of credit	(56,594)	44,640
Net proceeds from Brazil term loan	1,825	—
Proceeds from Series E Redeemable Preferred Stock	50,000	—
Payment of financing costs	—	(4,790)

Net cash provided by (used in) financing activities	(4,769)	26,453
Effect of exchange rate changes on cash	(2,861)	(105)

Net (decrease) increase in cash and cash equivalents	(10,041)	19,825
Cash and cash equivalents at beginning of period	26,136	6,311

Cash and cash equivalents at end of period	$16,095	$26,136

Supplemental Disclosures of Cash Flow Information:

Cash paid during the year for:
Interest	$7,281	$11,208
Income taxes	$2,256	$8,795

Non-cash investing and financing activities:  In connection with the merger between Salton and Applica on December 28, 2007, $258.0 million of Salton’s long-term debt was repaid and was included in the total purchase price. Tangible assets acquired totaled $289.5 million and liabilities assumed totaled $267.2 million (not including the $258.0 million in long-term debt discussed above). Identifiable intangibles assets were valued at $180.2 million, which resulted in a net $33.0 million deferred tax liability. See Note 2, Mergers and Acquisitions, for further details. Additionally, in the years ended June 30, 2009 and June 30, 2008, the principal due under the Series D and Series E Preferred Stock and Harbinger term loan increased $42.7 million and $14.5 million, respectively, as a result of the accrual of non-cash interest and preferred stock dividends.

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 —	SUMMARY OF ACCOUNTING POLICIES

Overview

In December 2007, two longstanding companies in the small household appliance business, Salton, Inc. and Applica Incorporated, combined their businesses through a merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton, Inc., with and into APN Holding Company, Inc., the parent of Applica Incorporated. As a result of the merger, Applica became a wholly-owned subsidiary of Salton. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc. For additional information, see Note 15 hereto.

Based in Miramar, Florida, Russell Hobbs, Inc. and its subsidiaries (“Russell Hobbs”) are a leading marketers and distributors of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of well recognized brand names, including Black & Decker®, George Foreman®, Russell Hobbs®, Toastmaster®, LitterMaid®, Farberware®, Breadman®, and Juiceman®. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

In 2007, Russell Hobbs launched its new water products initiatives, beginning with a water pitcher filtration system sold under the Clear2 O® brand. In May 2009, Russell Hobbs introduced its Clear2 Go® branded sports filtration bottle. The sales of Clear2 O® branded products are made to mass merchandisers and specialty retailers primarily in North America. In June 2008, Russell Hobbs entered into a license agreement with Island Sky Corporation for a patented air-to-water product. In August 2008, Russell Hobbs acquired approximately 13% of outstanding common shares Island Sky Australia Limited, the parent company of Island Sky Corporation. The air-to-water business of the Water Products segment is in its beginning stages and is focused on the commercial and consumer markets in India and certain other countries in the Far East.

As of June 30, 2009, Russell Hobbs was 100% owned by Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together “Harbinger”).

Merger of Salton and Applica

On December 28, 2007, SFP Merger Sub, Inc. a Delaware corporation and a wholly owned direct subsidiary of Salton, Inc. (“Merger Sub”), merged with and into APN Holding Company, Inc. (“APN Holdco”), a Delaware corporation and the parent of Applica Incorporated (“Applica”), a Florida corporation. (For more information, see Note 2, Mergers and Acquisitions.)

Statement of Financial Accounting Standard (“SFAS”) No. 141 “Business Combinations” requires the use of the purchase method of accounting for business combinations. In applying the purchase method, it is necessary to identify both the accounting acquiree and the accounting acquirer. In a business combination effected through an exchange of equity interests, the entity that issues the interests (Salton in this case) is normally the acquiring entity. However, in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interest in the combined entity after the combination; in this case, stockholders of Applica received approximately 92% of the equity ownership, and associated voting rights, in the combined entity upon completion of the merger and related transactions; and

•	The composition of the governing body of the combined entity: in this case, the merger agreement provided that the composition of the Board of Directors of the surviving company would be determined by Applica.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

While Salton, Inc. was the legal acquiror and surviving registrant in the merger, Applica was deemed to be the accounting acquiror based on the facts and circumstances outlined above. Accordingly, for accounting and financial statement purposes, the merger was treated as a reverse acquisition of Salton, Inc. by Applica under the purchase method of accounting. As such, Applica applied purchase accounting to the assets and liabilities of Salton upon consummation of the merger with no adjustment to the carrying value of Applica’s assets and liabilities. For purposes of financial reporting, the merger was deemed to have occurred on December 31, 2007.

In accordance with SFAS 141, the accompanying consolidated financial statements reflect the recapitalization of the stockholders’ equity as if the merger occurred as of the beginning of the first period presented and the results of operations include results from the combined company from January 1, 2008 through June 30, 2008. The results of operations prior to January 1, 2008 include only the results of Applica.

Effective with the merger, Russell Hobbs changed its fiscal year end to June 30 and the interim quarterly periods to the last day of the respective quarter. Salton’s fiscal year previously ended on the Saturday closest to June 30th and the interim quarterly period ended on the Saturday closest to the last day of the respective quarter. In anticipation of the merger, Applica changed its fiscal year from December 31 to June 30.

Acquisition of Applica by Harbinger

On January 23, 2007, Applica Incorporated was acquired by affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (For more information, see Note 2, Mergers and Acquisitions.) For purposes of financial reporting, this acquisition was deemed to have occurred on January 1, 2007.

Principles of Consolidation

The consolidated financial statements include the accounts of Russell Hobbs, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include income taxes, the allowance for doubtful accounts, inventory valuation reserves, product liability, litigation, warranty, environmental liability, depreciation and amortization, valuation of goodwill and intangible assets, and useful lives assigned to intangible assets.

Management believes that the following may involve a higher degree of judgment or complexity:

Income Taxes.  Russell Hobbs is subject to income tax laws in many countries. Judgment is required in assessing the future tax consequences of events that have been recognized in Russell Hobbs’ financial statements and tax returns. Russell Hobbs provides for deferred taxes under the asset and liability method, in accordance with SFAS 109 “Accounting for Income Taxes” and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“ FIN 48”). Under such method, deferred taxes are adjusted for tax rate changes as they occur. Significant management judgment is required in developing Russell Hobbs’ provision for income taxes, including the determination of foreign tax liabilities, deferred tax assets and liabilities and any valuation allowances that might be required to be applied against the deferred tax assets. Russell Hobbs evaluates its ability to realize its deferred tax assets at the end of each reporting period and adjusts the amount of its valuation allowance, if necessary.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Russell Hobbs operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve. In management’s opinion, adequate provisions for income taxes have been made.

Russell Hobbs records a valuation allowance to reduce its deferred tax assets to the amount that it believes will more likely than not be realized. While Russell Hobbs considers future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it was to determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to tax expense in the period such determination is made. Likewise, should Russell Hobbs determine that it would be able to realize its deferred tax assets in the future in excess of its net recorded amount, an adjustment to the deferred tax assets would increase net income in the period such determination was made.

In accordance with FIN 48, Russell Hobbs recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax provisions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority.

Collectability of Accounts Receivable.  Russell Hobbs records allowances for estimated losses resulting from the inability of its customers to make required payments on their balances. Russell Hobbs assesses the credit worthiness of its customers based on multiple sources of information and analyzes many factors including:

•	Russell Hobbs’ historical bad debt experiences;

•	publicly available information regarding its customers and the inherent credit risk related to them;

•	information from subscription-based credit reporting companies;

•	trade association data and reports;

•	current economic trends; and

•	changes in customer payment terms or payment patterns.

This assessment requires significant judgment. If the financial condition of Russell Hobbs’ customers were to deteriorate, additional write-offs may be required. Such write-offs may not be included in the allowance for doubtful accounts at June 30, 2009 and, therefore, a charge to income could result in the period in which a particular customer’s financial condition deteriorates. Conversely, if the financial condition of Russell Hobbs’ customers were to improve or its judgment regarding their financial condition was to change positively, a reduction in the allowances may be required resulting in an increase in income in the period such determination is made.

Inventory.  Russell Hobbs values inventory at the lower of cost or market, using the first-in, first-out (FIFO) method, and regularly reviews the book value of discontinued product lines and stock keeping units (SKUs) to determine if these items are properly valued. If the market value of the product is less than cost, Russell Hobbs will write down the related inventory to the estimated net realizable value. Russell Hobbs regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if additional write-downs are required. This valuation requires significant judgment from management as to the salability of its inventory based on forecasted sales. It is particularly difficult to judge the potential sales of new products. Should the forecasted sales not materialize, it would have a significant impact on Russell Hobbs’ results of operations and the valuation of its inventory, resulting in a charge to income in the period such determination was made.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Product Liability Claims and Litigation.  Russell Hobbs is subject to lawsuits and other claims related to product liability and other matters that are being defended and handled in the ordinary course of business. Russell Hobbs maintains accruals for the costs that may be incurred, which are determined on a case-by-case basis, taking into consideration the likelihood of adverse judgments or outcomes, as well as the potential range of probable loss. The accruals are monitored on an ongoing basis and are updated for new developments or new information as appropriate. With respect to product liability claims, Russell Hobbs estimates the amount of ultimate liability in excess of applicable insurance coverage based on historical claims experience and current claim estimates, as well as other available facts and circumstances.

Management believes that the amount of ultimate liability of Russell Hobbs’ current claims and litigation matters, if any, in excess of applicable insurance coverage is not likely to have a material effect on its business, financial condition, results of operations or liquidity. However, as the outcome of litigation is difficult to predict, unfavorable significant changes in the estimated exposures could occur resulting in a charge to income in the period such determination is made. Conversely, if favorable changes in the estimated exposures occur, a reduction in the accruals may be required resulting in an increase in income in the period such determination is made.

Long-Lived Assets.  In accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of such asset and eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets.  Identifiable intangibles with indefinite lives are not amortized. Russell Hobbs evaluates the recoverability of finite-lived identifiable intangible assets whenever events or changes in circumstances indicate that an intangible asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to:

•	a significant decrease in the market value of an asset;

•	a significant adverse change in the extent or manner in which an asset is used; or

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset.

Russell Hobbs measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. The fair value is measured based on various valuation techniques, including the discounted value of estimated future cash flows. The evaluation of asset impairment requires that Russell Hobbs make assumptions about future cash flows over the life of the asset being evaluated.

Goodwill.  Russell Hobbs evaluates the carrying value of goodwill and other indefinite lived intangible assets annually and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to:

•	a significant adverse change in legal factors or in business climate;

•	unanticipated competition; or

•	an adverse action or assessment by a regulator.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

When evaluating whether goodwill is impaired, Russell Hobbs compares the fair value of the reporting unit to which the goodwill is assigned to the reporting unit’s carrying amount, including goodwill. The fair value of the reporting unit is estimated using a combination of the income, or discounted cash flows, approach and the market approach, which uses comparable companies’ data. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. In calculating the implied fair value of reporting unit goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. Russell Hobbs’ annual evaluation of goodwill and other indefinite lived intangible assets is as of December 31st of each year.

Other Estimates.  During previous years, Russell Hobbs has made significant estimates in connection with specific events affecting its expectations. These have included accruals relating to the consolidation of its operations, reduction in employees and product recalls. Additionally, Russell Hobbs makes a number of other estimates in the ordinary course of business relating to sales returns and allowances, warranty accruals, and accruals for promotional incentives. Circumstances could change which may alter future expectations regarding such estimates.

Foreign Operations

The financial position and results of operations of Russell Hobbs’ foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Revenues and expenses of such subsidiaries have been translated into U.S. dollars at average exchange rates prevailing during the period. Assets and liabilities have been translated at the rates of exchange on the balance-sheet date. The resulting translation gain and loss adjustments are recorded as foreign currency translation adjustments within accumulated other comprehensive (loss) income. Foreign currency translation adjustments resulted in a loss of $33.7 million for the year ended June 30, 2009 and a gain of $0.7 million for the year ended June 30, 2008.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction loss included in other expense (income) totaled $7.0 million for the year ended June 30, 2009. Foreign currency transaction gain included in other expense (income) totaled $1.7 million for the year ended June 30, 2008.

Cash and Cash Equivalents

Russell Hobbs considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash balances at June 30, 2009 and 2008 included approximately $13.6 million and $22.6 million, respectively, that was either held in foreign banks by Russell Hobbs’ subsidiaries or held in a U.S. bank but which was in excess of FDIC limits.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net income. For Russell Hobbs, such items consist primarily of foreign currency translation gains and losses, change in fair value of derivative instruments, adjustments to defined pension plans and unrealized losses on investments. Russell Hobbs presents accumulated other comprehensive income, net of taxes, in its consolidated statement of stockholders’ equity.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The components of accumulated other comprehensive income, net of tax, were as follows:

	June 30,	June 30,
	2009	2008
	(In thousands)

Accumulated foreign currency translation adjustment	$(31,537)	$2,122
Defined pension plans:
Domestic	(2,721)	(1,085)
Foreign	(5,778)	269
Foreign exchange forwards	(713)	—
Reduction in market value of investment in Island Sky	(1,315)	—

Total accumulated other compressive (loss) income	$(42,064)	$1,306

Revenue Recognition

Russell Hobbs recognizes revenue when (a) title, risks and rewards of ownership of its products transfer to its customers, (b) all contractual obligations have been satisfied and (c) collection of the resulting receivable is reasonably assured. Generally, this is at the time products are shipped for delivery to customers. Net sales are comprised of gross sales less provisions for estimated customer returns, discounts, volume rebates and cooperative advertising and slotting fees. Amounts billed to a customer for shipping and handling are included in net sales and the associated costs are included in cost of goods sold in the period when the sale occurs. Sales taxes are recorded on a net basis.

Cooperative Advertising and Slotting Fees

Russell Hobbs accounts for promotional funds as a reduction of selling price and nets such fund against gross sales. Russell Hobbs generally does not verify performance or determine the fair value of the benefits it receives in exchange for the payment of promotional funds.

Cost of Goods Sold

Russell Hobbs’ cost of goods sold includes the cost of the finished product plus (a) all inbound related freight charges to its warehouses and (b) import duties, if applicable. Russell Hobbs classifies costs related to its distribution network (e.g., outbound freight costs, warehousing and handling costs for products sold) in operating expenses.

Advertising Costs

Advertising and promotional costs are expensed as incurred and are included in operating expenses in the accompanying consolidated statements of operations. Total advertising and promotional costs, excluding cooperative advertising, for the years ended June 30, 2009 and 2008 were approximately $18.0 million and $17.9 million, respectively.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to their estimated operating service lives using the straight-line method. Maintenance, repairs and minor renewals and betterments are charged to expense as incurred.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Freight Costs

Outbound freight costs on goods shipped that are not charged to Russell Hobbs’ customers were included in operating expenses in the accompanying consolidated statements of operations. Freight costs totaled $22.8 million and $25.2 million for the years ended June 30, 2009 and 2008, respectively.

Product Warranty Obligations

Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. Russell Hobbs accrues for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Balance, beginning of period	$8,030	$6,944
Additions to accrued product warranties	61,932	49,231
Reductions of accruals — payments and credits issued	(61,012)	(48,145)

Balance, end of period	$8,950	$8,030

Stock-Based Compensation

Russell Hobbs measures and recognizes compensation cost for all share-based payment awards made to employees and directors based on estimated fair values.

Russell Hobbs uses the Black-Scholes option-pricing model to determine the fair value of stock options on the date of grant. This model derives the fair value of stock options based on certain assumptions related to expected stock price volatility, expected option life, risk-free interest rate and dividend yield.

Legal Costs

Legal costs are expensed as incurred and are included in operating expenses. For the year ended June 30, 2009, Russell Hobbs expensed $8.4 million in legal costs which included $6.6 million related to Russell Hobbs’ pursuit of a patent infringement matter on certain patents related to the LitterMaid ® automatic cat litter box. For the year ended June 30, 2008, Russell Hobbs expensed $8.5 million in legal costs which included $5.1 million related to Russell Hobbs’ pursuit of the patent infringement matter.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the treasury stock method. The currently outstanding restricted stock units and stock options have been excluded from the calculation of diluted earnings (loss) because performance conditions related to such common stock equivalents were not met as of the periods indicated.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year Ended June 30,
	2009	2008
	(In thousands, except per share data)

Loss from continuing operations	$(35,863)	$(27,608)
Loss from discontinued operations	(22,454)	(14,926)

Net loss	$(58,317)	$(42,534)

Weighted average common shares outstanding — basic and diluted	731,874	731,874
Loss per common share — basic and diluted:
Loss from continuing operations	$(0.05)	$(0.04)
Loss from discontinued operations	(0.03)	(0.02)

Net earnings (loss)	$(0.08)	$(0.06)

Financial Accounting Standards Not Yet Adopted

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (SFAS No. 161), which amends and expands the disclosure requirements of FASB Statement No. 133, requiring enhanced disclosures about a company’s derivative and hedging activities. This pronouncement is effective for Russell Hobbs beginning July 1, 2009. Upon the adoption, Russell Hobbs is required to provide enhanced disclosures about (a) how and why it uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and Russell Hobbs’ related interpretations, and (c) how derivative instruments and related hedged items affect Russell Hobbs’ financial position, results of operations, and cash flows. SFAS No. 161 is effective prospectively, with comparative disclosures of earlier periods encouraged upon initial adoption. Russell Hobbs is currently evaluating the impact of adopting this standard.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, “Determination of the Useful Life of Intangible Assets”. The final FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, “Goodwill and Other Intangible Assets”. The FSP is intended to improve the consistency between the useful life of an intangible asset determined under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 (revised 2007), “Business Combinations”, and other US generally accepted accounting principles. The FSP is effective for fiscal years and interim periods beginning after December 15, 2008. Russell Hobbs is currently evaluating the impact of adopting this standard.

In December 2008, the FASB issued FASB Staff Position (FSP) No. FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”. This FSP amends SFAS No. 132(R) to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The FSP requires disclosures surrounding how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies. Additional disclosures include (a) the major categories of plan assets, (b) the inputs and valuation techniques used to measure the fair value of plan assets, and (c) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period and the significant concentrations of risk within plan assets. The disclosures shall be provided for fiscal years ending after December 15, 2009. Russell Hobbs is currently evaluating the impact of adopting this standard.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (FSP FAS 141(R)-1). This

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

pronouncement amends FAS No. 141(R) to clarify the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP FAS No. 141(R)-1 requires that assets acquired and liabilities assumed in a business combination that arise from contingencies be recognized at fair value at the acquisition date if it can be determined during the measurement period. If the acquisition-date fair value of an asset or liability cannot be determined during the measurement period, the asset or liability will only be recognized at the acquisition date if it is both probable that an asset existed or liability has been incurred at the acquisition date, and if the amount of the asset or liability can be reasonably estimated. This standard is effective for business combinations with an acquisition date that is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Russell Hobbs has not yet evaluated the impact of adopting this standard on its financial position, results of operations, or cash flows.

In June 2009, the FASB issued FAS No. 168, “The FASB Accounting Standards Codification (Codification) and the Hierarchy of GAAP” (FAS No. 168), which replaces FAS No. 162, “The Hierarchy of GAAP” and establishes the Codification as the single source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. SEC rules and interpretive releases are also sources of authoritative GAAP for SEC registrants. FAS No. 168 modifies the GAAP hierarchy to include only two levels of GAAP: authoritative and non-authoritative. FAS No. 168 is effective beginning for periods ended after September 15, 2009. As FAS No. 168 is not intended to change or alter existing GAAP, Russell Hobbs does not expect the implementation to impact its financial condition, results of operations or cash flows.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current year’s presentation. These reclassifications relate primarily to the presentation of discontinued operations, the presentation of earnings per share and the presentation of foreign exchange gain and loss as a component of other expense (income).

NOTE 2 —	MERGERS AND ACQUISITIONS

Harbinger Going Private Acquisition of Russell Hobbs

In September 2008, Harbinger and its affiliate, Grill Acquisition Corporation, a Delaware corporation (“Acquisition Co.”), announced their intent to engage in a going-private transaction for Russell Hobbs by means of a short-form merger of Acquisition Co. with and into Russell Hobbs. At such time, Harbinger owned approximately 94% of Russell Hobbs’ outstanding common stock.

The merger of Acquisition Co. with and into Russell Hobbs pursuant to Delaware law became effective on December 9, 2008 (the “Effective Date”). Russell Hobbs was the legal entity that survived the merger.

Upon the consummation of the merger, each outstanding share of Russell Hobbs common stock (other than shares held by Acquisition Co.) were cancelled and automatically converted into the right to receive $0.75 per share in cash, without interest.

As a result of the merger, Harbinger owned 100% of the outstanding shares of Russell Hobbs common stock.

Merger of Applica and Salton

In December 2007, the stockholders of legacy Salton approved all matters necessary for the merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton (“Merger Sub”), with and into APN Holdco, the parent of Applica (the “Merger”). As a result of the merger, Applica became a wholly-owned subsidiary of Salton. The merger was consummated pursuant to an Agreement and Plan of Merger dated as of October 1, 2007 by and among Salton, Merger Sub and APN Holdco. As a result

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Notes to Consolidated Financial Statements — (Continued)

of the merger, Applica became a wholly-owned subsidiary of Salton. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc.

Immediately prior to the merger, Harbinger Capital Partners Master Fund I, Ltd. owned 75% of the outstanding shares of common stock of Applica and Harbinger Capital Partners Special Situations Fund, L.P. owned 25% of the outstanding shares of common stock of Applica. Pursuant to the merger agreement, all of the outstanding shares of common stock of Applica held by Harbinger were converted into an aggregate of 595,500,405 shares of Salton common stock.

In connection with the consummation of the merger, Salton amended the terms of its Series A Voting Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the terms of its Series C Nonconvertible (Non-Voting) Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), to provide for the automatic conversion immediately prior to the effective time of the merger of each share of Series A Preferred Stock into 2,197.49 shares of Salton common stock and of each share of Series C Preferred Stock into 249.56 shares of Salton common stock.

Immediately prior to the effective time of the merger, Harbinger owned an aggregate of 30,000 shares of Series A Preferred Stock of Salton and 47,164 shares of Series C Preferred Stock of Salton. All of the outstanding shares of Series A Preferred Stock were converted at the effective time of the merger into an aggregate of 87,899,600 shares of Salton common stock (65,924,700 of which were issued to Harbinger). In addition, all of the outstanding shares of Series C Preferred Stock were converted at the effective time of the merger into an aggregate of 33,744,755 shares of Salton common stock (11,770,248 of which were issued to Harbinger).

In connection with the consummation of the merger, and pursuant to the terms of a Commitment Agreement dated as of October 1, 2007 by and between Salton and Harbinger, Harbinger purchased from Salton 110,231.336 shares of a new series of Salton’s preferred stock, the Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”), having an initial liquidation preference of $1,000 per share. Pursuant to the Commitment Agreement, Harbinger paid for the Series D Preferred Stock by surrendering to Salton $14,989,000 principal amount of Salton’s 12 1/4% Series Subordinated Notes due 2008 (the “2008 Notes”) and $89,606,859 principal amount of Salton Second Lien Notes, together with all applicable change of control premiums and accrued and unpaid interest thereon through the closing of the merger. Each share of Series D Preferred Stock has an initial liquidation preference of $1,000 per share and the holders thereof are entitled to cumulative dividends payable quarterly at an annual rate of 16%. The Series D preferred stock must be redeemed in cash by Salton on the earlier of the date Salton is acquired or the six year anniversary of the original date of issuance at a value of 100% of the liquidation preference plus all accrued dividends.

Immediately after the issuance of shares of Salton common stock in connection with the merger and related transactions, and the issuance of shares of Series D Preferred Stock, Harbinger beneficially owned approximately 92% of the outstanding shares of Salton common stock (including 701,600 shares of Salton common stock owned by Harbinger immediately prior to the merger) and all of the outstanding shares of Series D Preferred Stock. As of June 30, 2008, Harbinger beneficially owned approximately 94% of the outstanding shares of Salton common stock.

Immediately prior to the effective time of the merger, Salton filed with the Secretary of State of Delaware an amendment to its Restated Certificate of Incorporation to increase the number of authorized shares of Salton common stock to one billion.

In connection with the consummation of the merger, Salton repaid in full all obligations and liabilities owing under: (i) that certain Amended and Restated Credit Agreement, dated as of May 9, 2003 and amended and restated as of June 15, 2004 (the “Wells Fargo Credit Agreement”), by and among the financial institutions identified on the signature pages thereof (the “Lenders”), Wells Fargo Foothill, Inc., as

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Notes to Consolidated Financial Statements — (Continued)

administrative agent and collateral agent for the Lenders, Silver Point Finance, LLC, as the co-agent, syndication agent, documentation agent, assigner and book runner, Salton, each of Salton’s subsidiaries identified on the signature pages thereof as Borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as Guarantors; and (ii) that certain Credit Agreement dated as of August 26, 2005 among the financial institutions named therein, as the lenders, The Bank of New York, as the agent, Salton and each of its subsidiaries that are signatories thereto, as the borrowers, and each of its other subsidiaries that are signatories thereto, as guarantors.

The pay-off of the Wells Fargo Credit Agreement included a make-whole fee of $14 million.

The warrant to purchase 719,320 shares of Salton common stock held by SPCP Group, LLC, an affiliate of Silver Point Finance, LLC, expired upon consummation of the merger and is no longer exercisable.

In connection with the consummation of the merger, Salton entered into:

(i) a Third Amended and Restated Credit Agreement dated as of December 28, 2007 (the “North American Credit Facility”) by and among the financial institutions named therein as lenders, Bank of America, N.A., as administrative agent and collateral agent, Salton and each of Salton’s subsidiaries identified on the signature pages thereof as borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as guarantors, that provides for a 5-year $200 million revolving credit facility (which was subsequently reduced to $150 million);

(ii) a Term Loan Agreement dated as of December 28, 2007 (the “Term Loan”) by and among the financial institutions named therein as lenders, Harbinger Capital Partners Master Fund I, Ltd., as administrative agent and collateral agent, Salton and each of Salton’s subsidiaries identified on the signature pages thereof as borrowers and each of Salton’s subsidiaries identified on the signature pages thereof as guarantors, that provided for a 5-year $110 million term loan facility (which was subsequently increased to $140 million); and

(iii) a Second Amended and Restated Agreement dated as of December 28, 2007 (the “European Credit Facility”) by and among Burdale Financial Limited, as an arranger, agent and security trustee, Salton Holdings Limited, Salton Europe Limited and each of Salton’s other subsidiaries identified on the signature pages thereof as borrowers, that provides for a 5-year £40.0 million (approximately $65.8 million as of June 30, 2009) credit facility, which includes a revolving credit facility with an aggregate notional maximum availability of £30.0 million (approximately $49.4 million as of June 30, 2009) and two term loan facilities (one related to real property and the other to intellectual property of the European subsidiary group) of £3.5 million and £5.8 million (approximately $4.8 million and $8.4 million, respectively, as of June 30, 2009).

The purchase price allocated to the merger was determined as follows:

(In thousands)

Fair value of Salton common stock(1)	$3,919
Debt repayment and accrued interest and associated fees	258,041
Fees and expenses	10,765

$272,725

(1)	The fair value of the common stock outstanding was based on the average closing price for the period beginning two days prior to, and ending two days after, the execution of the merger agreement on October 1, 2007.

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Notes to Consolidated Financial Statements — (Continued)

For accounting purposes, Applica was deemed to be the accounting acquirer. A summary of the final purchase price and the allocation to the acquired net assets of legacy Salton is as follows:

(In thousands)

Accounts receivable, net	$98,429
Inventories	87,637
Other current assets	74,604
Property, plant and equipment	19,343
Identifiable intangible assets	180,200
Other assets	9,438
Accounts payable	(90,445)
Accrued expenses	(77,003)
Other current liabilities	(67,732)
Other long-term liabilities	(32,022)
Deferred tax liability	(32,960)
Goodwill (Household Products segment)	103,236

Total purchase price	$272,725

Purchase accounting reserves were approximately $8 million and primarily consist of approximately $5 million of severance and certain change-in-control contractual payments and approximately $3 million of shutdown costs. Management’s plans to exit certain activities of legacy Salton were substantially completed by June 30, 2008. Management expects to pay these items over the next four years.

Russell Hobbs accrued certain liabilities in accrued expenses relating to the exit of certain activities, the termination of employees and the integration of operations in conjunction with the merger, which were included in the allocation of the acquisition cost as follows:

	Amount					Amount
	Accrued as of					Accrued as of
	June 30,	Additional	Amount	Other		June 30,
	2008	Accruals	Paid	Adjustments		2009
	(In thousands)

Severance and related expenses	$2,189	$—	$(1,049)	$(640	)(1)	$500
Unfavorable lease and other	2,522	2,253	(2,388)	30		2,417

Total	$4,711	$2,253	$(3,437)	$(610)		$2,917

(1)	The reduction in the year ended June 30, 2009 was due to Russell Hobbs’ determination that certain accruals were no longer necessary.

	Amount				Amount
	Accrued as of				Accrued as of
	December 31,	Additional	Amount	Other	June 30,
	2007	Accruals	Paid	Adjustments	2008
	(In thousands)

Severance and related expenses	$5,194	$985	$(2,308)	$(1,682)	$2,189
Unfavorable lease and other	2,798	1,525	(1,801)	—	2,522

Total	$7,992	$2,510	$(4,109)	$(1,682)	$4,711

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Notes to Consolidated Financial Statements — (Continued)

In connection with the merger, identified intangibles of Salton were acquired with the following estimated useful lives:

		Weighted
	Initial	Average
	Value	Useful Life
	(Dollars in thousands)

License agreements	$8,690	9 years
Tradenames	$171,510	Indefinite

The weighted average useful life of the intangible assets subject to amortization is nine years.

After the allocation of the purchase price to these intangibles, the portion of the purchase price in excess of the fair value of assets and liabilities acquired was $103.2 million. For tax purposes, this goodwill, as well as the other intangible assets, is not deductible. For the next five years, the expected amortization expense related to these intangibles will be $1.0 million per year.

The goodwill noted above is attributable to management’s belief that the merger would expand and better serve the markets served by each company prior to the merger and will result in greater long-term growth opportunities than either company had operating alone. Management believed that the combination would provide it with the scale, size and flexibility to better compete in the marketplace and position it to:

•	create an industry leader by blending complementary assets, skills and strengths;

•	result in a larger company with greater market presence and more diverse product offerings;

•	leverage complementary brand names;

•	offer access to a broader range of product categories by providing a more comprehensive portfolio of product offerings;

•	provide opportunities for international expansion;

•	have greater potential to access capital markets; and

•	take advantage of financial synergies.

In connection with the merger, Russell Hobbs incurred $1.0 million and $17.9 million in integration and transition-related costs for the years ended June 30, 2009 and 2008, respectively. These costs were primarily related to the integration and transition of the North American operations of legacy Salton and Applica.

Effective with the merger, Russell Hobbs changed its fiscal year end to June 30 and the interim quarterly periods to the last day of the respective quarter. Salton’s fiscal year previously ended on the Saturday closest to June 30 th and the interim quarterly period ended on the Saturday closest to the last day of the respective quarter. In anticipation of the merger, Applica changed its fiscal year from December 31 to June 30.

Harbinger Acquisition of Applica

On January 23, 2007, Applica was acquired by affiliates of Harbinger, pursuant to the Agreement and Plan of Merger, dated October 19, 2006, as subsequently amended, by and among Applica, APN Holdco, and APN Mergersub, Inc., a Florida corporation (“MergerSub”).

The acquisition was consummated on January 23, 2007 by the merger of MergerSub with and into Applica with Applica continuing as the surviving corporation and a wholly owned subsidiary of APN Holdco. Harbinger acquired all of the outstanding shares of Applica (other than shares held by it prior to the acquisition) for $8.25 per share.

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Notes to Consolidated Financial Statements — (Continued)

The determination of the purchase price was as follows:

(In thousands)

Purchase of remaining shares	$125,592
Cost basis in Applica prior to acquiring remaining shares	25,786
Debt repayment and associated fees and accrued interest	77,197
Fees and expenses	14,200

$242,775

As required under the provisions of Statement of Financial Accounting Standards No. 141 “Business Combinations”, the change in ownership required an allocation of the purchase price to the fair value of assets and liabilities. A summary of the purchase price and the allocation to the acquired net assets of Applica is as follows:

(In thousands)

Accounts receivable, net	$119,421
Inventories	118,380
Other current assets	18,376
Property, plant and equipment	15,441
Goodwill (Household Products segment)	72,608
Customer relationships	2,310
Other identifiable intangible assets	60,060
Other assets	9,404
Accounts payable	(42,616)
Accrued expenses	(45,722)
Current taxes payable	(4,387)
Senior credit facility	(73,660)
Deferred tax liability	(23,701)
Valuation allowance	16,861

$242,775

In connection with the acquisition of Applica by Harbinger, Applica identified intangibles acquired with the following estimated useful lives:

		Weighted
	Initial	Average
	Value	Useful Life
	(Dollars in thousands)

Customer relationships	$2,310	9 years
Tradenames	$18,000	Indefinite
Patents	$8,240	12 years
Black & Decker® license agreement	$33,820	9 years

The weighted average useful life of the intangible assets subject to amortization is 9.56 years.

After the allocation of the purchase price to these intangibles, purchase price remained in excess of the fair value of assets and liabilities acquired by Harbinger in the amount of $72.6 million. This amount was subsequently reduced by $13.4 million due to the May 2007 sale of Applica’s Professional Personal Care segment. This goodwill was attributable to the general reputation of the business and the collective experience

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Notes to Consolidated Financial Statements — (Continued)

of the management and employees. For tax purposes, this goodwill, as well as the other intangible assets, is not deductible.

Upon the close of the acquisition of Applica by Harbinger, Applica’s $20 million term loan with Mast Capital was paid in full, including a $400,000 prepayment penalty.

In addition, all stock option plans were terminated and stock options with a per share exercise price of less than $8.25 were exchanged for cash, without interest, equal to the excess of $8.25 over the applicable per share exercise price for each such stock option, multiplied by the aggregate number of shares of common stock into which the applicable stock option was exercisable. Options with a per share exercise price equal to or in excess of $8.25 were cancelled.

In connection with the acquisition of Applica by Harbinger, a voluntary redemption was offered to the holders of Applica’s 10% notes in February 2007, which included a 1% change-in-control premium. In February 22, 2007, $55.3 million of the notes were voluntarily redeemed. The total premium paid was $0.6 million. The remaining $0.5 million of the notes was redeemed on February 26, 2007 at par.

Harbinger reimbursed Applica $1.4 million for fees and other acquisition-related expenses incurred by it in 2006 directly related to the acquisition.

On January 23, 2007, Applica shares of common stock ceased trading on the New York Stock Exchange.

Other Intangible Assets

The components of Russell Hobbs’ intangible assets were as follows:

	June 30, 2009			June 30, 2008
	Weighted
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period	Amount	Amortization	Amount	Amortization
	(Years)	(In thousands)

Licenses	9	$42,510	$(10,530)	$42,510	$(5,806)
Trade names(1)	Indefinite	166,554	—	182,433	—
Patents	12	8,240	(1,659)	8,240	(973)
Customer relationships	9	2,310	(620)	2,310	(364)

		$219,614	$(12,809)	$235,493	$(7,143)

(1)	The decrease in the gross carrying amount of trade names in the year ended June 30, 2009 was solely attributable to foreign currency translation, as certain significant trade names are recorded on the books of Russell Hobbs’ European subsidiary.

Amortization expense related to intangible assets was $5.7 million and $5.2 million in the years ended June 30, 2009 and 2008, respectively. The following table provides information regarding estimated amortization expense for each of the following years ended June 30:

(In thousands)

2010	$5,667
2011	$5,667
2012	$5,667
2013	$5,667
2014	$5,667
Thereafter	$11,916

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Notes to Consolidated Financial Statements — (Continued)

NOTE 3 —	COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

NACCO Litigation.  A subsidiary of Russell Hobbs is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-N, which was filed in the Court of Chancery of the State of Delaware on November 13, 2006.

The original complaint in this action alleged a claim for breach of contract against Applica, and a number of tort claims against certain entities affiliated with Harbinger. The claims related to the termination of the merger agreement between Applica and NACCO Industries, Inc. and one of its affiliates following Applica’s receipt of a superior merger offer from Harbinger. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against Harbinger. The original complaint initially sought specific performance of the NACCO merger agreement or, in the alternative, damages. The amended complaint, however, seeks only damages. In light of the consummation of Applica’s merger with affiliates of Harbinger in January 2007, Russell Hobbs believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica has moved to dismiss the second amended complaint, which motion is currently pending.

Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses.

Asbestos Matters.  Applica is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by Applica over 20 years ago. Although Applica never manufactured such products, asbestos was used in certain hair dryers sold by it prior to 1979. There are numerous defendants named in these lawsuits, many of whom actually manufactured asbestos containing products. Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses. At this time, Russell Hobbs does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Environmental Matters.  Prior to 2003, Toastmaster Inc., a subsidiary of Russell Hobbs, manufactured certain of its products at facilities that it owned in the United States and Europe. Toastmaster is investigating or remediating historical contamination at the following sites:

•	Kirksville, Missouri. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Kirksville, Missouri. Toastmaster has entered into a Consent Agreement with the Missouri Department of Natural Resources (“MDNR”) regarding the contamination.

•	Laurinburg, North Carolina. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Laurinburg, North Carolina. A groundwater pump and treat system has operated at the site since 1993.

•	Macon, Missouri. Soil and groundwater contamination by trichloroethylene and petroleum have been identified at the former manufacturing facility in Macon, Missouri. The facility is participating in the Missouri Brownfields/Voluntary Cleanup Program.

Additionally, Toastmaster has been notified of its potential liability for cleanup costs associated with the contaminated Missouri Electric Works Superfund Site in Cape Girardeau, Missouri. Toastmaster had previously been notified by the EPA of its possible liability in 1990 and joined a group of potentially responsible parties (“PRPs”) to respond to the EPA claims. Those matters were resolved. The PRPs have also

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Notes to Consolidated Financial Statements — (Continued)

responded to the EPA’s latest claims by denying liability and asserting affirmative defenses. Russell Hobbs believes that, based on available records, Toastmaster’s share of any liability would only be approximately 0.5% of the total liability.

The discovery of additional contamination at these or other sites could result in significant cleanup costs. These liabilities may not arise, if at all, until years later and could require Russell Hobbs to incur significant additional expenses, which could materially adversely affect its results of operations and financial condition. At June 30, 2009, Russell Hobbs had accrued $6.2 million for environmental matters. Russell Hobbs believes that any remaining exposure not already accrued for should be immaterial.

Other Matters.  Russell Hobbs is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on its financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Russell Hobbs is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (CPSC) to exclude from the market products that are found to be unsafe or hazardous. Russell Hobbs receives inquiries from the CPSC in the ordinary course of its business.

Russell Hobbs may have certain non-income tax-related liabilities in a foreign jurisdiction. Based on the advice of legal counsel, Russell Hobbs believes that it is possible that the tax authority in the foreign jurisdiction could claim that such taxes are due, plus penalties and interest. Currently, the amount of potential liability cannot be estimated, but if assessed, it could be material to its financial condition, results of operations or liquidity. However, if assessed, Russell Hobbs intends to vigorously pursue administrative and judicial action to challenge such assessment, however, no assurances can be made that it will ultimately be successful.

Employment and Other Agreements

Russell Hobbs has an employment agreement with its President and Chief Executive Officer. This contract terminates on May 1, 2010, but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days’ prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity grants at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’ achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if he terminates his employment under specific circumstances, including a change in control of Russell Hobbs, the company must pay him a lump sum equal to one and one-half times his severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs also has an employment agreement with its President and General Manager of the Americas Division. This contract terminates on May 1, 2012 but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party

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Notes to Consolidated Financial Statements — (Continued)

at least 60 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’ achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement immediately terminate, or without cause, in which case she is entitled to a lump sum payment equal to the one and one-half times her severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if she terminates her employment under specific circumstances, including a change in control of Russell Hobbs, the company must pay her a lump sum equal to one and one-half times her severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs has also entered into change-in-control agreements with certain of its other executive officers.

In June 2005, one of Russell Hobbs’ subsidiaries entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing Russell Hobbs’ information technology infrastructure (including telecommunications, networking, data centers and the help desk) in North America and China. The agreement expires in June 2011 and provides for payments of approximately $0.2 million per month depending on the services required by Russell Hobbs The agreement provides for early termination fees if Russell Hobbs terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

In December 2007, one of Russell Hobbs’ subsidiaries entered into a services agreement with Weber Distribution LLC for the provision of distribution related services at its Redlands, California warehouse. Such agreement was amended in May 2009 to add both Russell Hobbs’ Little Rock, Arkansas warehouse and its warehouse in Toronto, Canada. The agreement terminates in March 2013 and will renew on the mutual agreement of the parties. Minimum payments pursuant to such agreement total approximately $0.8 million per month.

Leases

Russell Hobbs has non-cancelable operating leases for offices, warehouses and office equipment. The leases expire over the next twenty years and contain provisions for certain annual rental escalations. Future minimum payments under Russell Hobbs’ non-cancelable long-term operating leases were as follows:

(In thousands)

2010	$12,234
2011	9,592
2012	7,834
2013	5,954
2014	2,728
Thereafter	19,593

$57,935

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Notes to Consolidated Financial Statements — (Continued)

Rent expense from continuing operations for the years ended June 30, 2009 and 2008, totaled approximately $14.8 million and $8.7 million, respectively. Rent expense includes car rental and equipment expense.

License Agreements

Russell Hobbs licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In December 2007, Russell Hobbs and The Black & Decker Corporation extended the trademark license agreement through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. Under the agreement as extended, Russell Hobbs agreed to pay The Black & Decker Corporation royalties based on a percentage of sales, with minimum annual royalty payments as follows:

• Calendar Year 2009: $14,000,000

• Calendar Year 2010: $14,500,000

• Calendar Year 2011: $15,000,000

• Calendar Year 2012: $15,000,000

The agreement also requires Russell Hobbs to comply with minimum annual return rates for products. If The Black & Decker Corporation does not agree to renew the license agreement, Russell Hobbs has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, The Black & Decker Corporation may elect to extend the license to use the Black & Decker ® brand to certain additional products. Black & Decker has approved several extensions of the license to additional categories including home environment and pest.

Russell Hobbs licenses the Farberware® brand from the Farberware Licensing Company in the United States, Canada and Mexico for several types of household appliances, including beverage products, food preparation products, garment care products and cooking products. The term of the license is through 2010 and can be renewed for additional periods upon the mutual agreement of both parties. Under the agreement, Russell Hobbs agreed to pay Farberware Licensing Company royalties based on a percentage of sales, with minimum annual royalty payments for the year ended June 30, 2009 of $1.4 million and for the year ended June 30, 2010 of $1.5 million.

Russell Hobbs owns the LitterMaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Russell Hobbs owns two patents and has exclusive licenses to three other patents covering the LitterMaid ® litter box, which require Russell Hobbs to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patents and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Russell Hobbs maintains various other licensing and contractual relationships to market and distribute products under specific names and designs. These licensing arrangements generally require certain license fees and royalties. Some of the agreements contain minimum sales requirements that, if not satisfied, may result in the termination of the agreements.

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Notes to Consolidated Financial Statements — (Continued)

NOTE 4 —	ACCRUED EXPENSES

Accrued expenses were summarized as follows:

	June 30,	June 30,
	2009	2008
	(In thousands)

Promotions, co-op and other advertising allowances	$18,078	$25,760
Chargebacks	1,403	1,855
Salaries and bonuses	5,792	10,146
Warranty	8,950	8,030
Environmental liability	6,193	6,300
Product liability	3,963	4,496
Freight	3,685	2,246
Royalty	3,371	3,467
Other	21,858	41,137

	$73,293	$103,437

NOTE 5 —	STOCK-BASED COMPENSATION

Russell Hobbs may grant various equity awards to employees and directors under the 2007 Omnibus Equity Award Plan, including incentive and non-qualified stock options, restricted stock units and stock appreciation rights. The terms of the equity awards granted under the plan are determined by the Board of Directors at the time of grant, including the exercise price, if applicable, the term of the award and any restrictions on the exercisability of the award.

As of June 30, 2009, Russell Hobbs had 2,250,000 non-qualified stock options outstanding, all of which were granted in the 2008 fiscal year and are subject to performance based vesting related to the financial performance of the Water Products segment. In addition, Russell Hobbs has 23,950,000 restricted stock units outstanding, all of which were issued in fiscal 2009 and vest only upon a change in control of Russell Hobbs As of June 30, 2009, Russell Hobbs had approximately 174 million equity awards available to be granted under the plan. The grant date fair value of the restricted stock units was $8.2 million. This amount will be recorded as an expense only if and when a change in control event takes place.

Russell Hobbs accounts for stock-based compensation under FASB Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires all share-based payments to employees to be recognized in the financial statements as compensation expense, based on the fair value on the date of grant, and recognized from the date of grant over the applicable vesting period. Russell Hobbs uses the Black-Scholes option-pricing model to determine fair value of stock options on the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Russell Hobbs’ specific weighted-average assumptions for the risk-free interest rate, expected volatility and expected dividend yield are discussed below. Additionally, under SFAS 123R, Russell Hobbs is required to estimate pre-vesting forfeitures for purposes of determining compensation expense to be recognized. Future expense amounts for any quarterly or annual period could be affected by changes in Russell Hobbs’ assumptions or changes in market conditions.

In connection with the adoption of SFAS No. 123R, Russell Hobbs has determined the expected term of stock options granted using the simplified method as discussed in Section D, Certain Assumptions Used in Valuation Methods, of SEC Staff Accounting Bulletin (“SAB”) No. 107, as amended by SAB 110, as Russell Hobbs does not have sufficient information regarding exercise behavior. Based on the results of applying the

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Notes to Consolidated Financial Statements — (Continued)

simplified method, Russell Hobbs has determined six years is an appropriate expected term for awards with three-year graded vesting and six-and-a- half years for awards with five-year graded vesting.

The risk-free interest rate is based on the U.S. Treasury yield for the same period as the expected term at the time of the grant. The expected volatility is based on historical volatility. The fair value of each option granted under the stock option plans was estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008

Expected dividend yield	0.00%	0.00%
Expected volatility	50.52%	56.17% — 91.70%
Risk-free interest rate	1.47%	3.01% — 3.66%
Expected term of options in years	2.5	6 — 6.5

A summary of Russell Hobbs’ stock options as of and during the year ended June 30, 2009 is as follows:

			Weighted-
		Weighted-	Average	Total
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
	Shares (000)	Price	Term (Years)	(000)

Outstanding at beginning of year	9,528	$1.17
Granted	411	$0.20
Repurchased	(6,979)	$0.69
Forfeited	(710)	$9.23

Outstanding at end of year	2,250	$0.24	9.03	$225

Options exercisable at end of year	—	—	—	—

As of June 30, 2009, there was no unrecognized compensation cost related to unvested stock options.

The weighted average grant date fair value of stock options granted was not material for the years ended June 30, 2009 and 2008. The total intrinsic value of stock options exercised was zero for the years ended June 30, 2009 and 2008.

Russell Hobbs recorded $1.2 million and zero in stock compensation expense for the years ended June 30, 2009 and 2008, respectively.

In September 2008, Harbinger and its affiliate, Grill Acquisition Corporation, a Delaware corporation (“Acquisition Co.”), announced their intent to engage in a going-private transaction for Russell Hobbs by means of a short-form merger of Acquisition Co. with and into Russell Hobbs Any stock options not exercised prior to the merger, except options granted in 2008 under the Russell Hobbs 2007 Omnibus Equity Award Plan to acquire 2,250,000 shares of common stock subject to performance based vesting, were cancelled and exchanged into the right to receive a cash payment equal to the fair value of such stock options as determined using a Black-Scholes valuation model (as determined by Russell Hobbs based on the final closing price of Russell Hobbs common stock) less any applicable withholding taxes, which ranged from approximately $0.69 to $0.71 per share. In connection with this transaction, Russell Hobbs recorded stock-based compensation expense of approximately $1.0 million in December 2008.

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Notes to Consolidated Financial Statements — (Continued)

NOTE 6 —	PROPERTY, PLANT AND EQUIPMENT

The following is a summary of property, plant and equipment:

		June 30,	June 30,
	Useful Lives	2009	2008
	(Dollars in thousands)

Land(1)	NA	$5,347	$6,338
Building(1)	39.5 years	1,810	2,145
Computer equipment	3 - 7 years	10,339	9,985
Equipment and other	3 - 5 years	11,363	7,541
Leasehold improvements	8 - 10 years(2)	2,021	1,873

Total		30,880	27,882
Less accumulated depreciation		10,004	3,792

Total		$20,876	$24,090

(1)	The decrease in the gross carrying amount of land and building in the year ended June 30, 2009 was solely attributable to foreign currency translation as these assets are recorded on the books of Russell Hobbs’ European subsidiary.

(2)	Shorter of remaining term of lease or useful life.

NOTE 7 —	SENIOR SECURED CREDIT FACILITY, LETTERS OF CREDIT AND LONG-TERM DEBT

North American Credit Facility.  Russell Hobbs has a $150 million asset-based senior secured revolving credit facility maturing in December 2012. The facility includes an accordion feature which permits Russell Hobbs to request an increase in the aggregate revolver amount by up to $75 million.

At Russell Hobbs’ option, interest accrues on the loans made under the North American credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Russell Hobbs’ average quarterly availability and set at 2.5% on June 30, 2009), which was 2.81% on June 30, 2009; or

•	the Base Rate plus a specified margin (based on Russell Hobbs’ average quarterly availability and set at 1.5% on June 30, 2009), which was 4.75% on June 30, 2009.

The Base Rate is the greater of (a) Bank of America’s prime rate; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30-day interest period as determined on such day, plus 1.0%.

Advances under the facility are governed by Russell Hobbs’ collateral value, which is based upon percentages of eligible accounts receivable and inventories of its North American operations. Under the credit facility, Russell Hobbs must comply with a minimum monthly cumulative EBITDA covenant through December 31, 2008. Thereafter, if availability is less than $30,000,000, Russell Hobbs must maintain a minimum fixed charge coverage ratio of 1.0 to 1.0.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Russell Hobbs to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At June 30, 2009, Russell Hobbs was in compliance with all covenants under the credit facility.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Russell Hobbs and its domestic subsidiaries, as well as:

• a pledge of all of the stock of Russell Hobbs’s domestic subsidiaries;

• a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Russell Hobbs, Inc. and each direct foreign subsidiary of each domestic subsidiary of Russell Hobbs; and

• a pledge of all of the capital stock of any subsidiary of a subsidiary of Russell Hobbs that is a borrower under the credit facility, including Russell Hobbs’ Canadian subsidiary.

As of June 30, 2009 and 2008, Russell Hobbs had $52.7 million and $104.0 million, respectively, of borrowings outstanding. As of June 30, 2009, Russell Hobbs had $42.3 million available for future cash borrowings and had letters of credit of $4.1 million outstanding under its credit facility.

At September 30, 2009, Russell Hobbs had $42.2 million of borrowings outstanding, had $81.8 million available for future cash borrowings, and had letters of credit of $6.0 million outstanding under its North American credit facility.

European Credit Facility.  Russell Hobbs Holdings Limited, Russell Hobbs Limited and certain other European subsidiaries have a £40.0 million (approximately $65.8 million as of June 30, 2009) credit facility with Burdale Financial Limited. The facility consists of a revolving credit facility with an aggregate notional maximum availability of £30.0 million (approximately $49.4 million as of June 30, 2009) and two term loan facilities (one related to real property and the other to intellectual property of the European subsidiary group) of £2.8 million and £5.1 million (approximately $4.8 million and $8.4 million, respectively, as of June 30, 2009).

The credit agreement matures on December 31, 2012 and bears a variable interest rate of Bank of Ireland Base Rate (the “Base Rate”) plus 1.75% on the property term loan, the Base Rate plus 3% on the intellectual property term loan and the Base Rate plus 1.875% on the revolving credit loan (the “revolver loan”), in each case plus certain mandatory costs, payable on the last business day of each month. On June 30, 2009, these rates for borrowings were approximately 2.25%, 3.5% and 2.375% for the property term loan, the intellectual property term loan and the revolver loan, respectively.

The facility agreement contains a number of significant covenants that, among other things, restrict the ability of certain of Russell Hobbs’ European subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, make certain acquisitions, engage in mergers and consolidations, create liens, or engage in certain transactions with affiliates and otherwise restrict corporate and business activities. In addition, Russell Hobbs is required to comply with a fixed charge coverage ratio. Russell Hobbs was in compliance with all covenants as of June 30, 2009.

The facility agreement is secured by all of the tangible and intangible assets of certain foreign entities, a pledge of the capital stock of certain subsidiaries and is unconditionally guaranteed by certain of Russell Hobbs’ foreign subsidiaries.

As of June 30, 2009, under the revolver loan, Russell Hobbs had outstanding borrowings of £4.1 million (approximately $6.7 million) and £4.7 million (approximately $7.7 million) available for future cash borrowings. As of June 30, 2008, Russell Hobbs had outstanding borrowings of £5.9 million (approximately $11.8 million) and £5.3 million (approximately $10.7 million) available for future cash borrowings.

As of June 30, 2009, under the term loans, Russell Hobbs had a total of £8.0 million (approximately $13.1 million) of borrowings outstanding. As of June 30, 2008, under the term loans, Russell Hobbs had a total of £9.3 million (approximately $18.6 million) of borrowings outstanding. No principal amounts are due on the term loans until December 31, 2012.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Brazil Term Loan.  In May 2008, Russell Hobbs’ Brazilian subsidiary entered into a two-year term loan facility with a local Brazilian institution. The facility’s maturity date was May 2010. The facility contained no prepayment penalty clause, was secured by certain local accounts receivables and bore interest at an annual rate of 17%. In August 2009, Russell Hobbs’ Brazilian subsidiary paid off the term loan in full.

Harbinger Term Loan.  On December 28, 2007, in connection with the merger between Salton and Applica, Russell Hobbs entered into a $110 million term loan due December 2012 with Harbinger. The term loan is secured by a lien on Russell Hobbs’ North American assets, which is subordinate to the North American credit facility. In April 2008, Russell Hobbs entered into an amendment to the term loan, which, among other things:

•	provided for the payment of interest by automatically having the outstanding principal amount increase by an amount equal to the interest due (the “PIK Option”) from January 31, 2008 through March 31, 2009;

•	provided Russell Hobbs the option, after March 31, 2009, to pay the interest due on such loan either (i) in cash or (ii) by the PIK Option;

•	increased the applicable borrowing margins by 150 basis points (the “Margin Increase”) as consideration for the right to have the PIK Option;

•	increased the outstanding loan amount by $15 million from $110 million to $125 million to fund general corporate purposes; and

•	provided Russell Hobbs a delayed draw option to draw down up to an additional $15 million in the next 24 months in installments of at least $5 million to fund general corporate expenses (which was subsequently drawn in the fourth fiscal quarter of 2008).

At Russell Hobbs’ option, interest accrues on the term loan at either (i) LIBOR plus 800 basis points, which was 8.32% at June 30, 2009, or (ii) Base Rate plus 700 basis points, which was 10.25% at June 30, 2009. The Base Rate is Bank of America’s prime rate.

The term loan amortizes in thirteen equal installments of $5.0 million each, on the last day of each September, December, March and June, commencing on September 30, 2009, with all unpaid amounts due at maturity. As of June 30, 2009, the outstanding principal balance and accrued interest of the term loan was approximately $161.5 million.

In the event that Russell Hobbs prepays the term loan at any time, in whole or in part, for any reason, prior to the stated termination date, it must pay an early termination fee equal to the following:

(i) 5.2% of the amount of term loan prepaid before December 28, 2009;

(ii) 3.9% of the amount of term loan prepaid on or after December 29, 2009 but on or prior to December 28, 2010;

(iii) 2.6% of the amount of term loan prepaid on or after December 29, 2010 but on or prior to December 28, 2011; and

(iv) 1.3% of the amount of term loan prepaid on or after December 29, 2011 but on or prior to the stated termination date.

Series D Preferred Stock.  In December 2008 in connection with the Salton and Applica merger, Russell Hobbs issued 110,231.336 shares of a new series of preferred stock, the Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”) to Harbinger.

Ranking.  The Series D Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction

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Notes to Consolidated Financial Statements — (Continued)

(defined below) senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series D Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock will be paid, prior to any payment or distribution to the holders of Junior Stock, for each share of Series D Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series D Preferred Stock, the “Series D Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series D Preferred Stock.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series D Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series D Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of June 30, 2009 and 2008, accrued dividends totaled approximately $29.5 million and $9.2 million, respectively.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full.

Voting Rights.  The Series D Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series D Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock. In those circumstances where the holders of Series D Preferred Stock are entitled to vote, each outstanding share of Series D Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series D Preferred Stock is not convertible into Russell Hobbs common stock.

Mandatory Redemption.  On the earlier to occur of (i) a Sale Transaction or (ii) December 2013, each outstanding share of Series D Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series D Preferred Stock. If Russell Hobbs fails to redeem shares of Series D Preferred Stock on the mandatory redemption date, then during the period from the mandatory redemption date through the date on which such shares are actually

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series D Liquidation Preference.

Due to the mandatory redemption feature provisions, the outstanding amounts of Series D Preferred Stock and the related accrued dividends are classified as a component of long-term liabilities in the balance sheet.

Series E Preferred Stock.  In August 2008, pursuant to a purchase agreement with Harbinger, Russell Hobbs issued 25,000 shares of Series E Nonconvertible (Non-Voting) Preferred Stock (“Series E Preferred Stock”) for a cash price of $1,000 per share. In November 2008, Harbinger purchased the remaining 25,000 shares of Series E Preferred Stock in cash for a purchase price of $1,000 per share.

Ranking.  The Series E Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction (defined below) pari passu to the Series D Preferred Stock and senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series E Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock will be paid, pari passu with the holder of the Series D Preferred Stock and prior to any payment or distribution to the holders of Junior Stock, for each share of Series E Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock, the “Series E Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series E Preferred Stock.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series E Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series E Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of June 30, 2009, accrued dividends totaled approximately $6.2 million.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series E Preferred Stock have been paid in full.

Voting Rights.  The Series E Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series E Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series E Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

shares of Series E Preferred Stock. In those circumstances where the holders of Series E Preferred Stock are entitled to vote, each outstanding share of Series E Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series E Preferred Stock is not convertible into Russell Hobbs common stock.

Mandatory Redemption.  On the earlier to occur of (i) a Sale Transaction or (ii) December 2013, each outstanding share of Series E Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series E Preferred Stock. If Russell Hobbs fails to redeem shares of Series E Preferred Stock on the mandatory redemption date, then during the period from the mandatory redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series E Liquidation Preference.

Due to the mandatory redemption feature provisions, the outstanding amounts of Series E Preferred Stock and the related accrued dividends are classified as a component of long-term liabilities in the balance sheet.

The aggregate maturities of long-term debt, including the North American credit facility, the Harbinger term loan, the European credit facility, the Series D Preferred Stock and the Series E Preferred Stock were as follows for each of the years ended June 30:

(In millions)

2010	$22.3
2011	20.0
2012	20.0
2013	174.0
2014	196.0

Total Debt	$432.3

NOTE 8 —	EMPLOYEE BENEFIT PLANS

Russell Hobbs has a 401(k) plan for its employees to which it makes discretionary contributions at rates dependent on the level of each employee’s contributions. Contributions made by Russell Hobbs’ employees are limited to the maximum allowable for federal income tax purposes. The amounts charged to earnings for the plan during the years ended June 30, 2009 and 2008 totaled approximately $0.2 million and $0.5 million, respectively, and were included as a component of operating expenses in the consolidated statement of operations. Russell Hobbs does not provide any health or other benefits to retirees.

Russell Hobbs has two defined benefit plans that covered substantially all of the domestic employees of one of its subsidiaries (“Domestic Plan”) as of the date the plans were curtailed. Pension benefits are based on length of service, compensation, and, in certain plans, Social Security or other benefits. Effective October 30, 1999, Russell Hobbs’ Board of Directors approved the freezing of benefits under the two defined benefit plans. Beginning October 31, 1999, no further benefits were accrued under the plans. The two Domestic Plans were merged effective July 2009.

Russell Hobbs’ UK subsidiary operates a funded defined benefit pension plan (“European Plan”) and a defined contribution plan. The assets of the defined benefit plan are held in separate trustee administered funds. The defined benefit plan was closed to new entrants in November 2000. New employees starting after such date are able to participate in a defined contribution plan, which is open to all employees. Russell Hobbs matches employee contributions up to and including 5.0% of gross salary.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

As part of the merger between Salton and Applica, Russell Hobbs accounted for the defined benefit plans in accordance with SFAS 141 (See Note 2 — Mergers and Acquisitions), and recorded a liability for the projected benefit obligations in excess of the plan assets of approximately $1.8 million and $10.1 million as of December 31, 2007 for the Domestic Plans and European Plan, respectively.

On June 30, 2008, Russell Hobbs adopted FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans” (SFAS 158). SFAS 158 requires Russell Hobbs to recognize the funded status of its defined benefit postretirement plan. This statement also requires Russell Hobbs to measure the funded status of the plans as of the date of the year-end statement of financial position. In accordance with SFAS 158, Russell Hobbs has used a measurement date of June 30 for all of its defined benefit pension plans. The adoption of the SFAS 158 did not have a material effect on Russell Hobbs’ consolidated financial statements.

	Year Ended June 30, 2009
	Domestic	European	Total
	(In thousands)

Changes in benefit obligation:
Benefit obligation at June 30, 2008	$12,120	$47,005	$59,125
Service cost	—	216	216
Interest cost	701	2,448	3,149
Actuarial (gain)/loss	(139)	2,412	2,273
Plan participant contributions	—	189	189
Foreign exchange impact	—	(8,568)	(8,568)
Benefits paid and expenses	(940)	(1,123)	(2,063)

Benefit obligation at the end of year	$11,742	$42,579	$54,321

Changes in plan assets:
Fair value of plan assets at June 30, 2008	$9,435	$38,031	$47,466
Actual return on plan assets	(1,131)	(4,245)	(5,376)
Employer contribution	384	1,254	1,638
Plan participant contribution	—	189	189
Benefits paid from plan assets	(940)	(1,123)	(2,063)
Foreign exchange impact	—	(7,307)	(7,307)

Fair value of plan assets at end of year	$7,748	$26,799	$34,547

Funded status	$(3,994)	$(15,780)	$(19,774)

	As of June 30, 2009
	Domestic	European	Total
	(In thousands)

Amounts recognized in consolidated balance sheets:
Pension liability	$(3,994)	$(15,780)	$(19,774)

Amounts recognized in accumulated other comprehensive income:
Net actuarial (gain)/loss	$1,636	$8,398	$10,035

The estimated net loss that will be amortized from accumulated other comprehensive income into periodic benefit cost over the next fiscal year is immaterial for both the Domestic and the European plans.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Year Ended June 30, 2009
	Domestic	European	Total
	(In thousands)

Components of net periodic benefit costs:
Service cost-benefits earned	$—	$216	$216
Interest cost on projected benefit obligations	701	2,448	3,149
Actuarial return on plan assets	(645)	(1,977)	(2,622)
Net amortization and deferral	—	236	236

	$56	$923	$979

	Six Months Ended June 30, 2008
	Domestic	European	Total
		(In thousands)

Changes in benefit obligation:
Benefit obligation at December 31, 2008	$12,267	$50,536	$62,803
Service cost	—	239	239
Interest cost	362	1,420	1,782
Actuarial (gain)/loss	(1)	(4,675)	(4,676)
Plan participant contributions	—	132	132
Foreign exchange impact	—	(31)	(31)
Benefits paid and expenses	(508)	(616)	(1,124)

Benefit obligation at the end of year	$12,120	$47,005	$59,125

Changes in plan assets:
Fair value of plan assets at December 31, 2008	$10,461	$40,414	$50,875
Actual return on plan assets	(781)	(2,674)	(3,455)
Employer contribution	263	796	1,059
Plan participant contribution	—	132	132
Benefits paid from plan assets	(508)	(616)	(1,124)
Foreign exchange impact	—	(21)	(21)

Fair value of plan assets at end of year	$9,435	$38,031	$47,466

Funded status	$(2,685)	$(8,974)	$(11,659)

	As of June 30, 2008
	Domestic	European	Total
	(In thousands)

Amounts recognized in consolidated balance sheets:
Pension liability	$(2,685)	$(8,974)	$(11,659)

Amounts recognized in accumulated other comprehensive income:
Net actuarial (gain)/loss	$1,145	$(456)	$689

The estimated net loss that will be amortized from accumulated other comprehensive income into periodic benefit cost over the next fiscal year is immaterial for both the Domestic and the European plans.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Six Months Ended June 30, 2008
	Domestic	European	Total
		(In thousands)

Components of net periodic benefit costs:
Service cost-benefits earned	$—	$239	$239
Interest cost on projected benefit obligations	361	1,420	1,781
Actuarial return on plan assets	(364)	(1,548)	(1,912)
Net amortization and deferral	—	—	—

	$(3)	$111	$108

	Year Ended		Six Months
	June 30, 2009		June 30, 2008
	Domestic	European	Domestic	European

Weighted average assumptions used to determine net period benefit cost:
Discount rate	6.0%	6.60%	6.0%	5.7%
Rate of increase in compensation	N/A	5.40%	N/A	4.8%
Expected return on plan assets	7.0%	7.46%	7.0%	7.7%

	As of June 30, 2009		As of June 30, 2008
	Domestic	European	Domestic	European
		(Dollars in thousands)

Information for pension plans with accumulated benefit obligation in excess of plan assets:
Projected benefit obligation	$11,741	$42,579	$12,120	$47,005
Accumulated benefit obligation	$11,741	$32,455	$12,120	$45,218
Fair value of plan assets	$7,747	$32,454	$9,435	$38,031
Allocation of plan assets:
Equity securities	62.3%	75.6%	55.2%	78.0%
Debt securities	36.8%	15.7%	42.6%	10.0%
Other	0.9%	8.7%	2.2%	12.0%

Total	100%	100%	100%	100%

The assets of the Domestic Plan are held in an investment portfolio with an active, strategic asset allocation strategy. This portfolio is invested in mutual funds and is intended to be liquid. Investments are diversified with the intent to minimize the risk of large losses. The portfolio is intended to be maintained to provide diversification with regard to the concentration of holdings in individual issues, corporations, or industries.

The investment strategy for the European Plan is determined by the trustees of the European Plan in consulting with Russell Hobbs The intent of the trustees is to ensure that while the European Plan continues to operate on an ongoing basis, there are enough assets to pay the benefits as they fall due with a stable contribution rate. The overall expected rate of return of 7.37% is based on the weighted average of the expected returns on each asset class.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	Domestic	European	Total
	(In thousands)

Contributions:
Expected contributions in fiscal 2010	$410	$1,292	$1,702
Expected future benefit payments:
Fiscal 2010	$925	$1,069	$1,994
Fiscal 2011	$916	$1,152	$2,068
Fiscal 2012	$910	$1,250	$2,160
Fiscal 2013	$902	$1,349	$2,251
Fiscal 2014	$901	$1,464	$2,365
Fiscal 2015 thru 2019	$4,504	$8,555	$13,059

NOTE 9 —	INCOME TAXES

At June 30, 2009, excluding deferred tax liabilities related to certain indefinite-lived intangible assets, Russell Hobbs had deferred tax assets in excess of deferred tax liabilities of $164.0 million. Russell Hobbs determined that it was more likely than not that $4.4 million of such assets will be realized, resulting in a valuation allowance of $159.6 million as of June 30, 2009. Russell Hobbs evaluates its ability to realize its deferred tax assets on a periodic basis and adjusts the amount of its valuation allowance, if necessary. Russell Hobbs operates within multiple taxing jurisdictions and is subject to audit in those jurisdictions. Because of the complex issues involved, any tax-related claims can require an extended period to resolve.

No provision was made for U.S. taxes on the remaining accumulated undistributed earnings of Russell Hobbs’ foreign subsidiaries of approximately $82.4 million at June 30, 2009 because Russell Hobbs expects to permanently reinvest these earnings.

SFAS No. 109, “Accounting for Income Taxes” requires that a valuation allowance be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including a company’s current and past performance, the market environment in which a company operates, the utilization of past tax credits and length of carryback and carryforward periods. Forming a conclusion that a valuation allowance is not needed is difficult when there is negative objective evidence such as cumulative losses in recent years. Cumulative losses weigh heavily in the overall assessment.

As a result of its cumulative losses in the U.S., Russell Hobbs has determined that, as of June 30, 2009, it cannot substantiate that its remaining deferred tax asset of approximately $6.2 million is realizable using the more-likely-than-not criteria and, thus, recorded a valuation allowance against it.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Income tax provision from continuing operations consisted of the following:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Current:
Federal	$—	$—
Foreign	4,614	7,993
State	—	—

	4,614	7,993
Deferred	9,428	5,447

	$14,042	$13,440

The United States and foreign components of loss from continuing operations before income taxes were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

United States	$(49,334)	$(43,684)
Foreign	27,513	29,516

	$(21,821)	$(14,168)

The differences between the statutory rates and the tax rates computed on pre-tax earnings from continuing operations were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008

Statutory rate	35.0%	35.0%
Permanent differences	5.6	(3.3)
State income tax	5.5	7.9
Foreign taxes	6.7	18.0
Foreign earnings distributed to, or taxable in, the U.S.	(8.3)	(10.9)
FIN 48	(1.1)	(19.8)
Valuation allowance	(112.0)	(115.9)
Other	4.2	(5.9)

	(64.4)%	(94.9)%

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The primary components of deferred tax assets (liabilities) were as follows:

	As of	As of
	June 30,	June 30,
	2009	2008
	(In thousands)

Inventory differences	$1,011	$2,302
Accrued expenses	35,805	26,102
Valuation allowance	(35,873)	(27,080)

Total current assets	$943	$1,324

Net operating loss and other carryforwards	110,912	125,149
Fixed assets	(1,912)	(1,694)
Goodwill and intangible asset amortization	18,215	8,125
Valuation allowance	(123,796)	(122,757)

Net non-current assets	$3,419	$8,822

Non-current liabilities (indefinite-lived intangible assets)	$(46,347)	$(43,783)

During the years ended June 30, 2009 and 2008, the valuation allowance increased $9.8 million and $67.7 million, respectively.

In general, IRC Section 382 provides an annual limitation on the use of net operating loss and tax credit carryforwards resulting from a “change in ownership” as defined in the Internal Revenue Code. Further, the recognition of built-in deductions within five years of an ownership change can also be subject to the annual IRC Section 382 limitation if the company is in a net unrealized built-in loss position on the ownership change date. Alternatively, a company’s annual IRC Section 382 limitation can be increased as a result of the recognition of built-in gains within five years from the ownership change date provided such company is in a net unrealized built-in gain position. Any unused IRC Section 382 limitations can carryforward to subsequent years. As a result of Section 382, legacy Russell Hobbs’ utilizable NOLs are insignificant.

Russell Hobbs’ remaining NOLs as of June 30, 2009 of $196.6 million were attributable to legacy Applica entities and the combined company after the merger in December 2007 of SFP Merger Sub, Inc., a wholly owned subsidiary of Russell Hobbs, with and into APN Holdco, the parent of Applica Incorporated. As a result of legacy Applica’s prior ownership changes (as defined by the IRC) on June 14, 2006 and January 23, 2007, Applica’s net operating loss and tax credit carryforwards incurred prior to the ownership change dates were subject to an annual IRC Section 382 limitation of approximately $5.0 million and $8.6 million, respectively. Russell Hobbs’ cumulative limitation as of June 30, 2009 was $117.5 million, which included all post-merger losses that are not limited. Once such losses are used, Russell Hobbs’ ongoing annual limitation will be approximately $5.0 million per year through 2025.

During the year ended June 30, 2009, Russell Hobbs generated approximately $37.8 million of net operating loss carryforwards. A portion of Russell Hobbs’ current year net operating loss carryforward may be attributable to built-in deductions of approximately $14.9 million and are therefore subject to IRC Section 382 limitations.

Russell Hobbs’ domestic operating loss carryforwards were generated from 1999 through 2009 and begin expiring in 2019.

Russell Hobbs also has foreign tax credit carryforwards of $9.5 million as of June 30, 2009 that are not subject to IRC Section 383 limitations which begin expiring in 2017.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Russell Hobbs also had NOLs in numerous states that had a tax benefit of $12.4 million at June 30, 2009. Russell Hobbs has applied valuation allowances, tax effected, against these NOLs of $12.4 million, most of which are subject to various state IRC Section 382 limitations.

Russell Hobbs has foreign NOL carryforwards of $68.7 million and $82.9 million as of June 30, 2009 and 2008, respectively, in various foreign jurisdictions in which Russell Hobbs operates. Russell Hobbs’ foreign net operating loss carryovers have various expiration dates. Approximately $30.3 million of Russell Hobbs’ foreign net operating loss carryovers generated in various countries have an indefinite carryover period, with the remaining net operating loss carryforwards beginning to expire in calendar year 2009. As of June 30, 2009 and 2008, Russell Hobbs recorded a valuation allowance of $20.4 million and $23.7 million, respectively, against these foreign NOLS based on management’s assessment of realization.

Russell Hobbs adopted the provisions of FASB Interpretation 48, Accounting for Uncertainties in income Taxes, (“FIN 48”) on January 1, 2007. Previously Russell Hobbs had accounted for tax contingencies in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies. As required by FIN 48, which clarifies SFAS No. 109, Accounting for Income Taxes, Russell Hobbs recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain Russell Hobbs’ position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount realized upon the ultimate settlement is the largest benefit that has a greater than 50% likelihood of being realized upon the ultimate settlement with the relevant tax authority. At the adoption date, Russell Hobbs applied FIN 48 to all tax positions for which the statute of limitations remained open.

As of June 30, 2009, Russell Hobbs had total unrecognized tax benefits of $2.4 million. The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for the year:

	2009	2008
	(In millions)

Unrecognized tax benefit at June 30,	$3.8	$0.5
Gross increases — tax positions in current period	0.1	1.6
Gross decreases — currency translation	(0.3)	—
Gross increases — business combination	—	2.2
Settlements	—	(0.5)
Lapse of statute of limitations	(1.2)	—

Ending balance at June 30,	$2.4	$3.8

The unrecognized tax benefits at June 30, 2009 and 2008 of $2.4 million and $1.6 million, respectively, if recognized, would impact the effective tax rate. All of the unrecognized tax benefits are included as a component of other long-term liabilities on the balance sheet.

Russell Hobbs classifies interest and penalties related to unrecognized tax benefits as income tax expense. Russell Hobbs has recorded liabilities of $0.5 million for penalties and $2.2 million for interest as of June 30, 2009. In addition, Russell Hobbs believes that it is reasonably possible that approximately $0.9 million related to various foreign unrecognized tax positions could change within the next twelve months due to the expiration of the applicable statute of limitations or tax audit settlements.

Russell Hobbs files income tax returns in the United States and numerous foreign, state, and local tax jurisdictions. Tax years that are open for examination and assessment by the Internal Revenue Service are 2005 through 2009. With limited exceptions, tax years prior to 2004 are no longer open in major foreign, state or local tax jurisdictions.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In September 2009, Russell Hobbs was notified by the Internal Revenue Service that it will be examining the years ended June 2007, December 2007, and June 2008. Management believes that adequate provision for taxes has been made for the years under examination.

NOTE 10 —	CONCENTRATION OF CREDIT AND OTHER RISKS

Russell Hobbs sells on credit terms to a majority of its customers, most of which are retailers and distributors located throughout the U.S., Canada and Latin American.

Wal-Mart Stores, Inc. accounted for 24% of Russell Hobbs’ consolidated net sales for each of the years ended June 30, 2009 and 2008. Target Corporation accounted for 10% and 11% of consolidated net sales for the years ended June 30, 2009, and 2008, respectively. No other customers accounted for more than 10% of Russell Hobbs’ consolidated net sales for the years ended June 30, 2009, and 2008. As of June 30, 2009 and 2008, Wal-Mart Stores, Inc. accounted for approximately 22% and 20%, respectively, of Russell Hobbs’ consolidated accounts receivable. As of June 30, 2009 and 2008, Target Corporation accounted for approximately 11% and 12%, respectively, of Russell Hobbs’ consolidated accounts receivable. No other customers accounted for more than 10% of Russell Hobbs’ consolidated accounts receivable at June 30, 2009 and 2008.

A majority of Russell Hobbs’ revenue is generated from the sale of Black & Decker® branded products, which represented approximately 53%, and 67% of consolidated net sales in the years ended June 30, 2009 and 2008 respectively.

Russell Hobbs’ allowance for doubtful accounts is based on management’s estimates of the creditworthiness of its customers, current economic conditions and historical information, and, in the opinion of management, is believed to be set in an amount sufficient to respond to normal business conditions. Management sets specific allowances for customers in bankruptcy, if any, and an additional allowance for the remaining customers. Should business conditions deteriorate or any large credit customer default on its obligations to Russell Hobbs, this allowance may need to be increased, which may have an adverse impact upon Russell Hobbs’ earnings. As of June 30, 2009 and 2008, the allowance for doubtful accounts was $4.1 million and $3.1 million, respectively. Russell Hobbs reviews its accounts receivable aging on a regular basis to determine if any of the receivables are past due. Russell Hobbs writes off all uncollectible trade receivables against its allowance for doubtful accounts.

Russell Hobbs purchases the majority of its products from third party suppliers in the Far East. Russell Hobbs also sells its products to customers located in foreign jurisdictions, including Europe, Canada, Latin America and Australia. Because Russell Hobbs procures its products and conducts business in several foreign countries, Russell Hobbs is affected by economic and political conditions in those countries, including fluctuations in the value of currency, increased duties, possible employee turnover, labor unrest, lack of developed infrastructure, longer payment cycles, greater difficulty in collecting accounts receivable, and the burdens and costs of compliance with a variety of foreign laws. Changes in policies by the United States or foreign governments resulting in, among other things, increased duties, higher taxation, currency conversion limitations, restrictions on the transfer of funds, limitations on imports or exports, or the expropriation of private enterprises could have a material adverse effect on Russell Hobbs, its results of operations, prospects or debt service ability. Russell Hobbs could also be adversely affected if the current policies encouraging foreign investment or foreign trade by its host countries were to be reversed.

Russell Hobbs acquires a significant amount of its products from three suppliers in China. Tsann Kuen (China) Enterprises Co., Ltd, accounted for 15% and 24% of Russell Hobbs’ total purchases for the years ended June 30, 2009 and 2008, respectively. Elec-Tech International (H.K.) Company, Ltd. and its affiliates accounted for 10% and 23% of Russell Hobbs’ total purchases for the years ended June 30, 2009 and 2008,

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

respectively. Guangdong Xinbao Electrical Appliances Holding Co., Ltd. accounted for 16% and 12% of Russell Hobbs’ total purchases for the years ended June 30, 2009 and 2008, respectively.

China gained Permanent Normal Trade Relations (“PNTR”) with the United States when it acceded to the World Trade Organization (“WTO”), effective January 2002. The United States imposes the lowest applicable tariffs on exports from PNTR countries to the United States. In order to maintain its WTO membership, China has agreed to several requirements, including the elimination of caps on foreign ownership of Chinese companies, lowering tariffs and publicizing its laws. No assurance can be given that China will meet these requirements and remain a member of the WTO, or that its PNTR trading status will be maintained. If China’s WTO membership is withdrawn or if PNTR status for goods produced in China were removed, there could be a substantial increase in tariffs imposed on goods of Chinese origin entering the United States, which would have a material adverse impact on Russell Hobbs’ business, financial condition and results of operations.

NOTE 11 —	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

Russell Hobbs adopted Statement 157, Fair Value Measurements, on July 1, 2008. Statement 157 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. The Statement applies to both items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements. The Statement does not change existing accounting rules governing what can or what must be recognized and reported at fair value in Russell Hobbs’ financial statements, or disclosed at fair value in Russell Hobbs’ notes to the financial statements. Additionally, Statement 157 does not eliminate practicability exceptions that exist in accounting pronouncements amended by this Statement when measuring fair value. As a result, Russell Hobbs will not be required to recognize any new assets or liabilities at fair value.

Prior to Statement 157, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price). Statement 157 clarifies the definition of fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price). The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date. In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

Fair value is generally determined based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, Russell Hobbs uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, Russell Hobbs may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in its pricing.

Determining where an asset or liability falls within the fair value hierarchy (set forth below) depends on the lowest level input that is significant to the fair value measurement as a whole. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The hierarchy consists of three broad levels as follows:

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities

•	Level 2 — Inputs other than level 1 inputs that are either directly or indirectly observable

•	Level 3 — Unobservable inputs developed using Russell Hobbs’ estimates and assumptions, which reflect those that market participants would use

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The determination of where an asset or liability falls in the hierarchy requires significant judgment.

Relative to FAS 157, in February 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP 157-2”), to provide a one-year deferral of the effective date of FAS 157 for non-financial assets and non-financial liabilities. This FSP defers the effective date of FAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. As a result of the issuance of FSP 157-2, Russell Hobbs has elected to defer the adoption of this standard for non-financial assets and liabilities. Russell Hobbs does not expect that the adoption of this standard for non-financial assets and liabilities will have a significant impact on its financial condition, results of operations or cash flows.

The following table presents for each hierarchy level, financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009.

	Fair Value Measurements at June 30, 2009
	Quoted	Significant		Total
	Prices in	Other	Significant	Carrying
	Active	Observable	Unobservable	Value at
	Markets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2009
		(In thousands)

Assets:
Investment in Island Sky Australia Ltd.	$2,100	$—	$—	$2,100
Assets held in pension plans	—	40,202	—	40,202

Total assets	$2,100	$40,202	$—	$42,302
Liabilities:
Foreign currency forward contracts(1)	$—	(713)	$—	(713)

Total liabilities	$—	$(713)	$—	$(713)

(1)	Foreign currency forward contracts — The fair value of Russell Hobbs’ foreign currency forward contracts were valued based upon quotes from outside parties and was valued using a pricing model with all significant inputs based on observable market data such as measurement date spots and forward rates. A positive fair value represents the amount Russell Hobbs would receive upon exiting the contracts and a negative fair value represents the amount Russell Hobbs would pay upon exiting the contracts. Russell Hobbs intends to hold all contracts to maturity, at which time the fair value will be zero.

At June 30, 2009 and 2008, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts were as follows:

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The carrying value of Russell Hobbs’ debt instruments was $432.3 million as of June 30, 2009 with an estimated fair value of $390.1 million as follows:

	As of June 30,
	2009
	Carrying	Fair
	Amount	Value(1)
	(In thousands)

North American credit facility	$52,739	$50,842
European credit facility	19,845	19,102
Harbinger term loan	161,456	148,779
Brazil term loan	2,228	2,228
Series D Preferred Stock	139,744	120,600
Series E Preferred Stock	56,238	48,530

	$432,250	$390,081

(1)	The estimated fair values of each of Russell Hobbs’ debt instruments were based on estimated future discounted cash flows. Fair value estimates related to Russell Hobbs’ debt instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore can not be determined with precision. Changes in the assumptions could significantly affect the estimates.

NOTE 12 —	BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Following the discontinuance of its Water Products segment discussed in Note 13, Russell Hobbs manages its operations through a single business segment: Household Products. The Household Products segment is a leading distributor and marketer of small electric household appliances, primarily cooking, garment care, food preparation, beverage products, pet products and pest products, marketed under the licensed brand names, such as Black & Decker®, as well as owned brand names, such as George Foreman®, Russell Hobbs®, Orva®, Toastmaster®, Juiceman®, Breadman®, Littermaid®,and Windmere®. The Household Products segment sales are handled primarily through in-house sales representatives and are made to mass merchandisers, specialty retailers and appliance distributors in North America, Europe, Australia, New Zealand, Latin America, and the Caribbean. The following table sets forth the approximate amounts and percentages of Russell Hobbs’ consolidated net sales by product category during the years ending June 30:

	2009		2008
	Net Sales	%	Net Sales	%
	(Dollars in thousands)

Kitchen Products	$627,647	78%	$499,796	75%
Home Products	124,724	16%	118,866	18%
Personal Care Products	14,473	2%	9,791	2%
Pet Products	21,804	3%	24,978	4%
Pest Control Products	7,980	1%	7,466	1%

Consolidated net sales	$796,628	100%	$660,897	100%

In 2009 and 2008, Russell Hobbs’ international operations were conducted primarily in Europe, Canada, Mexico and Australia, with lesser activities in South and Central America, New Zealand and the Caribbean.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The following table sets forth the composition of Russell Hobbs’ sales between the United States and other locations for each year:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Net sales:
United States operations	$416,084	$347,263
International operations	380,544	313,634

Consolidated net sales	$796,628	$660,897

Long-lived assets(1):
United States operations	$251,476	$238,853
International operations	138,674	177,608

Consolidated long-lived assets	$390,150	$416,461

(1)	Includes property plant and equipment and other intangible assets.

All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where the product is shipped. Included in United States operations are certain sales derived from product shipments from Hong Kong directly to customers located in the United States.

NOTE 13 —	DISCONTINUED OPERATIONS

China Sourcing Operations

In December 2008, Russell Hobbs made a decision to close its China sourcing subsidiary, Applica Asia Limited (“AAL”). Operations of AAL were shutdown effective March 31, 2009.

The operation of AAL generated no revenue except for inter-company charges for services provided (cost plus 5% markup). Operating expenses of AAL consisted primarily of salaries, office supplies, product testing and other fixed and variable general operating charges.

AAL’s net loss was $9.9 million for the year ended June 30, 2009, excluding inter-company revenues of $4.3 million. For the year ended June 30, 2008, AAL’s net loss was $10.8 million, excluding inter-company revenues of $7.8 million.

With the closure of its sourcing operations in China, Russell Hobbs’ respective geographies now have direct communication with their Asian suppliers using existing resources. Russell Hobbs has not incurred, nor does it anticipate, any significant incremental costs to absorb those services previously provided by AAL, except for certain transition costs relating to quality control from April 2009 to December 2009. The assets and liabilities of AAL were immaterial as of June 30, 2009 and 2008.

Transition Costs

As a result of the closing of AAL, Russell Hobbs contracted a third-party to perform quality control services for the remainder of the calendar year 2009. As of December 2008, Russell Hobbs estimated that it will cost approximately $2.0 million to inspect 100% of containers prior to shipment from China. However, these costs are 100% variable and Russell Hobbs does not anticipate these costs will continue past December 2009.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Russell Hobbs also estimates that it will incur approximately $0.3 million annually for engineering services from a third party that were performed by AAL.

Discontinuation of Regional Operations

In December 2008, Russell Hobbs discontinued its operations in Spain and certain countries in Latin America, including Peru and Venezuela. The net sales and losses from the discontinued operations related to such locations were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Net sales	$8,632	$6,365
Loss	$2,752	$366

Sale of Professional Care

In May 2007, Applica sold its domestic professional care segment to an unrelated third party for $36.5 million. For the fiscal year ended June 30, 2009, income from professional care-discontinued operations was $0.3 million as compared to a loss of $0.4 million for the fiscal year ended June 30, 2008. The income for discontinued operations was attributable to certain reversals of accrued expenses and sales incentives. The loss incurred in the fiscal year ended June 30, 2008 was primarily driven by the settlement of product liability claims that occurred before the business unit was sold.

Water Products Segment

On June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business).

Water Filtration Business. In 2007, Russell Hobbs launched its new water products initiatives under its Water Products Segment, beginning with a water pitcher filtration system sold under the Clear2 O® brand. In May 2009, Russell Hobbs introduced its Clear2 Go® branded sports filtration bottle. The sales of Clear2 O® branded products are made to mass merchandisers and specialty retailers primarily in North America.

In December 2009, Russell Hobbs determined to divest the operations of its water filtration business sold under the Clear2 O® and Clear2 Go® brand and put the assets and business up for sale. Russell Hobbs decided to sell this division primarily because it does not strategically complement its appliance business and it has incurred significant operating losses since its launch in 2007 and has not been successful in gaining any significant market share.

The sales of the water filtration business (reported in discontinued operations) for the years ended June 30, 2009 and June 30, 2008 were $1.1 million and $2.0 million, respectively. The pretax loss of the water filtration business (reported in discontinued operations) for the years ended June 30, 2009 and June 30, 2008 were $7.0 million and $3.3 million, respectively. Prior period financial statements have been restated to present the operations of the water filtration business division as a discontinued operation.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

The assets and liabilities of the discontinued operation consist of the following:

	June 30,	June 30,
	2009	2008
	(In thousands)

Assets of discontinued division:
Accounts receivable	$146	$—
Inventories	3,173	3,261
Prepaid expenses and other	1,472	—
Property and equipment, net	199	258

Total assets	$4,990	$3,519

Liabilities of discontinued division:
Accounts payable	$704	$511
Accrued liabilities	201	172

Total liabilities	$905	$683

Commercial Water Business. In August 2008, Russell Hobbs purchased 16,342,940 common shares of Island Sky Australia Limited for approximately $3.5 million. At June 30, 2009, this constituted approximately 13% of Island Sky’s outstanding common shares. In June 2008, Russell Hobbs entered into a license agreement with Island Sky Corporation, a subsidiary of Island Sky Australia Limited, relating to the sale of a patented air-to-water product in certain geographies in the Far East. Russell Hobbs accounted for this investment as an available-for-sale security and, accordingly, recorded the investment at its estimated fair value at the end of each reporting period with the changes in fair value recorded as a component of accumulated other comprehensive (loss) income. At June 30, 2009, the market value of Russell Hobbs’ investment was $2.1 million, which resulted in a reduction of $1.3 million in the fiscal year ended June 30, 2009, which was reflected as a component of accumulated other comprehensive income. At September 30, 2009, the market value of the investment was $2.7 million.

The net sales and losses (reported in discontinued operations) were as follows:

	Year Ended	Year Ended
	June 30,	June 30,
	2009	2008
	(In thousands)

Net sales	$32	$—
Loss	$3,012	$—

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

	June 30,	June 30,
	2009	2008
	(In thousands)

Assets of discontinued operations:
Cash and cash equivalents	$1,249	$—
Accounts receivable	16	—
Inventories	664	—
Prepaid expenses and other	5,144	—
Investments	2,067	—
Property and equipment, net	182	—

Total assets	$9,322	$—

Liabilities of discontinued operations:
Accounts payable	$324	$—

Total liabilities	$324	$—

Each of the asset and liability amounts noted above is included in its respective line item on the balance sheet along with the assets and liabilities related to continuing operations.

NOTE 14 —	ACQUISITION RELATED EXPENSES

In the 2009 fiscal year, Russell Hobbs incurred approximately $1.0 million in acquisition related expenses related to the cancellation of stock options as part of the purchase by Harbinger of the remaining public shares of Russell Hobbs, Inc. in December 2008.

In connection with a proposed acquisition of a global pet supply business in 2008, which ultimately was not consummated, Russell Hobbs incurred approximately $7.1 million in acquisition related expenses. In accordance with the purchase agreement, Russell Hobbs was reimbursed $3.0 million for such expenses in July 2008, which were accrued as of June 30, 2008.

NOTE 15 —	SUBSEQUENT EVENTS

Russell Hobbs evaluated all events and transactions that occurred after June 30, 2009 through March 29, 2010, the date Russell Hobbs issued these financial statements. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Australian Credit Facility.  In August 2009, Russell Hobbs’ Australian and New Zealand subsidiaries entered into an AUD $15 million (approximately $13.2 million at September 30, 2009) revolving credit facility with GE Commercial Corporation (Australia) Pty Ltd. maturing in August 2012. Interest accrues on the loans made under the Australian credit facility at the Index Rate, which is based on the 90-day Bank Bill Swap Rate, plus 3.95%.

Advances under the credit facility are governed by a collateral value that is based upon percentages of eligible accounts receivable and inventories of Russell Hobbs’ Australian operations. Under the credit facility, Russell Hobbs’ Australian and New Zealand subsidiaries must comply with a minimum fixed charged coverage ratio and minimum tangible net worth covenants. As of September 29, 2009, Russell Hobbs had approximately $1.9 million AUD (approximately $1.7 million) of borrowings outstanding and $2.0 million AUD (approximately $1.8 million) available for future cash borrowings under its Australian credit facility.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

Internal Revenue Service Examination.  In September 2009, Russell Hobbs was notified by the Internal Revenue Service that it will be examining the years ended June 2007, December 2007 and June 2008. Management believes that adequate provision for taxes has been made for the years under examination.

Preferred Stock Amendments.  In October 2009, Russell Hobbs amended the certificates of designation for the Series D and Series E Preferred Stock to eliminate such redemption requirement (although the requirement that the stock be redeemed upon a Sale Transaction remains). Due to the elimination of the mandatory redemption feature, the outstanding amounts of Series D and Series E Preferred Stock and the related accrued dividends were reclassified on the balance sheet beginning in the quarter ended December 31, 2009. The Series D and Series E Preferred Stock will be classified as a separate line item apart from permanent equity on the balance sheet (as redemption thereof is outside of Russell Hobbs’ control), instead of a component of long-term liabilities. As a result of such reclassification, effective November 1, 2009, Russell Hobbs no longer recorded an interest expense in its consolidated statement of operations related to the Series D and Series E Preferred Stock as dividends now accrue in arrears.

Island Sky Australia Limited.  In December 2009, Russell Hobbs purchased, at market value, an additional 2,887,968 common shares of Island Sky Australia Limited, previously owned by Harbinger, for approximately $0.3 million. At December 31, 2009, Russell Hobbs’ ownership constituted approximately 17% of Island Sky’s outstanding common shares.

Modification of Restricted Stock Units.  In January 2010, the terms of the outstanding restricted stock units were amended to provide for additional vesting on the first anniversary of specified significant corporate events. In January 2010, Russell Hobbs issued an additional 3.7 million restricted stock units with the same vesting provisions as noted above.

NOTE 16 —	SUBSEQUENT EVENTS FOR REVISED FINANCIAL STATEMENTS

Water Products Segment Dividend.  As discussed in more detail in Note 13, on June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business) and its investment in Island Sky Australia Limited.

Merger between Spectrum Brands and Russell Hobbs.  On June 16, 2010 (the “Closing Date”), Spectrum Brands, Inc. (“Spectrum Brands”) completed its business combination transaction with Russell Hobbs pursuant to an Agreement and Plan of Merger, dated as of February 9, 2010, as amended, by and among Spectrum Brands, Russell Hobbs, Spectrum Brands Holdings, Inc. (“SB Holdings”), Battery Merger Corp., and Grill Merger Corp. (the “Merger Agreement”). On the Closing Date, Battery Merger Corp. merged with and into Spectrum Brands (the “Spectrum Merger”), and Grill Merger Corp. merged with and into Russell Hobbs (the “RH Merger”, and together with the Spectrum Merger, the “SB/RH Merger”). As a result of the SB/RH Merger, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings.

Pursuant to the Merger Agreement, at the effective time of the RH Merger, each outstanding share (other than any shares held by Russell Hobbs as treasury stock and shares held by any direct or indirect subsidiary of Russell Hobbs, SB Holdings, Spectrum Brands or any of their respective direct or indirect subsidiaries) of (i) common stock (voting and non-voting) of Russell Hobbs was converted into the right to receive 0.01075 shares of SB Holdings common stock; (ii) Series D Preferred Stock of Russell Hobbs was converted into the right to receive 46.78 shares of SB Holdings common stock; and (iii) Series E Preferred Stock of Russell Hobbs was converted into the right to receive 41.50 shares of SB Holdings common stock. In addition, the Harbinger Term Loan (as defined below) was transferred to SB Holdings in exchange for 5,254,336 shares of SB Holdings common stock.

Russell Hobbs, Inc. and Subsidiaries

Notes to Consolidated Financial Statements — (Continued)

In connection with the SB/RH Merger, Russell Hobbs, a wholly-owned subsidiary of Spectrum Brands following the reorganization of the companies immediately after the consummation of the SB/RH Merger, repaid all of its outstanding indebtedness under its $125 million asset-based senior secured revolving credit facility entered into on December 28, 2007 by and among Russell Hobbs, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager. Also, in connection with the SB/RH Merger, Russell Hobbs’ approximately $158 million term loan (the “Harbinger Term Loan”) was cancelled following the transfer of such Harbinger Term Loan by the Harbinger Parties as lenders thereunder to SB Holdings in exchange for a number of shares of SB Holdings common stock obtained by dividing the aggregate principal amount outstanding thereunder (together with the 3.9% prepayment penalty associated with the payment thereof) by a price of $31.50 per share.

In connection with the SB/RH Merger, 25,200,000 restricted stock units (“RSUs”) of Russell Hobbs were converted into 270,962 restricted stock units of SB Holdings. In addition, pursuant to the RSU agreements, the SB/RH Merger constituted a “Significant Corporate Event”. As a result, the RSUs will vest the earlier of:

(a) June 16, 2011;

(b) the date an employee’s employment with Applica (or Spectrum Brands) is terminated without cause (as defined in the 2007 Omnibus Equity Award Plan); or

(c) the date an employee voluntarily terminates his or her employment with Applica for Good Reason (as defined in the RSU agreement).

Prior to the consummation of the SB/RH Merger, the Board of Directors of Russell Hobbs determined to pay Terry Polistina, its chief executive officer and president, a special one-time cash bonus of $3,000,000 (the “Bonus”). The Bonus was payable (i) $2,000,000 on or immediately prior to the consummation of the SB/RH Merger, and (ii) $1,000,000 on the six-month anniversary of the consummation of the SB/RH Merger.

The payment of the Bonus was dependent on the consummation of the SB/RH Merger. The Bonus is subject to applicable taxes, and the payment of the Bonus does not impact any other severance or compensation to which Mr. Polistina may be entitled. Spectrum Brands consented to payment of the Bonus and waived any applicable restrictions under the Merger Agreement in connection with the payment of the Bonus following authorization thereof by a committee consisting solely of independent members of the board of directors of Spectrum Brands.

In connection with the SB/RH Merger, Russell Hobbs was obligated to pay an advisory fee of $5 million to an unrelated third party at closing. This fee was paid by Spectrum Brands.

NOTE 17 —	SUBSEQUENT EVENTS (UNAUDITED)

Russell Hobbs evaluated all events and transactions that occurred after June 30, 2009 through October 8, 2010, the date these financial statements were available to be issued. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have an unrecognizable subsequent event as described below:

Purchase of Rights to Use Farberware® Brand.  On April 1, 2010, a subsidiary of Russell Hobbs, Inc. executed a new 200 year, exclusive license with the Farberware Licensing Company to use the Farberware® brand name on portable kitchen electric retail products worldwide (excluding Canada).

Russell Hobbs, Inc. and Subsidiaries

VALUATION AND QUALIFYING ACCOUNTS

		Charged
		(Credited)
	Balance at	to Costs	Charged to			Balance at
	Beginning	and	Other			End of
Description	of Period	Expenses	Accounts	Deductions		Period
	(In thousands)

Year Ended June 30, 2009
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$3,061	$657	$424	$—		$4,142
Allowance for sales returns	—	—	—	—		—
Deferred tax valuation allowance	$149,837	—	$9,832	—		$159,669

Year Ended June 30, 2008
Reserves deducted from assets to which they apply:
Allowance for doubtful accounts	$2,995	$297	—	$(231	)(1)	$3,061
Allowance for sales returns	$393	—	—	$(393)		$—
Deferred tax valuation allowance	$82,100	—	$67,737	—		$149,837

(1)	Write-off against the reserve

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	March 31,	June 30,
	2010	2009
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$27,576	$16,095
Accounts and other receivables, less allowances of $3,668 at March 31, 2010 and $4,142 at June 30, 2009	124,630	133,711
Inventories	142,645	165,495
Prepaid expenses and other	10,766	12,240
Prepaid income taxes	3,445	3,574
Deferred income taxes	494	943

Total current assets	309,556	332,058
Property, Plant and Equipment — at cost, less accumulated depreciation of $11,044 at March 31, 2010 and $10,004 at June 30, 2009	17,399	20,876
Non-current Deferred Income Taxes	1,847	3,419
Goodwill	162,469	162,469
Intangibles, Net	195,859	206,805
Other Assets	21,447	12,219

Total Assets	$708,577	$737,846

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$63,309	$58,385
Accrued expenses	77,142	73,293
Harbinger Term loan — current portion (related party)	20,000	20,000
Brazil term loan	—	2,228
Current income taxes payable	8,090	4,245

Total current liabilities	168,541	158,151
Long-Term Liabilities:
North American credit facility	12,946	52,739
European credit facility	11,256	19,845
Australia credit facility	—	—
Series D Preferred Stock — authorized and outstanding: 110.2 shares at $0.01 par value (related party)	—	139,744
Series E Preferred Stock— authorized and outstanding: 50 shares at $0.01 par value (related party)	—	56,238
Harbinger Term loan — long-term portion (related party)	136,546	141,456
Pension liability	13,734	19,791
Non-current deferred income taxes	47,940	46,347
Other long-term liabilities	3,542	3,856

Total Liabilities	394,505	638,167
Series D Preferred Stock — authorized and outstanding: 110.2 shares at $0.01 par value (related party)	147,271	—
Series E Preferred Stock — authorized and outstanding: 50 shares at $0.01 par value (related party)	59,268	—
Commitments and Contingencies — See Note 4
Stockholders’ Equity:
Common stock — authorized: 1,000,000 shares of $0.01 par value; issued and outstanding: 739,013 shares at March 31, 2010 and June 30, 2009	7,319	7,319
Treasury stock — 7,886 shares, at cost	(65,793)	(65,793)
Paid-in capital	302,677	302,677
Accumulated deficit	(92,326)	(102,460)
Accumulated other comprehensive loss	(44,344)	(42,064)

Total stockholders’ equity	107,533	99,679

Total Liabilities and Stockholders’ Equity	$708,577	$737,846

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Nine Months Ended March 31,
	2010		2009
	(Dollars in thousands)

Net sales	$617,281	100.0%	$629,463	100.0%
Cost of goods sold	422,652	68.5	458,118	72.8

Gross profit	194,629	31.5	171,345	27.2

Selling, general and administrative expenses:
Operating expenses	129,767	21.0	141,208	22.4
Integration and transition expenses	454	0.1	1,147	0.2
Patent infringement and other litigation expenses	1,806	0.3	5,757	0.9
Employee termination benefits	379	0.1	916	0.1
Merger and acquisition related expenses	2,026	0.3	1,015	0.2

	134,432	21.8	150,043	23.8

Operating income	60,197	9.7	21,302	3.4

Other expense (income):
Interest expense ($21,673 and $31,426 in related party interest expense for the nine months ended March 31, 2010 and 2009, respectively)	24,112	3.9	38,130	6.1
Foreign currency exchange loss	4,293	0.7	6,152	1.0
Interest income and other expense (income), net	1,409	0.2	(3,322)	(0.5)

	29,814	4.8	40,960	6.6

Income (loss) from continuing operations before income taxes	30,383	4.9	(19,658)	(3.2)
Income tax provision	11,375	1.8	7,739	1.2

Income (loss) from continuing operations	19,008	3.1	(27,397)	(4.4)
Income (loss) from discontinued operations, net of tax of $322 and $37 (Note 9)	(8,874)	(1.4)	(17,616)	(2.8)

Net earnings (loss)	10,134	1.7	(45,013)	(7.2)
Preferred stock dividends	13,914	2.3	—	—

Net earnings (loss) available to common stockholders	$(3,780)	(0.6)%	$(45,013)	(7.2)%

Earnings (loss) per common share:
Income (loss) from continuing operations — basic and diluted	$0.00		$(0.04)
Loss from discontinued operations — basic and diluted	(0.01)		(0.02)

Net earnings (loss) — basic and diluted	$(0.01)		$(0.06)

Weighted average common shares outstanding:
Basic and diluted	739,013		739,013

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)
(In thousands)

					Accumulated
					Other
	Common	Treasury	Paid-in	Accumulated	Comprehensive
	Stock	Stock	Capital	Deficit	Loss	Total

Balance at June 30, 2009	$7,319	$(65,793)	$302,677	$(102,460)	$(42,064)	$99,679
Comprehensive income:
Net earnings	—	—	—	10,134	—	10,134
Foreign currency translation adjustment (net of $0 tax)	—	—	—	—	(5,859)	(5,859)
Defined pension plans (net of $0.7 million tax)	—	—	—	—	2,925	2,925
Foreign exchange forwards (net of $0 tax)	—	—	—	—	364	364
Increase in fair value of marketable securities (net of $0 tax)	—	—	—	—	290	290

Total comprehensive income						7,854

Balance at March 31, 2010	$7,319	$(65,793)	$302,677	$(92,326)	$(44,344)	$107,533

The accompanying notes are an integral part of this financial statement.

Russell Hobbs, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	March 31,
	2010	2009
	(In thousands)

Cash flows from operating activities:
Net earnings (loss)	$10,134	$(45,013)
Reconciliation of net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment	6,163	5,504
Provision for doubtful accounts	1,202	247
Non-cash interest	20,647	31,426
Amortization of intangible and other assets	4,366	4,333
Deferred taxes	296	(293)
Changes in assets and liabilities, net of acquisition:
Accounts and other receivables	8,311	28,870
Inventories	23,245	25,338
Prepaid expenses and other	1,599	5,836
Accounts payable and accrued expenses	8,404	(87,134)
Current income taxes	5,430	892
Other assets and liabilities	(5,969)	(9,795)

Net cash provided by (used in) operating activities	83,828	(39,789)

Cash flows from investing activities:
Additions to property, plant and equipment	(1,679)	(5,420)
Investment in Island Sky Australia Limited	(274)	(3,538)
Proceeds from sale of assets	—	2,452

Net cash used in investing activities	(1,953)	(6,506)

Cash flows from financing activities:
Amortization payments on Harbinger term loan	(15,000)	—
Net (payments) borrowings under lines of credit	(49,645)	(13,148)
Payments in connection with Spectrum merger	(3,018)	—
Proceeds from Series E Redeemable Preferred Stock	—	50,000
(Payoff of) net proceeds from Brazil term loan	(2,228)	1,930

Net cash (used in) provided by financing activities	(69,891)	38,782

Effect of exchange rate changes on cash	(503)	(3,422)

Net increase (decrease) in cash and cash equivalents	11,481	(10,935)
Cash and cash equivalents at beginning of period	16,095	26,136

Cash and cash equivalents at end of period	$27,576	$15,201

Supplemental Disclosures of Cash Flow Information:

	Nine Months Ended
	March 31,
	2010	2009
	(In thousands)

Cash paid during the period for:
Interest	$3,182	$4,482
Income taxes	$6,794	$1,724

The accompanying notes are an integral part of these financial statements.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

1.	SUMMARY OF ACCOUNTING POLICIES

Interim Reporting

The accompanying unaudited consolidated balance sheets as of March 31, 2010 include the accounts of Russell Hobbs, Inc. and its subsidiaries (“Russell Hobbs”).

All significant intercompany transactions and balances have been eliminated. The unaudited consolidated financial statements have been prepared in conformity with Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and, therefore, do not include information or footnotes necessary for a complete presentation of the financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America. However, all adjustments (consisting of normal recurring accruals) that, in the opinion of management, are necessary for a fair presentation of the financial statements have been included. Operating results for the periods ended March 31, 2010 are not necessarily indicative of the results that may be expected for the full fiscal year ending June 30, 2010 due to seasonal fluctuations in Russell Hobbs’ business, changes in economic conditions and other factors.

These interim unaudited financial statements should be read in conjunction with the audited financial statements of Russell Hobbs as of and for the fiscal year ended June 30, 2009.

Overview

In December 2007, two longstanding companies in the small household appliance business, Salton, Inc. and Applica Incorporated, combined their businesses through a merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton, Inc., with and into APN Holding Company, Inc., the parent of Applica Incorporated. As a result of the merger, APN Holdco became a wholly-owned subsidiary of Salton. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc.

Based in Miramar, Florida, Russell Hobbs is a leading marketer and distributor of a broad range of branded small household appliances. Russell Hobbs markets and distributes small kitchen and home appliances, pet and pest products and personal care products. Russell Hobbs has a broad portfolio of well recognized brand names, including Black & Decker®, George Foreman®, Russell Hobbs®, Toastmaster®, LitterMaid®, Farberware®, Breadman®, and Juiceman®. Russell Hobbs’ customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, South America, Europe and Australia.

As of March 31, 2010, Russell Hobbs was 100% owned by Harbinger Capital Partners Master Fund  I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together “Harbinger”).

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net income. For Russell Hobbs, such items consist primarily of foreign currency translation gains and losses, change in fair value of derivative instruments, adjustments to defined pension plans and unrealized gains or losses on investments. Russell Hobbs presents accumulated other comprehensive income, net of taxes, in its consolidated statement of stockholders’ equity.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

The components of accumulated other comprehensive income, net of tax, were as follows:

	March 31,	June 30,
	2010	2009
	(In thousands)

Accumulated foreign currency translation adjustment	$(37,396)	$(31,537)
Defined pension plans	(5,574)	(8,499)
Foreign exchange forwards	(349)	(713)
Reduction in market value of investment in Island Sky	(1,025)	(1,315)

Total accumulated other compressive loss	$(44,344)	$(42,064)

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) for the period by the weighted average number of common shares outstanding during the period, plus the dilutive effect of common stock equivalents (such as stock options) using the treasury stock method. The currently outstanding restricted stock units and stock options have been excluded from the calculation of diluted earnings (loss) because performance conditions related to such common stock equivalents were not met as of the periods indicated.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Nine Months Ended
	March 31,	March 31,
	2010	2009
	(In thousands except per share amounts)

Income (loss) from continuing operations	$19,008	$(27,397)
Preferred stock dividends	(13,914)	—

Earnings (loss) from continuing operations attributable to common stockholders	5,094	(27,397)
Loss from discontinued operations	(8,874)	(17,616)

Net earnings (loss) attributable to common stockholders	$(3,780)	$(45,013)

Weighted average common shares outstanding — basic and diluted	739,013	739,013
Earnings (loss) per common share — basic and diluted:
Earnings (loss) from continuing operations	$0.00	$(0.04)
Loss from discontinued operations	(0.01)	(0.02)

Net earnings (loss)	$(0.01)	$(0.06)

Foreign Currency Exchange Loss

The financial position and results of operations of Russell Hobbs’ foreign subsidiaries are measured using the foreign subsidiary’s local currency as the functional currency. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency transaction loss included in other expense (income) totaled $4.3 million in the nine months ended March 31, 2010, as compared to $6.2 million in nine months ended March 31, 2009. Included in the foreign currency transaction loss of $4.3 million in the nine months ended March 31, 2010 were realized (i.e. cash settled) gains of $0.9 million and unrealized (non cash)

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

losses of $5.2 million. Included in the foreign currency transaction loss of $6.2 million in the nine months ended March 31, 2009 were realized losses of $6.2 million and unrealized losses of $0.0 million. Foreign currency gains (losses) fluctuate with the strengthening or weakening of international currencies in geographies where Russell Hobbs does business (including British Pound, Euro, Canadian Dollar, Australian Dollar, Brazilian Real and Mexican Peso) versus the United States dollar.

Intangible Assets

The components of Russell Hobbs’ intangible assets were as follows:

	Weighted	March 31, 2010		June 30, 2009
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Period	Amount	Amortization	Amount	Amortization
	(Years)	(In thousands)

Licenses	9	$42,510	$(14,073)	$42,510	$(10,530)
Trade names(1)	Indefinite	159,859	—	166,554	—
Patents	12	8,240	(2,174)	8,240	(1,659)
Customer relationships	9	2,310	(813)	2,310	(620)

		$212,919	$(17,060)	$219,614	$(12,809)

(1)	Decrease in the gross carrying amount of indefinite trade names at March 31, 2010 was solely attributable to foreign currency translation, as certain significant trade names are recorded on the books of Russell Hobbs’ European subsidiary.

Amortization expense related to intangible assets was $4.3 million during both the nine month periods ended March 31, 2010 and 2009. Estimated annual amortization expense for the next five years is approximately $5.7 million.

As of December 31, 2009, Russell Hobbs performed its annual fair value assessment of its goodwill and indefinite lived intangible assets, with the assistance of an independent third party valuation group, and determined that there was no impairment.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period’s presentation. These reclassifications relate primarily to the presentation of discontinued operations and the presentation of foreign currency exchange gain and loss as a component of other expense (income).

Financial Accounting Standards Board Accounting Standards Codification

In June 2009, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, a replacement of FASB Statement No. 162” (the “Codification” or “ASC”). SFAS 168 is an accounting standard which established the Codification to become the single source of authoritative generally accepted accounting principles (“GAAP”) recognized by the FASB to be applied by nongovernmental entities, with the exception of guidance issued by the SEC and its staff. All guidance contained in the Codification carries an equal level of authority. The Codification is not intended to change GAAP, but rather is expected to simplify accounting research by reorganizing current GAAP into approximately 90 accounting topics. Russell Hobbs adopted this accounting standard effective September 30, 2009. The adoption of this accounting standard, which was subsequently codified into ASC Topic 105: “Generally

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Accepted Accounting Principles,” had no impact on Russell Hobbs’ retained earnings, upon adoption, and will have no impact on Russell Hobbs’ financial position, results of operations or cash flows.

Financial Accounting Standards Not Yet Adopted

Employers’ Disclosures About Postretirement Benefit Plan Assets.  In December 2008, the FASB issued new accounting guidance on employers’ disclosures about assets of a defined benefit pension or other postretirement plan. It requires employers to disclose information about fair value measurements of plan assets. The objectives of the disclosures are to provide an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies, (b) the major categories of plan assets, (c) the inputs and valuation techniques used to measure the fair value of plan assets, (d) the effect of fair value measurements using significant unobservable inputs on changes in plan assets for the period and (e) significant concentrations of risk within plan assets. The provisions are effective for Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2010. The adoption of this guidance is not expected to have a material effect on Russell Hobbs’ financial position, results of operations or cash flows.

Accounting for Transfers of Financial Assets.  In June 2009, the FASB issued new accounting guidance to improve the information provided in financial statements concerning transfers of financial assets, including the effects of transfers on financial position, financial performance and cash flows, and any continuing involvement of the transferor with the transferred financial assets. The provisions are effective for the Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2010. Russell Hobbs is in the process of evaluating the impact that the guidance may have on its financial statements and related disclosures.

Variable Interest Entities.  In June 2009, the FASB issued new accounting guidance requiring an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. It also requires enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The provisions are effective for the Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2010. Russell Hobbs does not anticipate that the adoption of this standard will have a material impact on its financial position, results of operations and cash flows and related disclosures.

Fair Value Measurements and Disclosures.  In January 2010, the FASB issued new guidance which amends ASC 820 and requires additional disclosure related to recurring and non-recurring fair value measurements in respect of transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. The update also clarifies existing disclosure requirements related to the level of disaggregation and disclosure about inputs and valuation techniques. These provisions were adopted by Russell Hobbs on January 1, 2010, except for disclosures related to activity in Level 3 fair value measurements which are effective for Russell Hobbs’ financial statements for the fiscal year beginning July 1, 2011. The adoption of these provisions did not have a material impact on Russell Hobbs’ financial position, results of operations, and cash flows, and related disclosures. Russell Hobbs does not anticipate that the adoption of the remaining provisions will have a material impact on its financial position, results of operations and cash flows and related disclosures.

2.	MERGER WITH SPECTRUM BRANDS

On February 9, 2010, Russell Hobbs entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spectrum Brands, Inc., a Delaware corporation (“Spectrum Brands”), Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), Battery Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of SB Holdings, and Grill Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of SB Holdings. See Note 13 regarding completion of the proposed merger on June 16, 2010.

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Merger and Financing-Related Expenses

In connection with the proposed merger with Spectrum Brands, Russell Hobbs had incurred approximately $2.0 million in merger-related costs that were expensed in the nine months ended March 31, 2010. These expenses are included in “Merger and acquisition related expenses” in the accompanying consolidated statements of operations for the nine months ended March 31, 2010.

Additionally, in connection with securing the financing for the merger, Russell Hobbs incurred approximately $10.0 million in costs, including the initial arrangement fees upon the execution of the financing commitment letters on February 9, 2010. These expenses have been capitalized and are included in “Other Assets” in the accompanying consolidated balance sheet at March 31, 2010. At March 31, 2010, Russell Hobbs had a balance of approximately $7.7 million included in “Accounts Payable” related to the aforementioned financing related fees.

3.	MERGER OF SALTON AND APPLICA

On December 28, 2007, the stockholders of Salton approved all matters necessary for the merger of SFP Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Salton (“Merger Sub”), with and into APN Holdco, the parent of Applica Incorporated, a Florida corporation (“Applica”). As a result of the merger, Applica became a wholly-owned subsidiary of Salton. The merger was consummated pursuant to an Agreement and Plan of Merger dated as of October 1, 2007 by and among Salton, Merger Sub and APN Holdco. In December 2009, the combined company (formerly known as Salton, Inc.) changed its name to Russell Hobbs, Inc.

While Salton was the legal acquiror and surviving registrant in the merger, Applica was deemed to be the accounting acquiror. Accordingly, for accounting and financial statement purposes, the merger was treated as a reverse acquisition of Salton, Inc. by Applica under the purchase method of accounting. As such, Applica applied purchase accounting to the assets and liabilities of Salton upon consummation of the merger with no adjustment to the carrying value of Applica’s assets and liabilities. For purposes of financial reporting, the merger was deemed to have occurred on December 31, 2007.

Purchase accounting reserves were approximately $8 million and primarily consisted of approximately $5 million of severance and certain change-in-control contractual payments and approximately $3 million of shutdown costs. Management’s plans to exit certain activities of legacy Salton were substantially completed by June 30, 2008.

Russell Hobbs accrued certain liabilities relating to the exit of certain activities, the termination of employees and the integration of operations in conjunction with the merger, which have been included in the allocation of the acquisition cost as follows for the nine months ended March 31, 2010 and 2009, respectively:

	Amount			Amount
	Accrued as of		Other	Accrued as of
	June 30, 2009	Amount Paid	Adjustments	March 31, 2010
		(In thousands)

Severance and other accrued expenses	$500	$(25)	$—	$475
Unfavorable lease and other	2,417	(1,296)	(149)	972

Total	$2,917	$(1,321)	$(149)	$1,447

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	Amount			Amount
	Accrued as of		Other	Accrued as of
	June 30, 2008	Amount Paid	Adjustments	March 31, 2009
		(In thousands)

Severance and related expenses	$2,189	$(1,046)	$—	$1,143
Unfavorable lease and other	2,522	(1,941)	(118)	463

Total	$4,711	$(2,987)	$(118)	$1,606

4.	COMMITMENTS AND CONTINGENCIES

Litigation and Other Matters

NACCO Litigation.  Applica is a defendant in NACCO Industries, Inc. et al. v. Applica Incorporated et al., Case No. C.A. 2541-N, which was filed in the Court of Chancery of the State of Delaware on November 13, 2006.

The original complaint in this action alleged a claim for breach of contract against, and a number of tort claims against certain entities affiliated with Harbinger (“Harbinger Parties”). The claims related to the termination of the merger agreement between Applica and NACCO Industries, Inc. and one of its affiliates following Applica’s receipt of a superior merger offer from the Harbinger Parties. On October 22, 2007, the plaintiffs filed an amended complaint asserting claims against Applica for breach of contract and breach of the implied covenant of good faith relating to the termination of the NACCO merger agreement and asserting various tort claims against the Harbinger Parties. The original complaint initially sought specific performance of the NACCO merger agreement or, in the alternative, damages. The amended complaint, however, seeks only damages. In light of the consummation of Applica’s merger with Harbinger in January 2007, Russell Hobbs believes that any claim for specific performance is moot. Applica filed a motion to dismiss the amended complaint in December 2007. Rather than respond to the motion to dismiss the amended complaint, NACCO filed a motion for leave to file a second amended complaint, which was granted in May 2008. Applica moved to dismiss the second amended complaint, which motion was granted in part and denied in part in December 2009. Trial is scheduled for December 2010.

Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses.

Asbestos Matters.  A subsidiary of Russell Hobbs, Inc. is a defendant in three asbestos lawsuits in which the plaintiffs have alleged injury as the result of exposure to asbestos in hair dryers distributed by Applica over 20 years ago. Although such company never manufactured such products, asbestos was used in certain hair dryers sold by it prior to 1979. Another subsidiary of Russell Hobbs, Inc. is also a defendant in one asbestos lawsuit in which the plaintiff has alleged injury as the result of exposure to asbestos in toasters and/or toaster ovens. There are numerous defendants named in these lawsuits, many of whom actually manufactured asbestos containing products. Russell Hobbs believes that the action is without merit and intends to defend vigorously, but may be unable to resolve the disputes successfully without incurring significant expenses. At this time, Russell Hobbs does not believe it has coverage under its insurance policies for the asbestos lawsuits.

Environmental Matters.  Prior to 2003, Toastmaster Inc., a subsidiary of Russell Hobbs, manufactured certain of its products at facilities that it owned in the United States and Europe. Toastmaster is investigating or remediating historical contamination at the following sites:

•	Kirksville, Missouri. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Kirksville, Missouri. Toastmaster has entered into a Consent Agreement with the Missouri Department of Natural Resources (“MDNR”) regarding the contamination.

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•	Laurinburg, North Carolina. Soil and groundwater contamination by trichloroethylene has been identified at the former manufacturing facility in Laurinburg, North Carolina. A groundwater pump and treat system has operated at the site since 1993.

•	Macon, Missouri. Soil and groundwater contamination by trichloroethylene and petroleum have been identified at the former manufacturing facility in Macon, Missouri. The facility is participating in the Missouri Brownfields/Voluntary Cleanup Program.

Additionally, Toastmaster has been notified of its potential liability for cleanup costs associated with the contaminated Missouri Electric Works Superfund Site in Cape Girardeau, Missouri. Toastmaster had previously been notified by the EPA of its possible liability in 1990 and joined a group of potentially responsible parties (“PRPs”) to respond to the EPA claims. Those matters were resolved. The PRPs have also responded to the EPA’s latest claims by denying liability and asserting affirmative defenses. Russell Hobbs believes that, based on available records, Toastmaster’s share of any liability would only be approximately 0.5% of the total liability.

The discovery of additional contamination at these or other sites could result in significant cleanup costs. These liabilities may not arise, if at all, until years later and could require Russell Hobbs to incur significant additional expenses, which could materially adversely affect its results of operations and financial condition. At March 31, 2010, Russell Hobbs had accrued $6.0 million for environmental matters. Russell Hobbs believes that any remaining exposure not already accrued for should be immaterial.

Other Matters.  Russell Hobbs is subject to legal proceedings, product liability claims and other claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, in excess of applicable insurance coverage, is not likely to have a material effect on its financial condition, results of operations or liquidity. However, as the outcome of litigation or other claims is difficult to predict, significant changes in the estimated exposures could occur.

As a distributor of consumer products, Russell Hobbs is also subject to the Consumer Products Safety Act, which empowers the Consumer Products Safety Commission (the “CPSC”) to exclude from the market products that are found to be unsafe or hazardous. Russell Hobbs receives inquiries from the CPSC in the ordinary course of its business.

Russell Hobbs may have certain non-income tax-related liabilities in a foreign jurisdiction. Based on the advice of legal counsel, Russell Hobbs believes that it is possible that the tax authority in the foreign jurisdiction could claim that such taxes are due, plus penalties and interest. Currently, the amount of potential liability cannot be estimated, but if assessed, it could be material to its financial condition, results of operations or liquidity. However, if assessed, Russell Hobbs intends to vigorously pursue administrative and judicial action to challenge such assessment, however, no assurances can be made that it will ultimately be successful.

Employment and Other Agreements

Russell Hobbs has an employment agreement with its President and Chief Executive Officer. This contract terminates on May 1, 2011, but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 30 days’ prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity grants at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’s achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement

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immediately terminate, or without cause, in which case he is entitled to a lump sum payment equal to the one and one-half times his severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if he terminates his employment under specific circumstances, including a change in control of Russell Hobbs, Russell Hobbs must pay him a lump sum equal to one and one-half times his severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs also has an employment agreement with its President and General Manager of the Americas Division. This contract terminates on May 1, 2012 but will be automatically extended each year for an additional one-year period unless prior written notice of an intention not to extend is given by either party at least 60 days prior to the applicable termination date. The agreement provides for minimum annual base salary in addition to other benefits and equity at the discretion of the Board of Directors. Under the agreement, the executive is entitled to an annual performance bonus based upon Russell Hobbs’ achievement of certain objective earnings goals. The target amount of the performance bonus is 50% of base salary.

The agreement contains certain non-competition, non-disclosure and non-solicitation covenants. The executive can be terminated for cause, in which case all obligations of Russell Hobbs under the agreement immediately terminate, or without cause, in which case she is entitled to a lump sum payment equal to the one and one-half times her severance base. If, at any time during the term of the agreement, (1) the executive is terminated without cause or (2) if she terminates her employment under specific circumstances, including a change in control of Russell Hobbs, Russell Hobbs must pay her a lump sum equal to one and one-half times her severance base. The term “severance base” is defined in the agreement as the sum of (1) the executive’s base salary, plus (2) the higher of (a) the target-level incentive bonus for the year during which the termination occurs and (b) the average of the incentive bonuses paid to the executive for the three years immediately preceding the year in which the termination occurs.

Russell Hobbs has also entered into change-in-control agreements with certain of its other executive officers.

In June 2005, one of Russell Hobbs’ subsidiaries entered into a managed services agreement with Auxis, Inc., an information technology services firm. Pursuant to such agreement, Auxis is responsible for managing Russell Hobbs’ information technology infrastructure (including telecommunications, networking, data centers and the help desk) in North America. The agreement expires in June 2011 and provides for payments of approximately $0.1 million per month depending on the services required by Russell Hobbs. The agreement provides for early termination fees if Russell Hobbs terminates such agreement without cause, which fees decrease on a yearly basis from a maximum of 50% of the contract balance to a minimum of 25% of the contract balance.

In December 2007, one of Russell Hobbs’ subsidiaries entered into a services agreement with Weber Distribution LLC for the provision of distribution related services at its Redlands, California warehouse. Such agreement was amended in May 2009 to add both Russell Hobbs’ Little Rock, Arkansas warehouse and its warehousing and distribution needs in Canada. The agreement terminates in March 2013 but may be renewed on the mutual agreement of the parties. Payments pursuant to such agreement total approximately $0.8 million per month.

License Agreements

Russell Hobbs licenses the Black & Decker® brand in North America, Latin America (excluding Brazil) and the Caribbean for four core categories of household appliances: beverage products, food preparation products, garment care products and cooking products. In December 2007, Russell Hobbs and The Black &

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Decker Corporation extended the trademark license agreement through December 2012, with an automatic extension through December 2014 if certain milestones are met regarding sales volume and product return. Under the agreement as extended, Russell Hobbs agreed to pay The Black & Decker Corporation royalties based on a percentage of sales, with minimum annual royalty payments as follows:

•	Calendar Year 2010: $14,500,000

•	Calendar Year 2011: $15,000,000

•	Calendar Year 2012: $15,000,000

The agreement also requires Russell Hobbs to comply with minimum annual return rates for products. If The Black & Decker Corporation does not agree to renew the license agreement, Russell Hobbs has 18 months to transition out of the brand name. No minimum royalty payments will be due during such transition period. The Black & Decker Corporation has agreed not to compete in the four core product categories for a period of five years after the termination of the license agreement. Upon request, Black & Decker may elect to extend the license to use the Black & Decker® brand to certain additional products. Black & Decker has approved several extensions of the license to additional categories including home environment and pest. On April 1, 2010, Russell Hobbs purchased the rights to use the Farberware® brand by executing a new 200 year, royalty-free, exclusive license with the Farberware Licensing Company to use the Farberware® brand name on portable kitchen electric retail products worldwide (excluding Canada). Russell Hobbs previously licensed the Farberware® brand in the United States and Mexico for several types of household appliances, including beverage products, food preparation products, garment care products and cooking products. The term of the previous license, which was terminated, was through June 2010.

Russell Hobbs owns the LitterMaid® trademark for self-cleaning litter boxes and has extended the trademark for accessories such as litter, a litterbox privacy tent and waste receptacles. Russell Hobbs owns two patents and has exclusive licenses to three other patents covering the LitterMaid® litter box, which require Russell Hobbs to pay royalties based on a percentage of sales. The license agreements are for the life of the applicable patents and do not require minimum royalty payments. The patents have been issued in the United States and a number of foreign countries.

Russell Hobbs maintains various other licensing and contractual relationships to market and distribute products under specific names and designs. These licensing arrangements generally require certain license fees and royalties. Some of the agreements contain minimum sales requirements that, if not satisfied, may result in the termination of the agreements.

5.	SENIOR SECURED CREDIT FACILITY, LETTERS OF CREDIT AND LONG-TERM DEBT

North American Credit Facility.  Russell Hobbs has a $125 million asset-based senior secured revolving credit facility maturing in December 2012. The facility includes an accordion feature which permits Russell Hobbs to request an increase in the aggregate revolver amount by up to $75 million.

At Russell Hobbs’ option, interest accrues on the loans made under the North American credit facility at either:

•	LIBOR (adjusted for any reserves), plus a specified margin (determined by Russell Hobbs’ average quarterly availability and set at 2.0% on March 31, 2010), which was 2.25% on March 31, 2010; or

•	the Base Rate plus a specified margin (based on Russell Hobbs’ average quarterly availability and set at 1.00% on March 31, 2010), which was 4.25% on March 31, 2010.

The Base Rate is the greater of (a) Bank of America’s prime rate; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) the LIBOR Rate for a 30-day interest period as determined on such day, plus 1.0%.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Advances under the facility are governed by Russell Hobbs’ collateral value, which is based upon percentages of eligible accounts receivable and inventories of its North American operations. Under the credit facility, Russell Hobbs must comply with a minimum monthly cumulative EBITDA covenant through December 31, 2008. Thereafter, if availability is less than $30,000,000, Russell Hobbs must maintain a minimum fixed charge coverage ratio of 1.0 to 1.0.

The credit facility contains a number of significant covenants that, among other things, restrict the ability of Russell Hobbs to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments or create new subsidiaries, enter into sale and lease-back transactions, make certain acquisitions, engage in mergers or consolidations, create liens, or engage in certain transactions with affiliates, and that otherwise restrict corporate and business activities. At March 31, 2010, Russell Hobbs was in compliance with all covenants under the credit facility.

The credit facility is collateralized by substantially all of the real and personal property, tangible and intangible, of Russell Hobbs, Inc. and its domestic subsidiaries, as well as:

•	a pledge of all of the stock of Russell Hobbs’ domestic subsidiaries;

•	a pledge of not more than 65% of the voting stock of each direct foreign subsidiary of Russell Hobbs, Inc. and each direct foreign subsidiary of each domestic subsidiary of Russell Hobbs, Inc.; and

•	a pledge of all of the capital stock of any subsidiary of a subsidiary of Russell Hobbs, Inc. that is a borrower under the credit facility, including Russell Hobbs’ Canadian subsidiary.

As of March 31, 2010 and 2009, Russell Hobbs had $13.0 million and $97.7 million, respectively, of borrowings outstanding. As of March 31, 2010, Russell Hobbs had $65.6 million available for future cash borrowings and had letters of credit of $5.5 million outstanding under its credit facility. As of June 30, 2009, Russell Hobbs had $52.7 million of borrowings outstanding. As of June 30, 2009, Russell Hobbs had $42.3 million available for future cash borrowings and had letters of credit of $4.1 million outstanding under its credit facility.

European Credit Facility.  Russell Hobbs Holdings Limited, Russell Hobbs Limited and certain other of Russell Hobbs’ European subsidiaries have a £40.0 million (approximately $60.3 million as of March 31, 2010) credit facility with Burdale Financial Limited. The facility consists of a revolving credit facility with an aggregate notional maximum availability of £30.0 million (approximately $45.2 million as of March 31, 2010) and two term loan facilities (one related to real property and the other to intellectual property of the European subsidiary group) of £2.4 million and £5.1 million (approximately $3.6 million and $7.7 million, respectively, as of March 31, 2010).

The credit agreement matures on December 31, 2012 and bears a variable interest rate of Bank of Ireland Base Rate (the “Base Rate”) plus 1.75% on the property term loan, the Base Rate plus 3% on the intellectual property term loan and the Base Rate plus 1.875% on the revolving credit loan (the “revolver loan”), in each case plus certain mandatory costs, payable on the last business day of each month. On March 31, 2010, these rates for borrowings were approximately 2.25%, 3.5% and 2.375% for the property term loan, the intellectual property term loan and the revolver loan, respectively.

The facility agreement contains a number of significant covenants that, among other things, restrict the ability of certain of Russell Hobbs’ European subsidiaries to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, repurchase or redeem capital stock, enter into certain investments, make certain acquisitions, engage in mergers and consolidations, create liens, or engage in certain transactions with affiliates and otherwise restrict corporate and business activities. In addition, the European subsidiaries are required to comply with a fixed charge coverage ratio. Such subsidiaries were in compliance with all covenants as of March 31, 2010.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

The facility agreement is secured by all of the tangible and intangible assets of certain foreign entities, a pledge of the capital stock of certain subsidiaries and is unconditionally guaranteed by certain of Russell Hobbs’ foreign subsidiaries.

As of March 31, 2010, under the European revolver loan, there were no outstanding borrowings and £11.7 million (approximately $17.6 million) available for future cash borrowings. As of March 31, 2009, under the revolver loan, Russell Hobbs Limited had outstanding borrowings of £8.5 million (approximately $12.2 million) and £1.5 million (approximately $2.2 million) available for future cash borrowings. As of June 30, 2009, under the revolver loan, Russell Hobbs Limited had outstanding borrowings of £4.1 million (approximately $6.7 million) and £4.7 million (approximately $7.7 million) available for future cash borrowings.

As of March 31, 2010, under the term loans, Russell Hobbs Limited had a total of £7.5 million (approximately $11.3 million) of borrowings outstanding. As of March 31, 2009, Russell Hobbs Limited had a total of £8.0 million (approximately $11.5 million) of borrowings outstanding. No principal amounts are due on the term loans until December 31, 2012. As of June 30, 2009, under the term loans, Russell Hobbs Limited had a total of £8.0 million (approximately $13.1 million) of borrowings outstanding.

Australian Credit Facility.  In August 2009, Russell Hobbs’ Australian and New Zealand subsidiaries entered into an AUD$15 million (approximately $13.4 million at March 31, 2010) revolving credit facility with GE Commercial Corporation (Australia) Pty Ltd. maturing in August 2012. Interest accrues on the loans made under the Australian credit facility at the Index Rate, which is based on the 90-day Bank Bill Swap Rate, plus 3.95%, which was 8.17% at March 31, 2010.

Advances under the credit facility are governed by a collateral value that is based upon percentages of eligible accounts receivable and inventories of Russell Hobbs’ Australian operations. Under the credit facility, Russell Hobbs’ Australian and New Zealand subsidiaries must comply with a minimum fixed charge coverage ratio and minimum tangible net worth covenants. Russell Hobbs was in compliance with all covenants as of March 31, 2010.

As of March 31, 2010, Russell Hobbs had no outstanding borrowings and AUD $3.6 million (approximately $3.3 million) available for future cash borrowings under its Australian credit facility.

Brazil Term Loan.  In May 2008, Russell Hobbs’ Brazilian subsidiary entered into a two-year term loan facility with a local Brazilian institution. The facility’s maturity date was May 2010. The facility contained no prepayment penalty clause, was secured by certain local accounts receivables and bore interest at an annual rate of 17%. In August 2009, Russell Hobbs’ Brazilian subsidiary paid off the term loan in full.

Harbinger Term Loan.  In December 2007, Russell Hobbs entered into a $110 million term loan due December 2012 with Harbinger. The term loan is secured by a lien on Russell Hobbs’ North American assets, which is subordinate to the North American credit facility. In April 2008, Russell Hobbs entered into an amendment to the term loan, which, among other things:

•	provided for the payment of interest by automatically having the outstanding principal amount increase by an amount equal to the interest due (the “PIK Option”) from January 31, 2008 through March 31, 2009;

•	provided Russell Hobbs the option, after March 31, 2009, to pay the interest due on such loan either (i) in cash or (ii) by the PIK Option;

•	increased the applicable borrowing margins by 150 basis points (the “Margin Increase”) as consideration for the right to have the PIK Option;

•	increased the outstanding loan amount by $15 million from $110 million to $125 million to fund general corporate purposes; and

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•	provided Russell Hobbs a delayed draw option to draw down up to an additional $15 million in the next 24 months in installments of at least $5 million to fund general corporate expenses (which was subsequently drawn in the fourth fiscal quarter of 2008).

At Russell Hobbs’ option, interest accrues on the term loan at either (i) LIBOR plus 800 basis points, which was 8.23% at March 31, 2010, or (ii) Base Rate plus 700 basis points, which was 10.25% at March 31, 2010. The Base Rate is Bank of America’s prime rate.

The term loan amortizes in thirteen equal installments of $5.0 million each, on the last day of each September, December, March and June, with all unpaid amounts due at maturity. On March 31, 2010, Russell Hobbs paid $5.0 million as the third installment of the term loan amortization. In connection with the term loan amortization payments made on September 30, 2009, December 31, 2009 and March 31, 2010, Russell Hobbs also paid approximately $1.0 million in withholding taxes on behalf of Harbinger. As of March 31, 2010, the outstanding principal balance and accrued interest of the term loan was approximately $156.5 million.

In the event that Russell Hobbs prepays the term loan at any time, in whole or in part, for any reason, prior to the stated termination date, it must pay an early termination fee equal to the following:

(i)	3.9% of the amount of term loan prepaid on or after December 29, 2009 but on or prior to December 28, 2010;

(ii)	2.6% of the amount of term loan prepaid on or after December 29, 2010 but on or prior to December 28, 2011; and

(iii)	1.3% of the amount of term loan prepaid on or after December 29, 2011 but on or prior to the stated termination date.

6.	PREFERRED STOCK

Series D Preferred Stock.  In December 2007, in connection with the Salton and Applica merger, Russell Hobbs issued 110,231.336 shares of a new series of preferred stock, the Series D Nonconvertible (Non Voting) Preferred Stock (the “Series D Preferred Stock”) to Harbinger.

Ranking.  The Series D Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction (defined below) senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series D Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series D Preferred Stock will be paid, prior to any payment or distribution to the holders of Junior Stock, for each share of Series D Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series D Preferred Stock, the “Series D Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series D Preferred Stock.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the

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Notes to Unaudited Consolidated Financial Statements — (Continued)

election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series D Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series D Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of March 31, 2010 and June 30, 2009, accrued dividends included in the Series D Preferred Stock balance totaled approximately $37.0 million and $29.5 million, respectively. Total dividends in arrears were $9.9 million at March 31, 2010.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series D Preferred Stock have been paid in full.

Voting Rights.  The Series D Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series D Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series D Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series D Preferred Stock. In those circumstances where the holders of Series D Preferred Stock are entitled to vote, each outstanding share of Series D Preferred Stock would entitle the holder thereof to one vote.

No Conversion Rights.  The Series D Preferred Stock is not convertible into Russell Hobbs common stock.

Redemption Rights.  On a Sale Transaction, each outstanding share of Series D Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series D Preferred Stock. If Russell Hobbs fails to redeem shares of Series D Preferred Stock on the redemption date, then during the period from the redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series D Liquidation Preference.

When the Series D Preferred Stock was initially issued, the statement of designation contained provisions which required such stock to automatically be redeemed (unless otherwise prevented by applicable law) in December 2013, at a redemption price per share equal to 100% of the Series D Liquidation Preference, plus all unpaid, accrued or accumulated dividends. In October 2009, Russell Hobbs amended the certificates of designation for the Series D Preferred Stock to eliminate such redemption requirement (although the requirement that the stock be redeemed upon a Sale Transaction remains). Due to the elimination of the mandatory redemption feature, the outstanding amounts of Series D Preferred Stock and the related accrued dividends were reclassified on the balance sheet beginning in the quarter ended December 31, 2009. The Series D Preferred Stock is now classified as a separate line item apart from permanent equity on the balance sheet (as redemption thereof is outside of Russell Hobbs’ control), instead of a component of long-term liabilities. As a result of such reclassification, effective November 1, 2009, Russell Hobbs no longer recorded an interest expense in its consolidated statement of operations related to the Series D Preferred Stock as dividends now accrue in arrears.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Series E Preferred Stock.  In August 2008, pursuant to a purchase agreement with Harbinger, Russell Hobbs issued 25,000 shares of Series E Nonconvertible (Non-Voting) Preferred Stock (“Series E Preferred Stock”) for a cash price of $1,000 per share. In November 2008, Harbinger purchased the remaining 25,000 shares of Series E Preferred Stock in cash for a purchase price of $1,000 per share.

Ranking.  The Series E Preferred Stock ranks with respect to dividends and distributions of assets and rights upon the liquidation, winding up or dissolution of Russell Hobbs (a “Liquidation”) or a Sale Transaction (defined below) pari passu to the Series D Preferred Stock and senior to all classes of common stock of Russell Hobbs and each other class or series of capital stock of Russell Hobbs which does not expressly rank pari passu with or senior to the Series E Preferred Stock (collectively, referred to as the “Junior Stock”).

Liquidation Preference.  Upon the occurrence of a Liquidation, the holders of shares of Series E Preferred Stock will be paid, pari passu with the holder of the Series D Preferred Stock and prior to any payment or distribution to the holders of Junior Stock, for each share of Series E Preferred Stock held thereby an amount in cash equal to the sum of (x) $1,000 (as adjusted for stock splits, reverse stock splits, combinations, stock dividends, recapitalizations or other similar events of the Series E Preferred Stock, the “Series E Liquidation Preference”) plus, (y) all unpaid, accrued or accumulated dividends or other amounts due, if any, with respect to each share of Series E Preferred Stock.

“Sale Transaction” means (i) any merger, tender offer or other business combination in which the stockholders of Russell Hobbs owning a majority of the voting securities prior to such transaction do not own a majority of the voting securities of the surviving person, (ii) the voluntary sale, conveyance, exchange or transfer voting stock of Russell Hobbs if, after such transaction, the stockholders of Russell Hobbs prior to such transaction do not retain at least a majority of the voting power, or a sale of all or substantially all of the assets of Russell Hobbs; or (iii) the replacement of a majority of the board of directors of Russell Hobbs if the election or the nomination for election of such directors was not approved by a vote of at least a majority of the directors in office immediately prior to such election or nomination.

Dividends.  The holders of Series E Preferred Stock are entitled to receive when, as and if declared by the board of directors, out of funds legally available therefore, cumulative dividends at an annual rate equal to 16%, compounded quarterly, of the Series E Liquidation Preference. To the extent not paid, such dividends accrue on a daily basis and accumulate and compound on a quarterly basis from the original date of issuance, whether or not declared. As of March 31, 2010 and June 30, 2009, accrued dividends included in the Series E Preferred Stock balance totaled approximately $9.3 million and $6.2 million, respectively. Total dividends in arrears were $4.0 million at March 31, 2010.

Russell Hobbs cannot declare or pay any dividends on, or make any other distributions with respect to or redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of, and in compliance with, requirements of an employee benefit plan or other compensatory arrangement) for consideration, any shares of any Junior Stock unless and until all accrued and unpaid dividends on all outstanding shares of Series E Preferred Stock have been paid in full.

Voting Rights.  The Series E Preferred Stock generally is not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Russell Hobbs, except as otherwise required under the Delaware General Corporation Law or as summarized below. The approval of the holders of at least a majority of the outstanding shares of Series E Preferred Stock would be required to (i) authorize or issue any class of Senior Stock or Parity Stock, or (ii) amend the Certificate of Designations authorizing the Series E Preferred Stock or the Russell Hobbs certificate of incorporation, whether by merger, consolidation or otherwise, so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of Series E Preferred Stock. In those circumstances where the holders of Series E Preferred Stock are entitled to vote, each outstanding share of Series E Preferred Stock would entitle the holder thereof to one vote.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

No Conversion Rights.  The Series E Preferred Stock is not convertible into Russell Hobbs common stock.

Redemption Rights.  On the earlier to occur of (i) a Sale Transaction or (ii) December 2013, each outstanding share of Series E Preferred Stock will automatically be redeemed (unless otherwise prevented by applicable law), at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends or other amounts due, if any, on the shares of Series E Preferred Stock. If Russell Hobbs fails to redeem shares of Series E Preferred Stock on the redemption date, then during the period from the redemption date through the date on which such shares are actually redeemed, dividends on such shares would accrue and be cumulative at an annual rate equal to 18%, compounded quarterly, of the Series E Liquidation Preference.

When the Series E Preferred Stock was initially issued, the statement of designation contained provisions which required such stock to automatically be redeemed (unless otherwise prevented by applicable law) in December 2013, at a redemption price per share equal to 100% of the Series E Liquidation Preference, plus all unpaid, accrued or accumulated dividends. In October 2009, Russell Hobbs amended the certificates of designation for the Series E Preferred Stock to eliminate such redemption requirement (although the requirement that the stock be redeemed upon a Sale Transaction remains). Due to the elimination of the mandatory redemption feature, the outstanding amounts of Series E Preferred Stock and the related accrued dividends were reclassified on the balance sheet beginning in the quarter ended December 31, 2009. The Series E Preferred Stock is now classified as a separate line item apart from permanent equity on the balance sheet (as redemption thereof is outside of Russell Hobbs’ control), instead of a component of long-term liabilities. As a result of such reclassification, effective November 1, 2009, Russell Hobbs no longer recorded an interest expense in its consolidated statement of operations related to the Series E Preferred Stock as dividends now accrue in arrears.

7.	PRODUCT WARRANTY OBLIGATIONS

Estimated future warranty obligations related to certain products are charged to operations in the period in which the related revenue is recognized. Russell Hobbs accrues for warranty obligations based on its historical warranty experience and other available information. Accrued product warranties included in accrued expenses as of March 31, 2010 and 2009 were as follows:

	March 31,	March 31,
	2010	2009
	(In thousands)

Balance, beginning of period	$8,950	$8,030
Additions to accrued product warranties	46,042	45,499
Reductions of accruals — payments and credits issued	(43,193)	(44,450)

Balance, end of period	$11,799	$9,079

8.	EMPLOYEE BENEFIT PLANS

Russell Hobbs has various benefit plans for its employees including defined benefit and defined contribution plans. Russell Hobbs recorded $1.2 million and $0.7 million of net periodic pension cost for the nine months ended March 31, 2010 and 2009, respectively.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

The components of net periodic pension cost for the nine months ended March 31, 2010 and 2009 were as follows:

	For the Nine Months Ended
	March 31, 2010			March 31, 2009
	Domestic	Europe	Total	Domestic	Europe	Total
			(In thousands)

Service cost benefits earned during the period	$—	$178.2	$178.2	$—	$180.9	$180.9
Interest cost on projected benefit obligation	522.9	1,904.1	2,427.0	522.9	1,917.6	2,440.5
Actuarial return on plan assets	(395.4)	(1,188.9)	(1,584.3)	(395.4)	(1,197.9)	(1,593.3)
Net amortization and deferral	—	742.2	742.2	0.6	—	0.6

Net pension costs	$127.5	$1,635.6	$1,763.1	$128.1	$900.6	$1,028.7

9.	DISCONTINUED OPERATIONS

China Sourcing Operations

In December 2008, Russell Hobbs made a decision to close its China sourcing subsidiary, Applica Asia Limited (“AAL”). Operations of AAL were shutdown effective March 31, 2009.

The operation of AAL generated no revenue except for inter-company charges for services provided (cost plus 5% markup). Operating expenses of AAL consisted primarily of salaries, office supplies, product testing and other fixed and variable general operating charges.

AAL’s net loss was $0.3 million, related to income taxes, for the nine months ended March 31, 2010. For the nine months ended March 31, 2009, AAL’s net loss was $9.9 million.

With the closure of its sourcing operations in China, Russell Hobbs’ respective geographies now have direct communication with their Asian suppliers using existing resources. Russell Hobbs has not incurred, nor does it anticipate, any significant incremental costs to absorb those services previously provided by AAL, except for certain transition costs relating to quality control incurred from April 2009 to December 2009. These transition costs were recorded in operating expenses.

Russell Hobbs also estimates that it will incur approximately $0.3 million annually for engineering services from a third party that were previously performed by AAL.

Discontinuation of Regional Operations

In December 2008, Russell Hobbs discontinued its operations in Spain and certain countries in Latin America, including Peru and Venezuela. The net sales and losses from the discontinued operations related to such locations were as follows:

	Nine Months Ended
	March 31, 2010	March 31, 2009
	(In thousands)

Net sales	$307	$8,384
Income (loss)	$73	$(2,954)

Sale of Professional Care

In May 2007, a subsidiary of Russell Hobbs sold its U.S. professional care segment to an unrelated third party for $36.5 million. For the nine month period ended March 31, 2010, there was no income or loss from

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Notes to Unaudited Consolidated Financial Statements — (Continued)

the professional care-discontinued operations. For the nine months ended March 31, 2009, there was income of $0.3 million from the professional care-discontinued. The income from discontinued operations in the 2009 period was attributable to certain reversals of accrued expenses and sales incentives.

Water Products Segment

On June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business).

Water Filtration Business.  In 2007, Russell Hobbs launched its new water products initiatives under its Water Products Segment, beginning with a water pitcher filtration system sold under the Clear2 O® brand. In May 2009, Russell Hobbs introduced its Clear2 Go® branded sports filtration bottle. The sales of Clear2 O® branded products are made to mass merchandisers and specialty retailers primarily in North America.

In December 2009, Russell Hobbs determined to divest the operations of its water filtration business sold under the Clear2 O® and Clear2 Go® brands and put the assets and business up for sale. Russell Hobbs decided to sell this division primarily because it does not strategically complement its appliance business and it has incurred significant operating losses since its launch in 2007 and has not been successful in gaining any significant market share.

The sales and pre-tax losses of the water filtration business (reported in discontinued operations) for the periods indicated were:

	Nine Months Ended
	March 31, 2010	March 31, 2009
	(In thousands)

Net sales	$853	$363
Loss	$(7,468)	$(3,076)

Prior period financial statements have been restated to present the operations of the water filtration business division as a discontinued operation.

In conjunction with the discontinuance of operations, Russell Hobbs recognized a loss of $7.5 million in the nine months ended March 31, 2010. Included in the $7.5 million loss recognized in the nine months ended March 31, 2010 were losses of $4.3 million, recorded in December 2009, to write down the related carrying amounts of assets to their fair values less cost to sell, as applicable.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

The assets and liabilities of the discontinued operation consist of the following:

	March 31,	June 30,
	2010	2009
	(In thousands)

Assets of discontinued division:
Accounts receivable	$227	$146
Inventories	623	3,173
Prepaid expenses and other	—	1,472
Property and equipment, net	110	199

Total assets	$960	$4,990

Liabilities of discontinued division:
Accounts payable	$—	$704
Accrued liabilities	89	201

Total liabilities	$89	$905

Commercial Water Business.  In August 2008, Russell Hobbs purchased 16,342,940 common shares of Island Sky Australia Limited for approximately $3.5 million. In December 2009, Russell Hobbs purchased, at market value, an additional 2,887,968 common shares of Island Sky Australia Limited, previously owned by Harbinger, for approximately $0.3 million. At March 31, 2010, Russell Hobbs’ ownership constituted approximately 17% of Island Sky’s outstanding common shares. In June 2008, Russell Hobbs entered into a license agreement with Island Sky Corporation, a subsidiary of Island Sky Australia Limited, relating to the sale of a patented air-to-water product in certain geographies in the Far East. Russell Hobbs is accounting for this investment as available-for-sale security and, accordingly, is recording the investment at its estimated fair value at the end of each reporting period with the changes in fair value recorded as a component of accumulated other comprehensive (loss) income.

At March 31, 2010, the market value of Russell Hobbs’ investment was $2.4 million, which resulted in an increase of approximately $0.3 million in the nine months ended March 31, 2010. The increase was reflected as a component of accumulated other comprehensive income.

The sales and pre-tax losses of the commercial water business (reported in discontinued operations) for the periods indicated were:

	Nine Months Ended
	March 31, 2010	March 31, 2009
	(In thousands)

Net sales	$326	$24
Loss	$(1,160)	$(1,918)

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Prior period financial statements have been restated to present the operations of the commercial water business as discontinued operations. The assets and liabilities of the discontinued operation consist of the following:

	March 31,	June 30,
	2010	2009
	(In thousands)

Assets of discontinued operations:
Cash and cash equivalents	$2,108	$1,249
Accounts receivable	156	16
Inventories	1,205	664
Prepaid expenses and other	6,651	5,144
Investments	2,399	2,067
Property and equipment, net	231	182

Total assets	$12,750	$9,322

Liabilities of discontinued operations:
Accounts payable	$340	$324
Accrued expenses	549	10

Total liabilities	$889	$334

Each of the asset and liability amounts noted above is included in its respective line item on the balance sheet along with the assets and liabilities related to continuing operations.

10.	FAIR VALUE MEASUREMENTS AND DISCLOSURES

Russell Hobbs adopted ASC 820, Fair Value Measurement and Disclosures, on July 1, 2008. ASC 820 (1) creates a single definition of fair value, (2) establishes a framework for measuring fair value, and (3) expands disclosure requirements about items measured at fair value. The Statement applies to both items recognized and reported at fair value in the financial statements and items disclosed at fair value in the notes to the financial statements. The Statement does not change existing accounting rules governing what can or what must be recognized and reported at fair value in Russell Hobbs’ financial statements, or disclosed at fair value in Russell Hobbs’ notes to the financial statements. Additionally, ASC 820 does not eliminate practicability exceptions that exist in accounting pronouncements amended by this Statement when measuring fair value. As a result, Russell Hobbs will not be required to recognize any new assets or liabilities at fair value.

Prior to ASC 820, certain measurements of fair value were based on the price that would be paid to acquire an asset, or received to assume a liability (an entry price). ASC 820 clarifies the definition of fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date (that is, an exit price). The exit price is based on the amount that the holder of the asset or liability would receive or need to pay in an actual transaction (or in a hypothetical transaction if an actual transaction does not exist) at the measurement date. In some circumstances, the entry and exit price may be the same; however, they are conceptually different.

Fair value is generally determined based on quoted market prices in active markets for identical assets or liabilities. If quoted market prices are not available, Russell Hobbs uses valuation techniques that place greater reliance on observable inputs and less reliance on unobservable inputs. In measuring fair value, Russell Hobbs may make adjustments for risks and uncertainties, if a market participant would include such an adjustment in its pricing.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Determining where an asset or liability falls within the fair value hierarchy (set forth below) depends on the lowest level input that is significant to the fair value measurement as a whole. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy. The hierarchy consists of three broad levels as follows:

•	Level 1 — Quoted market prices in active markets for identical assets or liabilities;

•	Level 2 — Inputs other than level 1 inputs that are either directly or indirectly observable; and

•	Level 3 — Unobservable inputs developed using Russell Hobbs’ estimates and assumptions, which reflect those that market participants would use.

The determination of where an asset or liability falls in the hierarchy requires significant judgment.

The following table presents for each hierarchy level, financial assets and liabilities measured at fair value on a recurring basis as of March 31, 2010:

	Fair Value Measurements at March 31, 2010
		Significant		Total
	Quoted Prices	Other	Significant	Carrying
	in Active	Observable	Unobservable	Value at
	Markets	Inputs	Inputs	March 31,
	(Level 1)	(Level 2)	(Level 3)	2010
	(In thousands)

Assets:
Investment in Island Sky Australia Ltd.	$2,400	$—	$—	$2,400

Total assets	$2,400	$—	$—	$2,400

Liabilities:
Foreign currency forward contracts(1)	$—	$(349)	$—	$(349)

Total liabilities	$—	$(349)	$—	$(349)

(1)	The fair value of Russell Hobbs’ foreign currency forward contracts were valued based upon quotes from outside parties and was valued using a pricing model with all significant inputs based on observable market data such as measurement date spots and forward rates. A positive fair value represents the amount Russell Hobbs would receive upon exiting the contracts and a negative fair value represents the amount Russell Hobbs would pay upon exiting the contracts. Russell Hobbs intends to hold all contracts to maturity, at which time the fair value will be zero. As of March 31, 2010, there were $17.2 million in foreign exchange contracts outstanding.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

The following table presents for each hierarchy level, financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2009.

	Fair Value Measurements at June 30, 2009
		Significant		Total
	Quoted Prices	Other	Significant	Carrying
	in Active	Observable	Unobservable	Value at
	Markets	Inputs	Inputs	June 30,
	(Level 1)	(Level 2)	(Level 3)	2009
		(In thousands)

Assets:
Investment in Island Sky Australia Ltd.	$2,100	$—	$—	$2,100

Total assets	$2,100	$—	$—	$2,100

Liabilities:
Foreign currency forward contracts(1)	$—	(713)	$—	(713)

Total liabilities	$—	$(713)	$—	$(713)

(1)	The fair value of Russell Hobbs’ foreign currency forward contracts were valued based upon quotes from outside parties and was valued using a pricing model with all significant inputs based on observable market data such as measurement date spots and forward rates. A positive fair value represents the amount Russell Hobbs would receive upon exiting the contracts and a negative fair value represents the amount Russell Hobbs would pay upon exiting the contracts. Russell Hobbs intends to hold all contracts to maturity, at which time the fair value will be zero.

At March 31, 2010 and June 30, 2009, the fair values of cash and cash equivalents, receivables and accounts payable approximated carrying values because of the short-term nature of these instruments. The estimated fair values of other financial instruments subject to fair value disclosures, determined based on broker quotes or quoted market prices or rates for the same or similar instruments, and the related carrying amounts were as follows:

	As of March 31, 2010
	Carrying	Fair
	Amount	Value
	(In thousands)

North American credit facility	$12,946	$11,493
European term loan	11,256	10,932
Australian credit facility	—	—
Harbinger term loan	156,546	146,862

	$180,748	$169,287

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Notes to Unaudited Consolidated Financial Statements — (Continued)

	As of June 30, 2009
	Carrying	Fair
	Amount	Value
	(In thousands)

North American credit facility	$52,739	$50,842
European credit facility	19,845	19,102
Harbinger term loan	161,456	148,779
Brazil term loan	2,228	2,228
Series D Preferred Stock	139,744	120,600
Series E Preferred Stock	56,238	48,530

	$432,250	$390,081

The estimated fair values of each of Russell Hobbs’ debt instruments were based on estimated future discounted cash flows. Fair value estimates related to Russell Hobbs’ debt instruments are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in the assumptions could significantly affect the estimates.

In October 2009, Russell Hobbs amended the certificates of designation for the Series D Preferred Stock and Series E Preferred Stock to eliminate the requirement to redeem the stock in December 2013 (but the redemption requirement upon a “sale transaction” as such term is defined in the certificates, remained). Due to the elimination of such provisions, the outstanding amounts of Series D Preferred Stock and Series E Preferred Stock and the related accrued dividends were reclassified from long-term liabilities on the balance sheet beginning in the quarter ended March 31, 2010. The Series D Preferred Stock and Series E Preferred Stock are now classified as separate line items apart from permanent equity on the balance sheet, as redemption thereof is outside of Russell Hobbs’ control.

11.	BUSINESS SEGMENT AND GEOGRAPHIC AREA INFORMATION

Following the discontinuance of its Water Products segment discussed in Note 9, Russell Hobbs manages its operations through a single business segment: Household Products. The Household Products segment is a leading distributor and marketer of small electric household appliances, primarily cooking, garment care, food preparation, beverage products, pet products and pest products, marketed under the licensed brand names, such as Black & Decker®, as well as owned brand names, such as George Foreman®, Russell Hobbs®, Orva®, Toastmaster®, Juiceman®, Breadman®, Littermaid®,and Windmere®. The Household Products segment sales are handled primarily through in-house sales representatives and are made to mass merchandisers, specialty retailers and appliance distributors in North America, Europe, Australia, New Zealand, Latin America, and the Caribbean. The following table sets forth the approximate amounts and percentages of Russell Hobbs’ consolidated net sales by product category for the nine months ending March 31:

	2010		2009
	Net Sales	%	Net Sales	%
		(Dollars in thousands)

Kitchen Products	$498,248	80.7%	$495,592	78.7%
Home Products	95,817	15.5%	105,165	16.7%
Pet Products	14,175	2.3%	18,058	2.9%
Personal Care Products	4,115	0.7%	4,795	0.8%
Pest Control Products	4,926	0.8%	5,853	0.9%

Consolidated	$617,281	100.0%	$629,463	100.0%

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Notes to Unaudited Consolidated Financial Statements — (Continued)

Russell Hobbs’ international operations were conducted primarily in Europe, Canada, Mexico and Australia, with lesser activities in South and Central America, New Zealand and the Caribbean. The following table sets forth the composition of Russell Hobbs’ sales between the United States and other locations for each year:

	Nine Months Ended
	March 31,
	2010	2009
	(In thousands)

Net sales:
United States operations	$309,442	$329,954
International operations	307,839	299,509

Consolidated net sales	$617,281	$629,463

	March 31,	June 30,
	2010	2009
	(In thousands)

Long-lived assets(1):
United States operations	$251,142	$251,476
International operations	124,585	138,674

Consolidated long-lived assets	$375,727	$390,150

(1)	Includes property plant and equipment and other intangible assets.

All United States revenues are derived from sales to unaffiliated customers. Geographic area of sales is based primarily on the location from where the product is shipped. Included in United States operations are certain sales derived from product shipments from China directly to customers located in the United States.

12.	STOCK-BASED COMPENSATION

Russell Hobbs may grant various equity awards to employees and directors under the 2007 Omnibus Equity Award Plan, including incentive and non-qualified stock options, restricted stock units and stock appreciation rights. The terms of the equity awards granted under the plan are determined by the Board of Directors at the time of grant, including the exercise price, if applicable, the term of the award and any restrictions on the exercisability of the award.

As of March 31, 2010, Russell Hobbs had 2,250,000 non-qualified stock options outstanding, all of which were granted in the 2008 fiscal year and are subject to performance based vesting related to the financial performance of the Water Products segment. No stock options were granted in the nine months ended March 31, 2010. In addition, Russell Hobbs has 22,250,000 restricted stock units outstanding, all of which were issued in fiscal 2009 and vest upon a change in control of Russell Hobbs. In January 2010, the terms of the outstanding restricted stock units were amended to provide for additional vesting on the first anniversary of specified significant corporate events. As of March 31, 2010, Russell Hobbs had approximately 174 million equity awards available to be granted under the plan. In the nine months ending March 31, 2010, Russell Hobbs issued an additional 3.9 million restricted stock units with the same vesting provisions as noted above, of which 3.5 million are currently outstanding. Russell Hobbs has not recorded any expense related to the restricted stock units as vesting was not probable at March 31, 2010.

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Notes to Unaudited Consolidated Financial Statements — (Continued)

A summary of Russell Hobbs’ stock options is as follows:

Weighted
Average
	Shares(000)	Exercise Price

Outstanding at June 30, 2009	2,250	$0.24
Granted	—	—
Exercised	—	—
Expired or cancelled	—	—

Outstanding at March 31, 2010	2,250	$0.24

Options exercisable at March 31, 2010	—	—

13.	SUBSEQUENT EVENTS

Russell Hobbs evaluated all events and transactions that occurred after March 31, 2010 through May 28, 2010, the date these financial statements were available to be issued. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Purchase of Rights to Use Farberware® Brand.  On April 1, 2010, a subsidiary of Russell Hobbs, Inc. executed a new 200 year, exclusive license with the Farberware Licensing Company to use the Farberware® brand name on portable kitchen electric retail products worldwide (excluding Canada).

14.	SUBSEQUENT EVENTS FOR REVISED FINANCIAL STATEMENTS

For the purpose of revising Russell Hobbs’ historical financial statements for the water products segment dividend discussed below, Russell Hobbs evaluated all events and transactions that occurred after March 31, 2010 through October 8, 2010, the date these financial statements were available to be issued. During this period, Russell Hobbs did not have any material recognizable subsequent events; however, Russell Hobbs did have unrecognizable subsequent events as discussed below:

Water Products Segment Dividend.  As discussed in more detail in Note 9, on June 15, 2010, the Board of Directors of Russell Hobbs approved the transfer of the Water Products segment to Harbinger in the form of a dividend of certain of its wholly owned subsidiaries (which own substantially all of the assets and liabilities of the Water Products business) and its investment in Island Sky Australia Limited.

Merger between Spectrum Brands and Russell Hobbs.  On June 16, 2010 (the “Closing Date”), Spectrum Brands completed its business combination transaction with Russell Hobbs pursuant to the Merger Agreement. On the Closing Date, Battery Merger Corp. merged with and into Spectrum Brands (the “Spectrum Merger”), and Grill Merger Corp. merged with and into Russell Hobbs (the “RH Merger”, and together with the Spectrum Merger, the “SB/RH Merger”). As a result of the SB/RH Merger, each of Spectrum Brands and Russell Hobbs became a wholly-owned subsidiary of SB Holdings.

Pursuant to the Merger Agreement, at the effective time of the SB/RH Merger, each outstanding share (other than any shares held by Russell Hobbs as treasury stock and shares held by any direct or indirect subsidiary of Russell Hobbs, SB Holdings, Spectrum Brands or any of their respective direct or indirect subsidiaries) of (i) common stock (voting and non-voting) of Russell Hobbs was converted into the right to receive 0.01075 shares of SB Holdings common stock; (ii) Series D Preferred Stock of Russell Hobbs was converted into the right to receive 46.78 shares of SB Holdings common stock; and (iii) Series E Preferred Stock of Russell Hobbs was converted into the right to receive 41.50 shares of SB Holdings common stock. In addition, the Harbinger Term Loan was transferred to SB Holdings in exchange for 5,254,336 shares of SB Holdings common stock.

Russell Hobbs, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements — (Continued)

In connection with the SB/RH Merger, Russell Hobbs, a wholly-owned subsidiary of Spectrum Brands following the reorganization of the companies immediately after the consummation of the SB/RH Merger, repaid all of its outstanding indebtedness under its $125 million asset-based senior secured revolving credit facility entered into on December 28, 2007 by and among Russell Hobbs, the guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative and collateral agent, and Banc of America Securities LLC, as sole lead arranger and sole book manager. Also, in connection with the SB/RH Merger, Russell Hobbs’ approximately $158 million term loan (the “Harbinger Term Loan”) was cancelled following the transfer of such Harbinger Term Loan by the Harbinger Parties as lenders thereunder to SB Holdings in exchange for a number of shares of SB Holdings common stock obtained by dividing the aggregate principal amount outstanding thereunder (together with the 3.9% prepayment penalty associated with the payment thereof) by a price of $31.50 per share.

In connection with the SB/RH Merger, 25,200,000 restricted stock units (“RSUs”) of Russell Hobbs were converted into 270,962 restricted stock units of SB Holdings. In addition, pursuant to the RSU agreements, the SB/RH Merger constituted a “Significant Corporate Event”. As a result, the RSUs will vest the earlier of:

(a) June 16, 2011;

(b) the date an employee’s employment with Applica (or Spectrum Brands) is terminated without cause (as defined in the 2007 Omnibus Equity Award Plan); or

(c) the date an employee voluntarily terminates his or her employment with Applica for Good Reason (as defined in the RSU agreement).

Prior to the consummation of the SB/RH Merger, the Board of Directors of Russell Hobbs determined to pay Terry Polistina, its chief executive officer and president, a special one-time cash bonus of $3,000,000 (the “Bonus”). The Bonus was payable (i) $2,000,000 on or immediately prior to the consummation of the SB/RH Merger, and (ii) $1,000,000 on the six-month anniversary of the consummation of the SB/RH Merger.

The payment of the Bonus was dependent on the consummation of the SB/RH Merger. The Bonus is subject to applicable taxes, and the payment of the Bonus does not impact any other severance or compensation to which Mr. Polistina may be entitled. Spectrum Brands consented to payment of the Bonus and waived any applicable restrictions under the Merger Agreement in connection with the payment of the Bonus following authorization thereof by a committee consisting solely of independent members of the board of directors of Spectrum Brands.

In connection with the SB/RH Merger, Russell Hobbs was obligated to pay an advisory fee of $5 million to an unrelated third party at closing. This fee was paid by Spectrum Brands.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors
Fidelity & Guaranty Life Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Fidelity & Guaranty Life Holdings, Inc. and subsidiaries (Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fidelity & Guaranty Life Holdings, Inc. and subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008.

/s/  KPMG LLP

Baltimore, Maryland
April 26, 2011

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS
As of December 31

	2010	2009
	(In thousands)

ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value	$15,361,477	$14,162,003
Equity securities available-for-sale, at fair value	292,777	367,274
Trading securities	—	240,130
Derivative investments	161,468	273,298
Other invested assets	90,838	92,693

Total investments	15,906,560	15,135,398
Cash and cash equivalents	639,247	823,284
Accrued investment income	202,226	191,614
Notes receivable from affiliates, including accrued interest	76,257	90,413
Deferred policy acquisition costs and present value of in-force	1,764,868	2,528,377
Reinsurance recoverable	1,830,083	1,761,337
Deferred tax asset, net	151,702	74,624
Other assets	41,902	66,640

Total assets	$20,612,845	$20,671,687

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Future policy benefits	$3,473,956	$3,469,627
Contractholder funds	15,081,681	15,241,484
Liability for policy and contract claims	63,427	79,776
Notes payable to affiliate, including accrued interest	244,584	244,840
Due to affiliates	12,719	12,881
Other liabilities	391,839	687,076

Total liabilities	$19,268,206	$19,735,684
Shareholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, 102.5 shares and 100 shares issued and outstanding, respectively	—	—
Additional paid-in capital	1,754,571	1,757,641
Retained earnings (deficit)	(437,595)	(609,692)
Accumulated other comprehensive income (loss)	27,663	(211,946)

Total shareholder’s equity	$1,344,639	$936,003

Total liabilities and shareholder’s equity	$20,612,845	$20,671,687

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
For the years ended December 31

	2010	2009	2008
	(In thousands)

Revenues:
Premiums	$219,970	$252,415	$273,832
Net investment income	909,756	951,869	998,552
Interest earned on affiliated notes receivable	5,831	5,832	5,570
Net investment gains (losses)	60,117	(138,106)	(969,561)
Insurance and investment product fees and other	108,254	112,130	119,419

Total revenues	1,303,928	1,184,140	427,812

Benefits and expenses:
Benefits and other changes in policy reserves	862,994	1,097,335	826,411
Acquisition and operating expenses, net of deferrals	100,902	150,486	155,180
Amortization of deferred acquisition costs and intangibles	273,038	170,641	294,626
Goodwill impairment	—	—	112,829
Interest expense on notes payable to affiliate	25,019	19,840	—

Total benefits and expenses	1,261,953	1,438,302	1,389,046

Income (loss) before income taxes	41,975	(254,162)	(961,234)
Income tax benefit	(130,122)	(50,381)	(121,907)

Net income (loss)	$172,097	$(203,781)	$(839,327)

Supplemental disclosures:
Total other-than-temporary impairments	$(143,737)	$(488,246)	$(464,265)
Portion of other-than-temporary impairments included in other comprehensive income (loss)	(57,614)	(169,343)	—

Net other-than-temporary impairments	(86,123)	(318,903)	(464,265)
Other investment gains (losses)	146,240	180,797	(505,296)

Total net investment gains (losses)	$60,117	$(138,106)	$(969,561)

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY (DEFICIT)

				Accumulated
		Additional	Retained	Other	Total
	Common	Paid-in-	Earnings	Comprehensive	Shareholder’s
	Stock	Capital	(Deficit)	Income (Loss)	Equity
	(In thousands)

Balance, January 1, 2008	$—	$1,657,016	$433,416	$(70,083)	$2,020,349

Comprehensive loss:
Net loss	—	—	(839,327)	—	(839,327)
Other comprehensive loss:
Unrealized investment losses	—	—	—	(1,663,880)	(1,663,880)
Other	—	—	—	100	100

Comprehensive loss	—	—	—	—	(2,503,107)
Capital contribution and other	—	100,296	—	—	100,296

Balance, December 31, 2008	$—	$1,757,312	$(405,911)	$(1,733,863)	$(382,462)

Comprehensive income:
Net loss	—	—	(203,781)	—	(203,781)
Other comprehensive income:
Unrealized investment gains	—	—	—	1,521,857	1,521,857
Other	—	—	—	60	60

Comprehensive income	—	—	—	—	1,318,136
Capital contribution and other	—	329	—	—	329

Balance, December 31, 2009	$—	$1,757,641	$(609,692)	$(211,946)	$936,003

Comprehensive income:
Net income	—	—	172,097	—	172,097
Other comprehensive income:
Unrealized investment gains	—	—	—	240,516	240,516
Other	—	—	—	(907)	(907)

Comprehensive income	—	—	—	—	411,706
Issuance of 2.5 shares of common stock	—	30,655	—	—	30,655
Return of capital to parent		(33,725)	—	—	(33,725)

Balance, December 31, 2010	$—	$1,754,571	$(437,595)	$27,663	$1,344,639

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31

		2009	2008
		Revised,	Revised,
	2010	See Note 2	See Note 2
	(In thousands)

Cash flows from operating activities:
Net income (loss)	$172,097	$(203,781)	$(839,327)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Realized capital and other (gains) losses on investments	(60,117)	138,106	969,561
Deferred income taxes	(131,845)	(53,179)	(114,176)
Amortization of fixed maturity discounts and premiums	3,850	8,778	14,761
Amortization of deferred acquisition costs, intangibles, and software	279,332	181,018	306,406
Deferral of policy acquisition costs	(133,120)	(124,995)	(312,726)
Interest credited/index credit to contractholder account balances	557,672	809,441	34,487
Charges assessed to contractholders for mortality and administration	(30,347)	(35,090)	(47,900)
Impairment of goodwill	—	—	112,829
Changes in assets and liabilities:
Trading securities	240,130	19,090	(4,840)
Reinsurance recoverable	(17,225)	(67,033)	(50,983)
Accrued investment income	(10,612)	7,371	3,784
Future policy benefits	4,329	(55,203)	509,819
Liability for policy and contract claims	(16,349)	(6,403)	13,518
Change in affiliates	(162)	(9,569)	52,070
Other assets and other liabilities	(249,251)	209,510	(97,297)

Net cash provided by operating activities	608,382	818,061	549,986

Cash flows from investing activities:
Proceeds from investments, sold, matured or repaid:
Fixed maturities	3,417,679	3,214,504	4,505,057
Equity securities	114,864	20,982	3,847
Other invested assets	2,585	5,255	3,413
Derivative investments and other	287,787	57,457	38,729
Cost of investments acquired:
Fixed maturities	(3,763,386)	(2,901,860)	(4,102,295)
Equity securities	—	(1,000)	—
Other invested assets	(224)	(8,539)	(3,220)
Derivative investments and other	(109,236)	(148,857)	(430,682)
Net (increase) decrease in policy loans	(769)	2,236	(3,308)

Net cash (used in) provided by investing activities	(50,700)	240,178	11,541

Cash flows from financing activities:
Capital contribution from parent company and other	30,655	329	100,296
Return of capital to parent	(33,725)	—	—
Contractholder account deposits	1,401,854	928,175	1,849,333
Contractholder account withdrawals	(2,140,503)	(2,356,404)	(2,525,858)
Drawdown of revolving credit facility from affiliate	23,616	—	—
Repayment of revolving credit facility to affiliate	(23,616)	—	—
Issuance of notes to affiliate	—	225,000	—

Net cash used in financing activities	(741,719)	(1,202,900)	(576,229)

Change in cash & cash equivalents	(184,037)	(144,661)	(14,702)
Cash & cash equivalents, beginning of year	823,284	967,945	982,647

Cash & cash equivalents, end of year	$639,247	$823,284	$967,945

Supplemental disclosures of cash flow information:
Income taxes paid (recovered)	$652	$(12,970)	$296
Interest paid	$25,275	$—	$—

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2010, 2009, and 2008
(DOLLARS IN THOUSANDS)

NOTE 1:	ORGANIZATION, NATURE OF OPERATIONS, AND BASIS OF PRESENTATION

Organization and Nature of Operations

The accompanying financial statements include the accounts of Fidelity & Guaranty Life Holdings, Inc. (the “Company” or “FGLH”), a Delaware corporation, which was a direct, wholly-owned subsidiary of OM Group (UK) Limited (“OMGUK”) at December 31, 2010. OMGUK is a direct, wholly-owned subsidiary of Old Mutual plc of London, England (“OM”).

The Company’s primary business is the sale of individual life insurance products and annuities through independent agents, managing general agents, and specialty brokerage firms and in selected institutional markets. The Company’s principal products are deferred annuities (including fixed indexed annuities), immediate annuities and life insurance products. The Company’s insurance subsidiaries are licensed in all fifty states and the District of Columbia and markets products through its wholly-owned subsidiaries, Fidelity & Guaranty Life Insurance Company (formerly, OM Financial Life Insurance Company, (“FGL Insurance”)), which is domiciled in Maryland, and Fidelity & Guaranty Life Insurance Company of New York, (formerly, OM Financial Life Insurance Company of New York (“FGL NY Insurance”)), which is domiciled in New York.

See Note 17 for a discussion of the sale by OM of all of the Company’s capital stock to Harbinger F&G, LLC (“Harbinger F&G”), a wholly-owned subsidiary of Harbinger Group Inc. (“HGI”) on April 6, 2011 for $350,000 (which could be reduced by up to $50,000 post-closing if certain regulatory approval is not received) and the assignment to Harbinger F&G of notes receivable from the Company. Following this sale, the Company’s charter was amended to change its name from Old Mutual U.S. Life Holdings, Inc. to Fidelity & Guaranty Life Holdings, Inc. Similarly, the charters of OM Financial Life Insurance Company and OM Financial Life Insurance Company of New York were amended to change their names to Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York, respectively. The charter amendments for the Company and OM Financial Life Insurance Company were accepted by Delaware and Maryland on April 11, 2011, making their name changes effective on April 11, 2011. The charter amendment for OM Financial Life Insurance Company of New York was accepted by New York on April 14, 2011, making its name change effective on April 14, 2011.

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). GAAP policies which significantly affect the determination of financial position, results of operations and cash flows, are summarized below.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

Significant Accounting Policies

Principles of consolidation

The accompanying consolidated financial statements include the accounts of FGLH and all other entities in which the Company has a controlling financial interest and any variable interest entities (“VIEs”) in which the Company is the primary beneficiary. All material intercompany accounts and transactions have been eliminated in consolidation. See Note 4 for an additional discussion of VIEs.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting estimates and assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets and derivatives including embedded derivatives, other-than-temporary impairments, deferred acquisition costs (“DAC”), present value of in-force (“PVIF”), deferred sales inducements (“DSI”), impairment of goodwill, future policy benefits, other contractholder funds, income taxes and the potential effects of resolving litigated matters.

Investment securities

At the time of purchase, the Company designates its investment securities as either available-for-sale or trading and reports them in the Company’s Consolidated Balance Sheets at fair value.

Available-for-sale (“AFS”) consist of fixed maturity and equity securities and are stated at fair value with unrealized gains and losses included within accumulated other comprehensive income (loss), net of associated DAC, PVIF, DSI, and deferred income taxes.

Trading securities consist of fixed maturity and equity securities and money market investments in designated portfolios. Trading securities are carried at fair value and changes in fair value are recorded in net investment gains (losses) on the Company’s Consolidated Statements of Operations as they occur. The Company sold all trading securities during 2010.

Securities held on deposit with various state regulatory authorities had a fair value of $13,474 and $13,199 at December 31, 2010 and 2009, respectively.

AFS securities — evaluation for recovery of amortized cost

The Company regularly reviews its AFS securities for declines in fair value that the Company determines to be other-than-temporary. For an equity security, if the Company does not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, the Company concludes that an other-than-temporary impairment (“OTTI”) has occurred and the cost of the equity security is written down to the current fair value, with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations. When assessing the Company’s ability and intent to hold an equity security to recovery, the Company considers, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of the decline, a fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer.

For the Company’s fixed maturity AFS securities, the Company generally considers the following in determining whether the Company’s unrealized losses are other than temporarily impaired:

•	The estimated range and period until recovery;

•	Current delinquencies and nonperforming assets of underlying collateral;

•	Expected future default rates;

•	Collateral value by vintage, geographic region, industry concentration or property type;

•	Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and

•	Contractual and regulatory cash obligations.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Prior to adoption of new accounting guidance related to the recognition and presentation of other-than-temporary impairments on January 1, 2009, the Company generally recognized an other-than-temporary impairment on debt securities in an unrealized loss position when the Company did not expect full recovery of value or did not have the intent and ability to hold such securities until they had fully recovered their amortized cost. The recognition of other-than-temporary impairments prior to January 1, 2009 represented the entire difference between the amortized cost and fair value with this difference recorded as a realized loss and recorded in net income (loss) as an adjustment to the amortized cost of the security.

Upon adoption on January 1, 2009 of guidance related to OTTI issued by the FASB in April 2009 for the Investments — Debt & Equity Securities topic, the Company recognized other-than-temporary impairments on debt securities in an unrealized loss position when one of the following circumstances exists:

•	The Company does not expect full recovery of its amortized cost based on the estimate of cash flows expected to be collected,

•	The Company intends to sell a security or

•	It is more likely than not that the Company will be required to sell a security prior to recovery.

As of January 1, 2009, if the Company intends to sell a debt security or it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, the Company will conclude that an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations. If the Company does not intend to sell a debt security or it is more likely than not the Company will not be required to sell a debt security before recovery of its amortized cost basis and the present value of the cash flows expected to be collected is less than the amortized cost of the security (referred to as the credit loss), an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations, as this amount is deemed the credit loss portion of the OTTI. The remainder of the decline to fair value is recorded in AOCI to unrealized OTTI on AFS securities on the Company’s Consolidated Statements of Shareholder’s Equity (Deficit), as this amount is considered a noncredit (i.e., recoverable) impairment.

When assessing the Company’s intent to sell a debt security or if it is more likely than not the Company will be required to sell a debt security before recovery of its cost basis, the Company evaluates facts and circumstances such as, but not limited to, decisions to reposition the Company’s security portfolio, sale of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing. In order to determine the amount of the credit loss for a security, the Company calculates the recovery value by performing a discounted cash flow analysis based on the current cash flows and future cash flows the Company expects to recover. The discount rate is the effective interest rate implicit in the underlying security. The effective interest rate is the original yield or the yield at the date the debt security was previously impaired.

When evaluating mortgage-backed securities (“MBS”) and asset-backed securities (“ABS”) the Company considers a number of pool-specific factors as well as market level factors when determining whether or not the impairment on the security is temporary or other-than-temporary. The most important factor is the performance of the underlying collateral in the security and the trends of that performance. The Company uses this information about the collateral to forecast the timing and rate of mortgage loan defaults, including making projections for loans that are already delinquent and for those loans that are currently performing but may become delinquent in the future. Other factors used in this analysis include type of underlying collateral (e.g., prime, Alt-A or subprime), geographic distribution of underlying loans and timing of liquidations by state. Once default rates and timing assumptions are determined, the Company then makes assumptions regarding the severity of a default if it were to occur. Factors that impact the severity assumption include

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expectations for future home price appreciation or depreciation, loan size, first lien versus second lien, existence of loan level private mortgage insurance, type of occupancy and geographic distribution of loans. Once default and severity assumptions are determined for the security in question, cash flows for the underlying collateral are projected including expected defaults and prepayments. These cash flows on the collateral are then translated to cash flows on the Company’s tranche based on the cash flow waterfall of the entire capital security structure. If this analysis indicates the entire principal on a particular security will not be returned, the security is reviewed for OTTI by comparing the present value of expected cash flows to amortized cost. To the extent that the security has already been impaired or was purchased at a discount, such that the amortized cost of the security is less than or equal to the present value of cash flows expected to be collected, no impairment is required. The Company also considers the ability of monoline insurers to meet their contractual guarantees on wrapped MBS securities. Otherwise, if the amortized cost of the security is greater than the present value of the cash flows expected to be collected, then impairment is recognized.

The cumulative effect of the adoption of these amendments to the Investments — Debt and Equity Securities Topic as of January 1, 2009 had an immaterial impact to the historical financial statements of the Company as significantly all previously taken OTTI were determined to be primarily credit related or related to debt securities which the Company intended to sell.

The Company includes on the face of the Consolidated Statements of Operations the total OTTI recognized in net investment gains (losses), with an offset for the amount of noncredit impairments recognized in AOCI. The Company discloses the amount of OTTI recognized in AOCI, and the enhanced disclosures related to OTTI in Note 3.

Fair value measurements

The Company’s measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which may include the Company’s own credit risk. The Company’s estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability (“entry price”). Pursuant to the Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), the Company categorizes financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows:

Level 1 — Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.

Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.

Level 3 — Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lower level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. However, Level 3 fair value investments may include, in addition to the unobservable or Level 3 inputs, observable components, which are components that are actively quoted or can be validated to market-based sources.

Trading and AFS securities — fair valuation methodologies and associated inputs

The Company measures the fair value of its securities classified as trading and AFS based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the fixed maturity or equity security, and the Company consistently applies the valuation methodology to measure the security’s fair value. The Company’s fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach include a third-party pricing service, independent broker quotations or pricing matrices. The Company uses observable and unobservable inputs in its valuation methodologies. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators, industry and economic events are monitored and further market data is acquired if certain triggers are met. For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. For broker-quoted only securities, quotes from market makers or broker-dealers are obtained from sources recognized to be market participants. For those securities trading in less liquid or illiquid markets with limited or no pricing information, the Company uses unobservable inputs in order to measure the fair value of these securities. This valuation relies on management’s judgment concerning the discount rate used in calculating expected future cash flows, credit quality, industry sector performance and expected maturity.

The Company did not adjust prices received from third parties in 2010 or 2009. The Company does analyze the third-party pricing service’s valuation methodologies and related inputs and performs additional evaluations to determine the appropriate level within the fair value hierarchy.

Derivative instruments — fair valuation methodologies and associated inputs

The fair value of derivative assets and liabilities is based upon valuation pricing models and represent what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the options, entered into offsetting positions, or exercised the options. The fair value of swaps are based upon valuation pricing models and represent what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the swaps or entered into offsetting swap positions. The fair value of futures contracts at the balance sheet date represents the cumulative unsettled variation margin. Fair values for these instruments are determined externally by an independent actuarial firm using market observable inputs, including interest rates, yield curve volatilities, and other factors. Credit risk related to the counterparty is considered when estimating the fair values of these derivatives. However, the Company is largely protected by collateral arrangements with counterparties.

The fair values of the embedded derivatives in the Company’s Fixed Index Annuity (“FIA”) products are derived using market indices, pricing assumptions and historical data.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other investments — fair valuation methodologies and associated inputs

Separate account assets are comprised of actively-traded institutional and retail mutual fund investments valued by the respective mutual fund companies but held in separate accounts. Fair values and changes in the fair values of the Company’s separate account assets generally accrue directly to the policyholders and are not included in the Company’s revenues and expenses or equity.

Derivative instruments

The Company hedges certain portions of the Company’s exposure to equity market risk by entering into derivative transactions. All of the Company’s derivative instruments are recognized as either assets or liabilities on the Company’s Consolidated Balance Sheets at fair value. The change in fair value is recognized in the Consolidated Statements of Operations within net investment gains (losses).

The Company purchases and issues financial instruments and products that may contain embedded derivative instruments. If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract for measurement purposes. The embedded derivative is carried at fair value with changes in fair value reported in the Company’s Consolidated Statements of Operations.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and includes all highly liquid debt instruments purchased with a maturity of three months or less.

DAC, PVIF and DSI

Commissions and other costs of acquiring annuities and other investment contracts, universal life (“UL”) insurance, and traditional life insurance, which vary with and are related primarily to the production of new business, have been deferred to the extent recoverable. PVIF is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in force at the acquisition date. Bonus credits to policyholder account values are considered DSI, and the unamortized balance is reported in DAC on the Company’s Consolidated Balance Sheets.

The methodology for determining the amortization of DAC, PVIF, and DSI varies by product type. For all insurance contracts, amortization is based on assumptions consistent with those used in the development of the underlying contract adjusted for emerging experience and expected trends. DAC, PVIF and DSI amortization are reported within amortization of deferred acquisition costs and intangibles on the Company’s Consolidated Statements of Operations.

Acquisition costs for UL and investment-type products, which include fixed indexed and deferred annuities, are generally amortized over the lives of the policies in relation to the incidence of estimated gross profits (“EGPs”) from investment income, surrender charges and other product fees, policy benefits, maintenance expenses, mortality net of reinsurance ceded and expense margins, and actual realized gain (loss) on investments.

Acquisition costs for all traditional life insurance, which includes individual whole life and term life insurance contracts, are amortized as a level percent of premium of the related policies. DAC for payout annuities is incorporated into the reserve balances on a net basis, thus amortizing the DAC over the lifetimes of the contracts.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The carrying amounts of DAC, PVIF, and DSI are adjusted for the effects of realized and unrealized gains and losses on debt securities classified as AFS and certain derivatives and embedded derivatives. Amortization expense of DAC, PVIF, and DSI reflects an assumption for an expected level of credit-related investment losses. When actual credit-related investment losses are realized, the Company performs a retrospective unlocking of DAC, PVIF and DSI amortization as actual margins vary from expected margins. This unlocking is reflected in the Company’s Consolidated Statements of Operations.

For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized gains (losses) on investments as if these gains (losses) had been realized, with corresponding credits or charges included in accumulated other comprehensive income as a shadow adjustment.

Each reporting period, the Company may record an adjustment to the amounts included within the Company’s Consolidated Balance Sheets for DAC, PVIF, and DSI with an offsetting benefit or charge to expense for the impact of the difference between the future EGPs used in the prior period and the emergence of actual and updated future EGPs in the current period. In addition, annually the Company conducts a comprehensive review of the assumptions and the projection models used for the Company’s estimates of future gross profits underlying the amortization of DAC, PVIF, and DSI and the calculations of the embedded derivatives and reserves for certain annuity and life insurance products. These assumptions include investment margins, mortality, persistency and maintenance expenses (costs associated with maintaining records relating to insurance and annuity contracts and with the processing of premium collections, deposits, withdrawals and commissions). Based on the Company’s review, the cumulative balance of DAC included on the Company’s Consolidated Balance Sheets are adjusted with an offsetting benefit or charge to amortization expense to reflect such change.

DAC, PVIF, and DSI are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts.

Reinsurance

The Company’s insurance companies enter into reinsurance agreements with other companies in the normal course of business. Assets and liabilities and premiums and benefits from certain reinsurance contracts are netted on the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations, respectively, when there is a right of offset explicit in the reinsurance agreements. All other reinsurance agreements are reported on a gross basis on the Company’s Consolidated Balance Sheets as an asset for amounts recoverable from reinsurers or as a component of other liabilities for amounts, such as premiums, owed to the reinsurers, with the exception for amounts for which the right of offset also exists. Premiums, benefits and DAC are reported net of insurance ceded.

Goodwill

The Company recognizes the excess of the purchase price over the fair value of identifiable net assets acquired as goodwill. Goodwill is not amortized, but is reviewed at least annually for indications of impairment, with consideration given to financial performance and other relevant factors. In addition, certain events, including a significant adverse change in legal factors or the business climate, an adverse action or assessment by a regulator or unanticipated competition, would cause the Company to review the carrying amounts of goodwill for impairment. The Company is required to perform a two-step test in the Company’s evaluation of the carrying value of goodwill for impairment. In Step 1 of the evaluation, the fair value of the reporting unit is determined and compared to the carrying value of the reporting unit. If the fair value is greater than the carrying value, then the carrying value is deemed to be sufficient and Step 2 is not required. If the fair value estimate is less than the carrying value, it is an indicator that impairment may exist and Step 2 is required to be performed. In Step 2, the implied fair value of the reporting unit’s goodwill is determined

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

by assigning the reporting unit’s fair value as determined in Step 1 to all of its net assets (recognized and unrecognized) as if the reporting unit had been acquired in a business combination at the date of the impairment test. If the implied fair value of the reporting unit’s goodwill is lower than its carrying amount, goodwill is impaired and written down to its implied fair value, and a charge is reported on the Company’s Consolidated Statements of Operations.

Future policy benefits and other contractholder funds

The liabilities for future policy benefits and contractholder funds for investment contracts and UL insurance policies consist of contract account balances that accrue to the benefit of the contractholders, excluding surrender charges. The liabilities for future insurance contract benefits and claim reserves for traditional life policies are computed using assumptions for investment yields, mortality and withdrawals based principally on generally accepted actuarial methods and assumptions at the time of contract issue. Investment yield assumptions for traditional life reserves for all contracts range from 4.47% to 6.50% depending on the time of contract issue. The investment yield assumptions for immediate and deferred annuities range from 0.10% to 6.90%. These investment yield assumptions are intended to represent an estimation of the interest rate experience for the period that these contract benefits are payable.

UL products with secondary guarantees represented approximately 82.5% of permanent life insurance face amount in force as of December 31, 2010. Liabilities for the secondary guarantees on UL-type products are calculated by multiplying the benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative secondary guarantee benefit payments plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes in a manner similar to the unlocking of DAC, PVIF and DSI. The accounting for secondary guarantee benefits impacts, and is impacted by, EGPs used to calculate amortization of DAC, PVIF and DSI.

Fixed indexed annuities are equal to the total of the policyholder account values before surrender charges, and additional reserves established on certain features offered that link interest credited to an equity index. These features are not clearly and closely related to the host insurance contract, and therefore they are recorded at fair value as an additional reserve.

Insurance premiums

The Company’s insurance premiums for traditional life insurance products are recognized as revenue when due from the contractholder. The Company’s traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of term life insurance and certain annuities with life contingencies.

Net investment income

Dividends and interest income, recorded in net investment income, are recognized when earned. Amortization of premiums and accretion of discounts on investments in debt securities are reflected in net investment income over the contractual terms of the investments in a manner that produces a constant effective yield.

For MBS, included in the trading and AFS fixed maturity securities portfolios, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from originally anticipated prepayments, the effective yield is recalculated prospectively to reflect actual payments to date plus anticipated future payments. Any adjustments resulting from changes in effective yield are reflected in net investment income on the Company’s Consolidated Statements of Operations.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Net investment gains (losses)

Net investment gains (losses) on the Company’s Consolidated Statements of Operations includes realized gains and losses from the sale of investments, write-downs for other-than-temporary impairments of available-for-sale investments, derivative and certain embedded derivative gains and losses, and gains and losses on trading securities. Realized gains and losses on the sale of investments are determined using the specific identification method.

Product fees

Revenue from nontraditional life insurance products and deferred annuities is comprised of policy and contract fees charged for the cost of insurance, policy administration and surrenders and is assessed on a monthly basis and recognized as revenue when assessed and earned.

Benefits

Benefits for fixed and fixed indexed annuities and UL include benefit claims incurred during the period in excess of contract account balances. Benefits also include the change in reserves for life insurance products with secondary guarantee benefits. For traditional life, benefits are recognized when incurred in a manner consistent with the related premium recognition policies.

Income taxes

Through December 31, 2008, the Company provided for income taxes on a separate return filing basis pursuant to an intercompany tax sharing agreement with an affiliate, Old Mutual U.S. Holdings, Inc. The tax sharing agreement provided that the Company received benefit for net operating losses, capital losses and tax credits which were not usable on a separate return basis to the extent such items were utilized in the consolidated income tax returns. After December 31, 2008, the Company and its non-life subsidiaries filed separate federal income tax returns. The Company’s life subsidiaries file a consolidated life federal return. Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to the extent required to reduce the deferred tax asset to an amount that the Company expects, more likely than not, will be realized.

Federal Home Loan Bank of Atlanta agreements

Contractholder funds include funds related to funding agreements that have been issued to the Federal Home Loan Bank of Atlanta (“FHLB”) as a funding medium for single premium funding agreements issued by the Company to the FHLB.

Funding agreements were issued to the FHLB in 2003, 2004 and 2005. The funding agreements (i.e., immediate annuity contracts without life contingencies) provide a guaranteed stream of payments. Single premiums were received at the initiation of the funding agreements and were in the form of advances from the FHLB. Payments under the funding agreements extend through 2022. The reserves for the funding agreement totaled $159,702 and $236,914 at December 31, 2010 and 2009, respectively.

In accordance with the agreements, the investments supporting the funding agreement liabilities are pledged as collateral to secure the FHLB funding agreement liabilities. The FHLB investments had a fair value of $231,391 and $327,213 at December 31, 2010 and 2009, respectively.

Revisions

During the year ended December 31, 2010, the Company identified adjustments related to the presentation of cash flows associated with contractholder account balances in the Consolidated Statements of Cash

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Flows for the years ended December 31, 2009 and 2008. Since the adjustments are not material to the consolidated financial statements taken as a whole, the Company has corrected the prior year amounts within the Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008. Specifically, the Company previously included certain interest credited / index credited amounts to contractholder account balances, charges assessed for mortality and administration, and related reinsured amounts as cash flows from financing activities in its Consolidated Statements of Cash Flows. These amounts are presented in cash flows from operating activities in the revised Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2008.

The effect of revising the presentation for these activities on net cash provided by operating activities and net cash used in financing activities for the years ended 2009 and 2008 is as follows:

	As Originally	As
	Reported	Revised

For the Year Ended December 31, 2009
Net cash provided by operating activities	$29,164	$818,061
Net cash used in financing activities	(414,003)	(1,202,900)
For the Year Ended December 31, 2008
Net cash provided by operating activities	$535,447	$549,986
Net cash used in financing activities	(561,690)	(576,229)

New Accounting Standards

Consolidations Topic

In June 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), which amends the consolidation guidance related to VIEs. Primarily, the current quantitative analysis used under the Consolidations Topic of the FASB ASC was eliminated and replaced with a qualitative approach that is focused on identifying the variable interest that has the power to direct the activities that most significantly impact the performance of the VIE and absorb losses or receive returns that could potentially be significant to the VIE. In addition, this new accounting standard requires an ongoing reassessment of the primary beneficiary of the VIE, rather than reassessing the primary beneficiary only upon the occurrence of certain pre-defined events. The Company adopted these amendments effective January 1, 2010. The adoption of this standard did not have a material impact on our consolidated financial statements.

Derivatives and Hedging Topic

In July 2010, the FASB amended the Derivatives and Hedging Topic of the FASB ASC to clarify the type of embedded credit derivative that is exempt from bifurcation (“ASU 2010-11”). This guidance clarifies the scope exception for embedded credit derivatives and requires that the only form of embedded credit derivatives that qualify for the exemption are credit derivatives related to the subordination of one financial instrument to another. Further, for securities no longer exempt under the new guidance, entities may continue to forgo bifurcating the embedded derivatives if they elect, on an instrument-by-instrument basis, and report the security at fair value with changes in fair value reported through the consolidated statement of operations. The Company adopted the accounting guidance in ASU 2010-11 effective January 1, 2010. The adoption of this guidance did not have an impact on our consolidated financial statements.

In March 2008, the FASB amended the Derivatives and Hedging Topic of the FASB ASC to expand the qualitative and quantitative disclosure requirements for derivative instruments and hedging activities to include how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for in accordance with the FASB ASC guidance; and how derivative instruments and related hedged

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

items affect an entity’s financial position, financial performance and cash flows. Quantitative disclosure requirements include a tabular format by primary underlying risk and accounting designation for the fair value amount, cross-referencing the location of derivative instruments in the financial statements, the amount and location of gains and losses in the financial statements for derivative instruments and related hedged items and disclosures regarding credit-risk-related contingent features in derivative instruments. These expanded disclosure requirements apply to all derivative instruments within the scope of the Derivatives and Hedging Topic of the FASB ASC, non-derivative hedging instruments and all hedged items designated and qualifying as hedges. The Company adopted these amendments effective January 1, 2009, and has included the enhanced disclosures related to the Company’s derivative instruments and hedging activities in Note 9.

Fair Value Measurements and Disclosures Topic

In January 2010, the FASB amended the Fair Value Measurement and Disclosures Topic of the FASB ASC to expand the disclosure requirements related to fair value measurements (“ASU 2010-06”). A reporting entity is now required to disclose separately the amounts of significant transfers in to and out of Level 1 and Level 2 of the fair value hierarchy and describe the reasons for the transfers. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information as to determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Effective January 1, 2010, the Company adopted the guidance issued by the FASB which resulted in expanded disclosures within Note 10, “Fair Values of Financial Instruments”. Other than the expansion of disclosures, the adoption of this guidance did not have any impact on the Company’s consolidated financial statements.

In August 2009, the FASB amended the Fair Value Measurements and Disclosures Topic to provide further guidance on the application of fair value measurement to liabilities. These amendments provide valuation techniques to be used when measuring the fair value of a liability when a quoted price in an active market is not available. In addition, these amendments indicate that an entity is not required to include a separate input or adjustment to other inputs related to a restriction that prevents the transfer of the liability and clarify when a quoted price for a liability would be considered a Level 1 input. The Company adopted the accounting guidance for the reporting period ended December 31, 2009 which did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB amended the Fair Value Measurements and Disclosures Topic to provide additional guidance and key considerations for estimating fair value when the volume and level of activity for an asset or liability has significantly decreased in relation to normal market activity, as well as additional guidance on circumstances that may indicate a transaction that is not orderly. A change in a valuation technique resulting from the adoption of this amended guidance is accounted for as a change in accounting estimate in accordance with the FASB ASC. The Company adopted the accounting guidance as of January 1, 2009 which did not have a material impact on the Company’s consolidated financial statements.

Effective January 1, 2008, the Company adopted the Fair Value Measurements and Disclosure Topic of the FASB ASC. The impact of changing valuation methods to comply with Fair Value Measurements and Disclosure Topic resulted in adjustments to actuarial liabilities, which were recorded as an increase in 2008 net income of $47,802, after the impacts of DAC amortization and income taxes.

Subsequent Events Topic

In May 2009, the FASB updated the Subsequent Events Topic of the FASB ASC in order to establish standards of accounting for the disclosure of events that take place after the balance sheet date, but before the financial statements are issued. The effect of all subsequent events that existed as of the balance sheet date must be recognized in the financial statements. For those events that did not exist as of the balance sheet date,

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

but arose after the balance sheet date and before the financial statements are issued, recognition is not required, but depending on the nature of the event, disclosure may be required in order to keep the financial statements from being misleading. The adoption of these amendments to the Subsequent Events Topic did not have an impact on the Company’s consolidated financial statements.

Future Adoption of New Accounting Standards

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

In October 2010, as a result of a consensus of the FASB Emerging Issues Task Force, the FASB issued ASU No. 2010-26, “Financial Services-Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. This guidance defines allowable deferred acquisition costs as the incremental direct cost of contract acquisition and certain costs related directly to underwriting, policy issuance, and processing.

ASU 2010-26 is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2011, with early application permitted. The guidance could be applied prospectively or retrospectively. The Company is currently evaluating the impact of this proposal.

Fair Value Measurements

In January 2010, the FASB issued ASU No. 2010-06, which also requires additional disclosures about purchases, sales, issuances and settlements in the rollforward of Level 3 fair value measurements. This new guidance will be effective for the Company on January 1, 2011. Other than an expansion of disclosures, the adoption of this new accounting guidance is not expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3:	INVESTMENTS

AFS Securities

The amortized cost, gross unrealized gains (losses), and fair value of AFS securities were as follows:

	As of December 31, 2010
		Gross Unrealized Gains		Gross Unrealized Losses
	Amortized Cost	Not OTTI	OTTI	Not OTTI	OTTI	Fair Value

AFS Securities
ABS	$508,396	$13,791	$—	$(2,062)	$—	$520,125
CMBS	731,065	25,669	2,821	(12,218)	—	747,337
Corporates	11,303,332	519,733	—	(173,018)	—	11,650,047
Equities	309,874	1,612	—	(18,709)	—	292,777
Hybrids	821,333	11,726	—	(60,253)	—	772,806
Municipals	542,874	8,429	—	(7,929)	—	543,374
RMBS	941,460	15,540	1,343	(26,470)	(30,702)	901,171
U.S. Government	222,461	4,306	—	(150)	—	226,617

Total AFS securities	$15,380,795	$600,806	$4,164	$(300,809)	$(30,702)	$15,654,254

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As of December 31, 2009
		Gross Unrealized Gains		Gross Unrealized Losses
	Amortized Cost	Not OTTI	OTTI	Not OTTI	OTTI	Fair Value

AFS Securities
ABS	$589,811	$15,135	$—	$(24,314)	$—	$580,632
CMBS	1,371,358	16,280	—	(131,233)	(5,650)	1,250,755
Corporates	10,197,228	243,355	2,520	(396,087)	(209)	10,046,807
Equities	411,646	7,480	—	(51,852)	—	367,274
Hybrids	998,161	9,413	—	(148,768)	—	858,806
Municipals	222,916	1,682	—	(9,837)	—	214,761
RMBS	1,142,942	10,740	1,356	(175,007)	(7,321)	972,710
U.S. Government	239,782	563	—	(2,813)	—	237,532

Total AFS securities	$15,173,844	$304,648	$3,876	$(939,911)	$(13,180)	$14,529,277

OTTI is comprised of the amount reflected on the Company’s Consolidated Statements of Operations included in AOCI during the years ended December 31, 2010 and 2009, adjusted for other changes, including but not limited to, changes in fair value and sales of fixed maturity AFS securities.

The amortized cost and fair value of fixed maturity AFS securities by contractual maturities were as follows:

	As of December 31, 2010
		Fair
	Amortized Cost	Value

Due in one year or less	$235,972	$240,374
Due after one year through five years	2,412,256	2,506,788
Due after five years through ten years	4,478,275	4,663,480
Due after ten years	4,942,164	5,009,396

Subtotal	12,068,667	12,420,038

ABS	508,396	520,125
CMBS	731,065	747,337
Hybrids	821,333	772,806
RMBS	941,460	901,171

Total fixed maturity AFS securities	$15,070,921	$15,361,477

Actual maturities may differ from contractual maturities because issuers may have the right to call or pre-pay obligations.

As part of the Company’s ongoing securities monitoring process by a committee of investment and accounting professionals, the Company identifies securities in an unrealized loss position that could potentially be other-than-temporarily impaired. See Note 2 for the Company’s accounting policy for other than temporarily impaired investment assets. Due to the issuers’ continued satisfaction of the securities’ obligations in accordance with their contractual terms and the expectation that they will continue to do so, and for loan-backed and structured securities the present value of cash flows expected to be collected is at least the amount of the amortized cost basis of the security, management’s lack of intent to sell these securities for a period of time sufficient to allow for any anticipated recovery in fair value, and the evaluation that it is more likely than not that the Company will not be required to sell these securities prior to recovery, as well as the evaluation of

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fundamentals of the issuers’ financial condition and other objective evidence, the Company believes that the fair values of the securities in the sectors identified in the tables below were temporarily depressed as of December 31, 2010 and 2009. The following tables present the Company’s unrealized loss aging by investment type and length of time the security was in a continuous unrealized loss position.

The fair value and gross unrealized losses, including the portion of OTTI recognized in AOCI, of AFS securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	As of December 31, 2010
	Less Than or Equal		Greater Than
	to Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair	Losses and	Fair	Losses and	Fair	Losses and
	Value	OTTI	Value	OTTI	Value	OTTI

AFS Securities
ABS	$87,898	$(916)	$13,205	$(1,146)	$101,103	$(2,062)
CMBS	89,222	(3,860)	127,245	(8,358)	216,467	(12,218)
Corporates	2,311,822	(74,872)	1,087,277	(98,146)	3,399,099	(173,018)
Equities	114,000	(7,039)	98,020	(11,670)	212,020	(18,709)
Hybrids	123,090	(3,943)	401,757	(56,310)	524,847	(60,253)
Municipals	240,546	(7,363)	4,651	(566)	245,197	(7,929)
RMBS	210,558	(24,872)	259,300	(32,300)	469,858	(57,172)
U.S. Government	9,273	(150)	—	—	9,273	(150)

Total AFS securities	$3,186,409	$(123,015)	$1,991,455	$(208,496)	$5,177,864	$(331,511)

Total number of AFS securities in an unrealized loss position						511

	As of December 31, 2009
	Less Than or Equal		Greater Than
	to Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair	Losses and	Fair	Losses and	Fair	Losses and
	Value	OTTI	Value	OTTI	Value	OTTI

AFS Securities
ABS	$50,773	$(18,321)	$68,869	$(5,993)	$119,642	$(24,314)
CMBS	232	(17)	517,618	(136,866)	517,850	(136,883)
Corporates	1,245,647	(2,351)	3,935,668	(393,945)	5,181,315	(396,296)
Equities	13,851	(1,668)	230,528	(50,184)	244,379	(51,852)
Hybrids	91,145	(812)	641,391	(147,956)	732,536	(148,768)
Municipals	79,091	(4,406)	64,463	(5,431)	143,554	(9,837)
RMBS	96,378	(741)	549,027	(181,587)	645,405	(182,328)
U.S. Government	193,427	(2,813)	—	—	193,427	(2,813)

Total AFS securities	$1,770,544	$(31,129)	$6,007,564	$(921,962)	$7,778,108	$(953,091)

Total number of AFS securities in an unrealized loss position						710

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2010 and 2009, securities in an unrealized loss position were primarily concentrated in investment grade corporate debt instruments and structured/hybrid securities, including RMBS, commercial mortgage-backed securities (“CMBS”) and financial services sector securities. Total unrealized losses decreased by $621,580 between December 31, 2009 and 2010. The decrease was primarily due to credit spread tightening as global credit markets recovered as well as investment losses realized on security sales and impairments.

At December 31, 2010, for securities with unrealized losses, securities representing 95% of the carrying values were depressed less than 20% of amortized cost. Based upon the Company’s current evaluation of these securities in accordance with its impairment policy and the Company’s intent to retain these investments for a period of time sufficient to allow for recovery in value, the Company has determined that these securities are temporarily impaired.

The majority of the securities depressed over 20% for six consecutive months or greater in the tables above relate to financial service sector securities. Financial services sector securities include corporate bonds, as well as preferred equity issued by large financial institutions that are lower in the capital structure and, as a result, have incurred greater price depressions. Based upon the Company’s analysis of these securities and current macroeconomic conditions, the Company expects these securities to pay in accordance with their contractual obligations and, therefore, has determined that these securities are temporarily impaired as of December 31, 2010. Structured securities primarily are RMBS issues, including sub-prime and Alternative A-paper (“Alt-A”) mortgage loans and CMBS securities. Based upon the Company’s ability and intent to retain the securities until recovery and cash flow modeling results, which demonstrate recovery of amortized cost, the Company has determined that these securities are temporarily impaired as of December 31, 2010. Certain structured securities were deemed to be other than temporarily impaired, which resulted in the recognition of credit losses. Certain securities with previous credit impairment losses continue to be in an unrealized loss position at December 31, 2010 as the securities were not written down to fair value due to the Company’s intent to hold these securities until recovery and cash flow modeling results support recovery of the current amortized cost of the securities.

The following table provides a reconciliation of the beginning and ending balances of the credit loss portion of other than temporary impairments on fixed maturity securities held by the Company as of December 31, 2010 and 2009 for which a portion of the other than temporary impairment was recognized in accumulated other comprehensive income or loss:

Balance at January 1, 2009	$—
Increases attributable to credit losses on securities for which an OTTI was previously recognized	8,110
Increases attributable to credit losses on securities for which an OTTI was not previously recognized	121,057

Balance at December 31, 2009	$129,167
Increases attributable to credit losses on securities for which an OTTI was previously recognized	11,533
Increases attributable to credit losses on securities for which an OTTI was not previously recognized	23,941
Reductions for securities sold during the period	(91,248)

Balance at December 31, 2010	$73,393

For the years ended December 31, 2010, 2009 and 2008 the Company recognized losses totaling $143,737, $488,246, and $464,265, respectively, related to fixed maturity securities and equity securities which experienced other than temporary impairments and had an amortized cost of $400,313, $840,673, and

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$600,663, and a fair value of $256,576, $352,427, and $136,398, respectively, at the time of impairment. The Company recognized impairments on these fixed maturity securities and equity securities due to declines in the financial condition and short term prospects of the issuers.

Trading Securities

The Company’s trading securities consisted of investments in two trusts that are variable interest entities for which the Company was the primary beneficiary. As discussed in Note 4, the Company disposed of its investments in both trusts during 2010. Prior to their disposal the Company consolidated these trusts and recognized the underlying securities held by the trusts as trading securities. As of December 31, 2009 the fair value of these investments was $240,130 and the portion of the market adjustment for losses that relate to trading securities still held as of December 31 2009 was $(26,091).

Net Investment Income

The major categories of net investment income on the Company’s Consolidated Statements of Operations were as follows:

	For the Years Ended December 31,
	2010	2009	2008

Fixed maturity AFS securities	$889,899	$916,789	$973,616
Equity AFS securities	22,375	20,035	45,848
Trading securities	4,519	7,019	21,631
Policy loans	6,072	5,271	6,936
Invested cash & short-term investments	272	3,095	15,397
Other investments	1,070	12,616	(48,985)

Gross investment income	924,207	964,825	1,014,443
Investment expense	(14,451)	(12,956)	(15,891)

Net investment income	$909,756	$951,869	$998,552

Net Investment Gains (Losses)

Details underlying net investment gains (losses) reported on the Company’s Consolidated Statements of Operations were as follows:

	For the Years Ended December 31,
	2010	2009	2008

Realized loss on fixed maturity AFS securities	$(33,399)	$(239,742)	$(380,292)
Realized gain (loss) on equity securities	13,092	(29,167)	(199,538)
Realized loss on trading securities	(30,711)	—	—
Realized gain (loss) on certain derivative instruments	138,161	(100,893)	(254,430)
Unrealized gain (loss) on trading securities	44,413	(25,141)	(2,735)
Unrealized (loss) gain on certain derivative instruments	(71,439)	256,837	(132,566)

Net investment gains (losses)	$60,117	$(138,106)	$(969,561)

Proceeds from the sale of fixed maturity securities totaled $2,582,646 in 2010, $2,970,044 in 2009 and $4,418,429 in 2008. Gross gains on the sale of fixed maturity securities totaled $146,782 in 2010, $126,758 in 2009 and $73,571 in 2008; gross losses totaled $105,274 in 2010, $112,064 in 2009 and $187,454 in 2008.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Details underlying write-downs taken as a result of OTTI that was recognized in net income (loss) and included in realized loss on AFS securities above were as follows:

	For the Years Ended December 31,
	2010	2009	2008

OTTI Recognized in Net income (loss)
ABS	$(12,784)	$—	$(18,858)
CMBS	(6,456)	(74,608)	(2,737)
Corporates	(27,061)	(135,256)	(195,755)
Equities	(1,650)	(21,618)	(162,130)
Hybrids	—	(34,022)	(49,135)
RMBS	(34,166)	(53,399)	(35,650)
Other invested assets	(264)	—	—
Other assets	(3,742)	—	—

Total	$(86,123)	$(318,903)	$(464,265)

The portion of OTTI recognized in Other Comprehensive Income (“OCI”) is disclosed in Note 14.

Concentrations of Financial Instruments

As of December 31, 2010, the Company’s most significant investment in one issuer was the Company’s investment securities issued by Wachovia Bank Commercial Mortgage with a fair value of $172,379 or 1.1% of the Company’s invested assets. As of December 31, 2009, the Company’s most significant investment in one issuer was the Company’s investment securities issued by Bank of America Corporation with a fair value of $178,434 or 1.2% of the Company’s invested assets. Additionally, as of December 31, 2010 and December 31, 2009, the Company’s most significant investment in one industry was the Company’s investment securities in the banking industry with a fair value of $2,078,728 and $2,214,016, or 13% and 15% of the invested assets portfolio, respectively. The Company utilized the industry classifications to obtain the concentration of financial instruments amount; as such, this amount will not agree to the AFS securities table above.

NOTE 4:	RELATIONSHIPS WITH VARIABLE INTEREST ENTITIES

In its capacity as an investor, the Company has relationships with various types of entities, two of which were considered variable interest entities (“VIEs”) in accordance with the Consolidation Topic of the FASB ASC. Under ASC 810, the variable interest holder, if any, that will absorb a majority of the VIE’s expected losses, receive a majority of the VIE’s expected residual returns, or both, is deemed to be the primary beneficiary and must consolidate the VIE. An entity that holds a significant variable interest in a VIE, but is not the primary beneficiary, must disclose certain information regarding its involvement with the VIE.

The Company determines whether it is the primary beneficiary of a VIE by evaluating the contractual rights and obligations associated with each party involved in the entity, calculating estimates of the entity’s expected losses and expected residual returns, and allocating the estimated amounts to each party. In addition, the Company considers qualitative factors, such as the extent of the Company’s involvement in creating or managing the VIE. The Company does not have relationships with unconsolidated VIEs.

Consolidated Variable Interest Entities

As of December 31, 2009, the Company was considered the primary beneficiary of the two trusts that were deemed to be VIEs. Upon consolidation, the Company included the securities held by the trust in its

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

invested assets. Trust assets of $240,130 were included as trading securities in the Company’s Consolidated Balance Sheet as of December 31, 2009. Trust assets were comprised of fixed maturity securities and money market funds. The consolidation of these VIEs did not result in an increase in liabilities at December 31, 2009, and the Company’s exposure to loss did not exceed the trust assets. During 2010 the Company disposed of these two VIEs.

NOTE 5:	GOODWILL

The Company performed a goodwill impairment test in 2008. The Step 1 analysis for the Company’s reporting unit primarily utilized a discounted cash flow valuation technique. In determining the estimated fair value of the reporting unit, the Company incorporated consideration of discounted cash flow calculations, and assumptions that market participants would make in valuing the reporting unit. The Company’s fair value estimations were based primarily on an in-depth analysis of projected future cash flows and relevant discount rates, which considered market participant inputs (“income approach”). The discounted cash flow analysis required the Company to make judgments about revenues, earnings projections, capital market assumptions and discount rates. The Company had determined that it has one reporting unit for purposes of evaluating recoverability of goodwill.

The Step 1 analysis indicated impairment of goodwill as the fair value of the reporting unit was less than the carrying value. For the Step 2 analysis, the Company estimated the implied fair value of the reporting unit’s goodwill as determined by assigning the fair value of the reporting unit determined in Step 1 to all of its net assets (recognized and unrecognized) as if the reporting unit had been acquired in a business combination at the date of the impairment test. The implied fair value of goodwill was zero based on the Company’s impairment test as a result of the deterioration of economic conditions; therefore, goodwill was written off. This resulted in an impairment charge of $112,829 for the year ended December 31, 2008.

NOTE 6:	TRANSACTIONS WITH AFFILIATES

Certain of the Company’s investments were managed by various affiliated companies of OM. Fees incurred in connection with these services (excluding any overall intercompany allocations) totaled approximately $3,878, $8,100, and $10,500 for the years ended December 31, 2010, 2009 and 2008, respectively. These agreements were terminated late in 2010.

The Company holds long-term notes from affiliated companies of OM. These notes are classified as “Notes receivable from affiliates including accrued interest” on the Consolidated Balance Sheets. These long-term notes are comprised of the following:

December 31, 2010
		Accrued
	Interest	Interest at			12/31/10
Actual Cost	Rate	12/31/10	Acquired Date	Maturity Date	Receivable

$30,000	5.9%	$4	12/15/2005	12/31/2013	$30,004
10,000	6.1%	2	12/18/2006	12/17/2014	10,002
10,000	8.3%	2	12/22/2008	12/31/2015	10,002
10,000	7.0%	2	12/18/2009	12/31/2016	10,002
16,000	7.0%	247	9/25/2006	9/25/2014	16,247

$76,000		$257			$76,257

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2009
		Accrued
	Interest	Interest at			12/31/09
Actual Cost	Rate	12/31/09	Acquired Date	Maturity Date	Receivable

$40,000	5.9%	$6	12/15/2005	12/31/2013	$40,006
10,000	6.1%	2	12/18/2006	12/17/2014	10,002
10,000	8.3%	2	12/22/2008	12/31/2015	10,002
10,000	7.0%	27	12/18/2009	12/31/2016	10,027
20,000	7.0%	376	9/25/2006	9/25/2014	20,376

$90,000		$413			$90,413

During 2010 the Company received two payments totaling $14,102, including interest, related to these notes. These notes were repaid in full on March 31, 2011. The Company received cash equal to the outstanding principal balance of $76,000 plus accrued interest of $1,541.

The Company has been involved in reinsurance transactions with an affiliated entity of OM. These transactions are described in Note 11.

The Company has certain outstanding long-term notes which were due to the former parent, OMGUK, which are classified as “Notes payable to affiliate, including accrued interest” on the Consolidated Balance Sheets. OMGUK assigned its interest in these notes to Harbinger F&G in connection with the sale of the Company. See Note 17. The components were as follows:

	December 31,	December 31,
	2010	2009

Term note principal	$225,000	$225,000
Term note accrued interest	19,584	19,840

Total payable	$244,584	$244,840

On February 25, 2009, the Company borrowed $225,000 under a term loan agreement with OMGUK which bears interest at 10.24%, payable annually on February 28. The term loan is due on February 28, 2014.

Also on February 25, 2009, the Company entered into a $100,000 revolving credit facility with OMGUK under which borrowings bear interest at the three month LIBOR plus 8.18% and are due on February 28, 2014. During February 2010 the Company borrowed $23,616 against this revolving credit facility to pay interest on the term loan. The Company repaid the revolving credit facility in full in December 2010 with a payment of $25,275 ($23,616 of principal and $1,659 in accrued interest). As of December 31, 2010 and 2009, there were no outstanding borrowings under this revolving credit facility.

NOTE 7:	INCOME TAXES

The federal income tax expense (benefit) was as follows:

	For the Year Ended December 31,
	2010	2009	2008

Current tax expense (benefit)	$1,723	$2,754	$(7,574)
Deferred tax benefit	(131,845)	(53,135)	(114,333)

Total federal income tax benefit	$(130,122)	$(50,381)	$(121,907)

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A reconciliation of the effective tax rate differences was as follows:

	For the Year Ended December 31,
	2010	2009	2008

Pre-tax income (at 35)%	$14,691	$(88,956)	$(336,432)
Effect of:
Dividends received deduction	(1,418)	—	—
GAAP goodwill	—	—	39,490
Change in valuation allowance	(145,276)	54,458	175,886
Tax credits	(709)	(1,713)	(3,566)
Other	2,590	(14,170)	2,715

Total federal income tax benefit	$(130,122)	$(50,381)	$(121,907)

Effective tax rate	310%	19.8%	12.7%

The federal income tax asset (liability) as of December 31, 2010 and 2009 on the Company’s Consolidated Balance Sheets were as follows:

	As of December 31,
	2010	2009

Current liability	$(51)	$(1,122)
Deferred asset	151,702	74,624

Total federal income tax asset	$151,651	$73,502

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of the Company’s deferred tax assets and liabilities were as follows:

	As of December 31,
	2010	2009

Deferred tax assets
Investments	$52,952	$361,475
Unrealized loss	—	86,671
Insurance reserves & claim related adjustments	503,688	440,916
Accruals	2,050	1,546
Inter-company transactions	1,790	2,061
Net operating loss carryforward	40,594	73,915
Capital loss carryforward	260,336	158,897
AMT credit carryforward	6,490	4,767
Other tax credit carryforward	68,061	67,451
Other deferred tax assets	12,351	34,622

Total deferred tax assets	948,312	1,232,321

Valuation allowance	(87,068)	(281,450)

Deferred tax assets, net of valuation allowance	$861,244	$950,871

Deferred tax liabilities
Deferred policy acquisition costs	$550,769	$786,008
Unrealized gains	16,354	—
Other deferred tax liabilities	142,419	90,239

Total deferred tax liabilities	709,542	876,247

Net deferred tax asset	$151,702	$74,624

The application of GAAP requires the Company to evaluate the recoverability of deferred tax assets and establish a valuation allowance, if necessary, to reduce the Company’s deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused. The Company is required to establish a valuation allowance for any gross deferred tax assets that are unlikely to reduce taxes payable in future years’ tax returns.

As of December 31, 2010 and 2009, respectively, the Company concluded that it was more likely than not that most gross deferred tax assets will reduce taxes payable in future years. However, for the years ended December 31, 2010 and 2009, the Company does not believe that it is more likely than not that the capital losses and other investment related deferred tax assets will be fully utilized. Accordingly, valuation allowances of $69,595 and $270,560 were established at December 31, 2010 and 2009, respectively, for those assets. Valuation allowances of $17,473 and $10,890 were also established at December 31, 2010 and 2009, respectively, for the net operating losses of the non-life companies as they are unlikely to be utilized. The (decrease) increase in the valuation allowance in the amount of $(49,106), $10,139 and $40,968 were recorded as a component of other comprehensive income in shareholder’s equity and $(145,276), $54,458 and

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

$175,886, respectively, were recorded in the Company’s Consolidated Statements of Operations for the years ended December 31, 2010, 2009 and 2008, respectively.

Although realization is not assured, management believes it is more likely than not that the remaining deferred tax assets will be realized and therefore no valuation allowance has been recorded against these assets.

As of December 31, 2010 and 2009, the Company had no unrecognized tax benefits that, if recognized, would have impacted the Company’s income tax expense and the Company’s effective tax rate. The Company does not anticipate a change to its unrecognized tax benefits during 2011.

The Company recognizes interest and penalties accrued, if any, related to unrecognized tax benefits as a component of income tax expense. During the years ended December 31, 2010, 2009 and 2008, respectively, the Company did not recognize any interest and penalty expense related to uncertain tax positions. The Company did not have any accrued interest and penalty expense related to the unrecognized tax benefits as of December 31, 2010, 2009 and 2008.

The Company is currently not under any tax examinations from the Internal Revenue Service (“IRS”). However, the Company’s tax returns are open to examination under the three year statute of limitations.

At December 31, 2010, the Company has a combined net operating loss carryforward of $115,983 which will expire in the years 2023 through 2030 if unused. The Company has a capital loss carryforward of $743,817 as of December 31, 2010 which will expire in the years 2012 through 2015 if unused. In addition, the Company has tax credits available to be carried forward and applied against tax in future years of $68,061 which will expire in years 2018 through 2030 and alternative minimum tax credits of $6,490 which have no expiration date. Certain tax attributes will become annually limited in terms of realization as a consequence of the acquisition of the Company by Harbinger F&G from OMGUK. See Note 17.

NOTE 8:	DEFERRED POLICY ACQUISITION COSTS (DAC) AND PRESENT VALUE OF IN-FORCE (PVIF)

Information regarding DAC and PVIF is as follows:

	DAC	PVIF	Total

Balance at January 1, 2009	$2,179,127	$128,214	$2,307,340

Deferrals	124,995	149	125,144
Less: Amortization related to:
Unlocking	(39,584)	8,999	(30,585)
Interest	120,074	7,546	127,620
Other amortization	(230,057)	(37,619)	(267,676)
Add: Adjustment for unrealized investment losses	252,376	14,157	266,534

Balance at December 31, 2009	$2,406,931	$121,446	$2,528,377
Deferrals	132,992	128	133,120
Less: Amortization related to:
Unlocking	(35,572)	3,708	(31,864)
Interest	109,237	6,529	115,766
Other amortization	(340,113)	(16,827)	(356,940)
Add: Adjustment for unrealized investment gains	(578,238)	(45,353)	(623,591)

Balance at December 31, 2010	$1,695,237	$69,631	$1,764,868

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The above DAC balances include $239,917 and $353,592 of deferred sales inducements, net of shadow adjustments as of December 31, 2010 and 2009, respectively.

Amortization of DAC and PVIF is attributed to both investment gains and losses and to other expenses for the amount of gross margins or profits originating from transactions other than investment gains and losses. Unrealized investment gains and losses represent the amount of DAC and PVIF that would have been amortized if such gains and losses had been recognized.

The estimated future amortization expense for the next five years for PVIF is $7,463 in 2011, $5,159 in 2012, $4,408 in 2013, $3,079 in 2014 and $586 in 2015.

NOTE 9:	DERIVATIVES

The Company recognizes all derivative instruments as assets or liabilities in its Consolidated Balance Sheets at fair value. None of the Company’s derivatives qualify for hedge accounting, thus, any changes in the fair value of the derivatives is recognized immediately in the Company’s Consolidated Statements of Operations. The fair value of derivative instruments, including derivative instruments embedded in FIA contracts, presented in the Company’s Consolidated Balance Sheets are as follows:

	As of December 31,
	2010	2009

Assets:
Derivative investments:
Call options	$161,468	$273,298
Other assets:
Futures contracts	2,309	2,095

	$163,777	$275,393

Liabilities:
Contractholder funds:
FIA embedded derivative	$1,462,592	$1,420,352
Other liabilities:
AFS embedded derivative	432	13,770

	$1,463,024	$1,434,122

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The change in fair value of derivative instruments included in the Company’s Consolidated Statements of Operations is as follows:

	For the Years Ended December 31,
	2010	2009	2008

Revenues:
Net investment gains (losses):
Call options	$33,430	$129,011	$(131,789)
Futures contracts	33,292	22,908	(252,932)
Swaps	—	4,025	(2,275)

	66,722	155,944	(386,996)
Net investment income:
AFS embedded derivatives	13,338	25,230	(24,178)

	$80,060	$181,174	$(411,174)

Benefits and other changes in policy reserves:
FIA embedded derivatives	$42,240	$145,718	$(474,269)

The Company has FIA contracts that permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of various equity indices such as the S&P 500, Dow Jones Industrials or the NASDAQ 100 Index. This feature represents an embedded derivative under the Derivatives and Hedging Topic of the FASB ASC. The FIA embedded derivative is valued at fair value and included in the liability for contractholder funds on the Company’s Consolidated Balance Sheets with changes in fair value included as a component of benefits and other changes in policy reserves in the Company’s Consolidated Statements of Operations.

When FIA deposits are received, a portion of the deposit is used to purchase derivatives consisting of a combination of call options and futures contracts on the applicable market indices to fund the index credits due to FIA contractholders. The majority of all such call options are one year options purchased to match the funding requirements of the underlying policies. On the respective anniversary dates of the index policies, the index used to compute the annual index credit is reset and the Company purchases new one, two or three year call options to fund the next index credit. The Company manages the cost of these purchases through the terms of its FIA contracts, which permit the Company to change caps or participation rates, subject to guaranteed minimums on each contract’s anniversary date. The change in the fair value of the call options and futures contracts is designed to offset the change in the fair value of the FIA embedded derivative. The call options and futures contracts are marked to fair value with the change in fair value included as a component of net investment gains (losses). The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instrument term or upon early termination and the changes in fair value of open positions.

Other market exposures are hedged periodically depending on market conditions and the Company’s risk tolerance. The Company’s FIA hedging strategy economically hedges the equity returns and exposes the Company to the risk that unhedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. The Company uses a variety of techniques including direct estimation of market sensitivities and value-at-risk to monitor this risk daily. The Company intends to continue to adjust the hedging strategy as market conditions and the Company’s risk tolerance change.

The Company is exposed to credit loss in the event of nonperformance by its counterparties on the call options and reflects assumptions regarding this nonperformance risk in the fair value of the call options. The nonperformance risk is the net counterparty exposure based on the fair value of the open contracts less

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

collateral held. The credit risk associated with such agreements is minimized by purchasing such agreements from financial institutions with ratings above “A3” from Moody’s Investor Services or “A−” from Standard and Poor’s Corporation. Additionally, the Company maintains a policy of requiring all derivative contracts to be governed by an International Swaps and Derivatives Association (“ISDA”) Master Agreement.

Information regarding the Company’s exposure to credit loss on the call options it holds is presented in the following table:

		December 31, 2010			December 31, 2009
	Credit	Notional	Fair	Collateral	Notional	Fair	Collateral
Counterparty	Rating	Amount	Value	Held	Amount	Value	Held

Barclay’s Bank	Aa3	$172,190	$5,827	$—	$146,685	$14,875	$—
Bank of New York	Aa2	—	—	—	19,950	1,018	—
Citibank	A3	—	—	—	5,000	299	—
BNP Paribas	Aa2	—	—	—	48,274	3,297	—
Credit Suisse	Aa1	88,500	1,566	—	147,250	6,707	—
Bank of America	A2	1,568,602	53,993	—	1,874,606	72,204	79,025
Deutsche Bank	Aa3	1,624,756	50,286	21,299	1,146,137	50,497	48,075
Morgan Stanley	A2	1,654,620	49,796	25,924	2,401,453	124,401	130,021

		$5,108,668	$161,468	$47,223	$5,789,355	$273,298	$257,121

The Company holds cash and cash equivalents received from counterparties for call option collateral, which is included in other liabilities on the Company’s Consolidated Balance Sheets. This call option collateral limits the maximum amount of loss due to credit risk that the Company would incur if parties to the call options failed completely to perform according to the terms of the contracts to $114,245 and $16,177 at December 31, 2010 and 2009, respectively.

The Company is required to maintain minimum ratings as a matter of routine practice in its ISDA agreements. Under some ISDA agreements, the Company has agreed to maintain certain financial strength ratings. A downgrade below these levels could result in termination of the open derivative contracts between the parties, at which time any amounts payable by the Company or the counterparty would be dependent on the market value of the underlying derivative contracts. Downgrades of the Company have given multiple counterparties the right to terminate ISDA agreements. No ISDA agreements have been terminated, although the counterparties have reserved the right to terminate the ISDA agreements at any time. In certain transactions, the Company and the counterparty have entered into a collateral support agreement requiring either party to post collateral when the net exposures exceed pre-determined thresholds. These thresholds vary by counterparty and credit rating. Downgrades of the Company’s ratings have increased the threshold amount in the Company’s collateral support agreements, reducing the amount of collateral held and increasing the credit risk to which the Company is exposed.

The Company held 2,915 and 2,687 futures contracts at December 31, 2010 and 2009, respectively. The fair value of futures contracts represents the cumulative unsettled variation margin. The Company provides cash collateral to the counterparties for the initial and variation margin on the futures contracts which is included in cash and cash equivalents in the Company’s Consolidated Balance Sheets. The amount of collateral held by the counterparties for such contracts at December 31, 2010 and 2009 was $12,925 and $12,123, respectively.

The Company also used credit replication swaps to effectively diversify and add corporate credit exposure to its investment portfolio and manage asset/liability duration mismatches. The economic risk and return characteristics matched that of a BBB rated corporate bond portfolio with lower transaction costs. The swaps are marked to fair value with the change in fair value included as a component of revenue on the Consolidated

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Statements of Operations. The change in fair value of the swaps includes the gains and losses recognized at the expiration of the swap term or upon early termination and the changes in fair value of open positions. During 2009, the Company closed all of the outstanding credit replication swaps. The Company owned four debt securities that contained credit default swaps during 2010, 2009 and 2008. The Company disposed of three of these securities during 2010. These embedded derivatives have been bifurcated from their host contract, marked to fair value and included in other liabilities on the Company’s Consolidated Balance Sheets with the change in fair value included as a component of net investment income on the Company’s Consolidated Statements of Operations. These credit default swaps allow an investor to put back to the Company a portion of the security’s par value upon the occurrence of a default event by the bond issuer. A default event is defined as a bankruptcy, failure to pay, obligation acceleration, or restructuring. Similar to other debt instruments, the Company’s maximum principal loss is limited to the original investment of $989 and $116,466 at December 31, 2010 and 2009, respectively.

NOTE 10:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy defined by FASB ASC Topic 820 “Fair Value Measurements and Disclosures”. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lower ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The levels of the fair value hierarchy are described in Note 2. The following table provides information as of December 31, 2010 and 2009 about the Company’s financial assets and liabilities measured at fair value on a recurring basis.

	Level 1	Level 2	Level 3	Total

As of December 31, 2010
Assets
Fixed maturity securities available-for-sale
Corporates	$—	$11,452,989	$197,058	$11,650,047
RMBS	—	880,495	20,676	901,171
CMBS		747,154	183	747,337
Hybrids	—	764,772	8,034	772,806
ABS	—	164,318	355,807	520,125
U.S. Government	226,617	—	—	226,617
Municipal	—	543,374	—	543,374
Equity securities available-for-sale	—	292,777	—	292,777
Derivative instruments- call options	—	161,468	—	161,468
Other assets — futures contracts	—	2,309	—	2,309

Total assets at fair value	$226,617	$15,009,656	$581,758	$15,818,031

Liabilities
AFS embedded derivatives	$—	$—	$432	$432
FIA embedded derivatives	—	—	1,462,592	1,462,592

Total liabilities at fair value	$—	$—	$1,463,024	$1,463,024

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Level 1	Level 2	Level 3	Total

As of December 31, 2009
Assets
Fixed maturity securities available-for-sale
Corporates	$—	$9,744,742	$302,064	$10,046,806
RMBS	—	968,326	4,384	972,710
CMBS	—	1,230,054	20,701	1,250,755
Hybrids	—	847,810	10,996	858,806
ABS	—	256,575	324,057	580,632
U.S. Government	237,533	—	—	237,533
Municipal	—	214,761	—	214,761
Equity securities available-for-sale	5,930	354,650	6,694	367,274
Trading securities	105,641	134,489	—	240,130
Separate account assets	1,662	—	—	1,662
Derivative instruments- call options	—	273,298	—	273,298
Other assets — futures contracts	—	2,095	—	2,095

Total assets at fair value	$350,766	$14,026,800	$668,896	$15,046,462

Liabilities
AFS embedded derivatives	$—	$—	$13,770	$13,770
FIA embedded derivatives	—	—	1,420,352	1,420,352
Separate account liabilities	1,662	—	—	1,662

Total liabilities at fair value	$1,662	$—	$1,434,122	$1,435,784

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables summarize changes to the Company’s financial instruments carried at fair value and classified within Level 3 of the fair value hierarchy for 2010 and 2009. This summary excludes any impact of amortization of DAC, PVIF, and DSI. The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology.

	Total (Losses) Gains
	Balance at			Net Purchases,	Net Transfer in	Balance at
For the Year Ended	Beginning	Included in	Included	Issuances &	(Out) of	End of
December 31, 2010	of Year	Earnings	in AOCI	Settlements	Level 3(a)	Year

Assets
Fixed maturity securities available-for-sale:
Corporates	$302,064	$1,067	$(11,092)	$(94,678)	$(303)	$197,058
RMBS	4,384	—	—	—	16,292	20,676
CMBS	20,701	382	(530)	(20,553)	183	183
Hybrids	10,996	—	—	—	(2,962)	8,034
ABS	324,057	(16,406)	13,229	25,142	9,785	355,807
Equity securities available-for-sale	6,694	(2,196)	6,005	(10,503)	—	—

Total assets at fair value	$668,896	$(17,153)	$7,612	$(100,592)	$22,995	$581,758

Liabilities
AFS embedded derivatives	$13,770	$5,511	$62	$(18,911)	$—	$432
Fixed indexed annuities	1,420,352	42,240	—	—	—	1,462,592

Total liabilities at fair value	$1,434,122	$47,751	$62	$(18,911)	$—	$1,463,024

	Total (Losses) Gains
	Balance at			Net Purchases,	Net Transfer in	Balance at
For the Year Ended	Beginning	Included in	Included	Issuances &	(Out) of	End of
December 31, 2009	of Year	Earnings	in AOCI	Settlements	Level 3(a)	Year

Assets
Fixed maturity securities available-for-sale:
Corporates	$1,068,785	$(40,524)	$(6,187)	$(5,106)	$(714,904)	$302,064
RMBS	215,674	(160)	4,348	(113)	(215,365)	4,384
CMBS	69,464	—	1,777	(1,843)	(48,697)	20,701
Hybrids	204,466	(2,735)	719	(4,304)	(187,150)	10,996
ABS	121,981	—	9,743	176,034	16,299	324,057
Municipal	314	—	—	—	(314)	—
Equity securities available-for-sale	72,734	(6,420)	(23,824)	—	(35,796)	6,694

Total assets at fair value	$1,753,418	$(49,839)	$(13,424)	$164,668	$(1,185,927)	$668,896

Liabilities
AFS embedded derivatives	$39,000	$(25,230)	$—	$—	$—	$13,770
Fixed indexed annuities	1,274,634	145,718	—	—	—	1,420,352

Total liabilities at fair value	$1,313,634	$120,488	$—	$—	$—	$1,434,122

(a)	The net transfers in and out of Level 3 in 2010 and 2009 were exclusively to or from Level 2.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Due to market conditions there were a number of securities that were inactive as of December 31, 2008 but became actively traded during 2009 and were reclassified to Level 2.

Financial assets and liabilities not carried at fair value include accrued investment income, due to affiliates, due from affiliates, and portions of other liabilities. The fair values of these financial instruments approximate their carrying values due to their short duration. Financial instruments not carried at fair value also include investment contracts which are comprised of deferred annuities, FIAs and immediate annuities. The Company estimates the fair values of investment contracts based on expected future cash flows, discounted at their current market rates. The carrying value of investment contracts was $12,563,045 and $12,829,151 as of December 31, 2010 and 2009, respectively. The fair value of investment contracts was $11,027,282 and $11,049,077 as of December 31, 2010 and 2009, respectively.

The fair value of the Company’s fixed and fixed indexed annuity contracts is based on their approximate account values.

The fair value of the Company’s $244,584 note payable to affiliate approximates its book value.

NOTE 11:	REINSURANCE

The Company reinsures portions of its policy risks with other insurance companies including an affiliate of OM. The use of reinsurance does not discharge an insurer from liability on the insurance ceded. The insurer is required to pay in full the amount of its insurance liability regardless of whether it is entitled to or able to receive payment from the reinsurer. The portion of risks exceeding the Company’s retention limit is reinsured with other insurers. The Company seeks reinsurance coverage in order to limit its exposure to mortality losses and enhance capital management. The Company follows reinsurance accounting when there is adequate risk transfer. Otherwise, the deposit method of accounting is followed. The Company also assumes policy risks from other insurance companies.

The effect of reinsurance on premiums earned and benefits incurred for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Net Premiums Earned			Net Benefits Incurred
	2010	2009	2008	2010	2009	2008

Direct	$347,485	$388,683	$452,401	$1,067,363	$1,309,739	$1,037,114
Assumed	47,770	50,302	47,133	40,851	39,766	41,454
Ceded	(175,285)	(186,570)	(225,702)	(245,220)	(252,170)	(252,157)

Net	$219,970	$252,415	$273,832	$862,994	$1,097,335	$826,411

The Company entered into various reinsurance agreements with Old Mutual Reassurance (Ireland) Ltd. (“OM Re”), an affiliated company of OM, whereby OM Re assumes a portion of the risk covering certain life insurance policies. As of December 31, 2010 and 2009, the Company had a reinsurance recoverable of $914,697 and $845,328, respectively, associated with those reinsurance transactions. Reinsurance recoveries recognized as a reduction of benefits and other changes in policy reserves amounted to $88,942, $86,556, and $40,349 during 2010, 2009 and 2008, respectively. The premiums ceded by the Company to OM Re amounted to $30,163, $34,231, and $38,205 for the years ended December 31, 2010, 2009 and 2008, respectively. The reserves ceded to OM Re are secured by trust assets of $708,346 and $627,677 at December 31, 2010 and 2009, respectively, and a letter of credit in the amount of $775,000 at December 31, 2010 and 2009.

Effective September 30, 2008, the Company entered into a yearly renewable term quota share reinsurance agreements with OM Re, whereby OM Re assumes a portion of the risk that policyholders exercise the “waiver of surrender charge” features on certain deferred annuity policies. This agreement did not meet risk transfer requirements to qualify as reinsurance under GAAP. Under the terms of the agreement, the Company

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

expensed net fees of $4,797, $4,568, and $38 for the years ended December 31, 2010, 2009 and 2008, respectively.

Other than the relationships discussed above with OM Re, the Company does not have significant concentrations of reinsurance with any one reinsurer that could have a material impact on the Company’s financial position. The Company monitors both the financial condition of individual reinsurers and risk concentration arising from similar geographic regions, activities and economic characteristics of reinsurers to reduce the risk of default by such reinsurers.

The Company has secured certain reinsurance recoverable balances with various forms of collateral, including secured trusts and letters of credit. At December 31, 2010 and 2009, the Company had $816,793 and $800,586 of unsecured reinsurance recoverable balances from unaffiliated reinsurers.

Amounts payable or recoverable for reinsurance on paid and unpaid claims are not subject to periodic or maximum limits. During 2010, 2009 and 2008, the Company did not write off any reinsurance balances nor did it commute any ceded reinsurance.

No policies issued by the Company have been reinsured with a foreign company which is controlled, either directly or indirectly, by a party not primarily engaged in the business of insurance.

The Company has not entered into any reinsurance agreements in which the reinsurer may unilaterally cancel any reinsurance for reasons other than nonpayment of premiums or other similar credit issues.

NOTE 12:	OTHER LIABILITIES

The components of other liabilities were as follows:

	As of December 31,
	2010	2009

Call options collateral held	$47,223	$257,121
Retained asset account	191,065	184,988
Deferred reinsurance revenue	43,577	58,042
Derivative financial instruments — liabilities	432	13,770
Other	109,542	173,155

Total Other liabilities	$391,839	$687,076

NOTE 13:	INSURANCE SUBSIDIARY FINANCIAL INFORMATION AND REGULATORY MATTERS

The Company’s insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners (“NAIC”) that are prepared in accordance with Statutory Accounting Principles (“SAP”) prescribed or permitted by such authorities, which may vary materially from GAAP. Prescribed SAP includes the Accounting Practices and Procedures Manual of the NAIC as well as state laws, regulations and administrative rules. Permitted SAP encompasses all accounting practices not so prescribed. The principal differences between statutory financial statements and financial statements prepared in accordance with GAAP are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, assets and liabilities are presented net of reinsurance, contractholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The combined statutory capital and surplus of the Company’s insurance subsidiaries was $902,118 and $816,375 at December 31, 2010 and 2009, respectively. The combined statutory income (loss) was $246,731, $(322,688) and $(290,024) for the years ended 2010, 2009 and 2008, respectively.

Life insurance companies are subject to certain Risk-Based Capital (“RBC”) requirements as specified by the NAIC. The RBC is used to evaluate the adequacy of capital and surplus maintained by an insurance company in relation to risks associated with: (i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risk. The Company monitors the RBC of the Company’s insurance subsidiaries. As of December 31, 2010 and 2009, each of the Company’s insurance subsidiaries has exceeded the minimum RBC requirements.

The Company’s insurance subsidiaries are restricted by state laws and regulations as to the amount of dividends they may pay to their parent without regulatory approval in any year, the purpose of which is to protect affected insurance policyholders, depositors or investors. Any dividends in excess of limits are deemed “extraordinary” and require approval. Based on statutory results as of December 31, 2010, in accordance with applicable dividend restrictions the Company’s subsidiaries could pay dividends of $90,212 to FGLH in 2011 without obtaining regulatory approval. During 2010 an ordinary dividend of $59,000 was paid to FGLH. No dividends were paid during 2009 and 2008.

NOTE 14:	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Net unrealized gains and losses on investment securities classified as AFS are reduced by deferred income taxes and adjustments to DAC, PVIF and DSI that would have resulted had such gains and losses been realized. Net unrealized gains and losses on AFS investment securities reflected as a separate component of accumulated other comprehensive income (loss) were as follows as of December 31, 2010 and 2009:

	As of December 31,
	2010	2009

Net unrealized investment gains (losses), net of tax
Unrealized investments gains (losses)	$273,459	$(644,567)
Adjustments to DAC, PVIF and DSI	(226,657)	396,934
Deferred tax valuation allowance	(2,001)	(51,107)
Deferred income tax (liability) asset	(16,354)	86,671

Net unrealized investment gains (losses), net of tax	28,447	(212,069)
Other, net of tax	(784)	123

Accumulated other comprehensive income (loss), net of tax	$27,663	$(211,946)

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Changes in net unrealized gains and losses on investment securities classified as AFS recognized in other comprehensive income and loss for the years ended December 31, 2010, 2009 and 2008 were as follows:

	For the Years Ended December 31,
	2010	2009	2008

Changes in unrealized investment gains (losses):
Changes in unrealized investment gains (losses) before reclassification adjustment	$880,075	$2,007,578	$(3,047,081)
Net reclassification adjustment for losses included in net income (loss)	20,307	268,909	579,830

Changes in unrealized investment gains (losses) after reclassification adjustment	900,382	2,276,487	(2,467,251)
Adjustments to DAC, PVIF and DSI	(612,827)	163,234	(46,229)
Changes in deferred tax valuation allowance	49,106	(10,139)	(40,968)
Changes in deferred income tax asset/liability	(100,617)	(864,797)	890,568

Changes in net unrealized investment gains (losses), net of tax	236,044	1,564,785	(1,663,880)

Changes in non-credit related OTTI recognized in OCI:
Changes in non-credit related OTTI	17,644	(169,343)	—
Adjustments to DAC, PVIF and DSI	(10,764)	103,300	—
Changes in deferred income tax asset/liability	(2,408)	23,115	—

Changes in non-credit related OTTI, net of tax	4,472	(42,928)	—

Other, net of tax	(907)	60	100

Other comprehensive income (loss), net of tax	$239,609	$1,521,917	$(1,663,780)

NOTE 15:	COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office space under non-cancelable operating leases that expire in May 2021. The Company also leases office furniture and office equipment under noncancelable operating leases that expire in 2012. The Company is not involved in any material sale-leaseback transactions. For the years ended December 31, 2010, 2009 and 2008, rent expense was $2,678, $3,364, and 4,408, respectively.

At December 31, 2010, the minimum rental commitments under the non-cancelable leases are as follows:

Years Ending December 31:	Amount

2011	$2,255
2012	2,031
2013	1,967
2014	2,026
2015	2,026
Thereafter	12,659

Total	$22,964

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company subleases a portion of its office space under a non-cancelable lease which expires in May 2011. The minimum aggregate rental commitment on this sublease is $358. The total rental amount to be received by the Company under this sublease is $159.

Contingencies

Business Concentration, Significant Risks and Uncertainties

Financial markets in the United States and elsewhere have experienced extreme volatility and disruption for more than two years, due largely to the stresses affecting the global banking system. Like other life insurers, the Company has been adversely affected by these conditions. The Company is exposed to financial and capital markets risk, including changes in interest rates and credit spreads which have had an adverse effect on the Company’s results of operations, financial condition and liquidity. As detailed in the following paragraph, the Company expects to continue to face challenges and uncertainties that could adversely affect the Company’s results of operations and financial condition.

The Company’s exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position of the Company’s investment portfolio and, if long-term interest rates rise dramatically within a six to twelve month time period, certain of the Company’s products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring the Company to liquidate assets in an unrealized loss position. This risk is mitigated to some extent by the high level of surrender charge protection provided by the Company’s products.

Regulatory and Litigation Matters

The Company is assessed amounts by the state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. At December 31, 2010 and 2009, the Company has accrued $7,225 and $12,325 for guaranty fund assessments, respectively. Future premium tax deductions at December 31, 2010 and 2009 are estimated at $4,622 and $8,134, respectively.

On April 19, 2010, the federal court approved a settlement of litigation related to an asserted class action Ow/Negrete v. Fidelity & Guaranty Life Insurance Company pending in the United States District Court, Central District of California. The Settlement Agreement Order became final on July 1, 2010 and provides for relief which is available to persons age 65 and older who purchased certain deferred annuities with surrender charges of 7 years or greater, with the exception of multi year guaranteed annuities. The estimated cost for the settlement is $11,500, of which $10,300 was paid in 2010. The Company had previously established a liability for the estimated cost of this settlement and, therefore, the settlement did not have a material effect on the Company’s results of operations in 2010.

In the ordinary course of its business, the Company is involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. In the opinion of management and in light of existing insurance, reinsurance and established reserves, such litigation is not expected to have a material adverse effect on the Company’s financial position, although it is possible that the results of operations could be materially affected by an unfavorable outcome in any one annual period.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 16:	DEFINED CONTRIBUTION PLANS

The Company has a 401(k) Plan (the “401(k) Plan”) in which eligible participants may defer a fixed amount or a percentage of their eligible compensation, subject to limitations. The Company makes a discretionary matching contribution of up to 5% of eligible compensation. The Company recognized expenses for contributions to the 401(k) Plan of approximately $1,168, $750, and $2,055 for the years ended December 31, 2010, 2009 and 2008, respectively.

The Company has established a Nonqualified Defined Contribution Plan for independent agents. The Company makes contributions to the plan based on both the Company’s and the agent’s performance. Contributions are discretionary and evaluated annually. The Company contributed $1,600, $0, and $0 during the years ended December 31, 2010, 2009 and 2008, respectively.

NOTE 17:	SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after December 31, 2010 through April 26, 2011, the date these financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events; however, the Company did have unrecognizable subsequent events as discussed below:

Purchase agreement involving the Company

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OMGUK, Harbinger F&G acquired from OMGUK all of the outstanding shares of capital stock of the Company and OMGUK’s interest in certain notes receivable from the Company in consideration for $350,000, which could be reduced by up to $50,000 post-closing if certain regulatory approval is not received. The Company’s obligation to OMGUK under the notes, including interest, was $244,584 at December 31, 2010 and was assigned to Harbinger F&G concurrently with the closing of the transaction pursuant to terms of a Deed of Novation. Approval of the transaction was received from the Maryland Insurance Administration on March 31, 2011 and from the New York State Insurance Department on April 1, 2011.

Prior to the closing of the sale transaction, OMGUK financed a total of $775,000 of statutory reserves ceded to OM Re with a letter of credit (See Note 6 for a description of other indebtedness). OMGUK will continue to provide this financing after closing in the following manner:

•	Statutory reserves of $280,000 ceded to OM Re on annuity business will be financed by OMGUK through letters of credit. This requirement for reserves is expected to decrease significantly over the next few years.

•	OMGUK will act as the legal guarantor of up to $535,000 of statutory reserves previously ceded to OM Re on the life insurance business until December 31, 2012. Harbinger F&G also serves as a guarantor.

As part of the transaction the long-term notes from affiliated companies of OM, discussed in Note 6, were settled for the principal amount plus accrued interest.

The Company possesses certain tax attributes, including the net operating loss carryforwards, capital loss carryforwards and tax credit carryforwards disclosed in Note 7, which will become annually limited in terms of realization as a consequence of the acquisition of the Company by Harbinger F&G from OMGUK.

Additionally, the F&G Stock Purchase Agreement between Harbinger F&G and OMGUK includes a Guarantee and Pledge Agreement which creates certain obligations for the Company as a grantor and also

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

grants a security interest to OMGUK of the Company’s equity interest in FGL Insurance in the event that Harbinger F&G fails to perform in accordance with the terms of the F&G Stock Purchase Agreement.

Reinsurance transactions

On April 7, 2011, FGL Insurance recaptured all of the life insurance business ceded to OM Re. OM Re transferred assets with a fair value of $664,132 to FGL Insurance in settlement of all of OM Re’s obligations under these reinsurance agreements. On April 7, 2011, FGL Insurance re-ceded on a coinsurance basis a significant portion of this business to a newly-formed, wholly-owned captive reinsurance company, Raven Reinsurance Company (“Raven Re”), domiciled in Vermont. Raven Re was capitalized by a $250 capital contribution from FGL Insurance and a surplus note issued to OMGUK in the principal amount of $95,000. Raven Re will finance up to $535,000 of the reserves for this business with a letter of credit facility provided by a financial institution and guaranteed by OMGUK and Harbinger F&G.

On January 26, 2011, Harbinger F&G entered into a commitment agreement with an unaffiliated reinsurer committing FGL Insurance to enter into one of two amendments to an existing treaty with the unaffiliated reinsurer. On April 8, 2011, FGL Insurance also ceded significantly all of the remaining life insurance business that it had retained to the unaffiliated reinsurance company under the first of the two amendments with the unaffiliated reinsurer. FGL Insurance transferred assets with a fair value of $423,673 to the unaffiliated entity and received a ceding commission of $139,600. Under the terms of the commitment agreement, on April 25, 2011, Harbinger F&G elected the amendment providing that FGL Insurance will cede to this unaffiliated reinsurance company all of the business currently reinsured with Raven Re by November 30, 2012.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(Unaudited)
	(In thousands)

ASSETS
Investments:
Fixed maturity securities available-for-sale, at fair value	$15,225,309	$15,361,477
Equity securities available-for-sale, at fair value	296,201	292,777
Derivative investments	208,527	161,468
Other invested assets	88,831	90,838

Total investments	15,818,868	15,906,560
Cash and cash equivalents	904,688	639,247
Accrued investment income	210,118	202,226
Notes receivable from affiliates, including accrued interest	—	76,257
Deferred policy acquisition costs and present value of in-force	1,578,911	1,764,868
Reinsurance recoverable	1,842,924	1,830,083
Deferred tax asset, net	164,820	151,702
Other assets	59,051	41,902

Total assets	$20,579,380	$20,612,845

LIABILITIES AND SHAREHOLDER’S EQUITY
Liabilities:
Future policy benefits	$3,464,619	$3,473,956
Contractholder funds	14,960,245	15,081,681
Liability for policy and contract claims	62,091	63,427
Notes payable to affiliate, including accrued interest	248,505	244,584
Due to affiliates	1,649	12,719
Other liabilities	491,569	391,839

Total liabilities	$19,228,678	$19,268,206
Shareholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized, 102.5 shares issued and outstanding	—	—
Additional paid-in capital	1,754,571	1,754,571
Retained earnings (deficit)	(425,084)	(437,595)
Accumulated other comprehensive income	21,215	27,663

Total shareholder’s equity	$1,350,702	$1,344,639

Total liabilities and shareholder’s equity	$20,579,380	$20,612,845

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months Ended March 31,	2011	2010
	(In thousands)

Revenues:
Premiums	$53,684	$60,626
Net investment income	217,145	227,936
Interest earned on affiliated notes receivable	1,230	1,459
Net investment gains	84,485	107,101
Insurance and investment product fees and other	23,036	24,656

Total revenues	379,580	421,778

Benefits and expenses:
Benefits and other changes in policy reserves	220,905	281,573
Acquisition and operating expenses, net of deferrals	22,059	24,100
Amortization of deferred acquisition costs and intangibles	125,985	89,189
Interest expense on notes payable to affiliate	5,922	5,925

Total benefits and expenses	374,871	400,787

Income before income taxes	4,709	20,991
Income tax benefit	(7,802)	(74,219)

Net income	$12,511	$95,210

Supplemental disclosures:
Total other-than-temporary impairments	$(2,939)	$(8,905)
Portion of other-than-temporary impairments included in other comprehensive income	—	(3,142)

Net other-than-temporary impairments	(2,939)	(5,763)
Other investment gains	87,424	112,864

Total net investment gains	$84,485	$107,101

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
(UNAUDITED)

				Accumulated
		Additional	Retained	Other	Total
	Common	Paid-in-	Earnings	Comprehensive	Shareholder’s
	Stock	Capital	(Deficit)	Income (Loss)	Equity
	(In thousands)

Balance, December 31, 2010	$—	$1,754,571	$(437,595)	$27,663	$1,344,639
Net income	—	—	12,511	—	12,511
Other comprehensive income:
Unrealized investment losses	—	—	—	(6,738)	(6,738)
Other	—	—	—	290	290

Comprehensive income	—	—	—	—	6,063

Balance, March 31, 2011	$—	$1,754,571	$(425,084)	$21,215	$1,350,702

Balance, December 31, 2009	$—	$1,757,641	$(609,692)	$(211,946)	$936,003
Net income	—	—	95,210	—	95,210
Other comprehensive income:
Unrealized investment gains	—	—	—	157,523	157,523
Other	—	—	—	243	243

Comprehensive income	—	—	—	—	252,976
Capital contribution and other	—	29,890	—	—	29,890

Balance, March 31, 2010	$—	$1,787,531	$(514,482)	$(54,180)	$1,218,869

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

For the Three Months Ended March 31,	2011	2010
	(In thousands)

Cash flows from operating activities:
Net income	$12,511	$95,210
Adjustments to reconcile net income to net cash provided by operating activities:
Realized capital and other gains on investments	(84,485)	(107,101)
Deferred income taxes	(8,492)	(74,853)
Amortization of fixed maturity discounts and premiums	4,602	(452)
Amortization of deferred acquisition costs, intangibles, and software	127,001	91,134
Deferral of policy acquisition costs	(25,012)	(30,219)
Interest credited/index credit to contractholder account balances	147,348	189,814
Charges assessed to contractholders for mortality and administration	(7,410)	(7,805)
Changes in assets and liabilities:
Trading securities	—	(2,590)
Reinsurance recoverable	(1,908)	6,519
Accrued investment income	(7,892)	(13,159)
Future policy benefits	(9,337)	11,853
Liability for policy and contract claims	(1,336)	522
Change in affiliates	(11,070)	3,930
Other assets and other liabilities	139,426	(8,415)

Net cash provided by operating activities	273,946	154,388

Cash flows from investing activities:
Proceeds from investments, sold, matured or repaid:
Fixed maturities	616,799	750,626
Equity securities	2,393	5,675
Other invested assets	2,848	16
Derivative investments and other	41,888	104,485
Cost of investments acquired:
Fixed maturities	(397,032)	(968,734)
Equity securities	—	(36,504)
Derivative investments and other	(23,634)	(23,277)
Net (increase) decrease in policy loans	(756)	1,049

Net cash provided by (used in) investing activities	242,506	(166,664)

Cash flows from financing activities:
Capital contribution from parent company and other	—	29,890
Contractholder account deposits	200,509	296,356
Contractholder account withdrawals	(472,816)	(512,825)
Drawdown of revolving credit facility from affiliate	21,296	23,616

Net cash used in financing activities	(251,011)	(162,963)

Change in cash & cash equivalents	265,441	(175,239)
Cash & cash equivalents, beginning of period	639,247	823,284

Cash & cash equivalents, end of period	$904,688	$648,045

See accompanying notes to the consolidated financial statements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
March 31, 2011
(DOLLARS IN THOUSANDS)

NOTE 1:	ORGANIZATION, NATURE OF OPERATIONS, AND BASIS OF PRESENTATION

Organization and Nature of Operations

The accompanying financial statements include the accounts of Fidelity & Guaranty Life Holdings, Inc. (the “Company” or “FGLH”), a Delaware corporation, which was a direct, wholly-owned subsidiary of OM Group (UK) Limited (“OMGUK”) at March 31, 2011. OMGUK is a direct, wholly-owned subsidiary of Old Mutual plc of London, England (“OM”).

The Company’s primary business is the sale of individual life insurance products and annuities through independent agents, managing general agents, and specialty brokerage firms and in selected institutional markets. The Company’s principal products are deferred annuities (including fixed indexed annuities), immediate annuities and life insurance products. The Company’s insurance subsidiaries are licensed in all fifty states and the District of Columbia and markets products through its wholly-owned subsidiaries, Fidelity & Guaranty Life Insurance Company (formerly, OM Financial Life Insurance Company, (“FGL Insurance”)), which is domiciled in Maryland, and Fidelity & Guaranty Life Insurance Company of New York (formerly, OM Financial Life Insurance Company of New York, (“FGL NY Insurance”)), which is domiciled in New York.

See Note 11 for a discussion of the sale by OM of all of the Company’s capital stock to Harbinger F&G, LLC (Harbinger F&G), a wholly-owned subsidiary of Harbinger Group Inc. (“HGI”) on April 6, 2011 for $350,000 (which could be reduced by up to $50,000 post closing if certain regulatory approval is not received) and the assignment to Harbinger F&G of notes receivable from the Company. Following this sale, the Company’s charter was amended to change its name from Old Mutual U.S. Life Holdings, Inc. to Fidelity & Guaranty Life Holdings, Inc. Similarly, the charters of OM Financial Life Insurance Company and OM Financial Life Insurance Company of New York were amended to change their names to Fidelity & Guaranty Life Insurance Company and Fidelity & Guaranty Life Insurance Company of New York, respectively. The charter amendments for the Company and OM Financial Life Insurance Company were accepted by Delaware and Maryland on April 11, 2011, making their name changes effective on April 11, 2011. The charter amendment for OM Financial Life Insurance Company of New York was accepted by New York on April 14, 2011, making its name change effective on April 14, 2011.

Basis of Presentation

These consolidated financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and, in the opinion of the Company, include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Company at March 31, 2011 and December 31, 2010, and the results of operations and cash flows for the three months ended March 31, 2011 and 2010. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations.

Operating results for the three month period ended March 31, 2011 are not necessarily indicative of the results that may be expected for the year ending December 31, 2011. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Consolidated Financial Statements for the three years ended December 31, 2010. GAAP policies which significantly affect the determination of financial position, results of operations and cash flows, are summarized in Note 2.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES AND NEW ACCOUNTING STANDARDS

Significant Accounting Policies

Principles of consolidation

The accompanying unaudited consolidated financial statements include the accounts of the Company and all other entities in which the Company has a controlling financial interest. All material intercompany accounts and transactions have been eliminated in consolidation.

The Company may be involved with certain entities that are considered to be variable interest entities (“VIEs”) as defined under GAAP. In accordance with Consolidations Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation, the Company determines whether it is the primary beneficiary of each VIE. The criteria used in our determination include evaluating the contractual rights and obligations associated with each party involved in the entity, calculating estimates of the entity’s expected losses and residual returns, and involvement in the power to direct activities most significant to the VIE. If the result of the evaluation is the Company is determined to be the primary beneficiary, then the results of the VIE will be included in the Company’s consolidated financial statements.

Through November 2010 the Company was considered the primary beneficiary of two trusts that were deemed VIEs. These two VIEs, the assets of which were classified as trading securities, were disposed of in December 2010. Accordingly, as of March 31, 2011 and December 31, 2010, the Company was not considered to be the primary beneficiary of any VIEs and the Company did not have relationships with unconsolidated VIEs.

Accounting estimates and assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Those estimates are inherently subject to change and actual results could differ from those estimates. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates are: fair value of certain invested assets and derivatives including embedded derivatives, other-than-temporary impairments, deferred acquisition costs (“DAC”), present value of in-force (“PVIF”), deferred sales inducements (“DSI”), future policy benefits, other contractholder funds, income taxes and the potential effects of resolving litigated matters.

Investment securities

At the time of purchase, the Company designates its investment securities as either available-for-sale (“AFS”) or trading and reports them in the Company’s Consolidated Balance Sheets at fair value.

AFS consist of fixed maturity and equity securities and are stated at fair value with unrealized gains and losses included within accumulated other comprehensive income (loss) (“AOCI”), net of associated DAC, PVIF, DSI, and deferred income taxes.

Trading securities consisted of fixed maturity and equity securities and money market investments in designated portfolios. Trading securities were carried at fair value and changes in fair value were recorded in net investment gains (losses) on the Company’s Consolidated Statements of Operations as they occurred. The Company sold all trading securities during 2010.

Securities held on deposit with various state regulatory authorities had a fair value of $18,215 and $13,474 at March 31, 2011 and December 31, 2010, respectively.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

AFS securities — evaluation for recovery of amortized cost

The Company regularly reviews its AFS securities for declines in fair value that the Company determines to be other-than-temporary. For an equity security, if the Company does not have the ability and intent to hold the security for a sufficient period of time to allow for a recovery in value, the Company concludes that an other-than-temporary impairment (“OTTI”) has occurred and the cost of the equity security is written down to the current fair value, with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations. When assessing the Company’s ability and intent to hold an equity security to recovery, the Company considers, among other things, the severity and duration of the decline in fair value of the equity security as well as the cause of the decline, a fundamental analysis of the liquidity, business prospects and the overall financial condition of the issuer.

For the Company’s fixed maturity AFS securities, the Company generally considers the following in determining whether the Company’s unrealized losses are other than temporarily impaired:

•	The estimated range and period until recovery;

•	Current delinquencies and nonperforming assets of underlying collateral;

•	Expected future default rates;

•	Collateral value by vintage, geographic region, industry concentration or property type;

•	Subordination levels or other credit enhancements as of the balance sheet date as compared to origination; and

•	Contractual and regulatory cash obligations.

The Company recognizes other-than-temporary impairments on debt securities in an unrealized loss position when one of the following circumstances exists:

•	The Company does not expect full recovery of its amortized cost based on the estimate of cash flows expected to be collected,

•	The Company intends to sell a security or

•	It is more likely than not that the Company will be required to sell a security prior to recovery.

If the Company intends to sell a debt security or it is more likely than not the Company will be required to sell the security before recovery of its amortized cost basis and the fair value of the security is below amortized cost, the Company will conclude that an OTTI has occurred and the amortized cost is written down to current fair value, with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations. If the Company does not intend to sell a debt security or it is more likely than not the Company will not be required to sell a debt security before recovery of its amortized cost basis and the present value of the cash flows expected to be collected is less than the amortized cost of the security (referred to as the credit loss), an OTTI has occurred and the amortized cost is written down to the estimated recovery value with a corresponding charge to realized loss on the Company’s Consolidated Statements of Operations, as this amount is deemed the credit loss portion of the OTTI. The remainder of the decline to fair value is recorded in AOCI as unrealized OTTI on AFS securities on the Company’s Consolidated Statements of Shareholder’s Equity, as this amount is considered a noncredit (i.e., recoverable) impairment.

When assessing the Company’s intent to sell a debt security or if it is more likely than not the Company will be required to sell a debt security before recovery of its cost basis, the Company evaluates facts and circumstances such as, but not limited to, decisions to reposition the Company’s security portfolio, sale of securities to meet cash flow needs and sales of securities to capitalize on favorable pricing. In order to determine the amount of the credit loss for a security, the Company calculates the recovery value by

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

performing a discounted cash flow analysis based on the current cash flows and future cash flows the Company expects to recover. The discount rate is the effective interest rate implicit in the underlying security. The effective interest rate is the original yield or the yield at the date the debt security was previously impaired.

When evaluating mortgage-backed securities (“MBS”) and asset-backed securities (“ABS”) the Company considers a number of pool-specific factors as well as market level factors when determining whether or not the impairment on the security is temporary or other-than-temporary. The most important factor is the performance of the underlying collateral in the security and the trends of that performance. The Company uses this information about the collateral to forecast the timing and rate of mortgage loan defaults, including making projections for loans that are already delinquent and for those loans that are currently performing but may become delinquent in the future. Other factors used in this analysis include type of underlying collateral (e.g., prime, Alternative A-paper (“Alt-A”), or subprime), geographic distribution of underlying loans and timing of liquidations by state. Once default rates and timing assumptions are determined, the Company then makes assumptions regarding the severity of a default if it were to occur. Factors that impact the severity assumption include expectations for future home price appreciation or depreciation, loan size, first lien versus second lien, existence of loan level private mortgage insurance, type of occupancy and geographic distribution of loans. Once default and severity assumptions are determined for the security in question, cash flows for the underlying collateral are projected including expected defaults and prepayments. These cash flows on the collateral are then translated to cash flows on the Company’s tranche based on the cash flow waterfall of the entire capital security structure. If this analysis indicates the entire principal on a particular security will not be returned, the security is reviewed for OTTI by comparing the present value of expected cash flows to amortized cost. To the extent that the security has already been impaired or was purchased at a discount, such that the amortized cost of the security is less than or equal to the present value of cash flows expected to be collected, no impairment is required. The Company also considers the ability of monoline insurers to meet their contractual guarantees on wrapped MBS securities. Otherwise, if the amortized cost of the security is greater than the present value of the cash flows expected to be collected, then impairment is recognized.

The Company includes on the face of the Consolidated Statements of Operations the total OTTI recognized in net investment gains (losses), with an offset for the amount of noncredit impairments recognized in AOCI. The Company discloses the amount of OTTI recognized in AOCI and other disclosures related to OTTI in Notes 3 and 9.

Fair value measurements

The Company’s measurement of fair value is based on assumptions used by market participants in pricing the asset or liability, which may include inherent risk, restrictions on the sale or use of an asset or non-performance risk, which may include the Company’s own credit risk. The Company’s estimate of an exchange price is the price in an orderly transaction between market participants to sell the asset or transfer the liability (“exit price”) in the principal market, or the most advantageous market in the absence of a principal market, for that asset or liability, as opposed to the price that would be paid to acquire the asset or receive a liability (“entry price”). The Company categorizes financial instruments carried at fair value into a three-level fair value hierarchy, based on the priority of inputs to the respective valuation technique. The three-level hierarchy for fair value measurement is defined as follows:

Level 1 — Values are unadjusted quoted prices for identical assets and liabilities in active markets accessible at the measurement date.

Level 2 — Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices from those willing to trade in markets that are not active, or other inputs that are observable or can be corroborated by market data for the term of the instrument. Such inputs include market interest rates and volatilities, spreads and yield curves.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Level 3 — Certain inputs are unobservable (supported by little or no market activity) and significant to the fair value measurement. Unobservable inputs reflect the Company’s best estimate of what hypothetical market participants would use to determine a transaction price for the asset or liability at the reporting date based on the best information available in the circumstances.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lower level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.

When a determination is made to classify an asset or liability within Level 3 of the fair value hierarchy, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. Because certain securities trade in less liquid or illiquid markets with limited or no pricing information, the determination of fair value for these securities is inherently more difficult. However, Level 3 fair value investments may include, in addition to the unobservable or Level 3 inputs, observable components, which are components that are actively quoted or can be validated to market-based sources.

Trading and AFS securities — fair valuation methodologies and associated inputs

The Company measures the fair value of its securities classified as trading and AFS based on assumptions used by market participants in pricing the security. The most appropriate valuation methodology is selected based on the specific characteristics of the fixed maturity or equity security, and the Company consistently applies the valuation methodology to measure the security’s fair value. The Company’s fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable securities. Sources of inputs to the market approach include a third-party pricing service, independent broker quotations or pricing matrices. The Company uses observable and unobservable inputs in its valuation methodologies. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data. In addition, market indicators, industry and economic events are monitored and further market data is acquired if certain triggers are met. For certain security types, additional inputs may be used, or some of the inputs described above may not be applicable. For broker-quoted only securities, quotes from market makers or broker-dealers are obtained from sources recognized to be market participants. For those securities trading in less liquid or illiquid markets with limited or no pricing information, the Company uses unobservable inputs in order to measure the fair value of these securities. This valuation relies on management’s judgment concerning the discount rate used in calculating expected future cash flows, credit quality, industry sector performance and expected maturity.

The Company did not adjust prices received from third parties during the three months ended March 31, 2011 or 2010. The Company does analyze the third-party pricing service’s valuation methodologies and related inputs and performs additional evaluations to determine the appropriate level within the fair value hierarchy.

Derivative instruments — fair valuation methodologies and associated inputs

The fair value of derivative assets and liabilities is based upon valuation pricing models and represents what the Company would expect to receive or pay at the balance sheet date if the Company cancelled the options, entered into offsetting positions, or exercised the options. The fair value of futures contracts at the balance sheet date represents the cumulative unsettled variation margin. Fair values for these instruments are determined externally by an independent actuarial firm using market observable inputs, including interest rates, yield curve volatilities, and other factors. Credit risk related to the counterparty is considered when

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

estimating the fair values of these derivatives. However, the Company is largely protected by collateral arrangements with counterparties.

The fair values of the embedded derivatives in the Company’s Fixed Index Annuity (“FIA”) products are derived using market indices, pricing assumptions and historical data.

Derivative instruments

The Company hedges certain portions of the Company’s exposure to equity market risk by entering into derivative transactions. All of the Company’s derivative instruments are recognized as either assets or liabilities on the Company’s Consolidated Balance Sheets at fair value. The change in fair value is recognized in the Consolidated Statements of Operations within net investment gains (losses).

The Company purchases and issues financial instruments and products that may contain embedded derivative instruments. If it is determined that the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, and a separate instrument with the same terms would qualify as a derivative instrument, the embedded derivative is bifurcated from the host contract for measurement purposes. The embedded derivative is carried at fair value with changes in fair value reported in the Company’s Consolidated Statements of Operations.

Cash and cash equivalents

Cash and cash equivalents are carried at cost and include all highly liquid debt instruments purchased with a maturity of three months or less.

DAC, PVIF and DSI

Commissions and other costs of acquiring annuities and other investment contracts, universal life (“UL”) insurance, and traditional life insurance, that are related directly to the successful acquisition of new or renewal insurance contracts, have been deferred to the extent recoverable. As discussed in the section “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” of Note 2 herein, effective January 1, 2011 the Company adopted new accounting guidance which modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. PVIF is an intangible asset that reflects the estimated fair value of in-force contracts in a life insurance company acquisition and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the business in force at the acquisition date. Bonus credits to policyholder account values are considered DSI, and the unamortized balance is reported in DAC on the Company’s Consolidated Balance Sheets.

The methodology for determining the amortization of DAC, PVIF, and DSI varies by product type. For all insurance contracts, amortization is based on assumptions consistent with those used in the development of the underlying contract adjusted for emerging experience and expected trends. DAC, PVIF and DSI amortization are reported within amortization of deferred acquisition costs and intangibles on the Company’s Consolidated Statements of Operations.

Acquisition costs for UL and investment-type products, which include fixed indexed and deferred annuities, are generally amortized over the lives of the policies in relation to the incidence of estimated gross profits (“EGPs”) from investment income, surrender charges and other product fees, policy benefits, maintenance expenses, mortality net of reinsurance ceded and expense margins, and actual realized gain (loss) on investments.

Acquisition costs for all traditional life insurance, which includes individual whole life and term life insurance contracts, are amortized as a level percent of premium of the related policies. DAC for payout

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

annuities is incorporated into the reserve balances on a net basis, thus amortizing the DAC over the life of the contracts.

The carrying amounts of DAC, PVIF, and DSI are adjusted for the effects of realized and unrealized gains and losses on debt securities classified as AFS and certain derivatives and embedded derivatives. Amortization expense of DAC, PVIF, and DSI reflects an assumption for an expected level of credit-related investment losses. When actual credit-related investment losses are realized, the Company performs a retrospective unlocking of DAC, PVIF and DSI amortization as actual margins vary from expected margins. This unlocking is reflected in the Company’s Consolidated Statements of Operations.

For annuity, universal life insurance, and investment-type products, the DAC asset is adjusted for the impact of unrealized gains (losses) on investments as if these gains (losses) had been realized, with corresponding credits or charges included in AOCI as a shadow adjustment.

Each reporting period, the Company may record an adjustment to the amounts included within the Company’s Consolidated Balance Sheets for DAC, PVIF, and DSI with an offsetting benefit or charge to expense for the impact of the difference between the future EGPs used in the prior period and the emergence of actual and updated future EGPs in the current period. In addition, annually, the Company conducts a comprehensive review of the assumptions and the projection models used for the Company’s estimates of future gross profits underlying the amortization of DAC, PVIF, and DSI and the calculations of the embedded derivatives and reserves for certain annuity and life insurance products. These assumptions include investment margins, mortality, persistency and maintenance expenses (costs associated with maintaining records relating to insurance and annuity contracts and with the processing of premium collections, deposits, withdrawals and commissions). Based on the Company’s review, the cumulative balance of DAC included on the Company’s Consolidated Balance Sheets are adjusted with an offsetting benefit or charge to amortization expense to reflect such change.

DAC, PVIF, and DSI are reviewed periodically to ensure that the unamortized portion does not exceed the expected recoverable amounts.

Reinsurance

The Company’s insurance companies enter into reinsurance agreements with other companies in the normal course of business. The assets, liabilities, premiums and benefits of certain reinsurance contracts are presented on a net basis on the Company’s Consolidated Balance Sheets and Consolidated Statements of Operations, respectively, when there is a right of offset explicit in the reinsurance agreements. All other reinsurance agreements are reported on a gross basis on the Company’s Consolidated Balance Sheets as an asset for amounts recoverable from reinsurers or as a component of other liabilities for amounts, such as premiums, owed to the reinsurers, with the exception of amounts for which the right of offset also exists. Premiums, benefits and DAC are reported net of insurance ceded.

Future policy benefits and other contractholder funds

The liabilities for future policy benefits and contractholder funds for investment contracts and UL insurance policies consist of contract account balances that accrue to the benefit of the contractholders, excluding surrender charges. The liabilities for future insurance contract benefits and claim reserves for traditional life policies are computed using assumptions for investment yields, mortality and withdrawals based principally on generally accepted actuarial methods and assumptions at the time of contract issue.

Liabilities for the secondary guarantees on UL-type products are calculated by multiplying the benefit ratio by the cumulative assessments recorded from contract inception through the balance sheet date less the cumulative secondary guarantee benefit payments plus interest. If experience or assumption changes result in a new benefit ratio, the reserves are adjusted to reflect the changes in a manner similar to the unlocking of

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

DAC, PVIF and DSI. The accounting for secondary guarantee benefits impacts, and is impacted by, EGPs used to calculate amortization of DAC, PVIF and DSI.

Fixed indexed annuities are equal to the total of the policyholder account values before surrender charges, and additional reserves established on certain features offered that link interest credited to an equity index. These features are not clearly and closely related to the host insurance contract, and therefore they are recorded at fair value as an additional reserve.

Insurance premiums

The Company’s insurance premiums for traditional life insurance products are recognized as revenue when due from the contractholder. The Company’s traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of term life insurance and certain annuities with life contingencies.

Net investment income

Dividends and interest income, recorded in net investment income, are recognized when earned. Amortization of premiums and accretion of discounts on investments in fixed maturity securities are reflected in net investment income over the contractual terms of the investments in a manner that produces a constant effective yield.

For MBS, included in the trading and AFS fixed maturity securities portfolios, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. When actual prepayments differ significantly from originally anticipated prepayments, the effective yield is recalculated prospectively to reflect actual payments to date plus anticipated future payments. Any adjustments resulting from changes in effective yield are reflected in net investment income on the Company’s Consolidated Statements of Operations.

Net investment gains (losses)

Net investment gains (losses) on the Company’s Consolidated Statements of Operations include realized gains and losses from the sale of investments, write-downs for other-than-temporary impairments of available-for-sale investments, derivative and certain embedded derivative gains and losses, and gains and losses on trading securities. Realized gains and losses on the sale of investments are determined using the specific identification method.

Product fees

Revenue from nontraditional life insurance products and deferred annuities is comprised of policy and contract fees charged for the cost of insurance, policy administration and surrenders and is assessed on a monthly basis and recognized as revenue when assessed and earned.

Benefits

Benefits for fixed and fixed indexed annuities and UL include benefit claims incurred during the period in excess of contract account balances. Benefits also include the change in reserves for life insurance products with secondary guarantee benefits. For traditional life, benefits are recognized when incurred in a manner consistent with the related premium recognition policies.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Income taxes

The Company and its non-life subsidiaries file separate federal income tax returns. The Company’s life subsidiaries file a consolidated life federal return. Deferred income taxes are recognized, based on enacted rates, when assets and liabilities have different values for financial statement and tax reporting purposes. A valuation allowance is recorded to the extent required to reduce the deferred tax asset to an amount that the Company expects, more likely than not, will be realized.

Federal Home Loan Bank of Atlanta agreements

Contractholder funds include funds related to funding agreements that have been issued to the Federal Home Loan Bank of Atlanta (“FHLB”) as a funding medium for single premium funding agreements issued by the Company to the FHLB.

Funding agreements were issued to the FHLB in 2003, 2004 and 2005. The funding agreements (i.e., immediate annuity contracts without life contingencies) provide a guaranteed stream of payments. Single premiums were received at the initiation of the funding agreements and were in the form of advances from the FHLB. Payments under the funding agreements extend through 2022. The reserves for the funding agreement totaled $159,279 and $159,702 at March 31, 2011 and December 31, 2010, respectively.

In accordance with the agreements, the investments supporting the funding agreement liabilities are pledged as collateral to secure the FHLB funding agreement liabilities. The FHLB investments had a fair value of $214,237 and $231,391 at March 31, 2011 and December 31, 2010, respectively.

New Accounting Standards

Consolidations Topic

In June 2009, the FASB amended the Consolidations Topic for improvements to financial reporting by entities involved with Variable Interest Entities (“VIEs”) (“ASU 2009-17”). Primarily, the current quantitative analysis used under the Consolidations Topic of the FASB ASC was eliminated and replaced with a qualitative approach that is focused on identifying the variable interest that has the power to direct the activities that most significantly impact the performance of the VIE and absorb losses or receive returns that could potentially be significant to the VIE. In addition, this new accounting standard requires an ongoing reassessment of the primary beneficiary of the VIE, rather than reassessing the primary beneficiary only upon the occurrence of certain pre-defined events. The Company adopted these amendments effective January 1, 2010. The adoption of this standard did not have a material impact on our consolidated financial statements.

Derivatives and Hedging Topic

In July 2010, the FASB amended the Derivatives and Hedging Topic of the FASB ASC to clarify the type of embedded credit derivative that is exempt from bifurcation (“ASU 2010-11”). This guidance clarifies the scope exception for embedded credit derivatives and requires that the only form of embedded credit derivatives that qualify for the exemption are credit derivatives related to the subordination of one financial instrument to another. Further, for securities no longer exempt under the new guidance, entities may continue to forgo bifurcating the embedded derivatives if they elect, on an instrument-by-instrument basis, and report the security at fair value with changes in fair value reported through the consolidated statement of operations. The Company adopted the accounting guidance in ASU 2010-11 effective January 1, 2010. The adoption of this guidance did not have an impact on our consolidated financial statements.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Fair Value Measurements and Disclosures Topic

In January 2010, the FASB amended the Fair Value Measurement and Disclosures Topic of the FASB ASC to expand the disclosure requirements related to fair value measurements (“ASU 2010-06”). A reporting entity is now required to disclose separately the amounts of significant transfers into and out of Level 1 and Level 2 of the fair value hierarchy and describe the reasons for the transfers. Further, a separate presentation of purchases, sales, issuances, and settlements within the rollforward of Level 3 activity is required. Clarification on existing disclosure requirements is also provided in this update relating to the level of disaggregation of information in determining appropriate classes of assets and liabilities as well as disclosure requirements regarding valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The Company adopted the guidance issued by the FASB effective January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements which were adopted effective January 1, 2011. The adoption of new guidance resulted in expanded disclosures within Note 5. Other than the expansion of disclosures, the adoption of this guidance did not have any impact on our consolidated financial statements.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts

In October 2010, as a result of a consensus of the FASB Emerging Issues Task Force, the FASB issued ASU No. 2010-26, “Financial Services-Insurance (Topic 944): Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts” (“ASU 2010-26”), which modifies the definition of the types of costs incurred that can be capitalized in the acquisition of new and renewal insurance contracts. This guidance defines allowable deferred acquisition costs as the incremental direct cost of contract acquisition and certain costs related directly to underwriting, policy issuance, and processing. ASU 2010-26 is effective for fiscal years and for interim periods within those fiscal years beginning after December 15, 2011, with early application permitted. The guidance could be applied prospectively or retrospectively. The Company early adopted this standard on a prospective basis effective January 1, 2011. The adoption of this standard did not have a material impact on our consolidated financial statements. For the three months ended March 31, 2011, the Company’s capitalized acquisition costs were $799 lower than if the Company’s previous policy had been applied during that period.

NOTE 3:	INVESTMENTS

AFS Securities

The amortized cost, gross unrealized gains (losses), and fair value of AFS securities were as follows:

	As of March 31, 2011
	Amortized	Gross Unrealized Gains		Gross Unrealized Losses
	Cost	Not OTTI	OTTI	Not OTTI	OTTI	Fair Value

AFS Securities
ABS	$520,331	$20,308	$—	$(687)	$—	$539,952
CMBS	612,463	29,523	1,600	(10,266)	—	633,320
Corporates	11,177,308	515,391	—	(149,091)	—	11,543,608
Equities	309,234	1,864	—	(14,897)	—	296,201
Hybrids	734,964	11,788	—	(42,436)	—	704,316
Municipals	701,853	14,349	—	(7,629)	—	708,573
RMBS	900,292	16,694	1,561	(19,147)	(24,931)	874,469
U.S. Government	217,986	3,479	—	(394)	—	221,071

Total AFS securities	$15,174,431	$613,396	$3,161	$(244,547)	$(24,931)	$15,521,510

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	As of December 31, 2010
	Amortized	Gross Unrealized Gains		Gross Unrealized Losses
	Cost	Not OTTI	OTTI	Not OTTI	OTTI	Fair Value

AFS Securities
ABS	$508,396	$13,791	$—	$(2,062)	$—	$520,125
CMBS	731,065	25,669	2,821	(12,218)	—	747,337
Corporates	11,303,332	519,733	—	(173,018)	—	11,650,047
Equities	309,874	1,612	—	(18,709)	—	292,777
Hybrids	821,333	11,726	—	(60,253)	—	772,806
Municipals	542,874	8,429	—	(7,929)	—	543,374
RMBS	941,460	15,540	1,343	(26,470)	(30,702)	901,171
U.S. Government	222,461	4,306	—	(150)	—	226,617

Total AFS securities	$15,380,795	$600,806	$4,164	$(300,809)	$(30,702)	$15,654,254

The amortized cost and fair value of fixed maturity AFS securities by contractual maturities were as follows:

	As of March 31, 2011
	Amortized	Fair
	Cost	Value

Due in one year or less	$262,699	$267,655
Due after one year through five years	2,445,506	2,545,341
Due after five years through ten years	4,583,509	4,765,273
Due after ten years	4,805,433	4,894,983

Subtotal	12,097,147	12,473,252

ABS	520,331	539,952
CMBS	612,463	633,320
Hybrids	734,964	704,316
RMBS	900,292	874,469

Total fixed maturity AFS securities	$14,865,197	$15,225,309

Actual maturities may differ from contractual maturities because issuers may have the right to call or pre-pay obligations.

As part of the Company’s ongoing securities monitoring process by a committee of investment and accounting professionals, the Company identifies securities in an unrealized loss position that could potentially be other-than-temporarily impaired. See Note 2 for the Company’s accounting policy for other than temporarily impaired investment assets. Due to the issuers’ continued satisfaction of the securities’ obligations in accordance with their contractual terms and the expectation that they will continue to do so, and for loan-backed and structured securities the present value of cash flows expected to be collected is at least the amount of the amortized cost basis of the security, management’s lack of intent to sell these securities for a period of time sufficient to allow for any anticipated recovery in fair value, and the evaluation that it is more likely than not that the Company will not be required to sell these securities prior to recovery, as well as the evaluation of the fundamentals of the issuers’ financial condition and other objective evidence, the Company believes that the fair values of the securities in the sectors identified in the tables below were temporarily depressed as of March 31, 2011 and December 31, 2010.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The fair value and gross unrealized losses, including the portion of OTTI recognized in AOCI, of AFS securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, were as follows:

	As of March 31, 2011
	Less Than or Equal		Greater Than
	to Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

AFS Securities
ABS	$19,906	$(160)	$12,828	$(527)	$32,734	$(687)
CMBS	40,030	(5,877)	63,397	(4,389)	103,427	(10,266)
Corporates	2,275,212	(70,437)	963,815	(78,654)	3,239,027	(149,091)
Equities	102,077	(5,964)	100,755	(8,933)	202,832	(14,897)
Hybrids	62,089	(2,558)	405,488	(39,878)	467,577	(42,436)
Municipals	313,796	(7,108)	4,615	(521)	318,411	(7,629)
RMBS	196,565	(16,490)	173,902	(27,588)	370,467	(44,078)
U.S. Government	9,027	(394)	—	—	9,027	(394)

Total AFS securities	$3,018,702	$(108,988)	$1,724,800	$(160,490)	$4,743,502	$(269,478)

Total number of AFS securities in an unrealized loss position						475

	As of December 31, 2010
	Less Than or Equal		Greater Than
	to Twelve Months		Twelve Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses	Value	Losses

AFS Securities
ABS	$87,898	$(916)	$13,205	$(1,146)	$101,103	$(2,062)
CMBS	89,222	(3,860)	127,245	(8,358)	216,467	(12,218)
Corporates	2,311,822	(74,872)	1,087,277	(98,146)	3,399,099	(173,018)
Equities	114,000	(7,039)	98,020	(11,670)	212,020	(18,709)
Hybrids	123,090	(3,943)	401,757	(56,310)	524,847	(60,253)
Municipals	240,546	(7,363)	4,651	(566)	245,197	(7,929)
RMBS	210,558	(24,872)	259,300	(32,300)	469,858	(57,172)
U.S. Government	9,273	(150)	—	—	9,273	(150)

Total AFS securities	$3,186,409	$(123,015)	$1,991,455	$(208,496)	$5,177,864	$(331,511)

Total number of AFS securities in an unrealized loss position						511

At March 31, 2011 and December 31, 2010, securities in an unrealized loss position were primarily concentrated in investment grade corporate debt instruments and structured/hybrid securities, including residential mortgage-backed securities (“RMBS”), commercial mortgage-backed securities (“CMBS”) and financial services sector securities. Total unrealized losses decreased by $62,033 between December 31, 2010 and March 31, 2011. The decrease was primarily due to credit spread tightening as global credit markets recovered as well as investment losses realized on security sales and impairments.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

At March 31, 2011, for securities with unrealized losses, securities representing 97% of the carrying values were depressed less than 20% of amortized cost. Based upon the Company’s current evaluation of these securities in accordance with its impairment policy and the Company’s intent to retain these investments for a period of time sufficient to allow for recovery in value, the Company has determined that these securities are temporarily impaired.

The majority of the securities depressed over 20% for six consecutive months or greater in the tables above relate to financial service sector securities. Financial services sector securities include corporate bonds, as well as preferred equity issued by large financial institutions that are lower in the capital structure and, as a result, have incurred greater price depressions. Based upon the Company’s analysis of these securities and current macroeconomic conditions, the Company expects these securities to pay in accordance with their contractual obligations and, therefore, has determined that these securities are temporarily impaired as of March 31, 2011. Structured securities primarily are RMBS issues, including sub-prime and Alt-A mortgage loans and CMBS securities. Based upon the Company’s ability and intent to retain the securities until recovery and cash flow modeling results, which demonstrate recovery of amortized cost, the Company has determined that these securities are temporarily impaired as of March 31, 2011. Certain structured securities were deemed to be other than temporarily impaired, which resulted in the recognition of credit losses. Certain securities with previous credit impairment losses continue to be in an unrealized loss position at March 31, 2011 as the securities were not written down to fair value due to the Company’s intent to hold these securities until recovery and cash flow modeling results support recovery of the current amortized cost of the securities.

The following table provides a reconciliation of the beginning and ending balances of the credit loss portion of other than temporary impairments on fixed maturity securities held by the Company as of March 31, 2011 and 2010 for which a portion of the OTTI was recognized in AOCI:

	For the Three Months
	Ended March 31,
	2011	2010

Beginning balance	$73,393	$129,167
Increases attributable to credit losses on securities for which an OTTI was not previously recognized	—	1,594
Reductions for securities sold during the period	(4,335)	(42,887)

Ending balance	$69,058	$87,874

For the three months ended March 31, 2011 and 2010, the Company recognized losses totaling $2,939 and $8,905, respectively, related to fixed maturity securities and equity securities which experienced other than temporary impairments and had an amortized cost of $3,125 and $31,464 and a fair value of $186 and $22,559, respectively, at the time of impairment. The Company recognized impairments on these fixed maturity securities and equity securities due to declines in the financial condition and short term prospects of the issuers.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Net Investment Income

The major categories of net investment income on the Company’s Consolidated Statements of Operations were as follows:

	For the Three Months
	Ended March 31,
	2011	2010

Fixed maturity AFS securities	$214,587	$223,114
Equity AFS securities	4,260	5,192
Trading securities	—	1,312
Policy loans	1,524	1,515
Invested cash & short-term investments	90	23
Other investments	534	583

Gross investment income	220,995	231,739
Investment expense	(3,850)	(3,803)

Net investment income	$217,145	$227,936

Net Investment Gains (Losses)

Details underlying net investment gains (losses) reported on the Company’s Consolidated Statements of Operations were as follows:

	For the Three Months
	Ended March 31,
	2011	2010

Realized gains on fixed maturity AFS securities	$17,419	$58,580
Realized gains (losses) on equity securities	1,753	(325)
Realized gains on certain derivative instruments	19,565	53,521
Unrealized gains on trading securities	—	1,278
Unrealized gains (losses) on certain derivative instruments	45,748	(5,953)

Net investment gains	$84,485	$107,101

Proceeds from the sale of fixed maturity securities totaled $408,850 and $591,575 in the first three months of 2011 and 2010. Gross gains on the sale of fixed maturity securities totaled $25,475 and $64,090 in the first three months of 2011 and 2010; gross losses totaled $7,662 and $2,437 in the first three months of 2011 and 2010.

Details underlying write-downs taken as a result of OTTI that was recognized in net income and included in realized gains on AFS securities above were as follows:

	For the Three Months
	Ended March 31,
	2011	2010

OTTI recognized in net income
CMBS	$(2,695)	$(4,089)
RMBS	(2)	(1,674)
Other assets	(242)	—

Total	$(2,939)	$(5,763)

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The portion of OTTI recognized in Other Comprehensive Income (“OCI”) is disclosed in Note 9.

Concentrations of Financial Instruments

As of March 31, 2011 and December 31, 2010, the Company’s most significant investment in one issuer was the Company’s investment in securities issued by Wachovia Bank Commercial Mortgage with a fair value of $175,530 and $172,379 or 1.1% of the Company’s invested assets, respectively. As of March 31, 2011 and December 31, 2010, the Company’s most significant investment in one industry was the Company’s investment securities in the banking industry with a fair value of $2,035,455 and $2,078,728, or 13% of the invested assets portfolio, respectively. The Company utilized the industry classifications to obtain the concentration of financial instruments amount; as such, this amount will not agree to the AFS securities table above.

NOTE 4:	DERIVATIVES

The Company recognizes all derivative instruments as assets or liabilities in its Consolidated Balance Sheets at fair value. None of the Company’s derivatives qualify for hedge accounting, thus, any changes in the fair value of the derivatives is recognized immediately in the Company’s Consolidated Statements of Operations. The fair value of derivative instruments, including derivative instruments embedded in FIA contracts, presented in the Company’s Consolidated Balance Sheets are as follows:

	As of	As of
	March 31, 2011	December 31, 2010

Assets:
Derivative investments:
Call options	$208,527	$161,468
Other assets:
Futures contracts	1,681	2,309

	$210,208	$163,777

Liabilities:
Contractholder funds:
FIA embedded derivative	$1,493,868	$1,462,592
Other liabilities:
AFS embedded derivative	419	432

	$1,494,287	$1,463,024

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

The change in fair value of derivative instruments included in the Company’s Consolidated Statements of Operations is as follows:

	For the Three Months
	Ended March 31,
	2011	2010

Revenues:
Net investment gains:
Call options	$54,151	$36,694
Futures contracts	11,162	10,874
	65,313	47,568
Net investment income:
AFS embedded derivatives	13	1,847

	$65,326	$49,415

Benefits and other changes in policy reserves:
FIA embedded derivatives	$31,276	$55,553

The Company has FIA contracts that permit the holder to elect an interest rate return or an equity market component, where interest credited to the contracts is linked to the performance of various equity indices such as the S&P 500, Dow Jones Industrials or the NASDAQ 100 Index. This feature represents an embedded derivative under the Derivatives and Hedging Topic of the FASB ASC. The FIA embedded derivative is valued at fair value and included in the liability for contractholder funds on the Company’s Consolidated Balance Sheets with changes in fair value included as a component of benefits and other changes in policy reserves in the Company’s Consolidated Statements of Operations.

When FIA deposits are received, a portion of the deposit is used to purchase derivatives consisting of a combination of call options and futures contracts on the applicable market indices to fund the index credits due to FIA contractholders. The majority of all such call options are one year options purchased to match the funding requirements of the underlying policies. On the respective anniversary dates of the index policies, the index used to compute the annual index credit is reset and the Company purchases new one, two or three year call options to fund the next index credit. The Company manages the cost of these purchases through the terms of its FIA contracts, which permit the Company to change caps or participation rates, subject to guaranteed minimums on each contract’s anniversary date. The change in the fair value of the call options and futures contracts is designed to offset the change in the fair value of the FIA embedded derivative. The call options and futures contracts are marked to fair value with the change in fair value included as a component of net investment gains (losses). The change in fair value of the call options and futures contracts includes the gains and losses recognized at the expiration of the instrument term or upon early termination and the changes in fair value of open positions.

Other market exposures are hedged periodically depending on market conditions and the Company’s risk tolerance. The Company’s FIA hedging strategy economically hedges the equity returns and exposes the Company to the risk that unhedged market exposures result in divergence between changes in the fair value of the liabilities and the hedging assets. The Company uses a variety of techniques including direct estimation of market sensitivities and value-at-risk to monitor this risk daily. The Company intends to continue to adjust the hedging strategy as market conditions and the Company’s risk tolerance change.

The Company is exposed to credit loss in the event of nonperformance by its counterparties on the call options and reflects assumptions regarding this nonperformance risk in the fair value of the call options. The nonperformance risk is the net counterparty exposure based on the fair value of the open contracts less collateral held. The credit risk associated with such agreements is minimized by purchasing such agreements

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

from financial institutions with ratings above “A3” from Moody’s Investor Services or “A−” from Standard and Poor’s Corporation. Additionally, the Company maintains a policy of requiring all derivative contracts to be governed by an International Swaps and Derivatives Association (“ISDA”) Master Agreement.

Information regarding the Company’s exposure to credit loss on the call options it holds is presented in the following table:

		March 31, 2011			December 31, 2010
	Credit	Notional	Fair	Collateral	Notional	Fair	Collateral
Counterparty	Rating	Amount	Value	Held	Amount	Value	Held

Barclay’s Bank	Aa3	$203,113	$9,040	$—	$172,190	$5,827	$—
Credit Suisse	Aa1	154,500	4,093	—	88,500	1,566	—
Bank of America	A2	1,491,216	68,848	28,746	1,568,602	53,993	—
Deutsche Bank	Aa3	1,527,765	62,867	31,000	1,624,756	50,286	21,299
Morgan Stanley	A2	1,779,408	63,679	39,385	1,654,620	49,796	25,924

		$5,156,002	$208,527	$99,131	$5,108,668	$161,468	$47,223

The Company holds cash and cash equivalents received from counterparties for call option collateral, which is included in other liabilities on the Company’s Consolidated Balance Sheets. This call option collateral limits the maximum amount of loss due to credit risk that the Company would incur if parties to the call options failed completely to perform according to the terms of the contracts to $109,396 and $114,245 at March 31, 2011 and December 31, 2010, respectively.

The Company is required to maintain minimum ratings as a matter of routine practice in its ISDA agreements. Under some ISDA agreements, the Company has agreed to maintain certain financial strength ratings. A downgrade below these levels could result in termination of the open derivative contracts between the parties, at which time any amounts payable by the Company or the counterparty would be dependent on the market value of the underlying derivative contracts. Downgrades of the Company have given multiple counterparties the right to terminate ISDA agreements. No ISDA agreements have been terminated, although the counterparties have reserved the right to terminate the ISDA agreements at any time. In certain transactions, the Company and the counterparty have entered into a collateral support agreement requiring either party to post collateral when the net exposures exceed pre-determined thresholds. These thresholds vary by counterparty and credit rating. Downgrades of the Company’s ratings have increased the threshold amount in the Company’s collateral support agreements, reducing the amount of collateral held and increasing the credit risk to which the Company is exposed.

The Company held 1,996 and 2,915 futures contracts at March 31, 2011 and December 31, 2010, respectively. The fair value of futures contracts represents the cumulative unsettled variation margin. The Company provides cash collateral to the counterparties for the initial and variation margin on the futures contracts which is included in cash and cash equivalents in the Company’s Consolidated Balance Sheets. The amount of collateral held by the counterparties for such contracts at March 31, 2011 and December 31, 2010 was $9,069 and $12,925, respectively.

As of March 31, 2011 and December 31, 2010, the Company owned one debt security that contained a credit default swap. This embedded derivative has been bifurcated from its host contract, marked to fair value and included in other liabilities on the Company’s Consolidated Balance Sheets with the change in fair value included as a component of net investment income on the Company’s Consolidated Statements of Operations. This credit default swap allows the investor to put back to the Company a portion of the security’s par value upon the occurrence of a default event by the bond issuer. A default event is defined as a bankruptcy, failure to pay, obligation acceleration, or restructuring. Similar to other debt instruments, the Company’s maximum principal loss is limited to the original investment of $959 and $989 at March 31, 2011 and December 31,

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

2010, respectively. As of March 31, 2010 the Company owned four debt securities that contained a credit default swap. Three of these securities were sold subsequent to March 31, 2010. The change in fair value for these four securities was included as a component of net investment income on the Company’s Consolidated Statements of Operations for the three months ended March 31, 2010.

NOTE 5:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial assets and liabilities carried at fair value have been classified, for disclosure purposes, based on a hierarchy defined by FASB ASC Topic 820 “Fair Value Measurements and Disclosures”. The hierarchy gives the highest ranking to fair values determined using unadjusted quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). An asset’s or a liability’s classification is based on the lowest level input that is significant to its measurement. For example, a Level 3 fair value measurement may include inputs that are both observable (Levels 1 and 2) and unobservable (Level 3). The three-level hierarchy for fair value measurement is defined in Note 2. The following table provides information as of March 31, 2011 and December 31, 2010 about the Company’s financial assets and liabilities measured at fair value on a recurring basis.

As of March 31, 2011	Level 1	Level 2	Level 3	Total

Assets
Fixed maturity securities available-for-sale
Corporates	$—	$11,358,439	$185,169	$11,543,608
RMBS	—	853,912	20,557	874,469
CMBS	—	633,161	159	633,320
Hybrids	—	696,010	8,306	704,316
ABS	—	139,985	399,967	539,952
U.S. Government	221,071	—	—	221,071
Municipal	—	708,512	61	708,573
Equity securities available-for-sale	—	296,201	—	296,201
Derivative instruments- call options	—	208,527	—	208,527
Other assets — futures contracts	—	1,681	—	1,681

Total assets at fair value	$221,071	$14,896,428	$614,219	$15,731,718

Liabilities
FIA embedded derivatives	$—	$—	$1,493,868	$1,493,868
AFS embedded derivatives	—	—	419	419

Total liabilities at fair value	$—	$—	$1,494,287	$1,494,287

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

As of December 31, 2010	Level 1	Level 2	Level 3	Total

Assets
Fixed maturity securities available-for-sale
Corporates	$—	$11,452,989	$197,058	$11,650,047
RMBS	—	880,495	20,676	901,171
CMBS		747,154	183	747,337
Hybrids	—	764,772	8,034	772,806
ABS	—	164,318	355,807	520,125
U.S. Government	226,617	—	—	226,617
Municipal	—	543,374	—	543,374
Equity securities available-for-sale	—	292,777	—	292,777
Derivative instruments- call options	—	161,468	—	161,468
Other assets — futures contracts	—	2,309	—	2,309

Total assets at fair value	$226,617	$15,009,656	$581,758	$15,818,031

Liabilities
FIA embedded derivatives	$—	$—	$1,462,592	$1,462,592
AFS embedded derivatives	—	—	432	432

Total liabilities at fair value	$—	$—	$1,463,024	$1,463,024

The following tables summarize changes to the Company’s financial instruments carried at fair value and classified within Level 3 of the fair value hierarchy for the periods presented. This summary excludes any impact of amortization of DAC, PVIF, and DSI. The gains and losses below may include changes in fair value due in part to observable inputs that are a component of the valuation methodology.

	Balance at			Net		Balance at
	Beginning	Total Realized and		Purchases,	Net	End of
	of Period —	Unrealized Gains (Losses)		Sales,	Transfer in	Period —
For the Three Months	January 1,	Included in	Included	Issuances &	(Out) of	March 31,
Ended March 31, 2011	2011	Net Income	in OCI	Settlements	Level 3(a)	2011

Assets
Fixed maturity securities available-for-sale:
Corporates	$197,058	$404	$(6,641)	$(5,666)	$14	$185,169
RMBS	20,676	—	1,034	(1,153)	—	20,557
CMBS	183	—	(24)	—	—	159
Hybrids	8,034	—	272	—	—	8,306
ABS	355,807	9,700	11,857	22,603	—	399,967
Municipals	—	—	—	—	61	61

Total assets at fair value	$581,758	$10,104	$6,498	$15,784	$75	$614,219

Liabilities
Fixed indexed annuities	$1,462,592	$31,276	$—	$—	$—	$1,493,868
AFS embedded derivatives	432	(13)	—	—	—	419

Total liabilities at fair value	$1,463,024	$31,263	$—	$—	$—	$1,494,287

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

	Balance at			Net		Balance
	Beginning	Total Realized and		Purchases,	Net	at End of
	of Period —	Unrealized Gains (Losses)		Sales,	Transfer in	Period —
For the Three Months	January 1,	Included in	Included	Issuances &	(Out) of	March 31,
Ended March 31, 2010	2010	Net Income	in OCI	Settlements	Level 3(a)	2010

Assets
Fixed maturity securities available-for-sale:
Corporates	$302,064	$6,383	$1,588	$(14,683)	$23,146	$318,498
RMBS	4,384	—	—	—	18,237	22,621
CMBS	20,701	—	1,000	(3,313)	370	18,758
Hybrids	10,996	—	—	—	9,564	20,560
ABS	324,057	—	4,774	5,617	9,176	343,624
Equity securities available-for-sale	6,694	—	—	—	(6,694)	—

Total assets at fair value	$668,896	$6,383	$7,362	$(12,379)	$53,799	$724,061

Liabilities
Fixed indexed annuities	$1,420,352	$55,553	$—	$—	$—	$1,475,905
AFS embedded derivatives	13,770	(1,847)	—	—	—	11,923

Total liabilities at fair value	$1,434,122	$53,706	$—	$—	$—	$1,487,828

(a)	The net transfers in and out of Level 3 in 2011 and 2010 were exclusively to or from Level 2.

The following table presents the gross components of purchases, sales, and settlements, net, of Level 3 financial instruments for the three months ended March 31, 2011. There were no issuances during this period.

				Net Purchases,
				Sales, Issuances
	Purchases	Sales	Settlements	& Settlements

Assets
Fixed maturity securities available-for-sale:
Corporates	$—	$(5,666)	$—	$(5,666)
RMBS	—	—	(1,153)	(1,153)
ABS	50,549	(17,544)	(10,402)	22,603

Total assets	$50,549	$(23,210)	$(11,555)	$15,784

Financial assets and liabilities not carried at fair value include accrued investment income, due to affiliates, due from affiliates, and portions of other liabilities. The fair values of these financial instruments approximate their carrying values due to their short duration. Financial instruments not carried at fair value also include investment contracts which are comprised of deferred annuities, FIAs and immediate annuities. The Company estimates the fair values of investment contracts based on expected future cash flows, discounted at their current market rates. The carrying value of investment contracts was $12,394,800 and $12,563,045 as of March 31, 2011 and December 31, 2010, respectively. The fair value of investment contracts was $11,014,154 and $11,027,282 as of March 31, 2011 and December 31, 2010, respectively.

The fair value of the Company’s fixed and fixed indexed annuity contracts is based on their approximate account values.

The fair value of the Company’s $248,505 note payable to affiliate approximates its book value.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

NOTE 6:	TRANSACTIONS WITH AFFILIATES

Certain of the Company’s investments were managed by various affiliated companies of OM. These agreements were terminated late in 2010. Fees incurred in connection with these services (excluding any overall intercompany allocations) totaled approximately $1,441 for the three months ended March 31, 2010 (prior to termination of the agreements).

The Company held five long-term notes from affiliated companies of OM as of December 31, 2010 which were classified as “Notes receivable from affiliates including accrued interest” on the Consolidated Balance Sheets. These notes had an actual cost totaling $76,000 with interest rates ranging from 5.95% to 8.30%

These long-term notes were repaid in full on March 31, 2011, when the Company received cash equal to the outstanding principal balance of $76,000 plus accrued interest of $1,541. During the three months ended March 31, 2010 the Company received an interest payment of $694 on these long-term notes.

These long-term notes were comprised of the following:

December 31, 2010
		Accrued
	Interest	Interest at			12/31/10
Actual Cost	Rate	12/31/10	Acquired Date	Maturity Date	Receivable

$30,000	5.9%	$4	12/15/2005	12/31/2013	$30,004
10,000	6.1%	2	12/18/2006	12/17/2014	10,002
10,000	8.3%	2	12/22/2008	12/31/2015	10,002
10,000	7.0%	2	12/18/2009	12/31/2016	10,002
16,000	7.0%	247	9/25/2006	9/25/2014	16,247

$76,000		$257			$76,257

The Company has certain outstanding long-term notes which were due to the former parent, OMGUK, which are classified as “Notes payable to affiliate, including accrued interest” on the Consolidated Balance Sheets. OMGUK assigned its interest in these notes to Harbinger F&G in connection with the sale of the Company. See Note 11. The components were as follows:

	March 31,	December 31,
	2011	2010

Term note principal	$225,000	$225,000
Term note accrued interest	2,048	19,584
Credit facility principal	21,296	—
Credit facility accrued interest	161	—

Total payable	$248,505	$244,584

On February 25, 2009, the Company borrowed $225,000 under a term loan agreement with OMGUK which bears interest at 10.24%, payable annually on February 28. The term loan is due on February 28, 2014.

Also on February 25, 2009, the Company entered into a $100,000 revolving credit facility with OMGUK under which borrowings bear interest at the three month LIBOR plus 8.18% and are due on February 28, 2014. During February 2011 and 2010 the Company borrowed $21,296 and $23,616, respectively, against this revolving credit facility to pay interest on the term loan. As of March 31, 2011, the $21,296 borrowing remained outstanding. In December 2010 the Company repaid the February 2010 revolving credit facility borrowing in full with a total payment of $25,275 ($23,616 of principal and $1,659 in accrued interest).

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Accordingly, as of December 31, 2010, there were no outstanding borrowings under this revolving credit facility.

NOTE 7:	OTHER LIABILITIES

The components of other liabilities were as follows:

	As of	As of
	March 31, 2011	December 31, 2010

Call options collateral held	$99,131	$47,223
Retained asset account	196,557	191,065
Deferred reinsurance revenue	39,972	43,577
Derivative financial instruments — liabilities	419	432
Other	155,490	109,542

Total Other liabilities	$491,569	$391,839

NOTE 8:	INCOME TAXES

The effective tax rate is a ratio of tax expense over pre-tax income (loss). The effective tax rate was (165.7)% and (353.6)% for the three months ended March 31, 2011 and 2010, respectively. The effective tax rate on pre-tax income (loss) from operations was different than the prevailing corporate federal income tax rate. Differences in the effective rate and the U.S. statutory rate of 35% were mainly the result of a reduction in the valuation allowance.

The application of GAAP requires the Company to evaluate the recoverability of its deferred tax assets and establish a valuation allowance if necessary, to reduce the Company’s deferred tax asset to an amount that is more likely than not to be realizable. Considerable judgment and the use of estimates are required in determining whether a valuation allowance is necessary, and if so, the amount of such valuation allowance. In evaluating the need for a valuation allowance, the Company considers many factors, including: the nature and character of the deferred tax assets and liabilities; taxable income in prior carryback years; future reversals of temporary differences; the length of time carryovers can be utilized; and any tax planning strategies the Company would employ to avoid a tax benefit from expiring unused.

As of March 31, 2011 and December 31, 2010, the Company does not believe that it is more likely than not that its capital losses, capital related investment deferred tax assets, and certain net operating losses will be fully utilized. Accordingly, valuation allowances of $76,255 and $87,068 as of March 31, 2011 and December 31, 2010, respectively, were set up against those deferred tax assets. A change in the valuation allowance of $(750) and $(43,137) was recorded as a component of other comprehensive income in shareholder’s equity and $(10,063) and $(81,483) was recorded in the Consolidated Statement of Operations for the three months ended March 31, 2011 and 2010, respectively, to record the change in the estimated recoverable deferred tax asset. Certain tax attributes will become annually limited in terms of realization as a consequence of the acquisition of the Company by Harbinger F&G from OMGUK. See Note 11.

NOTE 9:	ACCUMULATED OTHER COMPREHENSIVE INCOME

Net unrealized gains and losses on investment securities classified as AFS are reduced by deferred income taxes and adjustments to DAC, PVIF and DSI that would have resulted had such gains and losses been

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

realized. Net unrealized gains and losses on AFS investment securities reflected as a separate component of accumulated other comprehensive income were as follows as of March 31, 2011 and December 31, 2010:

	As of	As of
	March 31, 2011	December 31, 2010

Net unrealized investment gains, net of tax
Unrealized investments gains	$347,079	$273,459
Adjustments to DAC, PVIF and DSI	(311,641)	(226,657)
Deferred tax valuation allowance	(1,251)	(2,001)
Deferred income tax liability	(12,478)	(16,354)

Net unrealized investment gains, net of tax	21,709	28,447
Other, net of tax	(494)	(784)

Accumulated other comprehensive income, net of tax	$21,215	$27,663

Changes in net unrealized gains and losses on investment securities classified as AFS recognized in other comprehensive income and loss for the three months ended March 31, 2011 and 2010 were as follows:

	For the Three Months
	Ended March 31,
	2011	2010

Changes in unrealized investment gains:
Changes in unrealized investment gains before reclassification adjustment	$76,739	$415,873
Net reclassification adjustment for gains included in net income	(19,172)	(58,255)

Changes in unrealized investment gains after reclassification adjustment	57,567	357,618
Adjustments to DAC, PVIF and DSI	(71,018)	(181,218)
Changes in deferred tax valuation allowance	750	43,137
Changes in deferred income tax asset/liability	4,606	(61,740)

Changes in net unrealized investment (losses) gains, net of tax	(8,095)	157,797

Changes in non-credit related OTTI recognized in OCI:
Changes in non-credit related OTTI	16,053	(1,076)
Adjustments to DAC, PVIF and DSI	(13,966)	655
Changes in deferred income tax asset/liability	(730)	147

Changes in non-credit related OTTI, net of tax	1,357	(274)

Other, net of tax	290	243

Other comprehensive (loss) income, net of tax	$(6,448)	$157,766

NOTE 10:	COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases office space under non-cancelable operating leases that expire in May 2021. The Company also leases office furniture and office equipment under noncancelable operating leases that expire in 2012. The Company is not involved in any material sale-leaseback transactions. For the three months ended March 31, 2011 and 2010, rent expense was $524 and $586, respectively.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

At March 31, 2011, the minimum rental commitments under the non-cancelable leases are as follows:

Years Ending December 31:	Amount

2011 (nine months)	$1,692
2012	2,031
2013	1,967
2014	2,026
2015	2,026
Thereafter	12,659

Total	$22,401

The Company subleases a portion of its office space under a non-cancelable lease which expires in May 2011. The minimum aggregate rental commitment on this sublease is $143. The total rental amount to be received by the Company under this sublease is $64.

Contingencies

Business Concentration, Significant Risks and Uncertainties

Financial markets in the United States and elsewhere have experienced extreme volatility and disruption for more than two years, due largely to the stresses affecting the global banking system. Like other life insurers, the Company has been adversely affected by these conditions. The Company is exposed to financial and capital markets risk, including changes in interest rates and credit spreads which have had an adverse effect on the Company’s results of operations, financial condition and liquidity. As detailed in the following paragraph, the Company expects to continue to face challenges and uncertainties that could adversely affect the Company’s results of operations and financial condition.

The Company’s exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates. A rise in interest rates, in the absence of other countervailing changes, will increase the net unrealized loss position of the Company’s investment portfolio and, if long-term interest rates rise dramatically within a six to twelve month time period, certain of the Company’s products may be exposed to disintermediation risk. Disintermediation risk refers to the risk that policyholders may surrender their contracts in a rising interest rate environment, requiring the Company to liquidate assets in an unrealized loss position. This risk is mitigated to some extent by the high level of surrender charge protection provided by the Company’s products.

Regulatory and Litigation Matters

The Company is assessed amounts by the state guaranty funds to cover losses to policyholders of insolvent or rehabilitated insurance companies. Those mandatory assessments may be partially recovered through a reduction in future premium taxes in certain states. At March 31, 2011 and December 31, 2010, the Company has accrued $6,995 and $7,225 for guaranty fund assessments, respectively. Future premium tax deductions at March 31, 2011 and December 31, 2010 are estimated at $4,632 and $4,622, respectively.

On April 19, 2010, the federal court approved a settlement of litigation related to an asserted class action Ow/Negrete v. Fidelity & Guaranty Life Insurance Company pending in the United States District Court, Central District of California. The Settlement Agreement Order became final on July 1, 2010 and provides for relief which is available to persons age 65 and older who purchased certain deferred annuities with surrender charges of 7 years or greater, with the exception of multi-year guaranteed annuities. The estimated cost for the settlement is $11,500, of which $10,300 was paid in 2010. The Company had previously established a liability

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

for the estimated cost of this settlement and, therefore, the settlement did not have a material effect on the Company’s results of operations in 2010.

In the ordinary course of its business, the Company is involved in various pending or threatened legal proceedings, including purported class actions, arising from the conduct of business. In some instances, these proceedings include claims for unspecified or substantial punitive damages and similar types of relief in addition to amounts for alleged contractual liability or requests for equitable relief. In the opinion of management and in light of existing insurance, reinsurance and established reserves, such litigation is not expected to have a material adverse effect on the Company’s financial position, although it is possible that the results of operations could be materially affected by an unfavorable outcome in any one annual period.

NOTE 11:	SUBSEQUENT EVENTS

The Company evaluated all events and transactions that occurred after March 31, 2011 through June 15, 2011, the date these financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events; however, the Company did have unrecognizable subsequent events as discussed below:

Purchase agreement involving the Company

On April 6, 2011, pursuant to the First Amended and Restated Stock Purchase Agreement, dated as of February 17, 2011 (the “F&G Stock Purchase Agreement”), between Harbinger F&G and OMGUK, Harbinger F&G acquired from OMGUK all of the outstanding shares of capital stock of the Company and OMGUK’s interest in certain notes receivable from the Company in consideration for $350,000, which could be reduced by up to $50,000 post closing if certain regulatory approval is not received. The Company’s obligation to OMGUK under the notes, including interest, was $248,505 at March 31, 2011 and was assigned to Harbinger F&G concurrently with the closing of the transaction pursuant to terms of a Deed of Novation. Approval of the transaction was received from the Maryland Insurance Administration on March 31, 2011 and from the New York State Insurance Department on April 1, 2011.

Prior to the closing of the sale transaction, OMGUK financed a total of $775,000 of statutory reserves ceded to Old Mutual Reassurance (Ireland) Ltd. (“OM Re”) with a letter of credit (See Note 6 for a description of other indebtedness). OMGUK will continue to provide this financing after closing in the following manner:

•	Statutory reserves of $280,000 ceded to OM Re on annuity business will be financed by OMGUK through letters of credit. This requirement for reserves is expected to decrease significantly over the next few years.

•	OMGUK will act as the legal guarantor of up to $535,000 of statutory reserves previously ceded to OM Re on the life insurance business until December 31, 2012. Harbinger F&G also serves as a guarantor.

As part of the transaction the long-term notes from affiliated companies of OM, discussed in Note 6 were settled for the principal amount plus accrued interest.

The Company possesses certain tax attributes, including the net operating loss carryforwards, capital loss carryforwards and tax credit carryforwards discussed in Note 8, which will become annually limited in terms of realization as a consequence of the acquisition of the Company by Harbinger F&G from OMGUK.

Additionally, the F&G Stock Purchase Agreement between Harbinger F&G and OMGUK includes a Guarantee and Pledge Agreement which creates certain obligations for the Company as a grantor and also grants a security interest to OMGUK of the Company’s equity interest in FGL Insurance in the event that Harbinger F&G fails to perform in accordance with the terms of the F&G Stock Purchase Agreement.

FIDELITY & GUARANTY LIFE HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Reinsurance transactions

On April 7, 2011, FGL Insurance recaptured all of the life insurance business ceded to OM Re. OM Re transferred assets with a fair value of $664,132 to FGL Insurance in settlement of all of OM Re’s obligations under these reinsurance agreements. On April 7, 2011, FGL Insurance re-ceded on a coinsurance basis a significant portion of this business to a newly-formed, wholly-owned captive reinsurance company, Raven Reinsurance Company (“Raven Re”), domiciled in Vermont. Raven Re was capitalized by a $250 capital contribution from FGL Insurance and a surplus note issued to OMGUK in the principal amount of $95,000. Raven Re will finance up to $535,000 of the reserves for this business with a letter of credit facility provided by a financial institution and guaranteed by OMGUK and Harbinger F&G.

On January 26, 2011, Harbinger F&G entered into a commitment agreement with an unaffiliated reinsurer committing FGL Insurance to enter into two amendments to an existing treaty with the unaffiliated reinsurer. On April 8, 2011, FGL Insurance also ceded significantly all of the remaining life insurance business that it had retained to the unaffiliated reinsurance company under the first of the two amendments with the unaffiliated reinsurer. FGL Insurance transferred assets with a fair value of $423,673 to the unaffiliated entity and received a ceding commission of $139,600. Under the terms of the commitment agreement Harbinger F&G could make an election between two versions of the third amendment to the existing treaty. On April 26, 2011, Harbinger F&G elected the amendment that commits FGL Insurance to cede to this unaffiliated reinsurance company all of the business currently reinsured with Raven Re by November 30, 2012, subject to regulatory approval. The third amendment is intended to mitigate the risk associated with Harbinger F&G’s obligation under the F&G Stock Purchase Agreement to replace the Raven Re reserve facility by December 31, 2012.

Harbinger Group Inc.

$150,000,000 10.625% Senior Secured Notes Due 2015

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Harbinger Group Inc. since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Certificate of Incorporation

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Certificate of Incorporation provides that the personal liability of the directors of HGI is eliminated to the fullest extent permitted by the DGCL, including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof, as the same may be amended or supplemented. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of HGI shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation also contains an indemnification provision that provides that HGI shall have the power, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended or supplemented, to indemnify any person by reason of the fact that the person is or was a director, officer, employee or agent of HGI, or is or was serving at the request of HGI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

The Certificate of Incorporation also provides that neither any amendment nor repeal of the indemnification or the exculpation provision thereof, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the indemnification or the exculpation provision thereof, whether by amendment to the Certificate of Incorporation or by merger, reorganization, recapitalization or other corporate transaction having the effect of amending the Certificate of Incorporation, shall eliminate or reduce the effect of the indemnification or the exculpation provision in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for the indemnification or the exculpation provision, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Bylaws

The Bylaws provide that each person who is or was a director of HGI shall be indemnified and advanced expenses by HGI to the fullest extent permitted from time to time by the DGCL as it existed on the date of the adoption of the Bylaws or as it may thereafter be amended (but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits HGI to provide broader indemnification rights than said law permitted HGI to provide prior to such amendment) or any other applicable laws as presently or hereafter in effect. HGI may, by action of its board of directors, provide indemnification and advance expenses to officers, employees and agents (other than directors) of HGI, to directors, officers, employees or agents of a subsidiary, and to each person serving as a director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at the request of HGI (each of the foregoing, a “Covered Person”), with the same scope and effect as the foregoing indemnification of directors of HGI. HGI shall be required to indemnify any person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by HGI’s board of directors or is a proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by the Bylaws or otherwise by HGI. Without limiting the generality or the effect of the foregoing, HGI may enter into one or more agreements with any person which provide for indemnification or advancement of expenses greater or different than that provided in the Bylaws.

The Bylaws also contain a provision that provides that any right to indemnification or to advancement of expenses of any Covered Person arising pursuant to the Bylaws shall not be eliminated or impaired by an amendment to or repeal of the Bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

To the extent and in the manner permitted by law, HGI also has the right to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Indemnification Agreements

HGI enters into indemnification agreements with its directors and officers which may, in certain cases, be broader than the specific indemnification provisions contained in its Certificate of Incorporation and Bylaws. The indemnification agreements may require HGI, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors, officers or employees of HGI and to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified.

Liability Insurance

In addition, HGI maintains liability insurance for its directors and officers. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit
No.		Description of Exhibits

2.1		Agreement and Plan of Merger, dated as of November 4, 2009, by and between, Zapata Corporation (“Zapata”), a Nevada corporation, and Harbinger Group Inc., a Delaware corporation and wholly-owned subsidiary of Zapata (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
2	.2†	Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
2.3		Amendment, dated as of November 5, 2010, to the Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010 (File No. 1-4219)).

Exhibit
No.		Description of Exhibits

3.1		Certificate of Incorporation of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
3.2		Bylaws of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
4.1		Indenture governing the 10.625% Senior Secured Noted due 2015, dated as of November 15, 2010, by and among Harbinger Group Inc. and Wells Fargo, National Association, as trustee (Incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed January 28, 2011 (File No. 333-171924)).
4.2		Form of Exchange Note (Included as Exhibit A to Exhibit 4.1 of this Registration Statement).
4.3		Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc., dated as of May 12, 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 13, 2011 (File No. 1-4219)).
4.4		Security Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association (Incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed January 28, 2011 (File No. 333-171924)).
4.5		Collateral Trust Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association (Incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed January 28, 2011 (File No. 333-171924)).
4.6		Registration Rights Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
4.7		Supplemental Indenture, dated June 22, 2011, to the indenture governing the Company’s 10.625% Senior Secured Notes due 2015, dated November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee. (Incorporated herein by reference to Exhibit No. 4.1 to the Company’s Current Report on form 8-K filed June 23, 2011 (File No. 1-4219)).
4.8		Second Supplemental Indenture, dated June 28, 2011, to the indenture governing the Company’s 10.625% Senior Secured Notes due 2015, dated November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee. (Incorporated herein by reference to Exhibit No. 4.1 to the Company’s Current Report on form 8-K filed June 28, 2011 (File No. 1-4219)).
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the exchange notes.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
10.1		Zapata Supplemental Pension Plan effective as of April 1, 1992 (Incorporated herein by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)).
10.2		Zapata Amended and Restated 1996 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 3, 2007 (File No. 1-4219)).
10.3		Investment and Distribution Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.1 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.4		Services Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.2 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.5		Tax Sharing and Indemnity Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.3 to Zap.Com’s Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008 (File No. 333-76135)).
10.6		Registration Rights Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.4 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).

Exhibit
No.	Description of Exhibits

10.7	Form of February 28, 2003 Indemnification Agreement by and among Zapata and the directors and officers of the Company (Incorporated herein by reference to Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.8	Form of March 1, 2002 Director Stock Option Agreement by and among Zapata and the non-employee directors of the Company (Incorporated herein by reference to Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.9	Summary of Zapata Corporation Senior Executive Retiree Health Care Benefit Plan (Incorporated herein by reference to Exhibit 10(u) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed March 13, 2007 (File No. 1-4219)).
10.10	Form of Indemnification Agreement by and among Zapata and Zap.Com Corporation and the Directors or Officers of Zapata and Zap.Com Corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.11	Form of Indemnification Agreement by and among Zapata and the Directors or Officers of Zapata only. (Incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.12	Form of Indemnification Agreement by and among Harbinger Group Inc. and its Directors or Officers (Incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed March 9, 2010 (File No. 1-4219)).
10.13	Employment Agreement, dated as of the 24th day of December, 2009, by and between Francis T. McCarron and Harbinger Group Inc., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
10.14	Retention and Consulting Agreement, dated as of January 22, 2010 by and between Harbinger Group Inc. and Leonard DiSalvo. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 28, 2010 (File No. 1-4219)).
10.15	Management and Advisory Services Agreement, entered into as of March 1, 2010, by and between Harbinger Capital Partners LLC, a Delaware limited liability company, and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 5, 2010 (File No. 1-4219)).
10.16	Registration Rights Agreement, dated as of June 28, 2011, between HGI and the initial purchaser named therein (Incorporated herein by reference to Exhibit No. 4.2 to the Company’s Current Report on Form 8-K filed June 28, 2011 (File No. 1-4219)).
10.17	Registration Rights Agreement, dated as of May 12, 2011, by and among Harbinger Group Inc. and the Holders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 13, 2011 (File No. 1-4219)).
10.18	Temporary Employment Agreement, dated as of June 15, 2011, by and between Richard Hagerup and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 15, 2011 (File No. 1-4219)).
10.19	Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situation Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).

Exhibit
No.		Description of Exhibits

10.20		Registration Rights Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).
10.21		Securities Purchase Agreement, dated May 12, 2011, by and among Harbinger Group Inc., CF Turul LLC, Providence TMT Debt Opportunity Fund II, L.P., PECM Strategic Funding L.P., and Wilton Re Holdings Limited (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed May 13, 2011 (File No. 1-4219)).
12	.1*	Statement re Computation of Ratio of Earnings to Fixed Charges.
16.1		Letter from Deloitte & Touche LLP, dated as of January 7, 2011, regarding change in certifying accountant (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed January 7, 2011 (File No. 1-4219)).
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consents of KPMG LLP.
23	.2*	Consent of Grant Thornton LLP.
24	.1*	Powers of Attorney (included on signature page of this Part II).
25	.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

†	Exhibits and schedules to the Contribution and Exchange Agreement and other documents referenced therein have been omitted pursuant to Item 601(b) (2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

*	Filed herewith

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 27, 2011.

HARBINGER GROUP INC.

By:	/s/ Francis T. McCarron
Name:     Francis T. McCarron

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Francis T. McCarron or Robin Roger or either of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 27th day of July, 2011.

Signature	Title

/s/ Philip A. Falcone Philip A. Falcone	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

/s/ Francis T. McCarron Francis T. McCarron	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Richard H. Hagerup Richard H. Hagerup	Interim Chief Accounting Officer (Principal Accounting Officer)

/s/ Omar M. Asali Omar M. Asali	Acting President and Director

Signature	Title

Lap Wai Chan	Director

/s/ Keith M. Hladek Keith M. Hladek	Director

Thomas Hudgins	Director

Robert V. Leffler, Jr.	Director

/s/ David Maura David Maura	Director

/s/ Robin Roger Robin Roger	Director

EXHIBIT INDEX

Exhibit
No.		Description of Exhibits

2.1		Agreement and Plan of Merger, dated as of November 4, 2009, by and between, Zapata Corporation (“Zapata”), a Nevada corporation, and Harbinger Group Inc., a Delaware corporation and wholly-owned subsidiary of Zapata (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
2	.2†	Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
2.3		Amendment, dated as of November 5, 2010, to the Contribution and Exchange Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd (Incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 filed November 9, 2010 (File No. 1-4219)).
3.1		Certificate of Incorporation of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
3.2		Bylaws of Harbinger Group Inc. (Incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
4.1		Indenture governing the 10.625% Senior Secured Noted due 2015, dated as of November 15, 2010, by and among Harbinger Group Inc. and Wells Fargo, National Association, as trustee. (Incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed January 28, 2011 (File No. 333-171924)).
4.2		Form of Exchange Note (Included as Exhibit A to Exhibit 4.1 of this Registration Statement).
4.3		Certificate of Designation of Series A Participating Convertible Preferred Stock of Harbinger Group Inc., dated as of May 12, 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 13, 2011 (File No. 1-4219)).
4.4		Security Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association. (Incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed January 28, 2011 (File No. 333-171924)).
4.5		Collateral Trust Agreement, dated as of January 7, 2011, between Harbinger Group Inc. and Wells Fargo Bank, National Association (Incorporated herein by reference to the Company’s Registration Statement on Form S-4 filed January 28, 2011 (File No. 333-171924)).
4.6		Registration Rights Agreement, dated as of September 10, 2010, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Global Opportunities Breakaway Ltd. (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed September 14, 2010 (File No. 1-4219)).
4.7		Supplemental Indenture, dated June 22, 2011, to the indenture governing the Company’s 10.625% Senior Secured Notes due 2015, dated November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee. (Incorporated herein by reference to Exhibit No. 4.1 to the Company’s Current Report on form 8-K filed June 23, 2011 (File No. 1-4219)).
4.8		Second Supplemental Indenture, dated June 28, 2011, to the indenture governing the Company’s 10.625% Senior Secured Notes due 2015, dated November 15, 2010, by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee. (Incorporated herein by reference to Exhibit No. 4.1 to the Company’s Current Report on form 8-K filed June 28, 2011 (File No. 1-4219)).
5	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to the validity of the exchange notes.
8	.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to certain tax matters.
10.1		Zapata Supplemental Pension Plan effective as of April 1, 1992 (Incorporated herein by reference to Exhibit 10(b) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1992 (File No. 1-4219)).

Exhibit
No.	Description of Exhibits

10.2	Zapata Amended and Restated 1996 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 3, 2007 (File No. 1-4219)).
10.3	Investment and Distribution Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.1 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.4	Services Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.2 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.5	Tax Sharing and Indemnity Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.3 to Zap.Com’s Annual Report on Form 10-K for the year ended December 31, 2007 filed March 7, 2008 (File No. 333-76135)).
10.6	Registration Rights Agreement between Zap.Com and Zapata (Incorporated herein by reference to Exhibit No. 10.4 to Zap.Com’s Registration Statement on Form S-1 filed April 13, 1999, as amended (File No. 333-76135)).
10.7	Form of February 28, 2003 Indemnification Agreement by and among Zapata and the directors and officers of the Company (Incorporated herein by reference to Exhibit 10(q) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.8	Form of March 1, 2002 Director Stock Option Agreement by and among Zapata and the non-employee directors of the Company (Incorporated herein by reference to Exhibit 10(r) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed March 26, 2003 (File No. 1-4219)).
10.9	Summary of Zapata Corporation Senior Executive Retiree Health Care Benefit Plan (Incorporated herein by reference to Exhibit 10(u) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed March 13, 2007 (File No. 1-4219)).
10.10	Form of Indemnification Agreement by and among Zapata and Zap.Com Corporation and the Directors or Officers of Zapata and Zap.Com Corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.11	Form of Indemnification Agreement by and among Zapata and the Directors or Officers of Zapata only. (Incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 31, 2009 filed November 4, 2009 (File No. 1-4219)).
10.12	Form of Indemnification Agreement by and among Harbinger Group Inc. and its Directors or Officers (Incorporated herein by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed March 9, 2010 (File No. 1-4219)).
10.13	Employment Agreement, dated as of the 24th day of December, 2009, by and between Francis T. McCarron and Harbinger Group Inc., a Delaware corporation. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 28, 2009 (File No. 1-4219)).
10.14	Retention and Consulting Agreement, dated as of January 22, 2010 by and between Harbinger Group Inc. and Leonard DiSalvo. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed January 28, 2010 (File No. 1-4219)).
10.15	Management and Advisory Services Agreement, entered into as of March 1, 2010, by and between Harbinger Capital Partners LLC, a Delaware limited liability company, and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 5, 2010 (File No. 1-4219)).
10.16	Registration Rights Agreement, dated as of June 28, 2011, between HGI and the initial purchaser named therein (Incorporated herein by reference to Exhibit No. 4.2 to the Company’s Current Report on Form 8-K filed June 28, 2011 (File No. 1-4219)).
10.17	Registration Rights Agreement, dated as of May 12, 2011, by and among Harbinger Group Inc. and the Holders party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed May 13, 2011 (File No. 1-4219)).

Exhibit
No.		Description of Exhibits

10.18		Temporary Employment Agreement, dated as of June 15, 2011, by and between Richard Hagerup and Harbinger Group Inc. (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 15, 2011 (File No. 1-4219)).
10.19		Stockholder Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situation Fund, L.P., Global Opportunities Breakaway Ltd. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).
10.20		Registration Rights Agreement, dated as of February 9, 2010, by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., Avenue-CDP Global Opportunities Fund, L.P. and Spectrum Brands Holdings, Inc.; Harbinger Group Inc. became a party to this agreement on January 7, 2011 (Incorporated herein by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed November 5, 2010 (File No. 1-4219)).
10.21		Securities Purchase Agreement, dated May 12, 2011, by and among Harbinger Group Inc., CF Turul LLC, Providence TMT Debt Opportunity Fund II, L.P., PECM Strategic Funding L.P., and Wilton Re Holdings Limited (Incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed May 13, 2011 (File No. 1-4219)).
12	.1*	Statement re Computation of Ratio of Earnings to Fixed Charges.
16.1		Letter from Deloitte & Touche LLP, dated as of January 7, 2011, regarding change in certifying accountant (Incorporated herein by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K filed January 7, 2011 (File No. 1-4219)).
21	.1*	Subsidiaries of the Registrant.
23	.1*	Consents of KPMG LLP.
23	.2*	Consent of Grant Thornton LLP.
24	.1*	Powers of Attorney (included on signature page of this Part II).
25	.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Notice of Guaranteed Delivery.

†	Exhibits and schedules to the Contribution and Exchange Agreement and other documents referenced therein have been omitted pursuant to Item 601(b) (2) of Regulation S-K. The registrant will furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

*	Filed herewith